As filed with the Securities and Exchange Commission on November 5, 2021

Registration No. 333-257485

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

Amendment No. 6
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

JHD Technologies Limited
(Exact name of registrant as specified in its charter)

______________________

Cayman Islands	5900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o JHD Holdings Limited
Unit 06, 12/F
No. 555 Haiyang West Road
Pudong, Shanghai
PRC
Attn: Nicholas Wang, Chief Executive Officer
+86 (21) 6168 4593

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Barry I. Grossman, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Simon Schilder Michael Killourhy Ogier Ritter House Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG1110 (284) 852-7300	Mark Mandel, Esq. Thomas J. Rice, Esq. Michelle Heisner, Esq. Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 (212) 626-4100

Alan Craig
Charlie Pywell
Campbells LLP
4th Floor, Willow House
Cricket Square,
Grand Cayman, KY1-9010
Cayman Islands
(345) 949-2648

______________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Amended and Restated Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

____________

†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be registered(1)	Proposed maximum offering price per security		Proposed maximum aggregate offering price (2)		Amount of registration fee
Ordinary Shares(3)(7)	17,703,500	$10.20	(2)	$180,575,700		$19,700.81
Warrants(4)(7)	14,150,000	$0.24	(2)	$3,396,000		$370.50
Ordinary Shares issuable on exercise of Warrants(5)(7)	7,075,000	$—	(9)	$—	(9)	$—
Ordinary Shares issuable on exercise of Representative’s Warrants(7)(8)	690,000	$—	(9)	—	(9)
Ordinary Shares issuable on exchange of Rights(6)(7)	1,415,000	$0.37	(2)	$523,550		$57.12
Total	41,723,500			$184,495,250		$20,128.43	(10)

____________

(1)      All securities being registered will be issued by JHD Technologies Limited, a Cayman Islands exempted company (“Pubco”). In connection with the business combination described in the enclosed proxy statement/prospectus (“Business Combination”):

(a)      Yellow River MergerCo Limited (“Merger Sub”), a British Virgin Islands business company and wholly-owned subsidiary of Pubco, will be merged with East Stone Acquisition Corporation, a publicly traded British Virgin Islands business company (“East Stone”), as a result of which, (1) East Stone will become a wholly-owned subsidiary of Pubco and (2) each issued and outstanding security of East Stone immediately prior to the Effective Time (as defined in the Business Combination Agreement) will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and

(b)      Pubco will acquire all of the issued and outstanding capital shares of JHD Holdings (Cayman) Limited, a Cayman Islands exempted company (“JHD”), from each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement in exchange for ordinary shares of Pubco (the “Ordinary Shares”).

(2)      Based on the market prices on October 1, 2021 of the ordinary shares, warrants and rights of East Stone (the company to which the Registrant will succeed after the consummation of the transactions described in this registration statement and the enclosed proxy statement/prospectus).

(3)      Consists of Ordinary Shares issuable in exchange for outstanding ordinary shares, no par value, of East Stone, including (i) 3,450,000 ordinary shares issued to the initial shareholders of East Stone prior to its initial public offering, (ii) 13,800,000 ordinary shares, which includes those shares underlying the units of East Stone issued in East Stone’s initial public offering (“Public Units”), each Public Unit consisting of one ordinary share, one warrant to purchase one-half (1/2) of one ordinary share and one right entitling the holder to receive one-tenth (1/10) of one ordinary share, (iii) 350,000 ordinary shares underlying the private units purchased in a private placement simultaneously closed with East Stone’s initial public offering (iv) 103,500 ordinary shares issued to underwriters of East Stone as compensation. Upon the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, all Units will be separated into their component securities, and all rights will be exchanged for Ordinary Shares of Pubco.

(4)      Consists of warrants (other than the Representative’s Warrants (as defined below)) issuable in exchange for outstanding warrants of East Stone, which includes (i) 13,800,000 warrants, which includes those warrants included in outstanding Units (“Public Warrants”), and (ii) 350,000 warrants underlying the private units purchased by the initial shareholders of East Stone and certain other investors in a private placement closed simultaneously with East Stone’s initial public offering (“Private Warrants”).

(5)      Consists of Ordinary Shares issuable upon exercise of warrants. Each warrant will entitle the warrant holder to purchase (i) in the case of warrants included in outstanding public units of East Stone (“East Stone Public Units”), one half (1/2) of one ordinary share of East Stone, in accordance with its terms; and (ii) in the case of warrants that were included in the Units sold in the private placement closed simultaneously with the closing of the initial public offering of East Stone, one-half (1/2) of one ordinary share at a price of $11.50 per share (subject to adjustment).

(6)      Consists of Ordinary Shares issuable pursuant to the mandatory exchange of rights underlying the East Stone Public Units upon the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, consisting of those rights underlying the outstanding East Stone Public Units. The Registrant will not receive any consideration in connection with such exchange.

(7)      Pursuant to Rule 416(a) under the Securities Act, an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions are also being registered.

(8)      Consists of ordinary shares issuable upon exercise of the Representative’s Warrant. Each warrant will entitle the warrant holder to purchase one ordinary share of East Stone at a price of $12.00 per share (subject to adjustment).

(9)      No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(10)    Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Pubco may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS OF

EAST STONE ACQUISITION CORPORATION

PROSPECTUS FOR UP TO 17,703,500 ORDINARY SHARES, 14,150,000 WARRANTS AND 7,765,000 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS, AND 1,415,000 ORDINARY SHARES ISSUABLE UPON CONVERSION OF RIGHTS INTO ORDINARY SHARES OF JHD TECHNOLOGIES LIMITED

References herein to “JHD” refer to JHD Holdings (Cayman) Limited, a Cayman Islands exempted company. References to “Pubco,” the issuer of all securities being registered pursuant to this registration statement, refer to JHD Technologies Limited, a Cayman Islands exempted company. After the business combination, JHD will be the wholly owned subsidiary of Pubco. References to “JHD Group” refers to JHD and its subsidiaries, which are “JHD HK” (JHD Holdings Limited, a Hong Kong entity), “Pure Value” (Pure Value Trading Company (Shanghai) Limited, a mainland Chinese entity), and “Ling Feng” (Ling Feng Trading Company Limited, a mainland Chinese entity). All references to JHD’s subsidiaries also includes references to its consolidated variable interest entitiy, which consists solely of Jihuiduo Technology Limited, a company registered in Beijing PRC (“VIE”). For further information on the structure of JHD, its subsidiaries and VIE, please see — VIE Structure below, and — The Business Combination Proposal — Post-Business Combination Corporate Structure.

Neither Pubco nor JHD are Chinese operating companies, but are Cayman Islands holding companies. JHD has and Pubco will have no material operations of their own. JHD conducts a substantial majority of its operations through its operating entities established in the People’s Republic of China, including its indirect subsidiaries and consolidated VIE, in China. JHD Group does not own any shares of the VIE. Instead, JHD Group has contracts with the VIE and its nominee shareholders that provides JHD Group with the power to direct the activities of the VIE (the “VIE Agreements”). The VIE Agreements provide a contractual framework for foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies. Because of JHD Group’s corporate structure, it is subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign investment in certain industries in China, and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. JHD is also subject to the risks of uncertainty about any future actions of the PRC government in this regard. The VIE Agreements are not equivalent to (and may be less effective than) direct equity ownership. For example the contractually bound nominee shareholders of JHD Tech could potentially breach their contractual agreements with JHD Group by failing to conduct their contractual obligations, or by otherwise failing to act in the interest of JHD Group or by taking actions that are detrimental to JHD Group’s interests. Moreover, as these nominee shareholders (and not JHD Group) are the actual shareholders in JHD Tech, JHD Group is unable to independently exercise any rights as a shareholder of JHD Tech, the VIE. JHD Group may also be subject to sanctions imposed by PRC regulatory agencies, including Chinese Securities Regulatory Commission, or CSRC, if it fails to comply with their rules and regulations. If the Chinse regulatory authorities disallow this VIE structure in the future, it will likely result in a material change in Pubco’s financial performance and results of operations and/or the value of Pubco’s securities, which could cause the value of such securities to significantly decline or become worthless. For a description of Pubco’s corporate structure and VIE contractual arrangements, see “Business of JHD — Corporate History and Structure.” See also “Risk Factors — If the PRC government finds that the agreements that establish the structure for operating some of JHD’s business operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, JHD could be subject to severe penalties, or be forced to relinquish its interest in those operations” herein.

As one of JHD Group’s PRC subsidiaries, Pure Value is entitled to receive license fees and services fees from JHD Tech (the VIE company). To cover the costs associated with JHD Tech’s daily operations, Pure Value is also required to contribute service fees to JHD Tech and extends intercompany loans to JHD Tech. These transactions collectively comprise all material asset transfers used to generate JHD’s cash flows from JHD Tech. Separately, Ling Feng may distribute dividends to JHD (which are unrelated to cash flows generated from JHD Tech). As of November 1, 2021, no such service fees, intercompany loans or distributions have been made.

The quantified cash flows between JHD, its PRC subsidiaries, and JHD Tech are as follows:

•        Pursuant to one of the contractual arrangements used to implement the above cash flow arrangements, i.e., the Intellectual Property License Agreement executed by Pure Value and JHD Tech, Pure Value grants a license to JHD Tech to use certain intellectual property owned by Pure Value, in exchange for royalties calculated based on JHD Tech’s annual revenue. JHD Tech is also required to withhold and pay to appropriate governmental authorities certain taxes on any such transfers from JHD Tech to Pure Value, as specified in the Intellectual Property License Agreement. In all of 2020 and 2021 through June 30, 2021 JHD Tech has not paid royalties to Pure Value. As both JHD Tech and Pure Value are PRC entities located in China, the cash flows generated under the Intellectual Property License Agreement, if any, are not subject to any relevant foreign-exchange control issues or other PRC regulatory impediments.

•        Pursuant to another of the contractual arrangements used to implement the above cash flow arrangements, i.e., the Exclusive Services Agreement executed by JHD Tech and Pure Value, Pure Value agrees that it will provide various services to JHD Tech, thus JHD Tech agrees to pay service fees equivalent to Pure Value’s costs in providing such services, plus an additional amount equal to 5% of such costs. JHD Tech is also required to withhold and pay to appropriate governmental authorities certain taxes on any such transfers from JHD Tech to Pure Value. In all of 2020 and 2021 through June 30, 2021 JHD Tech has not paid service fees to Pure Value. As both JHD Tech and Pure Value are PRC entities located in China, the cash flows generated under the Exclusive Services Agreement, if any, are not subject to any relevant foreign-exchange control issues or other PRC regulatory impediments.

•        Regarding Pure Value’s payments to cover JHD Tech’s daily operations, in all of 2020, the three months ended March 31, 2021, and the three months ended June 30, 2021, the service fees paid by Pure Value to JHD Tech were RMB 44 million, 0 and 1 million, respectively (USD 6.38 million, 0 and 0.15 million, respectively). During these same periods, Pure Value extended intercompany loans to JHD Tech in the amounts of RMB 66.48 million, 10.30 million and 2.87 million, respectively (USD 9.64 million, 1.58 million and 0.44 million, respectively). The service fees transferred from Pure Value to JHD Tech are governed by a simple intercompany service contract, while the intercompany loans extended by Pure Value to JHD Tech are not governed by any formal written agreements. Pure Value is also required to withhold and pay to appropriate governmental authorities certain taxes on the service fees transferred from Pure Value to JHD Tech. As both Pure Value and JHD Tech are PRC entities located in China, the cash flows generated under these particular transfers are not subject to any relevant foreign-exchange control issues or other PRC regulatory impediments.

•        During all of 2020 and 2021 through June 2021, Pure Value did not declare any dividends to JHD. As the payment of any such dividends would require a cross-border transfer of funds from a PRC entity to a non-PRC entity, such payments, if any, would be subject to China’s system of foreign exchange controls implemented by SAFE. Accordingly, such payments would be subject to review by Pure Value’s PRC commercial bank prior to being transferred out of China, and could potentially also be subject to review by SAFE, which could result in certain payment delays. If either Pure Value’s PRC commercial bank or SAFE were to fail to approve of such fund transfers, then JHD could potentially be left with few or no remedies to reliably transfer such funds outside of China, which would adversely impact JHD Group’s financial condition.

•        During all of 2020 and 2021 through June 2021, Ling Feng did not declare any dividends to JHD. As the payment of any such dividends would require a cross-border transfer of funds from a PRC entity to a non-PRC entity, such payments, if any, would be subject to China’s system of foreign exchange controls implemented by SAFE. Accordingly, such payments would be subject to review by Ling Feng’s PRC commercial bank prior to being transferred out of China, and could potentially also be subject to review by SAFE, which could result in certain payment delays. If either Ling Feng’s PRC commercial bank or SAFE were to fail to approve of such fund transfers, then JHD Group could potentially be left with few or no remedies to reliably transfer such funds outside of China, which would adversely impact JHD Group’s financial condition.

While there is no immediate plan to do so, JHD may distribute dividends to its shareholders, including any U.S. shareholders, in the future. JHD expects that these dividends will be primarily sourced from earnings generated by Pure Value. Each of the shareholders will need to determine how such dividend distributions will be taxed to them in their respective jurisdictions.

Additionally, Pubco and JHD Group are subject to certain legal and operational risks associated with their operations in China. Chinese laws and regulations governing JHD Group’s current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in JHD’s subsidiaries’ and VIE’s operations, significant depreciation of the value of Pubco’s securities, or a complete hindrance of Pubco’s ability to offer or continue to offer its securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Moreover, if the Measures for Cybersecurity Reviews (Revised Draft for Comment), which was released in July 2021, takes effect in the future as it is currently drafted, Jihuiduo Technology Limited (“JHD Tech”) will be obliged to apply to the Cybersecurity Review Office for a cybersecurity review as it possesses personal information of more than one million users. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on JHD Group’s daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange. See “Risk Factors — Risks Related to Doing Business in China” herein.

The securities offered in this prospectus are those of JHD Technologies Limited, JHD’s Cayman Islands holding company. You are not directly investing in and may never hold equity interests in JHD’s Group’s VIE in China.

The board of directors of East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”), has unanimously approved that certain Business Combination Agreement, dated as of February 16, 2021, as amended as of June 25, 2021 and as amended and restated as of September 13, 2021 and as further amended and restated as of October 7, 2021 (as may be further amended and/or amended and restated, the “Business Combination Agreement”), by and among East Stone, JHD Holdings (Cayman) Limited, a Cayman Islands exempted company (“JHD”), JHD Technologies Limited, a Cayman Islands exempted company (“Pubco”), Yellow River MergerCo Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Navy Sail International Limited, a British Virgin Islands business company, in the capacity as the Purchaser Representative thereunder, Yellow River (Cayman) Limited, a Cayman Islands exempted company, in the capacity as the Seller Representative thereunder and the sole holder of JHD’s outstanding capital shares (the “Primary Seller”), and each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date thereof (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and, Double Ventures Holdings Limited, a British Virgin Islands business company, solely with respect to Sections 10.3 and Articles XII and XIII thereof, as applicable (the “Sponsor”) which, among other things, provides for (a) the merger of Merger Sub with and into East Stone (the “Merger”), as a result of which, each issued and outstanding security of East Stone immediately prior to the Effective Time (as defined in the Business Combination Agreement) will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, (b) Pubco’s acquisition of all of the issued and outstanding capital shares of JHD from the Sellers in exchange for Ordinary Shares of Pubco (the “Share Exchange,” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) and (c) the adoption of Pubco’s amended and restated memorandum and articles of association. As a result of and upon consummation of the Business Combination, each of East Stone and JHD will become a wholly-owned subsidiary of Pubco, as described in this proxy statement/prospectus, and Pubco will become a new public company owned by the prior shareholders of East Stone and the Sellers and their affiliates. The boards of directors of East Stone and Merger Sub have each also unanimously approved the Plan of Merger and Articles of Merger in respect of the Merger, each in accordance with the Companies Act.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination, (i) each outstanding ordinary share of East Stone will be converted into one Ordinary Share of Pubco, (ii) each outstanding warrant of East Stone (“Warrants”) will (a) in the case of all Warrants other than the Representative’s Warrants (as defined below), be converted into one warrant of Pubco that entitles the holder thereof to purchase one half (1/2) of one Ordinary Share of Pubco and otherwise upon substantially the same terms and conditions and (b) in the case of 690,000 warrants issued to I-Bankers and its designee, EarlyBird, in connection with their services as underwriters for the initial public offering of East Stone and as a result of the full exercise of the over-allotment option in connection therewith (the “Representative’s Warrants”), be converted into one warrant of Pubco that entitles the holder thereof to purchase one full Ordinary Share of Pubco and otherwise upon substantially the same terms and conditions, and (c) each outstanding right of East Stone (“Rights”) will be exchanged for one-tenth of one Ordinary Share of Pubco. Accordingly, this proxy statement/prospectus covers the issuance by Pubco of 17,703,500 Ordinary Shares, 14,150,000 Warrants, 7,765,000 Ordinary Shares issuable upon exercise of Warrants and 1,415,000 Ordinary Shares issuable upon conversion of rights into Ordinary Shares.

As a result of the Business Combination, Pubco will become a new public company and each of East Stone and JHD will become a wholly-owned subsidiary of Pubco. The former security holders of East Stone and JHD will become security holders of Pubco. The Sellers as the owners of all of the issued and outstanding ordinary shares of JHD, will be entitled to receive at the Closing, in the aggregate approximately 84,797,281 Ordinary Shares of Pubco derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), such approximation calculated (i) using estimated consideration of $994,240,112 paid to the Sellers (based upon a purchase price of $1,000,000,000, adjusted using the closing cash balance of JHD and its subsidiaries as of June 30, 2021, less JHD’s and its subsidiaries’ outstanding debt as of June 30, 2021 and less the Option Consideration Amount (as defined below), (ii) prior to giving effect to the escrow of consideration in connection with the earnout, and (iii) using a redemption price per share as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, of $10.26. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their ordinary shares underlying the units (“Public Units”) sold in East Stone’s initial public offering (“Public Shares”) upon completion of the Business Combination (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares and assuming the conversion of $30.36 million of Convertible Notes), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the holders of the Convertible Notes will own approximately 14.0%, 3.5%, 78.5% and 4.0% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 84,797,281 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment). It is also expected that Pubco will qualify as a “controlled company” and will be exempt from certain Nasdaq Capital Market corporate governance requirements as its largest existing security holder, Yellow River (Cayman) Limited, together with its affiliates, is expected to beneficially own, immediately following the closing of the merger, approximately 78.5% of the outstanding securities and approximately 78.5% of the voting power of Pubco (in each case, assuming no redemptions by Public Shareholders). As a “controlled company,” Pubco is permitted to elect not to comply with certain corporate governance requirements. If Pubco relies on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The exchange consideration to be received by the Sellers will be an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”) (i) $1,000,000,000 plus (ii) the aggregate amount of cash of JHD and its direct and indirect subsidiaries as of the Closing date, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries as of the Closing, minus (iv) the amount of any unpaid transaction expenses of JHD in excess of $10,000,000 in aggregate and minus (v) the Option Consideration Amount, with each Pubco Ordinary Share valued at the amount equal to the price at which each East Stone ordinary share is redeemed or converted pursuant to the redemption of shares (the “Redemption Price”). The Sellers agreed that 10% of the Exchange Shares will be placed into escrow (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Business Combination Agreement and the Escrow Agreement.

If 5,417,176 ordinary shares of East Stone (the maximum number of ordinary shares of East Stone that can be redeemed as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, of $10.26, per share redemption price of $10.26 while still maintaining a minimum of (a) $110,000,000 cash required at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation), (b) $5,000,001 in net tangible assets and (c) $15,000,000 to be used to pay expenses in connection with the Business Combination) are converted into cash, Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the holders of the Convertible Notes are expected to beneficially own approximately 9.7%, 2.0%, 84.0% and 4.3%, respectively, of the Ordinary Shares and voting power of Pubco following the closing. As such, East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination.

Under the terms of the Business Combination Agreement, new options over Pubco Ordinary Shares will be substituted for certain vested and unvested options in the Primary Seller held by certain officers and directors of the Primary Seller (who will become officers and directors of Pubco). The vested options in the Primary Seller (the “Consideration Options”) will be substituted for new options over Pubco Ordinary Shares. The aggregate value of these new substitute options (the “Option Consideration Amount”), to be determined by multiplying (x) the number of Pubco Ordinary Shares to which holders of options issued in substitution for the Consideration Options are entitled to acquire and (y) the Redemption Price, will be subtracted from the Exchange Consideration to be issued to the Primary Seller. In addition, under the Business Combination Agreement, Pubco will issue substitute options over Pubco Ordinary Shares to the holders of unvested options in the Primary Seller which are also held by officers and directors of the Primary Seller. These substitute options will be issued out of the number of share options to be reserved for the equity incentive plan that Pubco will adopt upon closing of the transaction. The value of these unvested options will not be counted against the Exchange Consideration. Based upon an exchange ratio of approximately 20.24 between the Primary Seller’s shares and Pubco’s Ordinary Shares, approximately 11,454,822 shares will be covered by the Pubco options issued in substitution for the Consideration Options and approximately 6,485,468 shares will be covered by the Pubco options substituted for the unvested options held in the Primary Seller.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of shareholders of East Stone scheduled to be held on [            ], 2021.

East Stone’s Public Units, ordinary shares, and warrants included as part of the Public Units (the “Public Warrants”) and Rights are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ESSCU,” “ESSC,” “ESSCW” and “ESSCR,” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Pubco Ordinary Shares and the Pubco warrants issued in exchange for East Stone’s Public Warrants on Nasdaq under the symbols “JTEC” and “JTECW,” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of shareholders of East Stone. East Stone encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 49 of this proxy statement/prospectus.

Pubco is a “controlled company” under the Nasdaq Stock Market LLC listing rules (the “Listing Rules of Nasdaq”), and may be exempt from certain corporate governance requirements, though Pubco does not intend to rely on any such exemptions, other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — Pubco will be a ‘controlled company’ within the meaning of the Listing Rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” and “Risk Factors — As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.”

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it has elected to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about East Stone and JHD.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot make give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [            ], 2021, and is first being mailed to East Stone security holders on or about [            ], 2021.

EAST STONE ACQUISITION CORPORATION
25 Mall Road, Suite 330
Burlington, MA 01803

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [            ], 2021

TO THE SHAREHOLDERS OF EAST STONE ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”), will be held at 9:00 a.m. Eastern Time, on [ ], 2021, at the office of [ ]. You can participate in the meeting, vote, and submit questions via live webcast by visiting http://www.cstproxy.com/easternacquisition/2021 with the password of [ ] and entering the voter control number included on your proxy card. You will not be required to attend the meeting in person in order to vote, and East Stone encourages virtual participation. You are cordially invited to attend the meeting via the live webcast noted above, which will be held for the following purposes:

(1)    to consider and vote upon a proposal to (a) approve the Amended and Restated Business Combination Agreement, dated as of October 7, 2021 (and as may be further amended and/or amended and restated, the “Business Combination Agreement”), by and among East Stone, JHD Holdings (Cayman) Limited, a Cayman Islands exempted company (“JHD”), JHD Technologies Limited, a Cayman Islands exempted company (“Pubco”), Yellow River MergerCo Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Navy Sail International Limited, a British Virgin Islands business company, in the capacity as the Purchaser Representative thereunder, Yellow River (Cayman) Limited, a Cayman Islands exempted company, in the capacity as the Seller Representative thereunder and the sole holder of JHD’s outstanding capital shares (the “Primary Seller”), each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date thereof (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and solely for purposes of Section 10.3 and Articles XII and XIII thereof, as applicable, Double Ventures Holdings Limited, a British Virgin Islands business company (the “Sponsor”), which, among other things, provides for (i) the merger of Merger Sub with and into East Stone (the “Merger”) as a result of which, (1) East Stone will become a wholly-owned subsidiary of Pubco and (2) each issued and outstanding security of East Stone immediately prior to the Effective Time (as defined in the Business Combination Agreement) will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, (ii) Pubco will acquire all of the issued and outstanding capital shares of JHD, from each of the Sellers in exchange for Ordinary Shares of Pubco, and (iii) adoption of Pubco’s amended and restated memorandum and articles of association, and (iv) appointment of the members of the Pubco board of directors after the closing of the Merger, and to approve the Business Combination contemplated by such agreement; and (b) specifically, as part of that Business Combination, to approve (i) the Merger pursuant to Sections 170 and 174 of the Companies Act; and (ii) the Plan of Merger in the form (set out in Annex D to the accompanying proxy statement/prospectus) in respect of that Merger in accordance with Section 170(5) of the Companies Act; East Stone refers to this proposal as the “Business Combination Proposal”; the Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal” and a copy of the Business Combination Agreement, and Plan of Merger are attached to the accompanying proxy statement/prospectus as Annexes A and D, respectively;

(2)    to consider and vote upon a proposal to, in connection with the Business Combination, replace Pubco’s current memorandum and articles of association with the amended and restated memorandum and articles of association of Pubco (the “Amended and Restated Memorandum and Articles of Association”), the adoption by Yellow River (Cayman) Limited, as the sole shareholder of Pubco prior to the consummation of the Business Combination, of such Amended and Restated Memorandum and Articles of Association prior to consummation of the Business Combination a condition to the parties’ obligations to Close the transactions contemplated by the Business Combination Agreement; East Stone refers to this proposal as the “Charter Proposal”; the Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Charter Proposal” and a copy of the form of the Amended and Restated Memorandum and Articles of Association proposed to be adopted is attached to the accompanying proxy statement/prospectus as Annex B;

(3)    separate and apart from the vote on the Charter Proposal, to consider and vote upon, on an advisory and non-binding basis, six (6) separate proposals with respect to certain governance provisions in the Amended and Restated Memorandum and Articles of Association; East Stone refers to these proposals as the “Organizational Documents Advisory Proposals”; the Organizational Documents Advisory Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Advisory Proposals”;

(4)    to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of (a) approximately 84,797,281 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus, (b) approximately 17,940,290 shares underlying vested and unvested options to be issued to certain officers and directors of the Primary Seller who will become officers and directors of Pubco concurrently with the closing of the proposed Business Combination, (c) an aggregate of 4,321,741 ordinary shares issuable upon conversion of certain convertible notes issued by JHD prior to the consummation of the proposed Business Combination, and (d) approximately 4,573,237 ordinary shares issuable upon conversion of a convertible note of Pure Value Trading Company (Shanghai) Limited in favor of Qingdao Hainuo Investment Development Co. Ltd., if and when such investment transaction is completed — we refer to this proposal as the “Share Issuance Proposal.” See the section entitled “The Share Issuance Proposal.”; and

(5)    to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate in the determination of East Stone, to permit, among other things, further solicitation and vote of proxies, including if, based upon the tabulated vote at the time of the meeting, East Stone is not authorized to consummate the Business Combination; East Stone refers to this proposal as the “Adjournment Proposal”; the Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”.

These items of business are described in the attached proxy statement/prospectus, which East Stone encourages you to read in its entirety before voting. Only holders of record of East Stone ordinary shares at the close of business on [ ], 2021 are entitled to notice of the meeting and to vote and have their votes counted at the meeting and any adjournments of the meeting.

After careful consideration, East Stone’s board of directors has determined that the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposal, the Share Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of East Stone and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal, if presented.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. The approval of the Plan of Merger is a requirement under the Companies Act. If the Business Combination Proposal, including Plan of Merger, is not approved by East Stone’s shareholders, the Business Combination will not be consummated.

Additionally, the Business Combination Proposal is conditioned on the approval of each of the Charter Proposal and the Share Issuance Proposal. The vote on the Charter Proposal is not required by British Virgin Islands laws (i.e., the law of the jurisdiction of organization of East Stone) or Cayman Islands laws (i.e., the law of the jurisdiction of organization of Pubco). However, pursuant to SEC guidance, East Stone is submitting the Charter Proposal to its shareholders separate and apart from the Business Combination Proposal for approval. If East Stone’s shareholders do not approve the Business Combination Proposal or the Charter Proposal, the Business Combination may not be consummated.

The votes on the Organizational Documents Advisory Proposals are also not required by British Virgin Islands laws or Cayman Islands laws and is instead being submitted to East Stone’s shareholders pursuant to SEC guidance. These votes will be non-binding and are intended to provide the East Stone shareholders with an opportunity to present their separate views on important governance provisions that are intended to be adopted by Pubco upon the consummation of the Business Combination. The Organizational Documents Advisory Proposals are conditioned upon the approval of the Charter Proposal.

The Share Issuance Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal and Charter Proposal.

The Adjournment Proposal is not conditioned on the approval of any other Proposal.

All East Stone shareholders are cordially invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of East Stone ordinary shares, you may also cast your vote via Internet or telephone. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

A complete list of East Stone shareholders of record entitled to vote at the special meeting will be available for ten (10) days before the meeting at the principal executive offices of East Stone for inspection by shareholders during ordinary business hours for any purpose germane to the meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. East Stone looks forward to your continued support.
By Order of the Board of Directors

Chunyi (Charlie) Hao Chairman of the Board and Chief Financial Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT EAST STONE CONVERT YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON [ ], 2021 (TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A CONVERSION NOTICE TO EAST STONE’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO EAST STONE’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF EAST STONE SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about East Stone and JHD Group from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

East Stone Acquisition Corporation
25 Mall Road, Suite 330
Burlington, MA 01803
Attn: Chunyi (Charlie) Hao
(781) 202-9128

or

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ESSC.info@investor.morrowsodali.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [        ], 2021, five business days before the date of the special meeting.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Pubco (File No. 333-257485), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Ordinary Shares to be issued to East Stone shareholders and holders of Rights, the Warrants to acquire Ordinary Shares to be issued to East Stone Warrant holders and the Ordinary Shares underlying such Warrants, if the Business Combination described herein is consummated. The ordinary shares to be issued and issuable upon automatic conversion of rights will be Pubco Ordinary Shares. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of shareholders of East Stone at which East Stone shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, JHD Group relies on and refers to industry data, information and statistics regarding the markets in which it competes from publicly available information, industry and general publications and research and studies conducted by third parties. This information appears under the section of this proxy statement/prospectus entitled “Business of JHD Group.” JHD Group has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “JHD” refers to JHD Holdings (Cayman) Limited, a Cayman Islands exempted company, and the term “East Stone” refers to East Stone Acquisition Corporation, a British Virgin Islands business company. “Pubco” refers to JHD Technologies Limited, a Cayman Islands exempted company. “JHD Group” refers to JHD and its subsidiaries, including the VIE. “VIE” refers to JHD’s consolidated variable interest entitiy, which consists solely of Jihuiduo Technology Limited, a company registered in Beijing PRC. For further information on the structure of JHD, its subsidiaries and VIE, please see — VIE Structure below, and — The Business Combination Proposal — Post-Business Combination Corporate Structure.

In this document:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if East Stone deems it necessary or appropriate, including if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal.

“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of JHD Technologies Limited to be adopted prior to consummation of the Business Combination.

“Anchor investors” refers to Hua Mao and Cheng Zhao, who purchased an aggregate of 108,000 units of East Stone in a private placement transaction simultaneously with the closing of East Stone’s IPO.

“Articles Effectiveness Date” means the effective date of Pubco’s Amended and Restated Memorandum and Articles of Association.

“Broker non-vote” means the failure of an East Stone shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 16, 2021, as amended as of June 25, 2021 and as amended and restated as of October 7, 2021, and as may be further amended and/or amended and restated, by and among East Stone, JHD, Pubco, Merger Sub, the Sellers and other parties thereto, a copy of which is attached hereto as Annex A.

“Business Combination” or “Transactions” means the Merger and the Share Exchange, and other transactions contemplated by the Business Combination Agreement.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“BVI” means the British Virgin Islands.

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Charter Proposal” means a proposal to approve the adoption by Yellow River (Cayman) Limited, as sole member of Pubco prior to Closing, of the Amended and Restated Memorandum and Articles of Association of Pubco, conditional on the consummation of the Business Combination.

“Closing” means the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as may be amended from time to time.

“Consideration Options” means vested options granted by the Primary Seller held by senior executives and/or directors of the Primary Seller who will become senior executives and/or directors of Pubco, for which options over Pubco Ordinary Shares will be substituted.

“Constitutional Documents” means the formation documents of any of the entities listed herein, including the Amended and Restated Memorandum and Articles of Association, as they may be amended.

“Convertible Notes” means the convertible notes issued by JHD in 2021 that are to be automatically converted to Pubco Ordinary Shares at the Closing.

“East Stone” or “Purchaser” means East Stone Acquisition Corporation, a British Virgin Islands business company.

“EarlyBird” refers to EarlyBird Capital, Inc.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means ordinary shares of East Stone, 3,450,000 of which are currently outstanding and were issued to the Initial Shareholders prior to the Initial Public Offering of East Stone.

“I-Bankers” or “IBS” refers to I-Bankers Securities, Inc.

“Indirect Transfer” means a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, as stipulated in Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or STA Circular 698 or in Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or STA Bulletin 7.

“Initial Public Offering” or “IPO” means the initial public offering of Units of East Stone, which was consummated on February 24, 2020.

“Initial Shareholders” means the Sponsor, Navy Sail International Limited, a British Virgin Islands business company, of which East Stone’s Chairman and Chief Financial Officer, Chunyi (Charlie) Hao, is the sole director, and any of East Stone’s officers or directors that hold Founder Shares.

“IPO PIPE Shareholders” refers to the Sponsor, the anchor investors and I-Bankers or its designee to receive Private Placement Units in the private placement closed simultaneously with the closing of the IPO.

“JHD” means JHD Holdings (Cayman) Limited, a Cayman Islands exempted company.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Meeting” means the special meeting of shareholders of East Stone, to be held on [        ], 2021 at 9:00 a.m. Eastern Time.

“Merger” means the merger of Merger Sub with and into East Stone, with East Stone surviving such merger, prior security holders of East Stone receiving securities of Pubco and East Stone becoming a wholly-owned subsidiary of Pubco.

“Merger Sub” means Yellow River MergerCo Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Option Consideration Amount” means the aggregate value of certain substitute options to be granted by Pubco in substitution for vested options in the Primary Seller determined by multiplying (x) the number of Pubco Ordinary Shares to which holders of options issued in substitution of the Consideration Options are entitled to acquire and (y) the Redemption Price. The Option Consideration Amount will be subtracted from the Exchange Consideration to be issued to the Primary Seller.

“Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of Pubco.

“Organizational Documents Advisory Proposals” means the six (6) separate proposals to approve, on an advisory and non-binding basis, certain governance provisions in the Amended and Restated Memorandum and Articles of Association.

“Original Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 16, 2021, by and among East Stone, JHD, Pubco, Merger Sub, the Sellers and other parties thereto, prior to any amendments or amendments and restatements.

“Primary Seller” means Yellow River (Cayman) Limited, a Cayman Islands exempted company.

“Private Placement Units” means the units owned by the IPO PIPE Shareholders and issued by East Stone simultaneously with the consummation of the IPO, consisting of one ordinary share of East Stone, one Private Warrant and one Right.

“Private Warrants” means the Warrants included in the Units sold in the private placement closed simultaneously with the closing of the IPO, each of which is exercisable for one half (1/2) of one ordinary share of East Stone, in accordance with its terms.

“Proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form S-4 (Registration No. 333-257485) filed by Pubco with the SEC.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this proxy statement/prospectus, Taiwan, Hong Kong and Macau.

“Pubco” means JHD Technologies Limited, a Cayman Islands exempted company.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means ordinary shares of East Stone issued as part of the Units sold in the Initial Public Offering.

“Public Unit” means units issued in the IPO, each consisting of one ordinary share of East Stone, one Public Warrant and one Right.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each of which is exercisable for one half (1/2) of one ordinary share of East Stone, in accordance with its terms.

“Redemption” means the right of the holders of East Stone ordinary shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Representative’s Warrants” means the 690,000 Warrants issued to I-Bankers and its designee, EarlyBird, in connection with their services as underwriters for the IPO and as a result of the full exercise of the over-allotment option in connection therewith, each of which is exercisable for one full ordinary share of East Stone, in accordance with its terms.

“Rights” means the rights included in the Units sold in the IPO and in the private placement that occurred concurrently with the IPO, each of which is exercisable for one-tenth (1/10) of one ordinary share of East Stone, in accordance with its terms.

“RMB” and “Renminbi” each refers to the legal currency of China.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” and “Sellers” means the Primary Seller and each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after February 16, 2021 by executing and delivering to East Stone, Pubco and JHD a joinder agreement to the Business Combination Agreement.

“Senior Management” and “Senior Managers” refer to those persons named as officers of JHD and, following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following Business Combination”.

“Share Exchange” means the exchange of 100% of the ordinary shares of JHD for Ordinary Shares of Pubco.

“Share Issuance Proposal” means a proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of (a) approximately 84,797,281 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus, (b) approximately 17,940,290 shares underlying vested and unvested options to be issued to certain officers and directors of the Primary Seller who will become officers and directors of Pubco concurrently with the closing of the proposed Business Combination, (c) an aggregate of 4,321,741 ordinary shares issuable upon conversion of certain convertible notes issued by JHD prior to the consummation of the proposed Business

v

Combination, and (d) approximately 4,573,237 ordinary shares issuable upon conversion of a convertible note of Pure Value Trading Company (Shanghai) Limited in favor of Qingdao Hainuo Investment Development Co. Ltd., if and when such investment transaction is completed.

“special resolution” means, in respect of Pubco, a resolution passed by the shareholders of Pubco either (i) unanimously in writing by the shareholders entitled to vote at a validly called and quorate general meeting of Pubco or (ii) by a majority of at least two-thirds of the votes cast by the shareholders of Pubco as, being entitled to do so, vote in person or by proxy at a validly called and quorate general meeting of Pubco.

“Sponsor” means Double Ventures Holdings Limited, a British Virgin Islands business company with limited liability, the sole director of which is Chunyi (Charlie) Hao, East Stone’s Chairman and Chief Financial Officer.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Placement Units.

“Units” means Public Units and Private Placement Units.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“VIE” means JHD’s consolidated variable interest entity, which consists solely of Jihuiduo Technology Limited, a company registered in Beijing PRC. For further information on the structure of JHD, its subsidiaries and VIE, please see — VIE Structure below, and — The Business Combination Proposal — Post-Business Combination Corporate Structure.

“Warrants” includes Public Warrants, Private Warrants and Representative’s Warrants.

“WFOEs” means wholly foreign-owned enterprises.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached hereto as Annex A and incorporated by reference herein. East Stone’s shareholders, Warrant holders, Rights holders and other interested parties are urged to read the Business Combination Agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below have the meanings given to them in the Business Combination Agreement.

The parties to the Business Combination Agreement are East Stone, JHD Holdings (Cayman) Limited, a Cayman Islands exempted company (“JHD”), JHD Technologies Limited, a Cayman Islands exempted company (“Pubco”), Yellow River MergerCo Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Navy Sail International Limited, a British Virgin Islands business company, in the capacity as the Purchaser Representative, Yellow River (Cayman) Limited, a Cayman Islands exempted company, in the capacity as the Seller Representative and Primary Seller (the “Primary Seller”), each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date thereof (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and solely for purposes of Section 10.3 and Articles XII and XIII thereof, as applicable, Double Ventures Holdings Limited, a British Virgin Islands business company, as Sponsor. Pursuant to the Business Combination Agreement, (1) Merger Sub will merge with and into East Stone, with East Stone surviving the merger (the “Merger”), as a result of which, (i) East Stone will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of East Stone immediately prior to the Effective Time will no longer be outstanding and will automatically be cancelled in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (2) Pubco will acquire all of the issued and outstanding capital shares of JHD from the Sellers in exchange for Ordinary Shares of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). See the section in this summary entitled “The Business Combination Proposal” for additional information.

Under the Business Combination Agreement, upon the consummation of the Merger, each Unit will be automatically detached and the holder thereof will hold one ordinary share of East Stone, one Public Warrant of East Stone, in the case of Public Units, or one Private Warrant of East Stone, in the case of Private Warrants, and one Right of East Stone. Each ordinary share of East Stone will be automatically converted into one Ordinary Share of Pubco, except that Public Shareholders will be entitled to elect instead to receive a pro rata portion of East Stone’s Trust Account, as provided in East Stone’s Constitutional Documents. Additionally, (i) each outstanding East Stone Public Warrant and Private Warrant will be exchanged for a warrant of Pubco that will entitle the holder to purchase one-half (1/2) of one Ordinary Share of Pubco in lieu of one-half (1/2) of one ordinary share of East Stone and otherwise on substantially the same terms and conditions as the East Stone Private Warrants and (ii) each outstanding East Stone Representative’s Warrant will be exchanged for a warrant of Pubco that will entitle the holder to purchase one full Ordinary Share of Pubco in lieu of one full ordinary share of East Stone and otherwise on substantially the same terms and conditions as the East Stone Representative’s Warrants.

Under the Business Combination Agreement, the exchange consideration to be received by the Sellers will be an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”) (i) $1,000,000,000 plus (ii) the aggregate amount of cash of JHD and its direct and indirect subsidiaries as of the Closing date, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries as of the Closing, minus (iv) the amount of any unpaid transaction expenses of JHD in excess of $10,000,000 in aggregate and minus (v) the Option Consideration Amount, with each Pubco Ordinary Share valued at the amount equal to the price at which each East Stone ordinary share is redeemed or converted pursuant to the redemption of shares (the “Redemption Price”).

Certain officers and directors of the Primary Seller (Alan Clingman, James Friel, Qifan Sun and Nicholas Wang) who will become directors and/or officers of Pubco who have options over shares in the Primary Seller will receive substitute options in Pubco. The vested options in the Primary Seller will become substitute vested options in Pubco and the value of these substituted vested options which is the Option Consideration Amount will be subtracted from the Exchange Consideration as noted above. Pubco will substitute unvested Pubco options for unvested Primary Seller options.

Under the terms of the Business Combination Agreement, the Convertible Notes are directly convertible into Pubco ordinary shares and do not form part of the Exchange Consideration. The Business Combination Agreement also contemplates the issuance of additional equity instruments by JHD (“Equity Investments”) that would be convertible into Pubco shares either at the Closing or thereafter.

The parties agreed that at or prior to the Closing, Pubco, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to East Stone and JHD (the “Escrow Agreement”), pursuant to which Pubco will cause to be delivered to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal in value to ten percent (10%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Business Combination Agreement and the Escrow Agreement. Please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Issuance of Pubco securities in connection with the Share Exchange with the Sellers is exempt from registration under the Securities Act in reliance upon Section 4(a)(2) thereof because securities of Pubco will be issued to a limited number of Sellers without involving a public offering and Regulation S of the Securities Act because the Sellers are not U.S. persons and the issuance of the securities of Pubco to such persons would be extraterritorial and within the scope of the exemption from registration codified as Regulation S promulgated under the Securities Act. The Convertible Notes were issued to four investors without registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S thereunder and the Ordinary Shares of Pubco into which such Convertible Notes will convert will also be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association of Pubco differ from East Stone’s amended and restated memorandum and articles of association in multiple aspects, including: (i) the name of the new public entity will be “JHD Technologies Limited” instead of “East Stone Acquisition Corporation”; (ii) Pubco’s corporate existence is perpetual as opposed to East Stone’s corporate existence terminating if a business combination is not consummated by East Stone within a specified period of time; and (iii) Pubco’s Amended and Restated Memorandum and Articles of Association does not include the various provisions applicable only to special purpose acquisition corporations that East Stone’s amended and restated memorandum and articles of association contains.

In addition to voting on the Business Combination, the shareholders of East Stone will consider and vote upon the proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of (a) approximately 84,797,281 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus, (b) approximately 17,940,290 shares underlying vested and unvested options to be issued to certain officers and directors of the Primary Seller who will become officers and directors of Pubco concurrently with the closing of the proposed Business Combination, (c) an aggregate of 4,321,741 ordinary shares issuable upon conversion of certain convertible notes issued by JHD prior to the consummation of the proposed Business Combination, and (d) approximately 4,573,237 ordinary shares issuable upon conversion of a convertible note of Pure Value Trading Company (Shanghai) Limited in favor of Qingdao Hainuo Investment Development Co. Ltd., if and when such investment transaction is completed — we refer to this proposal as the “Share Issuance Proposal.” See the section entitled “The Share Issuance Proposal.”

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of East Stone and JHD; (ii) by either East Stone or JHD if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by JHD for East Stone’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by East Stone for the uncured breach of the Business Combination Agreement by JHD, Pubco, Merger Sub or any Seller, such that the related Closing condition would not be met; (v) by East Stone if there has been a Material Adverse Effect with respect to JHD since the date of the Business Combination Agreement, which is uncured and continuing; and (vi) by either East Stone or JHD if East Stone holds its shareholder meeting to approve the Business Combination Agreement and the Transactions and such approval is not obtained. See the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Termination.”

After the Business Combination, Pubco’s board of directors will consist of seven directors and they will be divided into three classes, namely Class I, Class II and Class III. Class I will consist initially of two directors, namely, Jennifer Liu and Michael Cashel. Class II will consist initially of two directors, namely James Friel and Jasmine Geffner. Class III will consist initially of three directors, namely Alan Clingman, Vladimir Leyviman and Xiaoma (Sherman) Lu. After the consummation of the Business Combination, Michael Cashel, Jennifer Liu, James Friel and Jasmine Geffner will be considered independent directors under the Listing Rules of Nasdaq. See the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination.”

Upon completion of the Business Combination, the current officers of JHD will remain officers of JHD and will become officers of Pubco, holding the equivalent positions as those held with JHD. See the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination.”

Overview of JHD

JHD (including its subsidiaries and VIE, the “JHD Group”) is an innovative merchant enablement company. It services an online, and offline, potentially addressable market of five out of six million independently owned merchant stores in selected provincial regions in the less developed, or rural, areas of China. The JHD Group’s merchant enablement platform, which includes a digital e-commerce platform, provides a supply chain and the service infrastructure for fast-moving consumer goods to meet the daily needs of potentially millions of underserved consumers in the lower-tier markets of China and value-added services (“Value-Added Services”) to financial institutions to potentially service millions of consumers underserved by financial institutions.

JHD Group started its business in China in June 2016. It has experienced rapid growth in the number of serviced stores, starting from zero merchant stores in June 2016 to over 95,000 independent merchant stores as of June 30, 2021.

In March 2020, JHD Group acquired an initial 56.42% ownership interest in Guizhou Guinong Technology Holding Company and began offering Value-Added Services to financial institutions to manage and supervise the operation of approximately 2,900 financial service outlets or virtual banking stations in rural areas. As of June 30, 2021, approximately 3,000 financial service outlets or virtual banking stations were servicing approximately 280,000 bank account holders with an aggregate of RMB 7.3 billion ($1.13 billion) of deposits in these accounts maintained at JHD Group’s partner banks.

China is a tale of two markets — a well-developed, upper-tier market that has grown increasingly richer and more sophisticated over the past thirty years and a rapidly urbanizing and emerging lower-tier market that is rapidly growing. This market segment is still fragmented and underserved by consumer and financial institutions and finance companies whose business models were not designed for it. Competition is scattered, and while the national infrastructure of roads, rail and air as well as telecommunications is robust, networks such as JHD Group’s are only starting to scale.

JHD Group sees a substantial opportunity as an early entrant in this space. While the Internet giants can provide certain goods and services to this massive dispersed market, they have not yet developed the delivery and service infrastructure on the ground. JHD Group has built an on-time, in-full, same-day or next-day delivery model potentially serving tens of thousands of independent retailers, which serves as the foundation of JHD Group’s network, connected by technology. JHD Group’s strategy is to develop relationships with the tens of thousands of retail outlets that service lower-tier China and empower the stores and their customers with advanced technology. JHD Group believes it is making a meaningful difference by bringing a reliable supply of consumer goods and assisting financial institutions in providing financial services to residents of these rural areas through local “mom and pop” shops.

Recent Developments as to JHD’s Business

COVID-19 emerged in December 2019 and has since spread across the globe. In March 2020, the World Health Organization declared COVID-19 a pandemic. Like most companies, JHD Group’s various business lines have been adversely impacted by COVID-19. Below is financial information extracted from JHD Group’s unaudited selected financial data for the six months ended June 30, 2021 and 2020, and audited selected financial data for the fiscal years ended December 31, 2020 and 2019, which have been prepared by, and are the responsibility of, JHD Group’s management.

This information should be read in conjunction with “JHD Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and JHD Group’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	For the six months ended June 30,		For the year ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Income Statement Data:
Net revenue	$52,894,078	29,723,988	$76,420,993	$35,215,062
Less: Cost of goods sold	$(50,235,977)	(28,077,856)	$(73,090,970)	$(33,759,109)
Gross profit	$2,658,101	1,646,132	$3,330,023	$1,455,953
Operating expenses	$(20,327,353)	(17,428,653)	$(37,930,475)	$(27,471,970)
Total other (loss)/income	$(758,970)	(198,752)	$(235,782)	$119,998
Loss before income tax expense	$(18,428,222)	(15,981,273)	$(34,836,234)	$(25,896,019)
	As of June 30, 2021	As of December 31, 2020	As of December 31, 2019
	(Unaudited)
Balance Sheet Data:
Current assets	$67,828,682	$45,601,743	$23,164,068
Non-current assets	$5,022,441	$10,212,160	$1,844,652
Total assets	$72,851,123	$55,813,903	$25,008,720
Total liabilities	$38,097,938	$7,563,779	$3,982,155
Total shareholders’ equity	$34,753,185	$48,250,124	$21,026,565

JHD Group cannot assure you that JHD Group’s results of operation for the six months ended June 30, 2021, and the fiscal years ended December 31, 2020 and 2019 will be indicative of its financial results for future periods.

Recent Developments as to East Stone’s Business

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension” and, together with the First Extension, the “Extensions”). The Second Extension is the second and last of up to two three-month extensions permitted under East Stone’s governing documents and provides East Stone with additional time to complete its proposed business combination with JHD. JHD loaned to East Stone a sum of $1,380,000 on the Sponsor’s behalf in order to support the First Extension, such loan being made pursuant to the terms of the Original Business Combination Agreement. JHD also loaned East Stone an additional $1,380,000 to support the Second Extension. The loaned funds were deposited into East Stone’s Trust Account. The loans are non-interest bearing and will be payable upon the earlier of (i) the consummation of the Transactions and (ii) East Stone’s liquidation. As of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, there was approximately $141,602,947 held in the Trust Account (or approximately $10.26 per public share).

On June 25, 2021, the parties to the Original Business Combination Agreement entered into an amendment to the Original Business Combination to clarify the treatment of the Representative’s Warrants thereunder. The Original Business Combination Agreement, as so amended, was then amended and restated on September 13, 2021 to (a) address the treatment of the Convertible Notes and any future Equity Investments as PIPE Investments under the terms of the agreement, (b) provide registration rights to the Sellers, the holders of Convertible Notes and the holders of any future Equity Investments and (c) append a revised Amended and Restated Memorandum and Articles of Association of Pubco that, among other things, set forth the proposed authorized share capital of Pubco following the consummation of the Business Combination. The amended and restated Business Combination Agreement provides that (a) Convertible Notes and any future Equity Investments will be allowed to directly convert into Pubco Ordinary Shares, (b) the principal amount of the Convertible Notes and the aggregate cash proceeds of any future Equity Investment will be counted towards East Stone’s minimum cash condition under the Business Combination Agreement, consistent with the characterization of these instruments as PIPE Investments, (c) the Pubco Ordinary Shares received by the Sellers, the holders of the Convertible Notes and the holders of any future Equity Investment will be registered for resale, along with the Pubco Ordinary Shares issued to East Stone’s public shareholders.

On October 7, 2021, the Amended and Restated Business Combination Agreement was further amended and restated to memorialize an agreement among the parties that the vested options in the Primary Seller previously issued to senior executives and directors of the Primary Seller (“Consideration Options”) would be exchanged for substitute option in Pubco exercisable into a pool of Pubco Ordinary Shares established by reducing the Exchange Consideration that would otherwise have been issued to the Sellers. All unvested options in the Primary Seller would be exchanged for substitute options in Pubco and would be exercisable for Pubco Ordinary Shares from a pool of Ordinary Shares equal to fifteen percent (15%) of the aggregate number of Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination under a new incentive option plan to be adopted by Pubco and which would not reduce the amount of the Exchange Consideration.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/prospectus?

A. East Stone and JHD have agreed to conduct a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. East Stone’s shareholders are being asked to vote to approve the Business Combination Agreement and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, (a) the Merger of Merger Sub with East Stone, with East Stone surviving the Merger, and each of the current shareholders of East Stone receiving securities of Pubco, which East Stone calls the “Merger,” (b) the exchange of 100% of the ordinary shares of JHD by the Seller for capital shares of Pubco, which East Stone calls the “Share Exchange,” (c) the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, and (d) appointment of the members of the Pubco board of directors after the closing of the Merger. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. When and where is the Meeting?	A. The Meeting will be held at [ ] on [ ], 2021, at 9:00 a.m., Eastern Time. East Stone will also be hosting the Meeting via live webcast on the Internet.
Q. Can I attend the Meeting in person?

A. Yes. The Meeting will be held at [        ]. East Stone will also be hosting the Meeting via live webcast on the Internet. The Meeting will start at 9:00 a.m. Eastern Time, on [        ], 2021. Any shareholder can listen to and participate in the Meeting live via the Internet at https://www.cstproxy.com/easternacquisition/2021 with the password of [        ]. Shareholders may vote and submit questions while connected to the Meeting on the Internet with the voter control number included on your proxy card.

Q. What do I need in order to be able to participate in the Meeting online?

A. You can attend the Meeting via the Internet by visiting https://www.cstproxy.com/easternacquisition/2021 with the password of [        ]. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the meeting only and you will not be able to vote or submit questions during the Meeting.

Q. What is being voted on at the Meeting?

A. East Stone’s shareholders are being asked to vote to approve the Business Combination Proposal, which includes, among other things, the approval of the Business Combination Agreement and transactions contemplated thereby, including the Merger. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of each of the Charter Proposal and the Share Issuance Proposal described below. Therefore, if the Charter Proposal or the Share Issuance Proposal is not approved, then the Business Combination may not be consummated.

The shareholders of East Stone are also being asked to consider and vote upon a proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Amended and Restated Memorandum and Articles of Association, to be adopted by the shareholder(s) of Pubco prior to consummation of the Business Combination. See the section entitled “The Charter Proposal.” This vote, separate and apart from the vote on the Business Combination Proposal, is not required by either British Virgin Islands laws (i.e., the law of the jurisdiction of organization of East Stone) or Cayman Islands laws (i.e., the law of the jurisdiction of organization of Pubco), but is instead being proposed pursuant to SEC guidance. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Share Issuance Proposal. Therefore, if the Business Combination Proposal or Share Issuance Approval is not approved, then the Charter Proposal will have no effect, even if approved by East Stone’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals described below.

The shareholders of East Stone are also being asked to consider and vote upon a proposal to approve, on an advisory and non-binding basis, six (6) separate proposals to approve certain governance provisions in the Amended and Restated Memorandum and Articles of Association. These separate votes are not otherwise required by British Virgin Islands law, but are required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions. See the section entitled “The Organizational Documents Advisory Proposals.”

In addition to the foregoing proposals, the shareholders are also asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of (a) approximately 84,797,281 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus, (b) approximately 17,940,290 shares underlying vested and unvested options to be issued to certain officers and directors of the Primary Seller who will become officers and directors of Pubco concurrently with the closing of the proposed Business Combination, (c) an aggregate of 4,321,741 ordinary shares issuable upon conversion of certain convertible notes issued by JHD prior to the consummation of the proposed Business Combination, and (d) approximately 4,573,237 ordinary shares issuable upon conversion of a convertible note of Pure Value Trading Company (Shanghai) Limited in favor of Qingdao Hainuo Investment Development Co. Ltd., if and when such investment transaction is completed. See the section entitled “The Share Issuance Proposal.” The Share Issuance Proposal is conditioned on the approval of each of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal or Charter Approval is not approved, then the Share Issuance Proposal will not be presented to shareholders at the Meeting.

If the Board of Directors of East Stone so determines, the shareholders may also be asked to consider and vote upon a proposal to adjourn the Meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies if based upon the tabulated vote at the time of the Meeting, East Stone would not have been authorized to consummate the Business Combination.

See the section entitled “The Adjournment Proposal.”

East Stone will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. Why is East Stone proposing the Business Combination?

A. East Stone was incorporated to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

East Stone completed its Initial Public Offering of Units on February 24, 2020, with each Public Unit consisting of one ordinary share, one Public Warrant to purchase one-half (1/2) of one ordinary share at a price of $11.50 and one Right, each entitling the holder thereof to receive one-tenth (1/10) of one ordinary share of East Stone upon East Stone’s completion of its initial business combination, a sale of the Public Units, raising $138,000,000, as well as a private placement of Private Placement Units on February 24, 2020, raising total gross proceeds of $3,500,000, totaling $141,500,000. Since the Initial Public Offering, East Stone’s activity has been limited to the evaluation of business combination candidates.

East Stone intended on conducting the initial business combination in the fintech sector, though East Stone was not limited to any particular sector. East Stone management evaluated potential acquisition targets primarily in fintech because it believed the sector provides its shareholders with an opportunity to participate in a company with significant growth potential. East Stone management analyzed investment opportunities in various sectors and geographic regions in an effort to locate the best potential business combination opportunity for its shareholders.

JHD Group is an online and offline merchant enablement services platform that provides over 95,000 independent merchant stores as of June 30, 2021 in five provinces of China, with supply chain, service infrastructure for fast moving consumer goods, including point-of-sale (POS), supply chain and logistics, digital payments capability and Value-Added Services to financial institutions. East Stone believes that a business combination with JHD Group will provide East Stone shareholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Business Combination Proposal — East Stone’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q. Why is East Stone providing shareholders with the opportunity to vote on the Business Combination?

A. Under its amended and restated memorandum and articles of association, East Stone must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of East Stone’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, East Stone has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, East Stone is seeking to obtain the approval of its shareholders of the Business Combination Proposal and the Charter Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Business Combination.

Q. Are the proposals conditioned on one another?

A. Each of the Business Combination Proposal, the Charter Proposal and the Share Issuance Approval are conditioned upon each other. If East Stone’s shareholders do not approve the Business Combination Proposal, the Charter Proposal or the Share Issuance Proposal, the Business Combination may not be consummated.

Unless the Business Combination Proposal and the Charter Proposal are approved, the Share Issuance Proposal will not be presented to the shareholders of East Stone at the Meeting. In addition, as required by applicable SEC guidance, to give shareholders the opportunity to present their views on important corporate governance provisions, East Stone is requesting that its shareholders vote, on a non-binding advisory basis, upon the Organizational Documents Advisory Proposals to approve certain governance provisions contained in proposed Amended and Restated Memorandum and Articles of Association of Pubco that materially affect shareholder rights, and will be adopted if the Charter Proposal is approved by the shareholders and the Business Combination is consummated. See the section entitled “The Charter Proposal.” Neither the Business Combination, the issuances contemplated by the Share Issuance Proposal, nor the adoption of the Amended and Restated Memorandum and Articles of Association is conditioned on the approval of the Organizational Documents Advisory Proposals.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that (a) in the event that the Business Combination Proposal or the Share Issuance Approval does not receive the requisite votes for approval, then East Stone will not consummate the Business Combination and (b) because the adoption of the Amended and Restated Memorandum and Articles of Association are a condition to the parties’ obligations to consummate the Business Combination, in the event that the Charter Proposal does not receive the requisite vote for approval, then East Stone may not consummate the Business Combination. If East Stone does not consummate the Business Combination and fails to complete an initial business combination by November 24, 2021, then East Stone will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Shareholders.

Q. What will happen in the Business Combination?

A. At the Closing, Merger Sub will merge with East Stone, with East Stone surviving the Merger. Upon consummation of the Merger, East Stone will become a wholly-owned subsidiary of Pubco and security holders of East Stone securities will exchange their East Stone securities for securities of Pubco. In particular, (i) each outstanding ordinary share of East Stone will be converted into one Ordinary Share, (ii) (a) each outstanding Warrant of East Stone (other than the Representative’s Warrants) will be converted into one warrant of Pubco that entitles the holder thereof to purchase one half of an Ordinary Share in lieu of one ordinary share of East Stone and (b) each outstanding Representative’s Warrants will be converted into one warrant of Pubco that entitles the holder thereof to purchase one full Ordinary Share in lieu of one ordinary share of East Stone, and (iii) each outstanding Right of East Stone will be exchanged for one-tenth (1/10) of an Ordinary Share. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. In addition, the Convertible Notes will convert directly into Pubco Ordinary Shares, along with any future Equity Investment, the terms of which provide for conversion into Pubco Ordinary Shares at the Closing. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q. What conditions must be satisfied or waived to complete the Business Combination?

A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following: (i) the required approval for listing on Nasdaq, the completion of any regulatory review and receipt of the required regulatory approvals in connection therewith, the receipt of necessary third party approvals, and the expiration of any waiting period under applicable antitrust laws; (ii) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (iii) all of the outstanding options and warrants, and all other convertible securities of JHD having been converted into equity of JHD or cancelled prior to the Business Combination, and any rights to acquire equity securities of JHD will be extinguished as of the Closing; (iv) the absence of any material adverse changes in the business, customer relationships, operations, financial condition, regulatory environment or prospects of JHD; (v) the execution of all related agreements as contemplated by the Business Combination Agreement, including, without limitation, lockup agreements, an escrow agreement, non-compete and non-solicitation agreements, the East Stone equity incentive plan, and registration rights agreement; (vi)  East Stone having at least $5,000,001 in net tangible assets as of the Closing; and (vii) after giving effect to the completion of the Redemptions and any private placement financing, East Stone having no less than $110,000,000 of cash at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation).

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Q. Did the East Stone board obtain a third- party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A. Since JHD is not affiliated with East Stone’s Sponsor, officers and directors, East Stone’s board did not obtain a third-party valuation or fairness opinion. The officers and directors of East Stone have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. Although East Stone management did not have specific experience in JHD Group’s sector, East Stone management concluded that their experience and background operating and investing in companies enabled them to make the necessary analysis and determinations regarding the Business Combination. In addition, East Stone management provided its board of directors with a legal due diligence report prepared by JunHe LLP, a PRC law firm, a fast-moving consumer goods market study report by iResearch, and a report concerning JHD Group’s operations, including warehousing, delivery, fleet management and customer relationships with merchant store owners, by an independent team of three consultants.

Q. What equity stake will current Public Shareholders, the Sponsor, the Initial Shareholders and the Sellers and their affiliates hold in Pubco immediately after the completion of the Business Combination?

A. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares and assuming the conversion of $30.36 million of Convertible Notes), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the holders of the Convertible Notes will own approximately 14.0%, 3.5%, 78.5%, and 4.0% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 84,797,281 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment). Of the Ordinary Shares to be issued at the Closing, it is estimated that 8,479,728 Escrow Shares will be deposited into escrow and will be subject to reduction or forfeiture during the escrow period in accordance with the terms of the Business Combination Agreement and the Escrow Agreement, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares).

If any of the Public Shareholders exercise their redemption rights, the percentage of the Pubco’s outstanding Ordinary Shares held by the Public Shareholders will decrease and the percentages of Pubco’s outstanding Ordinary Shares held by the Initial Shareholders and by the Sellers and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

If any of the Public Shareholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of October  25, 2021, would be $3,726,000 regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders that do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 10% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders and the maximum redemptions by Public Shareholders:

Potential ownership of outstanding Pubco Ordinary Shares upon Closing:

	No Redemption	%	25% Redemption	%	50% Redemption	%	75% Redemption	%	Maximum Redemption	%
JHD shareholders(1)	84,797,281	78.3	84,797,281	79.4	84,797,281	80.3	84,797,281	82.8	84,797,281	83.9
East Stone’s Public Shareholders(2)	15,180,000	14.0	13,825,706	12.9	12,471,412	11.8	11,117,118	10.9	9,762,824	9.7
East Stone Founders’ shares	3,450,000	3.2	3,450,000	3.2	3,450,000	3.3	1,725,000	1.6	1,725,000	1.7
Underwriter representative shares	103,500	0.1	103,500	0.1	103,500	0.1	103,500	0.1	103,500	0.1
East Stone private placement shares(3)	385,000	0.4	385,000	0.4	385,000	0.4	385,000	0.4	385,000	0.4
Convertible bond forced conversion at Closing(4)	4,321,741	4.0	4,321,741	4.1	4,321,741	4.1	4,321,741	4.2	4,321,741	4.2

Potential sources of dilution:

	No Redemption	%	25% Redemption	%	50% Redemption	%	75% Redemption	%	Maximum Redemption	%
Shares issued to JHD’s employee share option plan holders(5)	11,454,822	9.0	11,454,822	9.1	11,454,822	9.2	11,454,822	9.4	11,454,822	9.5
Shares converted from East Stone public warrants	6,900,000	5.4	6,900,000	5.5	6,900,000	5.5	6,900,000	5.7	6,900,000	5.7
Shares converted from Representative warrants	690,000	0.5	690,000	0.5	690,000	0.6	690,000	0.6	690,000	0.6
Shares converted from private placement warrants	175,000	0.1	175,000	0.1	175,000	0.1	175,000	0.1	175,000	0.1
Total fully diluted shares outstanding	127,457,344	100.0	126,103,050	100.0	124,748,756	100.0	121,669,462	100.0	120,315,168	100.0

Notes:

____________

(1)      Including 8,479,728 earn-out shares placed in escrow subject to forfeiture.

(2)      Including 1,380,000 shares converted from East Stone public right attached to East Stone public units.

(3)      Including 35,000 shares converted from East Stone private placement rights attached to East Stone private placement units

(4)      Represents approximately 4,321,741 shares to be issued upon conversion of certain JHD convertible notes with aggregate amount of $30.36 million outstanding as of November 4, 2021, which notes will be converted into Pubco Ordinary Shares contemporaneously with the Closing.

(5)      Represents approximately 11,454,822 shares which will be issued to the holders of the vested Primary Seller options at the Closing (please see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal” for further details).

The Potential sources of dilution table does not include the impact of Pubco unvested options over approximately 6,485,468 Pubco Ordinary Shares that are replacing Primary Seller options as provided by the Business Combination Agreement, as those options have not vested and are not exercisable at the time of closing. The table also excludes the impact of approximately 4,573,237 shares to be issued upon conversion of JHD convertible notes issued to Qingdao Hainuo Investment Development Co., Ltd. with aggregate amount of RMB 300 million signed on October 2, 2021 (the “Qingdao Notes”), as this transaction has not closed. The closing of the transaction, which is expected to occur in November 2021, is subject to customary closing conditions. For more information, please see “Recent Developments”.

Additionally, in connection with the business combination transaction Pubco intends to adopt a new equity incentive plan. Based on the terms of the Business Combination Agreement, up to 15% of the aggregate number of Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination may be granted to employees, officers and directors (which includes the 6,485,458 Pubco Ordinary Shares covered by unvested Pubco options being issued in substitution for unvested Primary Seller options).

Pursuant to East Stone’s underwriting agreement with I-Bankers, I-Bankers is entitled to $402,500 in deferred underwriting commissions. Additionally, pursuant to a business combination marketing agreement entered into with I-Bankers at the IPO, I-Bankers is entitled to certain advisory fees for assistance in holding meetings with East Stone shareholders to discuss the potential business combination and the target business’ attributes, introducing East Stone to potential investors that are interested in purchasing East Stone’s securities in connection with East Stone’s initial business combination, assisting East Stone in obtaining shareholder approval for the business combination and assisting East Stone with its press releases and public filings in connection with the business combination. Fees for such advisory fees are payable as follows: (i) if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining the trust account in cash, (ii) if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the offering, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the trust account immediately prior to the business combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the business combination, provided that in no event shall the cash portion of such advisory fees under (ii) or (iii) above be less than $1,000,000.

The following table illustrates the amount and form of deferred underwriting and advisory fees payable to I-Bankers based on redemption levels, as well as the effective aggregate fees to be paid at Closing to I-Bankers, expressed both as a dollar amount and as a percentage of remaining trust proceeds at each redemption level identified below, based on 13,800,000 Public Shares eligible for redemption and $141,602,947 in trust as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension:

% of redemption	No Redemption	25% Redemption	50% Redemption	75% Redemption	Maximum Redemption
Shares redeemed	—	1,354,294	2,908,588	4,062,882	5,417,176
Amounts remaining in Trust*	$141,602,947	$127,707,891	$113,812,835	$99,917,778	$86,022,722
IBS Marketing Fee – cash	$3,894,081	$3,511,967	$3,129,852	$2,747,739	$2,365,625
IBS Deferred Underwriting Fee	$402,500	$402,500	$402,500	$402,500	$402,500
IBS Total Deferred Fee – cash	$4,296,581	$3,914,467	$3,532,352	$3,150,239	$2,768,125
Effective Aggregate Fee (%)	3.0%	3.0%	3.1%	3.1%	3.2%

____________

*        Based on the amount remaining in the Trust Account as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension.

A. East Stone shareholders are entitled to one vote at the Meeting for each ordinary share of East Stone held of record as of [        ], 2021, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were 17,703,500 ordinary shares of East Stone issued and outstanding.

Q. What vote is required to approve the proposals presented at the Meeting?

A. The approval of each of the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote oneself at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. East Stone’s Initial Shareholders and the IPO PIPE Shareholders have agreed to vote their shares in favor of the Business Combination Proposal, the Charter Proposal and the Share Issuance Proposal. As of [        ], 2021, the Record Date for the Meeting, East Stone’s Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 3,450,000 Founder Shares that were issued prior to East Stone’s Initial Public Offering. The Founder Shares currently constitute approximately 20% of the outstanding ordinary shares of East Stone. Additionally, an aggregate of 350,000 ordinary shares underlie the Private Placement Units issued to the IPO PIPE Shareholders in connection with a private placement that closed simultaneously with the Initial Public Offering (the “IPO PIPE Shares”). The IPO PIPE Shares constitute approximately 2% of the outstanding ordinary shares of East Stone as of November 4, 2021.

Q. What constitutes a quorum at the Meeting?

A. Holders of no less than 50% in voting power of East Stone’s issued and outstanding ordinary shares and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the chairman of the Meeting has the power to adjourn the Meeting. As of the Record Date, [        ] ordinary shares of East Stone would be required to achieve a quorum.

Q. How do the insiders of East Stone intend to vote on the proposals?

A. East Stone’s Initial Shareholders beneficially own and are entitled to vote an aggregate of approximately 20% of the outstanding ordinary shares of East Stone. The IPO PIPE Shareholders beneficially own and are entitled to vote an aggregate of approximately 2% of the outstanding ordinary shares of East Stone as of November 4, 2021. The Initial Shareholders and the IPO PIPE Shareholders have agreed to vote their securities in favor of the Business Combination Proposal and the Charter Proposal. East Stone’s Initial Shareholders and the IPO PIPE Shareholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting.

Q. Do I have Redemption rights?

A. Pursuant to East Stone’s amended and restated memorandum and articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with East Stone’s amended and restated memorandum and articles of association. As of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, based on funds in the Trust Account of approximately $141,602,947, this would have amounted to approximately $10.26 per share. If a holder exercises its Redemption rights, then such holder will be exchanging its ordinary shares of East Stone for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to East Stone’s transfer agent prior to the Meeting. See the section titled “Special Meeting of Shareholders of East Stone — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q. Will how I vote affect my ability to exercise Redemption rights?

A. No. You may exercise your Redemption rights whether or not you are a holder of East Stone ordinary shares on the Record Date (so long as you are a holder at the time of exercise), or whether you are a holder and vote your ordinary shares of East Stone on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q. How do I exercise my Redemption rights?

A. If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that East Stone convert your shares into cash no later than 5:00 p.m. Eastern Time on [        ], 2021 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed at the end of this section and (B) delivering your stock to East Stone’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which was approximately $[        ] million, or approximately $[        ] per share, as of [        ], 2021, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your Redemption rights.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for Redemption to East Stone’s transfer agent and later decide prior to the Meeting not to elect redemption, you may request that East Stone’s transfer agent return the shares (physically or electronically). You may make such request by contacting East Stone’s transfer agent at the phone number or address listed herein.

Any corrected or changed proxy card or written demand of Redemption rights must be received by East Stone’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to East Stone’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, East Stone will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption rights, then you will be exchanging your ordinary shares of East Stone for cash and will not be entitled to Pubco Ordinary Shares with respect to your ordinary shares of East Stone upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their Redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, East Stone will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised Redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Public Shares and you exercise your Redemption rights, it will not result in the loss of any East Stone Warrants and Rights that you may hold. Your Warrants (other than Representative’s Warrants) will become exercisable to purchase one-half (1/2) of one Ordinary Share in lieu of one share of East Stone ordinary share for a purchase price of $11.50 per share upon consummation of the Business Combination and your Rights will automatically be converted into one-tenth (1/10) of an Ordinary Share upon the consummation of the Business Combination. If holders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of November 4, 2021, would be $4,554,000 regardless of the amount of redemptions by the Public Shareholders.

Q. If I am a Warrant or Right holder, can I exercise Redemption rights with respect to my Warrants or Rights?

A. No. The holders of Warrants and Rights have no Redemption rights with respect to such securities.

If holders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by Public Shareholders, based on the closing trading price per Public Warrant as of November 4, 2021, would be $4,554,000, regardless of the amount of redemptions by the Public Shareholders.

Q. If I am a Unit holder, can I exercise Redemption rights with respect to my Units?

A. No. Holders of outstanding Units must separate the underlying ordinary share, Warrants and Rights prior to exercising Redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, East Stone’s transfer agent, with written instructions to separate such Units into Public Shares, Rights and Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your Redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, East Stone’s transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares, Rights and Warrants. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your Redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your Redemption rights.

Q. Do I have appraisal rights if I object to the proposed Business Combination?

A. While section 179 of the Companies Act provides generally that a shareholder of company might dissent from a merger for want of receiving fair value for such shareholder’s shares, section 179(1)(a) provides that this right will not apply if the company is surviving company and the shareholder continues to hold the same or similar shares. In the case of the Merger, as East Stone will remain as the surviving company, the board directors of East Stone therefore considers that the dissent rights set forth in section 179 of the Companies Act will not apply in connection with the Merger contemplated by the Business Combination Agreement. This is because following completion of the Merger, the shareholders will hold similar shares, which, although they are in a different company in a different jurisdiction, will nevertheless under the laws of that jurisdiction and the terms of the memorandum and articles of Pubco have, in the opinion of the board of directors of East Stone, the same or very similar rights and benefits to the shares held by the shareholders in East Stone which are being exchanged in the Business Combination.

Shareholders are invited, however, to request details of the dissent rights which might otherwise be available, should circumstances be different, but even if such rights might apply in different circumstances, the board of directors of East Stone is of the view that the “fair value” of the shares for the purposes of any appraisal that might follow an exercise of dissent rights will be equal to their redemption value and, accordingly, any holder of shares who objects to the Business Combination would be sufficiently compensated through the exercise of the holder’s redemption rights.

Q. I am an East Stone Warrant holder. Why am I receiving this proxy statement/prospectus?

A. As a holder of East Stone Warrants, you will be entitled to (a) in the case of warrants other than the Representative’s Warrants, purchase one-half (1/2) of one Pubco Ordinary Share in lieu of one East Stone ordinary share at a purchase price of $11.50 per share upon consummation of the Business Combination and (b) in the case of the Representative’s Warrants, purchase one full Pubco Ordinary Share in lieu of an East Stone ordinary share at a price of $12.00 per share upon consummation of the Business Combination of East Stone. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of East Stone Warrants will become holders of warrants of Pubco and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, East Stone urges you to read the information contained in this proxy statement/prospectus carefully.

Q. What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A. Of the net proceeds of East Stone’s Initial Public Offering and simultaneous private placements, a total of $138,000,000 was placed in the Trust Account immediately following the Initial Public Offering. After the consummation of the Business Combination, the funds in the Trust Account will be used by East Stone to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with JHD (including fees payable to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by East Stone. Any remaining funds will be paid to JHD (or as otherwise designated in writing by JHD to East Stone prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries.

Q. What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, East Stone’s Public Shareholders may vote in favor of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders. However, the Business Combination will not be consummated if, upon the consummation of the Business Combination, East Stone does not have at least $5,000,001 in net tangible assets after giving effect to payment of amounts that East Stone will be required to pay to redeeming shareholders upon consummation of the Business Combination and the proceeds from any private placement investment. As a result, based on the current expected East Stone cash and expenses and liabilities at Closing, holders of no more than approximately 5,417,176 Public Shares of East Stone (or approximately 19% of the total outstanding Public Shares of East Stone) could seek Redemption of their shares without triggering JHD’s right to terminate the Business Combination Agreement. Also, with fewer public shares and public shareholders, the trading market for Pubco’s Ordinary Shares may be less liquid than the market for East Stone’s ordinary shares was prior to the Merger, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into JHD’s business will be reduced.

Q. What happens if the Business Combination is not consummated?

A. If East Stone does not complete the Business Combination with JHD or another business combination by November 24, 2021, East Stone must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (which was approximately $141,602,947, as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension).

Q. When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for [        ], 2021; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Consummation of the Business Combination.”

Q. What do I need to do now?

A. East Stone urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of East Stone. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A. If you are a holder of record of ordinary shares of East Stone on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you may be able to vote over the Internet by visiting [www.voteproxy.com] with the voter control number included on your proxy card or over the phone by dialing a toll-free number at 1-888-965-8995 in the United States and Canada or + 1-415-655-0243 (toll rates apply) from outside the United States and Canada. The passcode for telephone access is 11418795#. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may (i) enter a new vote by Internet or telephone, (ii) send a later-dated, signed proxy card to East Stone’s secretary at the address set forth below so that it is received by East Stone’s Chief Executive Officer prior to the vote at the Meeting or (iii) attend the Meeting via live webcast and vote virtually via the Internet. Shareholders also may revoke their proxy by sending a notice of revocation to East Stone’s Chief Executive Officer at 25 Mall Road, Suite 330, Burlington, MA 01803, which notice must be received by East Stone’s Chief Executive Officer prior to the vote at the Meeting.

Q. What happens if I fail to take any action with respect to the Meeting?

A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant holder of East Stone.

Q. What should I do with my shares and/or warrant certificates?

A. East Stone Warrant holders should not submit their Warrant certificates now and those shareholders who do not elect to have their East Stone shares converted into their pro rata share of the Trust Account should not submit their share certificates now. After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to East Stone security holders regarding the exchange of their East Stone securities for Pubco securities. East Stone shareholders who exercise their Redemption rights must deliver their stock certificates to East Stone’s transfer agent (either physically or electronically) at least two (2) business days prior to the Meeting.

Q. What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your East Stone shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your East Stone shares.

Q. Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

East Stone Acquisition Corporation
25 Mall Road, Suite 330
Burlington, MA 01803
Attn: Chunyi (Charlie) Hao
(781) 202-9128

Or

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ESSC.info@investor.morrowsodali.com

You may also obtain additional information about East Stone from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to East Stone’s transfer agent at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other annexes attached hereto. The Business Combination Agreement is the legal document that governs the Merger and Share Exchange and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Summary of the Material Terms of the Business Combination Agreement,” but is qualified by reference to the complete text of the Business Combination Agreement.

The Parties

East Stone

East Stone Acquisition Corporation, which is referred to as East Stone, is a blank check company incorporated in the British Virgin Islands on August 9, 2018. East Stone was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities.

On February 24, 2020, East Stone consummated its IPO of 13,800,000 Public Units, which included the underwriters’ full exercise of over-allotment option, at a price of $10.00 per Unit, generating gross proceeds of $138,000,000. Simultaneously with the closing of the IPO, East Stone consummated the private placement of an aggregate of 350,000 Private Placement Units at a price of $10.00 per Unit, generating gross proceeds of $3,500,000. The total offering generated an aggregate amount of gross proceeds of $141,500,000 to East Stone.

Following the Initial Public Offering and the simultaneous private placement, a total of $138,000,000 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to registration statements on Form S-1 (File Nos. 333-235949 and 333-236527) that became effective on February 19, 2020.

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension” and, together with the First Extension, the “Extensions”). The Second Extension is the second and last of up to two three-month extensions permitted under East Stone’s governing documents and provides East Stone with additional time to complete its proposed business combination with JHD. In accordance with the Original Business Combination Agreement, JHD loaned to East Stone a sum of $1,380,000 on the Sponsor’s behalf in order to support the First Extension. JHD also loaned East Stone an additional $1,380,000 to support the Second Extension. The loaned funds were deposited into East Stone’s Trust Account. The loans are non-interest bearing and will be payable upon the earlier of (i) the consummation of the Transactions and (ii) East Stone’s liquidation. As of August 23, 2021, the date on which $1.38 million was deposited into the Trust Account for the Second Extension, there was approximately $141,602,947 held in the Trust Account.

After the consummation of the Business Combination, the funds in the Trust Account will be used by East Stone to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with JHD (including deferred underwriting commissions and advisory fees of up to $4,200,000 to East Stone’s IPO underwriters in connection with the Business Combination) and to repay any loans owed by East Stone. Any remaining funds will be paid to JHD (or as otherwise designated in writing by JHD to East Stone prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries. East Stone units, ordinary shares, warrants and rights are listed on Nasdaq under the symbols “ESSCU,” “ESSC,” “ESSCW,” and “ESSCR,” respectively.

The mailing address of East Stone’s principal executive office is 25 Mall Road, Suite 330, Burlington, MA 01803 and its telephone number is (781) 202-9128. After the consummation of the Business Combination, East Stone will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated on February 10, 2021 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Pubco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Pubco is Jun Wang and the sole shareholder of Pubco is Yellow River (Cayman) Limited.

The mailing address of Pubco’s registered office is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands and its telephone number is +1 345 949 2648.

After the consummation of the Business Combination, Pubco’s principal executive office will be that of JHD, located at c/o JHD Holdings Limited, Unit 06, 12/F, No. 555 Haiyang West Road, Pudong, Shanghai, PRC.

Merger Sub

Merger Sub was incorporated on February 12, 2021 solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the British Virgin Islands as a BVI business company. Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Merger Sub is Jun Wang, and the sole shareholder of Merger Sub is Pubco.

JHD

JHD is a Cayman Islands exempted company. For additional information regarding JHD, see the section of this proxy statement/prospectus entitled “Business of JHD.”

The mailing address of JHD’s principal executive office is c/o JHD Holdings Limited, c/o Jihuiduo Technology Limited, Unit 06, 12/F, No. 555 Haiyang West Road, Pudong, Shanghai, PRC, and its telephone number is +86 (21) 6168 4593.

Primary Seller

Primary Seller holds 100% of JHD’s outstanding capital shares. Primary Seller, a Cayman Islands exempted company incorporated on March 30, 2016, is a holding company.

Organizational Structure

The following sets forth Pubco’s organizational structure.

The Business Combination Proposal

On February 16, 2021, East Stone entered into the Original Business Combination Agreement as amended as of June 25, 2021 and as amended and restated as of September 13, 2021 and as of October 7 2021, with Pubco, Merger Sub, JHD, the Seller and the other parties thereto. The Business Combination Agreement provides for a business combination transaction by means of (i) the Merger of Merger Sub with and into East Stone, with East Stone surviving and each of the former security holders of East Stone receiving securities of Pubco, with Pubco becoming a new public company, (ii) the exchange of 100% of issued and outstanding ordinary shares of JHD from the Sellers for capital shares of Pubco. The Sellers will receive Pubco Ordinary Shares of the same class as those received by East Stone shareholders.

The total Exchange Consideration to be paid by Pubco to Seller will be a number of Ordinary Shares equal in value to the sum of (i) $1,000,000,000 plus (ii) the aggregate amount of cash held by JHD and its direct and indirect subsidiaries as of the Closing, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries as of the Closing , minus (iv) the amount of any unpaid transaction expenses of JHD exceeding $10 million and minus the Option Consideration Amount as set forth in the Business Combination Agreement, with each Ordinary Share valued at the price at which East Stone redeems its ordinary shares from its public shareholders; provided, that the Exchange Consideration otherwise deliverable to the Sellers after the Closing is subject to adjustment in accordance with Section 5.5 of the Business Combination Agreement (the “Exchange Shares”), subject to 10% of such Exchange Shares being placed in escrow to be paid upon satisfaction of the performance target in accordance with Section 2.3 of Business Combination Agreement. At the Closing, 8,479,728 (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Escrow Shares”) will be delivered to the escrow agent and placed in escrow until some or all of such shares are released to the Seller if the earnout revenue target of $140,000,000 is met by the twelve (12) month anniversary of the first fiscal quarter following Closing, and if the earnout revenue target is not met the Escrow Shares will be forfeited. In addition to the issuance of the Exchange Shares, Pubco will issue 4,321,741 Pubco Ordinary Shares to the holders of the Convertible Notes which will convert into such Pubco Ordinary Shares at the Closing. Additional Pubco Ordinary Shares may be issued in respect to future Equity Instruments that provide for conversion at the Closing.

A number of Pubco Ordinary Shares equal to the Option Consideration Amount divided by the Redemption Price will be available to satisfy exercises of substitute options issued Pubco to the holders of vested options in the Primary Seller (the “Consideration Options”). It is anticipated that Pubco options over approximately 11,454,822 Pubco Ordinary Shares will be issued to the holders of the vested Primary Seller options at the Closing and that Pubco options over approximately 6,485,468 Pubco Ordinary Shares will be issued to the holders of unvested Primary Seller options at the Closing.

For a detailed discussion on calculation of the number of Ordinary Shares to be issued and delivered to the Sellers in connection with the Business Combination, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, receipt of the requisite shareholders’ approval of the Charter Proposal. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “Business Combination Proposal — Conditions to Consummation of the Business Combination.”

The Charter Proposal

In connection with the Business Combination, East Stone is, pursuant to SEC guidance, asking East Stone shareholders to consider and vote upon and to approve a Proposal to adopt Pubco’s Amended and Restated Memorandum and Articles of Association, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination, separate and apart from their consideration and vote upon the Business Combination Proposal. This vote is not required by British Virgin Islands law or Cayman Islands law.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association of Pubco will differ from East Stone’s amended and restated memorandum and articles of association in multiple respects, including, for example: (i) the name of the new public entity will be “JHD Technologies Limited” as opposed to “East Stone Acquisition Corporation”; (ii) Pubco’s corporate existence is perpetual as opposed to East Stone’s corporate existence terminating if a business combination is not consummated by East Stone within a specified period of time; and (iii) Pubco’s Amended and Restated Memorandum and Articles of Association do not include the various provisions applicable only to special purpose acquisition corporations that East Stone’s amended and restated memorandum and articles of association contains.

Like approval of the Business Combination Proposal, the approval of the Charter Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, is a condition to the Closing of the Business Combination. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “Business Combination Proposal — Conditions to Consummation of the Business Combination.”

The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Share Issuance Proposal. Therefore, if either the Business Combination Proposal or the Share Issuance Approval is not approved, then the Charter Proposal will have no effect, even if approved by East Stone’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals. For more information about Pubco’s Amended and Restated Memorandum and Articles of Association, please see the section of this proxy statement/prospectus entitled “The Charter Proposal.”

The Organizational Documents Advisory Proposals

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, East Stone is requesting that East Stone’s shareholders vote upon, on a non-binding advisory basis, Proposals to approve certain governance provisions in Pubco’s Amended and Restated Memorandum and Articles of Association, which are separately being presented. These votes are not required by British Virgin Islands law or Cayman Islands law. The shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes, and are not binding on East Stone or East Stone’s board of directors (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Advisory Proposals, East Stone intends that Pubco’s Amended and Restated Memorandum and Articles of Association will take effect upon the Closing (assuming approval of the Charter Proposal). Please see the section of this proxy statement/prospectus entitled “The Organizational Documents Advisory Proposals.”

The Share Issuance Proposal

Nasdaq listing rules require that a listed company obtain its shareholders’ approval for issuances of securities in excess of 20% of the listed company’s issued and outstanding voting stock prior to the issuance. In connection with the approval of the Business Combination Proposal, East Stone’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of (a) approximately 84,797,281 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus, (b) approximately 17,940,290 shares underlying vested and unvested options to be issued to certain officers and directors of the Primary Seller who will become officers and directors of Pubco concurrently with the closing of the proposed Business Combination, (c) an aggregate of 4,321,741 ordinary shares issuable upon conversion of certain convertible notes issued by JHD prior to the consummation of the proposed Business Combination, and (d) approximately 4,573,237 ordinary shares issuable upon conversion of a convertible note of Pure Value Trading Company (Shanghai) Limited in favor of Qingdao Hainuo Investment Development Co. Ltd., if and when such investment transaction is completed. Please see the section of this proxy statement/prospectus entitled “The Share Issuance Proposal.”

The Adjournment Proposal

If East Stone determines that it is necessary or appropriate to adjourn the Meeting to a later date, including if, based on the tabulated vote, there are not sufficient shareholder votes at the time of the Meeting to authorize East Stone to consummate the Business Combination (because the Business Combination Proposal would not be approved or because another condition to Closing the Business Combination Agreement would not be met), East Stone’s board of directors may submit a proposal to adjourn the Meeting to a later date or dates, to permit, among other actions, further solicitation of proxies. Please see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

East Stone Initial Shareholders and IPO PIPE Shareholders

As of [        ], 2021, the Record Date for the Meeting, East Stone’s Initial Shareholders, including its Sponsor, beneficially owned and were entitled to vote an aggregate of 3,450,000 Founder Shares that were issued prior to East Stone’s Initial Public Offering. As of November 4, 2021, the Founder Shares constitute approximately 20% of the outstanding ordinary shares of East Stone.

Additionally, an aggregate of 350,000 IPO PIPE Shares underlie the Private Placement Units issued to the IPO PIPE Shareholders in connection with a private placement that closed simultaneously with the Initial Public Offering. The IPO PIPE Shares constitute approximately 2% of the outstanding ordinary shares of East Stone as of November 4, 2021.

In connection with the Initial Public Offering, each of East Stone’s Initial Shareholders and IPO PIPE Shareholders agreed to vote the Founder Shares and the IPO PIPE Shares, as applicable, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination Proposal and the Charter Proposal. East Stone’s Initial Shareholders and IPO PIPE Shareholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares have no Redemption rights in the event of a business combination and will be worthless if no business combination is effected by East Stone. Additionally, the IPO PIPE Shares will not participate in any liquidating distribution upon winding up if a business combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the trust account).

In connection with the Initial Public Offering, the Initial Shareholders entered into an escrow agreement pursuant to which their Founder Shares are held in escrow and may not be transferred (subject to limited exceptions) until (i) with respect to 50% of the Founder Shares, for a period ending on the earlier of the six-month anniversary of the Business Combination or the date on which the closing price of the ordinary shares exceeds $12.50 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (ii) with respect to the other 50% of the Founder Shares, for a period ending on the six-month anniversary of the consummation of the Business Combination, unless approved by East Stone’s Public Shareholders. However, if, after a Business Combination, there is a transaction whereby all the outstanding shares of East Stone are exchanged or converted into cash (as they would be in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares (or any ordinary shares thereunder) will be permitted to be released from escrow to participate. In addition, all Initial Shareholders agreed to place in escrow (and not transfer any ownership interest in) their Private Placement Units (or any securities comprising the Private Placement Units), excluding any Units acquired by initial shareholders in the IPO or in the open market, until 30 days following the consummation of the Business Combination.

Date, Time and Place of the Special Meeting of Shareholders of East Stone

The Meeting will be held at 9:00 a.m., Eastern Time, on [        ], 2021, at the office of Ellenoff Grossman & Schole LLP at 1345 6th Avenue, New York, New York 10105. East Stone will also be hosting the Special Meeting via live webcast on the Internet at https://www.cstproxy.com/easternacquisition/2021 with the password of [        ], to consider and vote upon the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal and/or if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of East Stone at the close of business on [        ], 2021, which is the Record Date for the Meeting. Shareholders will have one vote for each East Stone ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. East Stone Warrants and Rights do not have voting rights. On the Record Date, there were [      ] ordinary shares of East Stone outstanding, of which 13,800,000 were Public Shares, with the rest being held by the East Stone Initial Shareholders and IPO PIPE Shareholders.

Quorum and Vote of East Stone Shareholders

A quorum of East Stone shareholders is necessary to hold a valid meeting. A quorum will be present at the East Stone meeting if the holders of no less than 50% of the outstanding shares entitled to vote at the Meeting are present themselves or represented by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The East Stone Initial Shareholders hold approximately 20% of the outstanding ordinary shares of East Stone as of November 4, 2021. The IPO PIPE Shareholders hold approximately 2% of the outstanding ordinary shares of East Stone as of November 4, 2021. East Stone’s directors, executive officers and their affiliates hold approximately 24% of the outstanding ordinary shares of East Stone as of November 4, 2021. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholders and the IPO PIPE Shareholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•        Pursuant to East Stone’s amended and restated memorandum and articles of association, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting. There are currently 17,703,500 ordinary shares of East Stone outstanding, of which 13,800,000 are Public Shares.

•        The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

•        The approval of the Organizational Documents Advisory Proposals, which are advisory and non-binding, will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

•        The approval of the Share Issuance Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

•        The approval of the Adjournment Proposal and the Charter Proposal will require the affirmative vote of the holders of a majority of the then-outstanding ordinary shares of East Stone that are present and voted at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal and (if presented) the Adjournment Proposal.

Redemption Rights

Pursuant to East Stone’s amended and restated memorandum and articles of association, a holder of Public Shares may demand that East Stone convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that East Stone convert their shares into cash no later than 5:00 p.m. Eastern Time on [        ], 2021 (two (2) business days prior to the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to East Stone’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, East Stone will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their Redemption rights in connection therewith due to potential claims of creditors of East Stone. If a holder of Public Shares properly demands Redemption, East Stone will redeem each Public Share for its pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. As of [        ], 2021, the Record Date, this would amount to approximately $[        ] per share. If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of East Stone for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Special Meeting of Shareholders of East Stone — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

The Business Combination will not be consummated if East Stone has net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

Holders of East Stone Warrants and Rights do not have Redemption rights with respect to such securities.

Appraisal Rights

The East Stone board of directors considers that the East Stone ordinary shares (including those held by the Initial Shareholders) and other East Stone securities do not entitle the holders thereof to appraisal rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. East Stone has engaged Morrow Sodali LLC (the “Proxy Solicitor”) as proxy solicitor to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy, or attending and voting, virtually via the live webcast, during the Meeting as described in the section of this proxy statement/prospectus entitled “Special Meeting of Shareholders of East Stone — Revoking Your Proxy.”

Interests of East Stone’s Directors and Officers in the Business Combination

When you consider the recommendation of East Stone’s board of directors in favor of approval of the Business Combination Proposal and the Charter Proposal, you should keep in mind that East Stone’s Initial Shareholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, your interests as an East Stone shareholder, Warrant holder or Rights holder. These interests include, among other things:

•        If the Business Combination with JHD or another business combination is not consummated by November 24, 2021, East Stone will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 3,450,000 Founder Shares and 167,000 shares underlying the Private Placement Units held by East Stone’s Initial Shareholders, including its directors and officers, would be worthless because East Stone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares, including the shares underlying the units, had an aggregate market value of approximately $37.00 million based upon the closing price of East Stone’s ordinary shares of $10.23 per share on Nasdaq on November 4, 2021.

•        An aggregate of 350,000 Private Placement Units were issued to the IPO PIPE Shareholders simultaneously with the consummation of the Initial Public Offering and over-allotment option. Such units had an aggregate market value of $3,846,500 based upon the closing price of East Stone’s units of $10.99 per unit on Nasdaq on October 22, 2021, the last day prior to November 4, 2021 on which there was trading in East Stone’s units.

•        If East Stone is unable to complete a business combination within the time period required under its organizational documents, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone, but only if such a vendor or target business has not executed a waiver.

•        East Stone’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. However, if East Stone fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, East Stone may not be able to reimburse these expenses if the Business Combination with JHD or another business combination is not completed by November 24, 2021.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to East Stone funds as may be required by East Stone (the “Working Capital Loans”). If East Stone completes a business combination, East Stone would repay any Working Capital Loans. In the event that a business combination is not completed, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Any Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid, without interest, upon consummation of a business combination by East Stone, or, at the lender’s discretion, converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial business combination and its winding up.  The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial business combination. Such Working Capital Units would be identical to the private placement units issued to Double Ventures Holdings Limited, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao in connection with East Stone’s initial public offering. As of November 4, 2021, East Stone borrowed an aggregate of $300,000 under the East Stone Note. No other Working Capital Loans have been issued.

•        Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and a member of its board of directors, will serve as President and Vice Chairman of the board of Pubco and a member of its board of directors. JHD management has discussed with Chunyi (Charlie) Hao the possibility of being employed by JHD following the closing of the Business Combination. The terms of such position have not been negotiated or approved, and will not be considered by Pubco until after the Business Combination.

•        Mr. Lu and Michael Cashel, two of East Stone’s directors, are expected to be appointed as directors of Pubco after the consummation of the Business Combination, Messrs. Lu and Cashel may in the future receive cash fees, stock options or stock awards that Pubco determines to pay to its directors. Certain of East Stone’s other officers and directors, including Chunyi (Charlie) Hao, may also receive offers of post-closing employment with Pubco. Such employment may provide Mr. Lu and such other individuals with compensation, including equity incentives.

Recommendation to Shareholders

East Stone’s board of directors has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of East Stone’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the each of the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal, and, if presented, “FOR” the Adjournment Proposal.

Conditions to the Consummation of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) East Stone having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of any Redemptions and any private placement financing; (v) the effectiveness of the Registration Statement; (vi) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (vii) receipt by JHD and East Stone of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; and (viii) the election or appointment of members to Pubco’s post-closing board of directors designated by JHD and East Stone in accordance with the Business Combination Agreement.

In addition, unless waived by JHD and Pubco, the obligations of JHD, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of East Stone being true and correct on and as of the Closing (unless such failure has not had and would not reasonably be expected to have a Material Adverse Effect); (ii) East Stone having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to East Stone since the date of the Original Business Combination Agreement which is continuing and uncured; (iv) receipt by JHD and Pubco of a Registration Rights Agreement, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Escrow Shares that are released from escrow to the Sellers (the “Seller Registration Rights Agreement”); (v) after giving effect to the completion of the Redemption and any private placement financing, East Stone must have no less than $110,000,000 of cash (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation); (vi) East Stone, Pubco and the other parties thereto will have amended East Stone’s Registration Rights Agreement (such amendment, the “Founder Registration Rights Agreement Amendment”) that was entered into by East Stone at the time of its initial public offering, to among other matters, have such agreement apply to Pubco and the Pubco securities to be received in connection with the Merger by East Stone’s shareholders that are parties to such agreement; and (vii) East Stone having delivered to the Sellers and JHD evidence that is reasonably satisfactory to the Seller Representative of the amount of cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE investment (which includes the principal amount of the Convertible Notes and the cash proceeds of any future Equity Investment).

Unless waived by East Stone, the obligations of East Stone to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of JHD, Pubco and the Sellers being true and correct on and as of the Closing (unless such failure has not had and would not reasonably be expected to have a Material Adverse Effect); (ii) JHD, Pubco, Merger Sub and Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to JHD or Pubco since the date of the Original Business Combination Agreement which is continuing and uncured; (iv) receipt by East Stone of the Founder Registration Rights Agreement Amendment, executed by Pubco; (v) receipt by East Stone of share certificates and other documents evidencing the transfer of the Exchange Shares to Pubco; and (vi) receipt by East Stone of the evidence of the termination of any outstanding options, warrants or other convertible securities of JHD, without any consideration or liability therefor or in the case of (i) the Convertible Notes, their conversion into Pubco Ordinary Shares and (ii) any future Equity Investment, receipt of cash therefor by JHD or one of its subsidiaries (including, for this purpose JHD Tech).

Currency Translation

This proxy statement/prospectus contains translations between Renminbi and U.S. dollars for the convenience of the reader. The translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB 6.4566 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2021. Pubco makes no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On October 22, 2021, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB 6.3839 to US$1.00.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) JHD’s existing operations will comprise the ongoing operations of the combined company, (ii) JHD’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of JHD will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company.

In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of JHD issuing shares for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of JHD.

Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” beginning on page 49. These risks are summarized below.

Summary of Risk Factors

Risks relating to the Business Combination, Redemptions, Pubco’s Operations and Pubco Ordinary Shares

•        No third party valuation was obtained by East Stone before determining to pursue the Business Combination with JHD Group.

•        East Stone’s has limited ability to assess JHD Group, including its operations and management and JHD Group operates in an industry sector that is outside of East Stone’s management’s expertise.

•        Redemptions by East Stone shareholders may make it difficult for East Stone to complete the Business Combination.

•        Pubco may fail to implement an effective system of internal control over financial reporting, which could affect its ability to accurately report financial results or prevent fraud.

•        As a foreign private issuer Pubco and its management may rely on exemptions from certain US. federal securities law disclosure requirements and from certain corporate governance requirements under Nasdaq listing rules that provide protection to public shareholders.

•        Pubco’s only asset will be its ownership interests in JHD. Its ability to pay any dividends in the future will depend entirely distributions from its subsidiaries. (See Risk Factors — Risks Relating to Pubco’s Business and Operations Following the Business Combination with JHD, “— Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of JHD and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Ordinary Shares, pay its expenses or satisfy other financial obligations”).

•        Pubco is a Cayman company with all of its subsidiaries’ business operations and assets in China; consequently taking action against or enforcing judgments against Pubco and/or certain of its officers and directors who reside outside of the United States may be difficult for Pubco shareholders. (See Risk Factors — Risks Relating to Doing Business in China, “— Difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against JHD or JHD’s management named in the prospectus based on foreign laws” and “— It may be difficult for overseas regulators to conduct investigation or collect evidence within China”).

•        If analysts do not publish research about Pubco’s business or if they publish inaccurate or unfavorable research, Pubco’s stock price and trading volume could decline.

•        Certain officers and directors of East Stone will be serving as executives and/or directors of Pubco after the Closing resulting in potential conflicts with East Stone’s public shareholders.

•        East Stone shareholders will experience material dilution of their interests if the Business Combination closes.

•        There will be a significant number of Pubco ordinary shares available for sale in public markets after the Business Combination Transaction closes which could adversely affect the price of Pubco shares.

•        Pubco does not expect to pay dividends in the foreseeable future.

•        An active trading market for Pubco ordinary shares may not develop.

Risks Related to JHD Group’s Business and Industry

•        JHD Group’s recent growth rates may not be indicative of its future growth.

•        JHD Group has incurred net losses in the past, and it may continue to experience in the future.

•        JHD Group may be unable to maintain relationships with distributors in it fast moving consumer goods business JHD.

•        JHD Group’s fast moving consumer goods business returns low profits margins.

•        JHD Group’s fast moving consumer goods business has a concentration of suppliers and customers.

•        JHD Group’s higher margin Value Added Services requires JHD Group to develop and maintain business relationships with banks and other licensed financial services providers which JHD Group may not be able to do successfully.

•        The financial stations that operate within the JHD Group network and through which the Value Added Services are provided are subject to extensive regulatory requirements. (See Risk Factors, Risks Relating to JHD Group‘s Business and Industry, “— The financial stations that operate within the JHD Group network are subject to extensive regulatory requirements, and noncompliance with or changes to these regulatory requirements may affect its business operations and financial results”).

•        If JHD Group is not able to keep up with rapid changes in technology it future success may be compromised.

•        Actual or alleged failure to comply with data privacy laws and regulations could damage JHD Group’s reputation, result in government action and have an adverse impact on its results and financial condition.

•        JHD Group may not be able to prevent unauthorized use of its intellectual property, and itself may face claims of intellectual property infringement claims and be subject to such litigation. (See Risk Factors, Risks Relating to JHD Group’s Business and Industry, “— JHD Group may not be able to prevent unauthorized use of its intellectual property, which could harm its business and competitive position” and “— JHD Group may be subject to intellectual property infringement claims or other allegations, which could result in its payment of substantial damages, penalties and fines, or the removal of data or technology from its system”).

•        JHD Group is subject to certain technology risks, including design or manufacture defects, cybersecurity threats, among others.

•        JHD Group may not be able to obtain full insurance coverage, including but not limited to directors and officers liability insurance.

•        JHD Group faces competition from other business enterprises with significantly greater financial resources.

•        JHD Group is required to apply for and maintain numerous licenses and approvals from Chinese governmental authorities in order to operates its businesses; JHD Group may not secure or maintain the necessary licenses or approvals, and changes in such regulation may adversely affect its business. (See Risk Factors — Risks Related to JHD’s Business and Industry, “— If JHD Group fails to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment applicable to its business in China, or if JHD Group is required to take actions that are time-consuming or costly, its business, financial condition and results of operations may be materially and adversely affected”, “— The financial stations that operate within the JHD Group network are subject to extensive regulatory requirements, and noncompliance with or changes to these regulatory requirements may affect its business operations and financial results” and “— JHD Group may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to its business may have a material adverse effect on its business and results of operations”).

•        JHD Group may be subject to litigation, including product liability, intellectual property, consumer claims, securities law, among others, which is expensive, harmful to its reputation and could divert management attention.

•        If JHD Group were to lose key personnel and were to be unable to replace such personnel, JHD Group’s ability to maintain and expand its business may be impeded.

•        JHD Group relies on banks or payment processors to fund transactions in its business and changes in processing rules and/or increases in fees may material impact JHD Group’s business and results of operations.

•        JHD Group may fail to maintain or expands its logistics operations which are important to its success.

•        JHD Group faces risks associated to its acceptance of cash on delivery as a payment method, which may have a material adverse impact on its business or prospects.

•        Because of Chinese government rules limiting foreign ownership in certain sectors including some that JHD Group participates in, JHD Group does not own an equity interest in variable interest entities (“VIEs”) that directly own assets and licenses that are important to JHD Group’s business operations, but instead relies upon contractual arrangements with the variable interest entities and its shareholders which may not be effective in providing JHD Group with the power to direct the activities of the VIEs. (See Risk Factors — Risks Related to JHD Group’s Business and Industry “— JHD Group relies on contractual arrangements with the variable interest entities and its shareholders for a large portion of its business operations, which may not be as effective as direct ownership in providing the JHD Group with the power to direct the activities of the variable interest entities.”, “— Any failure by JHD Group’s variable interest entities or their shareholders to perform their obligations under JHD Group’s contractual arrangements with them would have a material and adverse effect on JHD Group’s business”, “All of the agreements under JHD Group’s contractual arrangements with the VIE and their equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures” and “ — JHD Group may lose the ability to use and enjoy assets held by the VIE and its subsidiaries, including assets which are important to JHD Group’s business, in the event that the VIE and its subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding”).

•        Future Chinese government rule-making or legal action in relation to VIEs could negatively impact the business, operations and financial results of companies such as JHD Group that operate, at least in part, through VIE structures. (See Risk Factors — Risks Related to JHD Group’s Business and Industry, “— If the PRC government finds that the agreements that establish the VIE structure for operating some of JHD Group’s business operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, JHD Group could be subject to severe penalties, or be forced to relinquish its interest in those operations”)

•        JHD Group faces certain risks relating to the proposed investment by Qingdao Hainuo (See Risk Factors — Risks Related to JHD Group’s Business and Industry, “— If it completes its investment into Pure Value and then Elects to Convert into Pubco Ordinary Shares, Qingdao Hainuo, a government-owned investment fund of the Shinan District government in Shandong Province will have a minority shareholding position in Pubco” and “— If it completes its investment in Pure Value, in the event that Qingdao Hainuo does not exercise its conversion rights under its convertible note, but instead seeks repayment of the principal and interest owed by Pure Value under the note, then there is a risk that Pure Value (and the guarantors under the note, JHD Hong Kong and Ling Feng) may not have sufficient assets available in the future to satisfy the entire amount of the principal and interest owed to Qingdao Hainuo, leading to a default on the note”.)

Risks Related to Doing Business in China

•        JHD Group is subject to the risk of changing legal standards and enforcements priorities in China that may occur with little advance warning and could have a material adverse impact on JHD Group’s business and results of operations and, consequentially on Pubco’s share price. (See Risk Factors — Risks Related to JHD Group’s Business and Industry “— Actual or alleged failure to comply with data privacy and protection laws and regulations could damage JHD Group’s reputation and discourage current and potential customers from doing business with JHD Group”, “— JHD is subject to the latest promulgated version of the PRC Personal Information Protection Law, and is subject to various personal information protection obligations”, “— If JHD Group fails to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment applicable to its business in China, or if JHD Group is required to take actions that are time-consuming or costly, its business, financial condition and results of operations may be materially and adversely affected”, “— Changes in PRC laws, regulations or government policies related to financial services could have a material adverse effect on JHD Group’s Value-Added Services business to financial institutions”, “— The financial stations that operate within the JHD Group network are subject to extensive regulatory requirements, and noncompliance with or changes to these regulatory requirements may affect its business operations or financial results”, “— PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject JHD Group’s PRC resident beneficial owners or its PRC subsidiaries to liability or penalties, limit its ability to inject capital into its PRC subsidiaries, limit its PRC subsidiaries’ ability to increase their registered capital or distribute profits to JHD Group, or may otherwise adversely affect JHD Group”, “— All of the agreements under JHD Group’s contractual arrangements with the VIE and its equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures”, “— The PRC government may exert more control over offerings conducted overseas (i.e., outside of China) and/or foreign investment in China-based issuers, which could adversely limit or completely hinder JHD Group’s, or the combined company’s, ability to offer or continue to offer securities to investor”, “— If the PRC government finds that the agreements that establish the VIE structure for operating some of JHD Group’s business operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, JHD Group could be subject to severe penalties, or be forced to relinquish its interest in those operations”, Risks Related to Doing Business in China “— Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect JHD Group”, “— JHD Group faces uncertainties with respect to the implementation of the Foreign Investment Law and how it may impact the viability of its current corporate structure, corporate governance and business operations”, “— Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on JHD Group’s business and operations”, “— JHD Group may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to its business may have a material adverse effect on its business and results of operations”, “— PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject JHD Group’s PRC resident beneficial owners or its PRC subsidiaries to liability or penalties, limit its ability to inject capital into its PRC subsidiaries, limit its PRC subsidiaries’ ability to increase their registered capital or distribute profits to JHD Group, or may otherwise adversely affect JHD Group”, “— PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent JHD Group from using the assets of East Stone to make loans or additional capital contributions to its PRC subsidiaries, which could materially and adversely affect its liquidity and its ability to fund and expand its business”, “— JHD Group faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies, including with respect to the indirect transfers that will result from the Business Combination” and “— Governmental control of currency conversion may limit JHD Group’s ability to utilize its cash balance effectively and affect the value of its investment”).

•        The PRC government may intervene or influence JHD Group’s operations at any time, which could result in a material adverse change in JHD Group’s operations, significantly limit or completely hinder JHD Group’s ability to offer or continue to offer securities to investors, and cause the value of Pubco’s ordinary shares to significantly decline or be worthless. (See Risk Factors, Risks Relating to JHD Group’s Business and Industry, “— The Chinese government may intervene or influence JHD Group’s operations at any time, which could result in a material adverse change in its operations, significantly limit or completely hinder Pubco’s ability to offer or continue to offer securities to investors, and cause the value of Pubco’s ordinary shares to significantly decline or be worthless.”).

•        The PRC government may exert more control over offerings conducted outside of China and/or over foreign investment in China-based businesses, such as JHD Group which could significantly limit or completely hinder JHD Group’s and Pubco’s ability to offer or continue to offer securities to investors and/or materially and adversely impact the business and results of operations of JHD Group and cause the value of Pubco’s ordinary shares to significantly decline or be worthless. (See Risk Factors, Risks Relating to JHD Group’s Business and Industry, “— The PRC government may exert more control over offerings conducted overseas (i.e., outside of China) and/or foreign investment in China-based issuers, which could adversely limit or completely hinder JHD Group’s, or the combined company’s, ability to offer or continue to offer securities to investors”).

•        JHD Group is subject to the risk associates with changes in the Chinese economy and steps taken by the government to address the changes, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, the interpretation of tax laws, tariffs and importation regulations, pandemics such as COVID-19 and its variants and steps taken by the government to limit the spread of disease, earthquakes and other natural disasters.(See Risk Factors, Risks Relating to JHD Group’s Business and Industry, “— JHD Group faces risks related to health epidemics, severe weather conditions and other outbreaks”) and Risks Related to Doing Business in China, “— Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on JHD Group’s business and operations”, and “— Governmental control of currency conversion may limit JHD Group’s ability to utilize its cash balance effectively and affect the value of its investment”).

•        Under Chinese law, JHD Group’s Chinese subsidiaries are limited in their ability to pay dividends to JHD Group, which may impair Pubco’s ability to pay dividends to its shareholders. (See Risk Factors, Risks Relating to Doing Business in China, “— JHD Group may rely on dividends and other distributions on equity paid by its PRC subsidiaries to fund any cash and financing requirements JHD Group may have, and any limitation on the ability of its PRC subsidiaries to make payments to JHD Group could have a material and adverse effect on its ability to conduct its business”).

•        If JHD Group were to be classified as a PRC resident enterprise for PRC income tax purposes, such classification could have unfavorable tax consequences for JHD and its non-PRC shareholders. (See Risk Factors, Risk Relating to Doing Business in China, “— If JHD Group is classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to JHD Group and its non-PRC shareholder”).

•        Chinese government control of currency conversion may limit JHD Group’s ability to utilize its cash balances effectively. (See Risk Factors, Risks Relating to Doing Business in China, “— Governmental control of currency conversion may limit JHD Group’s ability to utilize its cash balance effectively and affect the value of its investment”).

•        It may be difficult for foreign regulators to conduct investigations or to collect evidence involving claims against JHD Group or its management within China. (See Risk Factors, Risks Related to Doing Business in China, “— Difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against JHD Group or JHD Group’s management named in the prospectus based on foreign laws, and “— It may be difficult for overseas regulators to conduct investigation or collect evidence within China”).

•        Because JHD Group must comply with the Foreign Corrupt Practices Act, it may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.(See Risk Factors, Risks Related to JHD Group’s Business and Industry, “— JHD Group will be subject to the Foreign Corrupt Practices Act, consequently, it may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions”).

•        JHD Group is subject to risks resulting from failing to comply with various PRC related labor laws, including failing to make adequate social and labor, and employer contributions. (See Risk Factors, Risks Related to Doing Business in China, “— Failure to make adequate social insurance and housing fund contributions in a manner required under PRC labor-related laws and regulations may subject JHD Group to penalties and other risks”).

•        Chinese rules relating to mergers and acquisitions involving foreign enterprise make acquisitions by JHD Group more difficult for JHD Group to pursue than if JHD Group were a Chinese domestic enterprise. (see Risk Factors, Risks Related to JHD Group’s Business and Industry, “The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for JHD Group to pursue growth through acquisitions in China”).

•        JHD Group’s independent registered public accounting firm’s audit documentation related to their audit reports included in this joint prospectus/proxy include audit documentation located in China and as a result JHD Group is subject to the risk that the PCAOB may not be able to adequately inspect JHD’s auditors which could result in the future delisting of Pubco’s shares from U.S. stock exchanges, deregistration of Pubco shares by the SEC and a prohibition on trading in Pubco’s shares in the US. (See Risk Factors, Risks

Related to Doing Business in of Doing Business in China “— JHD Group’s independent registered public accounting firm’s audit documentation related to their audit reports included in this joint prospectus/proxy include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection”).

•        Because the contractual arrangements between JHD and the variable interest entities and related parties are governed by PRC law, legal claims otherwise available to JHD or its shareholders in other jurisdictions may be unavailable to JHD or its shareholders in China (including legal claims under the United States federal securities laws). Additionally, because any disputes under contractual arrangements will be resolved via arbitration in China in accordance with the contractual arrangements, there could be considerable costs, delays, or enforcement defects that restrict or prevent JHD’s ability to prevail and/or fully resolve such disputes, which could impair JHD’s operations or its ability to consolidate the assets of the VIE. (See Risk Factors, Risks Related to Doing Business in of Doing Business in China “All of the agreements under JHD’s contractual arrangements with the VIE companies and their equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures”).

•        The legal system in China is not as developed as in other jurisdictions, such as the United States. From time to time, JHD Group may be required to resort to administrative and court proceedings to enforce its legal rights, however, because PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to predict the outcome of judicial or administrative proceedings. (See Risk Factors, Risks Related to Doing Business in of Doing Business in China “Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect JHD Group”).

•        The legal system in China is based, in part, on government policies and internal rules, some of which are not published in timely manner, or which may not be published at all, but which may have retroactive legal effect. As a result, JHD Group may not always be aware of its potential violation of these policies and rules, which may give rise to uncertainties regarding JHD Group’s contractual rights, property rights (including intellectual property rights), and procedural rights, which could adversely affect JHD Group’s business and impede JHD Group’s ability to continue operations. (See Risk Factors, Risks Related to Doing Business in of Doing Business in China “Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect JHD Group”).

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Corporate Affairs of the British Virgin Islands necessary to effectuate the Merger, which will be filed by the registered agent of JHD on behalf of JHD and East Stone with the with the Registrar of Corporate Affairs of the British Virgin Islands upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Material U.S. Federal Income Tax Considerations

For a discussion summarizing the material U.S. federal income tax considerations of the Business Combination Agreement and the Transactions contemplated by the Business Combination Agreement, please see the section entitled “Material U.S. Federal Income Tax Considerations.”

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by Pubco. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Pubco’s Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Pubco’s Ordinary Shares, nor will gains derived from the disposal of Pubco’s Ordinary Shares be subject to Cayman Islands income, withholding or corporation tax.

No Cayman Islands’ stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

VIE Structure

JHD does not have an equity ownership interest in JHD Group’s VIE. Instead, JHD and its subsidiaries use arrangements that involve contracts with the VIE entity and its nominee shareholders that provide JHD Group with the power to direct the activities of the VIE entity, see “Cash Flows-Holding Company Structure” for details.

JHD and its subsidiaries utilize the following contracts and arrangements that provide JHD Group the power to direct the activities of the VIE and that consequently allows JHD to consolidate the VIE’s operations and financial results into JHD’s financial statements:

•        A Loan Agreement executed by Pure Value, Xiaoli Lou, Shufen Xiao and JHD Tech, agreeing that Pure Value has extended RMB 500,000 to each of Xiaoli Lou and Shufen Xiao (“Loan”), and that these individuals will use the Loan solely to contribute to JHD Tech’s registered capital.

•        A Call Option Agreement executed by Pure Value, Xiaoli Lou, Shufen Xiao and JHD Tech, agreeing that each of Xiaoli Lou and Shufen Xiao, as shareholders, that each hold 50% of the equity interests of JHD Tech, grant Pure Value the option to acquire all equity interests in JHD Tech that they hold.

•        Powers of Attorney signed by Xiaoli Lou and Shufen Xiao, authorizing Pure Value to vote, make decisions and sign any documents on their behalf in connection with their rights as shareholders of JHD Tech.

•        A Letter of Indemnification and Release issued by Pure Value to each of Xiaoli Lou and Shufen Xiao, holding them harmless from any relevant personal liability as the shareholders of JHD Tech.

•        Spousal Consents issued by the spouses of Xiaoli Lou and Shufen Xiao, expressly carving out each shareholder’s equity interests in JHD Tech from such shareholder’s marital property.

•        Equity Pledge Agreements between Pure Value and each of Xiaoli Lou and Shufen Xiao, pledging the equity interests in JHD Tech held by Xiali Lou and Shufen Xiao to Pure Value, in order to guarantee their performance of their rights and duties under various other agreements described herein.

•        An Exclusive Services Agreement executed by JHD Tech and Pure Value, pursuant to which JHD Tech engages Pure Value to provide certain technical services, marketing and management consulting services, financial support, and human resources support on an exclusive basis in exchange for service fees equivalent to Pure Value’s costs in providing the services, plus 5% of such costs.

•        An Intellectual Property License Agreement executed by Pure Value and JHD Tech, agreeing that Pure Value has granted JHD Tech a license to use the intellectual property of Pure Value.

The above documents have been attached to this registration statement/prospectus as Exhibits 10.33 to 10.44.

Under the above contractual arrangements, Pure Value has been provided the power to direct the activities of JHD Tech, a VIE company. JHD Tech in turn holds 67% of the equity interests of Guihong, and 100% of the equity interests of Taoyoupin. JHD Tech and its subsidiaries meet the conditions for financial statement consolidation with JHD Group under U.S. GAAP. JHD itself is a holding company with no material operations of its own, incorporated in the Cayman Islands, while JHD Group’s primary operations are carried out in the PRC through its reliance on various operating entities (i.e., JHD Tech and its subsidiaries established in the PRC) structured as VIE companies. Due to PRC legal restrictions on the foreign ownership of certain finance and internet-related businesses, JHD Group does not have any actual equity ownership of these VIE operating companies, but instead JHD Group has the power to direct the activities of the VIE operating companies through the contractual arrangements set out above (the legality or enforceability of which have not been tested in a PRC court). If there are flaws in such contracts, or if any relevant contractual provisions were to ultimately be held unenforceable by PRC courts or other governmental authorities, such developments could result in JHD Group facing a reduced ability (or complete inability) to direct the activities of the VIE operating companies. Accordingly, JHD Group’s reliance on VIE operating companies poses additional risks that would not be present if such operating companies were held by means of traditional equity ownership. For additional information, see section entitled “JHD’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Holding Company Structure”.

JHD Group’s ability to pay dividends depends upon the dividends paid by Pure Value and Ling Feng. Pure Value receives certain service fees and license fees for intellectual property from JHD Tech. Therefore, the value of your investment in Pubco is subject to status of the operations of JHD Tech, as well as its subsidiaries.

JHD Group operates its business in China through JHD Tech and relies on the contractual agreements listed above to direct the activities of JHD Tech. These contractual arrangements are not equivalent to (and may be less effective than) direct equity ownership in providing JHD Group with the ability to direct the activities of JHD Tech as a variable interest entity, as the contractually controlled nominee shareholders of JHD Tech could potentially breach their contractual agreements with JHD Group by failing to conduct their contractual obligations, or by otherwise failing to act in the interest of JHD Group or by taking actions that are detrimental to JHD Group’s interests. Moreover, as these nominee shareholders (and not JHD Group) are the actual shareholders in JHD Tech, JHD Group is unable to independently exercise any rights as a shareholder of JHD Tech. For example, JHD cannot independently effect changes to the board of directors of JHD Tech, thus potentially making it difficult for JHD Group to implement changes at the management and operational level.

The uncertainties regarding JHD Group’s status of rights under its contractual arrangements with JHD Tech arise from the possibility of the nominee shareholders of JHD Tech potentially failing to perform their respective obligations under such contracts, and from the evolving nature of PRC laws and regulations.

If JHD Tech or its nominee shareholders were to breach their contractual obligations to JHD Group, then JHD Group could be forced to incur substantial costs and expend additional resources to enforce such contractual arrangements. For example, if such nominee shareholders refuse to transfer their equity interests in JHD Tech to a designee of JHD Group upon JHD Group’s exercising of its option to purchase such equity interests under the Call Option Agreement, then JHD Group would need to resort to arbitration proceedings in order to resolve JHD Group’s dispute with such nominee shareholders. However, as such contractual agreements have not been tested in a court of law in the PRC, taking such actions could result in substantial delays and incur substantial costs to resolve such a dispute, and there is ultimately no guarantee that such arbitration proceedings would be resolved in JHD Group’s favor.

Furthermore, any disputes arising between parties to the contractual arrangements described above could be subject to potential jurisdictional defects. Each of the above contracts contractually specifies that it shall be governed by and interpreted in accordance with PRC law, and any such disputes should be resolved by means of arbitration in China. Such contractual arrangements could make it difficult or even impossible for JHD Group (or any other party) to successfully pursue legal claims against its counterparties that are otherwise available in other jurisdictions, including claims that could potentially be brought under the United States federal securities laws. Additionally, the legal system in China, particularly as it relates to arbitration proceedings, is not as developed as in other jurisdictions such as the United States. There are very few precedents in China and very little official guidance as to how contractual arrangements in the context of variable interest entities should be interpreted or enforced under PRC law. Accordingly, there remain significant uncertainties regarding the ultimate outcome of arbitration, should any legal action become necessary among the counterparties to the above contractual arrangements. Even in cases where JHD were to prevail in arbitration proceedings, final arbitral awards may only be enforced in China by PRC courts via arbitration award recognition proceedings, which could cause additional expenses or delays. Such enforcement proceedings could also independently fail to result in the recognition of an otherwise valid arbitral award, especially considering that PRC judicial and administrative authorities have significant discretion in interpreting and implementing their decisions. In the event that Pure Value or any other JHD Group subsidiary is ultimately unable to enforce its rights under the contractual arrangements described above, then JHD Group may not be able to direct the activities of JHD Tech, which could negatively impact JHD Group’s ability to conduct its business and severely disrupt JHD Group’s business operations. Likewise, because JHD Tech is a consolidated affiliate of JHD Group under JHD Group’s consolidated financial statements, any loss of JHD Group’s ability to consolidate the assets of JHD Tech could materially and adversely affect JHD Group’s results of operations and financial condition. For example, in the year ended December 31, 2020 approximately 23% of JHD Group’s consolidated revenue was derived from JHD Tech.

Additionally, there are uncertainties associated with the use of VIE structures under China’s complex and constantly evolving laws and regulations. For example, JHD Group’s VIE structure is subject to risks associated with the enforceability of its contractual arrangements used to implement such VIE structure. If the PRC government were to rule that contractual arrangements used to establish VIE structures do not comply with PRC laws and regulations, or if new PRC laws or regulations are adopted, or if current interpretations of existing PRC laws and regulations were to change, then JHD Group could ultimately be forced to relinquish its interests in JHD Tech, and potentially be subject to penalties under PRC law. As noted above, there are very few precedents in China and very little official guidance as to how contractual arrangements in the context of variable interest entities should be interpreted or enforced under PRC law. Even in the case of established legal precedents on the subject of VIE structures, the PRC legal system is ultimately based on written statutes, and court decisions have limited precedential value. The PRC legal system evolves rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involve many uncertainties. Furthermore, the PRC legal system is also based, in part, on government policies and internal rules, some of which are not published in a timely manner, or published at all, but which may potentially have retroactive effect. As a result, JHD Group may not always be aware of potential violations of these policies and rules, which could be imposed on JHD Group and imposed retroactively. Such unpredictability could adversely impact JHD Group’s contractual rights, property rights (including intellectual property rights), and procedural rights in connection with its use of a VIE structure, which could adversely affect JHD Group’s business and impede JHD Group’s ability to continue operations.

Required Consents and Permissions

JHD Group has received all necessary requisite permissions from competent authorities according to existing PRC laws and regulations, for the purpose of operation in China and issuance of securities overseas and to foreign investors. Material licenses or permissions that JHD Group, its subsidiaries, or the VIE has acquired from competent Chinese authorities to operate their businesses include the following:

•        Each of JHD Tech, Pure Value, Ling Feng and Taoyoupin possesses the required business licenses to perform the types of businesses which it was incorporated to carry out.

•        JHD Tech obtained a value-added telecommunications service category B21 permit for online data processing and transaction processing business activities (limited to online e-commerce business), issued by the Beijing Telecommunication Regulation Bureau on December 4, 2019, and such permit will remain effective until December 4, 2024, unless terminated early.

•        Pure Value renewed its Food Operation Permit on April 22, 2021 with a term of five years. Taoyoupin is engaged in the food wholesale business and obtained a Food Operation Permit issued by the local SAMR bureau in Shenzhen on September 16, 2020, and the term of effectiveness is five years. Lingfeng received its Food Operation Permit on January 10, 2021.

•        Pure Value received a Road Cargo Transportation Permit issued by the Transportation Bureau of Shanghai Pudong District on July 10, 2019, and the term of effectiveness is four years. Taoyoupin received a Road Cargo Transportation Permit issued by the Transportation Bureau of Shenzhen on December 1, 2020, and the term of effectiveness is four years.

In addition to the above, there are also uncertainties regarding other potential consent, approval and license requirements imposed by the CSRC and CAC, which could potentially be implicated by the operations of JHD, its subsidiaries, or the VIE companies. However, under current PRC law and regulatory enforcement practices, neither JHD Group, nor its subsidiaries, nor the VIE are actually subject to these CSRC and CAC requirements at this time. For more details, see Risk Factors, “Risks Related to Doing Business in China — The approval of the CSRC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law.”

Specifically, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals, and formed for purposes of an overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals, to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval mechanism for overseas listings by special purpose vehicles. However, to date, the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the indirect listing of JHD Tech as part of the Business Combination are subject to the CSRC approval procedures under the M&A Rules. At this time, a prior approval from the CSRC is not required for the Business Combination because (i) the CSRC currently has not issued any definitive rule or interpretation on this point. However, uncertainties still exist as to how the M&A Rules could be interpreted or implemented in the future, and the opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

Additionally, the Measures for Cybersecurity Reviews (Revision Draft for Comment) issued by the CAC on July 10, 2021 further restates and expands the applicable scope of relevant cybersecurity review procedures in China. Although the Measures for Cybersecurity Reviews (Revision Draft for Comment) currently exist only in draft form (and are therefore not yet legally binding), if ultimately adopted in their current form, then any operator who applies to list its securities overseas must apply to the Cybersecurity Review Office for a cybersecurity review if it is in possession of the personal information of more than 1,000,000 users. As JHD Tech’s securities would be indirectly listed following the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus and JHD Tech is in possession of the personal information of more than 1,000,000 users, JHD Tech would be required to conduct the cybersecurity review. In accordance with the Measures for Cybersecurity Reviews (Revision Draft for Comment), the specific times and numbers of cybersecurity reviews is not specified. If JHD Tech is determined by PRC regulatory authorities to have data security risks, the relevant regulatory authority may have the right to stop the indirect listing of JHD Tech’s securities through the consummation of the Business Combination, or (should the consummation of the Business Combination already have occurred) even request for withdrawal Pubco’s Nasdaq listing application or delisting of Pubco. In accordance with the Measures for Cybersecurity Reviews (Revision Draft for Comment), the exact manner of intervention is not specified. Per the PRC Data Security Law issued by Standing Committee of the National People’s Congress in June 2021, effective as of September 1, 2021, the cybersecurity review decision would be final and JHD would not have the ability to appeal.

Therefore, taken together, JHD Group believes that no consents, approvals or licenses other than those that have already been obtained by JHD Group are required under existing PRC laws and regulations for the establishment of the VIE structures or its overseas listing. However, PRC laws and regulations are subject to change and reinterpretation by PRC governmental authorities. As uncertainties remain regarding the interpretation and implementation of these laws and regulations, JHD Group cannot assure that JHD Group will be in compliance with such regulations in all respects, and JHD Group may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. Additional compliance procedures may be required in connection with business operations of JHD Group, and, if required, JHD Group cannot predict whether its operating companies will be able to obtain the approval of such compliance requirements. As a result, JHD Group is subject to uncertainties concerning future actions by the Chinese government that could cause the value of Pubco ordinary shares to significantly decline or become worthless. It is possible that any new rules or regulations may impose additional requirements on JHD Group.

Restrictions on foreign exchange from a PRC legislative perspective:

According to the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE Circular 37”), all PRC residents must register with PRC State Administration of Foreign Exchange (“SAFE”) or its local branches with respect to their direct or indirect offshore investment activities. Moreover, any PRC resident who is a direct or indirect shareholder of a special-purpose vehicle (“SPV”) is also required to update its filed registrations with its local branch of SAFE with respect to its SPV, to reflect any material changes. If any PRC shareholder of such an SPV fails to make the required registration or to update a previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or proceeds from any capital reductions, share transfers or liquidation to the SPV, in which case the SPV could also be prohibited from making additional capital contributions into its subsidiary in China.

Pubco has requested PRC residents who Pubco knows hold a direct or indirect interest in Pubco to make all necessary applications, filings and registrations that are required under SAFE Circular 37, and those PRC resident shareholders that hold a direct interest in Pubco have completed all necessary registrations with their local SAFE branches or their qualified banks in the manner required under SAFE Circular 37. However, Pubco could potentially not be informed of the identities of all the PRC residents holding direct or indirect interest in Pubco, and therefore Pubco cannot provide any assurance that all PRC residents holding a direct or indirect interest in Pubco are in compliance with its request to comply with the terms of SAFE Circular 37.

JHD Group also faces exposure to foreign currency exchange rate fluctuations. For more details, see Risk Factors, “Risks Related to Doing Business in China —  JHD Group faces exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect JHD Group’s business, results of operations and financial condition.”

The PRC government imposes controls on the convertibility of the Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements, meaning that PRC subsidiaries can distribute dividends without SAFE’s prior approval. However, approval from or registration with appropriate government authorities is required where Renminbi will be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, JHD Group is required to obtain SAFE approval in order to use cash generated from the operations of its PRC subsidiaries and the VIE to pay off their respective debts in any currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. For more details, see Risk Factors, “Risks Related to Doing Business in China — Governmental control of currency conversion may limit JHD Group’s ability to utilize its cash balance effectively and affect the value of its investment.”

Restrictions and limitations on JHD Group’s and the combined company’s ability to distribute earnings from a PRC legislative perspective:

JHD relies principally on dividends and other distributions on equity from its PRC subsidiaries in order to generate cash to pay dividends and other cash distributions paid to its U.S. investors. Under PRC laws and regulations, its PRC subsidiaries, which are wholly foreign-owned enterprises, may pay dividends only out of their respective accumulated profits, as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, in order to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of such company’s registered capital. Such reserve funds cannot be distributed to JHD as dividends.

JHD Group’s PRC subsidiaries generate all of their revenue in Renminbi, which is not freely convertible into other currencies and is subject to PRC foreign exchange control related laws and regulations. For more details, see Risk Factors, “Risks Related to Doing Business in China — Governmental control of currency conversion may limit JHD’s ability to utilize its cash balance effectively and affect the value of its investment.”

In addition, applicable foreign exchange rate fluctuations may result in adverse financial conditions. For more details, see Risk Factors, “Risks Related to Doing Business in China — JHD Group faces exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect JHD Group’s business, results of operations and financial condition.”

Moreover, the PRC Enterprise Income Tax Law issued by the Standing Committee of National People’s Congress and the PRC Implementing Regulations of the Enterprise Income Tax Law provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. Thus, such regulation may prevent JHD Group from adopting favorable tax rates in situations where a PRC subsidiary pays dividends to its Hong Kong enterprise. For more details, see PRC regulations relating to dividends withholding tax may prevent JHD Group from adopting a favorable tax rate when a PRC subsidiary pays dividends to its Hong Kong enterprise, which could materially and adversely affect the amount of dividends to be paid to JHD Group’s non-PRC shareholders.

The quantified cash flows between JHD, its PRC subsidiaries, and JHD Tech are as follows:

As one of JHD Group’s PRC subsidiaries, Pure Value is entitled to receive license fees and services fees from JHD Tech. To cover the costs associated with JHD Tech’s daily operations, Pure Value is also required to contribute service fees to JHD Tech and extends intercompany loans to JHD Tech. These transactions collectively comprise all material asset transfers that would be used to generate JHD’s cash flows from JHD Tech. Separately, Ling Feng may distribute dividends to JHD (which are unrelated to cash flows generated from JHD Tech). As of November 1, 2021, no such service fees, intercompany loans or distributions have been made. The quantified cash flows between JHD, its PRC subsidiaries, and JHD Tech are as follows:

•        Pursuant to one of the contractual arrangements used to implement the above cash flow arrangements, i.e., the Intellectual Property License Agreement executed by Pure Value and JHD Tech, Pure Value grants a license to JHD Tech to use certain intellectual property owned by Pure Value, in exchange for royalties calculated based on JHD Tech’s annual revenue. JHD Tech is also required to withhold and pay to appropriate governmental authorities certain taxes on any such transfers from JHD Tech to Pure Value, as specified in the Intellectual Property License Agreement. In all of 2020 and 2021 through June 30, 2021 JHD Tech has not paid royalties to Pure Value. As both JHD Tech and Pure Value are PRC entities located in China, the cash flows generated under the Intellectual Property License Agreement, if any, are not subject to any relevant foreign-exchange control issues or other PRC regulatory impediments.

•        Pursuant to another of the contractual arrangements used to implement the above cash flow arrangements, i.e., the Exclusive Services Agreement executed by JHD Tech and Pure Value, Pure Value agrees that it will provide various services to JHD Tech, thus JHD Tech agrees to pay service fees equivalent to Pure Value’s costs in providing such services, plus an additional amount equal to 5% of such costs. JHD Tech is also required to withhold and pay to appropriate governmental authorities certain taxes on any such transfers from JHD Tech to Pure Value. In all of 2020 and 2021 through June 30, 2021 JHD Tech has not paid service fees to Pure Value. As both JHD Tech and Pure Value are PRC entities located in China, the cash flows generated under the Exclusive Services Agreement, if any, are not subject to any relevant foreign-exchange control issues or other PRC regulatory impediments.

•        Regarding Pure Value’s payments to cover JHD Tech’s daily operations, in all of 2020, the three months ended March 31, 2021, and the three months ended June 30, 2021, the service fees paid by Pure Value to JHD Tech were RMB 44 million, 0 and 1 million, respectively (USD 6.38 million, 0 and 0.15 million, respectively). During these same periods, Pure Value extended intercompany loans to JHD Tech in the amounts of RMB 66.48 million, 10.30 million and 2.87 million, respectively (USD 9.64 million, 1.58 million and 0.44 million, respectively). The service fees transferred from Pure Value to JHD Tech are governed by a simple intercompany service contract, while the intercompany loans extended by Pure Value to JHD Tech are not governed by any formal written agreements. Pure Value is also required to withhold and pay to appropriate governmental authorities certain taxes on the service fees transferred from Pure Value to JHD Tech. As both Pure Value and JHD Tech are PRC entities located in China, the cash flows generated under these particular transfers are not subject to any relevant foreign-exchange control issues or other PRC regulatory impediments.

•        During all of 2020 and 2021 through June 2021, Pure Value did not declare any dividends to JHD. As the payment of any such dividends would require a cross-border transfer of funds from a PRC entity to a non-PRC entity, such payments, if any, would be subject to China’s system of foreign exchange controls implemented by SAFE. Accordingly, such payments would be subject to review by Pure Value’s PRC commercial bank prior to being transferred out of China, and could potentially also be subject to review by SAFE, which could result in certain payment delays. If either Pure Value’s PRC commercial bank or SAFE were to fail to approve of such fund transfers, then JHD could potentially be left with few or no remedies to reliably transfer such funds outside of China, which would adversely impact JHD Group’s financial condition.

•        During all of 2020 and 2021 through June 2021, Ling Feng did not declare any dividends to JHD. As the payment of any such dividends would require a cross-border transfer of funds from a PRC entity to a non-PRC entity, such payments, if any, would be subject to China’s system of foreign exchange controls implemented by SAFE. Accordingly, such payments would be subject to review by Ling Feng’s PRC commercial bank prior to being transferred out of China, and could potentially also be subject to review by SAFE, which could result in certain payment delays. If either Ling Feng’s PRC commercial bank or SAFE were to fail to approve of such fund transfers, then JHD Group could potentially be left with few or no remedies to reliably transfer such funds outside of China, which would adversely impact JHD Group’s financial condition.

While there is no immediate plan to do so, JHD may distribute dividends to its shareholders, including any U.S. shareholders, in the future. JHD expects that these dividends will be primarily sourced from earnings generated by Pure Value. Each of the shareholders will need to determine how such dividend distributions will be taxed to them in their respective jurisdictions.

SELECTED HISTORICAL FINANCIAL INFORMATION

East Stone

The following table sets forth selected historical financial information derived from East Stone’s unaudited financial statements for the six months ended June 30, 2021, and 2020 and audited financial statements for the six months ended December 31, 2020, for the year ended June 30, 2020 and for the period from August 9, 2018 (inception) through June 30, 2019, each of which is included elsewhere in this proxy statement/prospectus. In the opinion of East Stone’s management, such unaudited and audited financial statements have been prepared on the same basis as the East Stone financial statements presented herein and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of East Stone’s results of operations and financial position for such periods and dates. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and East Stone’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of East Stone.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and East Stone’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of East Stone.

	For the six months ended June 30, 2021	For the six months ended June 30, 2020	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020	For the Period August 9, 2018 (inception) through June 30, 2019
	(Unaudited)	(Unaudited)
Income Statement Data:
Loss from operations	$(1,076,393)	$(266,410)	$(501,804)	$(275,927)	$(14,828)
Change in fair value of derivative warrant liabilities	35,600	(199,272)	(39,600)	(199,272)	—
Interest and other income	6,902	826,973	7,000	826,973	—
Net income (loss)	$(1,033,891)	$361,291	$(534,404)	$351,774)	$(14,828)
Weighted average shares outstanding of redeemable ordinary shares	13,800,000	13,800,000	13,800,000	13,800,000	—
Basic and diluted net income per ordinary share	0.00	0.06	0.00	0.06	0.00
Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	3,903,500	3,903,500	3,903,500	3,000,000
Basic and diluted net loss per ordinary share	(0.27)	(0.11)	(0.14)	(0.12)	(0.00)

Cash Flow Data:
Net cash used in operating activities	$(206,649)	$(455,589)	$(365,875)	$(460,106)	$(14,778)
Net cash used in investing activities	$(1,380,000)	$(138,000,000)	$—	$(138,000,000)	$—
Net cash provided by financing activities	$1,680,000	$138,819,683	$—	$138,806,745	$(62,500)

Balance Sheet Data:
Cash	$116,837	$389,361	$23,486	$389,361	$47,722
Total assets	$140,472,459	$139,418,819	$138,946,346	$139,418,819	$145,222
Derivative warrant liabilities	2,196,500	2,192,500	2,232,100	2,192,500	—
Total liabilities	$5,255,291	$2,633,356	$2,695,287	$2,633,356	$135,050
Ordinary shares subject to possible redemption	130,217,160	131,785,460	131,251,050	131,785,460	—
Total liabilities and shareholder’s equity	$140,472,459	$139,418,819	$138,946,346	$139,418,819	$145,222

JHD

JHD is providing the following selected historical consolidated financial information of JHD to assist in the analysis of the financial aspects of the Business Combination. The selected historical consolidated balance sheet data as of June 30, 2021, and the selected historical consolidated statements of operations and cash flow data for the six months ended June 30, 2021 and 2020 are derived from JHD’s unaudited financial statements that are included in this proxy statement/prospectus. The selected historical consolidated balance sheet data as of December 31, 2020 and 2019 and the selected historical consolidated statements of operations and cash flow data for the years ended December 31, 2020 and 2019 are derived from JHD’s audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. JHD’s consolidated financial statements have been prepared in accordance with U.S. GAAP. Such financial information has been prepared on a basis consistent with JHD’s consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

The following table presents JHD’s selected consolidated statements of operations data for the years ended December 31, 2020 and 2019, and for the six months ended June 30, 2021 and 2020:

	For the six months ended June 30,		For the year ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Selected Consolidated Statements of Operation:
Net revenue	$52,894,078	$29,723,988	$76,420,993	$35,215,062
Less: Cost of goods sold	(50,235,977)	(28,077,856)	(73,090,970)	(33,759,109)
Gross profit	2,658,101	1,646,132	3,330,023	1,455,953

Operating expenses:
Selling expenses	(7,947,667)	(9,550,008)	(17,700,583)	(13,475,463)
General and administrative expenses	(11,813,911)	(5,616,279)	(17,037,518)	(11,062,619)
Research and development expenses	(565,775)	(2,262,366)	(3,192,374)	(2,933,888)
Total operating expenses	(20,327,353)	(17,428,653)	(37,930,475)	(27,471,970)

Loss from operations	(17,669,252)	(15,782,521)	(34,600,452)	(26,016,017)

Other income/(loss):
Other (expense)/income, net	(492,725)	28,965	(203,596)	117,548
Loss from deregistration of subsidiaries	—	—	(60,765)	—
Share of loss from equity method investment	(15)	—	(418)	—
Interest income, net	(266,230)	(227,717)	28,997	2,450
Total other (loss)/income	(758,970)	(198,752)	(235,782)	119,998

Loss before income tax expense	(18,428,222)	(15,981,273)	(34,836,234)	(25,896,019)
Income tax (expense)/benefit	(13,818)	(3,683)	91,127	—
Net loss	$(18,442,040)	$(15,984,956)	$(34,745,107)	$(25,896,019)
Net (loss)/income attributable to Non-controlling interest	(12,056)	(132,783)	41,853	(2,590)
Net loss attributable to JHD Holdings (Cayman) Limited shareholders	(18,429,984)	(15,852,173)	(34,786,960)	(25,893,429)

	For the six months ended June 30,		For the year ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Other comprehensive loss:
Foreign currency translation adjustments, net of nil tax	250,769	(945,179)	2,730,574	21,553
Total other comprehensive (loss)/income	250,769	(945,179)	2,730,574	21,553
Total comprehensive loss	$(18,191,271)	$(16,930,135)	$(32,014,533)	$(25,874,466)
Total comprehensive income/(loss) attributable to non-controlling interest	15,239	(95)	(15,537)	(3)
Total comprehensive loss attributable to JHD Holdings (Cayman) Limited shareholders	(18,206,510)	(16,930,040)	(31,998,996)	(25,874,463)
Loss per ordinary share
Basic and Diluted	(18,429,984)	(15,852,173)	(34,786,960)	(25,893,429)
Weighted average number of ordinary shares outstanding
Basic and Diluted	1	1	1	1
Share-based compensation expenses included in
General and administrative expenses	7,413,296	3,251,124	6,463,304	2,167,416

The following table presents JHD’s selected consolidated balance sheet data as of June 30, 2021 and December 31, 2020 and 2019:

	As of June 30, 2021	As of December 31, 2020	As of December 31, 2019
	(Unaudited)
Selected Consolidated Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	$22,044,511	$5,029,768	$3,586,033
Accounts receivable, net	13,728,920	8,861,738	1,698,838
Inventories	9,482,388	12,511,801	8,730,009
Advance to suppliers	6,871,221	9,553,311	4,962,376
Prepaid expenses and other current assets, net	9,162,879	9,154,766	4,012,775
Deferred offering costs	1,944,708	—	—
Amounts due from related parties	994,055	490,359	174,037
Total current assets	64,228,682	45,601,743	23,164,068

Property and equipment, net	1,371,465	1,789,033	1,259,495
Intangible assets, net	1,857,093	2,022,646	585,157
Goodwill	1,366,926	1,366,926	—
Prepayment for long-term investment	—	4,606,584	—
Equity method investments	426,957	426,971	—
Total non-current assets	5,022,441	10,212,160	1,844,652

TOTAL ASSETS	$69,251,123	$55,813,903	$25,008,720

	As of June 30, 2021	As of December 31, 2020	As of December 31, 2019
	(Unaudited)
Liabilities
Current liabilities:
Accounts payable	$4,107,939	$2,125,924	$424,911
Short-term promissory notes	4,100,000
Advance from customers	1,728,068	2,053,838	902,243
Amount due to related parties	2,072,896	—	—
Accrued expenses and other current liabilities	2,059,748	3,143,332	2,655,001
Total current liabilities	14,068,651	7,323,094	3,982,155

Amount due to related parties – non-current	20,155,339
Deferred tax liabilities	273,948	240,685	—

TOTAL LIABILITIES	34,497,938	7,563,779	3,982,155

Total shareholders’ equity	34,753,185	48,250,124	21,026,565
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$69,251,123	$55,813,903	$25,008,720

The following table presents JHD’s selected consolidated cash flow data for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019.

	For the six months ended June 30,		For the year ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Net cash used in operating activities:	$(8,337,929)	$(15,115,219)	$(39,646,468)	$(28,673,481)

Net cash used in investing activities	(1,431,305)	(2,845,405)	(10,400,862)	(1,221,130)

Net cash provided by financing activities	26,761,910	34,095,784	51,236,381	31,408,835

Effect of exchange rate changes	22,067	(641,038)	254,684	281,146

Net (decrease)/increase in cash and cash equivalents	17,014,743	15,494,122	1,443,735	1,795,370
Cash and cash equivalents, beginning of the period/year	5,029,768	3,586,033	3,586,033	1,790,663
Cash and cash equivalents, end of the period/year	$22,044,511	$19,080,155	$5,029,768	$3,586,033

This information should be read in conjunction with “JHD’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and JHD’s consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial information in this section is not intended to replace JHD’s historical consolidated financial statements and the related notes thereto included elsewhere in this proxy statement. JHD’s historical results are not necessarily indicative of future results.

The following table provides condensed consolidating schedules depicting the financial position, results of operations and cash flows for JHD, the consolidated VIE and its subsidiaries, the consolidated Non-VIE subsidiaries and any eliminating adjustments for the years ended December 31, 2020 and December 31, 2019.

In this table references to “Parent Company” are to JHD as depicted on the chart on page 20. JHD is a Cayman Islands company that owns a 99.99% equity interest in JHD HK, a company organized under the laws of Hong Kong. References to “VIE and its subsidiaries consolidated” refer to JHD Tech, its 67% owned subsidiary Guinong and its 100% owned subsidiary Taoyoupin. Each of JHD Tech, Guinong and Taoyoupin are Chinese companies that form the

VIE structure shown in the chart at page 20. The “Non-VIE Subsidiaries consolidated” column encompasses JHD HK and JHD’s wholly-owned Chinese subsidiaries, Pure Value and Ling Feng, as shown on the structure chart. Pure Value and Ling Feng are referred to as “WOFEs” (wholly foreign owned entities).

The separated VIE and Non-VIE financial information for the year ended December 31, 2020 was as follows:

	Parent Company	VIE and its subsidiaries Consolidated	Non-VIE Subsidiaries Consolidated	VIE elimination	Other inter-company elimination	Group Consolidation
Cash and cash equivalents	—	1,452,032	3,577,736	—	—	5,029,768
Inter-Group balances due from VIEs/Non-VIEs	108,885,186	—	20,933,463	—	(129,818,649)	—
Other current assets	—	2,154,425	38,417,550	—	—	40,571,975
Non-current assets	—	8,524,607	1,687,553	—	—	10,212,160
Total Assets	108,885,186	12,131,064	64,616,302	—	(129,818,649)	55,813,903
Inter-Group balances due to VIEs/Non-VIEs	—	20,887,708	—	(20,887,708)	—	—
Other current liabilities	129	1,997,578	5,325,387	—	—	7,323,094
Deferred income liabilities	—	240,685	—	—	—	240,685
Investment deficit in VIEs and Non-VIEs	60,634,933	—	—	—	(60,634,933)	—
Total Liabilities	60,635,062	23,125,971	5,325,387	(20,887,708)	(60,634,933)	7,563,779
Equity	48,250,124	(10,994,907)	59,290,915	—	(48,296,008)	48,250,124

Net Revenue	—	17,719,900	71,575,300	(12,874,207)	—	76,420,993
Net Loss	(34,714,640)	(1,860,672)	(32,853,968)	(5,897,957)	40,582,130	(34,745,107)
Net cash provided by/(used in) operating activities	—	7,485,622	(47,132,090)	(21,840,109)	21,840,109	(39,646,468)
Net cash used in investing activities	—	(6,495,633)	(3,905,229)	—	—	(10,400,862)
Net cash provided by financing activities	—	—	51,236,381	—	—	51,236,381

The separated VIE and Non-VIE financial information for the year ended December 31, 2019 was as follows:

	Parent Company	VIE and its subsidiaries Consolidated	Non-VIE Subsidiaries Consolidated	VIE elimination	Other inter-company elimination	Group Consolidation
Cash and cash equivalents	—	379,761	3,206,272	—	—	3,586,033
Inter-Group balances due from VIEs/Non-VIEs	46,919,994	10,911	9,228,311	(10,911)	(56,148,305)	—
Other current assets	—	212,559	19,365,476	—	—	19,578,035
Non-current assets	—	414,700	1,429,952	—	—	1,844,652
Total Assets	46,919,994	1,017,931	33,230,011	(10,911)	(56,148,305)	25,008,720
Inter-Group balances due to VIEs/Non-VIEs	—	9,228,311	10,911	(9,228,311)	(10,911)	—
Other current liabilities	129	1,427,422	2,554,604	—	—	3,982,155
Investment deficit in VIEs and Non-VIEs	25,893,300	—	—	—	(25,893,300)	—
Total Liabilities	25,893,429	10,655,733	2,565,515	(9,228,311)	(25,904,211)	3,982,155
Equity	21,026,565	(9,637,802)	30,664,496		(21,026,694)	21,026,565

Net Revenue	—	2,138,680	35,214,844	(2,138,462)	—	35,215,062
Net Loss	(25,896,019)	(7,160,647)	(18,735,372)	(2,145,972)	28,041,991	(25,896,019)
Net cash provided by/(used in) operating activities	—	549,725	(29,223,206)	(6,994,652)	6,994,652	(28,673,481)
Net cash used in investing activities	—	(187,386)	(1,033,744)	—		(1,221,130)
Net cash provided by financing activities		—	31,408,835	—		31,408,835

Roll-forwards of the Inter-Group balances due from VIEs/Non-VIEs and Inter-Group balances due to VIEs/Non-VIEs line items from December 31, 2019 to December 31, 2020 were as follows:

Inter-Group balances due from VIEs/Non VIEs

	Parent Company	VIE and its subsidiaries	Non-VIE Subsidiaries
12/31/2019	46,919,994	10,911	9,228,311
Inter-group equity investment	27,223,559	—	—
Equity pick-up	34,741,632	—	—
Intercompany loan	—	—	9,643,028
Intercompany product and services sales	—	(10,911)	2,062,124
12/31/2020	108,885,186	—	20,933,463

Inter-Group balances due to VIEs/Non VIEs

	Parent Company	VIE and its subsidiaries	Non-VIE Subsidiaries
12/31/2019	—	9,228,311	10,911
Intercompany loan	—	9,643,028	—
Intercompany product and services sales	—	2,016,369	(10,911)
12/31/2020	—	20,887,708	—

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

East Stone is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following selected unaudited pro forma condensed combined statement of financial positions combines the unaudited consolidated historical balance sheet of East Stone as of June 30, 2021, and the unaudited consolidated historical balance sheet of JHD as of June 30, 2021, giving effect to the transactions as if they had been consummated as of June 30, 2021.

The following selected unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited consolidated statement of operations of JHD for the six months ended June 30, 2021, and the unaudited consolidated statement of operations of East Stone for the six months ended June 30, 2021, giving effect to the transactions as if they had occurred as of the beginning of the earliest period presented.

The following selected unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited consolidated statement of operations of JHD for the year ended December 31, 2020, and the unaudited statement of operations of East Stone for the year ended December 31, 2020, giving effect to the transactions as if they had occurred as of the beginning of the earliest period presented, by taking into consideration of $2.76 million paid in aggregate for the Extensions as of November 4, 2021.

The unaudited pro forma combined financial information has been prepared based upon the following two scenarios.

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no East Stone shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions; and

•        Scenario 2 — Assuming redemptions of 5,417,176 ordinary shares of East Stone for cash:    This presentation assumes that East Stone shareholders exercise their redemption rights with respect to a maximum of 5,417,176 ordinary shares upon consummation of the Transactions at a redemption price of approximately $10.26 per share as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension. The maximum redemption amount is derived assuming a minimum of (a) $110,000,000 cash required at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation), (b) $5,000,001 in net tangible assets of the Closing and (b) $15 million to be used to pay expenses in connection with the Transaction.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions.

The historical financial information of East Stone was derived from East Stone’s unaudited consolidated historical statement of operations for the six months ended June 30, 2020 and for the year ended June 30, 2020, and the audited historical statements of operation for the year ended June 30, 2020 and for the six months ended December 31, 2020, as included elsewhere in this proxy statement/prospectus. East Stone’s unaudited historical statement of operations for the year ended December 31, 2020 comprised a) unaudited historical statement of operations for the six months ended June 30, 2020, plus b) unaudited historical statement of operations for the six months ended December 31, 2020.

The historical financial information of JHD was derived from the unaudited consolidated historical financial statements of operations for the six months ended June 30, 2021 and audited consolidated financial statements of JHD for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus.

This information should be read together with East Stone’s and JHD’s financial statements and related notes, “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “JHD’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Pro Forma Combined (Assuming 5,417,176 Shares Redemptions & Divesture)	Pro Forma Combined (Assuming No Redemptions & Divesture)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Six months Ended June 30, 2021
Net sales	$52,894,078	$52,894,078
Net loss	$(19,453,471)	$(19,453,471)
Net loss attributable to shareholders	(19,441,415)	(19,441,415)
Weighted average shares outstanding – basic and diluted	101,095,346	108,237,522
Net loss per share – basic and diluted	$(0.19)	$(0.18)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2020
Net sales	$76,420,993	$76,420,993
Net loss	$(35,708,572)	$(35,708,572)
Net loss attributable to shareholders	(35,750,425)	(35,750,425)
Weighted average shares outstanding – basic and diluted	101,095,346	108,237,522
Net loss per share – basic and diluted	$(0.35)	$(0.33)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2021
Total assets	$155,961,362	$200,687,463
Total liabilities	$10,429,825	$10,429,825
Total shareholders’ equity	$145,531,537	$190,257,638

RECENT DEVELOPMENTS

On October 2, 2021, JHD Holdings Limited (Hong Kong), Pure Value, Lingfeng and Pubco (collectively, the “JHD Parties”) entered into an investment agreement with Qingdao Hainuo Investment Development Co., Ltd. (“Qingdao Hainuo”), a government-owned investment fund of the Shinan District government in Shandong Province. Pursuant to the transaction, Qingdao Hainuo will subscribe for a RMB 300 million (approximately $46.5 million) 24-month convertible note issued by Pure Value (the “Qingdao Note”), the proceeds of which are to provide additional growth capital for the JHD Parties in China. During the term of the Qingdao Note, Qingdao Hainuo will have the right to convert all of the principal into ordinary shares of Pubco at the rate of $10.16 per Pubco Ordinary Share. In the event the Qingdao Note is held to maturity it will carry a coupon of 8 per cent per annum and all such interest will be paid at maturity. No interest will be paid if the Qingdao Note is converted into Pubco shares. Under the terms of the agreement, within 60 days of the funding of the Qingdao Note, Pure Value and Lingfeng will establish a new subsidiary registered in Shinan District, Qingdao City (“Qingdao Subsidiary”) that will be focused on expanding the JHD Parties’ business activities in the Shandong Province and particularly in the City of Qingdao, the largest city in Shandong with a population of over nine (9) million people. Under the terms of the investment agreement Pure Value will contribute the RMB 300 million proceeds of the Qingdao Note to the Qingdao Subsidiary and Lingfeng will contribute RMB 48 million into the Qingdao Subsidiary in two tranches over eighteen months. The Qingdao Note will be secured by a pledge by Pure Value and Lingfeng of their shares in the Qingdao Subsidiary and a pledge by JHD Holdings Limited (Hong Kong) of its shares in Pure Value. In addition, JHD Holdings Limited (Hong Kong) and Lingfeng will guarantee the repayment obligations of Pure Value with respect to the Qingdao Note. Qingdao Hainuo will have customary information rights, as well the right to approve the Qingdao Subsidiary’s use of the proceeds of the Qingdao Note. The closing of the transaction, which is expected to occur in November 2021, is subject to customary closing conditions.

Under the terms of the investment agreement, the JHD Parties have agreed to make Lingfeng the China headquarters company for the JHD Parties business operations in China within 12 months of funding of the Qingdao Note, which is intended to result in Lingfeng holding a greater proportion of the employees and assets of JHD Group in China than other JHD Group companies. While the plans for this shift are still in development these plans will not result in any changes to the existing corporate structure of JHD Group.

Qingdao may require early repayment of the Loan in certain customary circumstances including but not limited to the failure by Pubco to list its shares on Nasdaq.

The full amount of the Qingdao Note, when disbursed, will be counted towards the satisfaction of minimum cash condition under the BCA with East Stone Acquisition Corporation.

The Board of Directors of JHD received a letter from JHD’s auditors dated September 13, 2021, Marcum Bernstein & Pinchuk LLP (“Marcum”) regarding Marcum’s review of the interim financial statements for the six months ended June 30, 2021. In that letter Marcum described a deficiency that they believe to be a material weakness regarding JHD’s financial reporting. Specifically, Marcum cited as a deficiency JHD’s lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP technical accounting issues and prepare and review financial statements and related disclosures in accordance with U.S. GAAP and reporting requirements set forth by the SEC. JHD is aware of this issue and is actively seeking to add additional qualified personnel to address this issue.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Relating to the Business Combination

The fact that JHD Group is a group of private companies with substantially all of its operations conducted outside the United States limits East Stone’s access to all information that may be relevant to the Business Combination. This may result in a business combination that is not as profitable as East Stone expects.

Limited public information exists about private companies and companies that operate outside of the United States, and East Stone has been required to make decisions on whether to pursue the Business Combination on the basis of information that may be more limited than a similar company operating within the United States, which may result in a business combination with a company that is not as profitable as East Stone expects, if at all.

East Stone has a limited ability to assess the management of JHD Group’s business and, as a result, cannot assure you that JHD Group’s management has all the skills, experience, qualifications or abilities to manage a public company.

East Stone’s ability to assess JHD Group’s business and management may be limited due to a lack of time, resources or information. East Stone’s assessment of the capabilities of JHD Group’s management to manage a public company, therefore, may prove to be incomplete or incorrect and JHD Group management may lack the skills, qualifications or abilities that East Stone believed JHD Group’s management had, and the operations and profitability of Pubco or JHD Group post-Business Combination could be negatively impacted. Accordingly, any equity holders who choose to remain equity holders following the Business Combination could suffer a reduction in the value of their equity. Such equity holders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by East Stone’s directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement materials relating to the Business Combination contained an actionable material misstatement or material omission.

JHD Group operates in an industry sector which is outside of East Stone’s management’s area of expertise.

Although East Stone’s management has endeavored to evaluate the risks inherent in the Business Combination, there is no assurance that East Stone has adequately ascertained or assessed all of the significant risks of JHD Group’s business or industry. There is no assurance that the Business Combination will ultimately prove to be favorable to East Stone’s equity holders. East Stone management’s expertise may not be directly applicable to the evaluation or operation of JHD Group’s business, and the information contained in this proxy statement/prospectus regarding the areas of East Stone management’s expertise may not be relevant to an understanding of JHD Group.

East Stone’s Initial Shareholders and the IPO PIPE Shareholders have agreed to vote their shares in favor of the Business Combination, regardless of how East Stone’s Public Shareholders vote.

In connection with the Business Combination, East Stone’s Initial Shareholders and the IPO PIPE Shareholders have agreed to vote their Founder Shares and IPO PIPE Shares, respectively, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 20% of the outstanding ordinary shares of East Stone and the IPO PIPE Shares constitute approximately 2% of the outstanding ordinary shares of East Stone as of November 4, 2021. Accordingly, it is more likely that the necessary East Stone shareholder approval will be received than would be the case if East Stone’s Initial Shareholders and IPO PIPE Shareholders agreed to vote their shares in accordance with the majority of the votes cast by East Stone’s Public Shareholders.

East Stone may not be able to complete the Business Combination or any other business combination within the time frame prescribed in its organizational documents, in which case East Stone would cease all operations except for the purpose of winding up, and East Stone would redeem East Stone’s Public Shares and liquidate.

East Stone must complete an initial business combination by November 24, 2021.

East Stone may not be able to consummate the Business Combination or any other business combination by such date. If East Stone has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of East Stone remaining shareholders and board of directors, dissolve and liquidate, subject in each case to East Stone’s obligations under British Virgin law to provide for claims of creditors and the requirements of other applicable law.

East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination.

Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares and assuming the conversion of $30.36 million of Convertible Notes), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the holders of the Convertible Notes will own approximately 14.0%, 3.5%, 78.5% and 4.0% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 84,797,281 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment). If 5,417,176 ordinary shares of East Stone (the maximum number of ordinary shares of East Stone that could be redeemed as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, with a per share redemption price of $10.26 while still maintaining a minimum of (a) $110,000,000 cash required at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation), (b) $5,000,001 in net tangible assets and (c) $15,000,000 to be used to pay expenses in connection with the Business Combination) are converted into cash, Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the holders of the Convertible Notes are expected to own approximately 9.7%, 2.0%, 84.0% and 4.3%, respectively, of the Ordinary Shares and voting power of Pubco following the closing. As such, East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination. In addition, there will also be Pubco vested options covering approximately 11,454,822 Pubco Ordinary Shares to be issued to the holders of Primary Seller vested options and Pubco unvested options covering approximately 6,485,468 Pubco Ordinary Shares to be issued to the holders of Primary Seller unvested options. It is anticipated that Pubco will register these underlying Ordinary Shares for resale on Form S-8 following the Closing. Additional dilution may result from Equity Investments, including, inter alia, the Qingdao investment of RMB 300 million which, if and when closed, will result in the issuance of a convertible note, convertible into Pubco shares at the election of the investor at the rate of $10.16 per Pubco share, which would result in the issuance of approximately 4,573,237 Pubco Ordinary Shares or approximately 4% of the number of shares outstanding immediately after the closing of Business Combination, assuming the full conversion of the Qingdao investment, if and when made.

Subsequent to East Stone’s completion of the Business Combination, East Stone may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though East Stone has conducted due diligence on JHD Group, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of East Stone’s, Pubco’s or JHD Group’s control will not later arise. As a result of these factors, East Stone may be forced to later write-down or write-off assets, restructure East Stone’s operations, or incur impairment or other charges that could result in reporting losses. Even if East Stone’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with East Stone’s preliminary risk analysis. The fact that East Stone reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any equity holders who choose to remain equity holders following the Business Combination could suffer a reduction in the value of their equity. Such equity holders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by East Stone directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

The registration of shares for resale as provided by the Business Combination agreement and the grant and future exercise of registration rights may adversely affect the market price of East Stone ordinary shares and Pubco’s securities upon consummation of the Business Combination.

Under the Business Combination Agreement Pubco has agreed to register for resale on Form S-1 (i) the Pubco Ordinary Shares, which have been exchanged for, or which shall be issued upon exercise of the other Pubco Securities that were exchanged for the Purchaser Securities underlying the Purchaser Private Units that were issued concurrently with the Purchaser’s IPO, (ii) Pubco Ordinary Share issued to the Sellers as Exchange Consideration, and (iii) all Pubco Ordinary Shares issued or to be issued upon conversion of any of the Convertible Notes or any Equity Investment, no later than sixty (60) Business Days after the Closing Date, and to use its reasonable efforts to cause the Resale Registration Statement to become effective on or before one hundred twenty (120) days after the Closing Date.

Pursuant to the existing registration rights agreement with East Stone’s Initial Shareholders, as well as the holders of the Private Placement Units, the Sponsor, the Initial Shareholders and East Stone’s officers and directors or their affiliates (collectively, the “Initial Registration Rights Holders”) may be issued securities of East Stone in payment of working capital loans made to East Stone (and all underlying securities), and under the registration rights agreement to be entered into in connection with the Business Combination and which are described elsewhere in this proxy statement/prospectus, the Initial Registration Rights Holders and the Sellers can demand that Pubco register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

In addition, the Primary Seller has been granted both demand and piggyback registration rights for the Pubco securities that it will receive in connection with the Business Combination.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares post-Business Combination.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Ordinary Shares.

3,450,000 Founder Shares, 103,500 Underwriter Representative Shares, and Representative’s Warrants to purchase 690,000 ordinary shares that East Stone’s Initial Shareholders and I-Bankers currently hold will be exchangeable for Ordinary Shares and warrants of Pubco and continue to be held by East Stone’s Initial Shareholders and I-Bankers following the Business Combination.

350,000 Private Placement Units that East Stone’s IPO PIPE Shareholders currently hold will be exchangeable for Pubco Ordinary Shares and private warrants and rights of Pubco and continue to be held by East Stone’s Initial Shareholders and I-Bankers following the Business Combination.

The Pubco securities representing the Founder Shares will be subject to a twelve-month lock up restriction following the Closing, subject to the possible early release of 50% of such shares in the event the closing price of Ordinary Shares exceeds $12.50 for 20 trading days during any 30-trading day period starting six (6) months after the Business Combination. Assuming the Initial Shareholders own the same number of shares at Closing as they do on the date hereof, 3,450,000 Founder Shares will be placed in escrow and subject to forfeiture on certain terms and conditions, if any. The Pubco securities representing the Private Placement Units will be subject to a twelve-month lock up restriction following the Closing, subject to the possible early release of 50% of such shares in the event the closing price of Ordinary Shares exceeds $12.50 for 20 trading days during any 30-trading day period starting six (6) months after the Business Combination. Additionally, all but 2,000,000 Exchange Shares held by the Primary Seller will be subject to a lock-up period commencing on the Closing Date and ending (x) with respect to 50% of such Exchange Shares, on the earlier of (i) twelve (12) months after the Closing and (ii) commencing after the six (6)-month anniversary of the Closing, the date on which the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period; and (y) with respect to the remaining 50% of such Exchange Shares, twelve (12) months after the date of the Closing, or earlier, in either case, if, subsequent to the Closing, Pubco consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

The Sellers will receive approximately 84,797,281 Pubco Ordinary Shares in the Exchange Transaction (“Exchange Shares”), 8,479,728 (which is 10% of the Exchange Shares) of which shall be held in escrow and subject to an earn-out measured over a one year period. The holders of the Convertible Notes will receive 4,321,741 Pubco Ordinary Shares at the Closing. All but 2,000,000 Exchange Shares held by the Primary Seller will be subject to a lock-up period commencing on the Closing Date and ending (x) with respect to 50% of such Exchange Shares, on the earlier of (i) twelve (12) months after the Closing and (ii) commencing after the six (6)-month anniversary of the Closing, the date on which the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period; and (y) with respect to the remaining 50% of such Exchange Shares, twelve (12) months after the date of the Closing, or earlier, in either case, if, subsequent to the Closing, Pubco consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Certain senior managers of the Primary Seller (who will also be senior managers and/or directors of Pubco) will receive options to acquire Pubco Ordinary Shares in substitution for their vested options in the Primary Seller (“Consideration Options”). These substitute options will allow the holders of the Consideration Options to acquire a number of shares equal to the Option Consideration Amount divided by the Redemption Price. As agreed by the parties to the Business Combination Agreement, the Option Consideration Amount was subtracted from the Exchange Consideration resulting in the Sellers receiving a small number of Exchange Shares. It is anticipated that Pubco vested options covering approximately 11,454,822 Pubco Ordinary Shares to be issued to the holders of Primary Seller vested options and Pubco unvested options covering approximately 6,485,468 Pubco Ordinary Shares to be issued to the holders of Primary Seller unvested options. It is also anticipated that Pubco will register these underlying Ordinary Shares for resale on Form S-8 following the Closing.

East Stone’s shareholders who are not affiliates of the Sponsor may be exposed to greater risk as a result of becoming shareholders of the combined company through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of East Stone’s securities in connection therewith, investors will not receive the benefit of any outside independent review of East Stone’s and JHD Group’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, East Stone’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as East Stone, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by East Stone and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in JHD Group’s business or problems with JHD Group’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of the Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

Furthermore, the Sponsor and certain of East Stone’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of East Stone’s shareholders generally. Such interests may have influenced East Stone’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors — If the Business Combination is not approved, then the ordinary shares and Private Placement Units of East Stone that are beneficially owned by East Stone’s current directors, executive officers and initial shareholders will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with JHD.” and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.” In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event the Business Combination is completed, even if the Business Combination causes the trading price of Pubco’s Ordinary Shares to materially decline.

Since the Sponsor and East Stone’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of East Stone’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with JHD is appropriate as East Stone’s initial business combination. Such interests include that the Sponsor will lose its entire investment in East Stone if the Business Combination is not completed.

When you consider the recommendation of the East Stone board of directors in favor of approval of the Business Combination Proposal and the Charter Proposal, you should consider that the Sponsor and East Stone’s directors and officers have interests in such proposals that are different from, or in addition to, those of East Stone’s shareholders and warrant holders generally. These interests include, among other things, the interests listed below, including a combination of investments, loans and advances with initial outlay from interested parties of $600,000, having an aggregate market value of approximately $4,500,000 as of November 4, 2021:

•        Prior to or simultaneously with East Stone’s Initial Public Offering, East Stone’s Initial Shareholders purchased 3,450,000 ordinary shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. As a result of the significantly lower investment per share of the Initial Shareholders as compared with the investment per share of Public Shareholders, a transaction which results in an increase in the value of the investment of the Initial Shareholders may result in a decrease in the value of the investment of Public Shareholders. In addition, if East Stone does not consummate a business combination by November 24, 2021, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 3,450,000 Founder Shares and 167,000 shares underlying the Private Placement Units held by East Stone’s Initial Shareholders, including its directors and officers, would be worthless because East Stone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares and units had an aggregate market value of approximately $37.00 million based upon the closing price of East Stone’s ordinary shares of $10.23 per share on Nasdaq on November 4, 2021.

•        An aggregate of 350,000 Private Placement Units were issued to the IPO PIPE Shareholders simultaneously with the consummation of the Initial Public Offering and over-allotment option. Such units had an aggregate market value of $3,846,500 based upon the closing price of East Stone’s units of $10.99 per unit on Nasdaq on October 22, 2021, the last day prior to November 4, 2021 on which there was trading in East Stone’s units.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to East Stone any Working Capital Loans as may be required by East Stone. If East Stone completes the Business Combination, East Stone would repay any Working Capital Loans. In the event that a business combination is not completed, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Any Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid, without interest, upon consummation of a business combination by East Stone, or, at the lender’s discretion, converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial business combination and its winding up. The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial business combination. Such Working Capital Units would be identical to the private placement units issued to Double Ventures Holdings Limited, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao in connection with East Stone’s Initial Public Offering. As of November 4, 2021, East Stone borrowed an aggregate of $300,000 under the East Stone Note. No other Working Capital Loans have been issued.

•        Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and a member of its board of directors, has received an offer to serve as President and Vice Chairman of Pubco and as a member of Pubco’s board of directors following the consummation of the Business Combination. Additionally, Michael Cashel, a member of East Stone’s board of directors, will serve as a director of Pubco following the consummation of the Business Combination. Certain of East Stone’s other officers and directors, including Chunyi (Charlie) Hao, may also receive offers of post-closing employment with Pubco. Such employment may provide Mr. Lu and such other individuals with compensation, including equity incentives.

•        East Stone’s existing directors and officers will be eligible for continued indemnification and continued coverage under East Stone’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In order to protect the amounts held in the Trust Account, each of the Sponsor and its officers has agreed that it will be liable to East Stone if and to the extent any claims by a third party for services rendered or products sold to East Stone, or a prospective target business with which East Stone has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under East Stone’s indemnity of the underwriters of East Stone’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, the Sponsor may not be able to satisfy those obligations. Other than as described above, none of East Stone’s other officers or directors will indemnify East Stone for claims by third parties including, without limitation, claims by vendors and prospective target businesses. East Stone has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of East Stone Company. East Stone believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because East Stone will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

•        East Stone’s officers and directors and their affiliates are entitled to reimbursement of out-of- pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with JHD. However, if East Stone fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, East Stone may not be able to repay or reimburse these amounts if the Business Combination is not completed.

The existence of personal and financial interests of one or more of East Stone’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of East Stone and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of the Sponsor, Initial Shareholders, directors and officers in the Business Combination, (See “Risk Factors — If the Business Combination is not approved, then the ordinary shares and Private Placement Units of East Stone that are beneficially owned by East Stone’s current directors, executive officers and initial shareholders will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with JHD.” and “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.”)

The personal and financial interests of the Sponsor as well as East Stone’s directors and officers may have influenced their motivation in identifying and selecting JHD as a business combination target, completing an initial business combination with JHD and influencing the operation of the business following the initial business combination. In considering the recommendations of East Stone’s board of directors to vote for the proposals, its shareholders should consider these interests.

Neither the East Stone board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the East Stone board of directors nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that East Stone is paying for JHD Group is fair to East Stone from a financial point of view. Since JHD Group is not affiliated with East Stone’s sponsor, officers or directors, neither the East Stone board of directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. Although East Stone management did not have specific experience in JHD Group’s sector, East Stone management concluded that their experience and background operating and investing in companies enabled them to make the necessary analysis and determinations regarding the Business Combination. In addition, East Stone management provided its board of directors with certain due diligence findings regarding JHD Group prepared by East Stone’s advisors, as more fully described in the section entitled “The Business Combination Proposal — Background of the Business Combination.” Accordingly, investors will be relying solely on the judgment of the East Stone board of directors and management in valuing JHD Group, and the East Stone board of directors and management may not have properly valued JHD Group’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially adversely impact East Stone’s ability to consummate the Business Combination.

Subsequent to the consummation of the Business Combination, JHD Group may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs and impairment or other charges or structure its operations in a manner that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause East Stone shareholders to lose some or all of your investment.

Although East Stone has conducted due diligence on JHD Group, East Stone cannot assure Public Shareholders that this diligence revealed all material issues that may be present in JHD Group’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of East Stone’s or JHD Group’s control will not later arise. As a result, East Stone may be forced to later write-down or write-off assets, restructure East Stone’s operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with East Stone’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on East Stone’s liquidity, the fact that East Stone reports charges of this nature could contribute to negative market perceptions about East Stone or East Stone’s securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by East Stone’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

If the Adjournment Proposal is not approved and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination or another condition precedent to the Closing has not been met, East Stone’s board of directors may not have the ability to adjourn the Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

East Stone’s board of directors is seeking approval to adjourn the Meeting to a later date or dates if East Stone determines that it is necessary or appropriate, including if at the Meeting, based upon the tabulated votes, there are insufficient votes to approve the Business Combination Proposal, the Charter Proposal or the Organizational Documents Advisory Proposals. If the Adjournment Proposal is not approved, East Stone’s board of directors will not have the ability to adjourn the Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

Risks Relating to Redemptions and Certain Outstanding Securities of East Stone

The ability of East Stone’s Public Shareholders to redeem their shares for cash may make East Stone’s financial condition unattractive to JHD Group, which may affect East Stone’s ability to close the Business Combination.

Pursuant to the Business Combination Agreement, East Stone is required to have (a) net tangible assets of at least $5,000,001 and (b) cash and cash equivalents of at least $110,000,000 after giving effect to any Redemptions and any private placement investments as a closing condition of JHD to complete the Business Combination (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of the calculation of the $110,000,000 condition). Therefore, East Stone will need to reserve a portion of the cash in the Trust Account to meet such requirements, or, if such amounts are not available after taking into account all Redemptions, arrange for third-party debt or equity financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. If too many Public Shareholders exercise their Redemption rights, East Stone would not be able to meet such closing condition and, as a result, would not be able to proceed with the Business Combination. Consequently, if accepting all properly submitted Redemption requests would cause (a) East Stone’s net tangible assets to be less than $5,000,001 or (b) East Stone’s cash and cash equivalents to be less than $110,000,000 (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of the calculation of the $110,000,000 condition), then JHD may elect not to complete the Business Combination.

The ability of East Stone’s Public Shareholders to exercise Redemption rights with respect to a large number of East Stone’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

The Business Combination Agreement requires East Stone to have (a) net tangible assets of at least $5,000,001 and (b) cash and cash equivalents of $110,000,000 upon the Closing after taking into account any Redemptions and private placement investments (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of the calculation of the $110,000,000 condition). Therefore the probability that the Business Combination will not be completed is increased as the amount of shareholder Redemptions increases.

If the Business Combination is not completed and East Stone is not able to consummate another business combination before November 24, 2021, East Stone’s Public Shareholders will not receive their pro rata portion of the Trust Account until East Stone liquidates the Trust Account. If East Stone Public Shareholders are in need of immediate liquidity, they could attempt to sell their stock in the open market; however, at such time East Stone’s stock may trade at a discount to the pro rata amount per East Stone ordinary share in the Trust Account. In either situation, East Stone Public Shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with East Stone’s Redemption until East Stone liquidates or they are able to sell their stock in the open market.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

East Stone’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) East Stone’s completion of the Business Combination, and then only in connection with those ordinary shares of East Stone that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the Redemption of East Stone’s Public Shares if East Stone is unable to complete its business combination by November 24, 2021, subject to applicable law and as further described herein. In addition, if East Stone plans to redeem its Public Shares if East Stone is unable to complete a business combination by November 24, 2021, for any reason, compliance with the Companies Act may require that East Stone submit a plan of dissolution to East Stone’s then-existing shareholders for approval prior to the distribution of the proceeds held in East Stone’s Trust Account. In that case, Public Shareholders may be forced to wait beyond November 24, 2021, before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

If East Stone shareholders fail to properly demand Redemption rights, they will not be entitled to convert their ordinary shares of East Stone into a pro rata portion of the Trust Account.

East Stone shareholders holding Public Shares may demand that East Stone convert their shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. East Stone shareholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to East Stone’s transfer agent prior to the vote at the Meeting. Any East Stone shareholder who fails to properly demand Redemption rights will not be entitled to convert such shareholder’s shares into a pro rata portion of the Trust Account for Redemption of such shareholder’s shares. See the section of this proxy statement/prospectus entitled “Special Meeting of East Stone Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

If the Business Combination is not approved, then the ordinary shares and Private Placement Units of East Stone that are beneficially owned by East Stone’s current directors, executive officers and initial shareholders will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with JHD.

East Stone’s officers, directors and Initial Shareholders and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Placement Units that they purchased prior to, or simultaneously with, East Stone’s Initial Public Offering. East Stone’s Initial Shareholders, officers and directors and their affiliates have no Redemption rights with respect to these securities in the event a business combination is not effected in the required time period under East Stone’s organizational documents. Therefore, if the Business Combination with JHD or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $39.14 million outstanding as of November 4, 2021, based on the closing price per ordinary share of East Stone as of November 4, 2021 of $10.23 per share and the closing price of East Stone’s units of $10.99 per unit on Nasdaq on October 22, 2021, the last day prior to November 4, 2021 on which there was trading in East Stone’s units.

In addition, East Stone’s officers and directors and their affiliates are entitled to reimbursement of out-of- pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with JHD. However, if East Stone fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, East Stone may not be able to repay or reimburse these amounts if the Business Combination is not completed.

Furthermore, Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and a member of its board of directors, has received an offer to serve as President and Vice Chairman of Pubco and as a member of Pubco’s board of directors following the consummation of the Business Combination. Additionally, Michael Cashel, a member of East Stone’s board of directors, will serve as a director of Pubco following the consummation of the Business Combination. Certain of East Stone’s other officers and directors, including Chunyi (Charlie) Hao, may also receive offers of post-closing employment with Pubco. Such employment may provide Mr. Lu and such other individuals with compensation, including equity incentives.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of East Stone’s directors to approve the Business Combination with JHD and to continue to pursue such Business Combination. In considering the recommendations of East Stone’s board of directors to vote for the Business Combination Proposal, the Charter Proposal and other proposals, its shareholders should consider these interests.

The value of the Founder Shares following completion of East Stone’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of East Stone’s ordinary shares at such time is substantially less than $10.00 per share.

East Stone’s Initial Shareholders will have invested in us an aggregate of $1,695,000, comprised of the $25,000 purchase price for the Founder Shares and the $1,670,000 purchase price for the Private Placement Units. Assuming a trading price of $10.00 per share upon consummation of East Stone’s initial business combination, the 3,450,000 Founder Shares would have an aggregate implied value of $34,500,000. Even if the trading price of East Stone’s ordinary shares was as low as $0.80 per share, and warrants underlying the Private Placement Units were worthless, the value of the Founder Shares would be equal to the Initial Shareholders’ initial investment in us. As a result, East Stone’s Sponsor is likely to be able to recoup its investment in East Stone and make a substantial profit on that investment, even if Pubco’s public shares have lost significant value. Accordingly, East Stone’s management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust to the Public Shareholders, even if that business combination were with a riskier or less-established target business. For the foregoing reasons, you should consider East Stone’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

East Stone’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with JHD.

If the Business Combination with JHD or another business combination is not consummated by East Stone within the required time period under its organizational documents, East Stone’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone to the extent that such a vendor or target business has not executed a waiver agreement. If East Stone consummates a Business Combination within the requisite time period, on the other hand, East Stone will be liable for all such claims. Neither East Stone nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to East Stone. See the section of this proxy statement/prospectus entitled “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

These personal obligations of East Stone’s Sponsor may have influenced East Stone’s board of director’s decision to approve the Business Combination with JHD and to continue to pursue such Business Combination. In considering the recommendations of East Stone’s board of directors to vote for the Business Combination Proposal, the Charter Proposal and other proposals, East Stone’s shareholders should consider these interests.

The exercise of East Stone’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of East Stone’s shareholders.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require East Stone to agree to amend the Business Combination Agreement, to consent to certain actions taken by JHD Group or to waive rights that East Stone is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of JHD Group’s business, a request by JHD Group to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on JHD Group’s business and would entitle East Stone to terminate the Business Combination Agreement. In any of such circumstances, it would be at East Stone’s discretion, acting through its board of directors, to grant its consent or waive those rights.

The existence of the financial and personal interests of the directors of East Stone described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between such director may believe is best for East Stone and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that East Stone, JHD and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by the East Stone shareholders or an amendment of the offer document, East Stone will inform such shareholders of the amendment by press release and other public communication. In the event that East Stone, JHD and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by the East Stone shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment.

If East Stone is unable to complete the Business Combination with JHD or another business combination by November 24, 2021, East Stone will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against East Stone and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Under the terms of East Stone’s amended and restated memorandum and articles of association, East Stone must complete the Business Combination with JHD or another business combination by November 24, 2021, or East Stone must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating.

In such event, third parties may bring claims against East Stone. Although East Stone has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of East Stone’s Public Shareholders.

If East Stone is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone to the extent that such a vendor or prospective target business did not execute such a waiver. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if East Stone is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if East Stone otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, East Stone may not be able to return to its Public Shareholders at least $10.00 per share.

East Stone’s shareholders may be held liable for claims by third parties against East Stone to the extent of distributions received by them.

If East Stone is unable to complete the Business Combination with JHD or another business combination within the time period required under its organizational documents, East Stone will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to its obligations under British Virgin Islands laws to provide for claims of creditors and the requirements of other applicable law. East Stone cannot assure you that it will properly assess all claims that may be potentially brought against East

Stone. As such, East Stone’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, East Stone cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by East Stone.

If East Stone is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by East Stone’s shareholders. Furthermore, because East Stone intends to distribute the proceeds held in the Trust Account to its Public Shareholders promptly after the expiration of the required time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, East Stone’s board may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and East Stone to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. East Stone cannot assure you that claims will not be brought against it for these reasons.

Certain warrants of East Stone are accounted for as liabilities and the changes in value of such warrants could have an effect on East Stone’s financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance, and Acting Chief Accountant of the SEC, together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled, “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms similar to those contained in the warrant agreement governing East Stone’s warrants, and provisions, related to certain tender offers following a business combination. As a result of the SEC Statement, East Stone reevaluated the accounting treatment of its 13,800,000 public warrants, 350,000 private warrants underlying the 350,000 Private Placement Units, and 690,000 representative warrants. Accordingly, East Stone has determined to classify the private and representative warrants, as derivative liabilities measured at fair value, with changes in fair value reported in earnings for each reporting period. As a result, East Stone included derivative liabilities related to embedded features contained within East Stone’s private and representative warrants on its balance sheet as of December 31, 2020. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value recognized within earnings in the statement of operations. Due to the recurring fair value measurement, East Stone’s consolidated financial statements and results of operations may fluctuate quarterly based on factors outside of East Stone’s control and it expects to recognize non-cash gains or losses on its private and representative warrants for each reporting period which could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of East Stone’s ordinary shares and potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for East Stone to consummate an initial business combination with a target business.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with JHD

The value of your investment in Pubco following consummation of the Business Combination will be subject to the significant risks affecting Pubco and JHD Group and inherent in the industry in which JHD Group operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-Business Combination business and financial results could be adversely affected in a material way. This could cause the trading price of Pubco Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of JHD and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Ordinary Shares, pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in JHD. Pubco will depend on JHD for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends. The earnings from, or other available assets of, JHD may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Fluctuations in operating results, earnings announcements and other factors, including incidents involving JHD Group’s customers and negative media coverage, may result in significant decreases in the price of Pubco securities following completion of the Business Combination.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of Pubco securities post-Business Combination and, as a result, there may be significant volatility in the market price of Pubco securities following completion of the Business Combination. If JHD Group is unable to operate as profitably as investors expect the market price of Pubco securities will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of Pubco’s or JHD Group’s control could have an adverse effect on the price of Pubco securities and increase fluctuations in its earnings. These factors include certain of the risks discussed herein, the operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, the possible effects of war, terrorist and other hostilities, changes in government regulation, adverse weather conditions, pandemics such as COVID-19, changes in general conditions in the economy or the financial markets or other developments affecting the rural markets in China for FMCGs.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on Pubco’s board of directors or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Ordinary Shares and/or warrants, fines, sanctions and other regulatory action and potentially civil litigation.

If Pubco fails to implement and maintain an effective system of internal control over financial reporting, its ability to accurately and timely report its financial results or prevent fraud may be adversely affected, and investor confidence and the market price of its securities, including the Ordinary Shares, may be adversely impacted.

Pubco will be subject to the reporting requirements of the Exchange Act and to the requirements of the Sarbanes-Oxley Act, and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that Pubco maintain effective disclosure controls and procedures and internal control over financial reporting.

Additionally, Pubco is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pubco will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Pubco’s annual revenues exceeded $100 million during such completed fiscal year and the market value of the Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Pubco takes advantage of such reduced disclosure obligations, it may also make comparison of Pubco’s financial statements with other public companies difficult or impossible.

If Pubco fails to implement and maintain an effective system of internal control, it will not be able to conclude, and its independent registered public accounting firm will not be able to report, that it has effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act in any future annual report on Form 10-K or Form 20-F covering the fiscal year in which this failure occurs.

Effective internal control over financial reporting is necessary for Pubco to produce reliable financial reports. Any failure to maintain effective internal control over financial reporting could prevent Pubco from identifying fraud and result in the loss of investor confidence in the reliability of Pubco’s financial statements, which in turn could have a material and adverse effect on the trading price of Pubco’s securities. Furthermore, Pubco may need to incur additional costs and use additional management and other resources as its business and operations further expand or in an effort to remediate any significant control deficiencies that may be identified in the future.

As previously discussed, JHD’s auditors have noted a deficiency that they believe to be a material weakness relating to JHD’s lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP technical accounting issues in order to prepare and review financial statements and related disclosures in accordance with U.S. GAAP and reporting requirements set forth by the SEC.

Pubco intends to grant options and other types of awards under a share incentive plan, which may result in increased share-based compensation expenses.

Pubco intends to adopt an equity incentive plan that provides that the maximum number of aggregate Ordinary Shares that may be issued pursuant to awards provided under such plan will be equal to fifteen percent (15%) of the aggregate number of Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination. Pubco may re-evaluate the vesting schedules, lock-up period, exercise price or other key terms applicable to any grants under its incentive plans from time to time. Under the terms of the Business Combination Agreement, Pubco is granting substitute options over Pubco Ordinary Shares out of this 15% pool to certain senior executives of the Primary Seller in substitution for unvested options held by such individuals in the Primary Seller.

The shares in this option pool are in addition to the substitute options being issued by Pubco in substitution for the Consideration Options (i.e., vested options in the Primary Seller) which do not create additional dilution for holders of Pubco Ordinary Shares as the Exchange Consideration being issued to the Sellers is being reduced by the amount attributable to the Consideration Options.

Pubco believes the granting of share-based compensation is of significant importance to its ability to attract and retain key personnel and employees, and Pubco expects to grant share-based compensation to employees in the future. However, if Pubco issues such awards, it may recognize substantial share-based compensation expenses in Pubco’s consolidated financial statements. As a result, there may be an adverse effect on Pubco’s results of operations.

It is anticipated that Pubco will issue vested options over approximately 11,454,822 Pubco Ordinary Shares in respect of vested options over the shares of the Primary Seller which will reduce the amount of the Exchange Consideration being issued to the Seller. In addition, Pubco will issue unvested options over approximately 6,485,458 Pubco Ordinary Shares to the holders of unvested options in the Primary Seller and the shares underlying such unvested options shall count against the 15% limited under the new equity plan to be adopted by Pubco.

The escrow provisions of the Business Combination Agreement and the Escrow Agreement may affect management decisions and incentives.

Under the Business Combination Agreement and the Escrow Agreement, Exchange Shares that will be placed in escrow at Closing will be released to the Seller in the event that Pubco meets certain revenue targets during the period commencing on the first day of the first fiscal quarter following Closing and ending on the twelve (12)-month anniversary of such date (the “Earnout Year”). As a result, Pubco management may focus on increasing the revenue of Pubco and its subsidiaries, including JHD, for quarters within the Earnout Year. See “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and JHD Group’s respective results of operations, financial condition, cash requirements, contractual restrictions, Pubco’s and JHD Group’s future projects and plans and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from JHD Group and there can be no assurance that JHD Group will pay dividends. As a result, capital appreciation, if any, of Ordinary Shares will be an investor’s sole source of gain for the foreseeable future.

The exercise price of Pubco warrants can fluctuate under certain circumstances which, if triggered, can result in potentially material dilution of Pubco’s then-existing shareholders.

Immediately following the Business Combination, there will be outstanding a total of 14,150,000 warrants to purchase one half (1/2) of a Pubco Ordinary Share at an exercise price of $11.50 per share as a result of the exchange of Public Warrants and Private Warrants and a total of 690,000 warrants to purchase one full Pubco Ordinary Share at an exercise price of $12.00 per share as a result of the exchange of Representative’s Warrants. In addition, if the Sponsor or an affiliate of the Sponsor or certain of East Stone’s officers and directors makes any working capital loans, he, she or it may convert those loans into Private Placement Units, which units would be identical to the Private Placement Units and would include warrants to purchase Pubco Ordinary Shares. As of November 4, 2021, an aggregate of $300,000 of Working Capital Loans are outstanding and $105,000 of advance from JHD. The price at which such Ordinary Shares may be purchased upon exercise of the warrants may be adjusted in certain circumstances, including, but not limited to, in the event that (i) Pubco undertakes certain share capitalizations, share splits, rights offerings or other similar events, or (ii) Pubco pays certain dividends or makes certain distributions in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares. These adjustments are intended to provide the investors in Pubco’s warrants with partial protection from the effects of actions that dilute their interests in Pubco on a fully exercised basis. These provisions could result in substantial dilution to investors in Ordinary Shares.

Pubco is a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is different under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

Pubco’s corporate affairs will be governed by its Amended and Restated Memorandum and Articles of Association, the Cayman Act, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by non-controlling shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. Your rights as a shareholder and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different and significantly more limited body of securities laws from the United States and may provide significantly less protection to investors. In addition, some U.S. states, such as Delaware and New York, have different bodies of corporate law than the Cayman Islands.

Pubco has been advised by its Cayman Islands legal counsel, Campbells LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. Subject to the foregoing, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

You will have limited ability to bring an action against Pubco or against its directors and officers, or to enforce a judgment against Pubco or its directors and officers, because Pubco is incorporated in the Cayman Islands, because Pubco conducts all of its operations in PRC and because most of Pubco’s directors and officers will reside outside of the United States.

Pubco is incorporated in the Cayman Islands and, following the Business Combination, would initially conduct all of its operations through its subsidiaries in PRC. All of Pubco’s assets are located outside the United States. Most of Pubco’s officers and directors are expected to reside outside of the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Pubco or against any of these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of PRC could render you unable to enforce a judgment against Pubco’s assets or the assets of Pubco’s directors and officers.

Shareholders of Cayman Islands companies such as Pubco have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Pubco’s directors have discretion under Cayman Islands law to determine whether or not, and under what conditions, Pubco’s corporate records could be inspected by Pubco’s shareholders, but are not obliged to make them available to Pubco’s shareholders. This could make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, Pubco shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Provisions in Pubco’s Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

Pubco’s Amended and Restated Memorandum and Articles of Association, if their adoption is approved, will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, the ability of Pubco’s board of directors to issue additional shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued, and without shareholder approval, may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

Moreover, Pubco’s Amended and Restated Memorandum and Articles of Association provide that Pubco’s board of directors will be divided into three classes, namely Class I, Class II and Class III. Class I will consist of two directors, Class II will consist of two directors and Class III will consist of three directors. Directors assigned to Class I will initially serve until the first annual general meeting of shareholders following the effectiveness of Pubco’s Amended and Restated Memorandum and Articles of Association upon Closing of the Business Combination, or the Articles Effectiveness Date and Class I directors will then be elected for a full term of three years. Directors assigned to Class II will initially serve until the second annual general meeting of shareholders following the Articles Effectiveness Date and Class II directors will then be elected for a full term of three years. Directors assigned to Class III will initially serve until the third annual general meeting of shareholders following the Articles Effectiveness Date and Class III directors will then be elected for a full term of three years. At each succeeding annual general meeting of shareholders, directors will be elected for a full term of three years to succeed the directors of the Class whose terms expire at such annual general meeting.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it has elected to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about East Stone and JHD Group.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Pubco will be a “controlled company” within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

In addition to being a foreign private issuer, immediately following the Business Combination Pubco will be a “controlled company” as defined under the Listing Rules of Nasdaq because the Primary Seller will own more than 50% of Pubco’s total voting power. For as long as Pubco remains a controlled company under that definition, Pubco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of Pubco’s board of directors must be independent directors or that Pubco has to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For additional information regarding the corporate governance practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Risks Related to Ordinary Shares

An active trading market for Ordinary Shares may not develop, which would adversely affect the liquidity and price of Ordinary Shares.

Prior to the Business Combination, there has been no public market for Pubco Ordinary Shares. The price of the Ordinary Shares may vary significantly due to general market or economic conditions. Furthermore, an active trading market for the post-Business Combination Pubco securities may never develop or, if developed, it may not be sustained. If an active public market for Ordinary Shares does not develop, the market price and liquidity of Ordinary Shares may be adversely affected. You may be unable to sell your securities unless a market can be established and sustained. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class actions against that company. If Pubco were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on Pubco’s business, results of operations and financial condition.

The price of Pubco Ordinary Shares may be volatile.

The price of Pubco Ordinary Shares may fluctuate due to a variety of factors, including, but not limited to:

•        actual or anticipated fluctuations in Pubco’s quarterly, semi-annual and annual results and those of other public companies in the industry;

•        new players entering into the markets where Pubco leads;

•        geopolitical uncertainties affecting media coverage negatively;

•        changes in government regulation;

•        potential or actual military conflicts or acts of terrorism;

•        adverse economic conditions in global markets due to COVID-19 or other pandemic events and lower demand for commodities;

•        the failure of securities analysts to publish research about Pubco, or shortfalls in Pubco’s operating results compared to levels forecast by securities analysts;

•        announcements concerning Pubco’s or JHD Group’s competitors; and

•        the general state of the securities markets.

These and other market and industry factors may materially reduce the market price of Ordinary Shares, regardless of Pubco’s operating performance. Volatility in the price of Ordinary Shares may increase volatility in the price of Pubco warrants.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Ordinary Shares.

It is currently expected that securities research analysts will establish and publish their own periodic projections for Pubco’s business. These projections may vary widely and may not accurately predict the results Pubco actually achieve. The market price of the Ordinary Shares may decline if Pubco’s actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades the Ordinary Shares or publishes inaccurate or unfavorable research about Pubco’s business, the price of Ordinary Shares could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on Pubco regularly, Pubco’s share price or trading volume could decline. If the amount of research analyst coverage is lower than expected, the trading price and/or volume for Ordinary Shares could be adversely affected.

Pubco may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Ordinary Shares.

Pubco may issue additional Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or Pubco’s equity incentive plan, without shareholder approval, in a number of circumstances.

Pubco’s issuance of additional Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        Pubco’s existing shareholders’ proportionate ownership interest and your holdings of Ordinary Shares in Pubco will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Ordinary Share may be diminished; and

•        the market price of Ordinary Shares may decline.

Because Pubco does not expect to pay dividends in the foreseeable future, you must rely on price appreciation of the Ordinary Shares for return on your investment.

Pubco currently intends to retain most, if not all, of its available funds and any future earnings to fund the development and growth of JHD Group’s business. As a result, Pubco does not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Ordinary Shares as a source for any future dividend income.

Pubco’s board of directors has complete discretion as to whether to distribute dividends, subject to its Amended and Restated Memorandum and Articles of Association and certain restrictions under Cayman Islands law. Even if Pubco’s board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, Pubco’s future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by it from its subsidiaries, its financial condition, contractual restrictions and other factors deemed relevant by Pubco’s board of directors. Accordingly, the return on your investment in the Ordinary Shares will likely depend entirely upon any future price appreciation of the Ordinary Shares. There is no guarantee that the Ordinary Shares will appreciate in value or even maintain the price of $10.00 per share. You may not realize a return on your investment in the Ordinary Shares and you may even lose your entire investment in the Ordinary Shares.

Risks Related to JHD Group’s Business and Industry

JHD Group has experienced rapid growth in recent periods, and its recent growth rates may not be indicative of its future growth.

JHD’s subsidiaries started operations in 2016. As a result of JHD Group’s relatively limited operating history, its ability to forecast its future results of operations is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. Its revenue has increased substantially since its inception, but JHD Group may not be able to sustain revenue growth consistent with its recent history, or at all. JHD Group’s revenue growth in recent periods may not be indicative of its future performance. In future periods, JHD Group’s revenue could decline or grow more slowly than it expects. JHD Group believes that the growth of its revenue depends on a number of factors, including its ability to:

•        attract new customers (both individual and retail stores) and retain and expand its relationships with existing customers on a cost-effective basis;

•        innovate and adapt its services and solutions to meet evolving needs of current and potential customers, including to address market trends;

•        adapt to a changing regulatory landscape governing privacy matters;

•        keep pace with the new technological development in both the FMCG business and Value-Added Services to financial institutions in rural areas of China;

•        continue to develop relationships with banks and other financial services providers;

•        invest sufficiently in its technology and infrastructure, at the pace required to support its growth;

•        introduce its services and solutions to new geographic markets;

•        increase awareness of its brand among more businesses; and

•        attract and retain employees.

JHD Group cannot assure you that it will be able to successfully accomplish any of these objectives.

JHD Group has incurred net losses in the past, which it may continue to experience in the future.

JHD Group’s fast-moving consumer goods business line and the business line of Value-Added Services to financial institutions generated revenue of approximately US$76.42 million and approximately US$35.22 million for the fiscal years ended December 31, 2020 and 2019, respectively, and net loss of approximately US$34.75 million and approximately US$25.90 million for the fiscal years ended December 31, 2020 and 2019, respectively. The losses primarily reflect the substantial investments JHD Group made to grow its business, including commercialization of its digital sales platform/app, improvement of its technology infrastructure, and its sales and marketing efforts. After a series of strategy optimization and operation improvements, JHD Group generated revenue of approximately US$52.89 million for H1 2021, increased by 78% compared with US$29.72 million for H1 2020, and net loss of approximately US$18.44 million and approximately US$15.98 million for H1 2021 and H1 2020, respectively. JHD Group cannot assure you that it will be able to generate net profits in the future.

JHD Group expects to continue to make significant future expenditures related to the continuous development and expansion of its business, including:

•        investments in its research and development team and in the development of new solutions and enhancement of its solutions;

•        investments in sales and marketing, including expanding its sales force, increasing its customer base and increasing market awareness of its platform;

•        expanding its operations and infrastructure, including potentially through acquisitions of other businesses;

•        granting share-based compensation, which may be of significant importance to JHD Group’s ability to attract and retain key personnel and employees; and

•        incurring costs associated with general administration, including legal, accounting and other expenses related to being a public company upon consummation of the Business Combination.

There is no guarantee that JHD Group will generate sufficient revenue in the future to offset the cost of maintaining its platform and maintaining and growing its business. JHD Group expects that its operating expenses will continue to increase as it intends to expend substantial financial and other resources on acquiring and retaining sellers and consumers, growing and maintaining its technology infrastructure and sales and marketing efforts and conducting general administrative tasks associated with its business, including expenses related to being a public company. These investments may not result in increased revenue growth. If JHD Group cannot successfully generate revenue at a rate that exceeds the costs associated with its business, JHD Group will not be able to achieve or sustain profitability or generate positive cash flow on a sustained basis and its revenue growth rate may decline.

If JHD Group fails to become and remain profitable, this could have a material adverse effect on its business, financial condition, results of operations and prospects.

There is no guarantee that JHD Group will be able to successfully implement its business plan.

JHD Group’s business plan currently relies on layering higher value and higher margin services on top of its existing Fast Moving Consumer Goods (“FMCG”) business. JHD Group’s current FMCG business is generally characterized by low margins, which makes it not particularly attractive for growth. Starting with the acquisition of Guinong in 2020, JHD Group began to diversify its revenue base with the expansion of Value-Added Services. The Value-Added Services segment represented 6% of total revenues in 2020 and 6% in the first half of 2021. While JHD Group’s management expects that the Value-Added Services segment will become a larger portion of its overall revenues and profitability over the next three years, there is no guarantee that JHD Group will be successful in adding, integrating and growing higher margin services.

If JHD Group is unable to maintain its relationships with its distributors its business may be adversely impacted.

Currently, JHD Group derives the largest portion of its revenue from its FMCG business. The success of JHD Group’s FMCG business depends, in significant part, on being able to provide retail store owners and their customers a large selection of FMCGs sourced from various brand owners. If JHD Group loses, for any reason, the right to distribute popular FMCG brands in a particular region (and is unable to replace the lost brands with equally popular brands) retail store owners in that region may discontinue or reduce their business with JHD Group which could have a material adverse impact on JHD Group’s revenues and financial results.

Actual or alleged failure to comply with data privacy and protection laws and regulations could damage JHD Group’s reputation and discourage current and potential customers from doing business with JHD Group.

JHD Group receives, transmits and stores a large volume of personal information and other data on JHD Group’s platform within the territory of the PRC. JHD Group is subject to various laws and regulations in the PRC that address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of certain types of data. See “Business of JHD Group — Regulation of Personal Information Protection and Data Compliance” for laws, rules and regulations applicable to JHD Group. To protect personal information, these laws and regulations regulate data collection, storage, use, processing, disclosure and transfer of personal information. Pursuant to these laws and regulations, a network operator such as an Internet information service provider is required to obtain a user’s consent to collect the user’s personal information, and is prohibited from gathering personal information that is unrelated to the services it provides, and the network operator must also inform the user of the purposes, the means and the scope of the information collection and uses, and take technical measures to ensure the security of such information.

These laws and regulations evolve frequently, and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement practices. JHD Group has incurred, and will continue to incur, significant expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by laws, regulations, industry standards or contractual obligations. Changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost to JHD Group of providing offerings, require significant changes to JHD Group’s operations or even prevent JHD Group from providing certain offerings in jurisdictions in which JHD Group currently operates or in which JHD Group may operate in the future. The PRC Cyber Security Law issued by Standing Committee of the National People’s Congress in November 2016, which became effective in June 2017, sets out China’s data protection regime including personal information protection regime. The PRC Cyber Security Law issued by Standing Committee of the National People’s Congress in November 2016, which became effective in June 2017, has relevant draft rules and is subject to interpretation by the regulators, the standards of which are still under discussion. JHD Group gains access to data that is necessary for, and relevant to, the services it provides, and the data JHD Group obtains and uses may include information that is deemed as “personal information” under the PRC Cyber Security Law issued by Standing Committee of the National People’s Congress in November 2016, which became effective in June 2017, and related data privacy and protection laws and regulations. As such, JHD Group has adopted a series of policies and measures in order to comply with the laws and regulations relating to the protection of personal information. Its service agreement and the privacy policies require JHD Group to obtain consent from the end users of its services in connection with data collection and use pursuant to the PRC Cyber Security Law issued by Standing Committee of the National People’s Congress in November 2016, which became effective in June 2017, and related laws and regulations. In addition, JHD Group has adopted rigorous data security measures to prevent its data from unauthorized access or use or being retrieved to establish any connection with the device owners’ identities.

While JHD Group takes a variety of measures to comply with all applicable data privacy and protection laws and regulations, and requires its business partners such as retail partners to comply with all applicable laws and regulations. JHD Group cannot guarantee the effectiveness of its measures and business partners against all potential risks. In addition, the activities of third parties (such as business partners) are beyond its control. If its business partners violate the PRC Cyber Security Law issued by Standing Committee of the National People’s Congress in November 2016, which became effective in June 2017, and related laws and regulations relating to the protection of personal information, or fail to fully comply with the service agreements with JHD Group, or if any of its employees fail to comply with its internal control measures and misuse the information, JHD Group may be subject to penalties. Any failure or perceived failure of JHD Group, or its business partners, to comply with all applicable data privacy and protection laws and regulations, or its employees to comply with internal control measures, may result in negative publicity and legal proceedings or regulatory actions against JHD Group, potentially damaging its reputation and discouraging current and potential customers from using its services and/or data solutions, in addition to subjecting JHD Group to investigations, penalties and damages, resulting in a material adverse effect on its business and results of operations.

Furthermore, the interpretation and application of personal information protection laws and regulations and standards are still uncertain and evolving. JHD Group cannot assure you that relevant governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect JHD Group. In addition, it is possible that JHD Group may become subject to additional or new laws and regulations regarding the protection of personal information or privacy-related matters in connection with the data to which JHD Group has access. Complying with additional or new regulatory requirements could force JHD Group to incur substantial costs or require JHD Group to change its business practices. In addition to the regulatory requirements, user attitudes towards data privacy are also evolving, and user concerns about the extent to which personal information is accessible to, used by or shared with JHD Group’s customers or others may adversely affect JHD Group’s ability to gain access to data and provide certain data solutions to its customers. Any occurrence of the abovementioned circumstances may negatively affect JHD Group’s business and results of operations.

JHD Group is subject to the latest promulgated version of the PRC Personal Information Protection Law, and is subject to various personal information protection obligations.

The Standing Committee of the National People’s Congress of the PRC (the “NPC”) issued the Personal Information Protection Law in August 2021, which will become effective in November 2021. For more details of Personal Information Protection Law, see “Regulation and Permits-Data Privacy and the Regulation of Use of Data in China; Regulations Relating to Internet Information Security and Privacy Protection”.

JHD Group collects, transmits and stores a large volume of personal information and other data on JHD Group’s platform within China’s borders. Therefore, JHD Group falls under application scope of PRC Personal Information Protection Law. The Personal Information Protection Law imposes stringent compliance management requirements on PI processors, including but not limited to (1) adopting security measures such as internal management systems, encryption and anonymization techniques, etc.; (2) in the case of personal information processors handling personal information that exceeds certain amounts prescribed by the CAC, a specially appointed responsible person for personal information processing is required; (3) conducting periodic compliance audits; and (4) conducting risk evaluations and recording relevant results prior to processing any sensitive personal information or transferring personal information outside of China. To comply with the Personal Information Protection Law, JHD will incur significant expenses and assume onerous regulatory burdens.

Where PRC authorities identify any unlawful personal information processing, they are authorized to issue warnings, order “corrections” (i.e., mandatory rectification measures aimed at bringing the unlawful processing in line with PRC law or to cease such processing), confiscate any unlawful gains, and/or order suspension or cessation of relevant services/products (e.g., mobile apps) that illegally process personal information. If any mandatory corrections are not complied with, the authorities can impose a fine of up to RMB1 million on the entity and between RMB 10,000 and 100,000 on the directly responsible members of management and any other directly responsible personnel. If the unlawful processing is “serious”, in addition to warnings and confiscation, the Personal Information Protection Law provides for enhanced penalties by imposing a fine of RMB 50 million or five percent of the previous year’s annual business volume. Therefore, if JHD is deemed as not complying with to the Personal Information Protection Law, it could be subject to material adverse financial and operational consequences.

If JHD Group fails to keep up with rapid changes in technologies, its future success may be adversely affected.

The success of JHD Group’s business will depend, in part, on its ability to adapt and respond effectively to the technology development on a timely basis. If JHD Group is unable to develop new products that satisfy its customers and provide enhancements and new features for its existing products that keep pace with rapid technological and industry change, its business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact its ability to compete effectively.

Its platform integrates with a variety of network, hardware, mobile and software platforms and technologies, and JHD Group needs to continuously modify and enhance its products and platform to adapt to changes and innovation in these technologies. Any failure of its products and platform to operate effectively with evolving or new platforms and technologies could reduce the demand for its products. JHD Group must continue to invest substantial resources in research and development to enhance its technology. If JHD Group is unable to respond to these changes in a cost-effective manner, its products may become less marketable and less competitive or obsolete, and its business, results of operations and financial condition could be adversely affected.

JHD Group may not be able to compete successfully with its current or future competitors.

The market for merchant enablement platforms is very competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new product introductions and improvements. Buyer and merchant preferences are constantly evolving. JHD Group faces competition in all lines of business. Many of JHD Group’s existing and potential future competitors have significantly greater financial and human capital resources than JHD possesses. In the future, as JHD Group further grows, JHD Group anticipates continued challenges from current competitors, as well as by new entrants into the industry including major online and digital players in the industry. If JHD Group is unable to anticipate or effectively react to these competitive challenges, its competitive position could be weakened, and JHD Group could experience a decline in its growth rate or revenue that could adversely affect its business and results of operations.

JHD Group intends to further diversify its product and service offerings to add to its revenue sources in the future. New products and services and new business models may involve risks and challenges JHD Group does not currently face. Any new initiatives may require JHD Group to devote significant financial and management resources and may not perform as well as expected. Furthermore, JHD Group may have difficulty in anticipating buyer demand and preferences, and the products offered on its platform may not be accepted by the market or be rendered obsolete or uneconomical. Therefore, any inability to adapt to these changes may result in a failure to capture new merchants or retain existing merchants, the occurrence of which would materially and adversely affect JHD Group’s business, financial condition and results of operations.

As a result, JHD Group may not compete successfully against its current or potential competitors. If JHD Group is unable to compete successfully, or if competing successfully requires JHD Group to take costly actions in response to the actions of its competitors, its business, financial condition and results of operations could be adversely affected. Further, JHD Group may be required to make substantial additional investments in research, development, marketing and sales in order to respond to such competitive threats, and JHD Group cannot assure you that JHD Group will be able to compete successfully in the future.

Any harm to JHD Group’s brand or reputation may materially and adversely affect its business and results of operations.

JHD Group believes that the recognition and reputation of its Pure Value® brand of FMCGs among its buyers, merchants and third-party service providers will contribute significantly to the growth and success of its business. Maintaining and enhancing the recognition and reputation of JHD Group’s brand is critical to its business and competitiveness. Many factors, some of which are beyond JHD Group’s control, are important to maintaining and enhancing JHD Group’s brand. These factors include JHD Group’s ability to:

•        provide a superior experience to merchants and buyers;

•        maintain the popularity, attractiveness, diversity, quality and authenticity of JHD Group’s product offerings;

•        maintain the efficiency, reliability and quality of the fulfillment and delivery services;

•        maintain or improve merchants’ and buyers’ satisfaction with its after-sale services;

•        increase brand awareness through marketing and brand promotion activities; and

•        preserve JHD Group’s reputation and goodwill in the event of any negative publicity on consumer experience or merchant service, Internet and data security, product quality, price or authenticity, or other issues affecting us or other e-commerce businesses in China.

If JHD Group is unable to maintain its reputation, enhance its brand recognition or increase positive awareness of its platform, products and services, it may be difficult to maintain and grow its merchant and buyer base, and its business and growth prospects may be materially and adversely affected.

Any interruption by third parties’ service to JHD Group may adversely affect JHD Group’s operations and, in turn, may materially and adversely affect JHD Group’s financial results.

JHD Group relies on third parties to provide platform to serve JHD Group’s cloud service. JHD Group currently hosts its cloud service from third-party data center facilities operated by cloud hosting service providers located in China. Any damage to, or failure of, its cloud service that is hosted by these third parties, whether as a result of its actions, actions by the third-party data centers or actions by other third parties could result in interruptions in its cloud service and/or the loss of data. While the third-party hosting centers host the server infrastructure, JHD Group manages the cloud services through its technological operations team and need to support version control, changes in cloud software parameters and the evolution of its solutions. As JHD Group continues to add data centers and capacity in its existing data centers, JHD Group may move or transfer its data and its customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of its service. Impairment of, or interruptions in, its cloud services may reduce its revenues, subject JHD Group to claims and litigation, cause its customers to terminate their subscriptions and adversely affect its subscription renewal rates and its ability to attract new customers. Its business will also be harmed if app developers, customers and potential customers believe its services are unreliable.

JHD Group does not control, or in some cases has limited control over, the operation of the data center facilities JHD Group uses, and they are vulnerable to damage or interruption from earthquakes, floods, fires, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, and to adverse events caused by operator error. JHD Group cannot rapidly switch to new data centers or move customers from one data center to another in the event of any adverse event. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities could result in lengthy interruptions in its service and the loss of accumulated data and its business.

Investments in JHD Group’s technology platform and technology infrastructure may not yield the desired results.

JHD Group has developed a scalable technology platform to facilitate and integrate its business operations, data gathering analysis and online marketing capabilities and have invested significant capital and time into building and updating its technology platform and infrastructure. In order to remain competitive, JHD Group expects to continue to make significant investments in its technology. However, there is no guarantee that the resources it has invested or will invest in the future will allow it to develop suitable technology solutions and maintain and expand its technology platform and technology infrastructure as intended, which may adversely affect its ability to compete or require it to purchase expensive software solutions from third-party developers.

If JHD Group’s investments in its technology platform and technology infrastructure do not yield the desired results, it could have a material adverse effect on its business, financial condition, results of operations and prospects.

JHD Group may fail to operate, maintain, integrate and upgrade its technology infrastructure, or to adopt and apply technological advances.

JHD Group’s growth and success depend on its websites and apps being accessible to its customers at all times and to be fault tolerant. It may become increasingly difficult to maintain and improve the availability of JHD Group’s websites and apps, especially during peak usage times and as its product offering becomes more complex and the number of visitors to its marketplace increases. JHD Group may experience disruptions, outages, or other issues in the future, due to changes in its technology infrastructure, software malfunctions, third-party outages, fires, natural disasters, acts of terrorism, vandalism or sabotage. If JHD Group fails to effectively address capacity constraints, respond adequately to disruptions or upgrade its technology infrastructure, its mobile apps or websites could become unavailable or fail to load quickly, and consumers may decide to shop elsewhere, and may not return, which could adversely affect JHD Group’s business.

Given that the Internet and mobile devices are characterized by rapid technological advances, including advances in the field of machine learning, artificial intelligence, micro-services and server-less architecture, JHD Group’s future success will depend on its ability to adapt its websites, apps and other parts of its technology platform to such advances and to sustain their interoperability with relevant operating systems. Any changes in popular operating systems may reduce the functionality of JHD Group’s websites and apps or give preferential treatment to competitors. Any failure to adapt to technological advances in a timely manner and to integrate its offerings through its websites and apps could decrease the attractiveness of JHD Group’s websites and apps and could have a material adverse effect on its business, financial condition, results of operations and prospects.

Interruption or failure of China’s Internet infrastructure or information technology and communications systems of customers could impair JHD Group’s ability to effectively deliver its products.

JHD Group’s business depends on the performance and reliability of the Internet infrastructure in China and the stability of information technology and communications systems of customers. The availability of its data solutions, in part, depends on telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth and server storage, among other things. Almost all access to the Internet in China is maintained through state-owned telecommunication carriers under administrative control, and JHD Group obtains access to developers’ networks operated by such telecommunications carriers and Internet service providers to deliver its developer services. JHD Group has experienced internet interruptions in the past, which were typically caused by service interruption of the value-added telecommunications service providers.

JHD Group may not be able to prevent unauthorized use of its intellectual property, which could harm its business and competitive position.

JHD Group regards its trademarks, service marks, copyrights, patents, domain names, trade secrets, proprietary technologies, know-how and similar intellectual property as critical to its success, and JHD Group relies on trademark and patent law, trade secret protection and confidentiality and invention assignment agreements with certain of its employees and third parties to protect its proprietary rights. JHD Group may apply for patent, computer software copyrights, trademarks and domain names registrations in China from time to time. There can be no assurance that any of its pending patent, trademark, software copyrights or other intellectual property applications will issue or be registered. Any intellectual property rights JHD Group has obtained or may obtain in the future may not be sufficient to provide JHD Group with a competitive advantage, and could be challenged, invalidated, circumvented, infringed or misappropriated. Given the potential cost, effort, risks and disadvantages of obtaining patent protection, JHD Group has not and does not plan to apply for patents or other forms of intellectual property protection for certain of its key technologies. If some of these technologies are later proven to be important to its business and are used by third parties without its authorization, especially for commercial purposes, its business and competitive position may be harmed.

Monitoring for infringement or other unauthorized use of its intellectual property rights is difficult and costly, and JHD Group cannot be certain that JHD Group can effectively prevent such infringement or unauthorized use of its intellectual property.

From time to time, JHD Group may need to resort to litigation or other proceedings to enforce its intellectual property rights. Its efforts to enforce or protect its intellectual property rights may be ineffective and could result in the invalidation or narrowing of the scope of its intellectual property or expose JHD Group to counterclaims from third parties, any of which may adversely affect its business and operating results.

In addition, it is often difficult to create and enforce intellectual property rights in China and other countries outside of the United States. Even where adequate, relevant laws exist in China and other countries outside of the United States, it may not be possible to obtain swift and equitable enforcement of such laws, or to enforce judgments or arbitration awards delivered in another jurisdiction. Accordingly, JHD Group may not be able to effectively protect its intellectual property rights in such countries. Additional uncertainty may result from changes to intellectual property laws enacted in the jurisdictions in which JHD Group operates, and from the enforcement or interpretation of intellectual property laws by the China National Intellectual Property Administration, the State Administration for Market Regulation (“SAMR”) and judicial bodies.

JHD Group has not entered into confidentiality and invention assignment agreements with all of its employees, and its confidentiality and invention assignment agreements with third parties, such as consultants and contractors, may not effectively prevent unauthorized use or disclosure of its confidential information, intellectual property or technology and may not provide an adequate remedy in the event of such unauthorized use or disclosure. Trade secrets and know-how are difficult to protect, and its trade secrets may be disclosed, become known or be independently discovered by others. Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its service and solution features, software and functionality or obtain and use information that JHD Group considers confidential and proprietary. If JHD Group is not able to adequately protect its trade secrets, know-how and other confidential information, intellectual property or technology, its business and operating results may be adversely affected.

JHD Group may be subject to intellectual property infringement claims or other allegations, which could result in its payment of substantial damages, penalties and fines, or the removal of data or technology from its system.

Third parties may own technology patents, copyrights, trademarks, trade secrets and Internet content, which they may use to assert claims against JHD Group. Its internal procedures and licensing practices may not be effective in completely preventing the unauthorized use of copyrighted materials or the infringement of other rights of third parties by JHD Group or its users. The validity, enforceability and scope of protection of intellectual property rights in Internet-related industries, particularly in China, is uncertain and still evolving. For example, as JHD Group faces increasing competition and as litigation becomes a more common way to resolve disputes in China, JHD Group faces a higher risk of being the subject of intellectual property infringement claims.

Although JHD Group has not been subject to claims or lawsuits outside China, JHD Group cannot assure you that JHD Group will not become subject to intellectual property laws in other jurisdictions, such as the United States. If a claim of infringement brought against JHD Group in the United States or another jurisdiction is successful, JHD Group may be required to pay substantial penalties or other damages and fines, enter into license agreements which may not be available on commercially reasonable terms or at all or be subject to injunction or orders. Even if allegations or claims lack merit, defending against them could be both costly and time consuming and could significantly divert the efforts of its management and other personnel.

Competitors and other third parties may claim that JHD Group or JHD Group’s officers or employees have infringed, misappropriated or otherwise violated their software, confidential information, trade secrets or other proprietary technology in the course of their employment with JHD Group. Although JHD Group takes steps to prevent the unauthorized use or disclosure of such third-party information, intellectual property or technology by its officers and employees, JHD Group cannot guarantee that any policies or contractual provisions that JHD Group has implemented or may implement will be effective. If a claim of infringement, misappropriation or violation is brought against JHD Group or one of its officers or employees, JHD Group may suffer reputational harm and may be required to pay substantial damages, including punitive damages which may be assessed by a court in an amount of one to five times the compensatory damages depending on the severity of the violation. JHD Group may also be subject to injunction or court orders or required to remove the data and redesign its products or technology, any of which could adversely affect its business, financial condition and results of operations.

JHD Group’s technologies may include design or performance defects and may not achieve their intended results, any of which may impair its future revenue.

JHD Group’s technologies for data processing and solutions are relatively new, and they may contain design or performance defects that are not detectable even after extensive internal testing and may become apparent only after widespread and long term of commercial use. Any defect in those technologies as well as their subsequent alterations and improvements could hinder the effectiveness of JHD Group’s platform, which would have a material and adverse effect on its competitiveness, reputation and future prospects. It is not clear whether China’s existing product liability laws apply to software systems like JHD Group’s. JHD Group cannot assure you that if its technologies are found to have design or performance defects, JHD Group will not be liable for product liability claims in China. Although JHD Group has not experienced any product liability claims to date, JHD Group cannot assure you that JHD Group will not do so in the future.

If JHD Group fails to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment applicable to its business in China, or if JHD Group is required to take actions that are time-consuming or costly, its business, financial condition and results of operations may be materially and adversely affected.

The Internet and mobile industries in China are highly regulated. JHD Group is required to obtain and maintain applicable licenses and approvals from different regulatory authorities in order to provide its current services. Under the current PRC regulatory scheme, a number of regulatory agencies, including, but not limited to, the Ministry of Industry and Information Technology, or the MIIT, and the Cyberspace Administration of China, or the CAC, jointly regulate all major aspects of the Internet industry, including the mobile Internet business. Operators must obtain various government approvals and licenses for relevant Internet or mobile business.

JHD Group believes that it has obtained all necessary business licenses covering its current Internet based business in the PRC, including but not limited to, the B21 Value-added Telecommunication Services Permit (or the B21 Permit). These licenses are essential to the operation of its business and are generally subject to regular government review or renewal. However, since local regulations may change from time to time, JHD Group cannot ensure it will be able to obtain, or maintain, all necessary licenses, permits and approvals, make all necessary registrations and filings for its Internet-based business activities in multiple jurisdictions, or successfully renew these licenses in a timely manner. Nor can JHD Group be certain that these licenses are sufficient to conduct all of its present or future Internet-based business. The PRC Telecommunication Regulation imposes sanctions for engaging in the operation of online data processing and transaction processing without having obtained a license or engaging in activities beyond the permitted scope of such license. These sanctions include corrective orders and warnings from the PRC telecommunications administration authority, confiscation of illegal gains, and fines of three to five times the amount of the illegal gains and the operating website and app may be ordered to cease operations.

In addition, JHD Group is required to have various licenses for its FMCG business in the various provinces where it conducts its FMCG business. The SAMR regulates major aspects of the FMCG business. JHD Group believes that it has obtained all necessary business licenses covering its current FMCG business, including the Food Operation Permit. However, since local regulations change from time to time, JHD Group cannot ensure it will be able to obtain, or maintain, all necessary licenses, permits and approvals, make all necessary registrations and filings for its business activities in multiple locations, or successfully renew these licenses in a timely manner. JHD Group also cannot be certain that these licenses are sufficient to conduct all of its present or future FMCG business. The PRC Food Safety Law issued by the Standing Committee of National People’s Congress in February 2009, most recently amended in April 2021 will impose sanctions for entities or individuals engaging in food manufacturing and distribution without having obtained a required license or engaging in activities beyond the permitted scope of such license. These sanctions include confiscating illegal gains and relevant tools, fines of RMB 50,000 ($7,744) to RMB 100,000 ($15,488) where the value of the illegally produced or sold food is less than RMB10,000 ($1,549), or where such value is more than RMB 10,000 ($1,549), a fine of ten (10) to twenty (20) times the value of the illegally produced or sold food will be imposed.

As uncertainties remain regarding the interpretation and implementation of these laws and regulations, JHD Group cannot assure that JHD Group will be in compliance with such regulations in all respects, and JHD Group may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. Additional compliance procedures may be required in connection with the business operations of JHD Group, and, if required, JHD Group cannot predict whether its operating companies will be able to obtain the approval of any compliance requirements. As a result, JHD Group is subject to uncertainties concerning future actions by the Chinese government that could cause the value of Pubco ordinary shares to significantly decline or become worthless. It is possible that any new rules or regulations may impose additional requirements on JHD Group. Considerable uncertainties exist regarding the interpretation and implementation of existing and future laws and regulations governing its business activities.

Accordingly, JHD Group cannot assure you that JHD Group will not be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations. If JHD Group fails to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, JHD Group may be subject to various penalties as specified above. Any such penalties may disrupt its business operations and materially and adversely affect its business, financial condition and results of operations. Ultimately, such penalties could materially and adversely impact the price at which securities of Pubco trade.

JHD Group may not be fully covered by its insurance.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. JHD Group has obtained and maintains insurance coverage for its business activities that it believes is both customary and adequate for JHD’s businesses. Specifically, JHD Group maintains property and casualty insurance on its distribution centers, health insurance and vehicle insurance for its vehicles.  However, some of JHD Group’s operations may not be fully covered by these policies due to limits on coverage, failure of insurers to cover insured events, among other reasons. JHD Group does not have any business disruption insurance as JHD Group has determined that the costs of insuring for business interruption and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for JHD Group to have such insurance. Any uninsured losses or liabilities may result in substantial costs and the diversion of resources, which could adversely affect JHD Group’s results of operations and financial condition.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to integrate, and could require significant management attention, disrupt JHD Group’s business, dilute shareholder value, involve anti-monopoly concerns and adversely affect its results of operations.

JHD Group may seek to acquire, or make investment in additional businesses, products or technologies in both domestic and overseas markets. However, JHD Group has limited experience in acquiring, investing in and integrating businesses, products and technologies. If JHD Group identifies an appropriate candidate for acquisition or investment, JHD Group may not be successful in negotiating the terms and/or financing of the transaction, and its due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or customer issues.

Any acquisition or investment may require JHD Group to use significant amounts of cash, issue potentially dilutive equity securities or incur debt. In addition, acquisitions involve numerous risks, any of which could harm its business, including:

•        difficulties in integrating the operations, technologies, services and personnel of acquired businesses, especially if those businesses operate outside of its core competency;

•        cultural challenges associated with integrating employees from the acquired company into its organization;

•        reputation and perception risks associated with the acquired product or technology by the general public;

•        ineffectiveness or incompatibility of acquired technologies or services;

•        potential loss of key employees of acquired businesses;

•        inability to maintain the key business relationships and the reputations of acquired businesses;

•        diversion of management’s attention from other business concerns;

•        litigation relating to activities of the acquired company, including claims from terminated employees, clients, former shareholders or other third parties;

•        failure to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company, technology, or solution, including issues related to intellectual property, solution quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or client issues;

•        in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•        costs necessary to establish and maintain effective internal controls for acquired businesses;

•        failure to successfully further develop the acquired technology in order to recoup its investment; and

•        increased fixed costs.

If JHD Group is unable to successfully integrate any future business, product or technology JHD Group acquires, its business and results of operations may be materially and adversely affected.

Any loss of key personnel or inability to attract, retain and motivate qualified personnel may impair JHD Group’s ability to expand its business or compete against its competitors.

JHD Group’s success is substantially dependent upon the continued service and performance of its senior management team and key technical, marketing and sales personnel, including its senior management. The replacement of any members of its senior management team likely would involve significant time and costs and may significantly delay or prevent the achievement of its business objectives. In addition, such key personnel may leave JHD Group to join its competitors, which may cause a material adverse effect on JHD Group when competing with such competitors given that those key personnel may take advantage of JHD Group’s confidential business information, including, without limitation, JHD Group’s client information.

JHD Group’s future success also depends, in part, on its ability to continue to attract, integrate and retain highly skilled personnel. Competition for highly skilled personnel, including, in particular, engineers, is frequently intense. JHD Group must offer competitive compensation and opportunities for career growth in order to attract and retain these highly skilled employees. Any failure to successfully attract, integrate, or retain qualified personnel to fulfill its current or future needs may negatively impact JHD Group’s growth.

Pubco will indemnify its directors and officers against certain liabilities and does not anticipate carrying director and officer liability insurance, which could adversely affect Pubco’s financial condition and could result in an inability to attract and retain qualified directors and officers.

As permitted under Cayman Islands law and pursuant to Pubco’s Amended and Restated Memorandum and Articles of Association and indemnification agreements that Pubco intends to enter into with its officers and directors, Pubco will indemnify its directors and officers against monetary damages, including advancing expenses, to the fullest extent permitted by Cayman Islands law.

Pubco does not anticipate carrying director and officer liability insurance, so Pubco’s assets will be at risk in the event of successful claims against Pubco or its officers and directors. Any expenses and liabilities relating to future lawsuits could materially harm Pubco’s financial condition.

Pubco may elect to create a self-funded pool to cover expenses and liabilities relating to future lawsuits. However, such a pool may divert resources from other projects that may be beneficial to Pubco’s operations.

Pubco’s assets may not be sufficient to satisfy judgments against Pubco and its officers and directors in the event of such successful claims. Pubco’s lack of director and officer liability insurance may adversely affect Pubco’s ability to attract and retain highly qualified directors and officers in the future.

Allegations or lawsuits against JHD Group or its management may harm its reputation.

JHD Group has been involved and is currently involved in certain litigations and other disputes in the ordinary course of its business. JHD Group may, in the future become subject to allegations or lawsuits brought by its competitors, customers or other individuals or entities, including claims of breach of contract or unfair competition. Any such allegations or lawsuits, with or without merit, or any perceived unfair, unethical, fraudulent or inappropriate business practice by JHD Group, or perceived malfeasance by its management, could harm its reputation and user base and distract its management from its daily operations. JHD Group cannot assure you that neither JHD Group nor its management will be subject to allegations or lawsuits in the future. Allegations or lawsuits against JHD Group may also generate negative publicity that significantly harms its reputation, which may materially and adversely affect its user base and its ability to attract app developers and customers. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management’s attention. JHD Group may also need to pay damages or settle the litigation with a substantial amount of cash. All of these could have a material adverse impact on its business, results of operation and cash flows.

JHD Group faces the threat of cyber-attacks or malware; the improper use or disclosure of JHD Group’s collected data by unauthorized persons could subject JHD Group to significant reputational, financial, legal and operational consequences.

Similar to other companies, JHD Group’s information technology systems face the threat of cyber-attacks, such as security breaches, phishing scams, malware and denial-of-service attacks. JHD Group’s systems or the systems of third-parties that JHD relies upon could experience unauthorized intrusions, inadvertent data breaches or permanent loss of data/digital assets, which could result in the exposure or erosion of JHD Group’s proprietary information and/or members’ personal data, which is maintained on JHD Group’s own systems as well as the systems of third-party service providers.

As methods used to obtain unauthorized access to systems or sabotage (including denial of service attacks) systems change frequently and may not be known until launched against JHD Group or the third parties JHD Group relies on, JHD Group and its partners may be unable to anticipate these attacks or implement adequate preventative measures. In addition, any party who is able to illegally obtain identification and password credentials could potentially gain unauthorized access to JHD Group’s systems or the systems of third parties JHD Group relies on. Similar to other companies, JHD Group and its partners may be subject to data ransoms. If any such event occurs, JHD Group may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent such future events of that nature from occurring. From time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. These can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may disrupt operations or result in unauthorized disclosure of confidential information.

If a cybersecurity incident occurs, or is perceived to occur, JHD Group may be the subject of negative publicity and the perception of the effectiveness of JHD Group’s security measures and JHD Group’s reputation may be harmed, which could damage JHD Group’s relationships with its members and result in the loss of existing or potential members. In addition, even if there is no compromise of member information, JHD Group could incur significant fines or lose the opportunity to support electronic payments from members, which would limit the full effectiveness and efficiency of JHD Group’s network.

JHD Group may be the subject of a variety of laws, regulations, rules, policies and other obligations regarding data privacy and protection to significant reputational, financial, legal and operational consequences.

JHD Group receives, transmits and stores a large volume of personal information and other data on JHD Group’s platform within the territory of the PRC. JHD Group is subject to numerous laws and regulations in the PRC that address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of certain types of data. See “Regulation of Personal Information Protection and Data Compliance” for laws, rules and regulations applicable to JHD Group. These laws and regulations evolve frequently, and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. JHD Group has incurred, and will continue to incur, significant expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost to JHD Group of providing offerings, require significant changes to JHD Group’s operations or even prevent JHD Group from providing certain offerings in jurisdictions in which JHD Group currently operates or in which JHD Group may operate in the future.

Despite JHD Group’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that JHD Group’s practices, offerings or platform could fail to meet all of the requirements imposed on JHD Group by such laws, regulations or obligations. Any failure on JHD Group’s part to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage JHD Group’s reputation, discourage new and existing users and customers from using JHD Group’s platform or result in fines or other penalties by government agencies and private claims or litigation, any of which could adversely affect JHD Group’s business, financial condition and results of operations.

Even if JHD Group’s practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm JHD Group’s reputation and brand and adversely affect JHD Group’s business, financial condition and results of operations.

JHD Group may be obliged to conduct a cybersecurity review with PRC authorities in the future, which may cause significant reputational, financial, legal and operational consequences to JHD Group.

JHD Group carries out data handling activities within the territory of the PRC and is subject to laws and regulations in the PRC that regulate data handling activities and are designed to with the goal of ensuring data security, promoting data development and use, protecting rights and interests of individuals and organizations, and safeguarding national sovereignty, security, and development interests. See “Data Privacy and the Regulation of Use of Data in China; Regulations Relating to Internet Information Security and Privacy Protection” for laws and regulations applicable to JHD Group. These laws and regulations evolve frequently, and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement practices. Some laws and regulations, although not yet in effect, may impact JHD Group when they become effective. In particular, JHD Group may be obligated to apply to the Cybersecurity Review Office of the PRC for a cybersecurity review in the future if the Measures for Cybersecurity Review (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021 come into effect as currently drafted.

Despite JHD Group’s efforts to comply with cybersecurity-related laws, regulations and other obligations, it is possible that JHD’s practices, offerings or platform could fail to satisfy some or all requirements applicable to JHD Group under relevant laws and regulations in effect in the future, including but not limited to the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021. If the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021 come into effect in the future, then any operator who applies to list its securities overseas must apply to the Cybersecurity Review Office for a cybersecurity review if it is in possession of the personal information of more than 1,000,000 users. As JHD Tech’s securities would be indirectly listed following the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus and JHD Tech is in possession of the personal information of more than 1,000,000 users, JHD Group would be required to conduct the cybersecurity review under the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021. In accordance with the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021, the specific times and numbers of cybersecurity reviews is not specified. If JHD Group is determined by PRC regulatory authorities to have data security risks, the relevant regulatory authority may have the right to stop the indirect listing of JHD Tech’s securities through the consummation of the Business Combination, or (should the consummation of the Business Combination already have occurred) even request for withdrawal Pubco’s Nasdaq listing application or delisting of Pubco. In accordance with the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021, the exact manner of intervention is not specified. Per the PRC Data Security Law issued by Standing Committee of the National People’s Congress in June 2021, effective as of September 1, 2021, the cybersecurity review decision would be final and JHD Group will not have the ability to appeal.

In addition, in accordance with the Cybersecurity Law of the PRC issued by Standing Committee of the National People’s Congress in November 2016 which became effective in June 2017, critical information infrastructure operators (“CIIO”) that may influence national security, may be requested to conduct a cybersecurity review. Under the current PRC laws and regulations, JHD Group is less likely to be recognized as a CIIO. However, if JHD Group is explicitly recognized as a CIIO by the relevant authority, it may be requested to conduct a security assessment.

Any failure by JHD Group to pass a cybersecurity review could damage JHD Group’s reputation, discourage new and existing users and customers from using JHD Group’s platform or result in fines or other penalties by government agencies and private claims or litigation, any of which could adversely affect JHD Group’s business, financial condition and results of operations and could materially and adversely affect the price at which securities of Pubco trade. As the Measures for Cybersecurity Reviews (Revised Draft for Comment) have only been released to date in draft form in an effort to solicit public comments, its operative provisions, its anticipated adoption and its envisioned effective date (which has not been announced) are each subject to substantial uncertainties and may still be changed. Given the uncertainties regarding the draft law’s enactment timetable, its ultimate contents, and how its provisions will be interpreted and implemented by PRC governmental authorities, JHD Group cannot guarantee that the version of the Measures for Cybersecurity Reviews (Revised Draft for Comment) that is eventually enacted will not adversely affect JHD Group’s business, financial condition and results of operations.

JHD Group’s results of operations may be subject to seasonal fluctuation due to a number of factors, any of which could adversely affect its business and operation results.

The historical seasonality of JHD Group’s business has been relatively mild due to its rapid growth but it may increase in the future. Due to its limited operating history, the limited seasonal trends that JHD Group has experienced in the past may not apply to, or be indicative of, its future operating results. As JHD Group grows, its quarterly revenues and operating results may be subject to seasonal fluctuations, depending upon a number of factors which may be out of its control. JHD Group may experience weaker demands for targeted marketing business in the first quarter of each year due to the Chinese New Year holidays. Its quarterly revenues and its costs and expenses as a percentage of its revenues may be significantly different from its historical or projected rates. Its operating results in future quarters may fall below expectations. Any of these events could cause the price of the Ordinary Shares to decline. If its revenues for a particular quarter are lower than expected, JHD Group may be unable to reduce its operating expenses and cost of revenues for that quarter by a corresponding amount, which would harm its operating results for that quarter relative to its operating results from prior quarters.

Concentration of suppliers and customers may expose us to heightened financial exposure.

As of December 31, 2020 and 2019, JHD Group had one customer that accounted for 10% of accounts receivable, while one customer that accounted for 12.5% of accounts receivable as of June 30, 2021.

In 2019 two suppliers accounted for 39% of JHD Group’s goods purchased while a single supplier accounted for 22% of goods purchased in 2020. A single supplier, Yili Milk, represented 34% of JHD Group’s total purchases in the first half of 2021. These Yili Milk’s products are provided to JHD Group pursuant to separate supply agreements between JHD Group and various subsidiaries of Yili. While JHD Group expects that the concentration of its largest suppliers will continue to decrease as a percentage of total purchase as the company grows, there is no guarantee that JHD Group will be successful in this effort.

There was also a concentration in advances made to suppliers by JHD Group with two suppliers accounting for 33%, 47% and 28.5% of total advances to suppliers as of December 31, 2019, December 31, 2020, and June 30, 2021, respectively. JHD Group expects that advances to suppliers will gradually decline if JHD Group is able to secure credit lines from financial institutions, although JHD Group cannot guarantee that it can secure such credit lines.

JHD Group’s financial results could be materially and adversely affected if any one major customer or supplier fails to fulfill its contractual obligations and if JHD Group is unable to find other customers or suppliers to produce the same level of profitability. JHD Group cannot assure that such performance failures by third parties will not occur, or that if they do occur, such failures will not have a material adverse effect on the cash flows or profitability of JHD Group’s business.

JHD Group may be subject to claims under consumer protection and e-commerce laws, if property or people are harmed by the products and services sold on its marketplaces, and may incur increased costs.

Due to several high-profile incidents involving safety, including food safety, and consumer complaints that have occurred in China in recent years, the PRC government, media outlets and public advocacy groups are increasingly focused on consumer protection. As part of JHD Group’s business, JHD Group supplies branded FMCGs and its own private-label consumer products under the Pure Value® brand name to its customers via JHD Group’s apps. These activities could expose JHD Group to increasing liability associated with consumer protection and e-commerce laws in those areas. Operators of e-commerce platforms are subject to certain provisions of consumer protection and e-commerce laws even where the operator is not the merchant of the product or service purchased by the consumer. For example, under the Law of the PRC on the Protection of Consumer Rights and Interests, issued by the Standing Committee of National People’s Congress in October 1993 and most recently amended in October 2013, and E-commerce Law of the PRC, issued by the Standing Committee of National People’s Congress in August 2018 and effective in January 2019, e-commerce platform operators may be held liable for consumer claims relating to damage if they are unable to provide consumers with the true name, address and contact details of merchants or service providers. If JHD Group does not take appropriate remedial action against merchants or service providers for actions that JHD Group has knowledge of, or should have knowledge of, infringing upon the rights and interests of consumers, or products or services that JHD Group has knowledge of, or should have knowledge of, failing to meet certain standards and requirements for protection of personal and property safety, JHD Group may be held jointly liable for infringement alongside the merchant or service provider. Moreover, the Law of the PRC on the Protection of Consumer Rights and Interests, issued by the Standing Committee of National People’s Congress in October 1993 and most recently amended in October 2013, and E-commerce Law of the PRC, issued by the Standing Committee of National People’s Congress in August 2018 and effective in January 2019, hold that trading platforms will be held liable for failing to meet any undertakings that the platforms make to consumers with regard to products listed on their websites or for failing to fulfill its obligation to protect the personal and property safety of consumers. Furthermore, JHD Group is required to report to SAMR or its local bureau any violation of applicable laws, regulations or SAMR rules, by merchants or service providers, such as sales of goods without proper license or authorization, and JHD Group is required to take appropriate remedial measures, including ceasing to provide services to the relevant merchants or service providers. JHD Group may also be held jointly liable for merchants who do not possess the proper licenses or authorizations to sell the goods that they sell or that sell goods that fail to meet product standards.

In addition, while JHD Group’s business grows, activist litigation in China by plaintiffs claiming damages based on consumer protection laws may increase, and if it does, JHD Group could face increased costs defending these suits and damages should JHD Group not prevail, which could materially and adversely affect JHD Group’s reputation and brand and JHD Group’s results of operations. JHD Group may also be required to make corrections within the required time limits, and the SAMR may confiscate illegal gains and assess fines of up to RMB 2,000,000 ($309,760) per breach of E-commerce Law of the PRC, issued by the Standing Committee of National People’s Congress in August 2018 and effective in January 2019.

JHD Group does not maintain product liability insurance for products and services transacted on its marketplaces, and JHD Group’s rights of indemnity from the merchants on JHD Group’s marketplaces may not adequately cover JHD Group for any liability JHD Group may incur. Even unsuccessful claims could result in significant expenditure of funds and diversion of management time and resources, which could materially and adversely affect JHD Group’s business operations, net income and profitability.

Changes in PRC laws, regulations or government policies related to financial services could have a material adverse effect on JHD Group’s Value-Added Services business to financial institutions.

While a substantial portion of JHD Group’s operations is focused around helping financial institutions grow, JHD Group is not and does not plan to become a licensed financial institution. JHD Group’s role is to facilitate the provision of financial services in the rural China markets where it operates. JHD Group does not lend money, accept or hold deposits or sell any investment instruments. Generally, JHD Group’s partner bank contributes regulatory compliance oversight of remote bank outlets (which are retail outlets that are members of JHD Group’s customer base) and also contributes the necessary hardware. JHD Group seeks to leverage its network of retail store customers from its FMCG business as branchless financial service outlets. JHD Group provides retail stores that are eligible (under rules of the Peoples Bank of China (“PBOC”)) to operate as branchless financial service outlets, delivers the software technology needed to effectively convert these stores into compliant financial outlets and provide necessary training to staff. At present, these financial service outlets provide basic banking services, such as account opening, cash deposit and withdrawals. In conducting the Value-Added Services business with financial institutions, JHD Group enters into a contractual relationship with licensed and regulated financial institutions which currently have no presence in the target areas but have a desire to be present in rural area markets.

According to Notice of Bank Card Withdrawal Services for Farmers issued by the PBOC in 2011, or the Notice 177, as financial institutions, JHD Group’s partner banks rather than JHD Group, are required to be approved by PBOC local branch in order to be an acquirer institution for withdrawal services. Apart from Notice 177, it is not clearly stipulated under current PRC laws and regulations whether the Value-Added Services operated by JHD Group fall within the scope of a financial business, which will be regulated by laws and regulations applied to financial institutions. Notice 177 may be replaced by other regulations or notices or be terminated, or the PBOC may put forward higher requirements, such as requiring financial service outlets to obtain license or permits, which may adversely affect JHD Group’s qualification to operate its Value-Added Services business.

If the PBOC determine that JHD Group’s Value-Added Services business requires a license and/or that JHD Group has been operating an unapproved financial business, JHD Group may face penalties and may be unable to continue to pursue this line of business which may have a substantial adverse impact on JHD Group’s revenues and results of operations. According to the PRC Law on Commercial Banks, issued by the Standing Committee of the National People’s Congress in May 1995 and most recently amended in August 2015, establishing a commercial bank without approval of the China Banking and Insurance Regulatory Commission or its local counterpart, and illegally collecting deposits from the public may result in criminal liabilities and the company could be ordered to cease such operations.

Further, if any of JHD Group’s partner banks do not have PBOC approval pursuant to Notice 177, it is possible that such partner bank may be subject to administrative penalties and could be ordered to cease operations, which could have an adverse impact on JHD Group’s financial services business.

JHD Group may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if people or properties are harmed by the products it sells on its platform.

JHD Group sells products manufactured by third parties, some of which may be defectively designed or manufactured. Sales of such products could expose JHD Group to increasing liability associated with consumer protection laws, including product liability or health and safety claims relating to personal injury or illness, death, or environmental or property damage, and may require product recalls or other actions. Further, pursuant to the Law of the PRC on the Protection of Consumer Rights and Interests, issued by the Standing Committee of National People’s Congress in October 1993 and most recently amended in October 2013, and E-commerce Law of the PRC, issued by the Standing Committee of National People’s Congress in August 2018 and effective in January 2019, JHD Group, as an e-commerce platform, is obligated to examine the qualifications of the operators on its platform which provide commodities or offer services having a bearing on consumers’ life and health, and must to safeguard the safety of consumers. Therefore, consumers or any third parties subject to injury or damage may bring claims or legal proceedings against an e-commerce platform, such as JHD Group, as sellers of such products. Although JHD Group may have legal recourse against the manufacturer of such products under PRC law, antitrust issues and attempting to enforce its rights against the manufacturer may be expensive and time-consuming, with no guarantee of success. In addition, JHD Group does not currently maintain any third-party liability insurance or product liability insurance in relation to the products it sells. If JHD Group was be deemed to be a branch not taking necessary measures against practices of operators on its platform that impair the lawful rights and interests of consumers, or failing to fulfill its obligations to examine the qualifications of operators on its platform, or failing to fulfill its obligations to ensure security for consumers, the SAMR could require JHD Group to take corrective actions, and may impose a fine of up to RMB 2,000,000 ($309,760) for each deemed failure to take necessary measures or fulfil its obligations.

As a result, any material product liability claim or litigation could have a material adverse effect on its business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on JHD Group’s reputation.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for JHD Group to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and certain other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make mergers and acquisition activities by foreign investors more time consuming and complex. Moreover, the Anti-Monopoly Law of the PRC requires that the Ministry of Commerce of the PRC (the “MOFCOM”) be notified in advance of any mergers and acquisitions if certain thresholds are surpassed.

In addition, the Circular of the General Office of the State Council on the Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, issued in February 2011 and effective in March 2011, and the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, issued by the MOFCOM in August 2011 and effective in September 2011, specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. The Measures on Foreign Investment Security Review released by China’s National Development and Reform Commission and the MOFCOM in December 2020 (“Measures”), which became effective in January 2021, further stated that foreign investors that consummate an investment prior to completing the security review may be ordered to unwind the investment, may receive a “bad credit” mark in China’s developing “national credit rating system” and receive unspecified “other punishment implemented in accordance with relevant national regulations.” Receiving a “bad credit” mark may adversely and materially affect JHD Group’s ability to conduct its operations and realize its plans for business expansion.

JHD Group may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts, may delay or inhibit JHD Group’s ability to complete such transactions, which could affect JHD Group’s ability to expand its business or maintain its market share.

The financial stations that operate within the JHD Group network are subject to extensive regulatory requirements, and noncompliance with or changes to these regulatory requirements may affect its business operations and financial results.

Financial station services are highly regulated in China. Both the PBOC and its local counterpart in Guizhou Province oversee the financial stations that are currently within the JHD Group network determining, including scope of permitted activities and licenses and permits for operations. JHD Group’s local bank partner is required to obtain and maintain relevant licenses from PBOC and/or its local counterpart in Guizhou Province. Any changes in the relevant rules and regulations may result in an increase in JHD Group’s cost of compliance or might restrict its business activities. If JHD Group fails to comply with the applicable rules and regulations, it may face fines or restrictions on its financial station services or even a suspension or revocation of some or all of its permits and license that allow it to carry on business activities.

JHD Group may be the subject of harassment, anti-competitive or other detrimental conduct that could harm its reputation and cause JHD Group to lose users and customers.

JHD Group may be the target of anti-competitive, harassing, or other detrimental conduct by third parties. Allegations, directly or indirectly, whether true or false, against JHD Group or any of its executive officers, may be posted in Internet chat-rooms or on blogs by anyone, whether or not related to JHD Group, on an anonymous basis. The availability of information on social media platforms and devices is virtually immediate, as is its impact. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. Information posted may be inaccurate and adverse to JHD Group, and it may harm JHD Group’s business, prospectus or financial performance. The harm may be immediate without affording JHD Group an opportunity for redress or correction. In addition, such conduct may include complaints, anonymous or otherwise, to regulatory agencies such as the local counterparts of the SAMR. JHD Group may be subject to regulatory or internal investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that JHD Group will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. The PRC Anti-Unfair Competition Law issued by Standing Committee of the National People’s Congress in September 1993 and most recently amended in April 2019, which imposes sanctions on entities engaging in business activities that damage other market players’ legitimate interest or market regulations. These sanctions include corrective orders from SAMR, confiscation of illegal gains, fines of one to three times the amount of illegal gains and revocation of business license. Such sanctions could materially and adversely impact JHD Group’s business and ultimately impact the price at which securities of Pubco trade.

Additionally, JHD Group’s reputation could be harmed as a result of the public dissemination of anonymous allegations or malicious statements about its business, which in turn may cause JHD Group to lose users and customers and adversely affect the price at which securities of Pubco trade.

JHD Group will be subject to the Foreign Corrupt Practices Act, consequently, it may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.

JHD Group as a subsidiary of a U.S. listed company will be required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies and their foreign subsidiaries and controlled entities from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of JHD Group’s existing and possible future competitors, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. If JHD Group’s competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving competitors an advantage in securing permits or business or from government officials. Although JHD Group will advise its personnel that such practices are illegal, JHD Group cannot assure you that its employees or other agents will not engage in such conduct for which JHD Group might be held responsible. If JHD Group’s employees or other agents are found to have engaged in such practices, Pubco and JHD Group could suffer severe penalties that may have a material adverse condition on their results of operations, liquidity, financial position and reputation.

JHD Group may need additional capital, and financing may not be available on terms acceptable to JHD Group, or at all.

Immediately following the completion of the Business Combination, JHD Group believes that it will have cash and cash equivalents on hand that will be sufficient to meet its current and anticipated needs for general corporate purposes for at least the next 12 months. JHD Group may, however, need additional cash in the future if JHD Group experiences changes in business conditions or other developments. JHD Group may also need additional cash in the future if JHD Group finds and wishes to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If JHD determines in the future that its cash requirements exceed the amount of cash and cash equivalents JHD Group has on hand, JHD Group may seek to issue equity or equity-linked securities or obtain debt financing. The issuance and sale of additional equity would result in further dilution to its shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict its operations. JHD Group cannot assure you that financing will be available in amounts or on terms acceptable to it, if at all.

A severe or prolonged downturn in the global economy could materially and adversely affect JHD Group’s business and financial condition as well as its ability to obtain financing.

COVID-19 had a negative impact on the Chinese and the global economy in 2020 and the extent to which the global economy will recover in 2021 and beyond remains unclear. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. There was considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including those of the United States and China, even before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Any severe or prolonged slowdown in the global economy may materially and adversely affect JHD Group’s business, results of operations and financial condition.

Any prolonged slowdown in the global or Chinese economy may have a negative impact on JHD Group’s business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect its ability to access the capital markets to meet liquidity needs. JHD Group’s customers may reduce or delay spending with JHD Group, while JHD Group may have difficulty expanding its customer base fast enough, or at all, to offset the impact of decreased spending by its existing customers. Moreover, a slowdown or disruption in the global or Chinese economy may have a material and adverse impact on the financing available to JHD Group. The weakness in the economy could erode investor confidence, which constitutes the basis of the credit market.

JHD Group faces risks related to health epidemics, severe weather conditions and other outbreaks.

JHD Group’s business could be adversely affected by the effects of COVID-19 (including its variants), avian influenza, severe acute respiratory syndrome (SARS), the influenza A virus, Ebola virus, severe weather conditions or other epidemics or outbreaks. Health or other government regulations adopted in response to an epidemic, severe weather conditions such as snow storms, floods or hazardous air pollution, or other outbreaks may require temporary closure of JHD’s offices and customer workplaces and retail stores. Such closures may disrupt JHD Group’s business operations and adversely affect its results of operations.

The initial outbreak of COVID-19 in 2020 heavily impacted Henan Province, where a significant portion of JHD Group’s operations are located. Restrictions were implemented in rural areas in order to prevent the spread of the virus, which included the barring of entry of non-local vehicles into many localities. As a result, the movement of more than 50% of JHD Group’s salespeople and trucks were hindered and the company endured difficulties delivering and selling its goods between January and August of 2020. Subsequently, JHD Group applied additional discounts to goods approaching their expiration dates in an effort to stimulate the sales of those products before the end of their shelf life. These discounts have led to an approximately 3% reduction in gross profit. In addition, JHD Group also closed 20 distribution centers during the first half of 2020 in Henan.

In January 2021, a series of lockdowns were imposed in Hebei Province during a severe COVID-19 outbreak. JHD Group was not able sell its goods during those lockdowns and lost RMB 14 million ($2.17 million) in revenue and RMB 210,000 ($32,525) in gross profit between January and April 2021. The company also closed 8 distribution centers in Hebei during H1 of 2021 because the operation cost for those distribution centers was high.

Certain of JHD Group’s leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws. The failure to register leasehold interests may expose JHD to potential fines.

JHD Group has not registered certain of its lease agreements with the relevant government authorities. Under the relevant PRC laws and regulations, JHD Group may be required to register and file with the relevant government authority executed leases. The failure to register the lease agreements for its leased properties will not affect the validity of these lease agreements, but the competent housing authorities may order JHD Group to register the lease agreements in a prescribed period of time and impose an administrative fine of approximately RMB 1,000 ($155) to RMB 10,000 ($1,549) for each non-registered lease if JHD Group fails to complete the registration within the prescribed timeframe.

JHD Group leases premises and may not be able to fully control the rental costs, quality, maintenance and its leasehold interest in these premises, nor can JHD Group guarantee that JHD Group will be able to successfully renew or find suitable premises to replace its existing premises upon expiration of the existing leases.

JHD Group leases all the premises used in its operations from third parties. JHD Group requires the landlords’ cooperation to effectively manage the condition of such premises, buildings and facilities. In the event that the condition of the office premises, warehouses, buildings and facilities deteriorates, or if any or all of its landlords fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of its offices could be materially and adversely affected.

As of the date of this prospectus, JHD Group is not aware of any material claims or actions being contemplated or initiated by government authorities, property owners or any other third parties with respect to its leasehold interests in or use of such properties. However, JHD Group cannot assure you that its use of such leased properties will not be challenged.

Merchandise returns could harm JHD Group’s business.

JHD Group allows its customers to return products, subject to a return policy to take back goods that cannot be sold or that have expired that is designed to be generous as a means to gain market share. JHD Group attempts to negotiate similar return rights with its vendors, so that JHD Group can pass the cost of returns to them. However, JHD does not have such an arrangement with all vendors and there can be no guarantee that such terms can continue to be achieved.

If the rate of merchandise returns increases significantly or if merchandise return economics become less efficient, JHD Group’s business, financial condition and operating results could be harmed. Further, JHD Group may modify its policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. From time to time JHD Group’s products are damaged in transit, which can increase return rates and harm JHD Group’s brand and, ultimately, its financial condition.

JHD Group relies on contractual arrangements with the variable interest entities and its shareholders for a large portion of its business operations, which may not be as effective as direct ownership in providing JHD Group with the power to direct the activities of the variable interest entities.

JHD Group’s relies on variable interest entities to manage part of its operations in China. The PRC government regulates value-added telecommunication businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in value-added telecommunication businesses. JHD Group operates various telecommunication-based web applications, apps which are defined as value-added telecommunication. JHD Group is able to consolidate total revenue from variable interest entities in fast-moving consumer product business and a majority of its holdings in Value-Added Services to financial institutions in the fiscal years ended December 31, 2020 and 2019. JHD Group has relied and expects to continue to rely on contractual arrangements with the variable interest entities and their shareholders to conduct its business. For more information regarding JHD Group’s variable interest entities, see the section entitled “JHD’S Management’s Discussion and Analysis of Financial Condition And Results Of Operations — Holding Company Structure.”

These contractual arrangements may not be as effective as direct ownership in providing JHD Group with the power to direct the activities of a variable interest entity. For example, a variable interest entity and its shareholders could breach their contractual arrangements with JHD Group by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to JHD Group’s interests.

If JHD Group had direct ownership of the variable interest entities, JHD Group would be able to exercise its rights as a shareholder to effect changes in the board of directors of the variable interest entities, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, JHD Group relies on the performance by the variable interest entities and their shareholders of their obligations under the contracts to have the power to direct the activities of the variable interest entities. The shareholders of JHD Group’s consolidated variable interest entities may not act in the best interests of JHD Group or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, JHD Group will have to enforce its rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. Therefore, JHD Group’s contractual arrangements with the variable interest entities may not be as effective in ensuring its power to direct the activities of VIE entities that carry out the relevant portion of JHD Group’s business operations as direct ownership would be.

Any failure by JHD Group’s variable interest entities or their shareholders to perform their obligations under JHD Group’s contractual arrangements with them would have a material and adverse effect on JHD Group’s business.

Although the shareholders of JHD Group’s variable interest entities hold equity interests on record in such variable interest entities, each such shareholder has irrevocably authorized JHD Group’s subsidiary, Pure Value Trading Company (Shanghai) Limited, to exercise its rights as a shareholder of JHD Group’s variable interest entity pursuant to the terms of the relevant shareholders’ voting rights proxy agreement.

However, if JHD Group’s variable interest entities or their shareholders fail to perform their respective obligations under the contractual arrangements, JHD Group may have to incur substantial costs and expend additional resources to enforce such arrangements. JHD Group may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective under PRC law. For example, if the shareholders of JHD Group’s variable interest entities refuse to transfer their equity interest in JHD Group’s variable interest entity to JHD Group or its designee if JHD Group exercises the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward JHD, then JHD Group may have to take legal actions to compel them to perform their contractual obligations.

All of the agreements under JHD Group’s contractual arrangements with the VIE and its equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

All of the agreements under JHD Group’s contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit JHD Group’s ability to enforce these contractual arrangements.

The PRC government may exert more control over offerings conducted overseas (i.e., outside of China) and/or foreign investment in China-based issuers, which could adversely limit or completely hinder JHD Group’s, or Pubco’s, ability to offer or continue to offer securities to investors.

The enforcement and supervision of laws and regulations in China regarding variable interest entity companies could potentially change quickly without an adequate period for JHD Group to adjust its corporate structure. The PRC government could intervene or influence JHD Group’s operations, or Pubco’s operations, at any time, or could exert more control over offerings conducted overseas, which could result in a material change to JHD Group’s or Pubco’s operations and/or the value of each party’s securities.

If the PRC government adopts stricter regulatory measures with respect to data security, anti-monopoly policies, foreign investment, security review procedures, etc., then the ability of JHD Group and Pubco to conduct their business, or to offer or continue to offer securities to investors overseas (as China-based company), as well as the value of such securities, could be materially affected. In the worst-case scenario, the value of Pubco’s securities would significantly decline or become worthless. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event JHD Group is unable to enforce these contractual arrangements, or if JHD Group suffers significant delays or other obstacles in the process of enforcing these contractual arrangements, JHD Group may not be able to direct the activities of the VIE, and JHD Group’s ability to conduct its business may be negatively affected.

The Chinese government may intervene or influence JHD Group’s operations at any time, which could result in a material adverse change in its operations, significantly limit or completely hinder Pubco’s ability to offer or continue to offer securities to investors , and cause the value of Pubco ordinary shares to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. JHD Group’s ability to operate in China may be harmed by changes to PRC laws and regulations, including those relating to taxation, data security, foreign exchange controls, and other matters. The central or local governments of each jurisdiction that JHD Group operates within could impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms, could have a significant effect on economic conditions in China or particular regions thereof, and could require JHD Group to divest itself of any interest it then hold in Chinese properties.

As such, JHD Group’s business is potentially subject to various government and regulatory interferences. JHD Group could be subject to regulation by various different political and regulatory entities, including various local and municipal agencies and government sub-divisions. JHD Group may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. JHD Group’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry, which could result in a material adverse change in to its operations and the value of Pubco ordinary shares.

Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, although JHD Group is currently not required to obtain permission from the PRC central government or its local departments and agencies, and although JHD Group has not been prohibited from listing on a U.S. exchange, it is uncertain whether JHD Group might be required to obtain permission from the PRC government to list on U.S. exchanges in the future. Under such circumstances, JHD Group cannot assure investors that any permission that might in the future be required from the PRC government will ultimately granted to JHD Group, and even if such permission is granted, we cannot guarantee that such permission will not later be denied or rescinded, which could significantly limit or completely hinder Pubco’s ability to offer or continue to offer its securities to investors and cause the value of Pubco shares to significantly decline or be worthless.

JHD Group may lose the ability to use and enjoy assets held by the VIE and subsidiaries, including assets which are important to JHD Group’s business, in the event that the VIE and subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

JHD Group’s VIE holds certain assets that are material to the operations of JHD Group’s business. If JHD’s VIE goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, then JHD Group may be unable to continue some or all of JHD Group’s business activities, which could materially and adversely affect JHD Group’s business, financial condition and results of operations. Under the contractual arrangements between JHD Group and the VIE, JHD Group’s VIE is contractually prohibited from, in any manner, selling, transferring, mortgaging or disposing of its assets or legal or beneficial interests in the business without JHD Group’s prior consent. If JHD Group’s VIE undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering JHD Group’s ability to operate JHD Group’s business, which could materially and adversely affect JHD Group’s business, financial condition and results of operations.

If the PRC government finds that the agreements that establish the VIE structure for operating some of JHD Group’s business operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, JHD Group could be subject to severe penalties, or be forced to relinquish its interest in those operations.

Foreign ownership of certain businesses, including value-added telecommunications services, is subject to restrictions under current PRC laws and regulations. The PRC government regulates Internet access, distribution of online information and online advertising through strict business licensing requirements and other government regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunications service provider (excluding e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

JHD Group’s business model of online marketplace (B2B platform) is governed by the category of B21 Online Data Processing and Transaction Processing Business and is thus subject to the B21 Value-added Telecommunication Services Permit (or the B21 Permit). Jihuiduo Technology Limited, JHD Group’s variable interest entity in China, has been granted the B21 Permit for online data processing and transaction processing business (operational e-commerce business). Despite the fact that the B21 Permit is allowed to be obtained by a WFOE pursuant to the Circular of the Ministry of Industry and Information Technology on Removing the Restrictions on Shareholding Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-commerce) Business issued by Ministry of Industry and Information Technology in June 2015 which became effective on the same day, the foreign investors of such WFOEs still need to satisfy certain stringent qualification requirements. For example, major foreign investors of WFOEs must have good track records and operating experience in the value-added telecommunications service industry. Furthermore, there remain significant uncertainties with respect to the interpretation and implementation of the Circular of the Ministry of Industry and Information Technology on Removing the Restrictions on Shareholding Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-commerce) Business issued by Ministry of Industry and Information Technology in June 2015 which became effective on the same day, as well as the applications for the license regarding online data processing and transaction processing business by a wholly foreign-funded enterprise in practice. Therefore, JHD Group’s current online marketplace business, which belongs to value-added telecommunications services, is still subject to restrictions under current PRC laws and regulations.

JHD is a Cayman Islands exempted company and its PRC subsidiaries, namely its wholly foreign owned enterprises (“WFOEs”), are foreign-invested enterprises. Accordingly, its WFOEs are not eligible to provide certain value-added telecommunications services in China, unless otherwise approved (such as B21 online data processing and transaction processing businesses). In order to provide value-added telecommunications services, JHD, through its WFOEs, has entered into a series of contractual agreements with the VIE (i.e., a domestic company in PRC) to hold value-added telecommunications business operation licenses as a value-added telecommunications service provider. These contractual arrangements provide JHD Group with the power to direct the activities of the VIE and to have an exclusive call option to purchase all or part of the equity interests and assets in the VIE when, and to the extent, permitted by PRC law. JHD Tech and its subsidiaries meet the conditions for financial statement consolidation with JHD Group under U.S. GAAP. JHD itself is a holding company with no material operations of its own, incorporated in the Cayman Islands, while JHD Group’s primary operations are carried out in the People’s Republic of China through its reliance on various operating entities (i.e., JHD Tech and its subsidiaries established in the PRC) structured as VIE companies. Due to PRC legal restrictions on the foreign ownership of certain finance and internet-related businesses,

JHD Group does not have any actual equity ownership of these VIE operating companies, but instead JHD Group has contractual arrangements that provide JHD Group with the power to direct the activities of the VIE companies. The VIE arrangements have not been tested in a court of law. Such VIE arrangements are not equivalent to (and may be less effective than) direct equity ownership in the VIEs. For example, the nominee shareholders of JHD Tech could potentially breach their contractual agreements with JHD Group by failing to conduct their contractual obligations, or by otherwise failing to act in the interest of JHD Group or by taking actions that are detrimental to JHD Group’s interests. Moreover, as these nominee shareholders (and not JHD Group) are the actual shareholders in JHD Tech, JHD Group is unable to independently exercise any rights as a shareholder of JHD Tech the VIE.

JHD Group believes that (i) the VIE structure does not violate PRC Laws in any material respect, (ii) each of the agreements relating to such VIE structure among the PRC subsidiaries of JHD Group is valid and legally binding under PRC Laws, and (iii) no consent, approval or license other than those that have already been obtained by JHD Group is required under existing PRC Laws for the establishment of such VIE structure. However, it is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or if adopted, what they would provide. If JHD Group or the VIE were found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•        levying fines or confiscating its income or the income of its PRC subsidiaries or the VIE;

•        revoking or suspending the business licenses or operating licenses of its PRC subsidiaries or the VIE;

•        discontinuing or placing restrictions or onerous conditions on its operations through any transactions between its WFOEs and the VIE;

•        requiring JHD Group to restructure its ownership structure or operations, including terminating the contractual arrangements with the VIE and deregistering the equity pledges of the VIE, which in turn would affect its ability to consolidate, derive economic interests from, or direct the activities of the VIE;

•        restricting or prohibiting its use of the assets of East Stone to finance its business and operations in China; and

•        taking other regulatory or enforcement actions that could be harmful to its business.

While JHD Group does not believe that the VIE structure violates any currently effective PRC laws and regulations in any material respect, future actions of the PRC government and changes in relevant PRC laws and regulations could significantly affect the financial performance of JHD Group’s VIE and the continued viability of JHD Group’s VIE structure.

If the PRC government determines that the contractual arrangements constituting part of JHD Group’s VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, then JHD’s securities (and those of Pubco) may decline in value or become worthless, especially in the event that JHD Group becomes unable to assert its contractual rights over the assets of the VIE and its PRC affiliates that conduct all or substantially all of JHD Group’s business operations.

If the chops or seals of JHD Group’s PRC subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of JHD Group’s PRC subsidiaries are generally held securely by personnel designated or approved by JHD Group in accordance with its internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, JHD Group could experience disruption to its normal business operations. JHD Group may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from its operations.

Fraudulent activity by JHD Group’s users could negatively impact its operating results, brand and reputation and cause the use of services to decrease.

JHD Group is subject to the risk of fraudulent activity on its platforms by its users. Although JHD Group has implemented measures to detect and reduce the occurrence of fraudulent activities, there can be no assurance that these measures will be sufficient to accurately detect, prevent or deter fraud. As JHD Group’s marketplace sales grow, the cost of remediating for fraudulent activity, including customer reimbursements, may materially increase and could negatively affect its operating results. In addition, users’ or employees’ fraudulent or potentially illegal activities when using any platform JHD Group operates could expose JHD Group to civil or criminal liability and could have a material adverse effect on its financial performance, business or reputation in the future. Fraudulent or illegal activity of employees of JHD Group may prevent Pubco from maintain effective internal control over financial reporting and could result in the loss of investor confidence in the reliability of Pubco’s financial statements. See “Risk Factors — Risks Relating to Pubco’s Business and Operations Following the Business Combination with JHD — If Pubco fails to implement and maintain an effective system of internal control over financial reporting, its ability to accurately and timely report its financial results or prevent fraud may be adversely affected, and investor confidence and the market price of its securities, including the Ordinary Shares, may be adversely impacted.”

JHD Group is susceptible to potentially illegal or improper uses, including fraudulent and illicit sales, money laundering, bank fraud, fraud from means of payment entities, and online securities fraud. In addition, JHD Group’s service could be subject to unauthorized credit card use, identity theft, break-ins to withdraw account balances, employee fraud or other internal security breaches.

JHD Group incurs losses from claims of customers who did not authorize a purchase, from buyer fraud and from erroneous transmissions. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive, they could result in JHD Group losing the right to accept credit cards for payment. JHD Group has taken measures to detect and reduce the risk of fraud on JHD Group’s platform, such as running card security code checks, requiring users to answer personal questions to confirm their identity, requiring users to confirm small debit amounts prior to authorizing high risk transactions, implementing caps on overall spending per user and data mining to detect potentially fraudulent transactions. However, these measures may not be effective against current and new forms of fraud. If these measures do not succeed, excessive charge-backs may arise in the future and JHD Group’s business will be adversely affected.

JHD Group relies on banks or payment processors to fund transactions, and changes to credit card association fees, rules or practices may adversely affect its business.

JHD Group relies on banks or payment processors to process the funding of its transactions and collections, and must pay a fee for this service. From time to time, banks, payment processors or card associations may increase the fees they charge for transactions.

For example, credit card processors of JHD Group have the right to pass any increases in interchange fees on to JHD Group as well as increase their own fees for processing. Increased fees increase the operating costs of JHD Group and reduce its profit margins. JHD Group is also subject to, or required by card processors to comply with card association operating rules. The card associations and their member banks set and interpret the card rules. Some of those member banks compete with JHD Group. Card companies could adopt new operating rules or re-interpret existing rules that JHD Group or its processors might find difficult or even impossible to follow. As a result, JHD Group could lose its ability to provide its customers the option of using debit or credit cards to fund their payments or pay their fees. If JHD Group was unable to accept credit cards, its business would be materially adversely affected.

JHD Group could lose the right to accept credit cards or pay fines if card processors determine that users are using JHD Group to engage in illegal or “high risk” activities or if users generate a large amount of chargebacks. Accordingly, JHD is continually working to prevent “high risk” merchants from using JHD Group. Additionally, JHD Group may be unable to access financing in the credit and capital markets at reasonable rates to fund its operations and its profitability and total payments volume could materially decline.

JHD Group may not be able to maintain its relationships with its banking partners or find additional banking partners in regions in which it seeks to expand.

JHD Group’s Value-Added Services business to financial institutions requires us to partner with a licensed financial services firm such as a bank as JHD Group is not a licensed financial services firm and has no intention of becoming a bank or other financial services firm. If JHD Group were to lose either of its existing banking partners or if any of its existing banking partners were to cease offering financial services at JHD Group network merchant stores that have become financial services stations JHD Group’s Value-Added Services business would be adversely affected.

Further if JHD Group cannot find suitable financial services entities to partner with it in regions into which JHD Group is seeking to expand it will not be able to grow its financial services business as it expands into new regions.

Finally, JHD Group’s arrangements with its existing partners are non-exclusive which means that any of its existing partners may enter into similar arrangements with existing or future competitors of JHD Group.

JHD Group may fail to maintain or expand its logistics capabilities.

The successful operation and expansion of JHD Group’s logistics service is crucial to maintain and enhance consumer satisfaction and to its business and continued growth.

JHD Group’s warehouses handle a number of functions, including inbound freight, storage, packaging, outbound freight, and handling of returns. These processes are complex and depend on sophisticated know-how and technological infrastructure. Any failure or disruption of its logistics, including due to software malfunctions, inability to renew leases for existing offices or warehouses, theft from or disruptions to the processes within its warehouses, labor strikes, fires, natural disasters, pandemics such as COVID-19, acts of terrorism, vandalism or sabotage could adversely affect JHD Group’s ability to deliver goods ordered via JHD Group’s marketplace in a timely manner, increase logistics costs and harm JHD Group’s reputation.

Furthermore, delivery times for JHD Group’s goods vary due to a variety of factors such as relevant goods, stock levels, location of warehouses from which goods are shipped, speed of its providers, and number of goods included in the relevant order. Customers may expect faster delivery times and more convenient deliveries than JHD Group can provide. If JHD Group is unable to meet consumer expectations, or if competitors are able to deliver goods faster or more conveniently, JHD Group’s reputation and competitiveness may suffer and JHD Group could lose customers, which could adversely affect its revenue.

JHD Group’s current logistics capacity may prove insufficient if it continues to grow. There is no guarantee that JHD Group will be able to open additional warehouses, lease additional suitable warehouses on acceptable terms, expand other areas of its fulfillment process to the extent necessary or recruit qualified personnel required to operate its warehouses and manage such expansion. Any failure to expand its logistics capacity to meet the demands of JHD Group’s continued growth could prevent JHD Group from growing its business.

As JHD Group expands geographically, or adds new businesses or product categories with different logistics requirements or change the composition of its product offering, its logistics infrastructure may require greater processing capacity, requiring JHD Group to adapt its logistics service and to find new partners. Any expansion or difficulties JHD Group encounters in the operations may force JHD Group to change the current set-up and organization of its logistics network, including by relocating or outsourcing certain capabilities. However, there is no guarantee that the associated transition will be smooth and JHD Group may be unable to react to such challenges in a cost-effective and timely manner.

JHD Group face risks associated with its acceptance of cash on delivery as a payment method, which may materially and adversely affect its business and prospects.

JHD Group faces risks associated with its acceptance of cash on delivery as a payment method. At the current time a portion of JHD Group’s revenue is in the form of cash that is collected by its employees as they make delivery of FMCGs to customers. When employees successfully delivers a product and accepts cash payment from retail shop, JHD Group face the risks of late collections (in the event that the employee does not remit the funds to us on time) or unrecoverable receivables (in the event that the employee commits fraud or is robbed while making deliveries or returning from making deliveries).

Any significant increase in misappropriated inventory, late collections or unrecoverable receivables, whether due to fraud, crime or otherwise, may force us to allocate additional resources to mitigating these issues, and may materially and adversely affect its business, financial condition, results of operations and prospects.

If it completes its investment into Pure Value and then Elects to Convert into Pubco Ordinary Shares, Qingdao Hainuo, a government-owned investment fund of the Shinan District government in Shandong Province will have a minority shareholding position in Pubco.

If Qingdao Hainuo were to complete its investment into Pure Value and then were to exercise its conversion rights under the convertible note that would be issued to it, Qingdao Hainuo would be issued up to approximately 4,573,237 Pubco Ordinary Shares or approximately 4% of the number of shares outstanding immediately after the closing of Business Combination, assuming the full conversion of Qingdao Hainuo’s investment. Qingdao Hainuo is a government-owned investment fund of the Shinan District government in Shandong Province, China. Upon any such conversion by Qingdao Hainuo, a portion of Pubco’s equity would be held by a Chinese state-owned or affiliated entity. As a shareholder of Pubco (albeit a small minority holder), Qingdao Hainuo could seek to influence Pubco’s decision making. In addition, in connection with Qingdao Hainuo’s investment (if completed) there could be an increased level of direct or indirect interactions between employees of JHD Group companies and government officials in the Shinan District which could raise certain compliance concerns for Pubco. JHD Group companies operating in China have adopted and implemented and Pubco intends to adopt and implement policies and procedures designed to ensure compliance by JHD Group companies in China and Pubco and their respective directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, and anti-money laundering laws and regulations. However, these policies and procedures may not be sufficient and Pubco and JHD Group companies in China and their respective directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which Pubco may be held responsible, which could adversely affect Pubco’s business, results of operations, financial condition and reputation.

Qingdao Hainuo’s arrangements with Pure Value and Pubco do not include rights to any seats on Pubco’s board of directors or rights to appoint any board observers at Pubco.

If it completes its investment into Pure Value, in the event that Qingdao Hainuo does not exercise its conversion rights under its convertible note, but instead seeks repayment of the principal and interest owed by Pure Value under the note, then there is a risk that Pure Value (and the guarantors under the note, JHD Hong Kong and Ling Feng) may not have sufficient assets available in the future to satisfy the entire amount of the principal and interest owed to Qingdao Hainuo, leading to a default on the note.

In the event that Qingdao Hainuo completes its investment in Pure Value and does not exercise its conversion rights under its convertible note, but instead seeks repayment of the principal and interest owed by Pure Value under the note, then there is a risk that Pure Value (and the guarantors under the note, JHD HK and Lingfeng) may not have sufficient assets available in the future to satisfy the entire amount of the principal and interest owed to Qingdao Hainuo, leading Pure Value to default on the note. If Pure Value were to default, then although Pure Value’s equity held by JHD HK and the Qingdao Subsidiary’s equity held by Pure Value and Lingfeng (collectively, the “Pledged Equity”) will have been pledged as collateral to support the repayment of the convertible note, such Pledged Equity would not be directly taken over by Qingdao Hainuo. Instead, pursuant to Articles 436 and 438 of the Civil Code of the People’s Republic of China, where a debtor fails to pay debts that become due or otherwise triggers the exercise of an equity pledge, the pledgee may, upon negotiation with the pledgor, receive cash in lieu of the pledged equity or seek preferential payment from proceeds raised from selling such equity in a public auction, and any remaining deficit not satisfied by such proceeds will remain an obligation of the debtor. Accordingly, if Pure Value were to default on its debt owed to Qingdao Hainuo, there is a risk that the Pledged Equity under the convertible note could be liquidated in a public auction, in which case there is no guarantee that the Pledged Equity being liquidated would receive a fair value. If the Pledged Equity were to be auctioned at a discount and a significant deficit remained owed to Qingdao Hainuo, this could adversely affect Pubco’s business, results of operations, financial condition and reputation, and could result in Pure Value and the Qingdao Subsidiary being forced to declare bankruptcy. Even in the absence of a deficit, Pubco’s business, results of operations, financial condition and reputation could be materially adversely affected by Pubco’s loss of JHD HK and Lingfeng’s equity ownership of Pure Value and the Qingdao subsidiary.

Risks Related to Doing Business in China

Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect JHD Group.

JHD Group conducts its business primarily through its PRC subsidiaries in China. Its operations in China are governed by PRC laws and regulations. Its PRC subsidiaries are subject to laws and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference, but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and its ability to operate its business in China.

From time to time, JHD Group may have to resort to administrative and court proceedings to enforce its legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection JHD Group enjoys than in more developed legal systems. These uncertainties may impede its ability to enforce the contracts JHD Group has entered into and could materially and adversely affect its business and results of operations.

Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, JHD Group may not be aware of its violation of any of these policies and rules until sometime after the violation. Such unpredictability towards its contractual, property and procedural rights could adversely affect its business and impede its ability to continue its operations.

The PRC government exerts significant oversight and discretion over the conduct of JHD Group’s business, and could potentially intervene or influence JHD Group’s operations at any time, which could result in a material change in JHD Group’s operations and/or the value of JHD Group’s and Pubco’s securities. Additionally, given recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or that involve foreign investment in China-based issuers, certain actions adopted by the PRC government could significantly limit or completely hinder JHD Group’s ability to offer or continue to offer securities to investors and cause the value of JHD Group’s and Pubco’s securities to significantly decline or become worthless.

The approval of the CSRC, CAC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law.

Under PRC law, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) purport to require offshore special purpose vehicles controlled directly or indirectly by PRC companies or individuals, which are formed for purposes of an overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals, to obtain the approval of the CSRC prior to the listing and trading of such a special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval mechanism for overseas listings by special purpose vehicles.

However, to date, the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the indirect listing of JHD Tech (as part of the Business Combination) are subject to the CSRC approval procedures under the M&A Rules. At this time, a prior approval from the CSRC is not required for the Business Combination because the CSRC currently has not issued any definitive rule or interpretation on this point. However, some uncertainties remain as to how the M&A Rules could potentially be interpreted or implemented in the future, and the current situation summarized above remains subject to any new laws, rules and regulations or detailed implementations and interpretations in any form that relate to the M&A Rules.

On July 10, 2021, the Measures for Cybersecurity Reviews (Revision Draft for Comment) issued by the CAC restates and expands the applicable scope of relevant cybersecurity review procedures that companies are subject to in China. Although the Measures for Cybersecurity Reviews (Revision Draft for Comment) currently exist only in draft form (and are therefore not yet legally binding), if ultimately adopted in their current form, then any company that applies to list its securities overseas must apply to the Cybersecurity Review Office to conduct certain cybersecurity review procedures if such company is in possession of the personal information of more than 1,000,000 users. As JHD Tech’s securities would be indirectly listed following the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, and because JHD Tech is in possession of the personal information of more than 1,000,000 users, JHD Tech would be required to conduct such cybersecurity review procedures. Under the Measures for Cybersecurity Reviews (Revision Draft for Comment), the specific frequency and number of cybersecurity review procedures is not specified. In the course of such cyber security procedures, if JHD Tech is ultimately determined by PRC regulatory authorities to suffer from data security risks, then the relevant regulatory authority may have the right to stop the indirect listing of JHD Tech’s securities through the consummation of the Business Combination, or (should the consummation of the Business Combination already have occurred) even demand the withdrawal of Pubco’s Nasdaq listing application or the delisting of Pubco (although the exact manner of such intervention is not specified). Per the PRC Data Security Law issued by Standing Committee of the National People’s Congress in June 2021, which has been effective since September 1, 2021, any decision reached by relevant PRC regulatory authorities in connection with such cybersecurity review procedures would be final and JHD would not have the ability to appeal.

Based on the above and our understanding of Chinese laws and regulations currently in effect as of the date of this prospectus, Pubco is not currently required to submit an application to the CSRC or the CAC for the approval of this offering and the listing and trading of our ordinary shares on the Nasdaq. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CSRC, CAC or any other regulatory authority is required for this offering, Pubco may face sanctions by such regulatory authorities if Pubco does not (or is not able to) comply with such requirements. In such circumstances, these regulatory authorities may impose fines and penalties on the JHD Group’s operations in China, limit the JHD Group’s ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on the JHD Group’s business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares. The CSRC, the CAC or other Chinese regulatory agencies also may take actions requiring Pubco, or making it advisable for Pubco, to halt this offering before settlement and delivery of the ordinary shares. Consequently, if any investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, such investors do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory agencies later promulgate new rules requiring that Pubco obtain their approval for this offering, Pubco may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the ordinary shares.

JHD Group faces uncertainties with respect to the implementation of the Foreign Investment Law and how it may impact the viability of its current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which has taken effect on January 1, 2020 and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign Owned Enterprise Law, together with their implementation rules and ancillary regulations, to become the legal foundation for foreign investment in the PRC. The Foreign Investment Law embodies the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. Under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other foreign entities in China. The Foreign Investment Law stipulates three forms of foreign investment, and does not explicitly stipulate contractual arrangements as a form of foreign investment. On December 26, 2019, the State Council promulgated the Implementation Regulations on the Foreign Investment Law, which came into effect on January 1, 2020. The Implementation Regulations on the Foreign Investment Law does not stipulate whether contractual arrangements should be deemed as a form of foreign investment. Before clarification or confirmation by future laws, administrative regulations or provisions promulgated by the State Council on nature of contractual arrangements, there is no assurance that contractual arrangement would not be considered as a foreign investment under the Foreign Investment Law. In addition, the Foreign Investment Law stipulates that activities constituting “foreign investment” includes foreign investors investing in China through “any other methods” under laws, administrative regulations, or provisions prescribed by the State Council.

As stated above, although the VIE structures have been deemed to not violate PRC Laws in any material respect, each of the agreements relating to such VIE structures among the PRC subsidiaries of JHD Group is valid and legally binding under PRC Laws, and no new consent, approval or license is required under existing PRC Laws for the VIE structures, it is possible that the State Council may in the future enact laws or issue administrative regulations or provisions to classify contractual arrangements as a form of foreign investment, at which time it would be uncertain as to regulation on such contractual arrangements and whether such contractual arrangements would constitute a violation of the foreign investment restrictions. Under the PRC Foreign Investment Law issued by National People’s Congress in March 2019 and became effective in January 2020, “negative lists” issued by PRC governmental authorities serve as the primary source of foreign investment restrictions and prohibitions under PRC law. If a foreign investor makes an investment into an entity registered in mainland China operating in a restricted sector under such a “negative list”, then the local counterparts of MOFCOM or other competent authorities will order the foreign investor to suspend the investment, dispose of its acquired shares or assets within a prescribed period or take other necessary measures to restore status prior to the investment, as well as confiscate any illegal gains. There is no guarantee that JHD Group’s contractual arrangements, including JHD Group’s VIE structure, and its business will not be materially and adversely affected in the future due to changes in PRC laws and regulations. If future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be completed by companies with existing contractual arrangements, JHD Group may face substantial uncertainties as to the timely completion of such actions. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect JHD Group’s current corporate structure and business operations. Future laws, regulations or administrative actions or changes to interpretation of existing regulations change in future in relation to VIE structures could subject JHD Group to severe penalties and/or forced it to relinquish its interest in the operations of the VIE. If JHD Group were unable to holds its interest in the operations of the VIE or successfully restructure it, its business, financial position and results of operations may be materially adversely affected and the value of Pubco shares may decline value or become worthless.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on JHD Group’s business and operations.

Substantially all of JHD Group’s assets and operations are located in China. Accordingly, its business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect its business and operating results, lead to reduction in demand for its services and adversely affect its competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on JHD Group. For example, its financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect its business and operating results.

As a result of the emerging nature and related volatility of the markets and economy in China, the increased variety of services and products JHD Group offers and the rapidly evolving nature of JHD Group’s business, it is particularly difficult for JHD Group to forecast its revenues or earnings accurately. JHD Group’s current and future expense levels are based largely on its investment plans and estimates of future revenues and are, to a large extent, fixed. JHD Group may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to JHD Group’s planned expenditures would have an immediate adverse effect on its business, results of operations and financial condition.

JHD Group may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to its business may have a material adverse effect on its business and results of operations.

The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the Cyberspace Administration of China. The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments (such as the MIIT) in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry.

On February 7, 2021, the Anti-monopoly Commission of the State Council officially promulgated the Guidelines to Anti-Monopoly in the Field of Internet Platforms, or the Anti-Monopoly Guidelines for Internet Platforms. Pursuant to an official interpretation from the Anti-monopoly Commission of the State Council, the Anti-Monopoly Guidelines for Internet Platforms mainly covers five aspects, including general provisions, monopoly agreements, abusing market dominance, concentration of undertakings, and abusing of administrative powers eliminating or restricting competition. The Anti-Monopoly Guidelines for Internet Platforms prohibit certain monopolistic acts of Internet platforms to protect market competition and safeguard interests of users and undertakings participating in the Internet platform economy. These include, but are not limited to, prohibiting platforms with dominant position from abusing their market dominance. If a concentration of undertakings meets the criteria for declaration as stipulated by the State Council, an operator must report such concentration of undertakings to the anti-monopoly law enforcement agency under the State Council in advance. Therefore, with the rapid growth of JHD Group’s business, acquisitions of other entities that JHD Group has made before or may make in the future (whether by itself or its subsidiaries) and that meet the criteria for declaration, may be required to be reported to and approved by the anti-monopoly law enforcement agency, and JHD Group may be subject to penalty including, but not limited to, a fine of no more than RMB 500,000 ($77,440) if JHD Group fails to comply with such requirement, and in extreme case may be ordered to terminate the contemplated concentration, to dispose of its equity or asset within a prescribed period, to transfer the business within a prescribed time or to take any other necessary measures to return to the pre-concentration status. As the Anti-Monopoly Guidelines for Internet Platforms was newly promulgated, it would be difficult to estimate its specific impact on JHD’s business, financial condition, result of operations and prospects.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments and the businesses and activities of Internet businesses in China. JHD Group cannot assure you that JHD Group has obtained all the permits or licenses required for conducting its business in China or will be able to maintain its existing licenses or obtain new ones. If the PRC government considers that JHD Group was operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of its business, it has the power, among other things, to levy fines, confiscate its income, revoke its business licenses, and require JHD Group to discontinue its relevant business or impose restrictions on the affected portion of its business. Any of these actions by the PRC government may have a material adverse effect on its business and results of operations.

If JHD is classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to JHD and its non-PRC shareholder.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to PRC enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Taxation Administration, or STA, issued a circular, known as STA Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the STA’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to STA Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management and the places where they perform their duties are in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

JHD believes that JHD is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that JHD is a PRC resident enterprise for enterprise income tax purposes, JHD may be subject to PRC enterprise income tax at a rate of 25% on its worldwide taxable income, and may be required to withhold a 10% withholding tax, unless a reduced rate is available under an applicable tax treaty, from dividends JHD pays to its shareholders that are non-resident enterprises. Under PRC tax laws, if a taxpayer underpays its required tax, PRC tax authorities are entitled to seek payment of any unpaid taxes, impose late payment penalties and concurrently impose a discretionary late payment penalties between 50% and 500% of the amount of unpaid taxes. PRC tax authorities typically pursue unpaid taxes i within three years, though such period could be extended to five years in special situations. Therefore, if JHD is deemed as a PRC tax resident enterprise by the PRC tax authorities, JHD could potentially be penalized for non-compliance with applicable tax laws, and could be subject to penalties of up to five times the amount of its unpaid taxes.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject JHD’s PRC resident beneficial owners or its PRC subsidiaries to liability or penalties, limit its ability to inject capital into its PRC subsidiaries, limit its PRC subsidiaries’ ability to increase their registered capital or distribute profits to JHD, or may otherwise adversely affect JHD.

In July 2014, the State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to Pubco’s shareholders who are PRC residents and may be applicable to any offshore acquisitions that Pubco make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Pubco has requested PRC residents who Pubco knows hold direct or indirect interest in its company to make the necessary applications, filings and registrations as required under SAFE Circular 37 and those PRC resident shareholders that hold direct interest in its company have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, Pubco may not be informed of the identities of all the PRC residents holding direct or indirect interest in its company, and Pubco cannot provide any assurance that these PRC residents will comply with its request to make or obtain any applicable registrations or comply with other requirements under SAFE Circular 37 or other related rules. The failure or inability of its PRC resident shareholders to comply with the registration procedures set forth in these regulations may subject JHD Group to fines and legal sanctions, including a warning, an order to take corrective actions, a fine of up to RMB 300,000 ($46,464) if the non-compliant PRC resident shareholder is a corporate, partnership or other legal entities a fine of up to RMB 50,000 ($7,744) will be imposed; if the non-compliant PRC resident shareholder is a natural person, restrict its cross-border investment activities, limit the ability of its wholly foreign-owned subsidiaries in China to distribute dividends and the proceeds from any reduction in capital, share transfer or liquidation to us, and JHD Group may also be prohibited from injecting additional capital into the subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law. As a result, JHD Group’s business operations and its ability to make distributions to Pubco in order to allow Pubco to make distributions to its shareholders could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, JHD Group may be subject to a more stringent review and approval process with respect to its foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect its financial condition and results of operations. In addition, if JHD Group decides to acquire a PRC domestic company, JHD Group cannot assure you that JHD Group or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict its ability to implement its acquisition strategy and could adversely affect its business and prospects.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent JHD Group from using the assets of East Stone to make loans or additional capital contributions to its PRC subsidiaries, which could materially and adversely affect its liquidity and its ability to fund and expand its business.

JHD is an offshore holding company conducting its operations in China through its PRC subsidiaries. JHD may make loans to its PRC subsidiaries subject to the approval or registration from governmental authorities and limitation of amount, or JHD may make additional capital contributions to its wholly foreign-owned subsidiaries in China. Any loans to its wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations. Under the PRC Foreign Exchange Control Regulation issued by the PRC State Council in January 1996 and most recently amended in August 2008, the local counterparts of SAFE may impose sanctions for entities or individuals engaging in remitting foreign currency into the PRC without registration. These sanctions include corrective orders, and fines of up to 30% of the illegal foreign currency amount and, in the case of significant violations, a fine of up to 100% of the illegal foreign currency amount. The local counterparts of SAFE may also order a reversal of the non-compliant foreign currency exchange transaction. In addition, a foreign-invested enterprise, or FIE, will use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of an FIE will not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, JHD Group cannot assure you that JHD Group will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by JHD to its PRC subsidiaries or with respect to future capital contributions by JHD to its PRC subsidiaries. If JHD Group fails to complete such registrations or obtain such approvals, its ability to use the assets of East Stone and to capitalize or otherwise fund its PRC operations may be negatively affected, which could materially and adversely affect its liquidity and its ability to fund and expand its business.

JHD Group may rely on dividends and other distributions on equity paid by its PRC subsidiaries to fund any cash and financing requirements JHD Group may have, and any limitation on the ability of its PRC subsidiaries to make payments to JHD Group could have a material and adverse effect on its ability to conduct its business.

JHD is a Cayman Islands holding company and JHD relies principally on dividends and other distributions on equity from its PRC subsidiaries for its cash requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders for services of any debt JHD may incur. If its PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to JHD. Under PRC laws and regulations, its PRC subsidiaries, which are wholly foreign-owned enterprises, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to JHD as dividends. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund, or a staff welfare and bonus fund.

JHD’s PRC subsidiaries generate primarily all of their revenue in Renminbi, which is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of its PRC subsidiaries to use their Renminbi revenues to pay dividends to JHD.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of JHD’s PRC subsidiaries to pay dividends or make other kinds of payments to JHD could materially and adversely limit its ability to grow, make investments or acquisitions that could be beneficial to its business, pay dividends, or otherwise fund and conduct its business.

In addition, the Law of the PRC on Enterprise Income Tax issued by the Standing Committee of National People’s Congress in March 2007 and most recently amended in December 2018 and the Implementing Regulations of the Enterprise Income Tax Law of the PRC issued by the State Council in December 2007 and most recently amended in April 2019 provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

PRC regulations relating to dividends withholding tax may prevent JHD from adopting a favorable tax rate when a PRC subsidiary pays dividends to its Hong Kong enterprise, which could materially and adversely affect the amount of dividends to be paid to JHD’s non-PRC shareholders.

Pursuant to the Law of the PRC on Enterprise Income Tax issued by the Standing Committee of National People’s Congress in March 2007 and most recently amended in December 2018 and the Implementing Regulations of the Enterprise Income Tax Law of the PRC issued by the State Council in December 2007 and most recently amended in April 2019, dividends from income generated from the business of a PRC subsidiary after January 1, 2008 and distributed to its foreign investor are subject to withholding tax at a rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise and qualifies as the beneficial owner of the dividends distributed. Pursuant to the Notice on the Issues concerning the Application of the Dividend Clauses of Tax Agreements issued by the STA on February 20, 2009, or STA Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. However, according to STA Circular 81, if the relevant tax authorities consider the transactions or arrangements JHD has are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

As uncertainties remain regarding the interpretation and implementation of the Law of the PRC on Enterprise Income Tax issued by the Standing Committee of National People’s Congress in March 2007 and most recently amended in December 2018, the Implementing Regulations of the Enterprise Income Tax Law of the PRC issued by the State Council in December 2007 and most recently amended in April 2019 and other applicable Chinese tax regulations, JHD cannot assure you that dividends distributed by its PRC subsidiaries to its Hong Kong subsidiary would enjoy the reduced 5% withholding tax rate. Further, if JHD is deemed as a PRC resident enterprise, any dividends distributed by JHD to JHD’s non-PRC shareholders may be subject to PRC withholding tax. See “Risk Factors — Risks Relating to Doing Business in China — If JHD is classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to JHD and its non-PRC shareholders.”

JHD faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies, including with respect to the indirect transfers that will result from the Business Combination.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or STA Circular 698, issued by the STA in 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer.

On February 3, 2015, the STA issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or STA Bulletin 7. STA Bulletin 7 supersedes the rules with respect to the Indirect Transfer under STA Circular 698. STA Bulletin 7 has introduced a new tax regime that is significantly different from the previous one under STA Circular 698. STA Bulletin 7 extends the PRC’s tax jurisdiction to not only Indirect Transfers set forth under STA Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, STA Bulletin 7 provides clearer criteria than STA Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. STA Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may re-characterize the Indirect Transfer as a taxable transfer if the arrangement lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferor fails to pay the taxes or the transferee fails to withhold the taxes.

On October 17, 2017, the STA issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source, or STA Bulletin 37, which, among others, repealed the STA Circular 698 on December 1, 2017. STA Bulletin 37 further details and clarifies the tax withholding methods in respect of income of non-resident enterprises, and certain rules stipulated in STA Bulletin 7 are replaced by STA Bulletin 37. Where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority; however, if the non-resident enterprise voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

JHD faces uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as this Business Combination, offshore restructurings, sales of the shares in JHD’s offshore subsidiaries and investments. Where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under

PRC tax laws. Technically speaking, while JHD’s PRC subsidiaries are neither the taxpayer nor the withholding agent for any such income tax due on an Indirect Transfer, they may be asked questions and/or be required to assist in Indirect Transfer investigations launched by the PRC tax authorities on the relevant transactions. Thus, in the event of a transfer of shares in JHD by investors who are non-PRC resident enterprises, JHD’s PRC subsidiaries may be requested to assist in the filing under STA Bulletin 7. As a result, JHD may be required to expend valuable resources to comply with STA Bulletin 7 or to request the relevant parties transacting JHD shares to comply with these circulars, or to establish that JHD and its subsidiaries should not be taxed under these circulars, which may have a material adverse effect on JHD’s financial condition and results of operations.

The PRC tax authorities have discretion under STA Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and cost of investment. In addition, STA Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Business Combination, if the Business Combination is determined by the PRC tax authorities to lack reasonable commercial purpose. JHD does not believe that the Business Combination is without reasonable commercial purpose for purposes of STA Bulletin 7, and, as a result, Pubco will not withhold any PRC tax (under Bulletin 7) from the Ordinary Shares to be exchanged with holders of JHD’s ordinary shares pursuant to the Business Combination Agreement. However, if PRC tax authorities were to invoke STA Bulletin 7 and impose tax on the receipt of such consideration, then any gain recognized on the receipt of consideration for such shares pursuant to the Business Combination Agreement by JHD’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax.

JHD faces exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect its business, results of operations and financial condition.

The conversion of Renminbi into foreign currencies, including the U.S. dollar, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar and other currencies, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. Pubco cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar and other currencies in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and U.S. dollar in the future.

Very limited hedging options are available in China to reduce JHD’s exposure to exchange rate fluctuations. As of the date of this prospectus, JHD has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While JHD may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and it may not be able to adequately hedge its exposure, or at all. In addition, JHD’s currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. Substantially all of JHD’s revenues and costs are denominated in Renminbi. JHD is a holding company and it relies on dividends paid by its operating subsidiaries in China for its cash needs. Any significant revaluation of Renminbi may materially and adversely affect its results of operations and financial position reported in Renminbi when translated into U.S. dollars. To the extent that JHD needs to convert U.S. dollars its receives in the Business Combination transaction into Renminbi for its operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount JHD would receive. Conversely, if JHD decides to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on its Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

Governmental control of currency conversion may limit JHD’s ability to utilize its cash balance effectively and affect the value of its investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. JHD receives substantially all of its revenues in Renminbi. Under its current corporate structure, its Cayman Islands holding company primarily relies on dividend payments from its PRC subsidiaries to fund any cash and financing requirements JHD may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of its PRC subsidiaries in China may be used to pay dividends to its company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, JHD needs to obtain SAFE approval to use cash generated from the operations of its PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents JHD from obtaining sufficient foreign currencies to satisfy its foreign currency demands, JHD may not be able to pay dividends in foreign currencies to its shareholders.

Difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against JHD or JHD’s management named in the prospectus based on foreign laws.

JHD is an exempted company incorporated under the laws of the Cayman Islands. However, JHD conducts substantially all of its operations in China and substantially all of its assets are located in China. In addition, most of JHD’s senior executive officers reside within China for a significant portion of the time and most of them are PRC nationals. As a result, it may be difficult for JHD’s shareholders to effect service of process upon JHD or JHD’s management residing in China. In addition, China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts within the Cayman Islands and other countries or regions. Therefore, recognition and enforcement of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible in China.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigations that are common in the United States are generally difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Moreover, there is no guarantee that such information requests will be honored by those entities that provide services to JHD or with whom JHD associates, especially if those entities are located in China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further complicate matters when seeking to protect one’s interests.

JHD Group’s independent registered public accounting firm’s audit documentation related to their audit reports included in this joint prospectus/proxy include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

JHD Group’s independent registered public accounting firm issued an audit opinion on the financial statements included in this joint proxy/prospectus filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, JHD Group’s auditor is required by the laws of the United States to undergo regular inspections by the PCAOB.

JHD Group’s auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in 2018 and an ongoing inspection that started in November 2020. However, recent developments with respect to audits of China-based companies, such as JHD Group, create uncertainty about the ability of JHD Group’s auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, JHD Group’s investors may be deprived of the benefits of PCAOB’s oversight of JHD Group’s auditors through such inspections.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The PCAOB is currently unable to conduct inspections of audit firms located in China and Hong Kong. They are currently able to conduct inspections of U.S. audit firms where audit work papers are located in China however PCAOB requests for workpapers are subject to approval by Chinese authorities. The audit workpapers for JHD Group’s Chinese operations are located in China.

The PCAOB has not requested JHD Group’s auditor to provide the PCAOB with copies of JHD Group audit workpapers and consequently JHD Group’s auditors have not sought permission from PRC authorities to provide copies of these materials to the PCAOB. If JHD Group’s auditors are not permitted to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of such auditors through such inspections.

In addition, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges such as Nasdaq of issuers included for three consecutive years on the SEC’s list. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the HFCAA. The HFCAA was approved by the U.S. House of Representatives on December 2, 2020. On December 18, 2020, the former U.S. president signed into law the HFCAA. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the HFCAA and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including Pubco, and the market price of Pubco’s securities could be adversely affected, and Pubco could be delisted if it is unable to cure the situation to meet the PCAOB inspection requirement in time. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. JHD Group and Pubco will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On June 4, 2020, former U.S. President Donald J. Trump issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, including China, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in non-cooperating jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. If Pubco fails to meet the new listing standards before the deadline specified thereunder, Pubco could face possible de-listing from Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, securities of Pubco trading in the United States.

Should the PCAOB be unable to fully conduct inspections of JHD’s auditors’ work papers in China, it will make it more difficult to evaluate the effectiveness of JHD Group’s auditor’s audit procedures or quality control procedures. Investors may consequently lose confidence in JHD Group’s reported financial information and procedures and the quality of JHD Group’s financial statements, which would adversely affect Pubco.

Failure to make adequate social insurance and housing fund contributions in a manner required under PRC labor-related laws and regulations may subject JHD Group to penalties and other risks.

According to PRC Social Insurance Law issued by the Standing Committee of National People’s Congress in December 2018, which became effective on the same day, where an employer fails to make social insurance contributions in full, the applicable social insurance collection agency may require such employer to make back payments for all unpaid social insurance contributions within a designated period, and impose an overdue fee penalty at a rate of 0.05% of the unpaid amount per day. If the employer fails to make such back payments as requested, a fine from one to three times the unpaid amount can be imposed. According to PRC Administrative Regulations on the Housing Provident Fund issued by the State Council in April 1999 and most recently amended in March 2019, where an employer fails to make housing fund contributions in full, the housing fund management center may order such employer to make back payments for all unpaid housing fund contributions within a designated period. If the employer fails to make such back payments as requested, the housing fund management center may apply for enforcement measures by a relevant People’s Court, such as imposing a freeze on the employer’s deposits. Where an employer fails to register housing provident fund accounts for its employees at the housing fund management center, the housing fund management center will order the employer to register within a prescribed period failing which an application may be made to a people’s court for compulsory enforcement; and where the employer did not make corrections within such period, a fine of more than RMB 10,000 ($1,549) but less than RMB 50,000 ($7,744) will be imposed per unregistered employee.

Certain of JHD Group’s PRC subsidiaries have failed to make social insurance and housing provident fund contributions in the full amount required for their employees by applicable laws and regulations. Certain PRC subsidiaries hire employees from labor dispatch agencies or engage third-party agencies to make social insurance and housing provident fund contributions for employees, and those PRC subsidiaries cannot assure that such labor dispatch agencies or third-party human resources agencies make social insurance and housing provident fund contributions in full in a timely manner. JHD Group will make social insurance and housing provident fund contributions and pay late fees if relevant PRC labor authorities request. If JHD Group fails to make these payments in the period specified by the applicable authority, JHD Group will be subject to fines and administrative penalties, which could adversely affect JHD Group’s business and financial condition.

All non-compliant PRC subsidiaries of JHD Group have prepared a compliance plan regarding their social insurance and housing fund obligations, under which the companies will apply different employment methods to ensure compliance with the contribution requirements under all employee benefit plans, in a manner that balances the needs of employee, however, JHD Group cannot assure that its employment practices comply with all applicable employment-related laws and regulations in China. If JHD Group is deemed to be not in compliance with applicable employment laws and regulations, it will become subject to fines or other legal sanctions, such as an order of timely rectification, and JHD Group’s business, financial conditions and results of operations may be adversely affected.

FORWARD-LOOKING STATEMENTS

East Stone believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

East Stone believes it is important to communicate its expectations to its security holders. However, there may be events in the future that East Stone is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by East Stone or JHD in such forward-looking statements, including among other things:

•        the number and percentage of its Public Shareholders voting against the Business Combination Proposal and/or seeking Redemption;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        Pubco’s ability to maintain the listing of its securities on Nasdaq following the Business Combination;

•        changes adversely affecting the business in which JHD Group is engaged;

•        management of growth;

•        general economic conditions;

•        JHD Group’s business strategy and plans; and

•        the result of future financing efforts.

Pubco and JHD believe that some of the information in this proxy statement/prospectus contains “forward-looking statements”. Forward-looking statements can be identified by words such as: “forecast,” “anticipate,” “intend,” “plan,” “target,” “seek,” “believe,” “project,” “estimate,” “expect,” “future,” “likely,” “outlook,” “will” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information. Examples of forward-looking statements include, among others, statements made regarding:

•        JHD Group’s mission, goals and strategies;

•        JHD Group’s future business development, financial conditions and results of operations;

•        expected changes in JHD Group’s revenues, costs or expenditures;

•        JHD Group’s expectations regarding demand for and market acceptance of its products and services;

•        JHD Group’s expectations regarding its relationships with clients and third-party business partners;

•        competition in JHD Group’s industry;

•        relevant regulations in jurisdictions which JHD Group operates; and

•        general economic and business conditions in the markets JHD Group has businesses.

Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of JHD Group and Pubco after completion of the proposed Business Combination are neither historical facts nor assurances of future performance. Instead, they are based only on JHD Group’s and/or Pubco’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions that are subject to risks and uncertainties. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by East Stone, JHD Group, or Pubco in such forward-looking statements, including, among other things:

•        JHD Group had incurred net losses in the past, and JHD Group may incur losses again in the future.

•        JHD Group may be unable to retain existing customers or attract new customers, or it may fail to offer services to address the needs of its customers as they evolve or be able to expand its geographic footprint.

•        JHD Group’s level of commission with brand owners and fee rates with its partner banks may decline in the future. Any material reduction in its commission or fee rates could reduce its profitability.

•        JHD Group may face data loss either negligently or intentionally. JHD Group cannot guarantee the ultra-safety of its system from employee negligence or from intended cyberattack.

•        JHD Group’s business and operations may be adversely affected by a downturn in the global or Chinese economy as a result of the sensitivity of JHD Group’s business to general economic and political conditions and other factors beyond its control.

•        JHD Group may not be able to obtain or maintain all necessary licenses, permits and approvals and make all necessary registrations and filings for its business activities in multiple jurisdictions due to changes in local regulations from time to time.

•        JHD Group’s revenue and growth from its Value-Added Services may be adversely affected by a negative shift in China’s local financial regulation.

•        JHD Group’s revenue and growth from its Value-Added Services may be adversely affected by the concentration of this business with a small number of financial institution clients in this area.

•        JHD Group’s FMCG business may be negatively impacted by mass closures of independent merchant stores in a concentrated area as well as by the loss of distributor rights of FMCGs.

•        JHD Group’s business and operating results may be adversely affected if it is not able to adequately protect its intellectual properties, such as software copyrights, domain names, trademarks, trade secrets, know-how and other intellectual properties or confidential information or technology.

•        JHD Group’s business and operating results may be adversely affected if the PRC government were to prohibit or curtail the use of the VIE structure and JHD Group was unable to restructure its business to comply with any new laws or rule or revised interpretations of existing rules in relation to the VIE structure.

Before a shareholder grants its proxy or instructs how its vote should be cast on the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect East Stone, Pubco and/or JHD Group.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of East Stone, JHD Group, Pubco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, East Stone, JHD Group, and Pubco undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF SHAREHOLDERS OF EAST STONE

General

East Stone is furnishing this proxy statement/prospectus to East Stone’s shareholders as part of the solicitation of proxies by East Stone’s board of directors for use at the Meeting to be held on [          ], 2021, and at any adjournment thereof. This proxy statement/prospectus provides East Stone’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on [          ], 2021 at 9:00 a.m., Eastern Time, at the office of Ellenoff Grossman & Schole LLP at 1345 6th Avenue, New York, New York 10105. You can participate in the meeting, vote and submit questions via live webcast at https:www.cstproxy.com/easternacquisition/2021 with the password of [          ].

Purpose of the Special Meeting of Shareholders of East Stone

At the Meeting, East Stone is asking holders of ordinary shares of East Stone to:

•        consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the Business Combination and the Merger contemplated by the Business Combination Agreement;

•        consider and vote upon the Charter Proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Amended and Restated Memorandum and Articles of Association;

•        consider and vote upon the Organizational Proposals to approve on an advisory and non-binding basis, six (6) separate proposals to approve certain governance provisions in the Amended and Restated Memorandum and Articles of Association; and

•        consider and vote upon the Adjournment Proposal to adjourn the Meeting to a later date or dates, if East Stone determines that it is necessary or appropriate, including if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, East Stone would not have been authorized to consummate the Business Combination.

Recommendation of East Stone Board of Directors

East Stone’s board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of East Stone and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal if one is presented to the Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

East Stone has fixed the close of business on [          ], 2021, as the “Record Date” for determining East Stone shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were 17,703,500 ordinary shares of East Stone outstanding and entitled to vote. Each ordinary share of East Stone is entitled to one vote per share at the Meeting.

Pursuant to agreements with East Stone, the 3,450,000 Founder Shares held by the Initial Shareholders, the 350,000 IPO PIPE Shares underlying the 350,000 Private Placement Units held by the IPO PIPE Shareholders and any ordinary shares of East Stone acquired in the aftermarket by such shareholders will be voted in favor of the Business Combination Proposal and the Charter Proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the Meeting.

Quorum

The presence, in person or by proxy, of the holders of no less than 50% of all the outstanding ordinary shares of East Stone entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to East Stone but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal, the Charter Proposal and the Organizational Documents Advisory Proposals. However, a broker may vote its shares on “routine” proposals such as the Share Issuance Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of each of the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal and the Adjournment Proposal (if presented) will require the affirmative vote by the holders of a majority of the ordinary shares of East Stone that are present and voted at the Meeting.

Voting Your Shares

Each ordinary share of East Stone that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of East Stone that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

There are three ways to vote your ordinary shares of East Stone at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by East Stone’s board of directors “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Organizational Documents Advisory Proposals, “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Vote By Internet.    Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting [www.voteproxy.com] and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Vote by Telephone.    You may dial a toll-free number at 1-888-965-8995 in the United States and Canada or +1-415-655-0243 (toll rates apply) from outside the United States and Canada and follow the instructions. The passcode for telephone access is 11418795#. You may vote by telephone until the polls are closed on the date of the Meeting.

Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from East Stone. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to [              @continentalstock.com] or to facsimile number [            ]. Written requests can be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [              ], 2021.

You will receive a confirmation of your registration by email after East Stone receives your registration materials. You may attend the Meeting by visiting https://www.cstproxy.com/easternacquisition/2021 with the password of [        ]. You will also need a voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. Follow the instructions provided to vote. East Stone encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Stock Ownership of and Voting by East Stone Directors, Officers, Initial Shareholders and IPO PIPE Shareholders

The Initial Shareholders and IPO PIPE Shareholders of East Stone beneficially own an aggregate of 3,800,000 ordinary shares of East Stone. Each of East Stone’s Initial Shareholders and IPO PIPE Shareholders have agreed to vote their ordinary shares of East Stone in favor of the Business Combination Proposal and the Charter Proposal.

Attending the Meeting

The Meeting will be held virtually on [        ], 2021 at 9:00 a.m. Eastern Time via live webcast on the Internet. You will be able to attend the Meeting by visiting https://www.cstproxy.com/easternacquisition/2021 with the password of [        ]. In order to vote or submit a question during the Meeting, you will also need the voter control number included on your proxy card. If you do not have the control number, you will be able to listen to the Meeting only by registering as a guest and you will not be able to vote or submit your questions during the Meeting.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card to East Stone Acquisition Corporation, 25 Mall Road, Suite 330, Burlington, MA 01803, Attn: Chief Executive Officer, so that it is received by East Stone’s Chief Executive Officer on or before the Meeting; or

•        you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of East Stone, you may call Morrow Sodali LLC, East Stone’s Proxy Solicitor, at (800) 662-5200 or banks and brokers can call at (203) 658-9400.

Redemption Rights

Holders of Public Shares may seek to convert their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on [      ], 2021 (two (2) business days prior to the Meeting). Any shareholder holding Public Shares may demand that East Stone convert such shares into a full pro rata portion of the Trust Account (which was approximately $[      ] per share as of [      ], 2021, the Record Date), calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, East Stone will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

East Stone’s Sponsor, officers and directors will not have Redemption rights with respect to any ordinary shares of East Stone owned by them, directly or indirectly.

East Stone shareholders who seek to convert their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to Continental Stock Transfer & Trust Company, East Stone’s transfer agent and (B) deliver their stock, either physically or electronically using The Depository Trust Company’s DWAC System, to East Stone’s transfer agent no later than 5:00 p.m. Eastern Time on [      ], 2021 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then East Stone’s Public Shareholders who elected to exercise their Redemption rights will not be entitled to convert their shares into a pro rata portion of the cash in the Trust Account, as applicable. East Stone will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised Redemption rights in connection therewith due to potential claims of creditors. If East Stone would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, East Stone will not be able to consummate the Business Combination.

The closing price of the ordinary shares of East Stone on the Record Date was $[        ]. The cash held in the Trust Account on such date was approximately $[        ] million (approximately $[        ] per Public Share). Prior to exercising Redemption rights, shareholders should verify the market price of the ordinary shares of East Stone as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. East Stone cannot assure its shareholders that they will be able to sell their ordinary shares of East Stone in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of East Stone for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your stock certificate (either physically or electronically) to East Stone’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its Redemption rights, it will not result in the loss of any East Stone Warrants and Rights that it may hold and, upon consummation of the Business Combination, each Warrant (other than Representative’s Warrants) will become exercisable to purchase one-half (1/2) of one Ordinary Share of Pubco, subject to certain conditions, in lieu of one ordinary share of East Stone for a purchase price of $11.50 per Ordinary Share and each Right will automatically be converted into one-tenth of one Ordinary Share. If a holder redeems its Public Shares at Closing but continues to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by holders of Public Warrants, based on the closing trading price per Public Warrant as of November 4, 2021, would be $4,554,000 regardless of the amount of redemptions by the Public Shareholders.

Appraisal Rights

The East Stone board of directors considers that East Stone shareholders (including the Initial Shareholder) and holders of other East Stone securities do not have appraisal rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Proxy Solicitation Costs

East Stone is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. East Stone and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. East Stone will bear the cost of the solicitation.

East Stone has hired Proxy Solicitor to assist in the proxy solicitation process.

East Stone will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. East Stone will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of ordinary shares of East Stone are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. East Stone shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because East Stone is holding a shareholder vote on the Business Combination, East Stone may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Original Business Combination Agreement or other specific dates, which could be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. East Stone does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On February 16, 2021, East Stone entered into the Original Business Combination Agreement with JHD, Pubco, Merger Sub, the Sellers and the other parties thereto, as amended by that First Amendment to the Original Business Combination Agreement dated as of June 25, 2021 and as amended and restated on September 13, 2021 and further amended and restated as of October 7, 2021 (such Original Business Combination Agreement as amended and restated and as may be further amended and/or amended and restated, referred to as the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) Merger Sub will merge with and into East Stone, with East Stone continuing as the surviving entity (the “Merger”), as a result of which, (i) East Stone will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of East Stone immediately prior to the Effective Time (as defined in the Business Combination Agreement) will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of JHD (the “Exchange Shares”) from the Sellers in exchange for Ordinary Shares of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

Exchange Consideration

The total exchange consideration to be paid by Pubco to the Sellers for the purchased shares will be an amount equal to approximately $1,000,000,000, consisting of an aggregate number of Ordinary Shares equal in value to (i) $1,000,000,000 plus (ii) the aggregate amount of cash of JHD and its direct and indirect subsidiaries as of the Closing date, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries, minus (iv) the amount of any unpaid transaction expenses of JHD in excess of $10,000,000 in aggregate and (v) minus the Option Consideration Amount, with each Pubco Ordinary Share valued at the amount equal to the price at which each East Stone ordinary share is redeemed or converted pursuant to the Redemption of shares (the “Redemption Price”).

Under the terms of the Business Combination Agreement, the Convertible Notes are directly convertible into Pubco ordinary shares and will not be part of the Exchange Consideration. The Business Combination Agreement also contemplates the issuance of additional equity instruments by JHD or its subsidiaries (“Equity Investments”) that would be convertible into Pubco shares either at the Closing or thereafter.

A number of Pubco Ordinary Shares equal to the Option Consideration Amount divided by the Redemption Price will be available to satisfy exercises of substitute options issued Pubco to the holders of vested options in the Primary Seller under a new incentive award plan to be adopted by Pubco. The holders of the Primary Seller options are officers and directors of the Primary Seller and each of them will be appointed as officers or directors of Pubco. As agreed by the parties to the Business Combination Agreement, the Option Consideration Amount is to be subtracted from the Exchange Consideration resulting in the Sellers receiving a smaller number of Exchange Shares than originally contemplated. It is anticipated that Pubco vested options over approximately 11,454,822 Pubco Ordinary Shares will be issued to the holders of vested options in the Primary Seller which will be deducted from the consideration that would otherwise be distributed to the Sellers (“Exchange Consideration”). In addition, it is anticipated that Pubco unvested options over approximately 6,485,468 Pubco Ordinary Shares will be issued to the holders of unvested options in the Primary Seller. These shares will not be deducted from the Exchange Consideration.

Escrow Accounts

Earnout Escrow

At or prior to the Closing, Pubco will cause to be delivered to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal in value to ten percent (10%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Business Combination Agreement and the Escrow Agreement.

If and when earned, the Sellers will be entitled to receive from Pubco, as additional consideration for the purchase of the Purchased Shares, the Earned Escrow Shares together with the Other Escrow Property. To the extent that the amount of the Earned Escrowed Shares is less than the Escrow Share Number (as such terms are defined below), then the amount of Escrow Shares equal to such difference will be forfeited by the Sellers and released to Pubco for cancellation along with any accrued but unpaid dividends payable in respect of such Escrow Shares.

For the purposes of the calculating the Earned Earnout Shares, the following definitions apply:

“Earned Escrow Shares” means the result of the following equation: Escrow Share Number * (Revenue/Earnout Target).

“Earnout Target” means an amount equal to One Hundred Forty Million U.S. Dollars ($140,000,000).

“Earnout Year” means the period commencing on the first day of the first fiscal quarter following Closing (but in any event no earlier than October 1, 2021) and ending on the twelve (12)-month anniversary of such date.

“Escrow Share Number” means the number of Escrow Shares.

“Revenue” means the consolidated revenue of Pubco and its subsidiaries for the Earnout Year, as set forth in Pubco’s filings with the SEC; provided that in no event will the Revenue exceed the Earnout Target.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of the Original Business Combination or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents to the Business Combination Agreement to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) and (b) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) will not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes in the financial or securities markets (including any changes in credit, financial, commodities, securities or banking markets) or general economic or political conditions in the country or region in which such person or entity or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or entity or any of its subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person or entity and its subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, terrorism, sabotage, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person or entity and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) with respect to East Stone, the consummation and effects of the Redemption, (vii) the announcement or the execution of the Business Combination Agreement, the pendency or consummation of the transactions contemplated by the Business Combination Agreement or the performance of the Business Combination Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with JHD or its subsidiaries, or (viii) with respect to Pubco, Merger Sub, JHD and its shareholders, the compliance with the terms of the Business Combination Agreement or any action taken or not taken as required or contemplated by the Business Combination Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or entity or any of its subsidiaries compared to other participants in the industries and geographic location in which such person or entity or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to East Stone, the amount of the Redemption or the failure to obtain approval by the requisite vote of the shareholders of East Stone at the Meeting in accordance with East Stone’s organizational documents, applicable law and this joint proxy statement/prospectus shall not be deemed to be a Material Adverse Effect on or with respect to East Stone.

In the Business Combination Agreement, JHD made certain customary representations and warranties to East Stone, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) the capitalization and ownership of JHD; (4) the name, jurisdiction of organization, number of authorized equity interests, and registered capital of each of JHD’s subsidiaries; (5) any required governmental approvals; (6) the non-contravention, breach, default or other conflict with JHD’s or its subsidiaries’ organizational documents or material contracts; (7) Pure Value’s financial statements and JHD’s and its subsidiaries’ liabilities and indebtedness; (8) the absence of certain changes in the business of JHD and its subsidiaries, including conducting their respective businesses outside of the ordinary course of business consistent with past practice; (9) JHD’s and its subsidiaries’ compliance with laws; (10) JHD and its subsidiaries holding the necessary permits and the operations of their respective businesses; (11) absence of certain types of litigation by or against JHD or its subsidiaries; (12) JHD’s and its subsidiaries’ material contracts, including that JHD has made available to East Stone copies of all contracts that meet certain listed criteria, that such contracts are valid, binding and enforceable, JHD and its subsidiaries are not in breach of such contracts, to the knowledge of JHD, no other party is in breach of such contracts, neither JHD nor its subsidiaries have received notice of termination regarding such contracts, and neither JHD nor its subsidiaries have waived any material rights under such contracts; (13) the listing and registration of certain intellectual property; (14) taxes and returns; (15) the listing and condition of JHD’s and its subsidiaries’ real property; (16) the condition of JHD’s and its subsidiaries’ personal property; (17) title to and sufficiency of JHD’s and its subsidiaries’ assets; (18) employee matters, including the absence of strikes and compliance with applicable laws; (19) the listing of JHD’s and its subsidiaries’ benefit plans and their compliance with applicable laws related thereto; (20) JHD’s and its subsidiaries’ compliance with certain environmental laws; (21) JHD’s and its subsidiaries’ transactions with related persons; (22) JHD’s and its subsidiaries’ insurance policies; (23) JHD’s and its subsidiaries’ customers and suppliers; (24) JHD’s and its subsidiaries’ business practices; (25) that JHD and its subsidiaries are not “investment companies” or controlled by “investment companies”, as defined under the Investment Company Act of 1940; (26) JHD and its subsidiaries did not retain any finders or brokers in connection with the Business Combination; (27) no untrue statements in certain information supplied by JHD; (28) JHD conducted its own independent investigation; (29) JHD’ and its subsidiaries’ compliance with certain PRC laws and regulations; and (30) JHD and its subsidiaries having the right, power and authority to enter into the variable interest entity contracts. Additionally, Pubco made certain customary representations and warranties to East Stone with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) any required governmental approvals; (3) the non-contravention, breach, default or other conflict with Pubco’s or Merger Sub’s organizational documents or material contracts; (4) capitalization of Pubco and capitalization and ownership of Merger Sub; (5) title and ownership of the Pubco shares to be issued to the Seller; (6) Pubco and Merger Sub activities since their formation; (7) neither Pubco nor Merger Sub retained any finders or brokers in connection with the Business Combination; (8) that Pubco is not an “investment company” or controlled by an “investment company”, as defined under the Investment Company Act of 1940; (9) no untrue statements in certain information supplied by Pubco or Merger Sub; and (10) each of Pubco and Merger Sub conducted its own independent investigation.

In the Business Combination Agreement, East Stone made certain customary representations and warranties to JHD and the Sellers, including, among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) any required governmental approvals; (4) the non-contravention, breach, default or other conflict with East Stone’s organizational documents or material contracts; (5) the capitalization and ownership of East Stone; (6) East Stone’s SEC filings and financial statements; (7) absence of certain changes as of the date of the Original Business Combination Agreement; (8) East Stone’s compliance with applicable laws; (9) absence of certain types of litigation and orders pending or threatened against East Stone, and East Stone’s permits; (10) taxes and returns; (11) East Stone not having any paid employees or employee benefit plans; (12) East Stone not having any material intellectual property, real property or personal property; (13) material contracts, including that East Stone has made available to JHD copies of all contracts that meet certain listed criteria, that such contracts are valid, binding and enforceable, East Stone is not in breach of such contracts, to the knowledge of East Stone, no other party is in breach of such contracts, East Stone has not received notice of termination regarding such contracts, and East Stone has not waived any material rights under such contracts; (14) East Stone’s transactions with affiliates; (15) that East Stone is not an “investment company” or controlled by an “investment company”, as defined under the Investment Company Act of 1940, and East Stone constitutes an “emerging growth company” within the meaning of the JOBS Act; (16) East Stone did not retain any finders or brokers in connection with the Business Combination; (17) East Stone’s business practices; (18) East Stone’s insurance policies; (19) no untrue statements in certain information supplied by East Stone; (20) East Stone conducted its own independent investigation; and (21) the amount held in the Trust Account.

In the Business Combination Agreement, each Seller made customary representations and warranties to East Stone, including, among others, related to the following: (1) organization and good standing of such Seller; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) such Seller’s ownership of the Purchased Shares; (4) any required governmental approvals; (5) the non-contravention, breach, default or other conflict with such Seller’s organizational documents or material contracts; (6) absence of certain types of litigation by or against such Seller; (7) such Seller is an accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, is a “qualified institutional buyer” as such term is defined under Rule 144A under the Securities Act, is acquiring its portion of the Exchange Shares in offshore transactions under Regulation S under the Securities Act, or is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (8) such Seller did not retain any finders or brokers in connection with the Business Combination; (9) no untrue statements in certain information supplied by such Seller; and (10) such Seller conducted its own independent investigation.

None of the representations and warranties of the parties will survive the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) East Stone’s public filings and JHD’s interim financial statements; (4) no solicitation of, or entering into, any alternative competing transactions; (5) no insider trading; (6) notifications of certain breaches, consent requirements or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers; (12) use of trust proceeds after the Closing; and (13) efforts to and support a private placement or backstop arrangements, if sought.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a board of seven (7) directors in three classes, serving for alternating three (3)-year terms, comprised of: (i) two (2) persons that are designated by East Stone prior to the Closing (the “Purchaser Directors”), (ii) four (4) persons that are designated by JHD prior to the Closing (the “Company Directors”), and (iii) one (1) person designated by JHD, with the consent of East Stone prior to the Closing (the “Mutually Agreed Director”). In accordance with the Pubco Charter as in effect at the Closing, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, East Stone will provide directors and independent directors with a customary director indemnification agreement, in form and substance reasonably acceptable to Pubco and directors.

East Stone and Pubco also agreed to jointly prepare, and Pubco will file with the SEC, a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of securities of Pubco to the holders of the East Stone securities and containing this proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of East Stone for the matters relating to the Transactions to be acted on at the special meeting of the shareholders of East Stone and providing such holders an opportunity to participate in the redemption of all or a portion of their public shares of East Stone upon the Closing (the “Redemption”).

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension” and, together with the First Extension, the “Extensions”). The Second Extension is the second and last of up to two three-month extensions permitted under East Stone’s governing documents and provides East Stone with additional time to complete its proposed business combination with JHD. In accordance with the Original Business Combination Agreement, JHD loaned to East Stone a sum of $1,380,000 on the Sponsor’s behalf in order to support the First Extension. JHD also loaned East Stone an additional $1,380,000 to support the Second Extension. The loaned funds were deposited into East Stone’s Trust Account. The loans are non-interest bearing and will be payable upon the earlier of (i) the consummation of the Transactions and (ii) East Stone’s liquidation.

Pubco also agreed to file a registration statement with the SEC, no later than 60 business days after the Closing, to register for resale (i) the Pubco Ordinary Shares which have been exchanged for, or which will be issued upon exercise of the Pubco securities that were exchanged for East Stone securities underlying the East Stone private units that were issued concurrently with the IPO, (ii) Pubco Ordinary Shares to be issued to the Sellers as the Exchange Consideration and (iii) Pubco Ordinary Shares to be issued upon the conversion of the Convertible Notes and any Equity Investment, if the instruments governing an Equity Investment provide for conversion into Pubco Ordinary Shares. Pubco will use its reasonable efforts to cause such resale registration statement to be effective on or before 120 days after the Closing.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) East Stone having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing; (v) the effectiveness of the Registration Statement; (vi) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (vii) receipt by JHD and East Stone of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; (viii) the election or appointment of members to Pubco’s post-closing board of directors designated by JHD and East Stone; and (ix) the Pubco securities to be issued under the Business Combination Agreement have been approved for listing on Nasdaq.

In addition, unless waived by JHD, the obligations of JHD, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of East Stone being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) East Stone having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to East Stone since the date of the Original Business Combination Agreement which is continuing and uncured; (iv) East Stone will hold $110,000,000 or more in cash and cash equivalents at Closing after taking into consideration the Redemption, the Trust Account proceeds and the gross proceeds of any private placement (including, for the purpose of this condition, the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment); (v) receipt by JHD and Pubco of the Seller Registration Rights Agreement, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Escrow Shares that are released from escrow to the Sellers; (vi) East Stone, Pubco and the other parties thereto will have amended East Stone’s Registration Rights Agreement (such amendment, the “Founder Registration Rights Agreement Amendment”) that was entered into by East Stone at the time of its initial public offering, to among other matters, have such agreement apply to Pubco and the Pubco securities to be received in connection with the Merger by East Stone’s shareholders that are parties to such agreement; and (vii) East Stone having delivered to the Sellers and JHD evidence that is reasonably satisfactory to the Seller Representative of the amount of cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE investment (which includes the principal amount of the Convertible Notes and the cash proceeds of any Equity Investment).

Unless waived by East Stone, the obligations of East Stone to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of JHD, Pubco and the Sellers being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) JHD, Pubco, Merger Sub and Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to JHD or Pubco since the date of the Original Business Combination Agreement which is continuing and uncured; (iv) receipt by East Stone of the Founder Registration Rights Agreement Amendment, each executed by Pubco; (v) receipt by East Stone of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; and (vi) receipt by East Stone of the evidence of the termination of any outstanding options, warrants or other convertible securities of JHD, without any consideration or liability therefor or in the case of (i) the Convertible Notes, their conversion to Pubco Ordinary Shares and (ii) any Equity Investment, confirmation from JHD of the amount of cash proceeds received.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either East Stone or JHD if the Closing does not occur by November 24, 2021 or such other date that the parties agree to in writing (the “Outside Date”).

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of East Stone and JHD; (ii) by either East Stone or JHD if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by JHD for East Stone’s uncured material breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by East Stone for the uncured material breach of the Business Combination Agreement by JHD, Pubco, Merger Sub or any Seller, such that the related Closing condition would not be met; (v) by East Stone if there has been a Material Adverse Effect with respect to JHD since the date of the Original Business Combination Agreement which is uncured and continuing; and (vi) by either East Stone or JHD if East Stone holds its shareholder meeting to approve the Business Combination Agreement and the Transactions and such approval is not obtained.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver, Non-Recourse and Releases

JHD, Pubco, Merger Sub and the Sellers have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in East Stone’s Trust Account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

The parties agreed that all claims or actions that may be based upon, arise out of or relate to the Business Combination Agreement or any of the ancillary documents may only be made against the parties to the Business Combination Agreement and not against any of their past present or future directors, officers, employees, members, managers, partners affiliates, agents, attorneys or representatives.

The Sellers, on behalf of themselves and their affiliates that own shares of Sellers, provided a release of JHD and its subsidiaries, effective as of the Closing, for any rights with respect to litigation proceedings, obligations, agreements, debts and liabilities, which such person now has and has ever had against JHD, other than its rights under the Business Combination Agreement and ancillary documents and other customary exceptions.

Governing Law

The Business Combination Agreement is governed by New York laws. All actions arising out of or relating to the Business Combination Agreement will be heard and determined exclusively in any state or federal court located in New York, New York.

Related Agreements

Lock-Up Agreements

Simultaneously with the execution of the Original Business Combination Agreement, Pubco, the Purchaser Representative and the Primary Seller entered in lock-up agreements providing for a lock-up period commencing on the Closing Date and ending (x) with respect to 50% of all but 2,000,000 Exchange Shares held by the Primary Seller, on the earlier of (i) twelve (12) months after the Closing and (ii) commencing after the six (6)-month anniversary of the Closing, the date on which the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period; and (y) with respect to the remaining 50% of such Exchange Shares, twelve (12) months after the date of the Closing, or earlier, in either case, if, subsequent to the Closing, Pubco consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Non-Competition Agreements

Simultaneously with the execution of the Original Business Combination Agreement, the Primary Seller and certain significant shareholders of JHD entered into non-competition and non-solicitation agreements, pursuant to which they agreed not to compete in the PRC with Pubco, East Stone, JHD and their respective subsidiaries for a period of three (3) years. The Non-Competition Agreement also contains customary non-solicit, non-disparagement and confidentiality provisions.

Seller Registration Rights Agreement

At the Closing, the Sellers will enter into a registration rights agreement with Pubco whereby they will receive demand and piggy-back registration rights with respect to the Exchange Shares received in the Transactions.

Founder Registration Rights Agreement Amendment

At the Closing, East Stone, Pubco, the Initial Shareholders and the other parties thereto will enter into the Founder Registration Rights Agreement Amendment. Under the Founder Registration Rights Agreement, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco’s Ordinary Shares pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Seller Registration Rights Agreement, including making the registration rights of the Seller and the Initial Shareholders pari passu with respect to any underwriting cut-backs.

Amended Pubco Charter

Assuming that the Business Combination Proposal and the Charter Proposal are approved, and subject to the passing of a resolution of the shareholder(s) of Pubco prior to Closing approving the same, Pubco will amend and restate its charter as of the Closing to provide for a more customary public company charter and set forth the rights of the holders of Pubco’s Ordinary Shares, in the form attached hereto as Annex B.

After the Business Combination, Pubco’s board of directors will consist of seven directors and they will be divided into three classes, namely Class I, Class II and Class III. Class I will consist initially of two directors, namely, Jennifer Liu and Michael Cashel. Class II will consist initially of two directors, namely James Friel and Jasmine Geffner. Class III will consist initially of three directors, namely Alan Clingman, Vladimir Leyviman and Xiaoma (Sherman) Lu. After the Merger, Michael Cashel, Jennifer Liu, James Friel and Jasmine Geffner will be considered independent directors under the rules of Nasdaq.

Upon completion of the Business Combination, the current officers of JHD will remain officers of JHD and will become officers of Pubco, holding the equivalent positions as those held with JHD, and Xiaoma (Sherman) Lu will be appointed as the President of Pubco. See the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination.”

Founder Share Letter

Simultaneously with the execution of the Original Business Combination Agreement, the Sponsor, Xiaoma (Sherman) Lu, Chunyi (Charlie) Hao, Navy Sail (collectively with the Sponsor, the “Primary Initial Shareholders”) entered into a letter agreement with East Stone and JHD, (the “Founder Share Letter”), pursuant to which the Primary Initial Shareholders agreed to forfeit up to an aggregate of fifty percent (50%) of their Founder Shares, based on a sliding scale, in the event that East Stone has less than $100,000,000 in cash after taking into consideration the amount in East Stone’s Trust Account after redemptions and the gross proceeds of any PIPE investment (which, for these purposes does not include the Convertible Notes or any Equity Investments).

Insider Letter Amendment

Simultaneously with the execution of the Original Business Combination Agreement, East Stone, the Primary Initial Shareholders, Pubco, the Primary Seller and JHD entered into an amendment to that certain letter agreement, dated February 19, 2020 (the “Insider Letter”), by and among East Stone, the Sponsor and the directors, officers or other initial shareholders of East named therein, pursuant to which the lock-up period set forth in the Insider Letter, as applied to the Primary Initial Shareholders with respect to their Founder Shares after Closing, was amended to be identical to the lock-up period set forth in the Lock-Up Agreement for the Sellers.

Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and organizational structures of the parties thereto prior to the consummation of the Business Combination and as of the date of this prospectus/proxy statement.

Pre-Business Combination Corporate Structure

Cayman Islands / British Virgin Islands
Yellow River (Cayman) Limited (Primary Seller)
100%
JHD Technologies Limited (Cayman) (Pubco)
100%
Yellow River MergerCo Limited (Merger Sub)
100%
JHD Holdings (Cayman) Limited (Target)
0.01%
99.99%
Hong Kong
JHD Holdings Limited
(formerly known as Yellow River Corporation Limited)
(JHD HK)
Mainland China
100%
100%
Pure Value Trading Company (Shanghai) Limited (Pure Value)
Ling Feng Trading Company Limited (Ling Feng)
VIE
Jihuiduo Technology Limited (JHD Tech)
67%
100%
Guizhou Guinong Technology Holding Company (Guinong)
Shenzhen Taoyoupin Supply Chain Management Co., Ltd (Taoyoupin)

JHD and its Subsidiaries

•        JHD Technologies Limited, incorporated under the laws of Cayman Islands on February 10, 2021.

•        JHD Holdings (Cayman) Limited, incorporated under the law of Cayman Islands on February 10, 2021.

•        JHD Holdings Limited (formerly known as Yellow River Corporation Limited) (“JHD HK”), incorporated on August 19, 2010 in Hong Kong.

•        Pure Value Trading Company (Shanghai) Limited (“Pure Value”), incorporated on June 9, 2016 in Shanghai, China under the laws of China a wholly foreign owned enterprise of JHD HK.

•        Ling Feng Trading Company Limited, incorporated under the laws of China on May 13, 2020 and a wholly foreign owned enterprise of JHD HK.

•        Jihuiduo Technology Limited (“JHD Tech”), incorporated on January 19, 2018 in Beijing, China, under the laws of China and a variable interest entity of Pure Value.

•        Shenzhen Taoyoupin Supply Chain Management Co., Ltd (“Taoyoupin”), incorporated on September 8, 2021 in Shenzhen, China, under the law of China.

•        Guizhou Guinong Technology Holding Company (“Guinong”) subsidiary of Jihuiduo Technology Limited, incorporated in Guizhou, China under the laws of China on February 16, 2021.

The following diagram illustrates Pubco’s organizational structure following the consummation of the Business Combination.

Post-Business Combination Corporate Structure

Former East Stone Acquisition Corporation Shareholders
Cayman Islands / British Virgin Islands
16.3%*
Yellow River (Cayman) Limited (Primary Seller)
JHD Technologies Limited (Cayman) (Pubco)
83.7%*
100%
100%
East Stone Acquisition Corporation (Purchaser)
JHD Holdings (Cayman) Limited (Target)
99.99%
Hong Kong
JHD Holdings Limited (formerly known as Yellow River Corporation Limited) (JHD HK)
0.01%
Mainland China
100%
100%
Pure Value Trading Company (Shanghai) Limited (Pure Value)
Ling Feng Trading Company Limited (Ling Feng)
VIE
Jihuiduo Technology Limited (JHD Tech)
67%
100%
Guizhou Guinong Technology Holding Company (Guinong)
Shenzhen Taoyoupin Supply Chain Management Co., Ltd (Taoyoupin)

*    Based upon calculation of basic and diluted weighted average of shares outstanding under Scenario 1, as described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information — Weighted average shares calculation, basic and diluted.” The calculation assumes that no shareholders of East Stone elect to convert their Public Shares into cash in connection with the Business Combination as permitted by East Stone’s amended and restated memorandum and articles of association.

Charter Documents of Pubco Following the Business Combination

Pubco was incorporated under the laws of the Cayman Islands on February 10, 2021 solely for the purpose of effectuating the Business Combination. Pursuant to the Business Combination Agreement, at or prior to the Closing of the Business Combination (and subject to approval by the shareholders of East Stone of the Charter Proposal and adoption by Pubco’s shareholders of the Amended and Restatement Memorandum and Articles of Association), Pubco’s memorandum and articles of association will be amended and restated to:

•        reflect necessary changes and to be consistent with the proposed amended charter (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”); and

•        make certain other changes that Pubco’s board of directors deems appropriate for a public company.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of Pubco will be located at c/o Jihuiduo Technology Limited, Unit 06, 12/F, No. 555 Haiyang West Road, Pudong, Shanghai, PRC, and

•        if Pubco’s applications for listing are approved, Pubco’s Ordinary Shares and warrants will be traded on Nasdaq under the symbols “JTEC” and “JTECW”, respectively.

Background of the Business Combination

On February 24, 2020, East Stone closed its IPO of 13,800,000 Public Units, with each Public Unit consisting of one ordinary share, one Public Warrant to purchase one-half (1/2) of one ordinary share at a price of $11.50 and one Right entitling the holder thereof to received one-tenth (1/10) of one ordinary share. Each Public Unit was sold at an offering price of $10.00, generating total gross proceeds of $138,000,000. Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, East Stone consummated the private sale of an aggregate of 350,000 Private Placement Units to the IPO PIPE Shareholders at $10.00 per unit for an aggregate purchase price of $3,500,000.

In connection with East Stone’s IPO, East Stone also issued an aggregate of 103,500 ordinary shares of East Stone to I-Bankers, the as sole-book running manager of East Stone’s initial public offering, and its designee, of which 90,562 such shares were issued to I-Bankers and 12,938 of such shares were issued to EarlyBirdCapital, Inc.

At the closing of the IPO, East Stone granted to I-Bankers and its designee a total of 690,000 Representative’s Warrants, exercisable at a price of $12.00 per full East Stone ordinary share, of which 601,500 of such warrants were granted to I-Bankers and 88,500 of such warrants were granted to EarlyBird.

Promptly following its initial public offering, East Stone commenced its search for potential target businesses with the objective of consummating a Business Combination. East Stone sought out potential target businesses based on management’s internal research and through the professional relationship networks of East Stone’s management, board of directors and board advisors and with professional service providers (including, but not limited to, consultants and investment bankers).

From the closing of its initial public offering through the signing of the Original Business Combination Agreement with JHD on February 16, 2021, East Stone contacted and was contacted by over 22 individuals and entities with respect to Business Combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions, including inquiries received through East Stone’s publicly available e-mail from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. Inquiries came from Europe, North America and Asia-Pacific.

East Stone signed approximately 16 confidentiality agreements with potential transaction targets and/or with third parties making referrals to potential transaction targets. East Stone evaluated 10 potential transactions in the fintech sector, including in the areas of mobile digital payment, digitalized cross-border payment in e-commerce, licensed digital commercial banking, digital lending services, credit lending risk analysis, e-commerce, and insurtech and other sectors, such as new energy and consumption. East Stone offered indicative term sheets to four business combination targets. The only term sheet containing exclusivity provisions was that entered into between East Stone and JHD. On February 16, 2021, East Stone signed the Original Business Combination Agreement with JHD.

The following chronicle of events leading up to the execution of the Original Business Combination is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by East Stone, but sets forth the significant discussions and steps that East Stone took prior to execution of the Original Business Combination Agreement with JHD.

•        Immediately upon the closing of its Initial Public Offering, East Stone management informed its board of directors and its board advisors of the closing and sent to them a copy of the final prospectus for the Initial Public Offering, dated February 19, 2020.

•        On March 10, 2020, East Stone management was contacted by Hua Mao. At the time, Mr. Mao was one of the two advisors to the board of directors of East Stone. Mr. Mao introduced East Stone to Ufin Holdings Limited, a Cayman Islands exempted company with a digital sales platform/app powered by SaaS (“Ufin”). Mr. Mao became acquainted with the founder of Ufin, Yingkui Liu, when they both enrolled in EMBA courses at Tsinghua University.

•        In March 2020, East Stone conducted numerous meetings with Ufin and its management team to understand Ufin’s business and explore a potential acquisition transaction with East Stone.

•        On March 25, 2020, Mr. Mao, a board advisor to East Stone at that time, notified East Stone that he had been offered an opportunity to join Ufin as its Chief Executive Officer. Mr. Mao indicated to both Mr. Lu and Mr. Hao that he would cease any involvement in the discussions between East Stone and Ufin relating to a potential business combination from that point on. Mr. Mao subsequently resigned as a board advisor to East Stone on September 17, 2020.

•        East Stone delivered its first indicative term sheet to a Business Combination target in the mobile payment business (which East Stone refers to as “Company A”) on June 1, 2020. Members of East Stone’s management were first introduced to Company A in the fall of 2018 when managing East Stone Capital Limited, a U.S. private equity fund (“East Stone Capital”). Company A was introduced to East Stone Capital by a third party (which East Stone refers to as “Consultant to Company A”) during that period. Company A was looking to raise funds to speed up its product development. In the fall of 2018, Mr. Hao visited Company A and met its operations team at its head office. Subsequent to the visit, two meetings were held with Company A’s management and Consultant to Company A. The purpose of the meeting was to discuss the possibility of having East Stone Capital invest in Company A. East Stone Capital did not proceed to invest in Company A. After the Initial Public Offering, East Stone management approached Consultant to Company A to inquire if Company A was interested in a potential business combination with East Stone. Subsequent to these meetings with Company A in 2018, the next contact between East Stone’s management and Company A thereafter was on March 6, 2020, which was arranged by Consultant to Company A.

•        In June 2020, East Stone held various meetings with Ufin to review and discuss the preparation of Ufin’s audited financial statements and conduct due diligence on Ufin and its management.

•        On July 15, 2020, East Stone and Company A signed a non-binding indicative term sheet, which did not contain exclusivity provisions. Company A is headquartered in Hong Kong and has business operations in China, Hong Kong, Taiwan, South Korea, Singapore, and Australia. In the process of evaluating Company A, East Stone issued a due diligence questionnaire and East Stone reviewed Company A’s 2017 and 2018 audited financial statements prepared in accordance with IFRS, its commercial and technology service contracts and its capital structure, shareholders and organizational structure, as well as industrial reports provided by Company A. After signing a non-binding indicative term sheet, East Stone approached a law firm based in Hong Kong to preform legal due diligence on Company A, but ultimately did not engage the firm due to COVID-19 cross-border air travel restrictions.

•        On August 2, 2020, East Stone and Ufin signed a non-binding indicative term sheet outlining major terms for a potential transaction, including a preliminary valuation and earn-out terms.

•        On August 4, 2020, East Stone held a board meeting, where all board members attended by video telephone. East Stone management briefed the board on two lead potential targets, Company A and Ufin, including, but not limited to, the nature of business of the two lead potential targets, due diligence status, preliminary valuation of each candidate, and initial “pro and con” analysis of the two targets. In the meeting, East Stone management also briefed the board of directors on the impact of COVID-19 and local policy on restricted travel and mandated quarantines, both domestically and internationally. The board agreed to concentrate resources on Ufin, since Ufin operated in a region that was accessible by East Stone management and third parties for due diligence. East Stone continued to view Company A as an alternative, subject to the easing of COVID-19 restrictions.

•        On August 6, 2020, East Stone engaged JunHe LLP to commence legal due diligence on Ufin.

•        On August 6, 2020, East Stone informed its legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), who had advised East Stone since its Initial Public Offering, of the signing of an indicative term sheet with Ufin. Thereafter, East Stone’s and Ufin’s respective legal teams proceeded to prepare and negotiate a definitive business combination agreement.

•        On September 15, 2020, East Stone’s board of directors convened a meeting. The purpose of the meeting was for East Stone management to brief the board on the status of the two primary business combination targets, Company A and Ufin, the status of financial due diligence, legal due diligence, and the progress of the audit report of each. By the end of the meeting, the board agreed that Ufin was the more attractive target of the two.

•        On September 20, 2020, the East Stone’s board of directors convened a meeting to discuss and approve a business combination agreement with Ufin and the transactions contemplated thereby.

•        On September 21, 2020, East Stone and Ufin executed a business combination agreement.

•        Beginning in late October 2020, East Stone management, with the assistance of I-Bankers as East Stone’s advisor for the business combination, commenced preparation of an investor presentation to be used in meetings with a potential private placement financing (“PIPE”).

•        On November 3, 2020, East Stone’s board of directors convened a meeting. The board was briefed by East Stone management on the status of the proposed business combination with Ufin.

•        On November 12, 2020, East Stone filed with the SEC a preliminary proxy statement relating to the proposed business combination with Ufin.

•        Following East Stone’s filing of the preliminary proxy statement/prospectus for the Ufin business combination, East Stone management, with the assistance of I-Bankers, finalized an investor deck for a potential PIPE.

•        On November 4, 2020, East Stone management commenced discussions with an investment banking advisor with whom an engagement letter was ultimately not executed (the “Prospective Advisor”), to introduce and arrange virtual and in person meetings with potential PIPE investors in China.

•        East Stone and its advisors compiled a list of 68 potential investors, and East Stone management conducted its first investor meeting on November 17, 2020. Between November 17, 2020 and December 13, 2020, substantive investor meetings were held with nine investors. East Stone conducted multiple meetings with some of these investors, and three such investors performed in-depth due diligence on Ufin, including on-site interviews of Ufin’s management and technology development team.

•        In late November 2020, East Stone management consulted with I-Bankers with respect to the status of the PIPE discussions. On December 8, 2020, East Stone management held a conference call with I-Bankers about the progress of its discussions with potential PIPE investors and the feasibility of a PIPE. On December 11, 2020, East Stone management consulted with I-Bankers and discussed the possibility of seeking alternative targets in lieu of Ufin as a business combination target. In the meeting, I-Bankers indicated that Ufin, despite its attractive and innovative business model, lacked a proven history for the investment community to evaluate. Based on feedback received from potential investors, I-Bankers and the Prospective Advisor, East Stone’s management began to re-evaluate Ufin as an acquisition target. In the search for alternative targets to replace Ufin, East Stone’s management revisited its pool of business combination targets that East Stone’s management had previously evaluated. East Stone’s management evaluated targets in the industries of e-commerce, digital payments, and electric vehicle and related industries, in addition to JHD. East Stone management’s re-evaluation of these alternatives included a review of each targets audited financial statements, prior funding records, market size and growth potential, the quality of the target management team and board.

•        By mid- December 2020, East Stone’s management discussed with Ufin’s management the status of the PIPE financing and market feedback. On December 16, 2020, East Stone’s management initiated discussions with Ufin’s management to release East Stone from the non-solicitation covenant contained in its business combination agreement. Ufin orally agreed to release East Stone from the non-solicitation covenant. On December 17, 2020, East Stone’s management requested EGS to draft a waiver letter for the non-solicitation covenant.

•        On December 16, 2020, East Stone’s management engaged in preliminary discussions with JHD regarding a potential business combination. East Stone’s management has known Alan Clingman, founder of JHD and chairman of JHD’s board of directors, since November 2019. East Stone’s management became acquainted with Mr. Clingman when members of East Stone’s and JHD’s management were introduced in New York City, New York, where JHD had been conducting an investor road show for a private placement financing. The purpose of the discussions was to obtain a general understanding of JHD’s financial and accounting auditability, capitalization, revenue and revenue growth since inception. East Stone also requested a JHD company presentation to review.

•        On December 16, 2020, East Stone’s management consulted I-Bankers for its professional advice regarding two possible business combination targets to replace Ufin. I-Bankers expressed optimism about the viability of PIPE financing in connection with the two possible business combination targets. The first alternative to replace Ufin was JHD. Unlike Ufin, JHD has been operating for four years, and based on information provided by JHD, East Stone’s management believed that JHD had a track record of impressive sales growth since inception. Additionally JHD had a more mature capital profile, as it had already received funding. Therefore East Stone management believed that JHD had a more understandable story for the U.S. capital markets. The second alternative to replace Ufin (“Alternative 2”), a producer of battery components for the electric vehicle industry, had a sizeable market share, impressive revenue growth, and significant private equity funding.

•        On December 17, 2020, East Stone management received additional information from JHD about its business and operations. Further discussion transpired, including with respect to a potential purchase price, the nature of consideration (stock or cash), potential earn-out levels, minimum cash conditions, board size and composition. JHD initially proposed a pre-money valuation of $1 billion, however East Stone’s management requested to perform a quantitative and qualitative valuation before agreeing to a valuation. JHD shared with East Stone its non-GAAP financial statements for the fiscal years ended December 31, 2018, 2017 and 2016.

•        Between December 17, 2020 and December 21, 2020, East Stone’s management held additional discussions with JHD management considering total merger consideration, JHD’s existing investor base and Pubco’s post-transaction capitalization, minimum cash conditions, and earn-out levels.

•        On December 18, 2020, East Stone management arranged a call with the U.S. team of East Stone’s Prospective Advisor and Ufin management. Ufin management was briefed on a challenging market to raise PIPE in connection to a business combination with East Stone. East Stone’s Prospective Advisor prepared a PIPE status report summarizing these results, and the report was sent to Ufin management the following day, December 19, 2020.

•        On December 18, 2020, East Stone management held a conference call with I-Bankers to discuss alternative business combination targets. East Stone invited JHD founder and chairman of the board of directors, Mr. Clingman, to the conference.

•        On December 19, 2020, Ufin signed a waiver of the non-solicitation covenant in the business combination agreement with East Stone. Notwithstanding receipt of the non-solicitation waiver on December 19, 2020, East Stone management continued to assist Ufin in transitioning certain investor due diligence and related financing matters. East Stone management’s involvement with Ufin following December 19, 2020 was solely for the purpose of facilitating certain Ufin private placement equity fundraising opportunities that Ufin was considering to pursue irrespective of a potential business combination. East Stone’s last involvement in such efforts with Ufin occurred on January 7, 2021.

•        Upon the release from non-solicitation, East Stone management resumed diligence review of two possible business combination targets to replace Ufin. One of the two candidates was JHD. During this period of time, East Stone management received further introductory presentations from JHD and Alternative 2 regarding their financial information. East Stone’s management offered a term sheet to Alternative 2 and the term sheet was negotiated three times between the parties. However, negotiations with Alternative 2 ultimately fell through. At the same time, negotiations with JHD were progressing faster than Alternative 2. East Stone’s decision to suspend further negotiations with Alternative 2 was primarily due to its concern that the candidate would not be able to deliver a U.S. GAAP audit report for the relevant financial periods on a timely basis.

•        On December 21, 2020, JHD engaged Baker McKenzie as its counsel with respect to the potential transaction with East Stone.

•        That same day, East Stone and JHD signed a non-binding indicative term sheet with 45 days’ exclusivity relating to a business combination transaction, which term sheet contemplated an enterprise valuation of JHD of $840 million, a private placement financing of $150 million, an earn-out equal to 10% of the transaction consideration, and a mechanism by which up to 50% of the Sponsor’s shares would be forfeited based on the number of redemptions of ordinary shares of East Stone.

•        Throughout November and December 2020, various updates regarding the Ufin transaction status and potential alternative transactions were provided via e-mail and phone calls to board members by East Stone’s management, including developments with respect to discussions with JHD and the contemplated transaction and feedback from East Stone’s advisors regarding a potential PIPE.

•        On December 22, 2020, East Stone’s board met by videoconference and received an update from East Stone’s management regarding the status of the transaction, the two possible alternate business combination targets and the non-binding indicative term sheet entered into with JHD.

•        Promptly after signing the non-binding indicative term sheet with JHD, East Stone preliminarily engaged iResearch to conduct market study research on (1) the nature of the FMCG business in rural areas in China, including numbers of independently owned merchant stores, annual sales and procurement per store on average, (2) the nature of FMCG distribution and delivery in rural areas in China, (3) the competitive landscape for JHD’s business and competition of FMCG in rural areas, and (4) inclusive financial services in rural areas in China and the related regulatory framework. iResearch engaged in its review of JHD’s management and merchant store owners from December 23, 2020 to December 31, 2020. On January 15, 2021, East Stone formally engaged iResearch and signed a service contract.

•        On January 4, 2021, East Stone signed an engagement with an independent team of three consultants: Han Tianlei, Jiao Xiaoxia and Zhu Xiaoming (collectively, the “Diligence Consultants”) to perform operational due diligence on JHD.

•        On January 8 and January 20, 2021, respectively, Mr. Hao met with BDO, JHD’s GAAP auditor, in order to review and discuss with BDO JHD’s China GAAP audited financial statements for the years ended December 31, 2017 and 2018 and unaudited financial statements for the year ended December 31, 2019.

•        From January 10, 2021 to January 14, 2021, the Diligence Consultants made field visits to four of JHD’s operations sites located in Shandong Province, Henan Province and Guizhou Province. Mr. Hao also participated in this due diligence field trip. The due diligence process included interviewing certain of JHD’s customers, visiting certain of JHD’s local warehouses and interviewing warehouse operators, warehouse bookkeepers and fleet/delivery drivers. The due diligence trip also included meeting operators of financial service outlets in JHD business line of Value-Added Services to financial institutions in rural areas in the Guizhou Province of China.

•        On January 14, 2021, East Stone held a board meeting. At the board meeting, East Stone management presented JHD and one other possible business combination target. East Stone’s management also briefed the board on the rationale for terminating the Ufin business combination agreement. The board discussed the “pros and cons” of selecting JHD as a target to replace Ufin. The board concluded that East Stone’s management should allocate resources to pursue a potential transaction with JHD, as opposed to Ufin.

•        From January 15, 2021 to February 5, 2021, iResearch provided and updated the first version of its report and provided updated versions to East Stone, up to a seventh version of the report. On February 7, 2021, iResearch presented its final version of its research report to East Stone. The iResearch report covered matters including the consumption trends of FMCG products in less developed areas, the electronic route to market platforms operating in these less developed areas and the competitive landscape therein, as well as an analysis of JHD’s strategic position in this space.

•        On January 15, 2021, East Stone signed a service contract with RSM China CPA LLP, a member of RSM Global, a provider of audit, tax and consulting services to entrepreneurial growth-focused organizations globally, to conduct financial due diligence on JHD’s China operations. The scope of RSM’s due diligence included a review of: (i) general corporate information relating to JHD’s operation in China, (ii) and corporate financial information including operating results, cash flow, major accounting policies and major suppliers and customers for fiscal year 2020 and 2019, (iii) related party transactions, (iv) compliance with PRC tax laws and regulations, and (v) a validation of certain assumptions underlying a profitability forecasting model used by East Stone management to evaluate JHD.

•        During the week of January 17, 2021, JHD’s management began discussing potential employment arrangements with Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and a member of its board of directors, and Chunyi (Charlie) Hao, East Stone’s Chief Financial Officer and a member of its board of directors. JHD ultimately decided that the potential employment of Mr. Hao would be deferred to a post-business combination matter for Pubco’s board of directors to review and consider, but an offer was made to Mr. Lu to serve as president of Pubco and vice chairman of Pubco’s board of directors, though the terms of such employment, including compensation and other matters, would be subject to the negotiation of a definitive employment agreement to be considered for approval by Pubco’s board of directors following consultation with a compensation consultant retained by Pubco’s board. That same week, JHD offered Mr. Lu a position as president of Pubco and vice chairman of Pubco’s board of directors effective upon the closing of the business combination and Mr. Lu accepted, subject to approval by East Stone’s board of directors.

•        On January 21, 2021, East Stone entered into an amended and restated term sheet with JHD providing for an increased enterprise value with a range of $840 million to $1.2 billion and a $110 million minimum cash condition, reduced from $125 million in the initial term sheet. The increased valuation was primarily based on feedback received from discussions with certain potential PIPE advisors, a quantitative analysis including a preliminary review of public company comparable (as further described under in the section of this proxy statement/prospectus entitled “Financial Analysis of JHD — Comparable Company Analysis.” Additionally, after further review of JHD’s business and near-term plans, East Stone management believed that a smaller amount of capital raise was more appropriate. After additional examination of JHD’s business and further negotiation with JHD, East Stone’s management agreed to a $110 million closing cash condition (prior to business combination-related expenses), which it believed would sufficiently support JHD’s near-term operations. In this amendment and restated term sheet, the parties also agreed to a seven (7) member board with four independent directors. A 90 day mutual exclusivity period was added from the date of the term sheet.

•        On January 22, 2021, East Stone engaged I-Bankers as its banker for a private placement financing in connection with a potential business combination with JHD.

•        On January 25, 2021, East Stone received a draft legal due diligence report from JunHe LLP concerning JHD’s operations in China. JunHe provided various updates up to January 31, 2021 and issued its final due diligence report on February 3, 2021. The scope of the due diligence covered by the JunHe report included JHD’s corporate information and capitalization; business licenses, permits, material contracts; real property; financial, tax and insurance matters; movable assets and intellectual property; labour and workforce; litigation and disputes of the respective domestic subsidiaries. The scope of the JunHe Report did not cover non-PRC entities of JHD group. The report’s findings included matters relating to JHD’s VIE structure, employees in compliance with Circular 37, JHD’s operations involved in value added telecommunication services, permitting status related to telecommunications services, logistics and transport, package food distribution licensing, IP and trademarks, labour disputes and litigation.

•        On January 31, 2021, East Stone received a draft report from the Diligence Consultants that performed field due diligence from January 10, 2021 to January 14, 2021. The draft report outlined its findings concerning a variety of JHD operational aspects, corporate structure, business lines in which JHD is engaged, competitors and competition landscape, primary business model and JHD store membership, business model expandability, its acquisition of Guinong (described elsewhere in this proxy statement/prospectus) and operational defects and weaknesses. The report included analysis of JHD’s distribution center locations, the brands and SKUs carried at each distribution center, the population covered by such centers. The report underwent various revisions and updates and the final report was delivered to East Stone on January 31, 2021 and was finally signed off on by the Diligence Consultants on February 4, 2021.

•        On February 2, 2021, East Stone sent to Ufin a proposed mutual termination agreement. The two parties held a conference call on February 3, 2021 to discuss the termination agreement. Ufin indicated that it would execute the agreement after consulting with its legal counsel.

•        On February 10, 2021, East Stone held a board meeting to brief the board on the status of management’s efforts relating to a transaction with JHD, including, but not limited to, progress in finalizing a business combination agreement with JHD, due diligence reports and other matters. East Stone’s counsel, EGS, attended the meeting. At the meeting, Mr. Lu advised the board that he had been offered and had tentatively accepted an employment position with Pubco commencing after the closing of the business combination. EGS advised the board that such an arrangement could create the appearance of a conflict of interest between Mr. Lu and his duties as an officer and director of East Stone. The board agreed that EGS would reach out to East Stone’s British Virgin Islands counsel to determine the appropriate measures required to be taken in reviewing and possibly approving the JHD transaction in light of a potential employment arrangement between Pubco and Mr. Lu and a potential future arrangement with Mr. Hao. This meeting was for informational purposes only and no resolutions were adopted.

•        On February 10, 2021, in anticipation of entering into a business combination, Yellow River formed JHD Technology Limited, a Cayman Islands company, to serve as the post-closing listed company.

•        On February 15, 2021, East Stone and Ufin entered in a letter agreement pursuant to which both parties mutually agreed to terminate the business combination agreement between them. Pursuant to this letter agreement, both parties agreed to full and complete mutual releases with respect to any obligations under the business combination agreement, without any penalties to East Stone for actions prior to receiving Ufin’s December 19, 2020 waiver of East Stone’s non-solicitation covenant.

•        Extensive negotiations between East Stone and JHD were conducted with respect to certain key transaction terms up until the final signing of the Original Business Combination Agreement. Some terms that were agreed upon in the original term sheet were renegotiated. Key terms that continued to be discussed until the signing of the Original Business Combination Agreement included (i) valuation, (ii) a minimum cash closing condition, (iii) the form of consideration (cash or equity) to be paid at closing, (iv) earn-out and (v) lock-up provisions for JHD’s existing shareholders. East Stone’s management believed it was important for JHD’s investors to demonstrate confidence in JHD by remaining with the combined company for at least six to twelve months (depending on various factors) after closing. East Stone also believed that an earn-out is a desirable mechanism to align the interests of East Stone and its shareholders with that of JHD and its management. The parties ultimately agreed to 100% equity consideration based on a $1 billion enterprise valuation, subject to a 10% earnout, which shares would be placed in escrow and subject to forfeiture if certain milestones were not reached, a minimum cash closing condition of $110 million, and a 12-month lockup, of which 50% of shares were subject to earlier release after six months if certain stock performance conditions were met.

•        On February 15, 2021, East Stone held a board meeting to approve the Original Business Combination Agreement with JHD. East Stone’s board members received briefing materials regarding a potential business combination with JHD, including a written summary of the proposed Original Business Combination Agreement and the material ancillary documents as well as proposed terms of Mr. Lu’s offer from JHD of post-business combination employment with Pubco, subject to finalization by Pubco’s board of directors. At the meeting, the board members also received a briefing on their fiduciary duties under the laws of the British Virgin Islands based on advice provided by BVI counsel to East Stone, including but not limited to BVI counsel’s recommendation that Mr. Lu fully disclose the extent of his interest in the transaction and that a majority of disinterested directors on the board consider and approve the transaction. The disinterested directors of the board considered the proposed terms of Mr. Lu’s employment and determined that notwithstanding such interest, the proposed terms of the Business Combination with JHD as negotiated by East Stone’s management was in the best interests of East Stone and the terms of such transaction were no less favorable to East Stone than those that would be available to East Stone with respect to such a transaction from unaffiliated third parties.

The board, including a majority of the disinterested directors of the board, unanimously voted in favor of the Original Business Combination Agreement with JHD and the transactions contemplated thereby and the related ancillary agreements in connection therewith.

•        On February 16, 2021, East Stone and JHD entered into the Original Business Combination Agreement, as well as the lock up agreement, non-competition agreement and Founder Share Letter.

•        On February 18, 2021, East Stone announced its entry into the Original Business Combination Agreement, as well as the termination of its business combination agreement with Ufin.

•        Since February 18, 2021, the parties held regular meetings and discussions regarding the closing of the Business Combination.

•        On February 23, 2021, East Stone received RSM’s financial due diligence report, and the final report was signed off by RSM on February 25, 2021. The report provided the results of RSM’s due diligence on JHD’s financial position, identified relevant risks, and included an evaluation of the assumptions underlying a profitability forecasting model used by East Stone’s management to evaluate JHD. The forecasting model was initially prepared by JHD management and adjusted by East Stone’s management based upon its understanding of JHD’s business.

•        On March 20, 2021, the Sponsor entered into a Consulting Services Agreement with Notos LLC (“Notos”), pursuant to which Notos agreed to provide consulting and management services to the Sponsor and East Stone in connection with the Business Combination. In exchange for providing such services, Notos is entitled to compensation consisting of the right to purchase 500,000 of the Founder Shares from the Sponsor at a price of $0.01 per share, provided that no compensation will be payable to Notos if the Business Combination is not completed.

•        On May 24, 2021, in accordance with the terms of the Original Business Combination Agreement, JHD loaned East Stone $1,380,000 in connection with the extension of the date by which East Stone is required to consummate a business combination from May 24, 2021 to August 24, 2021. These funds were deposited into East Stone’s Trust Account.

•        On June 25, 2021, the parties to the Original Business Combination Agreement entered into an amendment to the Original Business Combination Agreement, the primary purpose of which amendment was to make certain clarifying changes to the terms of the Representative’s Warrants to be exchanged for Pubco warrants.

•        On August 23, 2021, JHD loaned East Stone $1,380,000 in connection with the extension of the date by which East Stone is required to consummate a business combination from August 24, 2021 to November 24, 2021. These funds were deposited into East Stone’s Trust Account. This extension was the second and last of up to two three-month extensions permitted under East Stone’s governing documents.

•        During August 2021 the parties discussed capitalization, funding and the achievement of the minimum cash closing condition by East Stone given there had been no PIPEs financing raised by East Stone as contemplated by the Original Business Combination Agreement. In light of this, JHD offered to allow East Stone to count towards the minimum closing cash condition: (i) the principal amount of the Convertible Notes that had been issued by JHD or its subsidiaries to fund JHD expenses, and (ii) the cash proceeds of any further Equity Investments made into JHD or its subsidiaries (including for this purpose, JHD Tech), as if these investment were PIPE Investments under the BCA. In addition, JHD requested that the Original Business Combination Agreement be amended to permit the Exchange Shares and all of the Pubco Ordinary Shares to be received by the holder of the Convertible Notes (or the holders of any Equity Investment) to be convertible directly into Pubco Ordinary Shares outside of the exchange transaction as PIPE Investments and not as part of the Exchange Consideration. At the time that the parties were discussing this amendment to the BCA, JHD was in discussions with Qingdao Hainuo in relation to a potential 300 million RMB investment in JHD Group in China which East Stone and JHD agreed would be treated as an Equity Investment under the BCA. East Stone was advised of these discussions by JHD and counsel for East Stone was provided with a copy of the term sheet for the Qingdao transaction. The investors of Convertible Notes invested in JHD in anticipation of a successful completion of its business combination with East Stone. East Stone management believed the interest of the Convertible Notes holders is in line with the interest of East Stone shareholders, since pre-business combination funding of JHD also benefits the investment of East Stone shareholders in the post-combination entity. Funding into JHD prior to a business combination with East Stone, including through the Qingdao investment if completed, would provide East Stone shareholders with healthier operations post-business combination. Additionally, although the treatment of the Convertible Notes and any future Equity Investments (including the Qingdao investment, if completed) as PIPE Investments under the Business Combination Agreement would result in additional dilution to the shareholders of both East Stone and JHD, management believed that such dilution was outweighed by the ability to have additional capital count towards the fulfilment of the minimum cash closing condition for the business combination. Therefore, East Stone management believed such changes to the Original Business Combination Agreement were desirable and beneficial to East Stone shareholders.

•        On September 2, 2021, the parties exchanged a draft of the amended and restated Business Combination Agreement. After further discussion amongst the parties and their respective legal teams as to the costs and benefits of the proposed changes, the parties revised and finalized amended and restated the Original Business Combination Agreement (such Original Business Combination Agreement as amended and restated and as may be further amended and/or amended and restated, referred to as the “Business Combination Agreement”) to: (a) provide for the treatment of the Convertible Notes and any future Equity Investments as PIPE Investments under the terms of the agreement (including the Qingdao investment if completed), (b) create an obligation for Pubco to include the Pubco Ordinary Shares issued to the Sellers as Exchange Consideration and the Pubco Ordinary Shares issued or to be issued upon conversion of any of the Convertible Notes or any Equity Investments in a registration statement to be filed with the SEC within 60 business days of the Closing and (c) appended a revised Amended and Restated Memorandum and Articles of Association of Pubco that, among other things, set forth the proposed authorized share capital of Pubco following the consummation of the Business Combination. East Stone’s management presented the proposed changes and a substantially final version of the Amended and Restated Business Combination Agreement to its board of directors, and on September 10, 2021, East Stone’s board of directors approved the Amended and Restated Business Combination Agreement on the basis of management’s recommendation. On September 13, 2021, the parties executed the Amended and Restated Business Combination Agreement. The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

•        In early October 2021, the parties exchanged a draft of a further Amended and Restated Business Combination Agreement that addressed certain issues relating to the issuance of substitute options to purchase Pubco Ordinary shares to holders of options in the Primary Seller and the status of the Convertible Notes and Equity Investments. After discussion, the parties agreed that vested options in the Primary Seller (the “Consideration Options”) would be replaced by substitute options to be issued by Pubco under the new equity incentive plan to adopted by Pubco but that the value of the Pubco shares for which these substitute options could be exercised would reduce the value of the Exchange Consideration to be issued to the Sellers on a dollar-for-dollar basis. All other (unvested) Primary Seller options would be replaced by substitute Pubco options under the new plan. As provided in the Business Combination Agreement the new plan will allow for the issuance of Pubco options in an amount of up to 15% of the amount of Pubco Ordinary Shares outstanding immediately after the Closing. The substitute Pubco Options being issued in place of the Consideration Options would not count against the 15% limit of the new plan but that exercise of these options would be satisfied out of Pubco shares that would otherwise have been part of the Sellers’ Exchange Consideration. In addition, the parties amended the Business Combination Agreement to clarify that the Convertible Notes and the Equity Investments (including the Qingdao investment if completed) would not be treated as PIPE Investments under the Business Combination Agreement or the Founder’s Share Letter. East Stone’s management presented the proposed changes and a substantially final version of the further Amended and Restated Business Combination Agreement to its board of directors, and on October 7, 2021, East Stone’s board of directors approved the further Amended and Restated Business Combination Agreement on the basis of management’s recommendation. On October 7, 2021, the parties executed the Amended and Restated Business Combination Agreement. The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

East Stone’s Board of Directors’ Reasons for Approval of the Business Combination

East Stone’s board of directors reviewed and discussed various information and materials presented by East Stone management and its advisors in connection with the Business Combination. The members of East Stone’s board of directors had in-depth discussions during meetings of the board of directors in order to determine if the Business Combination was in the best interests of East Stone’s shareholders.

The materials and information provided to the East Stone board of directors for review and discussion included reports and documents provided by independent third parties that East Stone engaged for due diligence and information provided by East Stone management regarding JHD’s management team. The materials and information submitted to the East Stone board of directors are summarized below, although this list is not exhaustive:

•        The audited financial statements (which were not prepared in accordance with U.S. GAAP, but rather were prepared by BDO China in accordance with China GAAP) of Pure Value Trading Company (Shanghai) Limited, a wholly owned subsidiary of JHD, for the years ended December 31, 2019, 2018, and 2017;

•        Investor presentation prepared and commissioned by Bank of China International, or BOCI, JHD’s investment banking advisor in Hong Kong;

•        Summary financial model prepared by JHD’s management;

•        A summary of JHD’s business prepared and commissioned by East Stone’s management, including information collected from interviewing JHD operating personnel at warehouse sites, local delivery drivers, merchant store owners to which JHD supplies fast-moving consumer goods and operators of financial service outlets in JHD’s business line of Value-Added Services to financial institutions;

•        Interview findings from meetings with JHD’s China GAAP auditor, BDO China;

•        Initial draft legal due diligence reports prepared by JunHe LLP and business operations due diligence reports prepared by the Diligence Consultants;

•        Initial draft FMCG market study by iResearch, commissioned by East Stone’s management;

•        A draft of the Original Business Combination Agreement;

•        Summaries of the transaction agreements and the transaction structure prepared by EGS, counsel to East Stone;

•        JHD’s company background, shareholder list and organization chart; and

•        Valuation matrix and comparable company analysis compiled in consultation with I-Bankers Securities.

In the prospectus for its initial public offering, East Stone identified the following general criteria and guidelines that East Stone believed would be important in evaluating prospective target businesses, although East Stone indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines.

•        Strong and noticeable presence in its market. East Stone intends to focus on investment in an industry segment that has a noticeable presence in its market.

•        Middle-market businesses. East Stone intends to seek target businesses with a total enterprise value between $300 million and $1 billion. East Stone believes there are a considerable number of potential target businesses within this valuation range that can benefit from new capital for scalable operations to generate substantial revenue and earnings growth.

•        First mover in its niche market. When pursuing its business combination, East Stone looks for targets that are early leaders in their niche market and set trends in their products and/or services.

•        Differentiated products or services. A company with differentiated products or services offers investors a long-term investment opportunity and East Stone will spend time and resources to assess its business combination in this regard.

•        Seasoned management team. East Stone will spend significant time assessing a company’s leadership and personnel and evaluating what East Stone can do to augment and/or upgrade the team over time, if needed;

•        Widely-applicable technology and scalable model offering appealing growth potential. East Stone management believes that technology-driven solutions that are widely applicable and scalable have a unique window of opportunity to create advantages that will grow with the industry.

•        Stable and reputable customer base. East Stone seeks target businesses that have a stable and reputable customer base, with systematic advantages which are generally able to employ risk management measures to endure economic downturns, industry consolidation, changing business preferences and other unfavorable business environments that may negatively impact their customers, suppliers and competitors.

These illustrative criteria were not intended to be exhaustive. Evaluations relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that East Stone’s management and board may deem relevant.

The discussion carried out by East Stone’s board of directors included the following qualitative and quantitative evaluations made by the East Stone management team regarding JHD in order to enable its board of directors to ascertain the reasonableness of the consideration being paid in connection with the Business Combination:

Evaluation Criteria	Evaluation of JHD by East Stone Management
Business model to build large scale of operation

JHD is a merchant enablement and commerce platform in an emerging market. There are similar business models elsewhere outside China. JHD builds up its platform on FMCG to connect itself with many merchant stores in rural areas in China and builds high-margin services on its FMCG merchant enablement platform.

A high-quality senior management team

JHD is founded and managed by a team of serial entrepreneurs and venture capitalists who are very knowledgeable regarding China and capital markets. East Stone believes that the success achieved by JHD indicates it has the ability to compete and to succeed.

Entrepreneurship	JHD’s founder is a seasoned venture entrepreneurs. JHD’s founder also has significant venture entrepreneurship experience and has exited previous ventures successfully.
Successful business model with high growth rate

JHD operates in a massive FMCG market, with an estimated 550 million population in lower-tier cities and rural areas across China, the largest developing market. The market is segmented and JHD has built a successful track record to make its name in the industry. The market is growing at a faster rate than the growth rate in urban areas of China. Unlike Ufin, JHD has been operating four years with impressive sales growth since inception. Additionally, JHD has a more mature capital profile, as it had has already received funding by investors outside of China. Therefore East Stone management believed that JHD had a more understandable story for the US capital markets. The Board also considered factors such as valuations and trading of comparable companies.

Competitive advantage

JHD is uniquely positioned in developing FMCG distribution in rural areas in China, and that market is far less competitive than that in urban areas. One of the Value-Added Services JHD provides to its merchant enablement platform is its service to bring banks closer to consumers in rural areas in China. Through its business line of Value-Added Services, JHD adds value to its partner banks to reach millions of consumers underserviced in rural areas of China.

JHD is in an early entrant position to build up the FMCG network in rural areas of China to layer up other high-margin services.

Prior equity funding

As of the February 2021 signing of the Original Business Combination Agreement, JHD had completed multiple equity raises, which demonstrated JHD management’s ability to raise capital and JHD communications abilities.

Downside risk

JHD is still in a high-growth stage with negative cash flow as of the years ended December 31, 2020 and 2019. JHD faces risk of continued negative cash flow into 2021. A negative investment and financing in cash flow may interrupt JHD’s expansion and growth.

JHD commenced its business in FMCG and in rural areas of China. FMCG is a high turnover, but low margin, business. A low margin business requires diligence in cash management and inventory management. Negligence in the management of this business could cause operational losses and/or inventory write-offs or write-offs in account receivables.

FMCG has a low-market barrier to enter, even though the market is turning heavily towards technology-centered procurement, inventory management, delivery and payment. JHD has invested heavily in the development and deployment of mobile-based apps for order placing, stock checking and online e-payment; however, the technology itself does not establish a protective barrier for competitors.

Financial Information and Comparable Company Analysis

In connection with East Stone’s review of the Business Combination, JHD provided East Stone management with preliminary non-GAAP financial statements.

JHD’s final audited historical financial statements for the fiscal years ended December 31, 2020 and 2019, as prepared in accordance with U.S. GAAP, are included elsewhere in this proxy statement/prospectus. Readers should review those financial statements as well as the financial information in the sections entitled “Selected Historical Financial Information of JHD”, “JHD’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus, and readers are cautioned not to rely on any single financial measure.

Although East Stone’s board received certain financial projections included in JHD’s financial model, it did not rely on these financial projections as a determinative factor in its decision to enter into the Original Business Combination Agreement. The referenced financial projections from JHD were prepared based upon certain assumptions that were subject to significant uncertainty. As an example, the projections included JHD’s estimates for adding new financial services stations into their network, but those stations had not yet received government approval, which is hard to predict and for which there was no timeline for receipt. The decision of East Stone’s board to enter into the Original Business Combination Agreement was based upon consideration of the evaluation criteria described above, including JHD’s market leading position in lower-tier markets of China and its strong relationships with some of the world’s top brands.

East Stone’s management, in consultation with I-Bankers Securities, reviewed certain financial and operating information of certain publicly traded companies (the “Trading Comparables”), particularly, similar distribution, e-commerce and merchant enablement companies around the world. The selected companies included a group of companies operating in various Chinese and global markets, including among others Alibaba, JD.com, Pinduoduo, ContextLogic (operator of Wish.com), Amazon, MercadoLibre, and Jumia Technologies.

None of the Trading Comparables has characteristics identical to JHD. The Trading Comparables were selected because of their exposure to logistics, distribution and merchant enablement services in China and other parts of the world. Below is a summary of the material comparable company analysis reviewed by East Stone management and presented to the board for consideration prior to its February 15, 2021 meeting.

East Stone’s management reviewed the market capitalization, total enterprise value (“TEV”), revenue multiples (TEV divided by revenue), and EBITDA multiples (TEV divided by EBITDA), of each of the Trading Comparable companies, which East Stone’s management, in consultation with I-Bankers Securities, deemed relevant based on its professional judgment and expertise, and compared these to similar metrics of JHD. East Stone’s management extensively used research data from iResearch and i-Bankers’s provided market data, and used its professional judgment in considering information it deemed to be relevant in this analysis, including but not limited to: (i) total FMCG procurement market size in lower tier and rural China from RMB1.6 trillion (approximately US$247 billion) in 2019 to RMB2.5 trillion (approximately US$387 billion) by 2025, averaging 6% annual growth rate in the period from 2019 to 2025; and (ii) trends cited by iResearch that FMCG distribution is shifting from non-technology driven distribution channels to technology-driven and digital platform-based distribution. According to iResearch, as of 2019, technology driven and digital platform based distribution captured 4.3% of total lower tier and rural China FMCG procurement, and penetration of technology driven and digital platform distribution is expected to increase from 4.3% in 2019 to 10.7% by 2025, representing a growth rate of 21.4% for the period.

							Forward Estimates
		Price 01/27/21	% of 52 Week High	Market Cap ($mm)	TEV ($mm)	Total Assets ($mm)	2020E Revenue ($mm)	2021E Revenue ($mm)	2022E Revenue ($mm)	2020E EBITDA ($mm)	2021E EBITDA ($mm)	2022E EBITDA ($mm)
Alibaba Group Holding Ltd. Sponsored ADR	BABA-US	$260.25	81.5%	$725,966	$712,354	$185,115	$107,939	$141,287	$170,440	$32,156	$40,938	$50,850
Amazon.com, Inc.	AMZN-US	$3232.58	91.0%	$1,621,951	$1,682,493	$225,248	$379,933	$449,148	$525,160	$53,097	$68,036	$85,797
Baozun Inc Sponsored ADR Class A	BZUN-US	$43.03	89.4%	$3,607	$2,560	$1,019	$1,382	$1,806	$2,194	$116	$160	$207
BigCommerce Holdings Inc	BIGC-US	$90.00	55.4%	$5,769	$4,300	$56	$148	$176	$213	$(27)	$(25)	$(6)
ContextLogic, Inc. Class A	WISH-US	$29.99	95.2%	$14,339	$18,345	$1,366	$2,483	$3,147	$3,832	$(212)	$(103)	$51
DoorDash, Inc. Class A	DASH-US	$193.07	75.4%	$55,284	$62,971	$1,732	$2,854	$3,716	$4,746	$186	$233	$403
JD.com, Inc. Sponsored ADR Class A	JD-US	$90.09	88.6%	$128,830	$144,702	$37,286	$114,577	$141,339	$169,251	$3,152	$4,581	$6,484
Jumia Technologies AG Sponsored ADR	JMIA-US	$57.37	87.6%	$4,498	$4,456	$334	$165	$244	$393	$(151)	$(139)	$(123)
MercadoLibre, Inc.	MELI-US	$1718.70	85.1%	$85,711	$83,158	$4,782	$3,880	$5,481	$7,546	$236	$308	$702
Naspers Limited Sponsored ADR Class N	NPSNY-US	$45.30	90.1%	$101,218	$105,489	$36,318	$5,311	$6,716	$8,278	$(280)	$(23)	$290
Pinduoduo, Inc. Sponsored ADR Class A	PDD-US	$166.30	85.2%	$145,328	$187,898	$10,919	$7,995	$12,531	$17,306	$(962)	$112	$1,965
Square, Inc. Class A	SQ-US	$202.46	82.1%	$77,705	$98,101	$4,551	$9,430	$13,061	$15,180	$430	$666	$1,092
Shopify, Inc. Class A	SHOP-US	$1092.08	85.0%	$120,177	$131,192	$3,489	$2,853	$3,798	$5,222	$389	$460	$720
Trading Multiples
			TEV / 2020E Revenue	TEV / 2021E Revenue	TEV / 2022E Revenue	TEV / 2021E EBITDA	TEV / 2021E EBITDA	TEV / 2022E EBITDA
Alibaba Group Holding Ltd. Sponsored ADR	BABA-US		6.6x	5.0x	4.2x	22.2x	17.4x	14.0x
Amazon.com, Inc.	AMZN-US		4.4x	3.7x	3.2x	31.7x	24.7x	19.6x
Baozun Inc Sponsored ADR Class A	BZUN-US		1.9x	1.4x	1.2x	22.1x	16.0x	12.4x
BigCommerce Holdings Inc	BIGC-US		29.1x	24.5x	20.2x	NMF	NMF	NMF
ContextLogic, Inc. Class A	WISH-US		7.4x	5.8x	4.8x	NMF	NMF	360.9x
DoorDash, Inc. Class A	DASH-US		22.1x	16.9x	13.3x	339.3x	270.5x	156.4x
JD.com, Inc. Sponsored ADR Class A	JD-US		1.3x	1.0x	0.9x	45.9x	31.6x	22.3x
Jumia Technologies AG Sponsored ADR	JMIA-US		27.0x	18.2x	11.3x	NMF	NMF	NMF
MercadoLibre, Inc.	MELI-US		21.4x	15.2x	11.0x	352.3x	269.8x	118.5x
Naspers Limited Sponsored ADR Class N	NPSNY-US		19.9x	15.7x	12.7x	NMF	NMF	363.8x
Pinduoduo, Inc. Sponsored ADR Class A	PDD-US		23.5x	15.0x	10.9x	NMF	1675.9x	95.6x
Square, Inc. Class A	SQ-US		10.4x	7.5x	6.5x	228.0x	147.4x	89.8x
Shopify, Inc. Class A	SHOP-US		46.0x	34.5x	25.1x	337.2x	285.3x	182.3x

		Mean	17.0x	12.7x	9.6x	172.3x	304.3x	130.5x
		Median	19.9x	15.0x	10.9x	137.0x	147.4x	95.6x

Source: Factset Research Systems

The median enterprise value of the Trading Comparables available exceeded $1 billion. Based on the valuation of Trading Comparables available, JHD’s valuation of $1 billion represented approximately 37% discount to a median TEV/Revenue multiple of the group, based upon 2020 TEV and revenue. Therefore, East Stone management believed that $1 billion in was a reasonable estimate of JHD’s enterprise valuation and agreed to apply the $1 billion valuation request from JHD in the business combination transaction.

An analysis of selected companies is not purely quantitative; rather it involves complex consideration and judgments, including factors that could affect the public trading values or exit values of the companies reviewed as well as geographies of operations. East Stone believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Trading Comparables. Accordingly, East Stone also made qualitative judgments, based on the experience and professional judgment of its directors and officers, concerning differences between the operational, business and/or financial characteristics of JHD and the selected companies to provide a context in which to consider the results of the quantitative analysis.

Due Diligence and Valuation of JHD

East Stone engaged various third parties to perform due diligence regarding JHD and its subsidiaries. These third parties are a certified public accounting firm, a market research firm, a law firm and an advisory team composed of three investment banking professionals. Each of these parties delivered its respective report concerning various aspects of JHD’s financial wellness, market competitiveness and competitors, market position compared against other players in the markets in which JHD operates, legal due diligence, and JHD’s operations in rural areas in China in terms of procurement, warehousing, delivery, logistics and customers.

East Stone performed interviews with JHD’s financial advisor, BOCI, based in Hong Kong, and JHD’s China based China GAAP auditor, BDO China, regarding Pure Value’s audit conducted in accordance with China GAAP for the periods ended 2017, 2018 and 2019 (“China Auditing”). The China Auditing is reported in RMB and is conducted in accordance to China GAAP. Both BOCI and BDO China are compensated by JHD.

In addition, East Stone management performed interviews with certain of JHD’s suppliers, store owners, JHD warehouse and delivery fleet operators. East Stone gained insight into FMCG procurement terms, payment terms, nature of exclusive distribution rights, JHD’s warehousing and delivery systems, rationales as to why merchant stores choose to order from JHD, and the methods by which orders are placed and how ordered goods are delivered to JHD’s merchant stores.

East Stone management also performed interviews with the operators of branchless financial service outlets and senior management at the commercial banks to whom JHD presently provides its Value-Added Services to financial institutions in rural areas in China. From these interviews, East Stone gained an understanding of how JHD creates value to commercial banks in the operation of Value-Added Services to financial institutions and the manner in which JHD plays a vital role in facilitating inclusive financial services to consumers in rural areas of China where few commercial banks are present. Based upon these meetings and interviews these interviews, East Stone gained a thorough understanding of the value JHD that delivers to the operators of the branchless financial service outlets where banking customers have the convenience of making cash deposits and withdraws and using other banking services.

As part of its due diligence review, East Stone management traveled to local and remote sites in rural China, where JHD operates its distribution warehouse centers. During this this due diligence trip, East Stone management met with managers at JHD’s warehouses to review records, met with JHD’s local fleet drivers, met with merchant store owners. From this trip, East Stone management gained an understanding as to how JHD operates its membership program, how JHD membership points work and the operation of JHD’s technology-driven online e-payment systems that are installed at JHD loyalty stores.

East Stone management also conducted an extensive review of JHD’s financial model with JHD management. The process of due diligence offered East Stone management the opportunity to understand JHD’s customers, cash and inventory management, marketing and promotion efforts, and the landscape and market size of the lines of business which JHD operates. During this extensive review process of JHD’s financial model, East Stone management had an opportunity to view the scope and limitations of JHD’s current Value-Added Services to commercial banks and consider potential Value-Added Services to financial institutions in the future.

East Stone management believes that JHD is still in a high-growth stage with negative cash flow. East Stone management assessed JHD’s valuation based upon the comparable method. As described above, the comparables that East Stone management used in the valuation are either from merchant enablement companies (such as Square) or a commerce platform focusing on emerging markets (such as Mercado Libera or Jumia Technologies). East Stone management understands enterprise valuation is driven by capital market sentiment and that sentiment can move up and down with market trends. Additionally, based on the Trading Comparables discussed above, East Stone management believed that the $1 billion purchase price proposed by JHD was a reasonable estimate of JHD’s enterprise valuation.

After review and consideration of the foregoing, East Stone’s board of directors determined that the consideration being paid in the Business Combination, the amount of which was negotiated at arm’s-length, was fair to and in the best interests of East Stone’s shareholders and appropriately reflected JHD’s value. The board of directors based this conclusion on (i) a review of the draft non-GAAP, audited financial statements of Pure Value Trading Company (Shanghai) Limited and review of legal due diligence report by JunHe LLP, as well as a review of the results of operational due diligence conducted by East Stone’s management and the Diligence Consultants, and (ii) other information described above that the board of directors deemed appropriate (including, for example, an investors’ presentation prepared by BOCI, a FMCG market study report by iResearch, and other analyses provided by East Stone’s management). The board of directors determined that as a growth-stage company, JHD’s future financial results would be supported by rapid growth in a market where the economy is evolving quickly into a digital economy with mobile payment and online shopping (not only for goods, but for services, too). In addition, the board of directors believed that the strong management team of JHD would be capable of growing the company and its revenues and leading the company as a public company.

In its evaluation, East Stone’s board of directors also took into consideration the fact that JHD had been facing, and would likely continue to face, challenging macroeconomic and market conditions, since the world’s economy and financial markets are strongly affected by the trade war between the United States and PRC and the COVID-19 outbreak in the first quarter of 2020 and beyond. However, due to the nature of JHD’s business, and the fact that consumers and commerce are moving online, the board of directors believes that JHD should be able to continue its growth into 2021 and 2022.

JHD’s Risk Factors Considerations

The East Stone board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic risks.    JHD’s business is sensitive to general economic and political conditions and other factors beyond its control, and its results of operation are prone to significant and unpredictable fluctuations in macroeconomics. JHD’s business operations and results of operations, as well as its ability to obtain financing, may be adversely affected by a downturn in the global or Chinese economy.

•        Heavily regulated industry.    Except for foreign restrictions on value-added telecommunications services under current PRC laws and regulations, JHD does not operate in a heavily regulated industry. JHD has obtained a B21 Permit for its operational e-commerce business, and JHD is not required to obtain any license under current PRC laws and regulations for providing Value-Added Services to financial institutions. Since local regulations may change from time to time, if and when required, JHD may not be able to obtain or maintain all necessary licenses, permits and approvals and make all necessary registrations and filings for its business activities in multiple jurisdictions. If JHD fails to obtain and maintain the requisite licenses and permits, if needed, and approvals are required under the complex regulatory environment applicable to its business in China, or if JHD is required to take actions that are time-consuming or costly, its business, financial condition and results of operations, may be materially and adversely affected.

•        Market risk.    One of JHD’s business lines is Value-Added Services to financial institutions. Financial institutions are regulated. JHD’s revenue and growth may be adversely affected by a negative shift in regulation. This market risk is not predictable and cannot be analyzed in advance and is not within the control of JHD.

•        Operation risk.    JHD operates its FMCG business across China in five provinces servicing lower-tier cities and rural areas. JHD’s FMCG business is a B2B business, servicing small independently owned merchant stores. These stores may close for business without notice to JHD, even though JHD does not have a particular business concentration of its business with any of the customers. Mass store closures in a concentrated area, such as those that resulted from COVID-19, may cause significant losses in revenue to JHD. The loss of distributor rights of certain FMCGs could also materially negatively impact JHD’s business.

•        Sustainable profitable results.    JHD has incurred net losses in the past. Although JHD’s technology-driven merchant enablement and Value-Added Services to financial institutions have grown year-to-year, JHD only has a short operational history to prove that it has a sustainable business. JHD may continue to incur losses in the future.

•        Profit margin and revenue concentration.    JHD derives a substantial portion of revenue from the FMCG business, which is a low-margin business, and JHD’s revenue from Value-Added Services to financial institution is presently concentrated with two financial institutions, and therefore has risk in having only a small number of key clients in this area.

•        Intellectual property risk.    JHD’s business and operating results may be adversely affected if it is not able to adequately protect its intellectual properties, such as software copyrights, domain names, trademarks, trade secrets, know-how and other intellectual properties or confidential information or technology.

•        Other risks.    Various other risks associated with the business of JHD, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

East Stone’s board of directors concluded that the potential benefits that it and its shareholders are expected to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Transactions. The board of directors also noted that the East Stone shareholders would have a substantial economic interest in the combined company (depending on the level of Redemption). Accordingly, the board of directors unanimously determined that the Original Business Combination Agreement and the Transactions contemplated therein were advisable, fair to, and in the best interests of East Stone and its shareholders.

Satisfaction of 80% Test

It is a requirement under East Stone’s amended and restated memorandum and articles of association that any business acquired by East Stone have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.

As of February 16, 2021, the date of the execution of the Original Business Combination Agreement, the balance of the funds in the Trust Account was approximately $138.8 million and 80% thereof represented approximately $111.0 million.

The East Stone board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of JHD met the 80% requirement. Based on the fact that the $1,000,000,000 (including an earn out valuation at $100,000,000) fair market value of JHD (as described above) was in excess of the threshold of approximately $111.0 million, representing 80% of the balance of the funds in the Trust Account as of the date of execution of the Original Business Combination Agreement, the East Stone board determined that the fair market value of JHD was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was satisfied.

As of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, the balance of the funds in the Trust Account was approximately $141.6 million and 80% thereof represented approximately $113.3 million.

Interests of East Stone’s Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of East Stone to vote in favor of approval of the Business Combination Proposal, the Charter Proposal, the Organizational Documents Advisory Proposals, the Share Issuance Proposal and the Adjournment Proposal, shareholders should keep in mind that East Stone’s Initial Shareholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of East Stone shareholders generally. In particular:

•        If the Business Combination with JHD or another business combination is not consummated by November 24, 2021, East Stone will cease all operations except for the purpose of winding up, redeem

100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. In such event, the 3,450,000 Founder Shares and 167,000 shares underlying the Private Placement Units held by East Stone’s Initial Shareholders, including its directors and officers, would be worthless because East Stone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares and units had an aggregate market value of $39.14 million outstanding as of October 29, 2021, based on the closing price per ordinary share of East Stone as of November 4, 2021 of $10.23 per share and the closing price of East Stone’s units of $10.99 per unit on Nasdaq on October 22, 2021, the last day prior to November 4, 2021 on which there was trading in East Stone’s units.

•        If East Stone is unable to complete a business combination within the required time period under its organizational documents, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone, but only if such a vendor or target business has not executed a waiver.

•        East Stone’s Initial Shareholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. However, if East Stone fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, East Stone may not be able to reimburse these expenses if the Business Combination with JHD or another business combination is not completed by November 24, 2021.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan East Stone funds as may be required (the “Working Capital Loans”). If East Stone completes a Business Combination, East Stone would repay the Working Capital Loans. In the event that a Business Combination does not close, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial business combination and its winding up. The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial business combination. Such Working Capital Units would be identical to the private placement units issued to Double Ventures Holdings Limited, I-Bankers, Hua Mao and Cheng Zhao in connection with East Stone’s Initial Public Offering. As of November 4, 2021, East Stone borrowed an aggregate of $300,000 under the East Stone Note. No other Working Capital Loans have been issued.

•        Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and a member of its board of directors, has received an offer to serve as President and Vice Chairman of the board of Pubco and a member of its board of directors. JHD management has discussed with Chunyi (Charlie) Hao the possibility of being employed by JHD following the closing of the Business Combination. The terms of such position have not been negotiated or approved.

•        In connection with the anticipated appointment of Mr. Lu and Michael Cashel, two of East Stone’s directors, as directors of Pubco after the consummation of the Business Combination, Messrs. Lu and Cashel may in the future receive cash fees, stock options or stock awards that Pubco determines to pay to its directors. Certain of East Stone’s other officers and directors, including Chunyi (Charlie) Hao, may also receive offers of post-closing employment with Pubco. Such employment may provide Mr. Lu and such other individuals with compensation, including equity incentives.

Recommendation of East Stone’s Board of Directors

After careful consideration of the matters described above, and, particularly, JHD’s historical performance, potential for growth, the experience of JHD’s management, JHD’s competitive positioning, its customer relationships, and technical skills, East Stone’s board determined unanimously that each of the Business Combination Proposal, the Charter Proposal, the Share Issuance Proposal and the Adjournment Proposal, if presented, was advisable and in the best interests of East Stone and its shareholders and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the East Stone board of directors is not meant to be exhaustive, but includes the material information and factors considered by the East Stone board of directors as well as any other factors that the board of directors deemed relevant.

Pubco’s Amended and Restated Memorandum and Articles of Association

Pursuant to the Business Combination Agreement, at or prior to the consummation of the Business Combination, and subject to the approval of the Charter Proposal by East Stone’s shareholders, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from East Stone’s current amended and restated memorandum and articles of association:

•        the name of the entity is “JHD Technologies Limited” as opposed to “East Stone Acquisition Corporation”;

•        Pubco’s corporate existence is perpetual as opposed to East Stone’s corporate existence terminating if a Business Combination is not consummated by East Stone within a specified period of time; and

•        Pubco’s Amended and Restated Memorandum and Articles of Association do not include the various provisions applicable only to special purpose acquisition corporations that East Stone’s amended and restated memorandum and articles of association contains.

For more information regarding Pubco’s Amended and Restated Memorandum and Articles of Association, see the sections entitled “The Charter Proposal” and “The Organizational Documents Advisory Proposals.”

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s shareholders and East Stone’s shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Comparison of Corporate Governance and Shareholder Rights.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Corporate Affairs of the British Virgin Islands necessary to effectuate the Merger, will be filed by the registered agent of JHD on behalf of JHD and East Stone with the with the Registrar of Corporate Affairs of the British Virgin Islands upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on JHD comprising the ongoing operations of the combined company, JHD senior management comprising the senior management of the combined company, and the former owners and management of JHD having control of the board of directors after the Merger by virtue of being able to appoint at least a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Merger will be treated as the equivalent of JHD issuing shares for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of JHD.

Material U.S. Federal Income Tax Considerations

The following discussion sets forth the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of East Stone ordinary shares, Warrants or Rights of (i) the Business Combination, (ii) the ownership of Pubco Ordinary Shares following the Business Combination and (iii) the election to have East Stone ordinary shares redeemed for cash. The following discussion is the opinion of Ellenoff Grossman & Schole LLP. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of East Stone ordinary shares, Warrants or Rights that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that hold East Stone ordinary shares, Warrants or Rights as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired East Stone ordinary shares, Warrants or Rights pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold East Stone ordinary shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to East Stone ordinary shares as a result of such income being recognized on an applicable financial statement; and

•        persons who actually or constructively own 5 percent or more of East Stone ordinary shares (except as specifically provided below); or the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of East Stone ordinary shares, Warrants or Rights. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold East Stone ordinary shares, Warrants or Rights through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of East Stone ordinary shares, Warrants or Rights, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Additionally, this discussion does not address the conversion of Warrants (including the Private Warrants) into East Stone ordinary shares. Holders of Warrants should consult with their own tax advisors regarding the particular tax consequences to them of holding, exercising or disposing of the Warrants.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF EAST STONE ORDINARY SHARES, WARRANTS OR RIGHTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EAST STONE URGES BENEFICIAL OWNERS OF EAST STONE ORDINARY SHARES WHO CHOOSE TO HAVE THEIR ORDINARY SHARES REDEEMED FOR CASH OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OWNING AND DISPOSING OF PUBCO’S ORDINARY SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination

In General

This section is subject in its entirety to the discussion in the section below entitled “— Passive Foreign Investment Company”. This section is addressed to U.S. Holders of ordinary shares of East Stone that elect to participate in the Business Combination. It is intended that the Merger of East Stone and Merger Sub together with the Share Exchange qualify as an exchange described in Section 351 of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of ordinary shares of East Stone for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351 of the Code.

A U.S. Holder who owns ordinary shares of East Stone and who exchanges such ordinary shares for Pubco’s Ordinary Shares will not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the shares of Pubco received by such a U.S. Holder in the Merger will be the same as the aggregate adjusted tax basis of the East Stone shares surrendered in exchange therefor. The holding period of the shares of Pubco received in the Merger by such U.S. Holder will include the period during which the East Stone shares exchanged therefor were held by such U.S. Holder.

A U.S. Holder whose East Stone Warrant automatically converts into a warrant to purchase Pubco’s Ordinary Shares will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco warrant received and such U.S. Holder’s adjusted basis in its East Stone Warrant. A U.S. Holder’s basis in its Pubco warrant deemed received in the Merger will equal the fair market value of such Warrant. A U.S. Holder’s holding period in its Pubco warrant will begin on the day after the Merger.

A U.S. Holder who receives Pubco Ordinary Shares in exchange for such U.S. Holder’s ordinary shares of East Stone and whose East Stone Warrants automatically convert into warrants to purchase Pubco’s Ordinary Shares will recognize gain (if any) with respect to each ordinary share of East Stone and Warrant held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of the Pubco Ordinary Shares and warrants to acquire Pubco Ordinary Shares deemed received in exchange for such share or Warrant, as described below, over such U.S. Holder’s tax basis in the East Stone share or Warrant exchanged therefor or (ii) the fair market value of the warrants to acquire Pubco Ordinary Shares deemed received in exchange for such East Stone share or Warrant. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Ordinary Shares received by such U.S. Holder and (ii) the warrants to purchase Pubco Ordinary Shares owned by such U.S. Holder as a result of the Merger among the ordinary shares and Warrants of East Stone owned by such U.S. Holder immediately prior to the Merger in proportion to their fair market values. Any loss recognized by a U.S. Holder is disallowed.

A U.S. Holder of Rights should not recognize gain or loss upon the acquisition of East Stone ordinary shares on the conversion of the Rights, such ordinary shares should have a tax basis equal to such holder’s tax basis in the Rights, and the holding period of such shares should begin on the day after such conversion. Thereafter, the redemption or exchange of East Stone ordinary shares received upon the acquisition of such shares on the conversion of the Rights should have the tax consequences described in this discussion, depending on whether the holder of such ordinary shares elects to have such shares redeemed for cash or whether such holder participates in the Business Combination (in which case the East Stone ordinary shares are exchanged for Pubco Ordinary Shares), as applicable.

Passive Foreign Investment Company

A foreign (i.e., non-U.S.) corporation will be a “passive foreign investment company” (a “PFIC”) for U.S. tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because East Stone is a blank check company, with no current active business, it is likely that East Stone will meet the PFIC asset or income test for its current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to East Stone is uncertain. After the acquisition of a company or assets in a business combination, East Stone may still meet one of the PFIC tests depending on the timing of the acquisition and the amount of its passive income and assets as well as the passive income and assets of the acquired business. If the company that East Stone acquires in a business combination is a PFIC, then East Stone will likely not qualify for the start-up exception and will be a PFIC for its current taxable year. The actual PFIC status of East Stone for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of East Stone as a PFIC for its current taxable year or any future taxable year.

If East Stone is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of East Stone securities and, in the case of East Stone ordinary shares, the U.S. Holder did not make a timely Qualified Electing Fund (a “QEF”) election for East Stone’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) such ordinary shares, a QEF election along with a deemed sale (or purging) election, or a “mark-to-market” election, each as described below, such holder will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of East Stone securities; and

•        any “excess distribution” made to the U.S. Holder (any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of East Stone securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for East Stone securities).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for East Stone securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of East Stone first taxable year in which East Stone are a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year(s) of the U.S. Holder.

In general, if East Stone is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to East Stone ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of the net capital gains of East Stone (as long-term capital gain) and East Stone other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which East Stone taxable year ends if East Stone is treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its Warrants or Rights to acquire East Stone ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants or Rights (other than upon exchange of Warrants or conversion of such Rights), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if East Stone were a PFIC at any time during the period the U.S. Holder held the Warrants or Rights. If a U.S. Holder that exercises such Warrants or Rights properly makes a QEF election with respect to the newly acquired East Stone ordinary shares (or has previously made a QEF election will continue to apply with respect to East Stone’s ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants or Rights), unless the U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the Warrants or the conversion of the Rights by the gain recognized and will also have a new holding period in such ordinary shares for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from East Stone. If East Stone determines it is a PFIC for any taxable year, East Stone will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that East Stone will have timely knowledge of its status as a PFIC or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to East Stone ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for East Stone first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of East Stone ordinary shares will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to the PFIC status of East Stone will be made annually, an initial determination that East Stone is are a PFIC will apply for subsequent years to a U.S. Holder who held East Stone securities while East Stone was a PFIC, whether or not East Stone meets the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for the first taxable year East Stone is a PFIC in which the U.S. Holder holds (or is deemed to hold) East Stone ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of East Stone that ends within or with a taxable year of the U.S. Holder and in which East Stone is are not a PFIC. On the other hand, if the QEF election is not effective for each of the taxable years in which East Stone is a PFIC and the U.S. Holder holds (or is deemed to hold) East Stone ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold East Stone ordinary shares for their fair market value on the “qualification date.” The qualification date is the first day of the tax year in which East Stone qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held East Stone ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in the East Stone ordinary shares by the amount of the gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) East Stone ordinary shares and for which East Stone is are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that East Stone is treated as a PFIC the excess, if any, of the fair market value of such U.S. Holder’s ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its East Stone ordinary shares over the fair market value of such ordinary shares at the end of the U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its East Stone ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which East Stone is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) East Stone ordinary shares and for which East Stone is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to the Warrants or Rights.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the East Stone ordinary shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may be required to file an IRS Form 8621 (whether or not a QEF or market-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of East Stone securities should consult their own tax advisors concerning the application of the PFIC rules to East Stone securities under their particular circumstances.

Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares

This section is addressed to U.S. Holders of ordinary shares of East Stone that receive Pubco Ordinary Shares in the Merger.

Taxation of Dividends and Other Distributions on Pubco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by Pubco to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will generally not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from related U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or Pubco is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) Pubco is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco’s Ordinary Shares.

To the extent that the amount of the distribution exceeds Pubco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. Pubco does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Pubco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Pubco Ordinary Share equal to the difference between the amount realized (in U.S. dollars) for the Ordinary Share and your tax basis (in U.S. dollars) in the Ordinary Share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash Pubco owns at any time will generally be considered to be held for the production of passive income and (2) the value of Pubco’s assets must be determined based on the market value of its Ordinary Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test.

A determination as to whether Pubco is a PFIC with respect to any particular tax year will be made following the end of such tax year. If Pubco is a PFIC for any year during which you hold Pubco Ordinary Shares, it will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if Pubco ceases to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If Pubco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco securities and, in the case of the Ordinary Shares, the U.S. Holder did not make a timely “mark-to-market” election, as described below, such holder will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of Pubco securities; and

•        any “excess distribution” made to the U.S. Holder (any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Pubco securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for such securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Pubco’s first taxable year in which it is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year(s) of the U.S. Holder.

If a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a “mark-to-market” election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Pubco Ordinary Shares and for which Pubco is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that Pubco is treated as a PFIC the excess, if any, of the fair market value of such U.S. Holder’s Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of such shares at the end of the U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares in a taxable year in which Pubco is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which Pubco is treated as a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including The Nasdaq Stock Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Pubco Ordinary Shares under their particular circumstances.

Alternatively, a U.S. Holder of stock in a PFIC may make a QEF election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid QEF election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the QEF election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. Pubco does not currently intend to prepare or provide the information that would enable you to make a QEF election. If you hold Ordinary Shares in any taxable year in which Pubco is a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if Pubco were a PFIC at any time during the period you hold its Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if Pubco ceases to be a PFIC in a future year, unless you make a “purging election” for the year Pubco ceases to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which Pubco is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which Pubco is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in Pubco’s Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to Pubco Ordinary Shares and proceeds from the sale, exchange or redemption of Pubco Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Federal Income Tax Considerations of Exercising Redemption Rights

This section is subject in its entirety to the discussion in the section above entitled “Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination — Passive Foreign Investment Company”. This section is addressed to U.S. Holders of ordinary shares of East Stone that elect to have their ordinary shares of East Stone redeemed for cash (these U.S. Holders are referred to as “Redeeming U.S. Holders”). A Redeeming U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the Redemption and such shareholder’s adjusted basis in the ordinary shares of East Stone exchanged therefor if the Redeeming U.S. Holder’s ownership of shares in East Stone is completely terminated or if the Redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in East Stone is treated as completely terminated. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Shareholders who hold different blocks of ordinary shares of East Stone (generally, ordinary shares of East Stone purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon Redemption that does not completely terminate the Redeeming U.S. Holder’s interest will still give rise to capital gain or loss, if the Redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the Redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock actually owned but also any stock underlying a right to acquire stock, such as the East Stone Warrants, and also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, the Redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of East Stone is reduced immediately after the Redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the Redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the Redemption is reduced to less than 80% of such percentage ownership immediately before the Redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the Redemption, less than 50% of the total combined voting power of all classes of shares of East Stone entitled to vote. Whether the Redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the Redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of East Stone. The IRS has ruled that any reduction in a shareholder’s proportionate interest is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation.

If none of the Redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of East Stone’s current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the Redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the Redemption in the shareholder’s “holding period.” Any distribution in excess of East Stone’s earnings and profits will reduce the Redeeming U.S. Holder’s basis in the ordinary shares of East Stone (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares of East Stone.

As these rules are complex, U.S. Holders of ordinary shares of East Stone considering exercising their Redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the Merger to holders of East Stone securities. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the Business Combination.

Resale

This registration statement is registering Pubco Ordinary Shares, Pubco Warrants and Pubco Ordinary Shares issuable upon the exercise of Pubco Warrants that will be distributed in exchange for Purchaser Ordinary Shares, Purchaser Public and Private Warrants, The Representative Warrant Purchaser Private Units (each, as defined in the Business Combination Agreement), and the mandatory exchange of rights underlying the Purchaser Public Units.

This registration statement does not cover:

•        Exchange Shares;

•        Pubco Ordinary Shares to be issued to the holders of the Convertible Notes upon the automatic conversion of the Convertible Notes upon the closing of the business combination transaction; (“Convertible Note Shares”);

•        Pubco Ordinary Shares underlying vested (and unvested) Pubco Options that will be issued to certain executives and directors of Pubco in substitution for their options in the Primary Seller (“Option Shares”); and

•        Pubco Ordinary Shares underlying the Qingdao investment (if and when this investment is completed); (“Qingdao Note Shares”).

The Exchange Shares, the Convertible Note Shares and Qingdao Notes Shares will be distributed in exchange for securities of Pubco either in (i) offshore transactions not subject to the registration requirements of the Securities Act pursuant to Regulation S or (ii) in private placement transactions exempt from the registration requirements of the U.S. Securities Act. Any Pubco Ordinary Shares issued in a private placement transaction will be restricted securities under U.S. federal securities laws.

Under the terms of the BCA, Pubco is obligated to file a registration statement on Form S-1 to register for resale (i) the Pubco Ordinary Shares, which have been exchanged for, or which shall be issued upon exercise of the other Pubco Securities that were exchanged for, the Purchaser Securities underlying the Purchaser Private Units that were issued concurrently with the Purchaser’s IPO, (ii) the Exchange Shares, (iii) the Convertible Note Shares and (iv) the Qingdao Note Shares (if and when this investment is completed) within 60 days of the Closing (and to use its reasonable efforts to cause such registration statement to become effective within 120 days of the Closing).

The Option Shares are expected to be registered on Form S-8 immediately following the Closing.

The Pubco Shares being issued in respect of the East Stone share held by the Founders may be registered for resale pursuant to the terms of the Founders Registration Rights Agreement.

As described elsewhere in this proxy statement / prospectus certain holders of Pubco shares will be subject to post-closing lock-up arrangements.

Appraisal Rights

The East Stone board of directors considers that East Stone shareholders (including the Initial Shareholder) and holders of other East Stone securities do not have appraisal rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Required Vote and Recommendation of the Board

The consummation of the Business Combination will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting in favor of the Business Combination Proposal. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal.

In addition, the obligations of the parties to consummate the Business Combination is conditioned on the adoption of the Amended and Restated Memorandum and Articles of Association. Accordingly, if the Charter Proposal is not approved by the shareholders of East Stone, then the Business Combination may not be consummated. The Charter Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting in favor of the Charter Proposal.

Additionally, the Business Combination will not be consummated if, upon consummation of the Business Combination, East Stone has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that East Stone redeem their Public Shares in exchange for their pro rata share of the Trust Account.

If the Business Combination Proposal is not approved, then the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders for a vote.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER PROPOSAL

General

In connection with the Business Combination, East Stone is asking East Stone shareholders to consider and vote, separate and apart from their consideration and vote upon the Business Combination Proposal, upon and to approve a Proposal to adopt Pubco’s Amended and Restated Memorandum and Articles of Association, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by East Stone’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents. This separate vote is not required by either British Virgin Islands law or Cayman Islands law and instead is being requested by East Stone pursuant to SEC guidance.

Approval of the Charter Proposal is a condition to the parties’ obligations to consummate the Business Combination. Accordingly, if the Charter Proposal is not approved, the Business Combination may not be consummated.

The Charter Proposal is conditioned on the approval of each of the Business Combination Proposal and the Share Issuance Proposal. Therefore, if the Business Combination Proposal or the Share Issuance Proposal is not approved, then the Charter Proposal will have no effect, even if approved by East Stone’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals.

Proposed Amended and Restated Memorandum and Articles of Association of Pubco

The following table sets forth a summary outlining important similarities and differences in the corporate governance and shareholder rights associated with each of East Stone and Pubco according to applicable law and/or the organizational documents of East Stone and Pubco. This summary is qualified by reference to the complete text of Pubco’s Amended and Restated Memorandum and Articles of Association, a copy of which is attached to this proxy statement/consent solicitation statement/ prospectus as Annex B. All shareholders are encouraged to read each of the proposed Pubco’s Amended and Restated Memorandum and Articles of Association in their entirety for a more complete description of their terms.

Provision	East Stone	Pubco
Structure of the board	Subject to the rights of holders of preferred stock to elect directors, East Stone’s board consists of two classes of directors with staggered two-year terms.	Subject to the rights of holders of preferred shares (if any) to elect directors, Pubco’s board consists of three classes of directors with staggered three-year terms.
Removal of directors	The directors of East Stone may be removed by resolution of directors or resolution of shareholders, in each case, with or without cause.	The directors of Pubco may be removed only with cause and only by special resolution of the shareholders of Pubco.
Vacancies on the board	Except as British Virgin Islands law or any applicable law may otherwise require, any vacancy on the board of East Stone, may be filled by the majority vote of the remaining directors.

Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of Pubco shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Such vacancies shall not be filled by shareholders except at an annual general meeting upon the expiration of directors’ terms.

Provision	East Stone	Pubco
SPAC Provisions

East Stone’s amended and restated memorandum and articles of association contain provisions relating to the operation of East Stone as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of East Stone and time limits within which it must consummate an initial business combination.

The Amended and Restated Memorandum and Articles of Association of Pubco do not contain such SPAC-related provisions.
Supermajority voting provisions

Except as in connection with an amendment for the purposes or approving, or in conjunction with, the consummation of a business combination, the affirmative vote of the holders of at least sixty-five percent (65%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend East Stone’s amended and restated memorandum and articles of association.

A special resolution is required to (i) amend Pubco’s Amended and Restated Memorandum and Articles of Association, (ii) authorize the division of Shares into any number of classes, (iii) change Pubco’s name, (iv) reduce Pubco’s share capital and any capital redemption reserve fund in any manner authorized by Cayman Islands law, (v) remove directors by cause (vi) wind up Pubco, (vii) resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands, and (iii) merge or consolidate Pubco with one or more constituent companies.

Action by written consent	Any action that may be taken at a meeting may also be taken by a resolution of shareholders consented to in writing, without the need for any prior notice.

Subject to the terms of any series of preferred shares, any action required or permitted to be taken by Pubco’s shareholders may be effected at an annual or extraordinary general meeting of the shareholders or by unanimous written consent.

Calling of special meetings

A meeting of the shareholders may be called by any director, or upon the written request of the shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested.

Extraordinary general meetings of shareholders for any purpose may be called at any time by the majority of Pubco’s whole board or the chairman of the board of Pubco. Additionally, the directors of Pubco are obliged to call an extraordinary general meeting upon the requisition of shareholders holding not less than one-third (1/3) of the votes attaching to all issued and outstanding shares entitled to vote at general meetings of Pubco.

Nominations of person for election of directors	Directors may be elected by resolution of the shareholders or by a resolution of the directors.

Director nominees shall be elected by an ordinary resolution of shareholders at each annual general meeting and the persons to stand for election at each annual general meeting shall be nominated by the board of directors (or any committee thereof established with such delegated power).

Provision	East Stone	Pubco
Amendments to the organizational documents

Except as in connection with an amendment for the purposes or approving, or in conjunction with, the consummation of a business combination, the affirmative vote of the holders of at least sixty-five percent (65%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend East Stone’s amended and restated memorandum and articles of association prior to the business combination.

A special resolution of the shareholders is required to amend any provision of Pubco’s Amended Articles.
Issuance of preferred stock

East Stone is authorized to issue an unlimited number of shares of no par value divided into ordinary shares and five classes of preferred shares. East Stone’s board may issue shares by resolution without shareholder approval.

The Amended and Restated Memorandum and Articles of Association allow Pubco’s board, by resolution and without shareholder approval, to issue one or more series of preferred shares as well as to fix the voting powers (full, limited or none) and designate any preferences, special rights, limitations, qualifications and restrictions for the preferred shares so issued.

Certain provisions in the Amended and Restated Memorandum and Articles of Association of Pubco may discourage unsolicited takeover proposals that Pubco’s shareholders may consider to be in their best interest and may make the removal of Pubco’s incumbent management more difficult.

These provisions include:

•        Preferred Shares.    Pubco’s board of directors will have the ability to designate and issue preferred shares with voting or other rights or preferences that could deter hostile takeovers or delay changes in its control or management.

•        Directors Removed Only for Cause.    Pubco’s Amended and Restated Memorandum and Articles of Association will provide that shareholders may remove directors only for cause and by special resolution.

For discussions on risks associated with the above anti-takeover provisions, please see “Risk Factors — Provisions in Pubco’s Amended and Restated Memorandum and Articles of Association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.”

Required Vote and Recommendation of the Board

The approval of the Charter Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Charter Proposal.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, East Stone is requesting that East Stone’s shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in Pubco’s Amended and Restated Memorandum and Articles of Association, which are separately being presented. These separate votes are not required by British Virgin Islands law and are separate and apart from the Charter Proposal. Accordingly, the shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes, and are not binding on East Stone or East Stone’s board of directors. Likewise, the Charter Proposal will not effect or affect the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, and such adoption will be made by resolution of Yellow River (Cayman) Limited as the existing sole member of Pubco prior to, but conditional upon, Closing. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals.

Organizational Documents Advisory Proposal 1

East Stone’s shareholders are being asked to approve and adopt provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association, which requires a special resolution to remove a director and only for cause. This Proposal is referred to as “Organizational Documents Advisory Proposal 1.”

Organizational Documents Advisory Proposal 2

East Stone’s shareholders are being asked to approve provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association providing that general meetings of shareholders for any purpose or purposes may be called at any time only by the majority Pubco’s whole board or the chairman of the board and that the board shall only be required to call a meeting on the requisition of shareholders if it receives a requisition from shareholders holding shares carrying not less than one-third of the votes attributable to all issued shares of Pubco. This Proposal is referred to as “Organizational Documents Advisory Proposal 2.”

Organizational Documents Advisory Proposal 3

East Stone’s shareholders are being asked to approve the exclusion of provisions from Pubco’s Amended and Restated Memorandum and Articles of Association relating to being a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to a trust account and time limits within which it must consummate an initial business combination. This Proposal is referred to as “Organizational Documents Advisory Proposal 3.”

Organizational Documents Advisory Proposal 4

East Stone’s shareholders are being asked to approve and adopt provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that any vacancy on the board of Pubco shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and that such vacancies shall not be filled by shareholders except at an annual general meeting upon the expiration of directors’ terms. This Proposal is referred to as “Organizational Documents Advisory Proposal 4.”

Organizational Documents Advisory Proposal 5

East Stone’s shareholders are being asked to approve and adopt provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that the authorized share capital of Pubco be US$20,050, divided into (a) 200,000,000 Ordinary Shares and (b) 500,000 preferred shares, in each case of US$0.0001 par value per Share. This Proposal is referred to as “Organizational Documents Advisory Proposal 5.”

Organizational Documents Advisory Proposal 6

East Stone’s shareholders are being asked to approve and adopt provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that allow Pubco’s board of directors, by resolution and without shareholder approval, to issue one or more series of preferred shares as well as to fix the voting powers (full, limited or none) and designate any preferences, special rights, limitations, qualifications and restrictions for the preferred shares so issued. This Proposal is referred to as “Organizational Documents Advisory Proposal 6.”

Reasons for the Approvals of the Organizational Documents Advisory Proposals

Organizational Documents Advisory Proposal 1 (Director Removal)

Pubco’s Amended and Restated Memorandum and Articles of Association provides for a classified board of directors, such that only a specified portion of the directors is to be elected each year. Under Pubco’s Amended and Restated Memorandum and Articles of Association, directors may be removed by a special resolution passed by the shareholders of Pubco only for cause. East Stone’s board of directors believes that such a standard will, in conjunction with the classified nature of the Pubco’s board, make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco’s board of directors.

Organizational Documents Advisory Proposal 2 (Calling of Shareholder Meetings)

East Stone’s board of directors believes that meetings of shareholders should be called by the Pubco board of directors or chairman of Pubco’s board of directors to make it more difficult for a potential acquirer or other person, group or entity to gain control of Pubco’s board of directors. The East Stone board of directors further believes that each decision of the shareholders should be made by all shareholders and only after thoughtful consideration of complete information. Information will be provided to shareholders through a proxy statement, and the period between delivery of the proxy statement and the shareholder meeting provides time for consideration of shareholder Proposals.

Organizational Documents Advisory Proposal 3 (SPAC Provisions)

East Stone’s board of directors note that Pubco is not and will not be a blank check company. Accordingly, the East Stone board of directors believes that the blank check provisions that were included in East Stone’s amended and restated memorandum and articles of association should not be included in Pubco’s Amended and Restated Memorandum and Articles of Association.

Organizational Documents Advisory Proposal 4 (Vacancies on Pubco’s Board)

East Stone’s board of directors believes that, other than at an annual general meeting upon the expiration of the directors’ terms, vacancies on Pubco’s board may be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director in order to make it more difficult for a potential acquirer or other person, group or entity to gain control of Pubco’s board of directors. The East Stone board of directors further believes that the decisions of the shareholders to fill any vacancy on Pubco’s board should be made by all shareholders only at an annual general meeting upon the expiration of the corresponding director’s term in order to make it more difficult for a potential acquirer or other person, group or entity to gain control of Pubco’s board and to provide for sufficient time and opportunity for the consideration of any candidacy for directorship vacated by the expiration of its term.

Organizational Documents Advisory Proposal 5 (New Capitalization)

The East Stone board of directors believes that the new capitalization provided in Pubco’s Amended and Restated Memorandum and Articles of Association is necessary to accommodate the shares to be issued to East Stone’s shareholders in connection with the Business Combination, the Share Exchange, Pubco’s equity incentive plan, other transactions contemplated by the Business Combination Agreement as well as any future issuance of shares necessary to raise additional capital for Pubco.

Organizational Documents Advisory Proposal 6 (Issuance of Preferred Shares)

Pubco’s Amended and Restated Memorandum and Articles of Association that allow Pubco’s board of directors, by resolution and without shareholder approval, to issue one or more series of preferred shares as well as to fix the voting powers (full, limited or none) and designate any preferences, special rights, limitations, qualifications and restrictions for the preferred shares so issued. East Stone’s board of directors believes that the ability of Pubco’s board to so issue preferred shares is necessary to accommodate Pubco’s potential future capital raising needs and will make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco’s board of directors.

Required Vote and Recommendation of the Board

The approval of the Organizational Documents Advisory Proposals will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Organizational Documents Advisory Proposals.

As discussed above, the Organizational Documents Advisory Proposals are advisory votes and therefore are not binding on East Stone or East Stone’s board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Advisory Proposals, East Stone intends that Pubco’s Amended and Restated Memorandum and Articles of Association will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

East Stone is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The unaudited pro forma combined balance sheet as of June 30, 2021 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 2021, and for the year ended December 31, 2020 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The unaudited pro forma combined balance sheet is presented as of June 30, 2021 and the unaudited pro forma combined statements of operations is presented for the six months ended June 30, 2021 and for the year ended December 31, 2020, other than per share redemption price, which is as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension. The pro forma effects take into consideration the aggregate $2,760,000 paid for the Extensions that occurred on May 21, 2021 and August 23, which resulted in the per share redemption price increasing from $10.06 as of December 31, 2020 to $10.26 as of August 23, 2021, causing a maximum share redemption decrease from 2,600,521, at $10.06 redemption price, as of December 31, 2020 to 5,417,176, at $10.26 redemption price, as of August 23, 2021.

This information should be read together with JHD’s and East Stone’s audited financial statements and related notes, “JHD’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2021 has been prepared using the following:

•        JHD’s unaudited historical consolidated balance sheet as of June 30, 2021, as included elsewhere in this proxy statement/prospectus,

•        East Stone’s unaudited historical condensed consolidated balance sheet as of June 30, 2021, as included elsewhere in this proxy statement/prospectus, and,

•        the consideration of $1,380,000 paid for the Second Extension as of August 23, 2021.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2021 has been prepared using the following:

•        JHD’s unaudited historical consolidated statement of operations for the six months ended June 30, 2021, as included elsewhere in this proxy statement/prospectus, and

•        East Stone’s unaudited historical condensed consolidated statement of operations for the six months ended June 30, 2021, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

•        JHD’s audited historical consolidated statement of operations for the year ended December 31, 2020, as included elsewhere in this proxy statement/prospectus, and

•        East Stone’s audited historical statements of operation for the six months ended December 31, 2020 and June 30, 2020, as included elsewhere in this proxy statement/prospectus. East Stone’s unaudited historical statement of operations for the year ended December 31, 2020 comprised a) unaudited historical statement of operations for the six months ended June 30, 2020, plus b) audited historical statement of operations for the six months ended December 31, 2020.

Description of the Transactions

On February 16, 2021, East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone” or “Purchaser”), entered into the Original Business Combination Agreement (which was amended as of June 25, 2021, amended and restated on September 13, 2021 and further amended and restated on October 7, 2021, and as may be further amended and/or amended and restated, the “Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company (“Navy Sail”), as Purchaser Representative, JHD Technologies Limited, a Cayman Islands exempted company (“Pubco”), Yellow River Merger Co Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), JHD Holdings (Cayman) Limited, a Cayman Islands company (“JHD”), Yellow River (Cayman) Limited, a Cayman Islands company (the “Primary Seller”), and each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date hereof by executing and delivering to the Purchaser, Pubco and JHD a joinder agreement (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and, Double Ventures Holdings Limited, a British Virgin Islands business company, East Stone’s sponsor (the “Sponsor”), solely with respect to Sections 10.3 and Articles XII and XIII in the Business Combination Agreement, as applicable.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into East Stone, with East Stone continuing as the surviving entity (the “Merger”), as a result of which, (1) East Stone will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of East Stone immediately prior to the Effective Time (as defined in the Business Combination Agreement) will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of JHD from the Sellers in exchange for Ordinary Shares of Pubco (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

Exchange Consideration

The total consideration to be paid by Pubco to the Sellers for their shares of JHD, will be an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”) (i) One Billion U.S. Dollars ($1,000,000,000), plus (ii) the aggregate amount of cash of JHD and its direct and indirect subsidiaries as of the Closing, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries as of the Closing, minus (iv) the amount of any unpaid transaction expenses of JHD in excess of $10,000,000 in aggregate, and (v) minus the Option Consideration Amount as set forth in the Business Combination Agreement with each Pubco Ordinary Share valued at the amount equal to the price at which each East Stone ordinary share is redeemed or converted pursuant to the redemption of shares (the “Redemption Price”).

Convertible Notes; Equity Investments

In addition, under the terms of the Business Combination Agreement, the Convertible Notes will be converted at the Closing into Pubco Ordinary Shares, along with any Equity Investment that may be made that provides for the conversion of Equity Investment into Ordinary Shares as at the Closing. The Pubco Ordinary Shares to be received by the holders of the Convertible Notes (and the holders of any Equity Investment) will be in addition to the Pubco Ordinary Shares issued as Exchange Consideration.

The principal amount of the Convertible Notes issued by JHD which will be converted at the Closing is $30.363 million, which will convert into a total of 4,321,741 Pubco Ordinary Shares.

The issuances of Pubco Ordinary Shares in connection with the Share Exchange will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(a)(2) thereof because securities of Pubco will be issued to a limited number of Sellers without involving a public offering. Such issuances will also be exempted from registration in reliance upon Regulation S of the Securities Act with regard to certain Sellers receiving Pubco Ordinary Shares who are qualified as non-U.S. persons thereunder. The Convertible Notes were issued to four investors without registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S thereunder and the Ordinary Shares of Pubco into which such Convertible Notes will convert will also be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S. As described in “Recent Developments,” Pure Value has agreed to issue a convertible note in the principal amount of RMB 300 million to an investor is China that is convertible into Ordinary Shares of Pubco at the price of $10.16 per Pubco Ordinary Share. This transaction, which is expected to close in November 2021, is being carried out pursuant to Regulation S.

Earnout Escrow Account

The parties agreed that at or prior to the Closing, Pubco, the Seller and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to East Stone and JHD (the “Escrow Agreement” ), pursuant to which Pubco will cause to be delivered to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal in value to ten percent (10%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Business Combination Agreement and the Escrow Agreement. If and when earned, the Sellers will be entitled to receive from Pubco, as additional consideration for the purchase of the Purchased Shares, the Earned Escrow Shares together with the Other Escrow Property. To the extent that the amount of the Earned Escrowed Shares is less than the number of Escrow Share Number (as such terms are defined below), then the amount of Escrow Shares equal to such difference will be forfeited by the Sellers and released to Pubco for cancellation along with any accrued but unpaid dividends payable in respect of such Escrow Shares.

For the purposes of the calculating the Earned Earnout Shares, the following definitions will apply:

“Earned Escrow Shares” means the result of the following equation: Escrow Share Number * (Revenue/Earnout Target).

“Earnout Target” means an amount equal to $140,000,000.

“Earnout Year” means the period commencing on the first day of the first fiscal quarter following Closing and ending on the twelve (12)-month anniversary of such date.

“Escrow Share Number” means the number of Escrow Shares.

“Revenue” means the consolidated revenue of Pubco and its subsidiaries for the Earnout Year, as set forth in Pubco’s filings with the SEC; provided that in no event will the Revenue exceed the Earnout Target.

Consideration Options

Certain senior executives of the Primary Seller (who will also be senior executives and/or directors of Pubco) will receive options to acquire Pubco Ordinary Shares in substitution for their vested options in the Primary Seller (“Consideration Options”). These substitute options will allow the holders of the Consideration Options to acquire a number of shares equal to the Option Consideration Amount divided by the Redemption Price which amount is anticipated to be approximately 11,454,822 Pubco Ordinary Shares. As agreed by the parties to the Business Combination Agreement, the Option Consideration Amount will be subtracted from the Exchange Consideration resulting in the Sellers receiving a smaller number of Exchange Shares than originally contemplated. Pubco will also issue options in respect of unvested options in the Primary Seller in an amount that is anticipated to cover approximately 6,485,468 Pubco Ordinary Shares. The amount of Pubco Ordinary Shares covered by the unvested options will not be deducted from the Exchange Consideration.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on JHD shareholders expecting to have a majority of the voting power of the combined company, JHD comprising the ongoing operations of the combined entity, JHD comprising a majority of the governing body of the combined company, and JHD’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of JHD issuing share for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of JHD.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. JHD and East Stone have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Pubco and Merger Sub and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of East Stone’s ordinary shares:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no East Stone shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions; and

•        Scenario 2 — Assuming redemptions of 5,417,176 of East Stone ordinary shares for cash:    This presentation assumes that East Stone shareholders exercise their redemption rights with respect to a maximum of 5,417,176 ordinary shares upon consummation of the Transactions at a redemption price of approximately $10.26 per share as of August 23, 2021, the date on which $1.38 million was deposited into the Trust Account for the Second Extension. The maximum redemption amount is derived assuming a minimum of (a) $110,000,000 cash required at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation), (b) $5,000,001 in net tangible assets and (b) $15 million to be used to pay expenses in connection with the Transaction after giving effect to the payments to redeeming shareholders.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 84,797,281 Ordinary Shares of Pubco (after rounding adjustment) to be issued to the Sellers, such amount calculated (i) using estimated consideration of $987,546,573 paid to the Sellers (based upon a purchase price of $1,000,000,000, adjusted using the closing cash balance of JHD as of June 30, 2021, less JHD’s outstanding debt as of June 30, 2021) (ii) prior to giving effect to the escrow of consideration in connection with the earnout, and (iii) using a redemption price per share of $10.26 as of August 23, 2021, the date on which $1.38 million was deposited into the Trust Account for the Second Extension. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares and assuming the conversion of $30.36 million of Convertible Notes), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the holders of the Convertible Notes will own approximately 14.0%, 3.5%, 78.5% and 4.0% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 84,797,281 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If 5,417,176 ordinary shares of East Stone (the maximum number of ordinary shares of East Stone that can be redeemed as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, at a per share redemption price of $10.26 while still maintaining a minimum of (a) $110,000,000 cash required at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation), (b) $5,000,001 in net tangible assets and (c) $15,000,000 to be used to pay expenses in connection with the Business Combination) are converted into cash, Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers and the holders of the Convertible Notes are expected to own approximately 9.7%, 2.0%, 84.0% and 4.3%, respectively, of the Ordinary Shares and voting power of Pubco following the closing. As such, East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination.

PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(Unaudited)

				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) JHD	(B) East Stone		Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$22,044,511		$116,837	$140,220,872	(1)	$—	$—		$—
				(1,273,791)	(2)	—	—		—
				(6,040,821)	(3)	—	(44,726,101)	(4)	—
				(300,000)	(6)		—		—
				(41,507)	(8)	154,726,101	—		110,000,000
Accounts receivable, net	13,728,920		—	—		13,728,920	—		13,728,920
Inventories	9,482,388		—	—		9,482,388	—		9,482,388
Advance to suppliers	6,871,221		—	—		6,871,221	—		6,871,221
Amounts due from related parties	994,055		—	—		994,055	—		994,055
Other current assets	9,162,879		134,750	(1,380,000)	(7)	7,917,629	—		7,917,629
Deferred offering costs	1,944,708		—	—		1,944,708	—		1,944,708
Total Current Assets	64,228,682		251,587	131,184,753		195,665,022	(44,726,101)		150,938,921
Cash and investment held in Trust Account	—		140,220,872	—		—	—		—
				(140,220,872)	(1)	—	—		—
Property and equipment, net	1,371,465		—	—		1,371,465	—		1,371,465
Intangible Assets, net	1,857,093		—	—		1,857,093	—		1,857,093
Goodwill	1,366,926		—	—		1,366,926	—		1,366,926
Equity method investments	426,957		—	—		426,957	—		426,957
Total Assets	$69,251,123		$140,472,459	$(9,036,119)		$200,687,463	$(44,726,101)		$155,961,362

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,107,939		$—	$—		$4,107,939	—		$4,107,939
Convertible promissory note	4,100,000		300,000	(4,100,000)	(8)	—	—		—
	—		—	(300,000)	(6)	—	—		—
Advance from customers	1,728,068		—	—		1,728,068	—		1,728,068
Amounts due to related parties, current	2,072,896		105,000	(2,072,767)	(8)	105,129	—		105,129
Accrued expenses and other current liabilities	2,059,748		2,251,291	(871,291)	(2)	—	—		—
				(1,380,000)	(7)
		$		$(41,507)	(8)	2,018,241	—		2,018,241
Total Current Liabilities	14,068,651		2,656,291	(8,765,565)		7,959,377	—		7,959,377

PRO FORMA COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2021
(Unaudited)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) JHD	(B) East Stone	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Amounts due to related parties, non-current	20,155,339	—	(20,155,339)	(8)		—
Deferred tax liabilities	273,948	—	—		273,948	—		273,948
Derivative warrant liabilities	—	2,196,500	—		2,196,500	—		2,196,500
Deferred underwriting commission	—	402,500	(402,500)	(2)	—	—		—
Total Liabilities	34,497,938	5,255,291	(29,323,404)		10,429,825	—		10,429,825

Commitments and Contingencies
Common stock subject to possible redemption as of March 31, 2021	—	130,217,160	(130,217,160)	(4)	—	—		—

Shareholders’ Equity
Ordinary shares	—	6,231,357	105,892	(5)	6,337,249	—	(4)	6,337,249
Subscription receivable	—	—	—		—	—		—
Additional paid-in capital	134,272,616	—	130,217,160	(4)	—	(44,726,101)		—
			26,328,106	(8)	—	—		—
			(1,337,241)	(5)	289,480,641	—		244,754,540
Accumulated earnings (deficit)	(103,419,021)	(1,231,349)	(6,040,821)	(3)	—	—		—
			1,231,349	(5)	(109,459,842)	—		(109,459,842)
Accumulated other comprehensive loss	2,566,567	—	—		2,566,567	—		2,566,567
Total Shareholders’ Equity	33,420,162	5,000,008	150,504,445		188,924,615	(44,726,101)		144,198,514
Non-controlling interest	1,333,023	—	—		1,333,023	—		1,333,023
Total Liabilities and Shareholders’ Equity	$69,251,123	$140,472,459	$(9,036,119)		$200,687,463	$(44,726,101)		$155,961,362

Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

(A)    Derived from the unaudited balance sheet of JHD as of June 30, 2021.

(B)    Derived from the unaudited balance sheet of East Stone as of June 30, 2021.

(1)    Reflects the release of cash from cash and investment held in the Trust Account.

(2)    Reflects the payments of East Stone’s accrued expenses and other current liabilities, deferred underwriting commission.

(3)    Reflects the payments of transaction fee of $6.0 million (including $1.7 million of JHD’s transaction expenses and $4.3 million of East Stone’s expenses). This $6.0 million transaction fee is not included in the unaudited pro forma condensed combined statement of operations of JHD and East Stone as of June 30, 2021, as it is nonrecurring.

(4)    In Scenario 1, which assumes no East Stone shareholders exercise their redemption rights, all East Stone shares previously subject to redemption for cash amounting to $130.22 million would be transferred to shareholders’ equity. In Scenario 2, which assumes the same facts as described in Items 1, 2 and 3 above, but also assumes the maximum number of East Stone shares at 5,417,176 are redeemed for cash by East Stone shareholders, cash required at $44.73 million would be paid out in cash, while maintaining a minimum (a) cash balance of $110,000,000 at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation) (b) $5,000,001 of net tangible assets and (c) $15,000,000 to be used to pay expenses in connection with the Business Combination.

(5)    Reflects 1) recapitalization of JHD thru issuance of East Stone shares and eliminate East Stone historical accumulated earnings; 2) the contribution of all the share capital in JHD to East Stone.

(6)    On February 23, 2021, East Stone Acquisition Corp issued a non-interest bearing promissory note for up to $500,000 to a related party. As of June 30, 2021, East Stone received $300,000 under the note. This amount is intended to be paid in cash upon completion of the Business Combination. The adjustment has been made to reflect payment of loans from related parties.

(7)    Reflects repayment of loans from East Stone to JHD upon completion of the Business Combination.

(8)    Reflects the mandatory conversion of four promissory notes into common stock in the aggregated principal amount of $26,328,106 upon completion of the Business Combination, and accrued interest in the amount of $41,507 would be paid out in cash.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) JHD	(B) East Stone	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments	Pro Forma Income Statement
Net revenues	$52,894,078	$—	$—		$52,894,078	$—	$52,894,078
Formation and operating costs	—	(1,076,393)	—		(1,076,393)	—	(1,076,393)
Cost of revenues	(50,235,977)	—	—		(50,235,977)	—	(50,235,977)
Sales and marketing expenses	(7,947,667)	—	—		(7,947,667)	—	(7,947,667)
General and administrative expenses	(11,813,911)	—	—		(11,813,911)	—	(11,813,911)
Research and Development expenses	(565,775)	—	—		(565,775)	—	(565,775)
Operating loss	(17,669,252)	(1,076,393)	—		(18,745,645)	—	(18,745,645)

Other income (expense):
Interest income, net	(266,230)	6,902	(6,902)	(1)	(266,230)	—	(266,230)
Change in fair value of derivative warrant liabilities	—	35,600	—		35,600	—	35,600
Loss from deregistration of subsidiaries	—	—	—		—		—
Share of loss from equity method investment	(15)	—	—		(15)	—	(15)
Other expense, net	(492,725)	—	—		(492,725)	—	(492,725)
(Loss)/Income before income taxes	(18,428,222)	(1,033,891)	(6,902)		(19,469,015)		(19,469,015)
Income tax expense	(13,818)	—	29,362	(2)	15,544	—	15,544
Net loss	(18,442,040)	(1,033,891)	22,460		(19,453,471)	—	(19,453,471)
Less: net loss attributable to non-controlling interests	(12,056)	—	—		(12,056)		(12,056)
Net (loss)/income attributable to Company	$(18,429,984)	$(1,033,891)	$22,460		$(19,441,415)	$—	$(19,441,415)

Weighted average shares outstanding, basic and diluted		13,800,000	94,437,522	(3)	108,237,522	(7,073,176)	101,095,346
Basic and diluted net loss per share		$(0.07)			$(0.18)		$(0.19)

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) JHD	(B) East Stone	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments	Pro Forma Income Statement
Net revenues	$76,420,993	$—	$—		$76,420,993	$—	$76,420,993
Formation and operating costs	—	(768,214)	—		(768,214)	—	(768,214)
Cost of revenues	(73,090,970)	—	—		(73,090,970)	—	(73,090,970)
Sales and marketing expenses	(17,700,583)	—	—		(17,700,583)	—	(17,700,583)
General and administrative expenses	(17,037,518)	—	—		(17,037,518)	—	(17,037,518)
Research and Development expenses	(3,192,374)	—	—		(3,192,374)	—	(3,192,374)
Operating loss	(34,600,452)	(768,214)	—		(35,368,666)	—	(35,368,666)

Other income (expense):
Interest income, net	28,997	833,973	(833,973)	(1)	28,997	—	28,997
Change in fair value of derivative warrant liabilities	—	(238,872)	—		(238,872)	—	(238,872)
Loss from deregistration of subsidiaries	(60,765)	—	—		(60,765)		(60,765)
Share of loss from equity method investment	(418)	—	—		(418)	—	(418)
Other expense, net	(203,596)	—	—		(203,596)	—	(203,596)
Loss before income taxes	(34,836,234)	(173,113)	(833,973)		(35,843,320)		(35,843,320)
Income tax benefit	91,127	—	26,239	(2)	117,366	—	117,366
Net loss	(34,745,107)	(173,113)	(807,734)		(35,725,954)	—	(35,725,954)
Less: net income attributable to non-controlling interests	41,853	—	—		41,853		41,853
Net income (loss) attributable to Company	$(34,786,960)	$(173,113)	$(807,734)		$(35,767,807)	$—	$(35,767,807)

Weighted average shares outstanding, basic and diluted		13,800,000	94,437,522	(3)	108,237,522	(7,073,176)	101,095,346
Basic and diluted net loss per share		$(0.01)			$(0.33)		$(0.35)

Notes and adjustment to Unaudited Pro Forma Condensed combined Statements of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(A)    Derived from the unaudited statement of operations of JHD for the six months ended June 30, 2021 and the audited statement of operations of JHD for the year ended December 31, 2020.

(B)    Derived from East Stone’s audited consolidated statement of operations for the six months ended June 30, 2020, and December 31, 2020.

(1)    Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(2)    To record the tax effect of the pro forma adjustments applied at JHD’s normalized blended statutory income tax rate of 25.0%.

(3)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business

Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

The following presents the calculation of basic and diluted weighted average shares outstanding assuming two alternative levels of conversion for the year ended June 30, 2021:

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
East Stone public shares	13,800,000	8,382,824
East Stone public right	1,380,000	1,380,000
East Stone shares held by Founders	3,450,000	1,725,000
East Stone shares underlying Private Placement Units held by IPO PIPE Shareholders	350,000	350,000
East Stone shares to which IPO PIPE Shareholders will be entitled under the Private Rights underlying Private Placement Units	35,000	35,000
East Stone Shares held by Representatives	103,500	103,500
Convertible Bond Investors at Closing	4,321,741	4,321,741
Shares issued to JHD shareholders in Business Combination	84,797,281	84,797,281
Weighted average shares outstanding	108,237,522	101,095,346

Percent of shares owned by existing holders of JHD share	78.5%	84.0%
Percent of shares owned by convertible bond investors	4.0%	4.3%
Percent of shares owned by existing public holders of East Stone share	14.0%	9.7%
Percent of shares owned by East Stone Founder	3.1%	1.6%
Percent of shares owned by investors of Private Placement Units	0.3%	0.3%
Percent of shares owned by Representatives	0.1%	0.1%
	100.0%	100.0%

Net loss per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the historical East Stone weighted average number of redeemable shares outstanding of 13,800,000 and non-redeemable shares outstanding of 3,765,500 under no redemption scenario and 2,109,500 under maximum redemption scenario for the six months ended June 30, 2021 adjusted by (a) approximately 84,797,281 consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), to be issued in connection with the Business Combination; (b) fully exercise of public share rights of 1,380,000 shares and private share rights of 35,000 shares, (c) shares issued to convertible bond investors at closing of 4,321,741 shares, and (d) redemption of 5,417,176 shares or no redemptions. The Escrow Shares issuable to JHD shareholders have been excluded from basic and diluted pro forma net loss per share as such shares are uncertain as the proportion of Revenue for the Earnout Year compared to the Earnout Target is not supportable as of June 30, 2021.

For the purposes of calculating the weighted average number of shares of Company ordinary shares outstanding, the effects of outstanding warrants and exchangeable units to purchase ordinary shares and employee share option plans were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.

	Adjustment for Merger Assuming No Redemptions	Adjustment for Merger Assuming 5,417,176 Shares Redemptions
Weighted average shares of redeemable ordinary share	13,800,000	13,800,000
Weighted average outstanding shares of non-redeemable shares	3,903,500	2,178,500
Add: Closing merger consideration payable in shares	84,797,281	84,797,281
Add: Closing merger share rights exercised	1,415,000	1,415,000
Add: Convertible Bond Investors at Closing	4,321,741	4,321,741
Less: shares assumed to be redeemed	—	(5,417,176)
Weight average shares	108,237,522	101,095,346

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for JHD and East Stone on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2021 after giving effect to the Transactions,

(1)    assuming no East Stone shareholders exercise redemption rights with respect to their ordinary shares upon the consummation of the Transactions; and

(2)    assuming that East Stone shareholders exercise their redemption rights with respect to a maximum of 5,417,176 ordinary shares upon consummation of the Transactions.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of East Stone and JHD and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of East Stone and JHD would have been had the companies been combined during the periods presented.

	East Stone (Historical)	JHD (Historical)	Pro Forma Combined (Assuming 5,417,176 Shares Redemptions)	Pro Forma Combined (Assuming No Redemptions)
As of and for the six months ended June 30, 2021
Shares outstanding
Ordinary shares	17,703,500	1	101,095,346	108,237,522
Preferred shares	—	—	—	—
Book value per share	$0.28	$34,753,185	$1.44	$1.76
Book value per conversion share	—	—	33.67	44.02
Net loss per ordinary share
Basic and diluted	$(0.07)	$(18,429,984)	$(0.19)	$(0.18)
Cash dividends declared per share	$—	$—	$—	$—

THE SHARE ISSUANCE PROPOSAL

At the Meeting, East Stone may ask its shareholders to vote upon and approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of (a) approximately 84,797,281 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus, (b) approximately 17,940,290 shares underlying vested and unvested options to be issued to certain officers and directors of the Primary Seller who will become officers and directors of Pubco concurrently with the closing of the proposed Business Combination, (c) an aggregate of 4,321,741 ordinary shares issuable upon conversion of certain convertible notes issued by JHD prior to the consummation of the proposed Business Combination, and (d) approximately 4,573,237 ordinary shares issuable upon conversion of a convertible note of Pure Value Trading Company (Shanghai) Limited in favor of Qingdao Hainuo Investment Development Co. Ltd., if and when such investment transaction is completed.

Nasdaq Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares of East Stone or the voting power outstanding before the transaction. East Stone currently has 17,703,500 ordinary shares issued and outstanding.

Reasons for the Approval for Purposes of NASDAQ Rule 5635

East Stone is seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, Pubco will issue ordinary shares in connection with the Business Combination, including (a) approximately 84,797,281 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in this proxy statement/prospectus, (b) approximately 17,940,290 shares underlying vested and unvested options to be issued to certain officers and directors of the Primary Seller who will become officers and directors of Pubco concurrently with the closing of the proposed Business Combination, (c) an aggregate of 4,321,741 ordinary shares issuable upon conversion of certain convertible notes issued by JHD prior to the consummation of the proposed Business Combination, and (d) approximately 4,573,237 ordinary shares issuable upon conversion of a convertible note of Pure Value Trading Company (Shanghai) Limited in favor of Qingdao Hainuo Investment Development Co. Ltd., if and when such investment transaction is completed.

Effect of the Proposal on Current Shareholders

In the event that this Proposal is approved by East Stone shareholders, and the Business Combination is consummated, then the resulting potential issuance of all of the ordinary shares approved pursuant to this Proposal assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares and assuming the conversion of $30.36 million of Convertible Notes and RMB 300 million of Qingdao Notes, if that investment is completed and the note is fully converted), Public Shareholders, the Sponsor and other Initial Shareholders, the Sellers, the holders of the Convertible Notes and the holder of the Qingdao Note (if such note is issued and is converted in full) will own approximately 13.5%, 3.1%, 75.2%, 3.8% and 4.0% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 84,797,281 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

In the event that this Proposal is approved by East Stone shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of ordinary shares pursuant to the Business Combination Agreement, the Company will not issue such shares.

Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal or the Charter Proposal is not approved and will also not be submitted unless required under Nasdaq rules.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows East Stone’s board of directors to submit a proposal to adjourn the Meeting to a later date or dates, if East Stone deems it necessary or appropriate, including if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Charter Proposal or the Organizational Documents Advisory Proposals. In no event will East Stone solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and British Virgin Islands law. The purpose of the Adjournment Proposal is to provide additional time for the East Stone Initial Shareholders, JHD and the Seller to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the shareholders, East Stone’s board of directors may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Charter Proposal or the Organizational Documents Advisory Proposals. In such event, the Business Combination would not be completed.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

USE OF PROCEEDS

JHD estimates that between approximately US$5,000,001 and US$138,000,000 will be made available to it as a result of the Business Combination. The total amount received will depend on, among other things, the total number of East Stone’s Public Shares to be redeemed as discussed in this proxy statement/prospectus under “Special Meeting of East Stone’s Shareholders — Redemption Rights.” JHD expects to use a substantial portion of the funds it will receive from the Business Combination for general corporate purposes, which may include working capital needs (including repayment of Working Capital Loans as needed), branding and marketing activities in new and existing markets, expanding relationships with financial institutions, upgrading technology infrastructure, hiring additional staff in multiple locations and functions, as well as for development of new data systems. It also may use transaction proceeds for the payment of expenses related to the Business Combination, including transaction bonuses to certain consultants as well as executive officers and directors of Pubco following the consummation of the Business Combination, to the extent that such transaction bonuses are approved by Pubco’s board of director and that such expenses exceed the amount reimbursable under the Business Combination Agreement.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands on February 10, 2021 solely for the purpose of effectuating the Business Combination. Pubco owns no material assets and does not operate any business.

On February 10, 2021, Pubco issued one ordinary share to one shareholder for a total consideration of $1. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Amended and Restated Memorandum and Articles of Association of Pubco and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Jun Wang, and the sole shareholder of Pubco is Yellow River (Cayman) Limited. The address of Pubco’s registered office is Floor 4, Banco Popular Building, PO Box 4467, Road Town, Tortola, VG-1110 British Virgin Islands. After the consummation of the Business Combination, its principal executive office will be that of JHD, located at c/o Jihuiduo Technology Limited, Unit 06, 12/F, No. 555 Haiyang West Road, Pudong, Shanghai, PRC.

Legal Proceedings

To the knowledge of Pubco’s management as of November 4, 2021, there is no litigation currently pending or contemplated against Pubco, JHD, or any of their respective subsidiaries or their respective officers or directors in their capacity as such or against any of Pubco’s, JHD’s or any of their respective subsidiaries’ property other than certain JHD’s operating subsidiaries in China engaged in non-material, ongoing litigation.

OTHER INFORMATION RELATED TO EAST STONE

References in this section to “East Stone”, “Company”, “we”, “our” or “us” refer to East Stone Acquisition Corporation, a British Virgin Islands business company.

Introduction

East Stone is a blank check company formed as a British Virgin Islands business company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Prior to executing the Original Business Combination Agreement with JHD, East Stone’s efforts were limited to organizational activities, completion of its Initial Public Offering, pursuing a business combination with Ufin and the evaluation of other possible business combinations.

Initial Public Offering

On February 24, 2020, East Stone consummated its Initial Public Offering of 12,000,000 units. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $120,000,000. I-Bankers acted as sole-book running manager and EarlyBird Capital, Inc. (“EarlyBird”) acted as co-manager. The securities sold in the Initial Public Offering were registered under the Securities Act on registration statements on Form S-1 (File Nos. 333-235949 and 333-236527). The SEC declared the registration statements effective on February 19, 2020. Pursuant to the underwriting agreement, dated February 19, 2020, East Stone granted the underwriters in the Initial Public Offering a 30-day option to purchase up to 1,800,000 additional units solely to cover over-allotments. Simultaneously with the consummation of the Initial Public Offering, the underwriters exercised the over-allotment option in full.

Simultaneously with the closing of the Initial Public Offering, pursuant to those certain unit subscription agreements, dated as of February 20, 2020 (the “Private Placement Agreements”), by and between each of the Sponsor, I-Bankers, Hua Mao and Cheng Zhao (collectively, the “IPO PIPE Shareholders’), on the one hand, and East Stone, on the other hand, East Stone completed the private sale of an aggregate of 350,000 Private Placement Units, at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to us of $3,500,000. Pursuant to the Private Placement Agreements, 167,000 Private Placement Units were purchased by the Sponsor, an aggregate of 108,000 Private Placement Units were purchased by Hua Mao and Cheng Zhao separately and not together, and 75,000 Private Placement units were purchased by I-Bankers.

The Private Placement Units are identical to the units sold in the Initial Public Offering, except that Private Warrants that are part of the Private Placement Units are not redeemable by East Stone so long as they are held by the original holders or their permitted transferees. In addition, for as long as the warrants that are part of the Private Placement Units are held by I-Bankers or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement of the Initial Public Offering. No underwriting discounts or commissions were paid with respect to such sales. The issuance of the Private Placement Units was made pursuant to the exemption from registration contained in Section 4 (a)(2), Regulation D and/or Regulation S of the Securities Act.

On February 19, 2020, East Stone issued an aggregate of 103,500 ordinary shares (the “Representative’s Shares”) to I-Bankers, and its designee, EarlyBird, in connection with their services as underwriters for the initial public offering and as a result of the full exercise of the over-allotment option. Such ordinary shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On February 24, 2020, East Stone issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share, to I-Bankers and its designee, EarlyBird, in connection with their services as underwriters for the Initial Public Offering and as a result of the full exercise of the over-allotment option.

A total of $141,500,000 of gross proceeds was raised from the Initial Public Offering and the sale of Private Placement Units.

Offering Proceeds Held in Trust

Following the Initial Public Offering and the exercise of the over-allotment option in full, and the offering of Private Placement Units, a total of $138,000,000 of the net proceeds from the Initial Public Offering and the Private Placement Units was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee.

Except as described in the prospectus for East Stone’s Initial Public Offering and in the section entitled “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and East Stone’s Redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period under East Stone’s organizational documents.

Fair Market Value of Target Business

The target business or businesses that East Stone acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although East Stone may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. East Stone’s board of directors determined that this test was met in connection with the proposed Business Combination with JHD.

Shareholder Approval of Business Combination

Under East Stone’s amended and restated memorandum and articles of association, in connection with any proposed business combination, East Stone must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for East Stone’s Initial Public Offering. Accordingly, in connection with the Business Combination with JHD, the East Stone Public Shareholders may seek to convert their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, all of East Stone’s Initial Shareholders, as well as the IPO PIPE Shareholders, have agreed to vote the Founder Shares and shares included in the Private Warrants as well as any ordinary shares acquired in the aftermarket in favor of such proposed business combination.

No directors or officers of East Stone have purchased any securities of East Stone in any open market transactions.

Sponsor Loans and Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor and its officers and directors or their respective affiliates may, but are not obligated to, loan East Stone funds as may be required (the “Working Capital Loans”). If East Stone completes a business combination, East Stone would repay the Working Capital Loans. In the event that a business combination does not close, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, converted upon consummation of a business combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial business combination and its winding up. The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial business combination. Such Working Capital Units would be identical to the private placement units issued to Double Ventures Holdings Limited, I-Bankers, Hua Mao and Cheng Zhao in connection with East Stone’s initial public offering. As of November 4, 2021, East Stone borrowed an aggregate of $300,000 under the East Stone Note.

Related Party Extension Loans

As stated in its Prospectus, East Stone may extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of 21 months to complete a business combination). In order to extend the time available for East Stone to consummate a business combination, the initial shareholders and/or their affiliates or designees must deposit into the Trust Account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. If East Stone completes a business combination, East Stone would repay such loaned amounts out of the proceeds of the Trust Account released to East Stone. If East Stone does not complete a business combination, East Stone will not repay such loans.

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension” and, together with the First Extension, the “Extensions”). The Second Extension is the second and last of up to two three-month extensions permitted under East Stone’s governing documents. In accordance with the Original Business Combination Agreement, JHD loaned East Stone a sum of $1,380,000 on the Sponsor’s behalf in order to support the First Extension. JHD also loaned East Stone an additional $1,380,000 to support the Second Extension. The loans are non-interest bearing and will be payable upon the earlier of (i) the consummation of the proposed business combination between East Stone and JHD, and (ii) East Stone’s liquidation.

Liquidation if No Business Combination

The Sponsor, and its officers and directors, have agreed that JHD must complete its initial business combination by November 24, 2021. However, East Stone may not be able to consummate East Stone’s initial business combination by such date. If East Stone is unable to consummate East Stone’s initial business combination by November 24, 2021, East Stone will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses), pro rata to East Stone’s public shareholders by way of redemption and cease all operations except for the purposes of winding up of East Stone’s affairs. This redemption of public shareholders from the Trust Account will be effected as required by function of East Stone’s memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the Companies Act.

Following the redemption of Public Shares, East Stone intends to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that East Stone intends to enter voluntary liquidation following the redemption of public shareholders from the Trust Account, East Stone does not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from the Trust Account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands newspaper and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps the liquidator considers appropriate to identify the company’s creditors, after which East Stone’s remaining assets would be distributed. As soon as the affairs of the Company are fully wound-up, the liquidator must complete his or her statement of account and file notice with the Registrar that the liquidation is complete. East Stone would be dissolved once the Registrar issues a Certificate of Dissolution.

The Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Private Placement Units if East Stone fails to consummate a business combination within the applicable period from the closing of the Initial Public Offering. Such waivers are customary in transactions of this sort and the Initial Shareholders did not view the waiver as separate from the transaction as a whole and did not receive separate consideration for the waiver.

However, if East Stone’s Initial Shareholders, or any of East Stone’s officers, directors or affiliates, acquire public shares in or after East Stone’s Initial Public Offering, they will be entitled to redemption rights with respect to such public shares if East Stone fails to consummate a business combination within the required time period under East Stone’s organizational documents. There will be no redemption rights or liquidating distributions with respect to East Stone’s rights and warrants, which will expire worthless in the event East Stone does not consummate a business combination by November 24, 2021. East Stone will pay the costs of East Stone’s liquidation from East Stone’s remaining assets outside of the Trust Account or interest earned on the funds held in the Trust Account. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in East Stone’s liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of East Stone’s remaining assets.

Additionally, in any liquidation proceedings of the Company under British Virgin Islands law, the funds held in East Stone’s Trust Account may be included in East Stone’s estate and subject to the claims of third parties with priority over the claims of East Stone’s shareholders. To the extent any such claims deplete the Trust Account, East Stone may not be able to return to East Stone’s public shareholders the liquidation amounts payable to them.

If East Stone were to expend all of the net proceeds of East Stone’s Initial Public Offering, other than the proceeds deposited in the Trust Account, and prior to any withdrawals of interest earned on the Trust Account to pay taxes or liquidation expenses, the per-share redemption amount received by shareholders upon East Stone’s dissolution would be approximately $10.26 (based on the Trust Account balance as of August 23, 2021, the date on which $1.38 million was deposited into the Trust Account for the Second Extension). The proceeds deposited in the Trust Account could, however, become subject to the claims of East Stone’s creditors, which would have higher priority than the claims of East Stone’s public shareholders. The actual per-share redemption amount received by shareholders may be less than $10.00, plus interest (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses).

Although East Stone has sought and will continue to seek to have all vendors, service providers (other than East Stone’s independent auditor), prospective target businesses or other entities with which East Stone does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of East Stone’s public shareholders, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against East Stone’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, East Stone’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where East Stone may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, East Stone’s independent registered public accounting firm, will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which East Stone has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under East Stone’s indemnity of the underwriters of East Stone’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, the Sponsor may not be able to satisfy those obligations. Other than as described above, none of East Stone’s other officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. East Stone has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of East Stone. East Stone believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because East Stone will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Marketing Agreement

East Stone has engaged I-Bankers as an advisor in connection with East Stone’s Business Combination to assist East Stone in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce East Stone to potential investors that are interested in purchasing East Stone’s securities in connection with the Business Combination, assist East Stone in obtaining shareholder approval for the Business Combination and assist East Stone with its press releases and public filings in connection with the Business Combination. Pursuant to East Stone’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event will the cash portion of such advisory fees be less than $1,000,000.

Facilities

East Stone currently maintains its principal executive offices at 25 Mall Road, Suite 330, Burlington, MA 01803 for which East Stone pays $10,000 per month for a maximum of twelve (12) months or, if earlier, until the consummation of the Company’s Business Combination, for office space, utilities and secretarial and administrative services.

Employees

East Stone currently has two officers. These individuals are not obligated to devote any specific number of hours to East Stone’s matters, but they devote as much of their time as they deem necessary and intend to continue doing so to East Stone’s affairs until East Stone has completed East Stone’s initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for East Stone’s initial business combination and the stage of the business combination process East Stone is in. East Stone does not intend to have any full-time employees prior to the consummation of East Stone’s initial business combination.

Directors and Executive Officers

East Stone’s directors and officers are as follows as of the date of this Proxy:

Name	Age	Position
Xiaoma (Sherman) Lu	55	Chief Executive Officer and Director (Class I)
Chunyi (Charlie) Hao	61	Chairman and Chief Financial Officer (Class II)
Sanjay Prasad	58	Independent Director (Class I)
Michael S. Cashel	58	Independent Director (Class II)
William Zielke	76	Independent Director (Class I)

Mr. Xiaoma (Sherman) Lu has served as East Stone’s Chief Executive Officer since its inception and one of its directors since February 2020. Mr. Lu is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. From January 2017 to November 2017, Mr. Lu served as the executive vice president of Kangde Investment Group, a Chinese company engaging in new energy and financial services and capital investment. Prior to that, Mr. Lu served as the chief executive officer of Wanda Investment Company and vice president of Wanda Financial Group, the investment and financial arms of Wanda Group, a China multinational conglomerate in the real estate, hospitality, retailing, entertainment and health care, responsible for business expansion, capital investment, and cross board merger and acquisition in commercial real estate and entertainment business from May 2015 to December 2016. Mr. Lu served as the executive vice president of China Shenzhen Stock Exchange, one of the two primary stock exchanges in China, overseeing public company governance and securities offering from November 2012 to May 2015. Prior to Shenzhen Stock Exchange, Mr. Lu was a full-time non-executive board director at China Construction Bank from August 2010 to November 2012. Mr. Lu has also served in various positions and in different functions at State Street Corporation (NYSE: STT) from May 2005 to August 2010, a financial services and bank holding company headquartered in Boston with operations worldwide. Currently, Mr. Lu serves as independent director on the boards of Yango Group Co., Ltd. (000671.SZ), a China-based company principally engaged in the development and sale of real estate, Forgame Holdings Limited (HK: 0484), a fintech and gaming company, from October 2020, Sailing Henan Investment, a private investment company, and BOC International (China) Co, Ltd., a private company providing securities brokerage and investment services in China. Mr. Lu received his Bachelor’s and Master’s degree in thermal engineering from Tsinghua University in Beijing, China and an MBA degree from Boston College. Mr. Lu is well qualified to serve as a director due to his extensive experience in finance and investment management across various industries.

Mr. Chunyi (Charlie) Hao has served as East Stone’s Chairman of the Board and Chief Financial Officer since its inception. Mr. Hao is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. He served as chief executive officer and president of Shandong Haizhishe Energy Engineering Co., Ltd., a solar and wind engineering company in China, and was in charge of the daily operations and business development of the company from December 2015 to March 2019. Prior to that, Mr. Hao was an investment officer of Shanghai Guxin Investment Limited, a firm engaging in the investment of solar farms across China, from 2014 to June 2015. He served as chief financial officer at Delphi Automotive Corp (Saginaw Steering System) (“Delphi”) of General Motors Inc., overseeing joint venture operation across China and Asia Pacific from 1995 to 1998. Mr. Hao is an independent director of Cogobuy Group PLC (HKSE: 0400.HK), an e-commerce platform and distributor for electronic goods in China. He served as chief executive officer and director at China Fundamental Acquisition Corporation and a board director and president of China operations at Asia Automotive Acquisition Corporation, two SPACs in 2008 and 2005, respectively. Mr. Hao received his Bachelor’s degree in French from Beijing Language and Culture University, a Master of Arts degree from the University of Notre Dame and an MBA degree from Pace University. Mr. Hao is well qualified to serve as East Stone’s Chairman due to his extensive experience with SPACs, as well as his expertise in management, finance and capital investments.

Mr. Sanjay Prasad has been serving as one of East Stone’s directors since February 2020. He has been the founder, chief executive officer and president of Global Business Dimensions Inc., a manufacturer, seller and distributor of PC components, semiconductor and consumer electronic products, since June 1994. Mr. Prasad also founded Cinemagic Entertainment, a home cinema and audio video installation company, in June 2006 and Buyonlineled.com, a seller of LED lighting products, in April 2017. Mr. Prasad is a member of the New Jersey District Export Council. Mr. Prasad has helped numerous companies export their products overseas providing guidance on financing, export license controls and help in marketing to Asia, Europe and Middle East. Mr. Prasad received his Bachelor’s degree in industrial engineering from BIT India, Master’s degree in industrial engineering from Kansas State University and an MBA degree from Adelphi University. Mr. Prasad is well qualified to serve as a director due to his extensive experience in entrepreneurship and management across various countries.

Mr. Michael S. Cashel has been serving as one of East Stone’s directors since February 2020. Mr. Cashel joined the ION Group, a major global Fintech firm as a business development executive in March of 2021. He also maintains an LLC named CapMarkets IQ LLC where he has offered management consulting services and houses direct investments since August 5, 2020. Prior to it, he has served the Chief Operating Officer and Chief Compliance Officer of OpenDoor Securities LLC from September 2019 to July 31, 2020. Prior to that, he was a business consultant for State Street from September 2018 to September 2019, and Senior Vice President of Fidelity Trading Ventures from 2012 to 2017, where he led the development of various trading technologies and analytics. Prior to that, he served as Senior Vice President and Head of Equities with Fidelity’s Capital Market Services from 2008 to 2012. Mr. Cashel has previously served in managerial positions at Bear Steans, Harborside Securities, ABN AMRO and Morgan Stanley. Mr. Cashel earned his bachelor’s degree from Saint Lawrence University and is actively licensed in Series 7, 9, 10, 24, 55, 63 and 99. Mr. Cashel is well qualified to serve as a director due to his extensive experience in finance and investment.

Mr. William Zielke has been serving as one of East Stone’s directors since February 2020. He has been the Managing Partner of Automotive Advisory Partners LLC (“AAP”) since 2006, providing consulting services to companies in North American, Europe, China and Southeast Asia. Since November 2015, Zielke has been a member of the Board of Directors of DEEC Inc., a company focused on development of innovative high technology automotive products such as hydrogen injection into the combustion chamber of internal combustion engines and advanced Thermal Management Systems. From May 2010 to April 2013, Mr. Zielke served initially as Board of Directors and Co-Chair of the Audit Committee, and later on served as Chief Executive Officer of Tongxin International Ltd. (“Tongxin”). Prior to formation of AAP, Zielke was employed by General Motors (Delphi after the spinoff from GM). Zielke was assigned to included Diesel Equipment, Rochester Products, AC Rochester, GM Europe (GM Luxembourg), AC Delco Systems, Delphi Energy and Engine Management Systems, Delphi Energy and Chassis Systems, and ACG Holdings. Functions performed by Zielke included Sales (OEM and Aftermarket), Marketing (OEM and Aftermarket), Business Development (Mergers and Acquisitions), Intellectual Property Management, and Manufacturing. Zielke received a BBA degree from the University Of Wisconsin — Whitewater and a MBA from Loyola University of Chicago. Additional Executive education was completed at Northwestern University (Vevey, Switzerland), INSEAD (Fontainebleau France), Duke, Thunderbird, and University of Michigan. Mr. Zielke is well qualified to serve as a director due to his extensive experience in operations and management.

Number and Terms of Office of Officers and Directors

East Stone currently has five directors. East Stone’s directors are appointed by its shareholders and are subject to rotational retirement every two years. East Stone’s board of directors is divided into two classes, with only one class of directors being elected in each year. The term of office of the first class of directors, consisting of Messrs. Lu, Prasad and Zielke, will expire at the first annual meeting of the East Stone shareholders. The term of office of the second class of directors, consisting of Messrs. Cashel and Hao, will expire at the second annual meeting of East Stone’s shareholders. However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation. Under East Stone’s memorandum and articles of association, a director may not be removed from office by a resolution of East Stone’s shareholders prior to the consummation of a business combination by East Stone.

East Stone’s officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. East Stone’s board of directors is authorized to appoint persons to the offices set forth in East Stone’s amended and restated memorandum and articles of association as it deems appropriate. East Stone’s amended and restated memorandum and articles of association provide that its officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

East Stone’s board of directors has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the East Stone board of directors and has the composition and responsibilities described below. Subject to phase-in rules and limited exceptions, the Listing Rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the Listing Rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

East Stone has established an audit committee of the board of directors. Messrs. Prasad, Cashel and Zielke serve as members of East Stone’s audit committee. Mr. Prasad serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, East Stone is required to have three members of the audit committee, all of whom must be independent. The board of directors has determined that Messrs. Prasad, Cashel and Zielke are independent.

Each member of the audit committee is financially literate and East Stone’s board of directors has determined that Mr. Prasad qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by East Stone;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by East Stone, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to East Stone entering into such transaction; and

•        reviewing with management, the independent auditors, and East Stone’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding East Stone’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

East Stone has established a compensation committee of its board of directors. The members of its Compensation Committee are Messrs. Prasad, Cashel and Zielke. Mr. Cashel serves as chairman of the compensation committee. East Stone has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to East Stone’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of East Stone’s Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•        reviewing and approving the compensation of all of East Stone’s other officers;

•        reviewing East Stone’s executive compensation policies and plans;

•        implementing and administering East Stone’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with East Stone’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for East Stone’s officers and employees;

•        producing a report on executive compensation to be included in East Stone’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for East Stone’s directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

East Stone does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Listing Rules of Nasdaq, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Messrs. Prasad, Cashel and Zielke. In accordance with Rule 5605(e)(1)(A) of the Listing Rules of Nasdaq, all such directors are independent. As there is no standing nominating committee, East Stone does not have a nominating committee charter in place.

The board of directors also considers director candidates recommended for nomination by East Stone’s shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). East Stone’s shareholders that wish to nominate a director for election to the board should follow the procedures set forth in East Stone’s amended and restated memorandum and articles of association.

East Stone has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of East Stone’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its shareholders.

Compensation Committee Interlocks and Insider Participation

None of East Stone’s officers or Pubco’s intended officers currently serves, or in the past year has served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on East Stone’s compensation committee or is intended to serve on Pubco’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on East Stone’s board of directors or is intended to serve on Pubco’s board of directors.

Code of Ethics

East Stone has adopted a Code of Ethics applicable to its directors, officers and employees. East Stone filed a copy of its Code of Ethics and its audit and compensation committee charters as exhibits to the registration statement filed with the SEC in connection with its initial public offering. You can review these documents by accessing East Stone’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided by East Stone without charge upon request. East Stone intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K filed with the SEC.

Executive Compensation

In February 2020, Chunyi (Charlie) Hao, East Stone’s Chief Financial Officer, director and an affiliate of the Sponsor, transferred 120,000 Founder Shares to Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and director, as well as 18,000 Founder Shares, to each of Messrs. Prasad, Cashel and Zielke, its independent directors. Commencing on February 20, 2020 through the earlier of consummation of East Stone’s initial business combination and its liquidation, East Stone will pay East Stone Capital Limited, an affiliate of its executive officers, up to a maximum of $120,000 in the aggregate, for office space, utilities and secretarial and administrative services. Such administrative fees will be paid on a quarterly basis at $30,000 per quarter until the maximum fee is reached, or if earlier, until the consummation of East Stone’s initial business combination or its liquidation. East Stone believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services. Except as set forth above, no compensation will be paid to the Sponsor, East Stone’s officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of East Stone’s initial business combination. Additionally, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on East Stone’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. East Stone’s independent directors will review on a quarterly basis all payments that are made to the Sponsor or East Stone’s officers, directors, or its or their affiliates.

After the completion of East Stone’s initial business combination, members of its management team who remain with the combined company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to East Stone’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to East Stone’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on East Stone’s board of directors.

East Stone does not intend to take any action to ensure that members of its management team maintain their positions with the combined company after the consummation of East Stone’s initial business combination, although it is possible that some or all of its officers and directors may negotiate employment or consulting arrangements to remain with the combined company after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the combined company may influence East Stone’s management’s motivation in identifying or selecting a target business, but East Stone does not believe that the ability of its management to remain with the combined company after the consummation of East Stone’s initial business combination will be a determining factor in East Stone’s decision to proceed with any potential business combination. East Stone is not party to any agreements with its officers and directors that provide for benefits upon termination of employment. Xiaoma (Sherman) Lu, East Stone’s Chief Executive Officer and a member of its board of directors, has received an offer to serve as President and Vice Chairman of the board of Pubco and a member of its board of directors. JHD management has discussed with Chunyi (Charlie) Hao the possibility of being employed by JHD following the closing of the Business Combination. The terms of such position have not been negotiated or approved, and will not be considered by Pubco until after the Business Combination. Additionally, Michael Cashel, a member of East Stone’s board of directors, will serve as a director of Pubco following the consummation of the Business Combination.

Legal Proceedings

To the knowledge of East Stone’s management, as of November 4, 2021, there is no litigation currently pending or contemplated against East Stone, or any of its respective officers or directors in their capacity as such or against any of East Stone property.

Periodic Reporting and Audited Financial Statements

East Stone has registered its units, ordinary shares, rights and warrants under the Exchange Act and have reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, this report contains financial statements audited and reported on by East Stone’s independent registered public accountants.

East Stone will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements must be prepared in accordance with, or be reconciled to, U.S. GAAP or IFRS and the historical financial statements must be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses East Stone may acquire because some targets may be unable to provide such statements in time for East Stone to disclose such financial statements in accordance with federal proxy rules and consummate East Stone’s initial business combination within the 15-month (or up to 21-month, as applicable) time frame contained in East Stone’s organizational documents.

EAST STONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to “East Stone”, the “Company,” “our,” “us” or “we” refer to East Stone Acquisition Corporation. References to East Stone’s “management” or East Stone’s “management team” refer to East Stone’s officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

East Stone is a blank check company incorporated in the British Virgin Islands with limited liability (meaning East Stone’s shareholders have no liability, as members of the Company, for the liabilities of the Company over and above the amount already paid for their shares) formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. East Stone intends to effectuate East Stone’s initial business combination using cash from the proceeds of East Stone’s initial public offering and the private placement of the private units, East Stone’s shares, debt or a combination of cash, shares and debt.

The issuance of additional shares in East Stone’s initial business combination:

•        may significantly dilute the equity interest of investors who do not have pre-emption rights in respect of any such issue;

•        may subordinate the rights of holders of ordinary shares if the rights, preferences, designations and limitations attaching to the preferred shares are created by amendment of East Stone’s memorandum and articles of association by resolution of the board of directors and preferred shares are issued with rights senior to those afforded East Stone’s ordinary shares;

•        could cause a change in control if a substantial number of ordinary shares are issued, which may affect, among other things, East Stone’s ability to use East Stone’s net operating loss carry forwards, if any, and could result in the resignation or removal of East Stone’s present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for East Stone’s ordinary shares.

Similarly, if East Stone issues debt securities or otherwise incurs significant indebtedness, it could result in:

•        default and foreclosure on East Stone’s assets if East Stone’s operating revenues after East Stone’s initial business combination are insufficient to repay East Stone’s debt obligations;

•        acceleration of East Stone’s obligations to repay the indebtedness even if East Stone makes all principal and interest payments when due if East Stone breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        East Stone’s immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        East Stone’s inability to obtain necessary additional financing if any document governing such debt contains covenants restricting East Stone’s ability to obtain such financing while the debt security is outstanding;

•        East Stone’s inability to pay dividends on East Stone’s ordinary shares;

•        using a substantial portion of East Stone’s cash flow to pay principal and interest on East Stone’s debt, which will reduce the funds available for dividends on East Stone’s ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on East Stone’s flexibility in planning for and reacting to changes in East Stone’s business and in the industry in which East Stone operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on East Stone’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of East Stone’s strategy and other purposes and other disadvantages compared to East Stone’s competitors who have less debt.

East Stone expects to continue to incur significant costs in the pursuit of its acquisition plans. East Stone’s plans to raise capital or to consummate East Stone’s initial business combination may not be successful.

Recent Developments

As previously disclosed in the Current Report on Form 8-K of East Stone, on November 9, 2020, East Stone entered into that certain Amended and Restated Business Combination Agreement (the “Ufin Agreement”) with Ufin, Ufin Tek Limited, a British Virgin Islands business company (“Ufin Pubco”), Ufin Mergerco Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Ufin Merger Sub”), Xiaoma (Sherman) Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands business company and the sole holder of Ufin’s outstanding capital shares (the “Ufin Seller”, together with the Company, Ufin, Ufin Pubco, Ufin Merger Sub, Sherman Xiaoma Lu, Yingkui Liu and Ufin Seller, the “Ufin Parties”). On February 15, 2021, East Stone entered into a letter termination agreement with the Ufin Parties to terminate the “Ufin Agreement. In accordance with such letter agreement, upon execution and delivery of the letter agreement all of the rights and obligations of the Ufin Parties under the Ufin Agreement ceased (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) without any liability on the part of any party or any of their respective representatives.

On February 16, 2021, East Stone entered into the Original Business Combination Agreement (as amended as of June 25, 2021 and as amended and restated as of September 13, 2021 and as of September •, 2021, and as may be further amended and/or amended and restated, the “Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company (“Navy Sail”), as Purchaser Representative, JHD Technologies Limited, a Cayman Islands exempted company (“Pubco”), Yellow River MergerCo Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), JHD Holdings (Cayman) Limited, a Cayman Islands company (“JHD”), Yellow River (Cayman) Limited, a Cayman Islands company (the “Primary Seller”), and each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date thereof by executing and delivering to the Purchaser, Pubco and JHD a joinder agreement (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and, Double Ventures Holdings Limited, a British Virgin Islands business company, the Company’s sponsor, solely with respect to Sections 10.3 and Articles XII and XIII thereof, as applicable (the “Sponsor”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which, (1) the Company will become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of the Company immediately prior to the Effective Time (as defined in the Business Combination Agreement) will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of JHD from the Sellers in exchange for Ordinary Shares of Pubco (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Sellers for their shares of JHD, will be an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”)

(i) One Billion U.S. Dollars ($1,000,000,000), plus (ii) the aggregate amount of cash of JHD and its direct and indirect subsidiaries as of the Closing date, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries, minus (iv) the amount of any unpaid transaction expenses of JHD in excess of $10,000,000 in aggregate, and minus the Option Consideration Amount with each Pubco Ordinary Share valued at an amount equal to the price at which each East Stone ordinary share will be redeemed or converted pursuant to the redemption of shares (the “Redemption Price”).

In addition, under the terms of the Business Combination Agreement, the Convertible Notes will be converted at the Closing into Pubco Ordinary Shares, along with any Equity Investment that may be made that provides for the conversion of Equity Investment into Ordinary Shares as at the Closing. The Pubco Ordinary Shares to be received by the holders of the Convertible Notes (and the holders of any Equity Investment) will be in addition to the Pubco Ordinary Shares issued as Exchange Consideration. The principal amount of the Convertible Notes issued by JHD which will be converted at the Closing is $30.363 million, which will convert into a total of 4,321,741 Pubco Ordinary Shares.

The issuances of Pubco Ordinary Shares in connection with the Share Exchange will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(a)(2) thereof because securities of Pubco will issued to a limited number of Sellers without involving a public offering. Such issuances will also be exempted from registration in reliance upon Regulation S of the Securities Act with regard to certain Sellers receiving Pubco Ordinary Shares who are qualified as non-U.S. persons thereunder. The Convertible Notes were issued to four investors without registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S thereunder and the Ordinary Shares of Pubco into which such Convertible Notes will convert will also be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S.

The parties agreed that at or prior to the Closing, Pubco, the Seller and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the Company and JHD (the “Escrow Agreement” ), pursuant to which Pubco will cause to be delivered to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal in value to ten percent (10%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Business Combination Agreement and the Escrow Agreement.

If and when earned, the Sellers will be entitled to receive from Pubco, as additional consideration for the purchase of the Purchased Shares, the Earned Escrow Shares together with the Other Escrow Property. To the extent that the amount of the Earned Escrowed Shares is less than the number of Escrow Share Number (as such terms are defined below), then the amount of Escrow Shares equal to such difference will be forfeited by the Sellers and released to Pubco for cancellation along with any accrued but unpaid dividends payable in respect of such Escrow Shares.

For the purposes of the calculating the Earned Earnout Shares, the following definitions apply:

“Earned Escrow Shares” means the result of the following equation: Escrow Share Number * (Revenue/Earnout Target).

“Earnout Target” means an amount equal to One Hundred Forty Million U.S. Dollars ($140,000,000).

“Earnout Year” means the period commencing on the first day of the first fiscal quarter following Closing (but in any event no earlier than October 1, 2021) and ending on the twelve (12) month anniversary of such date.

“Escrow Share Number” means the number of Escrow Shares.

“Consideration Options” means a number of Pubco Ordinary Shares equal to the Option Consideration Amount divided by the Redemption Price will be available to satisfy exercises of substitute options issued Pubco to the holders of vested options in the Primary Seller under a new incentive award plan to be adopted by Pubco. As agreed by the parties to the Business Combination Agreement, the Option Consideration Amount will be subtracted from the Exchange Consideration resulting in the Sellers receiving a smaller number of Exchange Shares than originally contemplated.

“Revenue” means the consolidated revenue of Pubco and its subsidiaries for the Earnout Year, as set forth in Pubco’s filings with the SEC; provided that in no event will the Revenue exceed the Earnout Target.

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of the Company’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) the Company having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing;(v) the effectiveness of the Registration Statement; (vi) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (vii) receipt by JHD and the Company of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; (viii) the election or appointment of members to Pubco’s post-closing board of directors designated by JHD and the Company; and (ix) the Pubco securities have been approved for listing on Nasdaq.

In addition, unless waived by JHD, the obligations of JHD, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of the Company being true and correct on and as of the Closing (subject to material adverse effect); (ii) the Company having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any material adverse effect with respect to the Company since the date of the Original Business Combination Agreement which is continuing and uncured; (iv) receipt by JHD and Pubco of the Seller Registration Rights Agreement, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Escrow Shares that are released from escrow to the Sellers; and (v) the Company having delivered to the Sellers and JHD, evidence that is reasonably satisfactory to the Seller Representative of the amount of cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE investment (including, for this purpose the Convertible Notes and Equity Investment).

Unless waived by the Company, the obligations of the Company to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of JHD, Pubco and the Sellers being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) JHD, Pubco, Merger Sub and Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to JHD or Pubco since the date of the Original Business Combination Agreement which is continuing and uncured; (iv) receipt by the Company of the Founder Registration Rights Agreement Amendment, each executed by Pubco; (v) receipt by the Company of share certificates and other documents evidencing the transfer of the Exchange Shares to Pubco; and (vi) receipt by the Company of the evidence of the termination of any outstanding options, warrants or other convertible securities of JHD, without any consideration or liability therefor or in the case of (i) the Convertible Notes, their conversion to Pubco Ordinary Shares and (ii) any Equity Investment, confirmation from JHD of the amount of cash proceeds received.

The Parties agreed that after taking into consideration the Redemption, the trust account proceeds and the gross proceeds of any private placement, the amount of cash available to East Stone should amount to One Hundred and Ten Million Dollars ($110,000,000) or more at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation).

On February 23, 2021 March 3, 2021, June 23, 2021 and June 25, 2021, respectively, East Stone’s Chief Financial Officer and one of the initial shareholders, Chunyi (Charlie) Hao, loaned to the Company an aggregate of $300,000 in outstanding Working Capital Loans. If the Company completes a business combination, the Company would repay the Working Capital Loans. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, or converted upon consummation of a business combination into additional private units at a price of $10.00 per Unit (the “Working Capital Units”).

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension” and, together with the First Extension, the “Extensions”). The Second Extension is the second and last of up to two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its proposed business combination with JHD. In accordance with the Original Business Combination Agreement, JHD loaned to the Company a sum of $1,380,000 on the Sponsor’s behalf in order to support the First Extension. JHD also loaned East Stone an additional $1,380,000 to support the Second Extension. The loans are non-interest bearing and will be payable upon the earlier of (i) the consummation of the proposed business combination, and (ii) East Stone’s liquidation.

On June 30, 2021, Yellow River Asset Management, an affiliate of JHD, and East Stone signed a promissory note in which Yellow River Asset Management agreed to loan to East Stone a sum of $200,000. The note bears no interest and is repayable in full upon the earlier of consummation of the East Stone initial Business Combination and its winding up. As of June 30, 2021, East Stone had drawn down an aggregate of $105,000.

The Transactions are expected to be completed by the end of the fourth quarter of 2021, subject to, among other things, the approval of the transaction by the Company’s shareholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions, including that the U.S. Securities and Exchange Commission completes its review of the proxy statement/prospectus relating to the transaction, the receipt of certain regulatory approvals, and the approval by Nasdaq to list the securities of the combined company.

Results of Operations

East Stone has neither engaged in any operations nor generated any revenues to date. East Stone’s only activities from August 9, 2018 (inception) through June 30, 2021 were organizational activities, those necessary to consummate the initial public offering, described below, and identifying a target company for a business combination. East Stone does not expect to generate any operating revenues until after the completion of East Stone’s initial business combination. East Stone expects to generate non-operating income in the form of interest income on marketable securities held after the initial public offering. East Stone expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the six months ended June 30, 2021 and 2020, respectively, East Stone had net income (loss) of $(1,033,891) and $361,281, respectively, which consists of interest income on marketable securities held in a trust account in the United States at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee (“Trust Account”), offset by operating costs of $(1,076,393) and $(266,410), and change in fair value of derivative warrant liabilities of $35,600 and $(199,272) respectively.

For the year ended June 30, 2020 and the period from August 9, 2018 (inception) through June 30, 2019, East Stone had net income (loss) of $351,774 and $(14,828), respectively, which consists of interest income on marketable securities held in a trust account in the United States at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee (“Trust Account”), offset by operating costs of $275,927 and $14,828, respectively, and a non-cash charge for the change in the fair value of derivative warrant liabilities of $199,272 and $0, respectively.

Liquidity and Capital Resources

On February 24, 2020, East Stone consummated the initial public offering of 12,000,000 units (“Public Units”) and the sale of an additional 1,800,000 Public Units pursuant to the full exercise by the underwriters in the initial public offering (the “Underwriters”) of their over-allotment option at a price of $10.00 per Unit, generating aggregate gross proceeds of $138,000,000. Simultaneously with the closings of the initial public offering and the sale of the additional Public Units, East Stone consummated the sales of an aggregate of 350,000 Units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,500,000.

On February 24, 2020, in connection with the initial public offering, East Stone issued to the representative of the Underwriters and its designee a total of 103,500 ordinary shares and 690,000 warrants, exercisable at $12.00 per full share (or an aggregate exercise price of $8,280,000) (“Representative’s Warrants”). A total of $138,000,000 of the net proceeds from the initial public offering and the Private Placement Units was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by CST, acting as trustee.

In connection with the initial public offering and the private placement, a total of $138,000,000 was placed in the Trust Account. The total transaction costs relating to the initial public offering amounted to $5,758,283, including fair value of Representative’s Shares and Representative’s Warrants. Of the amount $5,758,283, $3,083,255 was cash costs of the transaction, consisting of $2,415,000 of underwriting fees, of which $402,500 has been deferred to the consummation of the Business Combination, and $668,255 of other offering costs.

As of June 30, 2021, East Stone had marketable securities held in the Trust Account of $140,220,872 (including $1,380,000 deposited for the three-month extension from May 24, 2021 to August 24, 2021) consisting of U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market. Interest income on the balance in the Trust Account may be used by East Stone to pay taxes. Through June 30, 2021, East Stone did not withdraw any funds from the interest earned on the Trust Account. As of August 23, 2021, the date on which $1.38 million was deposited into the Trust Account for the Second Extension, there was approximately $141,602,947 held in the Trust Account.

East Stone intends to use substantially all of the net proceeds of the initial public offering and the sale of the Private Placement Units, including the funds held in the trust account (excluding any deferred underwriting commissions and certain advisory fees to I-Bankers Securities, Inc., the representative of the Underwriter (“I-Bankers”)), to acquire a target business or businesses and to pay East Stone’s expenses relating thereto. To the extent that East Stone’s capital stock are used in whole or in part as consideration to affect East Stone’s initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which East Stone had incurred prior to the completion of East Stone’s initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of June 30, 2021, East Stone had cash of $116,837 held outside of the Trust Account.

On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial Business Combination and its winding up. The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial Business Combination. As of June 30, 2021, East Stone borrowed an aggregate of $300,000 under the East Stone Note.

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension” and, together with the First Extension, the “Extensions”). The Second Extension is the second of up to two three-month extensions permitted under East Stone’s governing documents and provides East Stone with additional time to complete its proposed business combination with JHD. However, it is not guaranteed the Company can foresee the completion of the proposed business combination with JHD through November 24, 2021, which is the last day of the second of two three-month extensions.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the initial shareholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan East Stone funds as may be required. In the event that East Stone’s initial business combination does not close, East Stone may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from East Stone’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit (which, for example, would result in the holders being issued 150,000 ordinary shares if $1,500,000 of notes were so converted, as well as 150,000 rights to receive 15,000 ordinary shares and 150,000 warrants to purchase 75,000 shares) at the option of the lender. If East Stone does not complete an initial business combination, the loans will only be repaid with funds not held in the Trust Account, and only to the extent available. East Stone does not expect to seek loans from parties other than the initial shareholders, the Company’s officers and directors or their affiliates as East Stone does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in East Stone’s Trust Account.

East Stone does not believe East Stone will need to raise additional funds in order to meet the expenditures required for operating East Stone’s business. However, if East Stone’s estimate of the costs of undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amounts necessary to do so, East Stone may have insufficient funds available to operate East Stone’s business prior to East Stone’s initial business combination. Moreover, East Stone may need to obtain additional financing either to consummate East Stone’s initial business combination or because East Stone becomes obligated to redeem a significant number of East Stone’s public shares upon consummation of East Stone’s initial business combination, in which case East Stone may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, East Stone would only complete such financing simultaneously with the consummation of East Stone’s initial business combination, in which case East Stone may issue additional securities or incur debt in connection with such initial business combination. Following East Stone’s initial business combination, if cash on hand is insufficient, East Stone may need to obtain additional financing in order to meet East Stone’s obligations.

Off-Balance Sheet Arrangements

East Stone has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2021. East Stone does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. East Stone has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Through June 30, 2021, East Stone’s efforts have been limited to organizational activities, activities relating to East Stone’s initial public offering and since the initial public offering, the search for a target business with which to consummate an initial business combination. East Stone has engaged in limited operations and have not generated any revenues. East Stone has not engaged in any hedging activities since East Stone’s inception on August 9, 2018. East Stone does not expect to engage in any hedging activities with respect to the market risk to which East Stone is exposed.

Contractual Obligations

East Stone does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay East Stone Capital Limited, an affiliate of East Stone’s, East Stone’s executive officers, a quarterly fee of $30,000 (up to $120,000 in the aggregate) for office space, utilities and secretarial and administrative services. East Stone began incurring these fees on February 20, 2020 and continued to incur these fees quarterly until February 19, 2021. As of June 30, 2021, East Stone has fulfilled paying East Stone Capital Limited the aggregate $120,000 and has retired this contractual obligation.

Business Combination Marketing Agreement

East Stone has engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the Company’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event will the cash portion of such advisory fees be less than $1,000,000.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following critical accounting policy:

Ordinary Shares Subject to Possible Redemption

East Stone accounts for its ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within East Stone’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. East Stone’s ordinary shares feature certain redemption rights that are considered to be outside of East Stone’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, the ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of East Stone’s balance sheets.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

All activity from August 9, 2018 (inception) through June 30, 2021 relates to East Stone’s formation, the preparation for its initial public offering and the search of targets for its initial business combination. East Stone did not have any financial instruments that were exposed to market risks on June 30, 2021.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in East Stone’s reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in East Stone’s reports filed or submitted under the Exchange Act is accumulated and communicated to East Stone’s management, including East Stone’s Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of East Stone’s management, including East Stone’s Chief Executive Officer and East Stone’s Chief Financial Officer (together, the “Certifying Officers”), East Stone carried out an evaluation of the effectiveness of the design and operation of East Stone’s disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on the foregoing, East Stone’s Certifying Officers have identified material weakness in in East Stone’s internal control over financial reporting. Following the issuance of the SEC Staff Statement, and after consultation with East Stone’s independent registered public accounting firm, East Stone’s management and East Stone’s audit committee concluded that it was appropriate to restate East Stone’s previously-issued misstated financial statements, audited and condensed, as of February 28, 2020, March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020, respectively, and statements of operation ended March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020, respectively.

As a result of such material weakness, the restatement, the change in accounting for certain of East Stone’s warrants, East Stone’s Certifying Officers concluded that East Stone’s disclosure controls and procedures were not effective as of the end of the period covered by this report.

Changes in Internal Control over Financial Reporting

During the most recently completed fiscal quarter ended June 30, 2021, there has been no change in East Stone’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, East Stone’s internal control over financial reporting. In light of East Stone’s restatement of the above-mentioned financial statements to correct the classification of certain warrants as liabilities, East Stone plans to enhance East Stone’s processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to East Stone’s financial statements. East Stone’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among East Stone’s personnel and third-party professionals with whom East Stone consults regarding complex accounting applications. The elements of East Stone’s remediation plan can only be accomplished over time, and East Stone can offer no assurance that these initiatives will ultimately have the intended effects.

BUSINESS OF JHD GROUP

Overview

JHD Group is an innovative merchant enablement services company based in China. JHD Group started its business in 2016 and services over 95,000 independently owned merchant stores as of June 30, 2021, both online and offline, in selected provincial regions in the less developed areas or rural areas of China. There are approximately 6 million independently owned merchant stores across China, with 5 million of them situated in less-developed areas or rural areas of China, according to a study conducted by iResearch and commissioned by East Stone. JHD Group’s platform includes a low-tech distribution network to supply to merchant stores and a high-tech, digital e-commerce platform to enhance tech-driven distribution. This combination of distribution network and e-commerce platform provides a supply chain and service infrastructure for fast-moving consumer goods. In addition, JHD Group supports financial institutions in the development and administration of financial service outlets in rural areas. These Value-Added Services provided to financial institutions are a low cost offering capable of meeting the daily needs of underserved customers in the lower-tier markets of China.

China is a tale of two markets — a well-developed, upper-tier market that has grown increasingly richer and more sophisticated over the past 30 years and a rapidly urbanizing and emerging lower-tier market that is quickly catching up. This lower-tier market segment is still fragmented and underserved by consumer product companies and financial companies. Competition is scattered, and while the national infrastructure of roads, rail and air, as well as telecommunications is robust, networks such as JHD Group’s are only starting to scale.

Lower-tier cities in China represent the world’s largest emerging market. Over 550 million consumers in China live in lower-tier, less developed regions, largely outside the reach of existing consumer goods distribution supply chains and e-commerce networks offered by the Chinese Internet giants. In the aggregate, consumers in the lower-tier areas of China spend over $250 billion on food and household goods each year, mostly with independently owned merchant stores with inadequate procurement and supply chain service in these lower-tier markets, which are made up of towns and villages in remote areas and less developed regions located far away from county centers.

JHD Group’s business model is well aligned with the local regions it serves, as evidenced by its rapid growth since the commencement of its business in 2016, and supported by its powerful technology platform and proprietary applications as well as partnerships with well-known brand owners, national and regional financial institutions and over 95,000 independent merchant stores to which JHD Group provides a merchant enablement platform as of June 30, 2021.

JHD Group has two principal lines of business, both offered using its proprietary technology platform:

•        Distribution of Fast Moving Consumer Goods (“FMCGs”) — JHD Group sells and distributes grain, cooking oil, seasoning, beverages, bottled water and other packaged food products representing approximately 150 national and international brands, along with its own Pure Value brand, to over 95,000 independent merchant stores as of June 30, 2021 in five provinces in China. Its customers, the local merchant stores, and in some cases their customers make their orders through its proprietary on-line purchasing system. Its FMCG business accounted for 94% of its revenue for the year ended December 31, 2020.

•        Value-Added Services, such as Value-Added Services to Financial Institutions in Rural Areas — JHD Group’s second line of business is Value-Added Services which supports financial institutions in the development and administration of financial service outlets in rural areas. Official policy in China encourages “inclusive” businesses (i.e., businesses that increase the availability of goods and services to underserved (particularly, rural) areas of China). Its businesses, including these Value-Added Services align with this policy and JHD Group is helping to make possible the provision of financial services in areas that have been underserved to date. In partnership with commercial banks, JHD Group assists select merchant stores in becoming inclusive financial service outlets that function as branchless bank cashiers to perform basic banking services (such as bank deposits and withdrawals) in underserved rural Chinese markets. JHD Group entered into this line of business initially by acquiring a 56.42% ownership interest in Guizhou Guinong Technology Holding Company in 2020 and has further developed its proprietary technology to extend the reach of this line of business into other regions in China. This line of business contributed to 6% of its revenue for the year ended December 31, 2020.

JHD Group has experienced rapid growth since entering the FMCG market in 2016, with the number of stores ordering on its platform increasing from zero to over 95,000 as of June 30, 2021.

Corporate History and Structure

JHD Group’s history goes back to June 9, 2016, when Pure Value Trading Company (Shanghai) Limited (“Pure Value”) was incorporated in Shanghai, China. Pure Value is its main operating on-shore entity.

The following is a chronicle of the key dates of its corporate history and the history of each subsidiary in the organization, onshore and offshore:

•        JHD Holdings Limited (formerly known as Yellow River Corporation Limited) (“JHD HK”), incorporated on August 19, 2010 in Hong Kong, functions as a holding company for JHD’s operations in China, either by direct ownership or through contractual arrangements that provides JHD Group with the power to direct the activities of the VIE (as defined below).

•        Pure Value, incorporated on June 9, 2016 in Shanghai, is JHD Group’s main operating company in China, and functions as a wholly foreign-owned enterprise (WFOE) of JHD HK. Pure Value holds ownership interests through Jihuiduo Technology Limited (“JHD Tech”), a VIE structure that holds many of JHD’s important e-commerce related licenses and trademarks.

•        JHD Tech, incorporated on January 19, 2018 in Beijing, is a variable investment entity (“VIE”) of Pure Value which JHD Group operates and which, through a series of contractual arrangements, JHD Group has the power to direct the activities of JHD Tech holds all of JHD Group’s intellectual property and electronic data interchange (EDI) licenses.

•        Ling Feng Trading Company Limited (“Ling Feng”), a wholly foreign owned enterprise of JHD HK, was incorporated on the date of May 13, 2020, in Qingdao, China. Ling Feng is engaged in sourcing FMCGs for JHD Group’s Shandong Province market.

•        Shenzhen Taoyoupin Supply Chain Management Company Limited (“Taoyoupin”) was incorporated on September 8, 2020 in Shenzhen. Taoyoupin is JHD Group’s operating entity in Shenzhen and its purpose is to procure FMCGs for JHD Group’s planned expansion into China’s southern markets.

•        JHD Group acquired 56.42% of the ownership interests in Guizhou Guinong Technology Holding Company (“Guinong”) on March 3, 2020 and acquired additional interests in Guinong to bring JHD Group’s ownership up to 67.04% on March 15, 2021. Guinong is a pioneer in providing Value-Added Services to financial institutions in the development of inclusive financial services, to consumers in rural areas of China. Guinong was incorporated in January 2016.

Competitive Strengths

JHD Group is an innovative merchant enablement services company. JHD Group has heavily invested in its FMCG distribution platform, which allows its merchant store owners to have an easy order placing system through its mobile app. JHD Group’s advanced technology allows for reliable in-full, on-time deliveries to its partner merchant stores. JHD Group has developed online payment processes and an e-wallet to help merchant stores in processing cashless payments and managing bank balances. JHD Group also has developed its proprietary technology to facilitate banking services to financially underserved consumers in less developed markets of rural China. JHD Group believes that its successes to date are primarily attributable to the following:

•        JHD Group’s Proprietary Technologies — JHD Group has developed and are continuing to develop and improve upon a suite of easy-to-use applications that allow for seamless ordering and tracking of FMCGs, which empower its local merchant store owners and their customers. JHD Group’s point-of-sale (“POS”) platform allows its partner stores to process payments, onboard customers, and manage inventory. JHD Group’s proprietary enterprise resource planning (“ERP”) system manages procurement, ordering, accounting, and management, functions that enable us to seamlessly integrate JHD Group’s warehouses with partner merchant stores and ensure proper inventory planning and system controls. In addition, JHD Group’s proprietary logistics management system interfaces with its warehouses and delivery areas, and includes a secured payment channel and a customer relationship management system.

•        JHD Group’s Commitment to Rural China — While the Chinese Internet giants and other major retailers and distributors have focused on the most densely populated and wealthiest parts of China, JHD Group has committed to less developed rural areas of China. Although others could enter this market in the future,

JHD Group believes it has gained an understanding of what strategies do and do not work in these regions, which would take others a significant amount of time and effort to replicate. By December 2020, JHD Group built a network of 50 distribution centers in 50 counties in five provincial regions in rural China.

•        JHD Group’s High Standards of Service — Delivery of FMCGs in rural China has been generally characterized by limited choices and unreliable and untimely deliveries. JHD Group has brought an increased choice of goods (approximately 150 national and global brands and approximately 16,000 stock keeping units (“SKUs”)) to rural China, with nearly all of its deliveries within one day of the placement of the order. JHD Group believes its salesforce, as well as its teams that are out in the field routinely connecting with its merchant store owners, are among the best services staff in the areas that JHD Group services.

•        JHD Group’s Business Model is Expandable and Extendable — The areas of rural China that JHD Group believes are underserved in both the FMCG business and the value-added business are home to 550 million people and six million independently owned merchant stores, where approximately $250 billion is spent annually on food and household items alone. To date, JHD Group has opened operations in only five of the 34 provincial administrative regions. Consequently, JHD Group is confident that there are significant additional opportunities for it to grow and expand in China for the foreseeable future. In addition, as JHD Group is already demonstrating, its business model is also extendable. By establishing relationships with local merchant stores it services in its FMCG business, JHD Group has built a base of existing customers to whom it can make available its Value-Added Services and deliver financial services from financial institutions.

JHD Group’s Lines of Business

JHD Group is a merchant enablement platform and the cornerstone of its business is providing an innovative set of logistics, technology and financial enablement services, to its network of merchant store owners in rural China.

Presently most of JHD Group’s FMCG business is carried out through a business-to-business (“B2B”) model. With the exception of a small pilot program for community shopping based on a business-to-business-to-customer (“B2B2C”) model, JHD Group is not currently in the direct to consumer business segment.

JHD Group operates in lower-tier China to help merchant store owners better service their customers and run their shops more efficiently. Its strategy has been to enter into local rural markets in China by initially offering its merchant enablement services in FMCG to the merchant stores who control a substantial portion of local retail trade in China. Once it has successfully established a relationship with these merchant store owners, JHD Group offers, or plans to offer, qualifying store owners additional, higher value, and margin, technology-supported Value-Added Services, such as branchless banking and payments, as well as purchase, and supply chain finance.

JHD Group is working with over 95,000 merchant stores as of June 30, 2021 in five provinces in its FMCG business. In addition, JHD Group is operating in approximately 3,000 merchant stores for its Value-Added Services, which JHD Group offers through partnership with Bank of Guiyang in Guizhou Province. JHD Group is developing markets in new territories (currently not covered by its partnership with Bank of Guiyang) with Bank of Communications and with China Post Savings Bank, in online digital payment processing and e-wallet deployment into merchant stores within its FMCG customer network.

Fast Moving Consumer Goods (“FMCG”) Business — Summary

The marketplace for consumer goods in lower- tier China is large, fragmented and highly inefficient, leaving consumers with limited choices and unpredictable deliveries.

The FMCG segment has been JHD Group’s primary business to date. Within this segment, JHD Group is seeking to target an estimated addressable market of five million out of six million independently owned stores located in rural and less developed areas that provide upwards of 30% of the daily supplies to local communities throughout China, according to a study conducted by iResearch and commissioned by East Stone. In its estimate of addressable market size of small independent stores in less developed areas of China, iResearch used information from China’s National Bureau of Statistics, private data companies, as well as interviews with executives of large online and offline commerce companies in China. The iResearch report relies on accuracy of the government data related to population size, channel mix and other relevant statistics. In addition, iResearch’s report is based on 2018 and 2019 data which was the latest available data at the time of the report and may not represent the current structure of the market after disruptions related to COVID pandemic. As of June 30, 2021, JHD Group was serving over 95,000 such stores in five provinces; providing supply chain, logistics, distribution, marketing support and payment services, both online and offline.

In its FMCG business, JHD Group purchases goods from approximately 150 international, national and regional, brand suppliers, many of which are on an exclusive basis, and take possession of the goods JHD Group purchases. JHD Group then, in turn, supplies these goods to its customers, which are small independently owned merchant stores in rural areas of China. In addition to the branded FMCG that JHD Group supplies to its customers, it also sells its own private-label consumer products under the Pure Value® brand name. Pure Value® products represented less than 1% of total revenue in 2020.

The FMCG business model is structured to enable JHD Group to earn a margin that is sufficient to at least cover the cost of service. These costs include sales, marketing, logistics and warehousing. The FMCG distribution business is essential for JHD Group’s business model because it covers the costs of its distribution platform and enables us to offer higher value and margin services that would otherwise be uneconomical to support. As an example, its entry into the business of facilitating financial services transactions would not have been possible if JHD Group did not already have physical and technology infrastructure in place. JHD Group is able to leverage its personnel, fleet trucks, and technology, and properly service stores/branches with little incremental cost to JHD Group. In addition, JHD Group’s Pure Value products are priced to contribute substantially higher gross margin (with target gross margin of up to 20%, depending on the specific product) compared to third party products.

Value-Added Services (Value-Added Services to Financial Institutions) Business — Summary

JHD Group’s second and newer line of business is facilitating the entry of its partnered financial institutions into lower-tier cities and rural areas in China, where millions of people are underserviced by existing financial services providers. JHD Group is not itself a licensed financial institution and JHD Group has no plans to become one. JHD Group enables its partners, the financial institutions, to expand their presence into lower-tier Chinese markets to offer financial services to merchant stores’ customers who currently do not have convenient access to bank branches at a cost much lower than those financial institutions are able to do themselves. Typically, this arrangement involves JHD Group’s partner banks contributing regulatory compliance oversight of remote and virtual bank outlets and any necessary hardware. JHD Group leverages its network of merchant stores to whom JHD Group sells FMCGs as branchless financial service outlets. As noted above, these services, which are being offered in rural China, align with the government’s desire for rural areas to be more fully included in the economic growth and development that other areas of China have enjoyed.

Some of the transactions JHD Group helps facilitate include branchless banking deposit, cash withdrawal and small loan lending and JHD Group assists its partner merchant stores with digital processing. In all of these instances JHD Group serves purely as a technology facilitator and takes no ownership, and no principal risk and no risk associated with “moving” money around.

JHD Group has commercial contracts with financial institutions, though none of the commercial contracts are exclusive. JHD Group is paid fees by the financial institutions for the Value-Added Services it provides. The payments it receives from its partner financial institutions are booked as revenue. JHD Group’s fees are based on specific metrics, such as the number of newly opened bank accounts, balance of deposits, number of transactions carried out in the account and other criteria. The metrics differ from one financial institution to other, although they generally are similar.

JHD Group enters into contracts with merchant stores and pays them to operate branchless service on their merchant stores premise. The amounts that JHD Group pays to these merchant stores are booked as JHD Group operating cost.

JHD Group has its own ground team in place to monitor and administer the training, marketing, and promoting of these Value-Added Services to financial institutions. JHD Group expects only minimal expansion of the ground team recruiting in 2021 and 2022, as JHD Group plans to leverage its FMCG sales team to expand the Value-Added Services to financial institutions in the areas where JHD Group already operates its FMCG business. As of June 30,

2021, JHD Group had helped approximately 3,000 retail stores become branchless financial services outlets, servicing approximately 280,000 bank account holders with an aggregate of RMB 7.3 billion ($1.13 billion) of deposits in these accounts maintained at JHD’s partner banks.

FMCG Business — What JHD Group Sells

JHD Group sells and distributes a variety of consumables to merchant stores in rural China. These products include, for example, beverages (such as soda, water, juice, beer and others), dairy products (such as milk and yogurt), staple food products (such as rice, flour and cooking oil), snack foods and package and convenience foods, and other necessities of daily life (such as laundry detergent and toilet paper).

JHD Group aims to provide its customers, the independently owned merchant stores, with multiple choices of products from a variety of suppliers and brand owners. As of December 2020, JHD Group carried approximately 150 brands and approximately 16,000 SKUs (Stock Keeping Units), as a distributor to the brand owners. Some of the brands that JHD Group distributes include Red Bull, Pepsi, Coca-Cola, Budweiser, Nestle, Yili, Pringles and Tsingtao, among others. JHD Group distributes many of the brands on an exclusive basis in the areas it services, and in some cases it is selected by brand owners to be a single distributor for their products in certain geographies.

In addition to the brands that JHD Group supplies to its customers, JHD Group also sells its own private-label consumer products under the Pure Value® brand name. JHD Group sources its Pure Value® brand products from a variety of contracted manufacturers in China who have agreed to provide or prepare consumables and other goods in accordance with JHD Group’s specific contractual requirements to meet the needs of local tastes and shopping habits.

FMCG Business — How JHD Group Sources the Products It Sells

JHD Group has established its sourcing relationships with approximately 150 suppliers. JHD Group adds or removes suppliers based on the feedback JHD Group receives from its sales and marketing teams, conversations with storeowners and relative demand metrics in the territories in which JHD Group operates. JHD Group distributes many brands on an exclusive basis in the areas it services, and in some cases it is selected by brand owners to be a single distributor for their products in certain geographies.

Securing distribution of well-known brands is very competitive. The distribution rights typically become available when current distributors decide to exit the market for a variety of reasons, including voluntary exit (e.g., due to family matters), involuntary exit (requested by brand owners to exit due to stagnant performance or other issues), and other reasons (e.g., bankruptcy, liquidation,/ lawful closure). JHD Group has itself terminated distribution rights in the past due to slow sales of the brands it has carried and anticipates terminating distribution agreements for these and other reasons deemed appropriate in the future. The objective of JHD Group is to maintain high sales velocity of goods being sold.

When JHD Group enters a new region for the first time, it typically takes the following steps to establish its FMCG business:

•        First, JHD Group screens and selects “must-have” products and brands by carrying out preliminary market research based on high-level demographic indicators.

•        Second, JHD Group secures distribution rights from a core group of brands to ensure appropriate volume of required goods. In most cases, JHD Group needs to secure at least two distribution agreement to proceed to develop a new sales territory.

•        Once sufficient distribution rights are secured, JHD Group leases a distribution center warehouse, leases a fleet of vehicles, and hires and trains staff. In general, JHD Group operates on the premise that a distribution center should cover a radius of 40km to ensure JHD Group’s ability to operate an efficient delivery infrastructure and deliver same-day and next-day orders to its partner merchant stores.

•        JHD Group hires and trains personnel in both operational and sales capacities.

•        JHD Group obtains local business licenses and establishes bank accounts for its business in the new region.

•        JHD Group uploads new product information, pricing, and payment terms, and other relevant information into its proprietary ERP system.

•        Simultaneously, JHD Group’s sales team begins to develop relationships with new stores in the region. Often, store locations are geo-tagged, and new retail locations to visit and potentially sign-up are selected based on proximity to existing routes to ensure appropriate levels of route density for JHD Group’s vehicles.

•        As new accounts are developed, JHD Group offers store owners opportunities to upgrade to become JHD Group’s premier loyalty stores, which receive certain rebates and rewards based on volumes sold. JHD Group installs its POS systems in these loyalty stores, which connects JHD Group’s internal systems to the store’s systems to ensure seamless inventory replenishment.

JHD Group places orders directly with its suppliers, who then deliver the goods to JHD Group’s distribution centers. Ordinarily, JHD Group pays its suppliers at the time of ordering, as JHD Group’s suppliers do not extend credit. JHD Group has annual purchase contracts with its suppliers and typically obtains its goods on the basis of purchase orders based on sale volumes. The following is a summary of the key distribution terms that JHD Group negotiates with its suppliers:

•        Distribution territory and exclusivity protection to JHD Group.

•        Annual budget of sales volume.

•        JHD Group purchase price from supplier and JHD Group selling price to merchant stores.

•        Supplier marketing and promotion support (including cash expenditures and non-cash expenditures) to JHD Group in the territory where JHD Group distributes the products.

Where JHD Group Operates

JHD Group presently operates in rural areas of five of China’s 34 provincial administration regions where it is servicing over 95,000 independently owned merchant stores as of June 30, 2021.

Lower-tier cities and rural areas of China represent the world’s largest emerging market. Over 550 million consumers in China live in lower-tier, less developed regions, largely underserved by the Chinese Internet giants. In the aggregate, consumers in the lower-tier areas of China spend over $900 billion on food and household goods each year, mostly in the approximately five million independent retail outlets that service these markets. Spurred by rapid urbanization, spending in this market segment is growing at a rate that is two to five times higher than the rate of growth of China’s more developed regions.

Focus on Rural and Less Developed Areas

China’s regions are administratively divided into Tier-1 cities, Tier-2 cities, Tier-3 cities and below Tier 3 cities. Within a specified Tier city, it further divides into a city center, town center and rural area. The less developed areas are rural areas of Tier-1 cities, town centers and rural areas of Tier-2 cities and city centers, town centers and rural areas of Tier-3 cities. Rural and less developed areas are situated both within upper tier cities (Tier-1, 2), such as Beijing and Shanghai, and lower-tier cities (Tier 3 and below). JHD Group supplies FMCGs to retail stores situated in rural and less developed areas in both upper tier and lower-tier segments.

As of December 2020, JHD Group operated in 50 counties in the five provinces in which it operates. JHD Group started its business from Henan province, where it still has the largest operational presence. JHD Group is actively looking to expand into two or three additional provinces during the next two years, although it is not possible to predict whether it will be able to do so, as expansion will require significant additional capital, a larger work force, more office and distribution centers and fleet and other equipment.

JHD Group differentiates itself from its competition by developing an in-depth service coverage at a county level. While competitors often build large warehouses to service an entire city, JHD Group focuses on creating a network of small, capital efficient distribution centers on a county level. In many cases, JHD Group’s distribution center can service its customers within a radius of 80km and offer same day or next day delivery.

As of December 2020, JHD Group’s largest operation is in Henan Province, where JHD Group has the largest number of stores being serviced and the largest revenue among all five provinces in which it presently operates. In Henan Province, JHD Group operates in 25 out of 158 counties, accounting for 15.8% of the total counties in Henan Province. According to national data for 2019, Henan Province had a population of 1.09 billion.

Customers of JHD

JHD Group typically offers its products and services to small, independently owned merchant stores in China’s less developed areas. JHD Group serves as a distributor to merchant stores in a B2B business model.

According to a study conducted by iResearch and commissioned by East Stone, as of December 2019, there were approximately 6 million small, independently owned merchant stores in China, of which approximately five million are situated in rural areas and in lower-tier cities. These stores generate approximately RMB 400,000 ($61,952) annually in sales, excluding tobacco, according to independent research data. Within the lower-tier market, JHD Group operates in relatively wealthier markets with higher population density.

As of June 30, 2021, JHD Group was actively doing business with over 95,000 independently owned stores. JHD Group counts a store as active if a store made a purchase from JHD Group in the prior 12 months.

Routes to Market (“RTM”)

The merchant stores that JHD Group services are equipped with JHD Group’s proprietary app. The app is mobile driven and easy to use. The app is designed for store owners to place purchase orders from JHD Group online. JHD Group makes delivery of the merchant store purchases following a pre-planned route in a 30-40 km radius of JHD Group’s distribution centers (for next day deliveries). The route configuration varies based on geography, volume of business and number of products (SKUs) that JHD Group has available. More mature regions are usually busier and deliveries to stores are more frequent. Store owners can expect JHD Group’s delivery visits on a regular schedule. In most cases, JHD Group’s delivery personnel are both its fleet drivers and salespeople. Once pre-sale orders are placed electronically by the merchant store owner, orders are transmitted from JHD Group’s salespeople or by store owners through JHD Group’s apps to JHD Group’s local distribution center, where an order will be prepared for the next-day delivery.

The day following receipt of a purchase order, JHD Group’s truck drivers follow the delivery route programed per JHD Group’s software in accordance with stores’ locations with pre-sales orders and deliver the ordered goods on-time and in-full. “In full” is a critical performance metric for JHD Group, because many stores suffer from insufficient inventory levels, which results in lost revenues. JHD Group’s supply chain ensures that stores get everything they order. JHD Group can maintain this service level only by making sure that its stock of inventory is properly developed and replenished.

When the driver makes its deliveries to merchant stores along the route, the driver will collect the agreed price of the goods that are being delivered (typically, the cost of the goods to JHD Group and a margin designed to cover JHD Group’s direct and indirect costs, plus profit). In general, store owners pay the driver for the goods in cash or by digital payment (mobile payment app) to JHD Group. If payment is made in cash, the drivers then returns the cash to JHD Group’s distribution center office, where JHD Group’s employees then deposit the cash into JHD Group’s bank accounts and reconcile the accounts with stores at the end of each day.

JHD Group understands that it is inefficient for its retailers to be overstocked. Consequently, JHD Group has developed a generous return policy to take back goods that cannot be sold or goods which have expired. JHD Group, in turn, typically negotiates similar return rights with its vendors, so that JHD Group can pass the cost of returns to the suppliers, or suppliers offer JHD Group rebates or discounts towards the returned goods by retails shops. The returned goods typically are those close to expiration, particularly perishable food products.

JHD Group’s sales strategy to increase sales and to increase the number of stores that it serves includes five different RTM’s”:

(1)    Pre-order sales — This is the most common method of ordering for JHD Group’s activated stores. Stores place orders through JHD Group’s in-house app, which provides a seamless order platform so that JHD Group’s local teams know who is ordering and what SKUs are being ordered. In this RTM, JHD Group’s drivers would load ordered goods for a morning departure to make a delivery.

(2)    Vehicle sales — In addition to pre-ordered items, JHD Group’s sales team may take with them a supplementary load of goods based on their estimate of inventory shortages for some stores even if the order was not placed through JHD’s order placing app. During the day, as salespeople connect with store owners, they may approve additional sales from the vehicle sales to accommodate the needs of JHD Group’s customers. In most cases, a majority of this supplementary load is sold during the day from the vehicle.

(3)    Store visit sales — For newly activated stores and stores that are early in their development with JHD Group, salespeople visit stores themselves and deliver a proposed selection of products to encourage store owners to sell them in their stores. JHD Group finds that this “personal touch” is very effective in ramping up sales at newly participating stores.

(4)    Electronic Route to Market (“eRTM”) — JHD Group’s technology solutions aim to connect three main parties in the supply chain: brand owners, distributors and store owners, through JHD Group’s point-of-sale terminal and its mobile app. JHD Group’s technology platform allows for the ability to seamlessly place orders, predict demand and manage inventory. JHD Group believes that as operating costs continue to rise and as competition intensifies, consumers and store owners will demand better access and a wider selection of products. JHD Group started the deployment of eRTM in 2020 and it believes that eRTM will become increasingly more important to its growth over the intermediate term. JHD Group is expanding its focus on B2B, and B2B2C, marketplaces that are intended to be JHD Group’s drivers in its eRTM strategy (for additional information, see “How JHD Group Sells”, below).

(5)    Community shopping — JHD believes that community shopping is gaining popularity in rural areas. In essence, communities in lower-tier markets in China combine orders of individual families and place them through local retailers. Community shopping offers consumers bargaining power because of bulk purchasing as well as access to a selection of products that otherwise may not be available in a local market. JHD Group has started a “pilot” community shopping program.

How JHD Group Sells Goods

Direct Sales to Stores

In the FMCG segment, JHD Group buys from its suppliers and takes possession of inventory. JHD Group views this business model as a B2B model. As mentioned above, JHD Group begins selling to the retail stores in new regions (or to new stores in an existing region) after securing new or additional distribution rights from well-known brands.

Once sufficient distributions are secured for a particular area, JHD Group sets up a local distribution center. Most suppliers granting JHD Group distribution rights mandate that JHD Group have a local warehouse to ensure delivery timelines. JHD Group’s distribution centers include warehouse space, as well as some office space for local staff.

JHD Group then begins the direct sale process, reaching out to individual stores in the vicinity of the distribution center. Direct sales are made through vehicle sales and salespeople’s store visits. Retailers can place orders with JHD Group’s salesperson in-person, over the phone or by using the JHD Group app. As JHD Group adds stores to its network, it schedules daily or weekly deliveries and ensures proper levels of inventory. JHD Group’s sales team also helps storekeepers with proper product placement and signage.

B2B Marketplace

In the B2B marketplace, JHD Group provides participating retailers an online order purchasing e-commerce platform and an online order placing system to facilitate store owners to order goods that are either out of stock or low in stock at the store. The products sold on the e-commerce platform are JHD Group-possessed products situated in JHD distribution centers. JHD Group has ownership of the products. However, JHD Group is running a “pilot” program to offer consignment sales on the e-commerce platform. In cases of consignment sales, JHD Group does not take possession of their inventory. JHD Group does offer warehousing and delivery services of the consigned products. JHD Group charges a range of fees for the consignment seller participating on JHD Group’s e-commerce platform, including a hosting fee, transaction commission and delivery fee, which range between 0.5% to 5.0% of the price of good beings sold. Since this is a pilot program as of June 30, 2020, JHD Group does not classify revenue from these consignment sales as a separate revenue line.

B2B2C Marketplace

This is an extension of JHD Group’s B2B marketplace, where JHD Group allows its partner stores to facilitate community-based orders. Since this is a “C” business, JHD Group is able to sell to the end users (individual consumers as opposed to merchant stores). Typically, the stores would be buying goods based on the collected bulk orders from their customers. Upon the bulk order being placed, JHD Group delivers the order to the store, where customers can come to pick up their purchases. The products that JHD Group sells to “C” consumers are the products of which JHD Group takes possession and are stocked in JHD Group’s inventory. JHD Group does display products on consignment sales in the marketplace. Upon the sales of the consignment, JHD Group charges a fee to the sellers. However, since this currently is a “pilot” program, the revenue in this line of the business is not material and is individually booked.

Loyalty Program and Loyalty Stores — JHD Group Membership Program

JHD Group’s loyalty program has been an important component of its growth in local markets. JHD Group has enrolled 4,800 loyalty stores (B2B Loyalty Program) in the areas it operates its FMCG business, with approximately 70% of such store concentrated in Henan Province and approximately 1.4 million individual loyalty membership customers (B2C Loyalty Program) covered by the 4,800 loyalty stores as of December 2020.

JHD Group launches loyalty membership marketing in partnership with local stores which are responsible for promoting the program to their customers. Under the terms of JHD Group’s loyalty programs, loyalty stores and consumers who are members of their respective loyalty program enjoy additional exclusive promotions, store points and rebates. Currently, for both programs, points accumulate on the basis of 1 point for each RMB 1 of spending, with each point having the value of RMB 0.01. JHD Group distributes and manages the points through its own patented application of blockchain technology. Under the terms of the B2B Loyalty Program, points do not expire and up to 50% of store orders can be paid with redemption of points. Under the terms of the B2C Loyalty Program, unused points earned during a calendar year expire on May 31 of the following year and there is no limitation on the number of earned points used towards a purchase. Both programs are free to their members. Points are not transferrable between the B2B Loyalty Program and the B2C Loyalty Program.

Importantly, every loyalty store has JHD Group’s proprietary POS system, which is an important source of store stock data and consumer spending data. Every purchase made by individual loyalty members is also recorded in JHD’s systems in order for them to earn points and rebates. The data that JHD Group collects from the loyalty stores and loyalty membership customers, is proprietary and very valuable for JHD Group’s strategic planning. Compiling store level, sell-out data helps JHD Group provide much more accurate inventory projections to its partner brands, thus improving efficiency in the supply chain. JHD Group is not aware of any other sizable organization able to produce this type of data for large consumer brands.

How JHD Group Delivers Goods to Its Customers

Differentiated Distribution and Delivery Infrastructure for Less Developed Areas

JHD Group believes that the distribution supply chains in lower-tier markets should be different from those in large urban markets. The core of JHD Group’s distribution system is having a one-level, cost-efficient distribution system in each of the individual counties where JHD Group is present, which JHD Group believes is the most effective way to deliver goods in the lower-tier market.

While the traditional distribution models are effective in core urban areas, they are generally are not efficient in the less-developed areas. In urban markets, brands are able to cover most of their retailers with a one-layer distribution model due to geographical proximity and high order density. In some cases, some large brands with financial resources, such as Master Kong and Uni-President, prefer to self-distribute.

However, the most common distribution model in the lower-tier markets is a multi-layer model with one or more intermediaries in the supply chain. Relatively low population density and high logistics costs do not allow brand owners or distributors to provide services directly to all independent retailers in a cost-efficient manner. Additional intermediaries increase warehousing and transportation costs and lead to an inefficient supply chain.

JHD Group’s research also suggests that independent stores and small supermarkets in lower-tier markets lack standardized technology solutions and modern inventory management systems.

JHD Group is working to solve the issue of low efficiency and delivery economics by creating an efficient network of cost-efficient distribution centers and low-cost delivery systems supported by proprietary technology. As of June 30, 2021, JHD had 37 distribution centers in operation, of which 14 are located in Henan Province and 11 are located in Shandong Province.

JHD Group practices joint warehousing and joint distribution, which allows for storing and distributing multiple brands. Such practice increases the utilization of JHD Group’s warehouse space and delivery fleet, thus reducing the unit cost to merchant stores. Best performing stores in the lower-tier markets demand more diverse inventory (i.e., a larger number of SKUs), thus requiring more frequent trips with smaller quantities per delivery. Such goods flow translates into higher demand for warehousing capacity and fleet utilization for distributors like JHD Group.

JHD Group’s typical warehouse size is 800 to 1,500 square meters and managed by five to seven employees. JHD Group does lease bigger warehouses, around 2,000 square meters, in more populated regions where consumption tends to be higher. Essentially all of JHD Group’s distribution centers and fleet vehicles are leased on flexible terms or short leases. Most of the vehicles are small in size and a majority are electric. The drivers are JHD’s employees and typically, JHD Group’s salespeople, and they also handle cash payment collection upon product delivery to stores.

Once the delivery truck leaves JHD Group’s warehouse in the morning, it goes by the pre-determined routes to reach its activated stores using the most efficient route possible. In addition, JHD Group’s drivers/salespeople are encouraged to stop by those stores not under JHD Group’s service, meeting shop owners, to build relationships with stores that currently do not use JHD Group’s services. JHD Group’s visual advertising helps to establish its brand in local markets.

JHD’s Business of Value-Added Services to Financial Institutions

In addition to its established FMCG business, JHD Group has successfully partnered with Bank of Guiyang to operate rural financial service outlets (branchless banking). JHD Group is expanding its Value-Added Services in partnership with Bank of Communications and China Post Savings Bank and other financial institutions, such as finance companies. JHD Group recognized that, in addition to lacking choice and reliable delivery of FMCGs, the rural areas in China also are lacking adequate access to banking and financial services that are available in China’s urban areas. JHD Group is working to address this issue in the financial services area by using its relationships with retail store owners, its technology platform and its partnerships with financial services providers to make certain basic financial services more accessible and inclusive in rural China.

The services JHD Group facilitates are discussed in greater detail below.

Rural Financial Service Outlets (branchless banking)

Financial inclusion of rural areas has been one of the most important Chinese government priorities. Many regions in lower-tier China are underserved by banking and financial institutions due to low density and the high cost of operating physical bank branches. Financial inclusion policies of the central government of China have encouraged the extension of financial service outlets in order to offer residents in rural areas access to banking services, such as cash deposits, cash withdrawals and basic money market investments. JHD Group believes that the commercial banks and financial institutions that are not presently operating in rural areas of China would prefer to use intermediaries such as JHD Group to offer financial service outlets in lieu of full physical branches due to lower operating and administrative costs associated with the financial service outlets. The commercial banks and financial institutions pay intermediaries such as JHD Group for their value-added in setting up financial service outlets.

JHD Group is paid by the financial institutions with which it partners for helping to introduce retail stores (largely from JHD Group’s FMCG customer) network to certain banks, which will arrange for qualified retail stores to become inclusive financial service outlets. JHD Group pays merchant store owners who agree to become financial service outlet operators (the operators in most cases are owners and operators of local merchant stores in a community) a fee based on performance achieved at the outlet. Overall, the fees are comprised of payments for (1) new bank account openings, (2) daily deposit balances of the outlet’s customer who have accounts, (3) new credit and debit cards issued to individual customers by the participating bank, and (4) amount of each store’s sales proceeds being processed digitally, among other key performance metrics. The fee JHD Group is paid by financial institutions is counted as JHD Group revenue and the fee JHD Group pays out to outlet operators is its cost of such revenue.

JHD Group is leveraging its infrastructure and relationships with merchant store owners in cities in lower-tier China to build a branchless bank network. JHD Group made an acquisition of up to 56.42% of the ownership interests in Guizhou Province-based Guizhou Guinong Technology Holding Company (“Guinong”) on March 3, 2020 and increased its ownership to 67.04% on March 15, 2021. As a result of this acquisition JHD Group presently operates approximately 2,900 rural inclusive financial service outlets in Guizhou Province, each of which has a permit issued by the People’s Bank of China (“PBOC”). As of June 30, 2021, the approximately 3,000 outlets serviced by JHD Group companies had aggregate cumulated deposit balances of over RMB 7.3 billion (approximately $1.12 billion) held by approximately 280,000 bank account holders.

The platform acquired in the Guinong acquisition enables JHD Group’s network of merchant stores to extend services to more customers in other markets. JHD Group has been offering Value-Added Services to Bank of Guiyang for savings deposits in Guizhou Province and commencing in the first quarter of 2021, JHD Group started offering Value-Added Services to Bank of Communications for digital payment processing and savings deposits in Henan Province. In addition, JHD Group plans to offer digital payment processing services to China Post Savings Bank in Guizhou Province. JHD Group does not see a conflict in developing the business partnerships with the three banks in Guizhou Province. Guizhou Province has a population of 35 million, of which 65% are living in rural areas, where JHD Group sees opportunities for additional services. Moreover, JHD Group is not bound by exclusivity provisions that require JHD Group to work with a single bank in any region.

JHD Group believes that its facilitation service model is non-disruptive to the existing banking system in China, as JHD Group helps its partnering banks achieve their operational and regulatory goals. JHD Group does not desire to compete with the partnering banks. Rather, JHD Group’s technology and physical presence allows its partner banks to extend their branch networks, while avoiding costly upfront investments in physical outlets of their own.

The role of a store owner in JHD Group’s Value-Added Services network is similar to a teller at a bank. When a customer makes a cash deposit at the participating branchless outlet, the store owner takes in cash and transfers electronically the equivalent value cash to the customer’s account (at the bank maintaining financial service at this outlet) from the store’s own bank account. The depositor then should be able to see instantly an increase in deposit in his/her bank account with bank maintaining the relevant financial service outlet. Once the store owner takes in depositors’ cash, he or she can use the cash to pay for JHD Group delivered FMCGs or for other uses. The store owner typically uses its own deposits with the bank to cover the cash deposits it has received from the bank’s deposit customer. In a typical example which involves Bank of Guiyang, Bank of Guiyang installs certain hardware at the retail store outlet, which is being used by customers at the retail store outlet for checking account balances, paying utility bills, etc. (other than depositing cash and withdrawal of cash). This specialized hardware is similar to an Automatic Teller Machines (“ATMs”) but with reduced functionality. The cost of these units is covered by Bank of Guiyang. The units have limited functionality to perform approved transactions and are in compliance with applicable PBOC regulatory requirements around branchless banking.

If a customer walks into a participating merchant store and asks to open a bank account, the retail store owner (again, acting similar to a teller) arranges paperwork for the process of opening up a new bank account and the paperwork is subjected to the bank’s “know your customer” (“KYC”) procedures for review and approval. Due to widely standardized digital identification in China, a bank can either approve or disapprove a new bank account application of a customer in a matter of seconds.

JHD Group is introducing an in-house developed e-wallet app, which is a smartphone/tablet-based app with proprietary JHD Group software that connects the store owners to the partner bank’s system. It is intended that the e-wallet system will be able to support all functionality needed at a branchless outlet (taking deposits, making withdrawals, etc.) with no hardware maintenance and upgrade costs. It has also been designed to be compatible with a bank’s software systems and compliant with applicable regulations. JHD Group has pilot-tested an e-wallet system in Henan Province and is expanding use of the e-wallet system into Shandong Province. The e-wallet has been developed in conjunction with Bank of Communications, but JHD Group owns all intellectual property relating to this e-wallet.

Adding Financials Service Capabilities to Retail Stores

JHD Group offers certain retail stores within its network the ability to add the financial services offerings from financial institutions. The process of introducing financial service capacity to a merchant store includes the following steps:

1.      JHD Group identifies suitable stores based upon store location, populations the store serves at present, credit history, numbers of years of services to local community, popularity of the store owner in the community, customer traffic, and other factors to achieve an assessment as to whether the store owner can sign up new customers for financial services at that store, and whether the store has a large quantity of sales to be processed digitally.

2.      Presently, JHD Group assists store owners in Guiyang Province with applying for a permit through Bank of Guiyang to become an inclusive financial service outlet, a permit that is granted by PBOC. Bank of Guiyang performs various verifications and inspections to determine if this store is qualified to be an inclusive financial service outlet. JHD Group is not, at present, assisting store owners with permitting for inclusive financial service outlet in provinces outside of Guiyang.

3.      Once permit is a granted, JHD Group bears half of the cost (the other half is borne by the store owner) to properly outfit the store front with a banner or sign indicating that this store is a financial service outlet. Bank of Guiyang installs any necessary hardware at its cost.

4.      JHD Group personnel then trains the store owner on the use of the hardware and software, as well as operating procedures in conjunction with the Bank of Guiyang training team.

Types of Financial Services Offered Through the Program

At the present time, the types of financial services that are offered at JHD Group’s participating financial services outlets are limited to (i) opening bank accounts, (ii) taking deposits, (iii) cash withdrawals, and (iv) as of June 2021, extending small loans. In the future, JHD Group plans to enable the participating financial services outlets (in partnership with its banking partners) to offer capabilities to provide supply chain finance. JHD Group sees itself as a Value-Added Services provider, facilitating the penetration of financial institutions into rural areas of China where such financial institutions have no presence.

JHD Group’s Banking Partners and Scope of Value-Added Services to Financial Services Providers

To date, JHD Group is providing its Value-Added Services to Bank of Guiyang and has entered into agreement for Value-Added Services with Bank of Communications and China Post Savings Bank in three locations — Provinces of Guiyang, Henan, and Shandong.

JHD Group will be seeking to expand this business into the other provinces where it is operating its FMCG business. Also, JHD Group will be seeking to add additional banking partners. However, its ability to do this will depend upon identifying and contracting with appropriate financial services partners, expanding its work force and having access to additional capital.

JHD Group’s Technology

JHD Group’s businesses are heavily reliant on its technology. Its current technology platform consists of multiple customer-facing and internal tools. Its POS platform allows the stores in its network to process payments, onboard customers and manage inventories, and its mobile based digital payment process allows store owners to credit sales proceeds into the store owner’s e-wallet instantly upon the completion of sales. Its proprietary ERP system provides for procurement, ordering, accounting, financial and management capabilities that allow JHD Group to manage the business internally. In addition to its core platform, JHD Group’s systems include a data management platform, a logistics management system that interfaces with its warehouses and delivery areas, a secured payment channel and a customer relationship management system.

JHD Group’s technology allows it to capture significant data from consumers and retail partners, which provides important information regarding buying patterns and other consumer behavior. The supply chain data captured in the JHD Group platform provides certain details of inventory, sales levels, and costs of JHD Group’s customers. JHD Group uses this consumer and product data in compliance with all applicable laws and regulations.

JHD Group’s data and access to its applications is maintained on a secure basis in an onshore cloud computing environment. JHD Group has contracted with leading providers in China for cloud data storage and related applications. JHD Group utilizes a module-based information system approach to achieve process streamlining and scalability, while maintaining high security protections.

The technology JHD Group use (hardware, software, systems, applications) is a mix of services, applications and devices. All the software, system and applications are developed by JHD Group internally, and JHD Group owns its own proprietary intellectual property. Important services or applications that JHD Group has designed (and which it owns) include the Jihuibao B2B App, the Jihuibao B2B2C App and various logistics, store management, data collection, bonus points management, and warehouse and transportation management applications.

Jihuibao — JHD Group’s Proprietary B2B App

JHD Group has created and maintains a proprietary B2B app named “Jihuibao”, translating as “fortune you are building up.” This B2B procurement application provides a platform for JHD Group’s retail partners to order and pay for items purchased directly from JHD Group (e.g., Pure Value® brand) or from third-party vendors operating on JHD Group’s marketplace platform. The application’s key functions include access to the marketplace, WeChat mini APP+, access to JHD’s Loyalty Program and mobile payment choices (WeChat Pay in the case of WeChat mini APP+ and Alipay in the case of the Jihuibao App, which is designed to and will soon support WeChat Pay). JHD Group’s apps have features that are common in retail apps such as a home page with best-selling products and promotional products, multiple categories for products, a shopping cart, check-out page, order confirmation, and quantity order discount. JHD Group believes that its systems are robust enough to be extended to supply chain financing, and targeted financing to support future business in these areas.

Jihuiduo Convenience Store — JHD Group’s Proprietary B2B2C App

JHD Group created and maintains its proprietary B2B app named “Jihuiduo Convenience Store”, translating into “the more you shop, the more you get.”

JHD Group’s B2B2C online market application enables its retail store partners to effectively manage transactions with individual customers. The interface for individual consumers (primarily JHD Group’s individual loyalty customers) includes a log-in screen, a home page with best-selling products, a shopping history page and a page on which consumers may select to pick up their goods at a particular local retail store. Through this application, consumers can directly order products of selected brands and Pure Value® branded goods. JHD Group considers this app to be an important component of its strategic objective to facilitate a growing trend of community and social shopping.

User Applications (POS System)

JHD Group created and maintains its proprietary POS system, the “Huishouyin”, or Smart POS. JHD Group’s Smart POS system provides inventory management, mobile payment solutions, artificial intelligence capabilities (e.g., facial recognition, object recognition), loyalty program management, replenishment options, and reporting and data analysis functions. As of December 2020, JHD Group has installed the Smart POS at all of its 4,800 loyalty stores with a view to improving inventory management, membership management, data analysis, and consumer analysis. JHD Group believes that the Smart POS will create a deeper relationship with its partner stores, as in most cases it helps JHD Group’s customers to transform from inefficient manual processes to a fully digitized solution at minimal cost to the customers.

Devices — POS Device

JHD Group installs a combination of third-party, hand-held tablets and desktop computers that house its B2B and B2B2C applications. The pre-configured tablets are provided free of charge to retail partners who are members of JHD Group’s loyalty program. They are also available for sale for the RMB equivalent of approximately USD $150. Since the first quarter of 2019, JHD Group has also made available a dual screen PC to its loyalty program members. These PCs are also available for purchase to non-loyalty stores for the RMB equivalent of approximately USD $300 per unit.

Blockchain Technology

JHD Group deploys blockchain technology to manage its loyalty program points. The technology is based on a private blockchain which allows for efficient management of accounts at the merchant store and customer levels. The blockchain features smart contract capability. Once JHD Group has approved a new member, the new member is asked to sign a smart contract that enables them to accumulate points, which, as noted, may be redeemed for discounts on FMCGs within the JHD Group membership program. The system is easily scalable and requires no human interaction for account management or point redemption.

Big Data User Privacy

JHD Group believes that it is one of the first companies to focus on gathering and analyzing data from consumers in rural China at scale (big data). JHD Group’s POS system enables its retail stores to capture data related to consumer buying behavior, both online and in store (offline). Currently, JHD Group uses the data for its own decision making, but is not monetizing the data. However, its data may in the future help store owners make smart decisions regarding the selection of products to carry, the quantity to carry and the time to place an order. Simultaneously, this data may also assist brand owners in understanding consumer habits in different parts of China and banks to assess loan borrower’s risk in their lending decision process.

All of this data is processed through JHD Group’s data management platform, where data is extracted, processed and visualized so that it can be used in its data applications. Collection and analysis of the aggregated data allows JHD to determine general market conditions in the lower-tier markets, sell-through levels for individual SKUs, which types of products are popular with consumers in specific stores or areas, and the level of impact that promotions have on sales volumes in specific stores. This data also enables JHD Group to better identify trends in product demand. Previously this data was sold to third-party vendors. However, going forward, JHD Group plans to monetize this data through its own proprietary products and services.

All data is maintained and used strictly in accordance with Chinese governmental regulations. JHD Group has implemented strict user privacy policies as they relate to customer data. Its users are required to agree to a registration agreement prior to becoming a member using JHD Group’s applications. JHD Group stores its users’ information using a secure third-party cloud service which requires public and private keys when uploading and downloading user information.

Employees

JHD Group (through its subsidiaries) employs 534 people in China as of October 29, 2021. Approximately 420 of JHD Group’s employees work in its consumer goods business and 12 employees work in its Value-Added Services business, with the remainder working in centralized headquarter functions, including corporate, information technology and human resources functions. None of JHD Group’s employees are unionized.

Real Estate

JHD Group’s registered office is located at 14/F Golden Centre, 188 Des Voeux Road Central, Hong Kong. JHD Group maintains offices in the cities of Shanghai, Beijing, Qingdao, Zhengzhou and Guiyang. JHD Group does not own any real estate. All of JHD’s operating spaces, including its 50 warehouses, are leased. To date, JHD Group has not had difficulty securing either warehouse space or office space sufficient for its needs. Currently, JHD Group has approximately 16,000 square feet of office space and 700,000 space feet of warehouse space.

Intellectual Property

JHD Group’s intellectual property (some of which is held by the VIE, JHD Tech) constitutes JHD Group’s most valuable group of assets. JHD’s intellectual property includes, but is not limited to, its proprietary software applications for its e-commerce retail business and its financial services that are described above.

Most of this intellectual property is in the form of source code and is legally protected by a combination of patents, software copyrights and trade secrets and confidentiality provisions that are contained in JHD Group’s contracts with software developers, employees and counterparties with access to JHD Group’s programs.

JHD Group has registered its name “Ji Hui Duo” as a tradename in China and has registered the mark associated with its name as a trademark in China. In addition, JHD Group has 79 additional trademarks registered by Pure Value and four registered by JHD Tech.

In addition, JHD Group’s graphic small elephant mark is protected by copyright.

JHD Group is also the registered owner of four domain names through which JHD conducts its online businesses.

Blockchain Patent

JHD Tech has registered a patent called “A blockchain-based multi-level structured account management system and application” in 2019. This patent describes a blockchain-based, multilevel account management system which includes multiple account management structures at the system management level, service provider level, merchant level and user level. This patent is registered in China.

Third-Party Software

As of the date of this proxy statement/prospectus, JHD Group is not aware of any unauthorized use of its proprietary intellectual property and JHD Group has not been notified by any third party that it is inappropriately using any such party’s intellectual property.

Litigation; Insurance

JHD Group is subject, from time to time, to lawsuits, threats of lawsuits, investigations and complaints, from commercial or contractual counterparties, employees and accident victims, none of which are material in the opinion of JHD Group’s management.

JHD Group has obtained and maintains insurance coverage for its business activities that it believes is both customary and adequate for JHD Group’s businesses. Specifically, JHD Group maintains property and casualty insurance on its distribution centers, health insurance and vehicle insurance for its trucks. JHD Group does not currently maintain product liability or business interruption insurance.

Competition

While JHD Group has enjoyed an early entrant advantage in the merchant enablement business in lower-tier regions of China, there are many companies in the logistics, e-commerce and Value-Added Services that compete with JHD Group (or that could compete with JHD Group) in one or more of these businesses. Some of these companies are significantly larger than JHD Group in terms of revenue and have greater available resources.

Competitors for JHD Group’s FMCG business include subsidiaries of Chinese e-commerce giants, existing local, regional and national distributors who may wish to establish physical or virtual stores serving customers in lower-tier regions of China, and potential new players in food and consumer goods delivery.

Major Chinese e-commerce providers, including subsidiaries of Alibaba and JD.com or others, have the ability to compete with JHD Group’s business and build or arrange for competing logistical support to reach rural customers. Most of these providers currently have been focused on serving larger and denser urban areas. While their presence in the lower-tier markets is currently minimal, they have started to initiate a rural market strategy. Some of the well-known Internet players are entering into the fresh food segment for same-day delivery to rural area customers (primarily using a B2C model).

Huitongda is one of China’s leading Internet platforms in the lower-tier markets. Huitongda creates and manages online marketplaces for products in home electronics, farming electric machinery, seed and fertilizer and other products. JHD Group believes that it has only a limited overlap with Huitongda’s business, as Huitongda primarily focuses on higher-value items with a lower re-order rate (household electronics, for example). JHD Group believes that further extension into the FMCG business will require more meaningful relationships with store owners. JHD Group believes that its relationships with storeowners in areas in which it operates are strong.

JHD Group also faces competition from national players, including Yijiupi and Huimin, and a number of regional businesses. The national players also have been mostly focused on Tier 1 and 2 cities. The regional players have some penetration into Tier 4 cities, but with limited technology capabilities and less robust delivery and service standards.

In the lower-tier markets specifically, JHD Group may compete with Ule, which is an online marketplace in some of the lower-tier markets. JHD Group considered Ule to be its direct competitor at its earlier stage when it partnered with China Post’s network for distribution. However, Ule’s current structure is more similar to online malls operated by JD.com and Tmall.

JHD Group may also face competition from the in-house supply chain operations of major Chinese retailers, such as RT-Mart, Furong Xingsheng, Caihua, and SGoods, which have begun to open their supply chain know-how and capacity to external customers to benefit from economies of scale. All of these models currently operate on a B2C model, which is different from JHD’s B2B focus.

In the Value-Added Services to financial institutions, JHD Group is not aware of sizeable direct competitors in merchant enablement services. However, JHD Group’s bank partners’ competitors include local and regional banks and other financial services providers who may be interested in expanding into underserved rural Chinese markets. Subject to regulation and licensing, a number of these enterprises could enter lower-tier regions of China, creating a more competitive environment. Certain major Chinese e-commerce enterprises also have financial services arms that offer online financial products.

Regulation and Permits

As a merchant enablement company with exposure to logistics, e-commerce and Value-Added Services to financial institutions, Pure Value, Ling Feng, JHD Tech and its PRC subsidiaries, are subject to a variety of national, provincial and local regulation and permitting requirements, though none of the requirements are licensed financial and banking requirements.

Foreign Ownership Regulations

Various regulations in China restrict or prohibit wholly foreign-owned enterprises from operating in specified industries, such as Internet information, financial services and Internet access. Consequently, JHD conducts its loyalty program, fintech operations and online operations through contractual arrangements executed by Pure Value, JHD Group’s indirect wholly owned subsidiary, and JHD Tech, and not directly.

The establishment, operation and management of companies in the PRC are mainly governed by the Company Law, which was issued by the Standing Committee of NPC and was last amended in October 2018. The Company Law applies to both PRC domestic companies and foreign-invested companies. The investment activities in China of foreign investors are also governed by the Foreign Investment Law, which was approved by the National People’s Congress of China in March 2019 and took effect on January 1, 2020. Along with the Foreign Investment Law, the Implementing Rules of Foreign Investment Law promulgated by the State Council and the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the Supreme People’s Court became effective on January 1, 2020. Pursuant to the Foreign Investment Law, the

term “foreign investments” refers to any direct or indirect investment activities conducted by any foreign investor in the PRC, including foreign individuals, enterprises or organizations; such investment includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council.

Pursuant to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for access of foreign investments, which refers as the Negative List. The Foreign Investment Law grants treatment to foreign investors and their investments at the market access stage which is no less favorable than that given to domestic investors and their investments, except for the investments of foreign investors in industries deemed to be either “restricted” or “prohibited” on the Negative List. The Foreign Investment Law provides that foreign investors shall not invest in the “prohibited” industries on the Negative List and shall meet such requirements as stipulated under the Negative List for making investment in “restricted” industries on the Negative List. Accordingly, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2020 version), or the 2020 Negative List, which took effect on July 23, 2020, and the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2020 version), or the 2020 Encouraged Industry Catalogue, which took effect on January 27, 2021. Industries not listed in the 2020 Negative List and 2020 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws.

The Foreign Investment Law and its implementing rules also provide several protective rules and principles for foreign investors and their investments in the PRC, including, among others, local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner; expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; and the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within China, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or the foreign investment enterprise will have legal liabilities imposed for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after 1 January 2020.

JHD Group is an exempted company incorporated in the Cayman Islands and Pure Value and Ling Feng are considered foreign-invested enterprises or their subsidiaries. Currently there are no explicit laws and regulations prohibiting VIEs in the PRC. To comply with the Foreign Investment Law and other applicable PRC laws and regulations, JHD Tech conducts the business which is restricted or prohibited for foreign investments in China according to the 2020 Negative List through the VIE. These businesses include online trading services, which are considered to involve the provision of value-added telecommunication services and are restricted for foreign investment according to the 2020 Negative List.

Business Permits

Pure Value has contractual arrangements with JHD Tech (the VIE) and its nominee shareholders that provide Pure Value the power to direct the activities of the VIE. Each of JHD Tech and Pure Value are incorporated under the national law of China and local law of Beijing and Shanghai, respectively, and each possesses the required business licenses to perform the types of businesses for which it was incorporated to carry out.

JHD Tech’s business model of online marketplace (B2B platform) is governed by the category of B21 Online Data Processing and Transaction Processing Business and is thus subject to the B21 Value-added Telecommunication Services Permit (or the B21 Permit). JHD Tech has been granted the B21 Permit for online data processing and transaction processing business (operational e-commerce business). JHD Tech’s B21 Permit was issued by the Beijing Telecommunication Regulation Bureau on December 4, 2019, and such permit will remain effective until December 4, 2024, unless earlier terminated.

Pure Value, Ling Feng Trade and Taoyoupin are incorporated for the purpose of engaging in wholesale and distribution of food. Businesses engaged in the wholesale and distribution of foods are required to apply for a Food Operation Permit issued by the local bureau of State Administration for Market Regulation (“SAMR”) where the business is incorporated. As of the date of this proxy statement/prospectus, Pure Value, Ling Feng and Taoyoupin all have applied for, and were granted, Food Operation Permits and all permits remain valid. Pure Value has been granted a business license in its business scope to “wholesale, online retail, offline retail”, but, as of the date of this proxy statement/prospectus, Pure Value has not been engaged in businesses outside of its business scope.

Regulation of Online Commerce

JHD Tech currently operates its online marketplace primarily via the Jihuiduo WeChat mini APP+ and ancillary order management and delivery systems as well as inventory management systems (collectively, “Jihuiduo Systems”). Manufacturers and wholesalers can establish online stores on JHD Tech’s platform to sell foods, household goods and other merchandise to business customers, and business customers may place orders on Jihuiduo Systems. Based on the latest regulatory framework, under PRC laws, the operation of online platforms for sales of merchandise, sales of foods and the provision of logistics services are subject to various permit requirements relating to value-added telecommunications regulations. Under PRC laws, if any online services fall within the specific type of value-added telecommunications services, the provider of such online services will be required to obtain corresponding value-added telecommunications services permits issued by the MIIT or its local offices. The business model of online marketplace of JHD Tech falls within the category of B21 Online Data Processing and Transaction Processing Business and is thus subject to the B21 Value-added Telecommunication Services Permit, or the B21 Permit. JHD Tech obtained a B21 Permit for online data processing and transaction processing business (limited to online E-commerce business) issued by the Beijing Telecommunication Regulation Bureau on December 4, 2019, and such permit will remain effective until December 4, 2024, unless earlier terminated.

Regulation of Ground Transportation and Delivery Services

Pure Value, Ling Feng and Taoyoupin are all incorporated for the purpose of engaging in wholesale and retail of foods and ground transportation in their business scope. Under PRC laws, any business engages in the ground transportation must obtain a permit for cargo transportation issued by local transportation authorities. As of the date of this proxy statement/prospectus, Pure Value has received Road Cargo Transportation Permit issued by the Transportation Bureau of Shanghai Pudong District on July 10, 2019, and the term of effectiveness is four years. Taoyoupin has received the Road Cargo Transportation Permit issued by the Transportation Bureau of Shenzhen on December 1, 2020, and the term of effectiveness is four years. Lingfeng does not currently operate ground transportation and maintains no Road Cargo Transportation Permit.

Regulation of Food Operation

As part of consumer protection, China law requires those companies engaged in the wholesale and distribution of food to obtain a Food Operation Permit and the permit is issued where the company is incorporated and by the local SAMR bureau. Most recently, Pure Value renewed its Food Operation Permit on April 22, 2021 with a term of five years. Taoyoupin is engaged in the food wholesale business and has obtained the Food Operation Permit issued by the local SAMR bureau in Shenzhen on September 16, 2020, and the term of effectiveness is five years. Lingfeng has received its Food Operation Permit on January 10, 2021.

Regulation of Personal Information Protection and Data Compliance

Under PRC laws, requirements on collection and processing of personal information are mainly provided under the Cyber Security Law and its ancillary rules and regulations. Pursuant to Article 41 of the Cyber Security Law, network operators must abide by the “lawful, justifiable and necessary” principles to collect and use personal information and must clearly notify the personal information subject of rules for collection and use, expressly indicating the purpose, methods and scope of such collection and use, and obtain the consent of the person whose personal information is to be collected, and network operators must not collect any personal information that is not related to the services they provide.

“Network operators” refers to the owner or manager of a network or the provider of network services, and since JHD Tech manages relevant networks and provide online services, they constitute network operators and are subject to relevant requirements for collection and processing of personal information under the Cyber Security Law and its ancillary rules and regulations.

JHD Tech currently collects and processes the personal information of end business customers (mainly refers to the personal information of merchant store owners and the personal information of JHD Group loyalty members and/or their contact persons) who have registered accounts via the JHD Group app to use JHD Group systems for order placement and merchandise purchase and delivery.

JHD Tech provides a privacy policy on the JHD Group app to notify the customers of the method, scope and purpose of collection, process, use and transfer of customers’ personal information and to obtain their consent. No other businesses within the JHD organization collect or process personal information via online mechanisms in their wholesale and retail and ground transportation operations.

Data Privacy and the Regulation of Use of Data in China; Regulations Relating to Internet Information Security and Privacy Protection

The MIIT issued the Several Provisions on Regulating the Market Order of Internet Information Services, or the Several Provisions, in December 2011, which became effective in March 2012. Pursuant to the Several Provisions, Internet information service providers may not collect any users’ personal information or provide any such information to third parties without the consent of the user. An Internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such users’ personal information and may only collect such information which is necessary for the provision of its services. An Internet information service provider is also required to properly maintain the users’ personal information, and in case of any leak or likely leak of the users’ personal information, the Internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority.

The Standing Committee of the NPC has issued the Decision on Strengthening Internet Information Protection in December 2012. Pursuant to this decision, the State protects the electronic information that can identify the personal identity of citizens and that involves privacy of citizens. No organization or individual may obtain the personal electronic information of citizens by theft or other illegal means, nor sell or illegally provide certain information to others. The Decision further set out the requirement for Internet service providers. When collecting or using the personal electronic information of citizens in their business activities, the Internet service providers must follow the principles of lawfulness, properness and necessity, explicitly disclose their purposes, methods and scopes for collection and use of the information, and, upon consent of the information providers, may collect or use information without violation of the provisions of the laws and regulations and the agreement of both parties. Where the Internet service providers collect and use the personal electronic information of citizens, they must disclose the rules for such collection and use. The network service providers as well as their personnel must keep in strict confidence of the personal electronic information of citizens collected in their business activities. They must not divulge, distort or damage such information, or must not sell or illegally provide certain information to others. Furthermore, the network service provider must take technical measures and other necessary measures to ensure information security and prevent the divulgence, damage or loss of any personal electronic information of citizens collected in their business activities. In case of occurrence or possible occurrence of such divulgence, damage or loss of information, remedial measures must be immediately taken.

Furthermore, MIIT’s Provisions on Protection of Personal Information of Telecommunications and Internet Users, which was promulgated in July 2013 and became effective September 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and Internet information service providers.

Moreover, pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the NPC in August 2015 which became effective November 2015, any Internet service provider that fails to fulfill the obligations related to Internet information security administration as required by applicable laws, and refuses to rectify upon orders, will be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation. Any individual or entity that (a) sells or provides personal information to others in a way that violates applicable law or (b) steals or illegally obtains any personal information, will be subject to criminal penalty in severe situations. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement.

The Standing Committee of the NPC promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, which became effective in June 2017, to protect cyberspace security and order. Pursuant to the Cyber Security Law, any individual or organization using the network must comply with the Constitution and applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. The Cyber Security Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers”, including, among others, complying with a series of requirements of tiered cyber protection systems, verifying users’ real identity, localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within China and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes.

On June 10, 2021, the Standing Committee of NPC promulgated the Data Security Law of the PRC, or the Data Security Law, effective as of September 1, 2021. It expands on the cybersecurity framework heralded by the Cybersecurity Law. Pursuant to the Data Security Law, where any data handling activity carried out outside of the territory of the PRC harms the national security, public interests, or the legitimate rights and interests of citizens or organizations of the PRC, legal liability shall be investigated. The Data Security Law sets forth that PRC shall establish a data security review system, where data handling activities that affect or may affect the national security will undergo national security review.

The CAC has, in collaboration with other authorities, issued the Measures for Cybersecurity Reviews (Revised Draft for Comment), the Revision Draft of Measures for Cybersecurity Reviews in accordance with the National Security Law of the PRC, the Cybersecurity Law and the Data Security Law. As of July 25, 2021, the Revision Draft of Measures for Cybersecurity Reviews has just concluded the process of soliciting public comments and has not yet officially entered into force. Pursuant to the Revision Draft of Measures for Cybersecurity Reviews, to apply for a listing overseas an operator must apply to the Cybersecurity Review Office of the PRC for a cybersecurity review if it is in possession of the personal information of more than 1 million users.

The Standing Committee of the NPC issued the Personal Information Protection Law in August 2021, which will become effective in November 2021. Pursuant to the Personal Information Law, Personal Information is defined as “…all kinds of information recorded by electronic or other means related to identified or identifiable natural persons”, and “processing” is defined as “…collection, storage, use, handling, transmission, provision, publishing, deleting, etc.”, which, within the applicable legislative framework, applies to any processing (by any individual or entity) of Personal Information performed within China’s borders. In terms of rules and regulations concerning how Personal Information should be processed, the Personal Information Protection Law includes both several generic principles (e.g., that processing must be “open”, “transparent”, the “minimum processing needed to achieve a reasonable purpose”, and “directly connected to achieving the reasonable purpose”) and a plethora of provisions that are more specific, such as obtaining consent from individuals, additional rules on processing “sensitive personal information” and personal information of individuals who are under 14 years old, etc. The Personal Information Protection Law also sets forth various obligations for Personal Information processors including obligations deriving from rights accorded to Personal Information subjects, obligations relative to the specifics of the processing and heightened protection obligations on Personal Information processors who provide Internet platform services.

JHD Tech may be the subject of a variety of laws, regulations, rules, policies and other obligations regarding data privacy and protection to significant reputational, financial, legal and operational consequences.

JHD Tech receives, transmits and stores a large volume of personal information and other data on JHD’s platform within the territory of the PRC. JHD Tech is subject to numerous laws and regulations in the PRC that address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of certain types of data. See “Regulation of Personal Information Protection and Data Compliance” for laws, rules and regulations applicable to JHD Tech. These laws and regulations evolve frequently, and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. JHD Tech has incurred, and will continue to incur, significant expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost to JHD Group of providing offerings, require significant changes to JHD Group’s operations or even prevent JHD Group from providing certain offerings in jurisdictions in which JHD Group currently operates or in which JHD Group may operate in the future.

Despite JHD Tech’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that JHD Tech’s practices, offerings or platform could fail to meet all of the requirements imposed on JHD Tech by such laws, regulations or obligations. Any failure on JHD Tech’s part to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage JHD’s Group reputation, discourage new and existing users and customers from using JHD Tech’s platform or result in fines or other penalties by government agencies and private claims or litigation, any of which could adversely affect JHD Tech’s business, financial condition and results of operations. Even if JHD’s Group practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm JHD’s Group reputation and brand and adversely affect JHD’s Group business, financial condition and results of operations.

JHD Tech may be obliged to conduct a cybersecurity review with PRC authorities in the future, which may cause significant reputational, financial, legal and operational consequences to JHD Group.

JHD Tech carries out data handling activities within the territory of the PRC and is subject to laws and regulations in the PRC that regulate data handling activities and are designed to with the goal of ensuring data security, promoting data development and use, protecting rights and interests of individuals and organizations, and safeguarding national sovereignty, security, and development interests. See “Data Privacy and the Regulation of Use of Data in China; Regulations Relating to Internet Information Security and Privacy Protection” for laws and regulations applicable to JHD Tech. These laws and regulations evolve frequently, and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement practices. Some laws and regulations, although not yet in effect, may impact JHD Tech when they become effective. In particular, JHD Tech may be obligated to apply to the Cybersecurity Review Office of the PRC for a cybersecurity review in the future if the Measures for Cybersecurity Review (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021 come into effect as currently drafted.

Despite JHD Tech’s efforts to comply with cybersecurity-related laws, regulations and other obligations, it is possible that JHD Tech’s practices, offerings or platform could fail to satisfy some or all requirements applicable to JHD Tech under relevant laws and regulations in effect in the future, including but not limited to the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021. If the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021 come into effect in the future, then any operator who applies to list its securities overseas must apply to the Cybersecurity Review Office for a cybersecurity review if it is in possession of the personal information of more than 1,000,000 users. As JHD's securities would be indirectly listed following the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus and JHD Tech is in possession of the personal information of more than 1,000,000 users, JHD Tech would be required to conduct the cybersecurity review under the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021. In accordance with the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021, the specific times and numbers of cybersecurity reviews is not specified. If JHD Tech is determined by PRC regulatory authorities to have data security risks, the relevant regulatory authority may have the right to stop the indirect listing of JHD’s securities through the consummation of the Business Combination, or (should the consummation of the Business Combination already have occurred) even request for withdrawal Pubco’s Nasdaq listing application or delisting of Pubco. In accordance with the Measures for Cybersecurity Reviews (Revised Draft for Comment) issued by Cyberspace Administration of China in July 2021, the exact manner of intervention is not specified. Per the PRC Data Security Law issued by Standing Committee of the National People’s Congress in June 2021, effective as of September 1, 2021, the cybersecurity review decision would be final and JHD Tech will not have the ability to appeal.

In addition, in accordance with the Cybersecurity Law of the PRC issued by Standing Committee of the National People’s Congress in November 2016 which became effective in June 2017, critical information infrastructure operators (“CIIO”) that may influence national security, may be requested to conduct a cybersecurity review. Under the current PRC laws and regulations, JHD Tech is less likely to be recognized as a CIIO. However, if JHD Tech is explicitly recognized as a CIIO by the relevant authority, it may be requested to conduct a security assessment.

Any failure by JHD Tech to pass a cybersecurity review could damage JHD Tech’s reputation, discourage new and existing users and customers from using JHD Tech’s platform or result in fines or other penalties by government agencies and private claims or litigation, any of which could adversely affect JHD Tech’s business, financial condition and results of operations and could materially and adversely affect the price at which securities of Pubco trade.

Regulation of Pricing

In China, the prices of a very small number of products and services are guided or fixed by the government. According to the PRC Pricing Law, business operators must, as required by the government departments in charge of pricing, mark the prices explicitly and indicate the name, production origin, specifications, and other related particulars clearly. Business operators may not sell products at a premium or charge any fees that are not explicitly indicated. Business operators must not commit the specified unlawful pricing activities, such as colluding with others to manipulate the market price, providing fraudulent discounted price information, using false or misleading prices to deceive consumers to transact, or conducting price discrimination against other business operators. Failure to comply with the Pricing Law or other rules or regulations on pricing may subject business operators to administrative sanctions such as warning, orders to cease unlawful activities, payment of compensation to consumers, confiscation of illegal gains, and/or fines. The business operators may be ordered to suspend their business for rectification, or have their business licenses revoked if the circumstances are severe. JHD Tech may in the future be held liable and be subject to fines or other penalties if the authorities determine that, as the platform operator, its guidance for platform-wide promotional activities resulted in unlawful pricing activities by the merchants on its platforms or if the pricing information JHD Tech provided for platform-wide promotional activities was determined to be untrue or misleading.

Regulations Relating to Advertising Business

State Administration for Market Regulation (“SAMR”) is the primary governmental authority regulating advertising activities in China. Regulations that apply to the advertising business primarily include the Advertisement Law of the PRC, or the Advertisement Law, promulgated by the Standing Committee of the NPC in October 1994 and most recently amended in April 2021, and the Administrative Regulations for Advertising, or the Advertising Regulations, promulgated by the State Council in October 1987 and which has been effective since December 1987.

According to the Advertisement Law and the Advertising Regulations, companies that engage in advertising activities must obtain, from SAMR or its local bureau a business license, which specifically includes operating an advertising business in its business scope. Enterprises engaged in the advertising business with such advertising business in its business scope do not need to apply for an advertising operation license. The Advertising Law and the Advertising Regulations set certain content requirements for advertisements, including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required to ensure that the content of the advertisements they prepare or distribute is true and in complete compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to confirm that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. Where serious violations occur, SAMR or its local bureau may suspense their advertisement publishing business or revoke such offenders’ business licenses.

In July 2016, SAIC issued the Interim Measures for the Administration of Internet Advertising, or the Interim Measures, to regulate Internet advertising activities. The Interim Measures, which became effective in September 2016, defining Internet advertising as any commercial advertising that directly or indirectly promotes goods or services through websites, webpages, Internet applications and other Internet media in the forms of words, picture, audio, video or others, including promotion through emails, texts, images, video with embedded links and paid-for search results. According to the Interim Measures, an Internet advertisement must be identifiable and clearly identified as an “advertisement” to the consumers. Paid search advertisements are required to be clearly distinguished from natural search results. In addition, the following Internet advertising activities are prohibited: (i) providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons; (ii) using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization; or (iii) using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others. Internet advertisement publishers are required to verify relevant supporting documents and check the content of the advertisement and are prohibited from publishing any advertisement with unverified content or without all the necessary qualifications. Internet information service providers that are not involved in Internet advertising business activities but simply provide information services are required to block any attempt to publish illegal advisements that they are aware of or should reasonably be aware of through their information services.

Labor Laws and Social Insurance

Employment

According to the PRC Labor Law, or the Labor Law, which was promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) on July 5, 1994, came into effect on January 1, 1995, and was amended on August 27, 2009 and December 29, 2018, an employer must develop and improve its rules and regulations to safeguard the rights of its employees. An employer is required to establish and develop labor safety and health systems, stringently implement national protocols and standards on labor safety and health, get employees to receive labor safety and health education, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with the relevant national standards. An employer must provide employees with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, and provide regular health examinations for employees that are engaged in work with occupational hazards. Employees engaged in special operations must receive specialized training and obtain pertinent qualifications. An employer must develop a vocational training system. Vocational training funds must be set aside and used in accordance with national regulations, and vocational training for employees must be carried out systematically based on the actual conditions of the company.

The Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007, came into effect on January 1, 2008 and was amended on December 28, 2012, combined with the Implementation Regulations on Labor Contract Law, which was promulgated and became effective September 18, 2008, regulate the parties to labor contracts, namely employers and employees, and contain specific provisions relating to the terms of labor contracts. Under the Labor Contract Law and the Implementation Regulations on Labor Contract Law, a labor contract must be made in writing. An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with its employees or by fulfilling the statutory conditions. Where a labor relationship has already been established without a written labor contract, the written labor contracts will be entered into within one month from the date on which the employee commences working.

Social Insurance

The Law on Social Insurance of the PRC, which was promulgated on October 28, 2010, and became effective on July 1, 2011 and was amended on December 29, 2018, has established social insurance systems of basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC must provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies, and will pay or withhold relevant social insurance premiums for or on behalf of employees.

Housing Provident Fund

According to the Administrative Regulations on the Administration of the Housing Provident Fund, which was promulgated and became effective on April 3, 1999, and was amended on March 24, 2002 and March 24, 2019, housing provident fund contributions paid and deposited both by employees and their unit employer must be owned by the employees.

A unit employer must undertake registration of payment and deposit of the housing provident fund in the housing provident fund management center and, upon verification by the housing provident fund management center, open a housing provident fund account on behalf of its employees in a commissioned bank. Employers must timely pay and deposit housing provident fund contributions in the full amount and late or insufficient payments will be prohibited. With respect to unit employers who violate the regulations described above and fail to complete housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such unit employers will be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to complete their registrations within the designated period will be subject to a fine of between RMB 10,000 ($1,549) and RMB 50,000 ($7,744). When unit employers are in breach of these regulations and fail to pay deposit housing provident fund contributions in the full amount as they fall due, the housing provident fund administration center will order such unit employers to pay within a prescribed time limit, failing which an application may be made to a people’s court for compulsory enforcement.

Certain of JHD Group’s PRC subsidiaries have failed to make social insurance and housing provident fund contributions in the full amount required for their employees by applicable laws and regulations. Certain PRC subsidiaries hire employees from labor dispatch agencies or engage third-party agencies to make social insurance and housing provident fund contributions for employees, and those PRC subsidiaries cannot assure that such labor dispatch agencies or third-party human resources agencies make social insurance and housing provident fund contributions in full in a timely manner. Certain PRC subsidiaries will make social insurance and housing provident fund contributions and pay late fees if relevant PRC labor authorities request. If those PRC subsidiaries fail to make these payments in the period specified by the applicable authorities these PRC subsidiaries will be subject to fines and administrative penalties, which could adversely affect such PRC subsidiaries’ business and financial condition.

JHD Group’s PRC subsidiaries cannot assure that its employment practices comply with all applicable employment-related laws and regulations in China. If these PRC subsidiaries are deemed to be not in compliance with applicable employment laws and regulations, they will become subject to fines or other legal sanctions, such as an order of timely rectification, and such PRC subsidiaries business, financial conditions and results of operations may be adversely affected.

Regulation of Financial Services in China

While a material portion of the operations of JHD Group’s PRC subsidiaries, JHD Tech and its subsidiaries is focused around helping financial institutions grow, such companies are not and do not plan to become licensed financial institutions. JHD Group’s PRC subsidiaries, JHD Tech and its subsidiaries are facilitators in the financial services for licensed financial services providers and are not principals in lending nor are they holders of deposits, nor sellers of investment instruments.

JHD Group Operational Milestones

Below is a list of certain operational milestones of JHD Group’s business over the past five-year period (since inception):

2016:

•        June 2016:    Pure Value was established, initiating JHD Group’s footprint into the FMCG business servicing rural areas in China.

•        May 2016:    Pure Value® brand was registered; first month revenue was over RMB 50,000 ($7,744).

•        December 2016:    Achieved monthly revenue of RMB 30 million ($4.64 million).

2017:

•        May 2017:    Launched loyalty program “pilot”.

•        December 2017:    Loyalty program membership exceeds 250,000 in 1,640 loyalty program stores.

2018:

•        January 2018:    JHD Tech was established.

•        December 2018:    Total activated store count exceeded 50,000.

2019:

•        March 2019:    Expanded the FMCG business into Hebei Province.

•        June 2019:    Total activated store count exceeded 60,000.

•        June 2019:    JHD Tech launched its B2B marketplace application.

•        September 2019:    Pure Value started the FMCG business in Shandong Province, opening up its first distribution center there.

•        December 2019:    Loyalty stores exceeded 3,000.

2020:

•        March 2020:    JHD Tech acquired a 56.42% ownership interest in Guinong, creating footprint into rural areas financial service business.

•        April 2020:    Expanded the FMCG business to Guizhou Province, opening up first distribution center there.

•        March 2020:    Expanded loyalty program into Shandong Province.

•        June 2020:    Launched Huishouyin system, JHD Tech’s proprietary POS system.

•        September 2020:    Commenced the FMCG business in Guangdong Province.

•        November 2020:    Started “pilot” financial service in Henan Province, converting ten loyalty stores into “pilot” financial service outlets.

•        December 2020:    Launched community group purchasing “pilot” program.

2021:

•        February 2021:    Pure Value executed agreement with Bank of Communications, one of China’s major national commercial banks, to develop rural areas financial service in Henan Province.

•        March 2021:    Expanded “pilot” financial service outlets in Henan Province to more outlets, extending rural areas financial service business footprint from Guizhou Province into Henan Province.

JHD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with JHD’s consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on JHD’s current expectations, estimates and projections about its business and operations. JHD’s actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which Pubco discusses under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

JHD is an innovative merchant enablement services company. JHD services online and offline an addressable market of five (5) million out of six (6) million independently owned merchant stores in selected provincial regions in the less developed areas or rural areas of China. JHD’s platform, which includes digital e-commerce platform, provides a supply chain and the service infrastructure for fast-moving consumer goods and Value-Added Services to financial institution to meet the daily needs of millions of underserved consumers in the lower-tier markets of China.

JHD operates in lower-tier China to help merchant store owners better service their customers and to run their stores more economically. JHD’s strategy is to penetrate as many local markets as it can by initially offering merchant enablement services to the target market of millions of store owners who control a substantial portion of local retail trade. Once the relationship is established, JHD layers on top of this platform additional, higher value, higher margin, technology-supported services, such as branchless banking, digital payments process, and inventory lending to local merchant store owners.

As of June 30, 2021, JHD has been generating revenue from two segments: 1) net product and others segment (mainly consumer products, which is where JHD’s FMCG business resides), 2) Value-Added Services revenue segment. In the first segment, JHD recognizes the product revenue at the point in time when it sells and transfers ownership of the product to its customers, which is typically upon delivery to local merchant stores and mini-supermarkets. In the second segment, JHD fulfills the performance outlined by its partner financial institutions (currently local commercial bank) and recognizes revenue over time as the local commercial bank simultaneously benefits and consumes the service JHD has provided.

JHD’s business has grown rapidly in recent years as demonstrated by its growth in revenue from approximately $29.72 million for the six months ended June 30, 2020 to approximately $52.89 million for the six months ended June 30, 2021, an increase of 78.0%. The growth rate for the fiscal year ended December 31, 2020 increased 117.0%, compared to the fiscal year ended December 31, 2019, from $35.22 million to $76.42 million. The increase of sales was primarily driven by rapid growth in market demand for consumer products in China.

JHD’s net loss increased from approximately $15.98 million for the six months ended June 30, 2020 to approximately $17.91 million for the six months ended June 30, 2021, an increase of 12.1%. In addition, its net loss margin improved by approximately 19.9% over the first half of 2020 and 2021 from 53.8% to 33.9%. Despite the fact that JHD is still in the startup phase and losses were incurred for the fiscal years of 2019 and 2020, as well as the first half of 2021, due to early investment in distribution channel, the decreasing trend in net loss margin represents the progress JHD has made through continuously expanding distribution channels and diversity in revenue streams. JHD believes it will be able to keep improving the net loss margin.

Principal Factors Affecting JHD’s Financial Performance

JHD’s operating results are primarily affected by the following factors:

•        Economic growth in China.    The demand for fast moving consumer goods and Value-Added Services is dependent upon overall economic conditions in China, especially the lower-tier regions where JHD operates. General economic factors, including individuals’ level of disposable income, the inflation rate, and the consumer price index, may affect consumers’ willingness and ability to purchase fast moving consumer goods and adopt value-added financial services.

•        Industry competition.    JHD operates a business of selling fast moving consumer goods and providing Value-Added Services to financial institution in lower-tier regions of China. Competitors for its FMCG business include subsidiaries of Chinese e-commerce giants, existing local, regional and national distributors who may wish to establish physical or virtual stores serving customers in lower-tier regions of China, and potential new players in food and consumer goods delivery. These businesses compete with JHD for products, customers and locations. JHD competes on a combination of factors, primarily product selection, quality, convenience, customer engagement, location, price and delivery options. JHD’s success depends on its ability to offer products that appeal to its customers’ preferences. In Value-Added Services, JHD is not aware of sizeable direct competitors in merchant enablement services. However, JHD’s bank partners’ competitors include local and regional banks and other financial services providers who may be interested in expanding into underserved rural Chinese markets. Certain major Chinese e-commerce enterprises also have financial services arms that offer online financial products.

•        JHD’s ability to expand its customer base.    JHD’s ability to increase the sales of consumer products largely depends on its ability to attract customers with diversified and desirable product offerings. And its ability to increase revenue from Value-Added Services to financial institution depends on JHD’s ability to encourage residents in the less developed areas to use value-added financial services and to provide these services to be provided more conveniently.

•        Acquisition of Guinong.    On March 3, 2020, Jihuiduo Technology Limited (“JHD Tech”), a VIE of JHD, acquired 56.42% of the outstanding shares from certain owners of Guizhou Guinong Technology Holding Company (“Guinong”) for a cash consideration of RMB 19.5 million (approximately $3.02 million). Guinong provides Value-Added Services to financial institution in rural areas. After the acquisition of Guinong, JHD expects to utilize its existing merchant stores network and equip local mini-supermarkets/merchant stores with the ability to provide Value-Added Services in financial services to local villagers, which yield synergistic effect between the business of Guinong and JHD. During the first half of 2021, JHD Tech acquired an additional 10.62% of the outstanding shares from the non-controlling shareholders of Guinong for a cash consideration of RMB 36.46 million ($5.65 million). As of June 30, 2021, JHD Tech owned a 67.04% equity interest in Guinong. Following the completion of the transactions described in this registration statement, JHD may seek (through JHD Tech) to acquire the remaining 32.96% of the equity in Guinong that JHD Tech does not presently own.

Taxation

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. JHD is subject to Hong Kong profit tax at a rate of 8.25% as it did not have assessable profit during the periods presented.

PRC

Enterprise Income Tax

Generally, JHD’s wholly foreign-owned enterprises (Pure Value and Lingfeng), the VIE and its subsidiaries (JHD Tech, Guinong and Shenzhen Taoyoupin Supply Chain Management Co., Ltd. (“Taoyoupin”)), which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25.0%.

Value Added Tax

The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of products sold or services provided (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). The product seller or service provider is the VAT taxpayer at law, and is legally obliged to pay VAT to the PRC tax authorities per its net VAT (i.e., output VAT less input VAT) position. Under the commercial practice of the PRC,

VAT is typically collected by the product seller or service provider from the product buyer or service recipient based on tax invoices issued. This is because input VAT is generally creditable by product buyers and service recipients who are PRC general VAT taxpayers.

Generally speaking, where the product seller or service provider is a PRC general VAT taxpayer, for revenue generated from its product sales or provision of services:

1)      the applicable VAT rates were 10% for purchasing and selling agricultural products, 16% for purchasing and selling other products, and 6% for purchasing and providing service during the period from May 1, 2018 to March 31, 2019; and

2)      the applicable VAT rates are 9% for purchasing and selling agricultural products, 13% for purchasing and selling other products, and 6% for purchasing and providing service since April 1, 2019.

In addition to VAT, local surcharges ranging from 6% to 12%, varying with the location of the product seller or service provider, are imposed on the amount of VAT payable. Such local surcharges are payable by the product seller or service provider. As local surcharges payable are not creditable by both the PRC product seller or service provider and the PRC product buyer or service recipient, they are a tax cost.

Stamp Duty

Stamp duty is levied on prescribed dutiable documents that are executed or used in the PRC. Prescribed dutiable documents which are brought into the PRC for legal effect are subject to stamp duty even if they are executed outside the PRC. The applicable rate depends on the type of the dutiable document. Stamp duty is typically levied on the gross consideration as stated on the dutiable document. For example, the rate of stamp duty is 0.03% on purchase and transfer documents of supply, pre-purchase, barter, etc. and 0.05% on documents of transfer of property rights, including real property, equity interest, copyrights, trademarks, patents and proprietary technology usage rights. Stamp duty at 0.03% or 0.05% applies to certain technology contracts and contracts for the right to use certain intellectual property rights, and property leases attract stamp duty at the rate of 0.1% of the contract value. Each party to a dutiable document will be liable to stamp duty at these rates.

JHD’s Reportable Segments

JHD has organized its operations into two operating segments. The segments reflect the way the Company evaluates its business performance and manages its operations by JHD’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. JHD’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of JHD.

JHD has determined that it operates in two operating segments: (1) consumer products segment and others, which is where its FMCG business resides and (2) Value-Added Services. Revenue, net loss and assets of the Value-Added Services segment are less than 10% of their respective consolidated totals, and, therefore, JHD does not present reportable segments.

Substantially all of JHD’s long-lived assets, revenue and expenses are located in or derived from the PRC, therefore no geographical information is presented.

Results of Operations

Six months Ended June 30, 2021 Compared to Six months Ended June 30, 2020

The following table shows key components of JHD’s results of operations during the six months ended June 30, 2021 and 2020, in US dollars and period to period change.

	For the six months ended June 30,		Change
	2021	2020	Amount	%
Net revenue	$52,894,078	$29,723,988	23,170,090	78
Less: Cost of goods sold	(50,235,977)	(28,077,856)	(22,158,121)	79
Gross profit	2,658,101	1,646,132	1,011,969	61

Operating expenses:
Selling expenses	(7,947,667)	(9,550,008)	1,602,341	(17)
General and administrative expenses	(11,813,911)	(5,616,279)	(6,197,632)	110
Research and development expenses	(565,775)	(2,262,366)	1,696,591	(75)
Total operating expenses	(20,327,353)	(17,428,653)	(2,898,700)	17

Loss from operations	(17,669,252)	(15,782,521)	(1,886,731)	12

Other income/(loss):
Other income/(expense), net	(492,725)	28,965	(521,690)	(1,801)
Share of loss from equity method investment	(15)	—	(15)	100
Interest expense, net	(266,230)	(227,717)	(38,513)	17
Total other loss	(758,970)	(198,752)	(560,218)	282

Loss before income tax expense	(18,428,222)	(15,981,273)	(2,446,949)	15
Income tax expense	(13,818)	(3,683)	(10,135)	275
Net loss	$(18,442,040)	$(15,984,956)	(2,457,084)	15
Net loss attributable to Non-controlling interest	(12,056)	(132,783)	120,727	(91)
Net loss attributable to JHD Holdings (Cayman) Limited shareholders	(18,429,984)	(15,852,173)	(2,577,811)	16
Other comprehensive loss:
Foreign currency translation adjustments, net of nil tax	250,769	(945,179)	1,195,948	(127)
Total other comprehensive (loss)/income	250,769	(945,179)	1,195,948	(127)
Total comprehensive loss	$(18,191,271)	$(16,930,135)	(1,261,136)	7

Net Revenues    JHD generates revenues mainly from sales of consumer products and providing Value-Added Services to financial institutions in rural areas.

Net revenue of consumer product and other sales.    JHD’s net revenue of consumer product and other sales was $48.89 million, accounting for 92.4% of net revenue for the six months ended June 30, 2021, compared to $27.95 million, accounting for 94.0% of net revenue for the six months ended June 30, 2020, an increase of $21.00 million, or 74.9%. Such increase was due to the continuing business growth in Shandong Province and market expansion into Provinces of Guizhou and Guangdong since the third quarter of 2020.

Net revenue of Value-Added Services to financial institutions.    JHD’s net Value-Added Services revenue was $4.00 million and $1.78 million for the six months ended June 30, 2021 and 2020, respectively. JHD’s Value-Added Services commenced in March 2020 and accordingly the increase in revenue from those services is due to the new business starting in first quarter of 2020.

Cost of goods sold.    JHD’s cost of goods sold primarily includes cost of fast-moving consumer products sold, consumer products warehousing and delivery costs and consumer products inventory write-downs and cost of operating Value-Added Services to financial institutions.

Cost of operating fast-moving consumer products.    JHD’s cost of consumer products sold increased by $20.69 million, or 77.7%, to $47.32 million for the six months ended June 30, 2021 from $26.63 million for the six months ended June 30, 2020. Along with the increase in sales volume, JHD increased its purchase volume, leading to incremental cost.

Cost of operating Value-Added Services to financial institutions.    JHD’s cost of operating Value-Added Services to financial institutions, a business which commenced in March 2020, stood at $2.91 million for the six months ended June 30, 2021 from $1.45 million for the six months ended June 30, 2020.

Gross profit and gross margin.    JHD’s gross profit increased by $1.01 million, or 61.5%, to $2.66 million for the six months ended June 30, 2021 from $1.65 million for the six months ended June 30, 2020, mainly driven by the Value-Added Services, which were introduced in March 2020. Gross profit as a percentage of revenues (gross margin) for the Value-Added Services revenue segment was 27.2% and 18.3% for the six months ended June 30, 2021 and 2020, respectively. Such increase was due to the fact that JHD expanded Value-Added Services to more consumers during the first half of 2021. Gross margin for the sales of consumer products segment was 3.0% and 4.2% for the six months ended June 30, 2021 and 2020 respectively; the decrease in gross margin was primarily driven by more sales discount for expanding the new market in Guangdong Province and Guizhou Province during the six months ended June 30, 2021.

Selling expenses.    JHD’s selling expenses primarily consist of labour expenses for salesmen, marketing expenses and other miscellaneous expenses incurred for JHD’s sales departments. JHD’s selling expenses decreased by $1.60 million, or 16.8%, to $7.95 million for the six months ended June 30, 2021 from $9.55 million for the six months ended June 30, 2020. Such decrease was primarily due to the strategic reorganization of JHD’s distribution channel and simplification of its sales team, which resulted in a decrease in distribution center rental expenses and salary expenses for salespersons.

General and administrative expenses.    JHD’s general and administrative expenses consist primarily of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses. JHD’s general and administrative expenses increased by $6.19 million, or 100.4%, to $11.81 million for the six months ended June 30, 2021 from $5.62 million for the six months ended June 30, 2020. Such increase was mainly due to the increase of $4.16 million in share-based compensation expense, which was related to the vesting of employee incentive plan starting December 2020.

Research and development expenses.    JHD’s research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental expenses. JHD’s research and development expenses decreased by $1.70 million, or 75.0% to $0.57 million for the six months ended June 30, 2021, from $2.26 million for the six months ended June 30, 2020 as a result of the decruitment of staff as the first stage of development on e-commerce platform was finished, which leads to lower staff cost of research and development expenses.

Net loss.    As a result of the cumulative effect of the factors described above, JHD’s net loss increased by $2.46 million, or 12.4%, to $18.44 million for the six months ended June 30, 2021 from $15.98 million for the six months ended June 30, 2020.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2020

The following table shows key components of JHD’s results of operations during the years ended December 31, 2019 and 2020, in U.S. dollars and year-to-year change.

	For the years ended December 31,		Change
	2019	2020	Amount	%
Net revenue	$35,215,062	$76,420,993	$41,205,931	117
Less: Cost of goods sold	(33,759,109)	(73,090,970)	(39,331,861)	117
Gross profit	1,455,953	3,330,023	1,874,070	129

Operating expenses:
Selling expenses	(13,475,463)	(17,700,583)	(4,225,120)	31
General and administrative expenses	(11,062,619)	(17,037,518)	(5,974,899)	54
Research and development expenses	(2,933,888)	(3,192,374)	(258,486)	9
Total operating expenses	(27,471,970)	(37,930,475)	(10,458,505)	38

Loss from operations	(26,016,017)	(34,600,452)	(8,584,435)	33

Other income/(loss):
Other income (expense), net	117,548	(203,596)	(321,144)	(273)
Loss from deregistration of subsidiaries	—	(60,765)	(60,765)	N/A
Share of loss from equity method investment	—	(418)	(418)	N/A
Interest income, net	2,450	28,997	26,547	1,084
Total other income/(loss)	119,998	(235,782)	(355,780)	(296)

Loss before income tax benefit	(25,896,019)	(34,836,234)	(8,940,215)	35
Income tax benefit	—	91,127	91,127	N/A
Net loss	(25,896,019)	(34,745,107)	(8,849,088)	34
Foreign currency translation adjustment	21,553	2,730,574	2,709,021	12569
Total comprehensive income	$(25,874,466)	$(32,014,533)	$(6,140,067)	24

Net Revenues    JHD generates revenues mainly from sales of consumer products and providing Value-Added Services to financial institutions in rural areas.

Net revenue of consumer product sales.    JHD’s net consumer product revenue was $71.57 million, accounting for 94% of the net revenue for the year ended December 31, 2020, compared to $35.22 million, accounting for 100% of the net revenue for the year ended December 31, 2019, an increase of $36.35 million, or 103%. Such increase was due to its expansion into Shandong, Guizhou, and Guangdong Provinces in 2020.

Net revenue of Value-Added Services to financial institutions.    JHD’s net Value-Added Services revenue were $4.85 million and nil for the years ended December 31, 2020 and 2019, respectively, mainly due to the fact that JHD acquired its initial interest in Guinong Technology Holding Company (“Guinong”), which provides Value-Added Services to financial institutions in rural areas, in March 2020.

Cost of goods sold.    JHD’s cost of goods sold primarily includes cost of fast-moving consumer products sold, consumer products warehousing and delivery costs, consumer products inventory write-downs and cost of operating Value-Added Services to financial institutions.

Cost of operating fast-moving consumer products.    JHD’s cost of consumer products sold increased by $35.45 million, or 105%, to $69.21 million for the year ended December 31, 2020 from $33.76 million for the year ended December 31, 2019. Along with the increase in sales volume, JHD increased its purchase volume, leading to incremental cost.

Cost of operating Value-Added Services to financial institutions.    JHD’s cost of operating Value-Added Services to financial institutions stood at $3.88 million for the year ended December 31, 2020, the first year during which JHD was operating the Value-Added Services segment, from nil for the year ended December 31, 2019.

Gross profit and gross margin.    JHD’s gross profit increased by $1.87 million, or 129%, to $3.33 million for the year ended December 31, 2020 from $1.46 million for the year ended December 31, 2019, mainly due to the growth of consumer product revenue segment. Gross profit as a percentage of revenues (gross margin) for consumer product revenue segment was 3.1% and 3.9% for the years ended December 31, 2020 and 2019, respectively. The decrease in gross margin was due to seasonal inventory write-off caused by the COVID-19 pandemic in the first half year 2020. Gross margin for Value-Added Services segment was 20.0% and nil for the years ended December 31, 2020 and 2019, respectively.

Selling expenses.    JHD’s selling expenses primarily consist of labor expenses for salesmen, marketing expenses and other miscellaneous expenses incurred for JHD’s sales departments. JHD’s selling expenses increased by $4.23 million, or 31%, to $17.70 million for the year ended December 31, 2020 from $13.48 million for the year ended December 31, 2019. Such increase was primarily due to the increase of $1.48 million in distribution center rental expenses, $1.12 million in marketing and advertising expenses and $0.67 million in freight expenses to satisfy the growth in sales of consumer products and expansion in new markets.

General and administrative expenses.    JHD’s general and administrative expenses consist primarily of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses. JHD’s general and administrative expenses increased by $5.97 million, or 54%, to $17.04 million for the year ended December 31, 2020 from $11.06 million for the year ended December 31, 2019. Such increase was mainly due to the increase of $4.30 million in share-based compensation expense, which is related to the vesting of employee incentive plan starting in September 2019.

Research and development expenses.    JHD’s research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental expenses. JHD’s research and development expenses increased by $0.26 million, or 9% to $3.19 million for the year ended December 31, 2020, from $2.93 million for the year ended December 31, 2019, mainly due to the fact that JHD hired additional IT professionals to develop and upgrade its operating systems to support the growth in product revenue and the development of its e-wallet, a proprietary technology for use in JHD’s Value-Added Services to financial institutions.

Other income (expense), net.    JHD incurred net other expense of $0.20 million for the year ended December 31, 2020, compared to net other income of $0.12 million for the year ended December 31, 2019, mainly due to the fact that the Company incurred a loss from currency exchange for the year ended December 31, 2020 (with a yearly average exchange rate of US$ 1 to RMB 6.8941 and an exchange rate of US$ 1 to RMB 6.5249 on December 31, 2020) while it recognized gain from currency exchange for the year ended December 31, 2019 (with a yearly average exchange rate of US$ 1 to RMB 6.8944 and an exchange rate of US$ 1 to RMB 6.9762 on December 31, 2019).

Income tax benefit.    JHD recorded an income tax benefit of $0.09 million and nil for the year ended December 31, 2020 and 2019, respectively, mainly due to the fact that it recognized deferred tax assets for the entity of Guinong, in which JHD made its initial investment in March 2020. See also “— Taxation” above.

Net loss.    As a result of the cumulative effect of the factors described above, JHD’s net loss increased by $8.85 million, or 34%, to $34.75 million for the year ended December 31, 2020 from $25.90 million for the year ended December 31, 2019.

Liquidity and Capital Resources

As of June 30, 2021 and December 31, 2020, JHD had cash of $22.04 million and $5.03 million, respectively, and had working capital of $50.16 million and $38.28 million, respectively. JHD has historically financed its operations primarily through capital contributions from its parent company, the Primary Seller, and cash generated from financing activities. For the year ended December 31, 2020, JHD received capital contributions from the Primary Seller in the aggregate amount of $49 million. For the six-months ended June 30, 2021, JHD received $25.6 million in exchange for convertible notes from a shareholder of the Primary Seller and $4.1 million from third parties in exchange for convertible notes. The Primary Seller also paid JHD expenses in the amount of $2,236,381 for the year ended December 31, 2020 and $2,761,781 for the six months ended June 30, 2021. JHD expects to finance its operations and working capital needs in the near future from cash that will be available to Pubco upon the consummation of the Business Combination and from third party financing.

JHD believes that it will generate sufficient cash flows to fund its operations and to meet its obligations on a timely basis for the next 12 months, assuming the consummation of the Business Combination and the successful implementation of its business plans.

Although JHD consolidates the results of the VIE and the VIE’s its subsidiaries, it only has access to cash balances or future earnings of the VIE and its subsidiaries through the Company’s VIE arrangements with the VIE, JHD Tech.

Current foreign exchange and other regulations in the PRC may restrict the ability of JHD’s PRC entities to transfer their net assets to Pubco and any of its subsidiaries outside the PRC. However, JHD has no present plans to declare dividend and it plans to retain its retained earnings to continue to grow its business. In addition, these restrictions had no impact on the Company’s ability to meet its cash obligations as all of its current cash obligations are due within the PRC.

JHD may, however, in the future require additional cash resources due to changing business conditions, implementation of its strategy to expand its business, or other investments or acquisitions it may decide to pursue. If JHD’s own financial resources are insufficient to satisfy its capital requirements, it may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to JHD’s, or following the consummation of the Business Combination, Pubco’s shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require the Company to agree to operating and financial covenants that would restrict JHD’s operations. Financing may not be available in amounts or on terms acceptable to JHD, if at all. Any failure by the Company to raise additional funds on terms favorable to it, or at all, could limit its ability to expand its business operations and could harm its overall business prospects.

Cash Flows

The following table sets forth a summary of JHD’s cash flows for the periods presented:

Six months Ended June 30, 2021 Compared to Six months Ended June 30, 2020

	For Six months Ended June 30,
	2021	2020
Net cash used in operating activities	$(6,395,647)	$(15,115,219)
Net cash used in investing activities	(1,431,305)	(2,845,405)
Net cash provided by financing activities	24,819,628	34,095,784
Effect of exchange rate changes	22,067	(641,038)
Net increase in cash and cash equivalents	17,014,743	15,494,122

Operating Activities

Net cash used in operating activities decreased by $8.72 million to $6.40 million for the six months ended June 30, 2021 from $15.12 million for the six months ended June 30, 2020. This decrease was primarily driven by the positive impact of net favorable changes in operating assets and liabilities and larger non-cash items.

The positive impact of net favorable changes in operating assets and liabilities was primarily due to an favorable change in inventories, advance to suppliers, short-term promissory notes and prepaid expenses and other current assets, and partially offset by an unfavorable change in accounts receivables and accrued expenses and other payables.

The impact of non-cash items was mainly due to the larger share-based compensation expenses for the six months ended June 30, 2021, which was due to the second share-based compensation plan granted in December 31, 2020 in order to provide greater incentive for the management team.

Investing Activities

Net cash used in investing activities was $1.43 million and $2.85 million for the six months ended June 30, 2021 and 2020. Net cash used in investing activities for the six months ended June 30, 2021 mainly consisted of consideration paid for a noncontrolling equity interest in Guinong of $0.99 million. Net cash used in investing activities for the six months ended June 30, 2020 mainly consisted of payment for the acquisition of a majority interest in Guinong of $1.86 million.

Financing Activities

Net cash provided by financing activities was $24.82 million and $34.10 million for the six months ended June 30, 2021 and 2020, respectively, which mainly consisted of capital contributions from the Primary Seller and loan proceeds from related parties as described in the section of this registration statement prospectus entitled “Certain Relationships And Related Party Transactions — JHD.”

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(39,646,468)	$(28,673,481)
Net cash used in investing activities	(10,400,862)	(1,221,130)
Net cash provided by financing activities	51,236,381	31,408,835
Effect of exchange rate changes	254,684	281,146
Net increase in cash and cash equivalents	1,443,735	1,795,370

Operating Activities

Net cash used in operating activities increased by $10.97 million to $39.65 million for the year ended December 31, 2021 from $28.67 million for the year ended December 31, 2020. This increase was primarily driven by the greater net loss, offset somewhat by larger non-cash items, such as share-based compensation expenses, and the negative impact of net unfavorable changes in operating assets and liabilities. The negative impact of the net unfavorable changes in operating assets and liabilities was primarily contributed to an unfavorable changes in advance to suppliers, accrued expenses and other current liabilities, increasing in business scale and sales on credit amplify the changes of accounts receivables, and partially offset by less increasing in stocks.

Suppliers

Yili Milk products accounted for 22% of goods purchased in the year ended December 31, 2020 and 34% of goods purchased in first half of 2021. JHD’s management expects that purchases of Yili Milk’s products as percentage of total purchases will remain at similar or slightly higher levels in the year ended December 31, 2021 as JHD has expanded its sell-through of Yili Milk’s products in the areas JHD services.

JHD has multiple contracts with Yili Milk’s local subsidiaries, with the general arrangements of such contracts specifying minimum tonnage of purchases by JHD of Yili Milk’s products in every region JHD sells Yili Milk’s products as well as minimum purchasing spend. All contracts allow Yili Milk to adjust pricing of their products based on a number of factors, such as changes in prices of raw and auxiliary materials, market changes, seasonal factors and other reasons. In cases of price changes, Yili Milk updates its wholesale and retail prices to ensure the same levels of profitability for JHD.

Investing Activities

Net cash used in investing activities was $10.40 million and $1.22 million for the years ended December 31, 2020 and 2019. Net cash used in investing activities for the year ended December 31, 2020 mainly consisted of the consideration paid for a majority interest in the equity of Guinong of $7.14 million, purchase of property and equipment and intangible assets of $2.08 million, and payment for loan to third parties of $1.96 million, offset by the cash acquired from acquisition of Guinong of $0.93 million. Net cash used in investing activities for the year ended December 31, 2020 mainly consisted of purchase of property and equipment and intangible assets of $1.52 million, offset by collection of loan to related parties of $0.3 million.

Financing Activities

Net cash provided by financing activities was $51.24 million and $31.41 million for the years ended December 31, 2020 and 2019, respectively. Net cash provided by financing activities for the years ended December 31, 2020 and 2019 mainly consisted of capital contributions from the parent company.

Contractual Obligations

Below is a table setting forth JHD’s contractual obligations as of June 30, 2021:

	Payments Due by June 30,
Contractual Obligations	Total	2022	2023	2024
operating lease obligations	$1,458,841	$861,367	$437,635	$159,839
Total	$1,458,841	$861,367	$437,635	$159,839

Other than those shown above, JHD did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2021.

Off-Balance Sheet Commitments and Arrangements

JHD did not have any off-balance sheet arrangements as of June 30, 2021.

Holding Company Structure

JHD Holdings (Cayman) Limited is a holding company with no material operations of its own. JHD conducts its operations primarily through its WFOEs, Ling Feng and Pure Value, and the VIE, JHD Tech and JHD Tech’s subsidiaries, Guinong and Taoyoupin, in China. As a result, JHD ability to pay dividends depends upon dividends paid by Pure Value and Ling Feng. If Pure Value or Ling Feng or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to JHD. In addition, Pure Value and Ling Feng are permitted to pay dividends to JHD only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, Pure Value, Ling Feng, JHD Tech, Guinong and Taoyoupin are required to set aside at least 10.0% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50.0% of their registered capital. In addition, each may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and these entities may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the State Administration of Foreign Exchange. Pure Value and Ling Feng have not paid dividends and will not be able to pay dividends until it generates accumulated profits and meet the requirements for statutory reserve funds.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

All of JHD’s revenues and substantially all of its expenses are denominated in RMB. Its exposure to foreign exchange risk primarily relates to cash and cash equivalent denominated in U.S. dollars. JHD does not believe that it currently has any significant direct foreign exchange risk and has not used derivative financial instruments to hedge exposure to such risk. Although its exposure to foreign exchange risks should be limited in general, the value of your investment in JHD’s shares will be affected by the exchange rate between the U.S. dollar and RMB because the value of JHD’s business is effectively denominated in RMB, while it shares will be traded in U.S. dollars.

The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

To the extent that JHD needs to convert U.S. dollars into RMB for its operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount it receives from the conversion. Conversely, if JHD decides to convert RMB into U.S. dollars for the purpose of making payments for dividends on its shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to the Company.

Interest Rate Risk

JHD exposure to interest rate risk primarily relates to the income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. JHD has not been exposed to material risks due to changes in interest rates, and it has not used any derivative financial instruments to manage its interest risk exposure. However, its future interest income may fall short of expectations due to changes in market interest rates.

Inflation

To date, inflation in the PRC has not materially impacted JHD’s results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2020 and 2019 were increases of 2.5% and 2.9%, respectively. Although JHD has not been materially affected by inflation in the past, JHD can provide no assurance that it will not be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. Additionally, because a substantial portion of JHD assets consists of cash and cash equivalents, high inflation could significantly reduce the value and purchasing power of these assets. JHD does not have a practical way to hedge its exposure to higher inflation in China, as inflation hedging instruments are generally not available in China.

Critical Accounting Policies and Use of Estimates

JHD’s significant accounting policies are summarized in Note 2 “Summary of Significant Accounting Policies” in the Consolidated Financial Statements and in the Condensed Consolidated Financial Statements included elsewhere in its Form S-4. While all of these significant accounting policies affect the reporting of its financial condition and results of operations, Pubco views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on JHD’s financial statements and require it to use a greater degree of judgment and/or estimates. Actual results may differ from those estimates.

Business combination and non-controlling interests

Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. The consideration was made in the form of cash payment. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses and restructuring costs are expensed as incurred.

For the Company’s majority-owned subsidiaries of the VIE, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Company’s consolidated balance sheets.

Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•        Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•        Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers, accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.

Accounts Receivable, net

Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors, including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. The amounts of allowance for doubtful receivables were US$84,984, US$107,229 and US$52,373 as of June 30, 2021, December 31, 2020 and December 31, 2019, respectively.

Inventories

Inventories, primarily consisting of consumer products, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. The amounts of inventory write-down were US$45,685, US$162,245 and US$ 456,917 for the six months ended June 30, 2021, the years ended December 31, 2020 and 2019, respectively.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Furniture	3 – 4 years
Office equipment	2 – 3 years
Motor vehicle	3 – 4 years
Warehouse equipment	3 – 5 years
Leasehold improvement	Over the shorter of lease term or the estimated useful lives of the assets

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income. The depreciation expenses were US$627,596, US$1,278,284 and US$349,038 for the six months ended June 30, 2021, the years ended December 31, 2020 and 2019, respectively. The loss in disposals of property and equipment were US$ 249,197, US$246,405 and US$14,895 for the six months ended June 30, 2021, the years ended December 31, 2020 and 2019, respectively.

Intangible assets, net

Intangible assets are recognized and measured at cost or at fair value if acquired through a business combination. The identifiable intangible assets acquired are amortized on a straight-line basis over the respective useful lives as follows:

Category	Estimated useful lives
Software	10 years
Domain name	6 – 7 years
Contractual customer relationship	9 years

The amortization expenses were US$185,610, US$346,219 and US$93,703 for the six months ended June 30, 2021, the years ended December 31, 2020 and 2019, respectively.

Impairment of long-lived assets (other than goodwill)

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. There was no impairment of long-lived assets recognized for the six months ended June 30, 2021, the years ended December 31, 2020 and 2019.

Goodwill

Goodwill represents the excess of the purchase price over fair value of the identifiable assets and liabilities acquired as a result of the Company’s acquisition of the Guinong business occurred in March 2020. Goodwill is not depreciated or amortized, but is tested for impairment on an annual basis as of December 31 and in between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired.

In accordance with the FASB guidance on “Testing of Goodwill for Impairment”, the Company has the option to assess qualitative factors first to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. A goodwill impairment charge will be recorded for the amount by which a reporting unit’s carrying value exceeds its fair value, but not to exceed the carrying amount of goodwill. There was no impairment of goodwill recognized for the six months ended June 30, 2021 and the years ended December 31, 2020.

Revenue recognition

In May 2014, the FASB issued Topic 606, “Revenue from Contracts with Customers”. This topic clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. Simultaneously, this topic supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition”, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Net revenue consists of revenue from net product revenue, Value-Added Services revenue and other revenue:

Net revenue of consumer product sales:

The majority of the Company’s revenue is derived from sales of their own consumer products through both offline sales and sales by online platform. The Company recognizes the consumer product revenues on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified goods. The Company recognizes revenue at the point of time when local merchant stores and mini-supermarkets obtain control of the consumer products. Consumer products ownership gets transferred upon the delivery by the Company’s self-own logistics or the entrusted third-party logistics company to the customers. Payments can be made in advance, upon acceptance of the goods or in credit, determined by the Company’s credit policy.

Revenue from Value-Added Services to financial institution:

The Company provides Value-Added Services to a financial institution (i.e. a commercial bank) in rural areas by allowing the commercial bank to set up service stations in its cooperating retail stores and assisting the commercial bank to provide basic financial services. The Company promised in providing basic financial services. The Company identified only one performance, which is to provide a series of services to assist in the bank to operate and manage the banking business, including provision of basic office equipment, fixtures, and signage, providing and managing staff for service stations, and daily monitoring of service station equipment. The Company recognizes revenue when the performance obligation is fulfilled on a monthly basis in amount based on several factors including customer transaction volume. Value-Added Services revenue is recognized on a gross basis, as the Company is responsible to supervise, evaluate and manage staff at each service station, and it also has the discretion in establishing the service fee price charged to the commercial bank.

Other revenue:

The Company charges commission fees to third-party merchants for participating in the Company’s online marketplace, where the Company generally is acting as an agent and its performance obligation is to arrange for the provision of the specified goods or services by those third-party merchants. Commission fee revenues are recognized on a net basis at the point of delivery of products, net of loyalty points and discounts.

The following table identifies the disaggregation of the Company’s revenue for the six months ended June 30, 2021 and 2020, respectively:

	For the six months ended June 30,
	2021	2020
	(Unaudited)
Net revenue of consumer product sales	$48,797,455	$27,795,164
Revenue from Value-Added Services	3,999,939	1,775,652
Other revenue	96,684	153,172
Total	$52,894,078	$29,723,988

The following table identifies the disaggregation of JHD’s revenue for the years ended December 31, 2020 and 2019, respectively:

	For the years ended December 31,
	2020	2019
Net revenue of consumer product sales	$71,405,005	$35,137,273
Revenue from Value-Added Services	4,850,168	—
Other revenue	165,820	77,789
Total	$76,420,993	$35,215,062

Shipping and handling activities are performed before the customer obtains control of the consumer products, and they are not a separate performance obligation. The Company accounts for the pertinent shipping and handling costs in selling expenses of products sold.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized prior to invoicing when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.

Advance from customers consists of payments received related to unsatisfied performance obligations at the end of the period. The advance from customers as of June 30, 2021, December 31, 2020, and December 31, 2019 were $1,728,068, $2,053,838 and $902,243, respectively.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets. The Company records revenue net of value added tax and related surcharges.

Share-based compensation expenses

All share based awards granted to employees, which are share options, are measured at fair value on grant date. Share based compensation expense is recognized using the straight line method and recognizing for forfeitures when they occur, over the requisite service period, which is the vesting period.

All the options were granted by Primary Seller with its own underlying shares. The Binomial option pricing model is used to estimate fair value of the share options and restricted ordinary shares. The determination of estimated fair value of share based payment awards on the grant date using an option pricing model is affected by the fair value of Primary Seller’s ordinary shares as well as assumptions regarding a number of complex and subjective variables. These variables include the expected value volatility of Primary Seller’s shares over the expected term of the awards, actual and projected employee share option exercise behaviors, a risk free interest rate and any expected dividends. Shares of Primary Seller, which do not have quoted market prices, were valued based on the income approach. Determination of estimated fair value of Primary Seller’s shares requires complex and subjective judgments due to their limited financial and operating history, unique business risks and limited public information on companies in China similar to Primary Seller.

The Company elect to account for forfeitures of employee awards as they occur, which record compensation cost assuming all option holders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite service period, the Company will reserve compensation cost previously recognized in the period the award is forfeited. There was no impairment of goodwill recognized for the six months ended June 30, 2021 and the years ended December 31, 2020.

Recent Accounting Pronouncements

For a summary of recently issued accounting pronouncements, see Note 2(v) to the Consolidated Financial Statements included herewith.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

As contemplated by the Business Combination Agreement, Pubco’s board of directors following the Business Combination will be comprised of seven directors.

Pubco’s Amended and Restated Memorandum and Articles of Association (if approved) will provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum will be elected by an ordinary resolution as a matter of Cayman Islands law. Pubco’s Amended and Restated Memorandum and Articles of Association will further provide that Pubco’s board of directors will be divided into three classes, namely Class I, Class II and Class III. Class I will consist of two directors, Class II will consist of two directors and Class III will consist of three directors. Directors assigned to Class I will initially serve until the first annual general meeting of shareholders following the effectiveness of Pubco’s Amended and Restated Memorandum and Articles of Association upon the consummation of the Business Combination and Class I directors shall then be elected for a full term of three years. Directors assigned to Class II will initially serve until the second annual general meeting of shareholders following the consummation of the Business Combination and Class II directors shall then be elected for a full term of three years. Directors assigned to Class III will initially serve until the third annual general meeting of shareholders following the Articles Effectiveness Date and Class III directors shall then be elected for a full term of three years. At each succeeding annual general meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the Class whose terms expire at such annual general meeting.

The following table sets forth certain information concerning the persons who are expected to serve as Pubco’s directors and executive officers following the consummation of the Business Combination:

Directors and Executive Officers	Age	Position/Title
Alan Clingman	61	Executive Chairman, Director and Chairman of the Board (Class III)
Xiaoma (Sherman) Lu	54	President, Director and Vice Chairman of the Board (Class III)
Vladimir Leyviman	45	Director (Class III)
James Friel	49	Independent Director (Class II)
Jasmine Geffner	48	Independent Director (Class II)
Michael Cashel	58	Independent Director (Class I)
Jennifer Liu	48	Independent Director (Class I)
Nicholas Jun Wang	46	Chief Executive Officer
Jian Li	42	Chief Technology Officer
Qifan Sun	35	Interim Chief Financial Officer
Judy Jing Wang	45	Vice President – Fintech

Biographical information concerning the directors and executive officers listed above is set forth below.

Appointments

East Stone designated Xiaoma (Sherman) Lu and Michael Cashel as Purchaser Directors, pursuant to the Business Combination Agreement. JHD designated Alan Clingman, Vladimir Leyviman, James Friel and Jennifer Liu as Company Directors, pursuant to the Business Combination Agreement. Jasmine Geffner was designated by JHD, with the consent of East Stone, as the Mutually Agreed Director, pursuant to the Business Combination Agreement.

Certain Executive Team Roles

Pubco’s Chief Executive Officer will focus on the operations of Pubco and report directly to the Board of Directors of Pubco. The President of Pubco will report to the Chief Executive Officer and assist the Chief Executive Officer with day-to-day operations of Pubco. Pubco’s Executive Chairman will focus on strategic alliances and financing, among other responsibilities.

The Board of Directors

Alan Clingman — Alan Clingman is currently Founder & CEO of Yellow River Asset Management since January 2008 and Chairman of JHD Holdings Limited since January 2008. Mr. Clingman is a Co-founder of LRG Energy, a Texas-based oil and gas producer since February 2018. A lifelong entrepreneur, Mr. Clingman, in 2003, founded Cortiva Education, which was later acquired by Steiner Leisure (Nasdaq: STNR) in October 2011. As former

CEO and Chairman of Marquis Jet, from 2001-2003, Mr. Clingman built Marquis Jet from a simple idea into a dynamic pioneer in the aviation industry. The company was acquired by NetJets, a Berkshire Hathaway company, in 2010. Mr. Clingman was involved in several successful startups during the Internet revolution of the 1990s including TradeOut, Advanced Data Exchange, WorldSpy, RentPort, and High 5 Games, in which the Clingman family still maintains a major interest. In 1988 he purchased a small New York based commodity trading firm, AIOC Corp., and significantly grew AIOC’s annual revenues. During this period of time, he started one of the first broker dealers in Russia as well as three successful banks in Ukraine, Kazakhstan, and Uzbekistan. Mr. Clingman started in 1981 his first venture, Coal & Carbon Industries, brokering crude oil and commodities. Mr. Clingman is well qualified to serve as a director due to his extensive experience in startup, venture, finance and investment.

Xiaoma (Sherman) Lu — Mr. Lu has served as chief executive officer and director to East Stone Acquisition Corporation since February 2020. Mr. Lu is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. From January 2017 to November 2017, Mr. Lu served as the executive vice president of Kangde Investment Group, a Chinese company engaging in new energy and financial services and capital investment. Prior to that, Mr. Lu served as the chief executive officer of Wanda Investment Company and vice president of Wanda Financial Group, the investment and financial arms of Wanda Group, a Chinese multinational conglomerate in the real estate, hospitality, retailing, entertainment and heath care, responsible for business expansion, capital investment, and cross board merger and acquisition in commercial real estate and entertainment business from May 2015 to December 2016. Mr. Lu served as the executive vice president of Shenzhen Stock Exchange, one of the two primary stock exchanges in China, overseeing public company governance, product development and international businesses from November 2012 to May 2015. Prior to Shenzhen Stock Exchange, Mr. Lu was a full-time non-executive board director at China Construction Bank from August 2010 to November 2012. Mr. Lu has also served in various positions and in different functions at State Street Corporation (NYSE: STT) from May 2005 to August 2010, a financial services and bank holding company headquartered in Boston with operations worldwide. Currently, Mr. Lu serves as independent director on the boards of Yango Group Co., Ltd. (000671.SZ), a China-based company principally engaged in real estate development, Sailing Henan Investment, a private investment company, and Band of China International (China) Co, Limited (601696.SH), an affiliate of Bank of China, which offers investment banking and securities brokerage services in China. Since October 2020, Mr. Lu served as an independent director on the board of Forgame Holdings Limited (HK.0484), a China-based gaming, trading and development company. Mr. Lu received his Bachelor’s and Master’s degree in thermal engineering from Tsinghua University in Beijing, China and an MBA degree from Boston College. Mr. Lu is well qualified to serve as a director due to his extensive experience in finance and investment management across various industries.

Vladimir Leyviman — Mr. Leyviman is Head of the PE division at Atlant Capital since 2011. Prior to Atlant Capital, he was Director at Advance Capital, a boutique PE Advisory company from 2010 to 2011. Prior to Advance Capital, he was the Head of M&A at Comstar-UTS (LSE-listed company) where he was responsible for transaction origination and execution. Before Comstar, he worked in Sistema Telecom (management company for Telecom assets of LSE-listed AFK Systema, including Comstar, MGTS and MTS) as Project Manager for Investments, responsible for organization of due diligence, valuation, and deal structuring. He also worked on the IPOs of Comstar-UTS and AFK Sistema. Vladimir started his career at ING Barings investment banking in London and Moscow. Vladimir graduated from Webster University in Switzerland. Mr. Leyviman is well qualified to serve as a director due to his extensive experience in finance and investment.

Jennifer Liu — Ms. Liu is Head of Alternative Investments at Newport Private Group, a privately held investment group that is active in five continents. The group’s operations and investments focus on real estate, healthcare and life sciences, transportation and logistics, hotels and hospitality, aerospace and aviation. Jennifer has over 20 years of experience in the financial services industry, primarily in asset management and late-stage private equity investments. Jennifer is also a co-founder of Surfbird Investments, where she serves as Managing Partner. The firm has over $5 billion under management in a series of funds and private portfolios on behalf of Chinese and international investors. Previously, Jennifer worked at Charles Schwab and Visa International, and also served as CEO for the Asia Pacific Commerce Group. She sits on the boards of a number of private companies, and also invests in real estate and angel/venture capital platforms in China and the United States. In addition, she serves as an advisor to a number of public and private companies in the areas of strategic planning, corporate finance, and mergers and acquisitions. Jennifer holds an MBA with honors from the University of San Francisco, a Master’s degree from Columbia University, New York and a BA in Business with honors from Osaka City University in Japan. Jennifer was raised in China and is fluent in Mandarin, Japanese and English and lives with her family in San Francisco. Ms. Liu is well qualified to serve as a director due to her extensive experience in deal transaction, financial services and investment.

James Friel — Mr. Friel has been serving as a director to JHD Holdings Ltd. since November 2018. In early 2018, Mr. Friel founded Friel Advisory LLP, a financial advisory firm working with focus exclusively on senior-level corporate finance advice for corporates, financial sponsors and HNWI/UHNWI with a primary emphasis on Russia & the CIS, Sub-Saharan Africa and the Middle East/North Africa. From Summer of 2015 to 2018, he assumed the role of Global Head of Investment Banking at Renaissance Capital, where his responsibility encompassed all investment banking activities across all of Russia & the CIS, Sub-Saharan Africa and MENA. During this period, he also sat on the board of RFHL, the holding company owning Renaissance Capital Group, as well as the Board of Directors of Renaissance Capital Egypt. From 2005 to 2015, Mr. Friel took on various assignment within Rothschild. In 2005 Mr. Friel joined Rothschild, tasked with building up the firm’s Russian advisory effort based out of Moscow. Under Mr. Friel’s leadership Rothschild developed into one of the leading investment banking players on the Russian market across M&A, restructuring and financing/IPO advisory. Mr. Friel started an investment banking career at Lazard in January 1997, initially focusing on Russia and Central & Eastern Europe before broadening his coverage to oil and gas, industrials and building materials, and utilities. He sat on the Board of Directors of Brooklyn Basketball Holdings, the holding company owning the Brooklyn Nets and Barclays Center, from 2011 to 2018. He is also Chairman of The Webster, the US-based luxury goods retail group. He earned his undergraduate degree in Politics, with a Certificate in Russian Studies, from Princeton University. He also sits on the Dean’s Advisory Council of Princeton University. Mr. Friel is well qualified to serve as a director due to his extensive experience in finance and investment.

Michael Cashel — Mr. Cashel has been serving as a director to East Stone Acquisition Corporation since February 2020. Mr. Cashel joined the ION Group, a major global Fintech firm as a business development executive in March of 2021. He also maintains an LLC named CapMarkets IQ LLC where he has offered management consulting services and houses direct investments since August 5, 2020. From September 2019 to July 31, 2020, he was the Chief Operating Officer and Chief Compliance Officer for Open Door Securities. From September of 2018 to September of 2019, he provided business consulting services to the State Street Corporation. Mr. Cashel was a Senior Vice President at Fidelity Trading Ventures (a unit of Fidelity Investments) from 2012 to 2017, where he led the development of various trading technologies and analytics. Prior to that, he served as Senior Vice President and Head of Equities at Fidelity Capital Markets (a division of Fidelity Investments) from 2008 to 2012. Mr. Cashel has previously served in managerial positions at Bear Steans, Harborside Securities, ABN AMRO, and Morgan Stanley. Mr. Cashel earned his bachelor’s degree from Saint Lawrence University and carries the Series 7, 9, 10, 24, 55, 63, and 99 licenses though he is not active with a brokerage firm currently. Mr. Cashel is well qualified to serve as a director due to his extensive experience in finance and investment.

Jasmine Geffner — Ms. Geffner is Chief Financial Officer of Dorsett Hospitality International Services Limited (part of HKSE: 0035.HK) since February 2019. She has been a director and the audit committee chair of China Finance Online Co. Limited (Nasdaq: JRJC) since May 2021. She led the successful IPO of GreenTree Hospitality Group Limited on New York Stock Exchange (NYSE: GHG) in March 2018 and served as Chief Financial Officer from October 2017 to December 2018 at GreenTree. She served as a vice president in charge of corporate finance and development with Asia Pacific in LeEco from October 2016 to August 2017. She was an independent director of AG Semiconductor (Hong Kong) Ltd. from April 2013 to April 2017. From August 2014 to March 2016, she served as Chief Financial Officer of Carnival Group International Holdings Limited (HKSE: 0996.HK). From November 2008 to January 2011, she served as a director of corporate and institutional banking in ANZ Hong Kong. From March 2005 to February 2008, she worked for HSBC as a head of China business development and as a vice president of the consumer and retail group in New York. Ms. Geffner received a bachelor’s degree in international marketing and finance from the City University of New York on February 1994 and an MBA degree from the Stern School of Business at New York University in September 1997. She is a Certified Public Accountant (CPA) in Washington State, USA and qualified as a CFA. Ms. Geffner is well qualified to serve as Pubco’s director and audit committee chairman, due to her extensive experience in finance, accounting, banking and capital markets.

Executive Officers

Nicholas Wang — Mr. Wang has served as Chief Executive Officer of JHD Holdings Ltd. since April 2019. Prior to joining JHD, he held several senior positions with Fosun Youle Group, a subsidiary Fosun Group (00656.HK), including chief marketing officer and CEO (from October 2017 to March 2019). Prior to Fosun, he was CEO of MasterCard Pinpoint China, a subsidiary of MasterCard (NYSE: MA), where he led MasterCard’s loyalty solutions segment (from August 2015 to September 2017) in China. From April 2013 to July 2015, he was a Vice President of MasterCard East China Region in charge of relationship management with China national banks and non-bank financial institutions. From May 2011 to March 2013, he served as a Vice President of commercial payment solutions of MasterCard China. Prior to Mastercard, Mr. Wang worked as a head of sales for AirPlus International, a subsidiary of Lufthansa Group (NYSE: DLAKY). Prior to AirPlus, he worked as business development manager in a joint venture between China International Travel Services and American Express (NYSE: AXP) from February 2004 to May 2007. Mr. Wang earned his bachelor’s degree in Chinese literature from Shandong Normal University in 1998. He received a masters’ degree in literature from Donghua University in Shanghai in 2004 and MBA degree from the University of Wales in 2014.

Jian Li — Mr. Li joined JHD in 2021 as Chief Technology Officer. Prior to JHD, Mr. Li was a Partner and CTO of Tsing Global Ltd, a marketing and procurement company, in charge of design and development of B2B supply chain and e-commerce products. Previously, Mr. Li was Chief Technology Officer of Daojia & Sherpas, where he was instrumental in supporting the sale of the company to Yum China (China’s largest restaurant company, operator of KFC, Pizza Hut, East Dawning, Little Sheep, Taco Bell and other brands). From 2018, Mr. Li was a CTO of Daojia, a subsidiary of Yum China, in charge of design and development of e-commerce, O2O and supply chain solutions. Prior to that, Mr. Li served as a senior Research and Development Director at AutoNavi, a subsidiary of Alibaba Group, in charge of the overall development of navigation software. Prior to that, Mr. Li served in senior software development and technical management roles at several software and education companies. Mr. Li graduated from Beijing Jiaotong University with a bachelor’s degree in engineering in 2000.

Qifan Sun — Mr. Sun has served as Chief Financial Officer of JHD since January 2020. Prior to joining JHD, he served as finance director in Yellow River Asset Management since 2012. Mr. Sun received bachelor’s degree in Business Administration from Shanghai University in 2009. He received a Master of Science in Accounting from Pace University in 2012. He is a U.S. Certified Public Accountant (CPA) and is a member of the AICPA.

Judy Jing Wang — Ms. Wang has served as Vice President of Fintech at Jihuiduo (Beijing) Technology Co., Ltd since December 2020. Prior to JHD, Ms. Wang served as senior director of business development and innovation for strategic bank partnership at American Express (NYSE:AXP) from April 2019 to December 2020. She served as a business development director in charge of co-branded credit card business unit at Goldian Group from August 2018 to March 2019. From December 2014 to June 2018, she served a number of roles within Wanda Group, as senior director managing the card issuance business at Wanda online payment and settlement unit from August 2017 to June 2018, as director of business development at Wanda Internet technology unit from October 2015 to August 2017 and as a director of business development at Wanda entertainment unit from December 2014 to October 2015. From July 2004 to June 2014, Ms. Wang worked for MasterCard (NYSE:MA), initially as manager of business development and later as senior manager and associate vice president of business development. From July 1999 to October 2001, she worked for Sanlian Group as marketing manager. Ms. Wang received a bachelor’s degree in management from Shandong University in July 1999 and an MBA degree from Fudan University in June 2004.

See “Management of Pubco Following the Business Combination — The Board of Directors” for biographical information concerning Alan Clingman and Xiaoma Sherman Lu.

Family Relationships

There are no family relationships between any of the executive officers and directors.

Independence of Directors

As a result of its Pubco Ordinary Shares being listed on Nasdaq following consummation of the Business Combination, Pubco will adhere to the Listing Rules of Nasdaq in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

Upon consummation of the Business Combination, it is expected that Alan Clingman will be appointed as Chairman of the Board of Directors, Xiaoma (Sherman) Lu will be appointed as Vice Chairman and President of Pubco, and that Nicholas Jun Wang will be appointed Chief Executive Officer of Pubco. Pubco has determined that this structure, with separate Chairman and Chief Executive Officer roles, is in the best interests of Pubco at this time. A number of factors support this leadership structure, including, among others:

•        The planned separation of the Chairman and Chief Executive Officer roles is intended to allow the Chairman to serve as a liaison between the board and senior management the board of non-management directors to raise issues and concerns for board consideration without immediately involving management.

•        Executive officers, including the Chief Executive Officer, will be better able to focus executive time and energy on operating and managing Pubco to create value for Pubco shareholders.

•        The Chairman will set the agenda for, and preside over, board meetings and independent sessions and coordinate the work of the committees of Pubco’s Board, providing independent oversight and streamlining the Chief Executive Officer’s duties.

Pubco also believes in the importance of independent oversight. Pubco will look to ensure that this oversight is truly independent and effective through a variety of means.

Meetings and Committees of the Board of Directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee, compensation committee and nominating and corporate governance committee.

Audit Committee Information

Effective upon consummation of the Business Combination, Pubco will establish an audit committee comprised of Ms. Geffner, Mr. Cashel and Mr. Friel, and the committee will be chaired by Ms. Geffner. All of the directors satisfy the “independence” requirement of Rule 5605(a)(2) of the Listing Rules of Nasdaq and meets the independence standards under Rule 10A-3 under the Exchange Act. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Pubco’s independent accountants, review the results and scope of the audit and other accounting related services and review Pubco’s accounting practices and systems of internal accounting and disclosure controls.

The Audit Committee Charter will provide that the audit committee should consist of at least three members.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Pubco will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Ms. Geffner will serve as a financial expert on the audit committee.

Compensation Committee Information

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish a compensation committee. It is expected that the compensation committee will initially consist of Mr. Friel, Ms. Liu and Mr. Cashel. The committee will be chaired by Mr. Friel. All such initial members of the compensation committee satisfy the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Pubco has elected to have its compensation committee consist of entirely independent directors, even though as a foreign private issuer and as a “controlled company” within the meaning of the Listing Rules of Nasdaq it has a choice to not, and may in the future elect not to, have such committee consist of entirely independent directors. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Pubco’s officers and directors and to administer Pubco’s incentive compensation plans, including authority to make and modify awards under such plans.

The compensation committee assists the board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Board on the Pubco’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level.

The compensation committee charter will provide that the compensation committee should consist of at least three members.

Nominating and Corporate Governance Committee

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish a nominating and corporate governance committee. It is expected that the nominating and corporate governance committee will initially consist of Ms. Liu, Mr. Friel and Ms. Geffner. All such initial members of the nominating and corporate governance committee satisfy the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Pubco has elected to have its nominating and corporate governance committee consist of entirely independent directors, even though as a foreign private issuer and as a “controlled company” within the meaning of the Listing Rules of Nasdaq it has a choice to not, and may in the future elect not to, have such committee consist of entirely independent directors. The nominating and corporate governance committee will have a written charter.

The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become Pubco’s directors and in determining the composition of the board and its committees.

Code of Ethics

Effective upon consummation of the Business Combination, the board of directors of Pubco will adopt a code of ethics and business conduct that applies to all of its executive officers, directors and employees. The code of ethics and business conduct will codify the business and ethical principles that will govern all aspects of Pubco’s business.

Corporate Governance Practices

As a foreign private issuer, Pubco may generally follow home country practice with respect to certain matters of corporate governance in lieu of the comparable governance provisions of the Nasdaq Listing Rules, except for certain matters including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC. In addition, as a “controlled company” within the meaning of the Listing Rules of Nasdaq, Pubco may, though it does not currently intend to, choose to utilize certain exemptions that may otherwise be applicable under the Listing Rules of Nasdaq.

As a foreign private issuer, Pubco intends to follow home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:

•        Proxy Statements.    Pubco will not be required to and, in reliance on home country practice, Pubco may not, comply with certain Nasdaq rules regarding the provision of proxy statements for general meetings of shareholders. Pubco will follow Cayman Islands practice which does not impose a regulatory regime for the solicitation of proxies.

•        Shareholder Approval.    Pubco will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq Rule 5635. In accordance with the provisions of Pubco’s Amended and Restated Memorandum and Articles of Association, Pubco’s board of directors is authorized to issue securities, including Ordinary Shares, warrants and convertible notes.

In addition, while Pubco does not intend as of the consummation of the Business Combination to rely on the deviations from corporate governance requirements of the Listing Rules of Nasdaq and the rules and regulations of the SEC otherwise applicable to issuers that are described below, Pubco may in the future utilize such exemptions.

•        Executive Sessions.    Pubco may follow Cayman Islands practice, which does not require independent directors to meet in regularly schedule executive session at which only independent directors are present.

•        Nomination of Directors.    Pubco may follow Cayman Islands practice which does not require director nominations to be made or recommended solely by independent directors. Further, Pubco may elect to not have a formal written charter or board resolution addressing the director nominations process.

•        Composition of Board.    Pubco is not required to and, in reliance on home country practice, it may elect to, comply with certain Nasdaq rules regarding having a majority of its board of directors consisting of independent directors.

•        Compensation Committee.    Pubco will not be required to and, in reliance on home country practice, it may elect to not, comply with certain Nasdaq rules regarding having a compensation committee consisting entirely of independent directors.

Employment Agreements and Indemnification Agreements

Pubco will enter into employment agreements with Alan Clingman, who is expected to serve as Executive Chairman and Chairman of the Board of Directors of Pubco following the consummation of the Business Combination, and Xiaoma (Sherman) Lu, who is expected to serve as President and Vice-Chairman of the Board of Directors of Pubco following the consummation of the Business Combination. Any employment agreement is subject to negotiation. Pubco expects to retain a compensation consultant in connection therewith.

Pubco intends to enter into indemnification agreements with its directors and executive officers, pursuant to which Pubco will agree to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

EXECUTIVE COMPENSATION

East Stone Executive Officer and Director Compensation

East Stone pays no compensation to its executives other than expense reimbursement. As of June 30, 2021, East Stone borrowed an aggregate of $300,000 from Chunyi (Charlie) Hao, Chief Financial Officer of the Company (the “Working Capital Loan”). The Working Capital Loan is to be repaid upon the closing of the Business Combination. As of June 30, 2021, there were no unpaid reimbursable expenses to any of East Stone’s officers or directors.

After the completion of East Stone’s initial business combination, members of its management team who remain with the combined company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to East Stone’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to East Stone’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on East Stone’s board of directors.

JHD Executive Officer and Director Compensation

The aggregate cash compensation paid to JHD’s executive officers who were employed for fiscal year ended December 31, 2020 was $1.4 million, and JHD did not pay any cash compensation to its directors.

Pubco Executive Officer and Director Compensation Following the Business Combination

The policies of Pubco with respect to the compensation of its executive officers and following the Business Combination will be administered by Pubco’s board of directors in consultation with its compensation committee (as described above). The compensation policies followed by Pubco will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Pubco and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Pubco’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages, as Pubco believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. Pubco believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. In connection with the Business Combination, Pubco will adopt a long-term incentive plan which will reflect what Pubco believes is a focus on performance — and equity-based compensation. Since Pubco will not have a compensation committee until its consummation of the Business Combination, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Pubco intends to be competitive with other similarly situated companies in its industry following its consummation of the Business Combination. The compensation decisions regarding Pubco’s executives will be based on Pubco’s need to attract individuals with the skills necessary for Pubco to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Pubco’s expectations. Since Pubco’s compensation committee will not be formed until consummation of the Business Combination, Pubco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. In addition to the guidance provided by its compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Pubco’s compensation committee will be charged with performing an annual review of Pubco’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Compensation Components

Base Salary.    Upon consummation of the Business Combination, Pubco intends to preserve the cash compensation of its executive officers, until the compensation committee has adequate opportunity to assess its executive’s compensation. Pubco will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.    Pubco intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board of directors, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board of directors and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards.

Substitute Options.    Pursuant to the terms of the Business Combination Agreement, Pubco will grant substitute options to certain eligible persons in substitution for certain options over Primary Seller stock previously granted under the Yellow River (Cayman) Limited 2019 Equity Incentive Plan and that are outstanding as of immediately prior to the consummation of the Business Combination. Under the terms of this arrangement, at the Closing Pubco will issue substitute vested options over approximately 11,454,822 Pubco Ordinary Shares and substitute unvested options over approximately 6,485,458 Pubco Ordinary Shares to certain officers and directors of the Primary Seller each of whom will be appointed as officers and directors of the Pubco effective as at the Closing. The 11,454,822 Pubco Ordinary Shares covered by the Pubco substitued vested options will reduce the Exchange Consideration that would otherwise have been payable to the Sellers under the Business Combination Agreement. The 6,485,458 Pubco Ordinary Shares covered by the Pubco unvested options will not reduce the amount of the Exchange Consideration to be paid to the Sellers.

New Equity Incentive Plan.    Pubco intends to establish an equity incentive plan to incentivize certain key employees and other service providers. The substitute options described above will also be granted under this new equity incentive plan. The equity incentive plan will become effective upon the consummation of the Business Combination and will continue until the tenth anniversary of the date the board of directors of Pubco approved the equity incentive plan, unless terminated earlier by the board of directors of Pubco or the compensation committee thereof. Employees, members of the board of directors of Pubco and consultants or advisors of Pubco or any of its affiliates generally are eligible to receive awards offered under the equity incentive plan. Fifteen percent (15%) of the aggregate number of Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination will be reserved and made available for issuance pursuant to awards granted over the term of the equity incentive plan, subject to adjustment in the event of certain changes in capitalization of Pubco. The equity incentive plan will permit the award of options (nonqualified stock options), including the substitute option, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other equity-based awards. While the equity incentive plan will contain provisions facilitating the grant of options that will meet the requirement of “incentive stock options,” as described in Section 422 of the Code (“ISOs”), Pubco will not be authorized to grant such options unless Pubco elects to seek shareholder approval of the plan. Shareholder approval of the equity incentive plan is not being solicited in connection with the transactions described in this registration statement and the enclosed proxy statement/prospectus. The substitute options granted by Pubco to holders of the Consideration Options will not be counted towards the 15% limit to the number of shares covered by the new equity incentive plan. However, options over a total of 6,485,458 Pubco Ordinary Shares which will be issued certain senior executives to replace unvested options in the Primary Seller will be counted against this 15% limit.

Severance Benefits.    Pubco currently has no severance benefits plan. Pubco may consider the adoption of a severance plan for executive officers and other employees in the future.

Director Compensation.    Pubco currently does not have a definitive compensation plan for its future directors. Pubco, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of East Stone

The following table sets forth information regarding the beneficial ownership of ordinary shares of East Stone as of the date of this proxy statement/prospectus based on information obtained from the persons named below:

•        each person known by East Stone to be the beneficial owner of more than 5% of East Stone outstanding ordinary shares;

•        each of East Stone’s executive officers and directors that beneficially owns ordinary shares of East Stone; and

•        all of East Stone’s executive officers and directors as a group.

Unless otherwise indicated, East Stone believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

In the table below, percentage ownership is based on 17,703,500 ordinary shares of East Stone outstanding. Voting power represents the voting power of the ordinary shares owned beneficially by such person. On all matters to be voted upon, the holders of the ordinary shares vote together as a single class. The following table does not reflect beneficial ownership of the Warrants or Rights included in the Units sold in or in connection with East Stone’s Initial Public Offering.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary Shares
Double Ventures Holdings Limited(2)	1,667,000	9.4%
Fan Yu(2)	1,667,000	9.4%
Hudson Bay Capital Management LP(6)	1,651,900	9.3%
Glazer Capital, LLC(7)	1,500,537	8.5%
Chunyi (Charlie) Hao(2)(3)(4)	3,443,000	19.4%
Xiaoma (Sherman) Lu(3)(5)	870,000	4.9%
Sanjay Prasad	18,000	*
Michael S. Cashel	18,000	*
William Zielke	18,000	*
All directors and officers as a group (5 individuals)	4,292,000	24.2%

____________

*        Less than one percent

(1)      Unless otherwise indicated, the business address of each of the individuals is 25 Mall Road, Suite 330, Burlington, MA 01803.

(2)      Chunyi (Charlie) Hao is the sole officer and director of Double Ventures Holdings Limited, East Stone’s sponsor. Mr. Hao owns 33.3% of East Stone’s sponsor, and Fan Yu owns 66.7% of East Stone’s sponsor. As a result, Mr. Hao and Ms. Yu may be deemed to share voting and investment discretion with respect to the ordinary shares held by East Stone’s sponsor. Each may thus be deemed to have beneficial ownership of the ordinary shares held directly by East Stone’s sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Chunyi (Charlie) Hao is the sole officer and director of Navy Sail International Limited. Navy Sail International Limited is indirectly owned by East Stone’s directors Chunyi (Charlie) Hao, Xiaoma (Sherman) Lu, along with certain other individuals, namely Yuning Yao, Yanan Zhao, Richard Hong Yan, Daniel Hao Zhao, Garrett Barclay Lu, Tianlei Han, and Ting Li. Such individuals do not directly own any of East Stone’s ordinary shares. However, each such individual has a pecuniary interest in East Stone’s ordinary shares through his or her respective indirect ownership of the equity interests of Navy Sail International Limited. As a result, each such individual may be deemed to share voting and investment discretion with respect to the ordinary shares held directly by Navy Sail International Limited. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Daniel Hao Zhao is the son of Chunyi (Charlie) Hao, and Garret Barclay Lu is the son of Xiaoma (Sherman) Lu.

(4)      Includes 1,500,000 shares held by East Stone’s sponsor (plus an additional 167,000 private units held by East Stone’s sponsor and/or its designees following East Stone’s initial offering), 750,000 shares held by Navy Sail International Limited, and 1,026,000 shares held directly by Chunyi (Charlie) Hao.

(5)      Includes 750,000 shares held by Navy Sail International Limited and 120,000 shares held directly by Xiaoma (Sherman) Lu.

(6)      Based on a Form 3 filed with the SEC on May 8, 2020. The securities are held by Strategic Bio Partners LLC Fund, of which Hudson Bay Capital Management LP serves as the investment manager. As such, Hudson Bay Capital Management LP may be deemed to have beneficial ownership of the securities held by Strategic Bio Partners LLC Fund. As the managing member of the general partner of Hudson Bay Capital Management LP, Mr. Sander Gerber may be deemed to have beneficial ownership of the securities held by Strategic Bio Partners LLC Fund. Each of Strategic Bio Partners LLC Fund, Hudson Bay Capital Management LP and Sander Gerber disclaims beneficial ownership of the securities held by Strategic Bio Partners LLC Fund, except to the extent of its or his pecuniary interest therein. The business address of each of them is 777 Third Ave., 30th Floor, New York, New York 10017.

(7)      Based on a Schedule 13G filed with the SEC on March 30, 2020. The securities reported herein are held by certain funds and accounts to which Glazer Capital, LLC, a Delaware limited liability company, serves as investment manager. Mr. Paul J. Glazer serves as the Managing Member of Glazer Capital, LLC. Each of Glazer Capital, LLC and Mr. Paul J. Glazer disclaims beneficial ownership of the securities reported herein except to the extent of such Reporting Person’s pecuniary interest therein. The business address of each of Glazer Capital, LLC and Mr. Paul J. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

Security Ownership of JHD

There is one (1) ordinary share of JHD issued and outstanding as of the date of this proxy statement/prospectus, which is held by Yellow River (Cayman) Limited, and such share is not publicly traded.

Security Ownership of Certain Beneficial Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination by, assuming a $10.26 Redemption Price (such amount being based on the amount in the Trust Account as of August 23, 2021, the date on which $1.38 million was deposited into the Trust Account for the Second Extension):

•        each person known by Pubco to be the beneficial owner of more than 5% of Pubco’s outstanding Ordinary Shares upon the consummation of the Business Combination;

•        each of Pubco’s current executive officers and directors;

•        all of Pubco’s current executive officers and directors as a group;

•        each person who will become an executive officer or a director of Pubco upon consummation of the Business Combination; and

•        all of Pubco’s executive officers and directors as a group upon the consummation of the Business Combination.

	Pre-Business Combination			Post-Business Combination
Name and Address of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned		% of Class	Number of Ordinary Shares Beneficially Owned		% of Voting Power – No Redemption(2)	% of Voting Power – Maximum Redemption(3)
Directors and Executive Officers of East Stone
Chunyi (Charlie) Hao(4)(5)	3,443,000	(7)	19.4%	3,540,500	(8)	3.27%	3.50%
Xiaoma (Sherman) Lu	870,000	(6)(7)	4.9%	870,000		0.80%	0.86%
Sanjay Prasad	18,000	(7)	*	18,000		*	*
Michael S. Cashel	18,000	(7)	*	18,000		*	*
William Zielke	18,000	(7)	*	18,000		*	*
All directors and executive officers as a group (5 individuals)	4,367,000	(7)	24.3%	4,464,500	(8)	4.12%	4.41%

	Pre-Business Combination		Post-Business Combination
Name and Address of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned	% of Class(3)	Number of Ordinary Shares Beneficially Owned	% of Voting Power – No Redemption(2)	% of Voting Power – Maximum Redemption(3)
Directors and Executive Officers of Pubco Pre-Business Combination
Nicholas Jun Wang	—	—	—	—	—
Five Percent Holders of Pubco Pre-Business Combination
Yellow River (Cayman) Limited(9)	1	100%	84,935,281	78.47%	83.96%
Directors and Executive Officers of Pubco Post-Business Combination
Alan Clingman(10)(12)			92,308,167	79.84	85.05%
Xiaoma (Sherman) Lu(11)			870,000	*	*
Vladimir Leyviman(10)(12)			88,437,022	81.71%	87.42%
James Friel(13)			2,560,525	2.31%	2.47%
Jasmine Geffner(16)			—	—	—
Michael Cashel(11)			18,000	*	*
Jennifer Liu(16)			—	—	—
Nicholas Jun Wang(14)			1,278,525	1.17%	1.25%
Jian Li(16)			—	—	—
Qifan Sun(11)(15)			242,886	0.22%	0.24%
Judy Jing Wang(16)			—	—	—
All executive officers and directors as a group (13 individuals)(17)			96,390,103	80.53%	85.59%

____________

*        less than 1%.

(1)      Unless otherwise indicated, the business address of each of the persons known by Pubco to be the beneficial owner of more than 5% of Pubco’s outstanding Ordinary Shares upon the consummation of the Business Combination is c/o Jihuiduo Technology Limited, Unit 06, 12/F, No. 555 Haiyang West Road, Pudong, Shanghai, PRC.

(2)      Based on 108,237,522 Ordinary Shares outstanding immediately after the closing of the Business Combination, which reflects: (i) 17,703,500 ordinary shares of East Stone outstanding immediately prior to the Business Combination, (ii) the issuance of 1,415,000 ordinary shares underlying the Rights contained in the Units (Public Units and Private Units), and (iii) the issuance of approximately 84,797,281 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), to the Sellers, such calculation (x) using estimated consideration of $987,546,573 paid to the Sellers (based upon a purchase price of $1,000,000,000, adjusted using a the closing cash balance of JHD and its subsidiaries as of June 30, 2021, less JHD’s and its subsidiaries outstanding debt as of June 30, 2021, (y) prior to giving effect to the escrow of consideration in connection with the earnout, and (z) using a redemption price per share as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, of $10.26, (iv) assuming no redemptions of East Stone ordinary shares for cash in connection with the Business Combination, (v) assuming all Pubco Ordinary Shares subject to warrants and options that are currently exercisable or exercisable within 60 days of the Closing Date, to be outstanding and to be beneficially owned by the person holding the warrant or option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person and (vi) 4,321,741 Ordinary Shares of Pubco issuable upon conversion of the promissory notes that have been issued.

(3)      Based on 101,095,346 Ordinary Shares outstanding immediately after the Closing, which reflects: (i) 10,561,324 ordinary shares of East Stone outstanding immediately prior to the Business Combination (including forfeiture of 50% of the Founder Shares, totaling 1,725,000 Founder Shares), (ii) the issuance of 1,415,000 ordinary shares underlying the Rights contained in the Units (Public Units and Private Units), (iii) the redemption of 5,417,176 East Stone ordinary shares (the maximum number of shares of East Stone ordinary shares that can be redeemed while still maintaining a minimum of (a) $110,000,000 cash at Closing (the principal amount of the Convertible Notes and the amount of any cash proceeds received by JHD or its subsidiaries from any Equity Investment to be deemed under the Business Combination Agreement to be held by East Stone for purposes of this calculation), (b) $5,000,001 in net tangible assets and (c) $15,000,000 to be used to pay expenses in connection with the Business Combination), and (iv) the issuance of approximately 84,797,281 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), to the Sellers, such calculation (i) using estimated consideration of $987,546,573 paid to the Sellers (based upon a purchase price of $1,000,000,000, adjusted using a the closing cash balance of JHD and its subsidiaries as of June 30, 2021, less JHD’s and its subsidiaries’ outstanding debt as of June 30, 2021, and less the Option Consideration Amount (ii) prior to giving effect to the escrow the consideration in connection with the earnout, (iii) using a redemption price per share as of August 23, 2021, the date on which the $1.38 million was deposited into the Trust Account for the Second Extension, of $10.26, (iv) also assumes that all Pubco Ordinary Shares subject to warrants and options that are currently exercisable or exercisable within 60 days of the Closing Date, to be outstanding and to be beneficially owned by the person holding the warrant or option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person, and (v) 4,321,741 Ordinary Shares of Pubco issuable upon conversion of the promissory notes have been issued.

(4)      Chunyi (Charlie) Hao is the sole officer and director of Double Ventures Holdings Limited, East Stone’s Sponsor. Mr. Hao owns 33.3% of the Sponsor, and Fan Yu owns 66.7% of the Sponsor. As a result, Mr. Hao and Ms. Yu may be deemed to share voting and investment discretion with respect to the ordinary shares held by the Sponsor. Each may thus be deemed to have beneficial ownership of the ordinary shares of East Stone held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. On a fully diluted basis, assuming the exercise and conversion of all convertible securities outstanding immediately after the Business Combination, the Sponsor and its affiliates would beneficially own 2.7% (in the case of no redemptions) and 3.0% (in the case of maximum redemptions) of Pubco.

(5)      Chunyi (Charlie) Hao is the sole officer and director of Navy Sail International Limited, which is a shareholder of East Stone. Navy Sail International Limited is indirectly owned by East Stone’s directors Chunyi (Charlie) Hao, Xiaoma (Sherman) Lu, along with certain other individuals, namely Yuning Yao, Yanan Zhao, Richard Hong Yan, Daniel Hao Zhao, Garrett Barclay Lu, Tianlei Han, and Ting Li. Such individuals do not directly own any of East Stone’s ordinary shares. However, each such individual has a pecuniary interest in East Stone’s ordinary shares through his or her respective indirect ownership of the equity interests of Navy Sail International Limited. As a result, each such individual may be deemed to share voting and investment discretion with respect to the ordinary shares held directly by Navy Sail International Limited. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Daniel Hao Zhao is the son of Chunyi (Charlie) Hao, and Garret Barclay Lu is the son of Xiaoma (Sherman) Lu.

(6)      Includes 750,000 ordinary shares of East Stone held by Navy Sail International Limited and 120,000 ordinary shares of East Stone held directly by Xiaoma (Sherman) Lu.

(7)      Interests shown consist solely of ordinary shares of East Stone. Such ordinary shares will automatically convert into Ordinary Shares of Pubco in connection with the Business Combination.

(8)      Includes Ordinary Shares issuable to Double Ventures Holdings Limited, subject to 97,500 Private Warrants that are exercisable within 60 days of the Closing Date.

(9)      Represents Ordinary Shares of Pubco to be issued to Yellow River (Cayman) Limited and its designees in connection with the Business Combination. Prior to the Business Combination, JHD is wholly owned by Yellow River (Cayman) Limited. Upon the consummation of the Business Combination, JHD will become a wholly-owned subsidiary of Pubco. Yellow River (Cayman) Limited owns the one outstanding share of JHD as of the date hereof.

(10)    Each of Lycos Management Ltd. (“Lycos Management”) and Alan Clingman may be deemed to beneficially own shares held by Yellow River (Cayman) Limited in Pubco and may have voting and dispositive control over such securities. Alan Clingman disclaims beneficial ownership of the shares of JHD that are held directly by Yellow River (Cayman) Limited, except to the extent of any pecuniary interest.

(11)    Pre-Business Combination interests in Pubco beneficially owned by the directors and officers of East Stone are reflected in the first subsection of this table. Such interests consist solely of ordinary shares of East Stone.

(12)    Each of Lycos Management and Alan Clingman may be deemed to beneficially own shares held by Yellow River (Cayman) Limited in Pubco and consequently may be deemed to have voting and dispositive control over such securities. Lycos Management is indirectly wholly owned by a family trust. Alexander Leyviman, who is the father of Vladimir Leyviman, is the settlor of the family trust. Vladimir Leyviman is a beneficiary of the family trust. Vladimir Leyviman disclaims beneficial ownership of the shares of JHD that are held directly by Yellow River (Cayman) Limited, except to the extent of any pecuniary interest. In addition, Vladimir Leyviman may be deemed to control 3,501,741 Pubco Ordinary Shares resulting from the conversion of Convertible Notes held by Lycos. In addition, it assumes that 7,372,886 Pubco Ordinary Shares issuable to Alan Clingman subject to options that are currently exercisable or exercisable within 60 days of the Closing Date, to be outstanding and to be beneficially owned by Alan Clingman for the purpose of computing his beneficial ownership.

(13)    Assumes that 2,560,525 Pubco Ordinary Shares issuable to James Friel subject to options that are currently exercisable or exercisable within 60 days of the Closing Date, to be outstanding and to be beneficially owned by James Friel for the purpose of computing his beneficial ownership.

(14)    Assumes that 1,278,525 Pubco Ordinary Shares issuable to Nicholas Jun Wang subject to options that are currently exercisable or exercisable within 60 days of the Closing Date, to be outstanding and to be beneficially owned by Nicholas Jun Wang for the purpose of computing his beneficial ownership.

(15)    Assumes that 242,886 Pubco Ordinary Shares issuable to Qifan Sun subject to options that are currently exercisable or exercisable within 60 days of the Closing Date, to be outstanding and to be beneficially owned by Qifan Sun for the purpose of computing beneficial ownership.

(16)    Does not beneficially own any pre- or post-Business Combination interests in Pubco.

(17)    Assumes that 11,454,822 Pubco Ordinary Shares issuable to all executive officers and directors as a group subject to options that are currently exercisable or exercisable within 60 days of the Closing Date, to be outstanding and to be beneficially owned by all executive officers and directors as a group for the purpose of computing beneficial ownership.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding East Stone or its securities, the East Stone Initial Shareholders, officers and directors as well as JHD and/or their affiliates, may enter into a written plan to purchase East Stone securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.

Entering into any such arrangements may have a depressive effect on the ordinary shares of East Stone. For example, as a result of these arrangements, an investor or holder may have East Stone, JHD or their respective affiliates effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. East Stone will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals included herein or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Comparison of Corporate Governance and Shareholder Rights

Pubco is a Cayman Islands exempted company. Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association (the “Amended Articles”) will govern the rights of its shareholders. The Cayman Act differs in some material respects from laws generally applicable to British Virgin Islands companies and their shareholders. In addition, the Amended and Restated Memorandum and Articles of Association will differ in certain material respects from the amended and restated memorandum and articles of association of East Stone. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of East Stone.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of East Stone and Pubco according to applicable law and/or the organizational documents of East Stone and Pubco. You also should review the Amended and Restated Memorandum and Articles of Association of Pubco (as it will be amended and restated immediately prior to the Business Combination).

Provision	East Stone	Pubco
Structure of the board	Subject to the rights of holders of preferred stock to elect directors, East Stone’s board consists of two classes of directors with staggered two-year terms.	Subject to the rights of holders of preferred shares (if any) to elect directors, Pubco’s board consists of three classes of directors with staggered three-year terms.
Removal of directors	The directors of East Stone may be removed by resolution of directors or resolution of shareholders, in each case, with or without cause.	The directors of Pubco may be removed only with cause and only by a special resolution of the shareholders of Pubco.
Vacancies on the board	Except as British Virgin Islands law or any applicable law may otherwise require, any vacancy on the board of East Stone, may be filled by the majority vote of the remaining directors.

Any vacancy on the board of Pubco shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Such vacancies shall not be filled by shareholders except at an annual general meeting upon the expiration of directors’ terms.

Provision	East Stone	Pubco
SPAC Provisions

East Stone’s amended and restated memorandum and articles of association contain provisions relating to the operation of East Stone as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of East Stone and time limits within which it must consummate an initial business combination.

The Amended and Restated Memorandum and Articles of Association of Pubco do not contain such SPAC-related provisions.
Supermajority voting provisions

Except as in connection with an amendment for the purposes or approving, or in conjunction with, the consummation of a business combination, the affirmative vote of the holders of at least sixty-five percent (65%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend East Stone’s amended and restated memorandum and articles of association.

A special resolution is required to (i) amend Pubco’s Amended and Restated Memorandum and Articles of Association, (ii) authorize the division of Shares into any number of classes, (iii) change Pubco’s name, (iv) reduce Pubco’s share capital and any capital redemption reserve fund in any manner authorized by Cayman Islands law, (v) remove directors by cause (vi) wind up Pubco, (vii) resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands, and (iii) merge or consolidate Pubco with one or more constituent companies.

Action by written consent	Any action that may be taken at a meeting may also be taken by a resolution of shareholders consented to in writing, without the need for any prior notice.

Subject to the terms of any series of Preferred shares, any action required or permitted to be taken by Pubco’s shareholders may be effected at an annual extraordinary meeting of the shareholders or by unanimous written resolution.

Calling of special meetings

A meeting of the shareholders may be called by any director, or upon the written request of the shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested.

Special meetings of shareholders for any purpose may be called at any time by the majority of Pubco’s whole board, the chairman of the board or the chairman of the board of Pubco. Additionally, the directors of Pubco are obliged to call an extraordinary general meeting upon the requisition of shareholders holding not less than one-third (1/3) of the votes attaching to all issued and outstanding shares entitled to vote at general meetings of Pubco.

Nominations of person for election of directors	Directors may be elected by resolution of the shareholders or by a resolution of the directors.

Director nominees shall be elected by an ordinary resolution of shareholders at each annual general meeting and the persons to stand for election at each annual general meeting shall be nominated by the board of directors (or any committee thereof established with such delegated power).

Provision	East Stone	Pubco
Amendments to the organizational documents

Except as in connection with an amendment for the purposes or approving, or in conjunction with, the consummation of a business combination, the affirmative vote of the holders of at least sixty-five percent (65%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend East Stone’s amended and restated memorandum and articles of association prior to the business combination.

A special resolution of Pubco’s shareholders is required to amend the Amended and Restated Memorandum and Articles of Association.
Issuance of preferred stock

East Stone is authorized to issue an unlimited number of shares of no par value divided into ordinary shares and five classes of preferred shares. East Stone’s board may issue shares by resolution without shareholder approval.

Pubco’s board may by resolution and without shareholder approval issue one or more series of preferred shares as well as to fix the voting powers (full, limited or none) and designate any preferences, special rights, limitations, qualifications and restrictions for the preferred shares so issued.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

East Stone

Founder Shares

By February 2020, East Stone had issued 3,450,000 ordinary shares for an aggregate of $25,000 in cash.

Private Placement Units

Simultaneously with the closing of the IPO, the Sponsor, anchor investors and I-Bankers purchased an aggregate of 350,000 Private Placement Units, of which 275,000 were purchased by the Company’s Sponsor and anchor investors and 75,000 were purchased by I-Bankers, for an aggregate purchase price of $3,500,000. Each Private Placement Unit consists of one ordinary share (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one Ordinary Share upon the consummation of the Business Combination. Each warrant entitles the holder thereof to purchase one-half (1/2) of one Ordinary Share at an exercise price of $11.50 per full share. The net proceeds from the private placement were added to the proceeds from the IPO being held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period (as defined below), the net proceeds from the sale of the private placement will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and Private Placement Units and all underlying securities will expire worthless.

Related Party Extension Loans

East Stone may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for East Stone to consummate a Business Combination, the initial shareholders and/or their affiliates or designees must deposit into the Trust Account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. If East Stone completes a Business Combination, Pubco would repay such loaned amounts out of the proceeds of the Trust Account released to Pubco. If East Stone does not complete a Business Combination, it will not repay such loans.

Effective May 24, 2021, East Stone extended the date by which it has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “First Extension”). Effective August 23, 2021, East Stone extended the date by which it has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension” and, together with the First Extension, the “Extensions”). The Second Extension is the second and last of up to two three-month extensions permitted under East Stone’s governing documents and provides East Stone with additional time to complete its proposed business combination with JHD. In accordance with the Original Business Combination Agreement, JHD loaned to East Stone a sum of $1,380,000 on the Sponsor’s behalf in order to support the First Extension. JHD also loaned East Stone an additional $1,380,000 to support the Second Extension.

Registration Rights

Pursuant to a registration rights agreement entered into by and among East Stone, the initial shareholders, anchor investors and I-Bankers on February 19, 2020, the holders of the Founder Shares, Private Placement Units (and underlying securities) and Working Capital Units (and underlying securities) will be entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands that the East Stone register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, East Stone’s Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan East Stone funds as may be required (the “Working Capital Loans”). If East Stone completes a Business Combination, Pubco would repay the Working Capital Loans. In the event that a Business Combination does not close, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”).

On February 23, 2021, East Stone issued an unsecured promissory note (the “East Stone Note”) in respect of a Working Capital Loan in the amount of up to $500,000 to Chunyi (Charlie) Hao, its Chairman of the Board of Directors and Chief Financial Officer. The East Stone Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial Business Combination and its winding up.  The East Stone Note may also be converted into Working Capital Units at a price of $10.00 per Unit at the option of the holder of the East Stone Note upon the consummation of East Stone’s initial Business Combination. Such Working Capital Units would be identical to the private placement units issued to Double Ventures Holdings Limited, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao in connection with East Stone’s initial public offering.

As of June 30, 2021, Mr. Hao has loaned an aggregate of $300,000 to East Stone under the East Stone Note and the total Working Capital Loans of $300,000 have been issued.

Administrative Support Arrangement

East Stone entered into an administrative support agreement with East Stone Capital Limited, an affiliate of East Stone’s officers, its Chief Executive Officer, Mr. Xiaoma (Sherman) Lu, and Chief Financial Officer, Mr. Chunyi (Charlie) Hao, pursuant to which, commencing on February 19, 2020, East Stone agreed to pay East Stone Capital Limited up to a maximum of $120,000 in the aggregate for office space, utilities and secretarial and administrative services. Such administrative fees will be paid on a quarterly basis at $30,000 per quarter until the maximum fee is reached, or if earlier, until the consummation of East Stone’s Business Combination or liquidation. As of June 30, 2021, East Stone had paid East Stone Capital Limited an aggregate of $120,000 in full and in all pursuant to such agreement.

Business Combination Marketing Agreement

East Stone has engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist it in holding meetings with East Stone’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce East Stone to potential investors that are interested in purchasing East Stone’s securities in connection with the Business Combination, assist East Stone in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to East Stone’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding clauses (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event will the cash portion of such advisory fees be less than $1,000,000.

Deferred Offering Commission

The deferred offering commission of $402,500 is to be paid out of the trust account to I-Bankers and EarlyBird only on completion of East Stone’s business combination. The deferred offering commission will be paid only upon consummation of a business combination. If a business combination is not consummated, such deferred offering commission will be forfeited. None of the underwriters will be entitled to any interest accrued on the deferred offering commission.

Promissory Note from Yellow River Asset Management

On June 30, 2021, East Stone issued a promissory note in respect of a loan in the amount of up to $200,000 to Yellow River Asset Management, an entity controlled by Alan Clingman (the “Yellow River Asset Management Note”). The Yellow River Asset Management Note bears no interest and is repayable in full upon the earlier of consummation of East Stone’s initial Business Combination and its liquidation. East Stone has used a portion of the proceeds of the Yellow River Asset Management Note to satisfy the premium for its director and officer liability insurance policy, and anticipates applying the remainder of the proceeds to satisfy outstanding expenses incurred in connection with the Business Combination.

JHD

Related Party Loans

In order to finance certain costs, including transaction costs related to the negotiation of the Business Combination Agreement, on January 15, 2021 JHD HK executed a promissory note (the “January LM Note”) in favor of Lycos Management Ltd., a British Virgin Islands limited liability company (“Lycos”) and a shareholder of the Primary Seller JHD’s parent company, in respect of a $2 million loan. JHD HK executed additional promissory notes on February 26, 2021 with respect to a loan from Lycos for $600,000 (the “February LM Note”) and on March 23, 2021 with respect to a loan for $3 million (the “March LM Note”). As of June 30, 2021 the entirety of the aggregate $5.6 million principal on the January LM Note, the February LM Note and the March LM Note was outstanding. Each of the January LM Note, February LM Note and March LM Note bears interest at 8% per annum and is repayable in full at the earlier of the closing of the Business Combination or the maturity date (December 31, 2021) and can be prepaid at any time. These notes also provided that they could be converted at the option of Lycos into shares of capital stock of JHD HK upon the same terms and conditions as those offered by JHD HK to the subscribers in a financing of convertible notes in an amount of up to $100 million.

As additional financing for costs, including transaction costs related to the transactions under the Business Combination Agreement, on June 1, 2021 JHD executed a promissory note in favor of Lycos with respect to a loan for $20 million (the “June LM Note”). The June LM Note bears interest at 10% per annum. The original maturity date of the June LM Note was December 31, 2021 but this was extended to December 31, 2022 pursuant to an amendment entered into on June 15, 2021. Pre-payment was not permitted. The June LM Note provided for the automatic conversion of the principal amount of the June LM Note into shares of JHD that would then be exchangeable for shares of Pubco at the rate of $7.50 per Pubco Ordinary Share.

Subsequent to June 30, 2021, on September 3, 2021, JHD executed a new note in favor of Lycos to replace each of the January, February, March and June LM Notes (the “Roll-Up Note”) in the principal amount of $26,263,057.00, representing principal and accrued interest on the prior notes. The Roll-Up Note bears interest at 10% per annum and is due on December 31, 2022, unless earlier converted. Pre-payment is not permitted. Upon the closing of the Business Combination transaction, the principal of the Roll-Up Note will convert directly into Pubco Ordinary Shares at the rate of $7.50 per Pubco Ordinary Share. All accrued interest on the Roll-up Note shall be paid in cash by JHD.

Administrative Support Arrangement

JHD HK, JHD and the Primary Seller each entered into a management agreement with Yellow River Asset Management LLC (“YR Management”), a company controlled by Alan Clingman, JHD’s founder, on January 1, 2021, as of February 10, 2021, and May 10, 2016, respectively (the “Management Agreements”). Pursuant the Management Agreements, each of JHD HK, JHD and the Primary Seller is obligated to pay YR Management a monthly management fee equal to 110% of the respective monthly operating expenses incurred by YR Management on behalf of each of JHD HK, JHD and the Primary Seller. Under the Management Agreements, YR Management is responsible for the day-to-day management of JHD HK, JHD and the Primary Seller, including the development of business strategies, management of capital raising and financing needs, among other functions. The amount due from YR Management was $174,037 in 2019 and $240,547 in 2020, representing salaries paid on behalf of YR Management.

Loans to Related Parties

On August 8, 2019, Capital States Holdings LLC, a company controlled by Alan Clingman, JHD’s founder, repaid a $300,000 loan made by JHD HK on September 29, 2017 on an interest free basis.

Between March 22, 2019 and March 20, 2020, Guizhou Guinong Technology Holding Company (“Guinong”), an indirect subsidiary of JHD, entered into a series of six loan agreements with Guizhou Gongxiao e-Commerce Co., Ltd. (Guizhou Gongxiao Dianzi Shangwu Youxiangongsi) (“Guizhou Gongxiao”), a shareholder of Guinong (the “Guinong Loan Agreements”). Pursuant to the Guinong Loan Agreements, Guinong extended to Guizhou Gongxiao a series of six loans of RMB 1,630,000 ($252,455) in total, each with a half-year term and at an interest rate equal to the then benchmark interest rate published by the People’s Bank of China (the “Guinong Loans”). The last of the Guinong Loans matured on September 19, 2020 and were repaid on June 29, 2021.

Contributions from Related Parties

The Primary Seller made shareholder contributions to JHD in the amount of $49,000,000 in 2020 and $28,700,000 in 2019. The Primary Seller paid or advanced to third-party service providers in the amount of $2,236,381 and $2,708,835 in 2020 and 2019, respectively, on behalf of JHD. As approved by The Primary Seller board resolutions dated December 31, 2018, the monies paid or advanced to third-party service provider in the amount of $2,236,381 and $2,708,835 were converted into shareholders’ capital contribution to JHD. They were deemed as capital investment and were recognized as additional paid-in capital on JHD’s balance sheet. In sum, the capital contributions made by shareholders were $51,236,381 and $31,408,835 in 2020 and 2019, respectively.

Pubco

Registration Rights

At the Closing, the Sellers will enter into a registration rights agreement with Pubco whereby they will receive certain demand and piggy-back registration rights with respect to the Exchange Shares received in the Transactions. For more information, please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco that will be in effect upon completion of the transactions. This description is qualified by reference to Pubco’s Amended and Restated Memorandum and Articles of Association as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus as Annex B and are incorporated in this proxy statement/prospectus by reference. References in this section to “we”, “our” or “us” refer to Pubco.

The rights of shareholders described in this section are available only to Pubco’s shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who holds shares of Pubco.

General

The Amended and Restated Memorandum and Articles of Association of Pubco authorize the issuance of up to 200,000,000 Ordinary Shares and 500,000 Preferred Shares, each of $0.0001 par value per share.

In the Merger, Pubco will issue its Ordinary Shares in exchange for the outstanding securities of East Stone as follows:

•        each ordinary share of East Stone will be exchanged for one Ordinary Share, except for Public Shares that have been converted into a pro rata portion of East Stone’s Trust Account;

•        each East Stone Warrant will be deemed converted into one warrant of Pubco, such warrant of Pubco remaining outstanding as of the consummation of the Closing; and

•        each East Stone Right will be automatically converted into the number of Ordinary Shares as if the Right has been converted into its underlying ordinary shares of East Stone immediately prior to the Closing.

This proxy statement/prospectus covers an aggregate of 17,703,500 Ordinary Shares, 14,150,000 Warrants, 7,765,000 Ordinary Shares issuable upon exercise of Warrants and 1,415,000 Ordinary Shares issuable upon conversion of rights into Ordinary Shares, all of which will be issued by Pubco as a result of the Merger in exchange for the outstanding securities of East Stone.

Ordinary Shares

The holders of Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the votes cast at an annual meeting for the election of directors can elect all of the directors to be elected at such general meeting.

Holders of Pubco’s Ordinary Shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Ordinary Shares.

There are no limitations on the right of nonresident or foreign owners to hold or vote Ordinary Shares imposed by Cayman Islands Law or by the Amended and Restated Memorandum and Articles of Association of Pubco.

Preferred Shares

Pubco’s Amended and Restated Memorandum and Articles of Association authorizes its board of directors to issue up to 500,000 preferred shares of US$0.0001 par value per share. Such additional shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued, without shareholder approval. Accordingly, Pubco’s board of directors will be empowered, without shareholder approval, to issue shares with rights which could adversely affect the voting power or other rights of the holders of Ordinary Shares. In addition, the issuance of such shares with such rights determined by the board of directors could be utilized as a method of discouraging, delaying or preventing a change in control of Pubco. There is no restriction on the repurchase or redemption of preferred shares by Pubco while there is any arrearage in the payment of dividends.

There are no limitations on the right of nonresident or foreign owners to hold or vote preferred shares imposed by Cayman Islands Law or by the Amended and Restated Memorandum and Articles of Association of Pubco.

Warrants

Public and Private Warrants

Upon the Closing, each outstanding Warrant of East Stone (other than the Representative’s Warrants) will automatically represent the right to purchase one-half (1/2) of one Ordinary Share (in lieu of one ordinary share of East Stone) at a price of $11.50 per share, subject to adjustment as discussed below. However, no Pubco Public Warrants to be issued in exchange for Public Warrants will be exercisable for cash unless Pubco has an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period during which Pubco has failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if Pubco had called the warrants for redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares of Pubco for the ten (10) trading days ending on the trading day prior to the date of exercise. The Pubco Public Warrants will become exercisable on the later of the Closing and 12 months from February 24, 2021 and will expire on the fifth anniversary of the Closing.

The Pubco Warrants to be issued in exchange for private warrants are identical to warrants to be issued in exchange for the Public Warrants, except that such private warrants will be exercisable for cash (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Pubco, in each case so long as they are still held by the initial purchasers or their affiliates. In addition, for as long as the private warrants are held by I-Bankers or their respective designees or affiliates, they may not be exercised after February 19, 2025.

The Pubco Warrants to be issued in exchange for the Representative’s Warrants will be identical to warrants to be issued in exchange for the Public Warrants, except that each warrant will be exercisable to purchase one full share at $12.00 per share. Such warrants will not be redeemable for as long as they are held by I-Bankers or their respective designees or affiliates, and they may not be exercised after February 24, 2025.

Pubco may call the warrants for redemption (excluding the private warrants and the Representative’s Warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Pubco’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Pubco’s Redemption call, the Redemption will not cause the share price to drop below the exercise price of the warrants.

If Pubco calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” will mean the average reported last sale price of the Ordinary Shares traded in the form of Pubco Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Pubco will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Pubco’s Ordinary Shares at the time the warrants are called for redemption, Pubco’s cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Pubco’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% (or such other amount specified by the holder) of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Pubco will, upon exercise, round up or down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

There are no limitations on the right of nonresident or foreign owners to hold warrants imposed by Cayman Islands Law or by the Amended and Restated Memorandum and Articles of Association of Pubco.

Representative’s Warrants

On February 24, 2020, East Stone issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share, to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement of East Stone and the closing of East Stone’s initial Business combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five year anniversary of the effective date of the registration statement. East Stone accounted for the 690,000 Representative’s Warrants as an expense of the IPO resulting in a charge directly to shareholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative’s Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 31.5%, (2) risk-free interest rate of 1.536%, share price at $10.00 with a strike price at $12.00 and (3) expected life of five years.

The Representative’s Warrants and such shares purchased pursuant to the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 360 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 360 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 360 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the

Representative’s Warrants. East Stone will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or East Stone’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price.

Dividends

East Stone has not paid any cash dividends on its ordinary shares to date and does not intend to pay dividends prior to the completion of the Business Combination.

Holders

As of the date of this proxy statement/prospectus, excluding the securities underlying outstanding Units, there were ten holders of record of ordinary shares of East Stone, one holder of record of East Stone’s Warrants, one holder of record of East Stone’s Rights, and five holders of record of East Stone’s Units.

Tax Treaty

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by Pubco. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Pubco’s Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Pubco’s Ordinary Shares, nor will gains derived from the disposal of Pubco’s Ordinary Shares be subject to Cayman Islands income, withholding or corporation tax.

No Cayman Islands’ stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

Anti-Takeover Provisions

Some provisions of Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association may have the effect of delaying, deterring or discouraging another party from acquiring control of Pubco. Pubco’s Amended and Restated Memorandum and Articles of Association provide for a classified board of directors with three-year staggered terms as well as restrictions requiring the holders of shares carrying at least one-third of the votes attributable to all shares in Pubco to be able to requisition an extraordinary general meeting of shareholders. As a matter of Cayman Islands law, any resolutions in writing must be passed unanimously. These provisions of Pubco’s Amended and Restated Memorandum and Articles of Association and Cayman Islands law could delay the ability of shareholders to change the membership of a majority of its board, force shareholder action to be taken at an annual meeting or an extraordinary general meeting called by Pubco’s board of directors or on the requisition of the holders of shares carrying at least one-third of the votes attributable to all shares in Pubco and in turn delay the ability of shareholders to force consideration of a proposal or take action. Pubco’s board of directors are able to issue by resolution all authorized but unissued shares of of Pubco, whether as ordinary shares or preferred shares (including one or more new series of preferred shares), without shareholder approval, and fix the voting powers (full, limited or none) and designate any preferences, special rights, limitations, qualifications and restrictions for the preferred shares so issued. The issuance of additional shares may be used as an anti-takeover device without further action on the part of Pubco’s shareholders and may dilute the voting powers of existing shareholders. Pubco’s Amended and Restated Memorandum and Articles of Association and Cayman Islands law also requires a special resolution to remove any director for cause or to amend the Amended and Restated Memorandum and Articles of Association. Such requirements may prevent Pubco’s existing shareholders from effecting a change of management of Pubco and removing the provisions in Pubco’s organizational documents that may have an anti-takeover effect. See the section entitled “Beneficial Ownership of Securities — Comparison of Corporate Governance and Shareholder Rights.”

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with East Stone’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of East Stone Acquisition Corporation, 25 Mall Road, Suite 330, Burlington, MA 01803. Following the Business Combination, such communications should be sent in care of Pubco at Unit 06, 12/F, No. 555 Haiyang West Road, Pudong, Shanghai, PRC, and its telephone number is +86 (21) 6168 4593. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby will be passed upon for Pubco, as to matters of Cayman Islands law, by Campbells LLP.

EXPERTS

The consolidated financial statements of JHD as of and for the years ended December 31, 2020 and 2019, appearing in this proxy statement/prospectus and registration statement have been audited by Marcum Bernstein & Pinchuk LLP independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The financial statements of East Stone for year ended December 31, 2020 and for the period from August 8, 2018 (inception) through December 31, 2019, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph relating to substantial doubt about the ability of East Stone Acquisition Corporation to continue as a going concern, as described in Note 1 to the financial statements, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

APPRAISAL RIGHTS

The East Stone board of directors considers that East Stone shareholders (including the Initial Shareholder) and holders of other East Stone securities do not have appraisal rights under the Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, East Stone and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of East Stone’s annual report to shareholders and East Stone’s proxy statement. Upon written or oral request, East Stone will deliver a separate copy of the annual report to any shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that East Stone deliver single copies of such documents in the future. Shareholders may notify East Stone of their requests by calling or writing East Stone at its principal executive offices at East Stone Acquisition Corporation, 25 Mall Road, Suite 330, Burlington, MA 01803. Following the Business Combination, such requests should be made by calling or writing to Pubco at Unit 06, 12/f, No. 555 Haiyang West Road, Pudong, Shanghai PRC, and its telephone number is +86 (21) 6168 4593.

SOLICITATION OF PROXIES

East Stone will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, East Stone has retained Morrow Sodali LLC, for a fee of $22,500 plus reimbursement of out-of-pocket expenses for their services. East Stone and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding ordinary shares of East Stone beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of East Stone. No additional compensation will be paid to East Stone’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2021 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or special meetings of its securityholders. For more information, see “Management of Pubco Following the Business Combination — Corporate Governance Practices”

WHERE YOU CAN FIND MORE INFORMATION

Pubco has filed with the SEC a registration statement on Form S-4, including the exhibits and annexes thereto, under the Securities Act to register the underlying Ordinary Shares to be issued in connection with the Business Combination. Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Pubco will be subject to the information and periodic reporting requirements of the Exchange Act and will file reports, proxy statements and other information with the SEC.

East Stone files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information about East Stone at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. East Stone currently does not have a website, but will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to East Stone has been supplied by East Stone, and all such information relating to JHD has been supplied by JHD. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

East Stone Acquisition Corporation
25 Mall Road, Suite 330
Burlington, MA 01803
Attn: Chunyi (Charlie) Hao
(781) 202-9128

INDEX TO FINANCIAL STATEMENTS

EAST STONE ACQUISITION CORPORATION

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2020 and 2019	F-3
Statements of Operations for the six months ended December 31, 2020 and for the year ended June 31, 2020 and for the period from August 9, 2018 (inception) through June 30, 2019	F-4
Statements of Changes in Shareholders’ Equity for the six months ended December 31, 2020 and for the years ended June 30, 2020 and 2019	F-5
Statements of Cash Flows for the six months ended December 31, 2020 and the year ended June 30, 2020 and for the period from August 9, 2018 (inception) through June 30, 2019	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020 (audited)	F-29
Unaudited Condensed Consolidated Statements of Operations for the Three Months and Six Months ended June 30, 2021 and 2020	F-30
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Three Months and Six Months ended June 30, 2021 and 2020	F-31
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2021 and 2020	F-33
Notes to Unaudited Condensed Consolidated Financial Statements	F-34

JHD HOLDINGS (CAYMAN) LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
East Stone Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of East Stone Acquisition Corporation (the “Company”) as of for the six month period ended December 31, 2020, year ended June 30, 2020 and June 30, 2019, and the statements of operations, changes in shareholders’ equity (deficit) and cash flows for the six month period ended December 31, 2020, year ended June 30, 2020 and the period from August 9, 2018 (inception) through June 30, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, June 30, 2020 and June 30, 2019, and the results of its operations and its cash flows for the six months period ended December 31, 2020, year ended June 30, 2020 and the period from August 9, 2018 (inception) through June 30, 2019 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company was unable to complete a Business Combination by May 24, 2021, then the Company would cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York
June 9, 2021

EAST STONE ACQUISITION CORPORATION
BALANCE SHEETS

	December 31, 2020	June 30, 2020 (as restated)	June 30, 2019
ASSETS
Current Assets
Cash	$23,486	$389,361	$47,722
Deferred offering costs associated with initial public offering	—	—	97,500
Prepaid expenses and other current assets	88,887	202,485	—
Total current assets	112,373	591,846	145,222
Cash and investments held in Trust Account	138,833,973	138,826,973	—
TOTAL ASSETS	$138,946,346	$139,418,819	$145,222

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Advances from related party	$—	$—	$25,050
Accrued offering cost	—	—	10,000
Accrued expenses	60,687	38,356	—
Promissory note payable – related party	—	—	100,000
Total current liabilities	60,687	38,356	135,050
Deferred underwriting commission	402,500	402,500	—
Derivative warrant liabilities	2,232,100	2,192,500	—
Total Liabilities	2,695,287	2,633,356	135,050

Commitments and Contingencies

Ordinary shares subject to possible redemption, no par value, 13,125,105, 13,178,546 and -0- shares at December 31, 2020, June 30, 2020 and June 30, 2019, respectively, at redemption value $10.00 per share	131,251,050	131,785,460	—

Shareholders’ Equity
Preferred shares in class A, B, C, D, and E, no par value; unlimited shares authorized, none issued and outstanding	—	—	—
Ordinary shares, no par value; unlimited shares authorized; 4,578,395, 4,524,954 and 3,450,000 shares issued and outstanding (excluding 13,125,105, 13,178,546 and -0- shares subject to redemption) at December 31, 2020 and June 30, 2020 and June 30, 2019, respectively	5,197,467	4,663,057	25,000
Retained earnings (Accumulated deficit)	(197,458)	336,946	(14,828)
Total Shareholders’ Equity	5,000,009	5,000,003	10,172
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$138,946,346	$139,418,819	$145,222

The accompanying notes are an integral part of these financial statements.

EAST STONE ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020 (as restated)	For the Period from August 9, 2018 (inception through June 30, 2019
Operating costs	$501,804	$275,927	$14,828

Loss from operations	(501,804)	(275,927)	(14,828)
Change in fair value of derivative warrant liabilities	(39,600)	(199,272)	—
Interest earned on investment held in Trust Account	7,000	826,973	—
Net income (loss)	$(534,404)	$351,774	$(14,828)

Weighted average shares outstanding of redeemable ordinary shares	13,800,000 (1)	13,800,000 (1)	—

Basic and diluted net income per ordinary share	$0.00	$0.06	$0.00

Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500 (3)	3,903,500 (3)	3,000,000 (2)

Basic and diluted net loss per ordinary share	$(0.14)	$(0.12)	$(0.00)

____________

(1)      Includes an aggregate of up to 13,125,105 and 13,178,546 shares subject to possible redemption on December 31, 2020 and June 30, 2020, respectively.

(2)      Excludes an aggregate of up to 450,000 shares held by the initial shareholders that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in part or in full (see Note 5).

(3)      Non-redeemable ordinary share includes 3,450,000 ordinary shares issued to initial shareholders, 350,000 private units and 103,500 ordinary shares issued to underwriters as part of the underwriting compensation.

The accompanying notes are an integral part of these financial statements.

EAST STONE ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares		Retained earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount
Balance – August 9, 2018 (inception)	—	$—	$—	$—
Ordinary shares issued to initial shareholders	3,450,000	25,000	—	25,000
Net loss	—	—	(14,828)	(14,828)
Balance – June 30, 2019	3,450,000	$25,000	$(14,828)	$10,172

Sales of 13,800,000 Units, net of underwriting discount and offering expenses	13,800,000	133,276,717	—	133,276,717
Sales of 350,000 Private Placement Units	350,000	3,500,000	—	3,500,000
Issuance of Representative Shares in connection with the sales of units	103,000	—	—	—
Excess of cash received over fair value of private warrants		(353,200)	—	(353,200)
Ordinary shares subject to possible redemption	(13,178,546)	(131,785,460)	—	(131,785,460)
Net income	—	—	351,774	351,774
Balance – June 30, 2020 (as restated)	4,524,954	$4,663,057	$336,946	$5,000,003

Change in value of ordinary shares subject to possible redemption	53,441	534,410	—	534,410
Net loss	—	—	(534,404)	(534,404)
Balance – December 31, 2020 (as restated)	4,578,395	$5,197,467	$(197,458)	$5,000,009

The accompanying notes are an integral part of these financial statements.

EAST STONE ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020	For the Period from August 9, 2018 (inception) through June 30, 2019
	(restated)
Cash Flows from Operating Activities:
Net income (loss)	$(534,404)	$351,774	$(14,828)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	39,600	199,272	—
Interest earned on investments held in Trust Account	(7,000)	(826,973)	—
Changes in operating assets and liabilities
Advance from related party	113,598	(20,050)	50
Accrued expense	22,331	38,356	—
Prepaid expense	—	(202,485)	—
Net cash used in operating activities	(365,875)	(460,106)	(14,778)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(138,000,000)	—
Net cash used in financing activities	—	(138,000,000)	—

Cash Flows from Financing Activities:
Proceeds from promissory note payable – related party	—	—	100,000
Repayment of promissory note payable – related party	—	(100,000)
Proceeds from sale of ordinary shares to initial shareholders	—	—	25,000
Proceeds from sale of 350,000 private placement units	—	3,500,000	—
Proceeds from sale of 13,800,000 units, net of underwriting discount paid		135,987,500	—
Offering cost	—	(580,755)	(62,500)
Net cash provided by (used in) financing activities	—	138,806,745	(62,500)

Net Change in Cash	(365,875)	341,639	47,722
Cash – Beginning of period	389,361	47,722
Cash – End of period	$23,486	$389,361	$47,722

Non-Cash Investing and Financing Activities
Initial classification of ordinary shares subject to possible redemption	$—	$131,794,330	$—
Change in value of ordinary shares subject to possible redemption	$(534,410)	$(8,870)	$—
Payment and advances of offering costs by related party	$(494,810)	$—	$25,000
Deferred offering costs included in accrued offering costs	$—	$—	$10,000
Deferred underwriting commissions charged to equity	$—	$402,500	$—

The accompanying notes are an integral part of these financial statements.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

East Stone Acquisition Corporation (“East Stone” or the “Company”) is a blank check company incorporated in the British Virgin Islands on August 9, 2018 (“inception”). The Company was incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses primarily operating in the financial services industry or businesses providing technological services to the financial industry, commonly known as “fintech businesses” in the regions of North America and Asia-Pacific. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not yet commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering” or “IPO”), which is described below, and since the closing of IPO, the search for a target for its Business Combination and the potential acquisition, as more fully described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates income in the form of interest income from the proceeds derived from the IPO and placed in Trust Account (as defined below) as described below.

Initial Public Offering

The registration statement for the Company’s IPO was declared effective on February 19, 2020 (“Effective Date”). On February 24, 2020, the Company consummated the IPO of 13,800,000 units (the “Units” and, with respect to the ordinary shares underlying the Units sold, the “Public Shares”), including 1,800,000 Units as a result of the underwriters’ full exercise of over-allotment option, generating aggregate gross proceeds to the Company of $138,000,000.

Simultaneously with the closing of the IPO, the Company consummated certain private placements of an aggregate of 350,000 Units (“Private Units”) at $10.00 per Private Unit, generating gross proceeds of $3,500,000. Pursuant to the unit subscription agreements entered into in connection with the private placements, 167,000 Private Units were purchased by the Double Ventures Holdings Limited (“Sponsor”), 108,000 Private Units were purchased by Hua Mao and Cheng Zhao (“anchor investors”) separately and not together, and 75,000 Private Units were purchased by I-Bankers Securities, Inc., the representative of the several underwriters in the IPO (“I-Bankers”).

In connection with the Company’s IPO, the Company issued an aggregate of 103,500 ordinary shares of the Company (“Representative’s Shares”) to I-Bankers and its designee, of which 90,562 Representative’s Shares were issued to I-Bankers and 12,938 Representative’s Shares were issued to EarlyBirdCapital, Inc. (“EarlyBird”) (Note 6).

At the closing of the IPO, the Company additionally granted to I-Bankers and its designee a total of 690,000 warrants, exercisable at $12.00 per full share (for an aggregate exercise price of $8,280,000) (“Representative’s Warrants”), of which 601,500 Representative’s Warrants were granted to I-Bankers and 88,500 Representative’s Warrants were granted to EarlyBird (Note 6).

Trust Account

Following the closing of the IPO, a total of $138,000,000 of the net proceeds from the IPO and the sale of the Private Units was placed in a trust account (“Trust Account”), which is invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and which invest solely in U.S. Treasuries. Except for all interest income that may be released to the Company to pay taxes, and up to $50,000 to pay dissolution expenses, none of the funds held in the Trust Account will be released until the earlier of: (1) the completion of the initial Business Combination within the required time period; (2) the Company’s redemption of 100% of the outstanding Public Shares if the Company has not completed an initial Business Combination in the

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

required time period; and (3) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer to redeem the Public Shares pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to consummating a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor and the other initial shareholders (collectively, “initial shareholders”) have agreed (A) to vote their Founder Shares (as defined in Note 5), shares underlying the Private Units (“private shares”) and any Public Shares held by them in favor of any proposed initial Business Combination, (B) not to propose any amendment to the Company’s memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 15 months (or up to 21 months) from the closing of the IPO or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, (C) not to redeem any shares (including the Founder Shares) and Private Units (and underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve the proposed initial Business Combination (or to sell any shares in a tender offer in connection with a proposed Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Company’s memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Founder Shares and Private Units (and

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

underlying securities) shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).

The Company has 15 months from the closing of the IPO (or until May 24, 2021) to consummate a Business Combination (“Business Combination Date”). However, if the Company is not able to consummate a Business Combination on or before the Business Combination Date, the Company, by resolutions of the board of the Company, at the request of the initial shareholders, may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 21 months to complete a Business Combination) (the “Combination Period”), subject to the Company’s initial shareholders depositing additional funds into the Trust Account as set out below. Pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate a Business Combination to be extended, the Company’s initial shareholders and their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account up to $1,380,000 ($0.10 per share), up to an aggregate of $2,760,000 or approximately $0.20 per share, on or prior to the date of the applicable deadline, for each three month extension. In the event that the Company receives notice from the initial shareholders five days prior to the applicable deadline to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. However, the Company’s initial shareholders and their affiliates or designees are not obligated to fund the Trust Account to extend the time to consummate a Business Combination.

If the Company is unable to complete a Business Combination by the Business Combination Date and if the Company fails to receive an extension requested by the Company’s initial shareholders by or before the Business Combination Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account plus any pro rata interest earned on the funds held in the Trust Account (net of any taxes payable and less up to $50,000 of interest to pay liquidation expenses).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and private shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor and its officers has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933 as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor and the officers of the Company will have to indemnify the Trust Account due to claims of creditors by endeavoring to vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Announcement of Business Combination Agreement

On September 21, 2020, the Company entered into a Business Combination Agreement (as amended, including by the Amended and Restated Business Combination Agreement, dated November 9, 2020, the “Business Combination Agreement”) with Ufin Holdings Limited, a Cayman Islands limited liability company (“Ufin”), Ufin Tek Limited, a British Virgin Islands company (“Pubco”), Ufin Mergerco Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Sherman Xiaoma Lu, the Chief Executive Officer of the Company, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands limited liability company and the sole holder of Ufin’s outstanding capital shares (the “Seller”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and with holders of East Stone securities receiving substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of Ufin (the “Purchased Shares”) from the Seller in exchange for American Depositary Shares (“ADS”) representing ordinary shares of Pubco, with Ufin becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”). The total consideration to be paid by Pubco to the Seller for its shares of Ufin (which consideration shall be allocated to certain designated recipients (the “Designated Share Recipients”) shall be a combination of ADSs representing Pubco ordinary shares and Pubco warrants equal to up to Four Hundred Fifty Million Dollars ($450,000,000) (the “Exchange Consideration”) consisting of (a) a number of ADSs representing Pubco ordinary shares (the “Base Exchange Shares”) equal in value to: (i) $300,000,000, plus (or minus, if negative) Ufin’s net working capital, and minus (ii) the aggregate amount of any outstanding indebtedness of Ufin (in excess of RMB10,000,000 (the “Closing Debt”), (b) 6,000,000 Pubco warrants, and (c) up to 15,000,000 Pubco ADSs representing ordinary shares if certain conditions are met (the “Earnout Shares”), and together with the Base Exchange Shares (the “Exchange Shares”). At the Closing, Seller will allocate its ADSs among certain Designated Share Recipients. Each ADS representing Pubco ordinary shares is valued at a per share price of $10.00.

The number of Base Exchange Shares is subject to adjustment prior to Closing based on estimates of net working capital and the Closing Debt, determined using the numbers from Ufin’s financial closing of each fiscal quarter prior to Closing. The issuances of Pubco ordinary shares in connection with the Share Exchange will be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) thereof because securities of Pubco will be issued to a limited number of Designated Share Recipients without involving a public offering. Such issuances will also be exempted from registration in reliance upon Regulation S of the Securities Act with regard to certain Designated Share Recipients receiving Pubco ordinary shares who are qualified as non-U.S. persons thereunder.

The parties agreed that at or prior to the Closing, Pubco, the Seller and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the Company and Ufin (the “Escrow Agreement” ), pursuant to which Pubco will deliver to the Escrow Agent (i) a number of ADSs representing Pubco ordinary shares, equal to 10% of the Base Exchange Shares (or 30,000,000 shares), and (ii) 15,000,000 Exchange

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shares (the “Earnout Escrow Shares”) to be held, along with any dividends, distributions or income thereon (together with the Earnout Escrow Shares, the “Earnout Escrow Property”) in a segregated account (the “Earnout Escrow Account”) and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement.

In the event that the Pubco revenue for the fiscal year ending June 30, 2022 (the “Earnout Period”) as set forth in the audited consolidated income statement of Pubco filed with its Form 20-F or Form 10-K (the “Earnout Revenue”) is equal to or greater than One Billion Four Hundred Million Renminbi (RMB 1,400,000,000 or US$200,000,000 at the exchange rate of 7:1/RMB:USD), but less than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000 or US$250,000,000 at the exchange rate of 7:1/RMB:USD), while maintaining a gross margin at or greater than eighty-five percent (85%), then, subject to the terms and conditions of the Business Combination Agreement, the Designated Share Recipients’ rights to receive Ten Million (10,000,000) Earnout Exchange Shares (the “First Tier Earnout Payment”) shall vest and shall no longer be subject to forfeiture and Five Million Earnout Exchange Shares will be forfeited. In all other cases, the First Tier Earnout Payment will be forfeited. In the event that the Earnout Revenue is equal to or greater than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000 or US$250,000,000 at exchange rate of 7:1/RMB:USD), while maintaining a gross margin at or greater than eighty-five percent (85%), then, subject to the terms and conditions of this Agreement, the Designated Share Recipients’ rights to receive Fifteen Million (15,000,000) Earnout Exchange Shares (the “Second Tier Earnout Payment”) of the Earnout Escrow Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Tier Earnout Payment will be forfeited. The earnout payments are mutually exclusive.

The Business Combination Agreement contains a number of representations and warranties made by the Company, Ufin, Pubco and Seller as of the date of such agreement. The representations and warranties made by the Company, Ufin and Pubco are customary for transactions similar to the transactions contemplated by the Business Combination Agreement. The obligations of the parties to consummate the Transactions are subject to various conditions, including the Company having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing. The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior to the Closing, including, if after taking into consideration the Redemption, the trust account proceeds and the gross proceeds of any private placement, the amount of cash available to the Company is less than Thirty Million Dollars ($30,000,000).

Liquidity and Going Concern

The Company has principally financed its operations from inception on August 9, 2018 using proceeds from the sale of its equity securities to its initial shareholders prior to the IPO and from the sale of the Placement Units and the IPO that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2020, the Company had $23,486 in its operating bank account, $138,833,973 in cash and marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary share in connection therewith.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its initial Business Combination. To the extent necessary, the Company’s Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”) (see Note 5).

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for identifying and evaluating target businesses, performing business due diligence on prospective target

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

businesses, traveling to and from the offices, plants or similar locations of prospective target businesses or their representatives, reviewing corporate documents and material agreements of prospective target businesses, structuring, negotiating and completing a Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

The liquidity condition and date for mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through May 24, 2021, the scheduled liquidation date of the Company. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. On May 20, 2021, the Company extended the date by which the Company has to consummate a business combination from May 24, 2021 to August 24, 2021 (see Note 11, Subsequent Events), though it is not guaranteed the Company may consummate a business Combination by August 24, 2021.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. For the period of this financial statements, the management exercised a significant judgment in estimating the fair value of its warrant liabilities. The actual results could differ significantly from those estimates including the estimate of the fair value of its warrant liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2020, June 30, 2020, and June 30, 2019, 13,125,105 ordinary shares, 13,178,546 ordinary shares and -0- ordinary shares, respectively, subject to possible redemption were presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Offering Costs

Total offering costs amounted to $4,154,255, including fair value placed on the Representative’s Shares at $1,035,000,but excluding value placed Representative’s Warrants at $1,640,028 which is accounted for as warrant liabilities on the Company balance sheet. Of the total $4,154,255 transaction cost, the cash transaction costs amounted to $3,083,255, of which $2,415,000 was underwriting fees, including $402,500 deferred underwriting commission, payable at the consummation of the Business Combination, and $668,255 of other offering costs of legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. All of the transaction costs were charged to the equity of the Company upon completion of IPO.

Income Taxes

ASC Topic 740 “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020, June 30, 2020 and June 30, 2019, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

There is currently no taxation imposed on income by the government of the British Virgin Islands. In accordance with British Virgin Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) initial public offering, (ii) the exercise of the over-allotment option and (iii) private placement units, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. The warrants derived from the public units are exercisable to purchase 6,900,000 shares of ordinary shares and warrants derived from the private placement units are exercisable to purchase 175,000 shares of ordinary shares, together 7,075,000 in the aggregate.

The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted for redeemable ordinary shares, is calculated by dividing the interest income earned on the Trust Account at December 31, 2020, June 30, 2020 and June 30, 2019, respectively.

For the six months ended December 31, 2020, net income (loss) divided by the weighted average number of redeemable ordinary shares of 13,800,000 outstanding for the period resulted in basic and diluted net income per ordinary share of $0.00. For the year ended June 30, 2020, net income divided by the weighted average number of redeemable ordinary shares of 13,800,000 outstanding for the period resulted in basic and diluted net income per ordinary share of $0.06. For the period from August 9, 2018 through June 30, 2019, net income (loss) divided by the weighted average number of zero (0) redeemable ordinary shares outstanding for the period resulted in no net income per ordinary share, basic and diluted.

For the six months ended as of December 31, 2020, net loss per ordinary share, basic and diluted for non-redeemable ordinary shares, is calculated by dividing the net income (loss), by the weighted average number of 3,903,500 non-redeemable ordinary shares outstanding for the periods, resulted in basic and diluted loss per ordinary share of $0.14, respectively. For years ended as of June 30, 2020, basic and diluted net loss per ordinary share for non-redeemable ordinary shares is calculated by dividing the net income (loss), by the weighted average number of 3,903,500 non-redeemable ordinary shares outstanding for the periods, resulted in basic and diluted loss per ordinary share of $0.12. For the period from August 9, 2018 through June 30, 2019, basic and diluted net loss per ordinary share for non-redeemable ordinary shares is calculated by dividing the net income (loss), by the weighted average number of 3,000,000 non-redeemable ordinary shares outstanding for the periods, resulted in basic and diluted loss per ordinary share of $0.00.

Non-redeemable ordinary shares include the Founder Shares, Representative Shares, ordinary shares issued to underwriters as part of the underwriting compensation, and Private Placement Units, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investment held in Trust Account. Cash is maintained in accounts with financial institutions, which at times may exceed the federal depository insurance coverage limit of $250,000. As of December 31, 2020, June 30, 2020 and June 30, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments

The Company analyses all financial instruments with features of both liabilities and equity under FASB accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” and ASC Topic 815 “Derivatives and Hedging”. Pursuant to its IPO, the Company sold 13,800,000 Units (including underwriters’ full exercise over-allotment option 1,800,000 Unit) consisting with one ordinary share, one right (“Public Right”), and one warrant (“Public Warrant”) (see Note 3). Simultaneously with the closing of the IPO, the Company sold 350,000 Private Units (see Note 4), consisting with 350,000 ordinary shares, 350,000 warrants (“Private Warrant”) and 350,000 rights (“Private Right). As a compensation to IPO underwriters, the Company issued 690,000 Representative’s Warrants to the Company underwriters (see Note 6). The Company accounted for its Public Warrant, Public Right and Private Right as equity instruments. The Company accounted for Private Warrants and Representative Warrants as liability instruments.

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities are re-measured and reported at fair value at least annually.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Management evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

The Company sold 350,000 Private Warrants and issued 690,000 Representative Warrants in connection to its IPO (together “Warrant”) (see Note 4 and Note 6). All of the Company’s outstanding Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the Warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 13,800,000 Units at a purchase price of $10.00 per Unit, which includes the underwriters’ full exercise of the over-allotment option in the amount of 1,800,000 Units. Each Unit consists of one ordinary share, no par value, one right, and one redeemable warrant (each whole warrant, a “Public Warrant”). Each right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share (subject to certain adjustments) (see Note 7).

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor, anchor investors and I-Bankers purchased an aggregate of 350,000 Private Units, of which 275,000 were purchased by the Company’s Sponsor, anchor investors and 75,000 by I-Bankers, for an aggregate purchase price of $3,500,000. Each Private Unit consists of one ordinary share (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share. The net proceeds from the private placement was added to the proceeds from the IPO being held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the net proceeds from the sale of the private placement will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and Private Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2018, the Company issued 1,437,500 ordinary shares to its initial shareholders (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. In January and February 2020, the Company effected 2 for 1 and 1.2 for 1 share dividends, respectively, for each ordinary share outstanding, resulting in the initial shareholders owning an aggregate of 3,450,000 Founder Shares. The share dividends are retroactively restated in the accompanying financial statements.

Of the 3,450,000 Founder Shares, 450,000 shares were subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment is not exercised in full or in part. As a result of the underwriters’ election to fully exercise their over-allotment option, 450,000 Founder Shares are no longer subject to forfeiture.

Additionally, subject to certain limited exceptions, the initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Founder Shares, excluding any Units or shares comprising Units acquired by the initial shareholders in the offering or in the open market: (i) with respect to 50% of the Founder Shares for a period ending on the earlier of the six month anniversary of the Business Combination or the date on which the closing price of the ordinary shares exceeds $12.50 for any 20 trading days within a 30-trading day period following the closing of the Business Combination and (ii) with respect to the other 50% of the Founder Shares for a period ending on the six month anniversary of the closing of the Business Combination, unless approved by the Company’s public shareholders. However, if, after a Business Combination, there is a transaction whereby all the outstanding shares are exchanged or converted into cash (as they would be in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares (or any ordinary shares thereunder) shall be permitted to come out of escrow to participate. In addition, all initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Private Units (or any securities comprising the Private Units), excluding any Units acquired by initial shareholders in the Proposed Offering or in the open market, until thirty (30) days following the closing of the Business Combination.

Promissory Note — Related Party

The Company’s initial shareholders have signed a promissory note (the “Note”) to loan the Company up to $300,000 to be used for the IPO. The Note was non-interest bearing, unsecured and due on the earlier of December 31, 2020 or the closing of the IPO. On February 24, 2020, the total outstanding balance of $182,500 of the Note was repaid in full.

Administrative Support Arrangement

The Company entered into an administrative support agreement with an affiliate of the Company’s officers (the “Service Party”), commencing on February 19, 2020 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company agreed to pay the Service Party up to a maximum of $120,000 in the aggregate for office space, utilities and secretarial and administrative services. Such administrative fees shall be paid on a

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

quarterly basis at $30,000 per quarter until the maximum fee is reached, or if earlier, until the consummation of the Company’s Business Combination or liquidation. For the six months ended December 31, 2020, the Company paid the Service Party $60,000.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”). As of December 31, 2020, June 30, 2020 and June 30, 2019, no Working Capital Loans were issued.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the initial shareholders and/or their affiliates or designees must deposit into the Trust Account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. The terms of the loan in connection with the loan have not yet been negotiated. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risk and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial positions and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential merger with us if COVID-19 materially adversely affects their business operations and, therefore, the valuation of their business. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an unexpectedly long period of time, our ability to consummate a Business Combination may be materially adversely affected. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into by and among the Company, the initial shareholders, anchor investors and I-Bankers on February 19, 2020, the holders of the Founder Shares, Private Units (and underlying securities), and Working Capital Units (and underlying securities) will be entitled to registration rights. The holders

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

of a majority-in-interest of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination.

Business Combination Marketing Agreement

The Company has engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the Company’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event shall the cash portion of such advisory fees be less than $1,000,000.

Deferred Underwriting Commission

The deferred underwriting commission of $402,500 is to be paid out of the Trust Account to I-Bankers and EarlyBird only on completion of the Company’s Business Combination. The deferred offering commission will be paid only upon consummation of a Business Combination. If the business combination is not consummated, such deferred offering commission will be forfeited. None of the underwriters will be entitled to any interest accrued on the deferred offering commission.

Representative’s Shares

On February 24, 2020, the Company issued an aggregate of 103,500 Representative’s Shares to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The underwriters have agreed not to transfer, assign or sell any of Representative’s Shares until the completion of the Company’s initial Business Combination. In addition, the underwriters agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within the Combination Period. Based on the IPO price of $10.00 per Unit, the fair value of the 103,500 ordinary shares was $1,035,000, which was an expense of the IPO resulting in a charge directly to shareholders’ equity upon the completion of the IPO.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of the Company in connection with the IPO, pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Representative’s Warrants

On February 24, 2020, the Company issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share, to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement of the Company and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five year anniversary of the effective date of the registration statement.

The Representative’s Warrants and such shares purchased pursuant to the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 360 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 360 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 360 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price.

On 24th of February 2020, the date when the Representative Warrants issued, the Company estimated the fair value of Representative’s Warrants to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model at the issuing time. The fair value of the Representative’s Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 31.5%, (2) risk-free interest rate of 1.536%, share price at $10.00 with a strike price at $12.00 and (3) expected life of five years.

NOTE 7. DERIVATIVE WARRANT LIABILITIES

As of December 31, 2020, the Company had 350,000 Private Warrants outstanding and 690,000 Representative Warrants outstanding. The Private Warrants and Representative Warrants are recognized as warrant liabilities and subsequently measured at fair value.

The Private Warrants will be identical to the Public Warrants (see Note 9) underlying the Units being sold in the IPO, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Representative Warrants are different from Public and Private Warrants. The exercise price of Representative Warrants is $12 and is non-redeemable. Representative’s Warrants have been deemed compensation by FINRA and are subject to a lock-up period. The Company considered Representative Warrants as a liability because net cash settlement is assumed under ASC 815-40-25-14 as the Company is required to deliver registered shares to the purchasers of Representative Warrants.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. CORRECTION OF PREVIOUSLY ISSUED MISSTATED FINANCIAL STATEMENTS, CONDENSED OR AUDITED

On April 12, 2021, the SEC Staff issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPAC)(“statement”). In the statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities rather than equity on a SPAC’s balance sheet. Historically, the warrants were reflected as component of equity as opposed to liabilities on the balance sheet and the statement of operations did not include the subsequent non-cash changes in estimated fair value of the warrants.

Since its inception, the Company has accounted its warrants, both public warrants and private warrants and representative’s warrants, for equity within the Company balance sheet, and after discussion and evaluation and taking into consideration the SEC Staff Statement, the Company has concluded that its Private Warrants and Representative’s Warrants should be presented as liabilities with subsequent fair value remeasurement.

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	For the six months ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Revised
Balance sheet
Derivative warrant liabilities	$—	$2,232,100	$2,232,100
Total Liabilities	$463,187	$2,232,100	$2,695,287
Ordinary shares subject to possible redemption, no par value, at redemption value $10.00 per share	$133,483,150	$(2,232,100)	$131,251,050

Shareholders’ Equity
Ordinary shares, no par value	$4,958,595	$238,872	$5,197,467
Retained earnings (accumulated deficit)	$41,414	$(238,872)	$(197,458)
Total Shareholders’ Equity	$5,000,009	$—	$5,000,009

	For the six months ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Revised
Statement of Operations
Change in fair value of derivative warrant liabilities	$—	$(39,600)	$(39,600)
Net loss	$(494,804)	$(39,600)	$(534,404)

Weighted average shares outstanding of redeemable ordinary shares	13,800,000	—	13,800,000

Basic and diluted net income per ordinary share	$0.00	$0.00	$0.00

Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	—	3,903,500

Basic and diluted net loss per ordinary share	$(0.13)	$(0.01)	$(0.14)

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. CORRECTION OF PREVIOUSLY ISSUED MISSTATED FINANCIAL STATEMENTS, CONDENSED OR AUDITED (cont.)

	For the six months ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Revised
Statement of Cash Flows
Net loss	$(494,804)	$(39,600)	$(534,404)
Adjustments to reconcile net loss to net cash used in operating activities:	$—	$39,600	$39,600
Net cash used in operating activities	$(365,876)	$—	$(365,876)

Non-Cash Investing and Financing Activities
Change in value of ordinary shares subject to possible redemption	$(494,810)	$(39,600)	$(534,410)
	As of June 30, 2020
	As Previously Reported	Restatement Adjustment	As Revised
Balance Sheet
Derivative warrant liabilities	$—	$2,192,500	$2,192,500
Total Liabilities	$440,856	$2,192,500	$2,633,356
Ordinary shares subject to possible redemption, no par value, at redemption value $10.00 per share	$133,977,960	$(2,192,500)	$131,785,460

Shareholders’ Equity
Ordinary shares, no par value	$4,463,785	$199,272	$4,663,057
Retained earnings (accumulated deficit)	$536,218	$(199,272)	$336,946
Total Shareholders’ Equity	$5,000,003	$—	$5,000,003
	For the year ended June 30, 2020
	As Previously Reported	Restatement Adjustment	As Revised
Statement of Operations
Change in fair value of derivative warrant liabilities	$—	$(199,272)	$(199,272)
Net income	$551,046	$(199,272)	$351,774

Weighted average shares outstanding of redeemable ordinary shares	13,800,000	—	13,800,000

Basic and diluted net income per ordinary share	$0.06	$—	$0.06

Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	—	3,903,500

Basic and diluted net loss per ordinary share	$(0.07)	$(0.05)	$(0.12)

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. CORRECTION OF PREVIOUSLY ISSUED MISSTATED FINANCIAL STATEMENTS, CONDENSED OR AUDITED (cont.)

	For the year ended June 30, 2020
	As Previously Reported	Restatement Adjustment	As Revised
Statement of Cash Flows
Net income	$551,046	$(199,272)	$351,774
Adjustments to reconcile net income to net cash used in operating activities:	$—	$199,272	$199,272
Net cash used in operating activities	$(456,106)	$—	$(456,106)

Non-Cash Investing and Financing Activities
Initial classification of ordinary shares subject to possible redemption	$133,416,830	$(1,622,500)	$131,794,330
Change in value of ordinary shares subject to possible redemption	$561,130	$(570,000)	$(8,870)

NOTE 9. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of preferred shares, no par value, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Amended and Restated Memorandum and Articles of Association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each Class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. As of December 31, 2020 and June 30, 2020, there were no preferred shares designated, issued or outstanding.

Ordinary Shares — The Company is authorized to issue an unlimited number of ordinary shares, no par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2020, June 30, 2020 and June 2019, there were 13,125,105, 13,178,546 ordinary shares and zero ordinary shares, respectively, subject to redemption. As of December 31, 2020, June 30, 2020 and June 30, 2019, there were 4,578,395, 4,524,954 and 3,450,000 ordinary shares, respectively, issued and outstanding.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of the Business Combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. The shares issuable upon exchange of the public rights will be freely tradable (except to the extent held by affiliates of the Company).

Warrants — Warrant underlying units sold in the IPO (the “Public Warrants”) may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) twelve (12) months from the effective date of the registration statement relating to the IPO. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 9. SHAREHOLDERS’ EQUITY (cont.)

from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Public Warrant exercise price is adjusted, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The Company may call the warrants for redemption (excluding the Private Warrants, any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, initial shareholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 10. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, and June 30, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

As noted in Note 8, the Company has concluded that its Private Warrants and Representative’s Warrants should be presented as liabilities with subsequent fair value remeasurement. Accordingly the fair value of the Private Warrants and Representative’s Warrants were classified from Level 1 measurement to Level 3 measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and June 30, 2020 and indicates the fair value of held to maturity securities as follows.

	Level	December 31, 2020 (as restated)
Description
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$138,833,973

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$466,300
Derivative Warrant Liability – Representative Warrant	3	$1,765,800
	Level	June 30, 2020 (as restated)
Description
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$138,826,973

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$457,900
Derivative Warrant Liability – Representative Warrant	3	$1,734,600

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Private Warrants and Representative Warrants were estimated using Black-Scholes model for the six months ended December 31, 2020 and for the year ended June 30, respectively. The Company recognized a charge to the statement of operations resulting from an increase in the fair value of warrant liabilities of $39,600 and $199,272, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Warrants and Representative Warrants is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s Private Warrants and Representative Warrants at their measurement dates:

	As of December 31, 2020	As of June 30, 2020
Volatility	39.83%	38.82%
Stock price	10.06	9.86
Expected life of the warrants to convert	5.64	6.15
Risk free rate	0.54%	0.51%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period from February 9, 2018 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at August 9, 2018 (inception)	$—
Issuance of Private Warrants	353,200
Issuance of Representative Warrants	1,640,028
Change in fair value of derivative warrant liabilities	199,272
Derivative Warrant Liabilities at June 30, 2020	2,192,500
Change in fair value of derivative warrant liabilities	39,600
Derivative Warrant Liabilities at December 31, 2020	$2,232,100

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Upon this review, the Company has identified the following subsequent events what would require proper disclosure in the financial statements.

On February 15, 2021, the Company entered into a letter termination agreement with Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Ufin Tek Limited, a British Virgin Islands business company (“Ufin Pubco”), Ufin Mergerco Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Ufin Merger Sub”), Xiaoma (Sherman) Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands business company and the sole holder of Ufin’s outstanding capital shares (the “Ufin Seller”, together with The Company, Ufin, Ufin Pubco, Ufin Merger Sub, Sherman Xiaoma Lu, Yingkui Liu and Ufin Seller, the “Ufin Parties”) for a proposed business combination, as previously disclosed in the Current Report on Form 8-K of The Company, on November 9, 2020, The Company entered into that certain Amended and Restated Business Combination Agreement (the “Ufin

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

Agreement”). In accordance such letter agreement, upon execution and delivery of the letter agreement all of the rights and obligations of the Ufin Parties under the Ufin Agreement ceased (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) without any liability on the part of any party or any of their respective representatives.

On February 16, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company (“Navy Sail”), as Purchaser Representative, JHD Technologies Limited, a Cayman Islands company (“Pubco”), Yellow River MergerCo Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), JHD Holdings (Cayman) Limited, a Cayman Islands company (“JHD”), Yellow River (Cayman) Limited, a Cayman Islands company (the “Primary Seller”), and each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date thereof by executing and delivering to the Purchaser, Pubco and JHD a joinder agreement (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and, Double Ventures Holdings Limited, a British Virgin Islands business company, the Company’s sponsor, solely with respect to Sections 10.3 and Articles XII and XIII thereof, as applicable (the “Sponsor”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which, (1) the Company shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of the Company immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of JHD from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Sellers for their shares of JHD, shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”) (i) One Billion U.S. Dollars ($1,000,000,000), plus (ii) the aggregate amount cash of JHD and its direct and indirect subsidiaries as of the Closing date, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of JHD in excess of $10,000,000 in aggregate, with each Pubco ordinary share valued at an amount equal to the price at which each East Stone ordinary share shall be redeemed or converted pursuant to the redemption of shares (the “Redemption Price”). The issuances of Pubco ordinary shares in connection with the Share Exchange will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(a)(2) thereof because securities of Pubco will issued to a limited number of Sellers without involving a public offering. Such issuances will also be exempted from registration in reliance upon Regulation S of the Securities Act with regard to certain Sellers receiving Pubco ordinary shares who are qualified as non-U.S. persons thereunder.

The parties agreed that at or prior to the Closing, Pubco, the Seller and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the Company and JHD (the “Escrow Agreement” ), pursuant to which Pubco shall cause to be delivered to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal in value to ten percent (10%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Business Combination Agreement and the Escrow Agreement.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

If and when earned, the Sellers shall be entitled to receive from Pubco, as additional consideration for the purchase of the Purchased Shares, the Earned Escrow Shares together with the Other Escrow Property. To the extent that the amount of the Earned Escrowed Shares is less than the number of Escrow Share Number (as such terms are defined below), then the amount of Escrow Shares equal to such difference will be forfeited by the Sellers and released to Pubco for cancellation along with any accrued but unpaid dividends payable in respect of such Escrow Shares.

For the purposes of the calculating the Earned Earnout Shares, the following definitions shall apply:

“Earned Escrow Shares” means the result of the following equation: Escrow Share Number * (Revenue/Earnout Target).

“Earnout Target” means an amount equal to One Hundred Forty Million U.S. Dollars ($140,000,000).

“Earnout Year” means the period commencing on the first day of the first fiscal quarter following Closing (but in any event no earlier than October 1, 2021) and ending on the twelve (12) month anniversary of such date.

“Escrow Share Number” means the number of Escrow Shares.

“Revenue” means the consolidated revenue of Pubco and its subsidiaries for the Earnout Year, as set forth in Pubco’s filings with the SEC; provided that in no event shall the Revenue exceed the Earnout Target.

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of the Company’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) the Company having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing;(v) the effectiveness of the Registration Statement; (vi) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (vii) receipt by JHD and the Company of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; (viii) the election or appointment of members to Pubco’s post-closing board of directors designated by JHD and the Company; and (ix) the Pubco securities have been approved for listing on Nasdaq.

In addition, unless waived by JHD, the obligations of JHD, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of the Company being true and correct on and as of the Closing (subject to material adverse effect); (ii) the Company having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any material adverse effect with respect to the Company since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by JHD and Pubco of a Registration Rights Agreement, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Earnout Escrow Shares that are released from escrow to the Sellers (the “Seller Registration Rights Agreement”); and (v) the Company having delivered to the Sellers and JHD, evidence that is reasonably satisfactory to the Seller Representative of the amount of cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE investment.

Unless waived by the Company, the obligations of the Company to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of JHD, Pubco and the Sellers being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) JHD, Pubco, Merger Sub and Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to JHD or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by the Company of the Founders Registration

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

Rights Agreement Amendment, each executed by Pubco; (v) receipt by the Company of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; and (vi) receipt by the Company of the evidence of the termination of any outstanding options, warrants or other convertible securities of JHD, without any consideration or liability therefor.

The Parties agree that after taking into consideration the Redemption, the trust account proceeds and the gross proceeds of any private placement, the amount of cash available to the Company should amount to One Hundred and Ten Million Dollars ($110,000,000) or more at Closing.

On February 23, 2021, March 3, 2021, June 23, 2021 and June 25, 2021, our Chief Financial Officer and one of the initial shareholders, Mr. Chunyi (Charlie) Hao, loaned to the Company in aggregate $300,000, the Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”) (see Note 5).

On May 20, 2021, the Company issued a press release (the “Press Release”) announcing that its sponsor, Double Venture Holdings Limited (the “Sponsor”), has requested that the Company extend the date by which the Company has to consummate a business combination from May 24, 2021 to August 24, 2021 (the “Extension”). The Extension is the first of up to two three-month extensions permitted under the Company’s governing documents. In connection with such Extension, the Sponsor has notified the Company that it intends to cause an aggregate of $1,380,000 to be deposited into the Company’s trust account on or before May 24, 2021. The Extension provides the Company with additional time to complete its proposed business combination with JHD Holdings (Cayman) Limited (“JHD”), an innovative merchant enablement platform serving lower-tier cities in China. On February 18, 2021, the Company and JHD announced the execution of a definitive business combination agreement. In accordance with the definitive business combination agreement executed between the Company and JHD, JHD agreed to loan to the Company a sum of $1,380,000 on the Sponsor’s behalf in order to support the Extension. Such loan will be non-interest bearing and will be payable upon the consummation of the proposed business combination. The transaction is expected to be completed by the end of the third quarter of 2021, subject to, among other things, the approval of the transaction by the Company’s shareholders, satisfaction of the conditions stated in the definitive business combination agreement and other customary closing conditions, including that the U.S. Securities and Exchange Commission completes its review of the proxy statement/prospectus relating to the transaction, the receipt of certain regulatory approvals, and the approval by The Nasdaq Stock Market to list the securities of the combined company.

EAST STONE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current Assets
Cash	$116,837	$23,486
Prepaid expenses	134,750	88,887
Total current assets	251,587	112,373
Cash and investments held in Trust Account	140,220,872	138,833,973
TOTAL ASSETS	$140,472,459	$138,946,346

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$871,291	$60,687
Promissory note payable – related party	300,000	—
Extension loans – related party	1,380,000	—
Advance from related parties	105,000	—
Total current liabilities	2,656,291	60,687
Deferred underwriting commission	402,500	402,500
Derivative warrant liabilities	2,196,500	2,232,100
Total Liabilities	5,255,291	2,695,287

Commitments and Contingencies

Ordinary shares subject to possible redemption, no par value, 13,021,716 and 13,125,105 at June 30, 2021 and December 31, 2020, respectively, at redemption value $10.00 per share	130,217,160	131,251,050

Shareholders’ Equity
Preferred shares in class A, B, C, D, and E, no par value; unlimited shares authorized, none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 4,681,784 and 4,578,395 shares issued and outstanding (excluding 13,021,716 and 13,125,105 shares subject to redemption) at June 30, 2021 and December 31, 2020, respectively	6,231,357	5,197,467
Accumulated deficit	(1,231,349)	(197,458)
Total Shareholders’ Equity	5,000,008	5,000,009
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$140,472,459	$138,946,346

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
		(restated)		(restated)
Operating costs	$966,456	$171,586	$1,076,393	$266,410

Loss from operations	(966,456)	(171,586)	(1,076,393)	(266,410)
Change in fair value of derivative warrant liabilities	18,900	(280,500)	35,600	(199,272)
Interest earned on investments held in Trust Account	3,479	34,592	6,902	826,973
Net (loss) income	$(944,077)	$(417,494)	$(1,033,891)	$361,291

Weighted average shares outstanding of redeemable ordinary shares	13,800,000	13,800,000	13,800,000	13,800,000

Basic and diluted net income per ordinary share	$0.00	$0.00	$0.00	$0.06

Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	3,903,500	3,903,500	3,903,500

Basic and diluted net (loss) income per ordinary share	$(0.24)	$(0.12)	$(0.27)	$(0.11)

____________

(1)      Includes an aggregate of up to 13,163,226 and 13,178,546 shares subject to possible redemption on June 30, 2021 and 2020, respectively

(2)      Non-redeemable ordinary shares include 3,450,000 ordinary shares issued to initial shareholders, 350,000 private units and 103,500 ordinary shares issued to the representative of the underwriters as part of underwriting compensation.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ EQUITY

SIX MONTHS ENDED JUNE 30, 2021

	Ordinary Shares		Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance – December 31, 2020 (as restated)	4,578,395	$5,197,467	$(197,458)	$5,000,009
Changes in value of ordinary shares subject to possible redemption	103,389	1,033,891	—	1,033,890
Net loss	—	—	(1,033,891)	(1,033,891)
Balance – June 30, 2021	4,681,784	$6,231,357	$(1,231,349)	$5,000,008

SIX MONTHS ENDED JUNE 30, 2020

	Ordinary Shares		Retained earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount
Balance – December 31, 2019	3,450,000	$25,000	$(24,345)	$655
Sales of 13,800,000 Units, net of underwriting discount and offering expenses	13,800,000	133,276,717	—	133,276,717
Sales of 350,000 Private Warrants	350,000	3,500,000	—	3,500,000
Excess of cash received over fair value of private warrants	—	(353,200)	—	(353,200)
Issuance of Representative Shares and Warrants in connection with this sale of Units	103,500	—	—	—
Ordinary shares subject to possible redemption	(13,178,546)	(131,785,460)	—	(131,785,460)
Net income	—	—	361,291	361,291
Balance – June 30, 2020 (as restated)	4,524,954	$4,663,057	$336,946	$5,000,003

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ EQUITY — (Continued)

THREE MONTHS ENDED JUNE 30, 2021

	Ordinary Shares		Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance – March 31, 2021	4,587,376	$5,287,277	$(287,272)	$5,000,005
Changes in value of ordinary shares subject to possible redemption	94,408	944,080	—	944,080
Net loss	—	—	(944,077)	(944,077)
Balance – June 30, 2021	4,681,784	$6,231,357	$(1,238,249)	$5,000,008

THREE MONTHS ENDED JUNE 30, 2020

	Ordinary Shares		Retained earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount
Balance – March 31, 2020 (as restated)	4,483,205	$4,245,567	$754,440	$5,000,007
Changes in value of ordinary shares subject to possible redemption	41,749	417,490	—	417,490
Net loss	—	—	(417,494)	(417,494)
Balance – June 30, 2020 (as restated)	4,524,954	$4,663,057	$336,946	$5,000,003

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net (loss) income	$(1,033,891)	$361,291
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(35,600)	199,272
Interest earned on investments held in Trust Account	(6,902)	(826,973)
Changes in operating assets and liabilities
Advance from related party	(8,598)	(25,050)
Accrued expenses	810,605	38,356
Prepaid expenses	67,737	(202,485)
Net cash used in operating activities	(206,649)	(455,589)

Cash Flows from Investing Activities:
Investment of cash for extension into Trust Account	(1,380,000)	(138,000,000)
Net cash used in investing activities	(1,380,000)	(138,000,000)

Cash Flows from Financing Activities:
Advance from related parties	—	(9,071)
Proceeds from promissory note payable – related party	300,000	—
Repayment of promissory note payable – related party	—	(132,500)
Proceeds from extension loans – related party	1,380,000	—
Proceeds from sale of 350,000 private placement units	—	3,500,000)
Proceeds from sale of 13,800,000 units, net of underwriting discount paid		135,987,500
Offering cost	—	(526,246)
Net cash provided by financing activities	1,680,000	138,819,683

Net Change in Cash	93,351	364,094
Cash – Beginning of period	23,486	25,267
Cash – End of period	$116,837	$389,361

Non-Cash Investing and Financing Activities
Initial classification of ordinary shares subject to possible redemption	$—	$131,794,330
Change in value of ordinary shares subject to possible redemption	$(1,033,890)	$(8,870)
Deferred underwriting commissions charged to equity	$—	$402,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

East Stone Acquisition Corporation (“East Stone” or the “Company”) is a blank check company incorporated in the British Virgin Islands on August 9, 2018. The Company was incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses primarily operating in the financial services industry or businesses providing technological services to the financial industry, commonly known as “fintech businesses” in the regions of North America and Asia-Pacific. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2021, the Company had not yet commenced any operations. All activity through June 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering” or “IPO”), which is described below, and since the closing of IPO, the search for a target for its Business Combination and the potential acquisition, as more fully described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates income in the form of interest income from the proceeds derived from the IPO and placed in Trust Account (as defined below) as described below.

Initial Public Offering

The registration statement for the Company’s IPO was declared effective on February 19, 2020 (“Effective Date”). On February 24, 2020, the Company consummated the IPO of 13,800,000 units (the “Units” and, with respect to the ordinary shares underlying the Units sold, the “Public Shares”), including 1,800,000 Units as a result of the underwriters’ full exercise of over-allotment option, generating aggregate gross proceeds to the Company of $138,000,000.

Simultaneously with the closing of the IPO, the Company consummated certain private placements of an aggregate of 350,000 Units (“Private Units”) at $10.00 per Private Unit, generating gross proceeds of $3,500,000. Pursuant to the unit subscription agreements entered into in connection with the private placements, 167,000 Private Units were purchased by the Double Ventures Holdings Limited (“Sponsor”), 108,000 Private Units were purchased by Hua Mao and Cheng Zhao (“anchor investors”) separately and not together, and 75,000 Private Units were purchased by I-Bankers Securities, Inc., the representative of the several underwriters in the IPO (“I-Bankers”).

In connection with the Company’s IPO, the Company issued an aggregate of 103,500 ordinary shares of the Company (“Representative’s Shares”) to I-Bankers and its designee, of which 90,562 Representative’s Shares were issued to I-Bankers and 12,938 Representative’s Shares were issued to EarlyBirdCapital, Inc. (“EarlyBird”) (see Note 6).

At the closing of the IPO, the Company additionally granted to I-Bankers and its designee a total of 690,000 warrants, exercisable at $12.00 per full share (for an aggregate exercise price of $8,280,000) (“Representative’s Warrants”), of which 601,500 Representative’s Warrants were granted to I-Bankers and 88,500 Representative’s Warrants were granted to EarlyBird (see Note 6).

Total offering costs amounted to $4,154,255, including value placed on the Representative’s Shares at $1,035,000, but excluding value placed Representative’s Warrants at $1,640,028 which is accounted for as derivative warrant liability on the Company’s balance sheet. Of the total $4,154,255 transactions cost, the cash transaction costs amounted to $3,083,255, of which $2,415,000 of underwriting fees, including $402,500 of deferred underwriting fees, payable at the consummation of the Business Combination (as described below), and $668,255 of other offering costs of legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. All of the transaction costs were charged to the equity of the Company upon completion of IPO.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account

Following the closing of the IPO, a total of $138,000,000 of the net proceeds from the IPO and the sale of the Private Units was placed in a trust account (“Trust Account”), which is invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and which invest solely in U.S. Treasuries. Except for all interest income that may be released to the Company to pay taxes, and up to $50,000 to pay dissolution expenses, none of the funds held in the Trust Account will be released until the earlier of: (1) the completion of the initial Business Combination within the required time period; (2) the Company’s redemption of 100% of the outstanding Public Shares if the Company has not completed an initial Business Combination in the required time period; and (3) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer to redeem the Public Shares pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to consummating a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor and the other initial shareholders (collectively, “initial shareholders”) have agreed (A) to vote their Founder Shares (as defined in Note 5), shares underlying the Private Units (“private shares”) and any Public Shares held by them in favor of any proposed initial Business Combination, (B) not to propose any amendment to the Company’s memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 15 months (or up to 21 months) from the closing of the IPO or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, (C) not to redeem any shares (including the Founder Shares) and Private Units (and underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve the proposed initial Business Combination (or to sell any shares in a tender offer in connection with a proposed Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Company’s memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Founder Shares and Private Units (and underlying securities) shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).

The Company has 15 months from the closing of the IPO (or until May 24, 2021) to consummate a Business Combination (“Business Combination Date”). However, if the Company is not able to consummate a Business Combination on or before the Business Combination Date, the Company, by resolutions of the board of the Company, at the request of the initial shareholders, may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 21 months to complete a Business Combination) (the “Combination Period”), subject to the Company’s initial shareholders depositing additional funds into the Trust Account as set out below. Pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate a Business Combination to be extended, the Company’s initial shareholders and their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account up to $1,380,000 ($0.10 per share), up to an aggregate of $2,760,000 or approximately $0.20 per share, on or prior to the date of the applicable deadline, for each three month extension. In the event that the Company receives notice from the initial shareholders five days prior to the applicable deadline to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. However, the Company’s initial shareholders and their affiliates or designees are not obligated to fund the Trust Account to extend the time to consummate a Business Combination.

If the Company is unable to complete a Business Combination by the Business Combination Date and if the Company fails to receive an extension requested by the Company’s initial shareholders by or before the Business Combination Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account plus any pro rata interest earned on the funds held in the Trust Account (net of any taxes payable and less up to $50,000 of interest to pay liquidation expenses).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and private shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor and its officers has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933 as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor and the officers of the Company will have to indemnify the Trust Account due to claims of creditors by endeavoring to vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Announcement of Business Combination Agreement

On February 15, 2021, the Company entered into a letter termination agreement with Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Ufin Tek Limited, a British Virgin Islands business company (“Ufin Pubco”), Ufin Mergerco Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Ufin Merger Sub”), Xiaoma (Sherman) Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands business company and the sole holder of Ufin’s outstanding capital shares (the “Ufin Seller”, together with the Company, Ufin, Ufin Pubco, Ufin Merger Sub, Sherman Xiaoma Lu, Yingkui Liu and Ufin Seller, the “Ufin Parties”) for a proposed business combination, as previously disclosed in the Current Report on Form 8-K of The Company, on November 9, 2020, The Company entered into that certain Amended and Restated Business Combination Agreement (the “Ufin Agreement”). In accordance such letter agreement, upon execution and delivery of the letter agreement all of the rights and obligations of the Ufin Parties under the Ufin Agreement ceased (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) without any liability on the part of any party or any of their respective representatives.

On February 16, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Navy Sail International Limited, a British Virgin Islands company (“Navy Sail”), as Purchaser Representative, JHD Technologies Limited, a Cayman Islands company (“Pubco”), Yellow River MergerCo Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), JHD Holdings (Cayman) Limited, a Cayman Islands company (“JHD”), Yellow River (Cayman) Limited, a Cayman Islands company (the “Primary Seller”), and each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date thereof by executing and delivering to the Purchaser, Pubco and JHD a joinder agreement (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and, Double Ventures Holdings Limited, a British Virgin Islands business company and the Company’s sponsor (the “Sponsor”), solely with respect to Sections 10.3 and Articles XII and XIII thereof, as applicable.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which, (1) the Company shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of the Company immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of JHD from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Sellers for their shares of JHD, shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”) (i) One Billion U.S. Dollars ($1,000,000,000), plus (ii) the aggregate amount cash of JHD and its direct and indirect subsidiaries as of the Closing date, minus (iii) the aggregate indebtedness of JHD and its direct and indirect subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of JHD in excess of $10,000,000 in aggregate, with each Pubco ordinary share valued at an amount equal to the price at which each East Stone ordinary share shall be redeemed or converted pursuant to the redemption of shares (the “Redemption Price”). The issuances of Pubco ordinary shares in connection with the Share Exchange will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(a)(2) thereof because securities of Pubco will issued to a limited number of Sellers without involving a public offering. Such issuances will also be exempted from registration in reliance upon Regulation S of the Securities Act with regard to certain Sellers receiving Pubco ordinary shares who are qualified as non-U.S. persons thereunder.

The parties agreed that at or prior to the Closing, Pubco, the Seller and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the Company and JHD (the “Escrow Agreement” ), pursuant to which Pubco shall cause to be delivered to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal in value to ten percent (10%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Business Combination Agreement and the Escrow Agreement.

If and when earned, the Sellers shall be entitled to receive from Pubco, as additional consideration for the purchase of the Purchased Shares, the Earned Escrow Shares together with the Other Escrow Property. To the extent that the amount of the Earned Escrowed Shares is less than the number of Escrow Share Number (as such terms are defined below), then the amount of Escrow Shares equal to such difference will be forfeited by the Sellers and released to Pubco for cancellation along with any accrued but unpaid dividends payable in respect of such Escrow Shares.

For the purposes of the calculating the Earned Earnout Shares, the following definitions shall apply:

“Earned Escrow Shares” means the result of the following equation: Escrow Share Number * (Revenue/Earnout Target).

“Earnout Target” means an amount equal to One Hundred Forty Million U.S. Dollars ($140,000,000).

“Earnout Year” means the period commencing on the first day of the first fiscal quarter following Closing (but in any event no earlier than October 1, 2021) and ending on the twelve (12) month anniversary of such date.

“Escrow Share Number” means the number of Escrow Shares.

“Revenue” means the consolidated revenue of Pubco and its subsidiaries for the Earnout Year, as set forth in Pubco’s filings with the SEC; provided that in no event shall the Revenue exceed the Earnout Target.

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of the Company’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) the Company having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Redemption and any private placement financing;(v) the effectiveness of the Registration Statement; (vi) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (vii) receipt by JHD and the Company of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; (viii) the election or appointment of members to Pubco’s post-closing board of directors designated by JHD and the Company; and (ix) the Pubco securities have been approved for listing on Nasdaq.

In addition, unless waived by JHD, the obligations of JHD, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of the Company being true and correct on and as of the Closing (subject to material adverse effect); (ii) the Company having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any material adverse effect with respect to the Company since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by JHD and Pubco of a Registration Rights Agreement, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Earnout Escrow Shares that are released from escrow to the Sellers (the “Seller Registration Rights Agreement”); and (v) the Company having delivered to the Sellers and JHD, evidence that is reasonably satisfactory to the Seller Representative of the amount of cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE investment.

Unless waived by the Company, the obligations of the Company to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of JHD, Pubco and the Sellers being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) JHD, Pubco, Merger Sub and Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to JHD or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by the Company of the Founders Registration Rights Agreement Amendment, each executed by Pubco; (v) receipt by the Company of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; and (vi) receipt by the Company of the evidence of the termination of any outstanding options, warrants or other convertible securities of JHD, without any consideration or liability therefor.

The Parties agree that after taking into consideration the Redemption, the trust account proceeds and the gross proceeds of any private placement, the amount of cash available to the Company should amount to One Hundred and Ten Million Dollars ($110,000,000) or more at Closing.

On February 23, 2021, the Company issued an unsecured promissory note in the amount of up to $500,000 to Chunyi (Charlie) Hao, the Chairman of the Board of Directors and Chief Financial Officer of the Company as a working capital loan. The note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial business combination and its winding up. The note may also be converted into units at a price of $10.00 per unit at the option of the noteholder upon the consummation of the Company’s initial business combination. Such units would be identical to the private placement units issued to Double Ventures Holdings Limited, I-Bankers Securities, Inc., Hua Mao and Cheng Zhao at the Company’s initial public offering. As of June 30, 2021, the Company has drawn down an aggregate of $300,000 (see Note 5).

On May 21, 2021, an aggregate of $1,380,000 was deposited by JHD into the Trust Account for the Company’s public shareholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its initial Business Combination by three months to August 24, 2021 (the “Extension”). The Extension is the first of up to two three-month extensions permitted under Company’s Amended and Restated Memorandum and Articles of Association and provides the Company with additional time to complete its proposed Business Combination

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

with JHD. In accordance with the Business Combination Agreement by and between the Company and JHD, JHD agreed to loan to the Company a sum of $1,380,000 on the Sponsor’s behalf in order to support the Extension. Such loan was non-interest bearing and would be payable upon the consummation of the proposed Business Combination.

On June 30, 2021, JHD and the Company signed a promissory note in which Yellow River Asset Management, an affiliate of JHD (“Yellow River”), agreed to loan to the Company a sum of $200,000. The note bears no interest and is repayable in full upon the earlier of consummation of the Company’s initial Business Combination and its winding up. As of June 30, 2021, the Company has drawn down an aggregate of $105,000 (see Note 5).

Liquidity and Going Concern

The Company has principally financed its operations from inception on August 9, 2018 using proceeds from the sale of its equity securities to its initial shareholders prior to the IPO and from the sale of the Placement Units and the IPO that were placed in an account outside of the Trust Account for working capital purposes. As of June 30, 2021, the Company had $116,837 in its operating bank account, $140,220,872 in cash and marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary share in connection therewith.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its initial Business Combination. To the extent necessary, the Company’s Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). As of June 30, 2021, Mr. Chunyi (Charlie) Hao, the Company’s Chairman of the Board and Chief Financial Officer, has loaned the Company $300,000 as Working Capital Loans.

On May 21, 2021, an aggregate of $1,380,000 was deposited by JHD into the Trust Account for the Company’s public shareholders, representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its initial Business Combination by three months to August 24, 2021.

If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”) (see Note 5).

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for identifying and evaluating target businesses, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses or their representatives, reviewing corporate documents and material agreements of prospective target businesses, structuring, negotiating and completing a Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

The liquidity condition and date for mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through August 24, 2021, the scheduled liquidation date of the Company. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.  On May 21, 2021,

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Company extended the date by which the Company has to consummate a Business Combination from May 24, 2021 to August 24, 2021, though it is not guaranteed the Company may consummate a Business Combination by August 24, 2021.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed, consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-KT for the year ended December 31, 2020 as filed with the SEC on June 9, 2021, which contains the audited financial statements and notes thereto. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated on consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. For the period of this financial statements, the management exercised a significant judgment in estimating the fair value of its warrant liabilities. The actual results could differ significantly from those estimates including the estimate of the fair value of its warrant liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 13,021,716 and 13,125,105 ordinary shares, respectively, subject to possible redemption were presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed consolidated balance sheets.

Offering Costs

Total offering costs amounted to $4,154,255, including fair value placed on the Representative’s Shares and Representative’s Warrants, at $1,035,000 and $1,640,028, respectively. Of the total $4,118,255 transaction cost, the cash transaction costs amounted to $3,083,255, of which $2,415,000 was underwriting fees, including $402,500 deferred underwriting commission, payable at the consummation of the Business Combination (as described below), and $668,255 of other offering costs of legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. All of the transaction costs were charged to the equity of the Company upon completion of IPO.

Income Taxes

ASC Topic 740 “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the British Virgin Islands. In accordance with British Virgin Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) initial public offering, (ii) the exercise of the over-allotment option and (iii) private placement units, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. The warrants derived from the public units are exercisable to purchase 6,900,000 shares of ordinary shares and warrants derived from the private placement units are exercisable to purchase 175,000 shares of ordinary shares, together 7,075,000 in the aggregate.

The Company’s unaudited condensed consolidated statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. For the three months ended June 30, 2021 and 2020, net income per ordinary share, basic and diluted for redeemable ordinary shares, is calculated by dividing the interest income earned on the Trust Account for the three months ended June 30, 2021 and 2020, by the weighted average number of 13,800,000 and 13,800,000 redeemable ordinary shares outstanding for the periods, respectively, resulted in $0.00 and $0.00 net income per ordinary share, basic and diluted.

For the six months ended June 30, 2021 and 2020, net income per ordinary share, basic and diluted for redeemable ordinary shares, is calculated as dividing the interest income earned on the Trust Account for the six months ended June 30, 2021 and 2020, by the weighted average number of 13,800,000 and 13,800,000 redeemable ordinary shares outstanding for the periods, respectively, resulted in $0.00 and $0.06 net income per ordinary share, basic and diluted.

For the three months ended three months as of June 30, 2021 and 2020, net loss per ordinary, basic and diluted for non-redeemable ordinary shares, is calculated by dividing the net loss by the weighted average numbers of 3,903,500 and 3,903,500, respectively, non-redeemable ordinary shares outstanding for the period, resulted in $(0.24) and $(0.12) per ordinary share, basic and diluted.

For the six months ended three months as of June 30, 2021 and 2020, net loss per ordinary, basic and diluted for non-redeemable ordinary shares, is calculated by dividing the net loss by the weighted average numbers of 3,903,500 and 3,903,500, respectively, non-redeemable ordinary shares outstanding for the period, resulted in $(0.27) and $(0.11) per ordinary share, basic and diluted.

Non-redeemable ordinary shares include the Founder Shares, Representative’s Shares and ordinary shares underlying the Private Placement Units, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investment held in Trust Account. Cash is maintained in accounts with financial institutions, which at times may exceed the federal depository insurance coverage limit of $250,000. As of June 30, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The Company analyses all financial instruments with features of both liabilities and equity under ASC Topic 480 “Distinguishing Liabilities from Equity” and ASC Topic 815 “Derivatives and Hedging”. Pursuant to its IPO, the Company sold 13,800,000 Units (including underwriters’ full exercise over-allotment option 1,800,000 Unit) consisting with one ordinary share, one right (“Public Right”), and one warrant (“Public Warrant”) (see Note 3). Simultaneously with the closing of the IPO, the Company sold 350,000 Private Units (see Note 4), consisting with 350,000 ordinary shares, 350,000 warrants (“Private Warrant”) and 350,000 rights (“Private Right). As a compensation to IPO underwriters, the Company issued 690,000 Representative’s Warrants to the Company underwriters (see Note 6). The Company accounted for its Public Warrant, Public Right and Private Right as equity instruments. The Company accounted for Private Warrants and Representative Warrants as liability instruments.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities are re-measured and reported at fair value at least annually.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Management evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

The Company sold 350,000 Private Warrants and issued 690,000 Representative Warrants in connection to its IPO (together “Liability Warrant”) (see Note 4 and Note 6). All of the Company’s outstanding Liability Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the Warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows. There are no other ASUs being adopted.

Other than the above, there are no other recently issued accounting standards which are applicable to the Company.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 13,800,000 Units at a purchase price of $10.00 per Unit, which includes the underwriters’ full exercise of the over-allotment option in the amount of 1,800,000 Units. Each Unit consists of one ordinary share, no par value, one right, and one redeemable warrant (each whole warrant, a “Public Warrant”). Each right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share (subject to certain adjustments) (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor, anchor investors and I-Bankers purchased an aggregate of 350,000 Private Units, of which 275,000 were purchased by the Company’s Sponsor, anchor investors and 75,000 by I-Bankers, for an aggregate purchase price of $3,500,000. Each Private Unit consists of one ordinary share (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share. The net proceeds from the private placement was added to the proceeds from the IPO being held in the Trust Account.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT (cont.)

If the Company does not complete a Business Combination within the Combination Period, the net proceeds from the sale of the private placement will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and Private Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2018, the Company issued 1,437,500 ordinary shares to its initial shareholders (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. In January and February 2020, the Company effected 2 for 1 and 1.2 for 1 share dividends, respectively, for each ordinary share outstanding, resulting in the initial shareholders owning an aggregate of 3,450,000 Founder Shares. The share dividends are retroactively restated in the accompanying unaudited condensed consolidated financial statements.

Of the 3,450,000 Founder Shares, 450,000 shares were subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment is not exercised in full or in part. As a result of the underwriters’ election to fully exercise their over-allotment option, 450,000 Founder Shares are no longer subject to forfeiture.

Additionally, subject to certain limited exceptions, the initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Founder Shares, excluding any Units or shares comprising Units acquired by the initial shareholders in the offering or in the open market: (i) with respect to 50% of the Founder Shares for a period ending on the earlier of the six month anniversary of the Business Combination or the date on which the closing price of the ordinary shares exceeds $12.50 for any 20 trading days within a 30-trading day period following the closing of the Business Combination and (ii) with respect to the other 50% of the Founder Shares for a period ending on the six month anniversary of the closing of the Business Combination, unless approved by the Company’s public shareholders. However, if, after a Business Combination, there is a transaction whereby all the outstanding shares are exchanged or converted into cash (as they would be in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares (or any ordinary shares thereunder) shall be permitted to come out of escrow to participate. In addition, all initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Private Units (or any securities comprising the Private Units), excluding any Units acquired by initial shareholders in the Proposed Offering or in the open market, until thirty (30) days following the closing of the Business Combination.

Administrative Support Arrangement

The Company entered into an administrative support agreement with an affiliate of the Company’s officers (the “Service Party”), commencing on February 19, 2020 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company agreed to pay the Service Party up to a maximum of $120,000 in the aggregate for office space, utilities and secretarial and administrative services. Such administrative fee has been fully paid by the Company to Service Party as of June 30, 2021.

Promissory Note — Related Party

In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, provide Working Capital Loans to the Company. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Working Capital Units.

On February 23, 2021, the Company issued a promissory note for up to $500,000 in Working Capital Loans to Mr. Chunyi (Charlie) Hao, Chairman to the Company’s Board and Chief Financial Officer. As of June 30, 2021, Mr. Hao has loaned to Company $300,000.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Advance from Related Party

On June 30, 2021, the Company issued a promissory note for up to $200,000 to Yellow River. On June 30, 2021, the Company drew down $105,000 to pay expense and booked as advance from related parties into the Company liabilities. As of June 30, 2021, the outstanding of the note payable was at $105,000.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the initial shareholders and/or their affiliates or designees must deposit into the Trust Account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. Such loan was non-interest bearing and would be payable upon the earlier of (i) the date on which the Business Combination is consummated and (ii) the Company’s liquidation. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. On May 21, 2021, an aggregate of $1,380,000 was deposited in the Trust Account to extend the date by which the Company has to consummate a Business Combination from May 24, 2021 to August 24, 2021.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risk and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial positions and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential merger with us if COVID-19 materially adversely affects their business operations and, therefore, the valuation of their business. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an unexpectedly long period of time, our ability to consummate a Business Combination may be materially adversely affected. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into by and among the Company, the initial shareholders, anchor investors and I-Bankers on February 19, 2020, the holders of the Founder Shares, Private Units (and underlying securities), and Working Capital Units (and underlying securities) will be entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination.

Business Combination Marketing Agreement

The Company has engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the Company’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event shall the cash portion of such advisory fees be less than $1,000,000.

Deferred Underwriting Commission

The deferred underwriting commission of $402,500 is to be paid out of the Trust Account to I-Bankers and EarlyBird only on completion of the Company’s Business Combination. The deferred offering commission will be paid only upon consummation of a Business Combination. If the business combination is not consummated, such deferred offering commission will be forfeited. None of the underwriters will be entitled to any interest accrued on the deferred offering commission.

Representative’s Shares

On February 24, 2020, the Company issued an aggregate of 103,500 Representative’s Shares to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The underwriters have agreed not to transfer, assign or sell any of Representative’s Shares until the completion of the Company’s initial Business Combination. In addition, the underwriters agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within the Combination Period. Based on the IPO price of $10.00 per Unit, the fair value of the 103,500 ordinary shares was $1,035,000, which was an expense of the IPO resulting in a charge directly to shareholders’ equity upon the completion of the IPO.

The shares have been deemed compensation by The Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of the Company in connection with the IPO, pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the Effective Date, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the Effective Date except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Representative’s Warrants

On February 24, 2020, the Company issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share, to I-Bankers and EarlyBird, in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the Effective Date and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five year anniversary of the Effective Date. The Company accounted for the 690,000 Representative’s Warrants as an expense of the IPO resulting in a charge directly to shareholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative’s Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 31.5%, (2) risk-free interest rate of 1.536%, share price at $10.00 with a strike price at $12.00 and (3) expected life of five years.

The Representative’s Warrants and such shares purchased pursuant to the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 360 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 360 days immediately following the Effective Date, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 360 days immediately following the Effective Date except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the Effective Date with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price.

On February 24, 2020, the date when the Representative Warrants issued, the Company estimated the fair value of Representative’s Warrants to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model at the issuing time. The fair value of the Representative’s Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 31.5%, (2) risk-free interest rate of 1.536%, share price at $10.00 with a strike price at $12.00 and (3) expected life of five years.

NOTE 7. DERIVATIVE WARRANT LIABILITIES

As of June 30, 2021, the Company had 350,000 Private Warrants outstanding and 690,000 Representative Warrants outstanding. The Private Warrants and Representative Warrants are recognized as warrant liabilities and subsequently measured at fair value.

The Private Warrants will be identical to the Public Warrants (see Note 9) underlying the Units being sold in the IPO, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Representative Warrants are different from Public and Private Warrants. The exercise price of Representative Warrants is $12 and is non-redeemable. Representative’s Warrants have been deemed compensation by FINRA and are subject to a lock-up period. The Company considered Representative Warrants as a liability because net cash settlement is assumed under ASC 815-40 as the Company is required to deliver registered shares to the purchasers of Representative Warrants.

NOTE 8. CORRECTION OF PREVIOUSLY ISSUED MISSTATED CONSOLIDATED FINANCIAL STATEMENTS, CONDENSED OR AUDITED

On April 12, 2021, the SEC Staff issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPAC) (“SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities rather than equity on a SPAC’s balance sheet. Historically, the warrants were reflected as component of equity as opposed to liabilities on the balance sheet and the statement of operations did not include the subsequent non-cash changes in estimated fair value of the warrants.

Since its inception, the Company has accounted its warrants, both public warrants and private warrants and representative’s warrants, for equity within the Company balance sheet, and after discussion and evaluation and taking into consideration the SEC Staff Statement, the Company has concluded that its Private Warrants and Representative’s Warrants should be presented as liabilities with subsequent fair value remeasurement.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. CORRECTION OF PREVIOUSLY ISSUED MISSTATED CONSOLIDATED FINANCIAL STATEMENTS, CONDENSED OR AUDITED (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Revised
Balance sheet
Derivative warrant liabilities	$—	$2,232,100	$2,232,100
Total Liabilities	$463,187	$2,232,100	$2,695,287
Ordinary shares subject to possible redemption, no par value, at redemption value $10.00 per share	$133,483,150	$(2,232,100)	$131,251,050

Shareholders’ Equity
Ordinary shares, no par value	$4,958,595	$238,872	$5,197,467
Retained earnings (accumulated deficit)	$41,414	$(238,872)	$(197,458)
Total Shareholders’ Equity	$5,000,009	$—	$5,000,009

NOTE 9. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of preferred shares, no par value, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Amended and Restated Memorandum and Articles of Association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each Class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. As of June 30, 2021 and December 31, 2020, there were no preferred shares designated, issued or outstanding.

Ordinary Shares — The Company is authorized to issue an unlimited number of ordinary shares, no par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 13,021,716 and 13,125,105 ordinary shares, respectively, subject to redemption. As of June 30, 2021 and December 31, 2020, there were 4,681,784 and 4,578,395 ordinary shares, respectively, issued and outstanding.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of the Business Combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. The shares issuable upon exchange of the public rights will be freely tradable (except to the extent held by affiliates of the Company).

NOTE 10. WARRANTS — PUBLIC AND PRIVATE

Warrant underlying units sold in the IPO (the “Public Warrants”) may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) twelve (12) months from the Effective Date. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. WARRANTS — PUBLIC AND PRIVATE (cont.)

ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Public Warrant exercise price is adjusted, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The Company may call the warrants for redemption (excluding the Private Warrants, any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, initial shareholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 11. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

As noted in Note 7, the Company has concluded that its Private Warrants and Representative’s Warrants should be presented as liabilities with subsequent fair value remeasurement. Accordingly the fair value of the Private Warrants and Representative’s Warrants were classified from Level 1 measurement to Level 3 measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value of held to maturity securities as follows.

	Level	June 30, 2021
Description
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$140,220,872

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$459,500
Derivative Warrant Liability – Representative Warrant	3	$1,737,000
	Level	December 31, 2020 (as restated)
Description
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$138,833,973

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$466,300
Derivative Warrant Liability – Representative Warrant	3	$1,765,800

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Private Warrants and Representative Warrants were estimated using Black-Scholes model for the three and six months ended June 30, 2020 and 2021, respectively. For the three months ended June 30, 2021 and 2020 on the statements of operations, the Company recognized a decrease in the fair value of warrant liabilities of $18,900 and an increase in the fair value of warrant liabilities of $280,500, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations. For the six months ended June 30, 2021 and 2020, the Company recognized a decrease in the fair value of warrant liabilities of $35,600 and an increase in the fair value of warrant liabilities of $199,272, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Warrants and Representative Warrants is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s warrants at their measurement dates:

	As of June 30, 2021	As of December 31, 2020
Volatility	40.07%	39.83%
Stock price	10.09	10.06
Expected life of the warrants to convert	5.15	5.64
Risk free rate	1.01%	0.54%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period from February 9, 2018 (inception) through June 30, 2020, and for the period from December 31, 2020 through June 30, 2021 are summarized as follows:

Derivative warrant liabilities at February 9, 2018 (inception)	$—
Issuance of Private Warrants	353,200
Issuance of Representative Warrants	1,640,028
Change in fair value of derivative warrant liabilities	199,272
Derivative Warrant Liabilities at June 30, 2020	$2,192,500

Derivative Warrant Liabilities at December 31, 2020	$2,232,100
Change in fair value of derivative warrant liabilities	(35,600)
Derivative Warrant Liabilities at June 30, 2021	$2,196,500

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were available to be issued. Upon this review, the Company has identified the following subsequent events that would require proper disclosure in the unaudited condensed financial statements.

On August 20, 2021, the Company issued a press release (the “Press Release”) announcing that its sponsor, Double Venture Holdings Limited (the “Sponsor”), has requested that the Company extend the date by which the Company has to consummate a business combination from August 24, 2021 to November 24, 2021 (the “Second Extension”).

EAST STONE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. SUBSEQUENT EVENTS (cont.)

The Second Extension is the second of up to two three-month extensions permitted under the Company’s governing documents. In connection with such Second Extension. The Second Extension provides the Company with additional time to complete its proposed business combination with JHD. JHD loaned East Stone a sum of $1,380,000 to support the Second Extension. The loans are non-interest bearing and will be payable upon the earlier of (i) the consummation of the proposed business combination, and (ii) East Stone’s liquidation.

On September 13, 2021, the parties to the Business Combination Agreement entered into an amended and restated Business Combination Agreement. The amended and restated Business Combination Agreement provides that (a) Convertible Notes and any future Equity Investments will be allowed to directly convert into Pubco Ordinary Shares, (b) the principal amount of the Convertible Notes and the aggregate cash proceeds of any future Equity Investment will be counted towards East Stone’s minimum cash condition under the Business Combination Agreement, consistent with the characterization of these instruments as PIPEs Investments, (c) the Pubco Ordinary Shares received by the Sellers, the holders of the Convertible Notes and the holders of any future Equity Investment will be registered for resale, along with the Pubco Ordinary Shares issued to East Stone’s public shareholders.

JHD HOLDINGS (CAYMAN) LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of JHD (Cayman) Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of JHD Holdings Limited. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company, as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk llp
Marcum Bernstein & Pinchuk llp

We have served as the Company’s auditor since 2021.

New York, New York
June 25, 2021

JHD HOLDINGS (CAYMAN) LIMITED
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$5,029,768	$3,586,033
Accounts receivable, net	8,861,738	1,698,838
Inventories	12,511,801	8,730,009
Advance to suppliers	9,553,311	4,962,376
Prepaid expenses and other current assets, net	9,154,766	4,012,775
Amounts due from related parties	490,359	174,037
Total current assets	45,601,743	23,164,068

Property and equipment, net	1,789,033	1,259,495
Intangible assets, net	2,022,646	585,157
Goodwill	1,366,926	—
Prepayment for long-term investment	4,606,584	—
Equity method investments	426,971	—
Total non-current assets	10,212,160	1,844,652
TOTAL ASSETS	$55,813,903	$25,008,720

Commitments and Contingencies (Note 14)

Liabilities
Current liabilities:
Accounts payable (including amounts of consolidated VIE of US$724,416 and nil as of December 31, 2020 and 2019, respectively)	$2,125,924	$424,911
Advance from customers	2,053,838	902,243
Accrued expenses and other current liabilities (including amounts of consolidated VIE of US$1,273,162 and US$1,427,422 as of December 31, 2020 and 2019, respectively)	3,143,332	2,655,001
Total current liabilities	7,323,094	3,982,155
Deferred tax liabilities (including amounts of consolidated VIE of US$240,685 and nil as of December 31, 2020 and 2019, respectively)	240,685	—
TOTAL LIABILITIES	7,563,779	3,982,155

Shareholders’ equity
Ordinary Shares (US$0.001 par value per share; 50,000,000 shares authorized as of December 31, 2020 and 2019; 1 share outstanding as of December 31, 2020 and 2019)	—	—
Additional paid-in capital	129,334,932	71,641,017
Accumulated deficit	(84,989,037)	(50,202,077)
Accumulated other comprehensive income/(loss)	2,300,559	(414,478)
JHD Holdings Limited shareholders’ equity	46,646,454	21,024,462
Non-controlling interests	1,603,670	2,103
Total shareholders’ equity	48,250,124	21,026,565
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$55,813,903	$25,008,720

The accompanying notes are an integral part of these consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2020	2019
Net revenue	$76,420,993	$35,215,062
Less: Cost of goods sold	(73,090,970)	(33,759,109)
Gross profit	3,330,023	1,455,953

Operating expenses:
Selling expenses	(17,700,583)	(13,475,463)
General and administrative expenses	(17,037,518)	(11,062,619)
Research and development expenses	(3,192,374)	(2,933,888)
Total operating expenses	(37,930,475)	(27,471,970)

Loss from operations	(34,600,452)	(26,016,017)

Other (loss)/income:
Other (expense)/income, net	(203,596)	117,548
Loss from deregistration of subsidiaries	(60,765)	—
Share of loss from equity method investment	(418)	—
Interest income, net	28,997	2,450
Total other (loss)/income	(235,782)	119,998

Loss before income tax expense	(34,836,234)	(25,896,019)
Income tax benefit	91,127	—
Net loss	$(34,745,107)	$(25,896,019)
Net income/(loss) attributable to Non-controlling interest	41,853	(2,590)
Net loss attributable to JHD Holdings (Cayman) Limited shareholders	(34,786,960)	(25,893,429)
Other comprehensive income
Foreign currency translation gain, net of nil income taxes	2,730,574	21,553
Total other comprehensive income	2,730,574	21,553
Total comprehensive loss	$(32,014,533)	$(25,874,466)
Total comprehensive loss attributable to non-controlling interest	(15,537)	(3)
Total comprehensive loss attributable to JHD Holdings (Cayman) Limited shareholders	(31,998,996)	(25,874,463)
Loss per ordinary share
Basic and Diluted	(34,786,960)	(25,893,429)
Weighted average number of ordinary shares outstanding
Basic and Diluted	1	1
Share-based compensation expenses included in
General and administrative expenses	6,463,304	2,167,416

The accompanying notes are an integral part of these consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total JHD Holdings (Cayman) Limited shareholder’s equity	Non-controlling interests	Total Equity
	Share	Amount
Balance as of December 31, 2018	1	$—	$38,068,124	$(24,308,648)	$(436,028)	$13,323,448	$1,332	$13,324,780
Shareholder’s contributions	—	—	31,405,477	—	—	31,405,477	3,358	31,408,835
Net loss	—	—	—	(25,893,429)	—	(25,893,429)	(2,590)	(25,896,019)
Share-based compensation expenses allocated from Yellow River (Cayman) Limited (“YR Cayman”)	—	—	2,167,416	—	—	2,167,416	—	2,167,416
Foreign currency translation adjustment	—	—	—	—	21,550	21,550	3	21,553
Balance as of December 31, 2019	1	—	71,641,017	(50,202,077)	(414,478)	21,024,462	2,103	21,026,565
Shareholder’s contributions	—	—	51,230,611	—	—	51,230,611	—	51,230,611
Non-controlling interests from Guinong’s acquisition	—	—	—	—	—	—	1,544,177	1,544,177
Net (loss) income	—	—	—	(34,786,960)	—	(34,786,960)	41,853	(34,745,107)
Share-based compensation expenses allocated from YR Cayman	—	—	6,463,304	—	—	6,463,304	—	6,463,304
Foreign currency translation adjustment	—	—	—	—	2,715,037	2,715,037	15,537	2,730,574
Balance as of December 31, 2020	1	$—	$129,334,932	$(84,989,037)	$2,300,559	$46,646,454	$1,603,670	$48,250,124

The accompanying notes are an integral part of these consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(34,745,107)	$(25,896,019)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	599,593	253,002
Inventories write down	162,245	456,917
Depreciation and amortization	1,624,503	442,742
Loss from the disposal of property and equipment	246,405	14,895
Share-based compensation expenses	6,463,304	2,167,416
Deferred income tax	(91,127)	—
Loss from equity-method investments	418	—
Loss from deregistration of subsidiaries	60,765	—
Changes in assets and liabilities
Accounts receivable	(5,851,262)	(1,396,796)
Inventories	(3,091,190)	(5,113,101)
Advance to suppliers	(4,020,230)	186,394
Amount due from related parties	(287,990)	222,246
Prepaid expenses and other current assets	(2,285,370)	(2,513,845)
Accounts payable	1,131,238	214,073
Accrued expenses and other payables	(59,271)	1,552,658
Advance from customers	496,608	735,937
Net cash used in operating activities	(39,646,468)	(28,673,481)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,831,990)	(1,122,981)
Purchase of intangible assets	(248,416)	(398,149)
Repayments from a related party	—	300,000
Loans provided to a related party	(145,052)	—
Purchase of Guinong, net of cash acquired	(1,857,321)	—
Loans provided to third parties	(1,958,196)	—
Prepayment for acquisition of minority interest of Guinong	(4,359,887)	—
Net cash used in investing activities	(10,400,862)	(1,221,130)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contribution from shareholder	51,236,381	31,408,835
Net cash provided by financing activities	51,236,381	31,408,835

Effect of exchange rate changes	254,684	281,146

Net increase in cash and cash equivalents	1,443,735	1,795,370
Cash and cash equivalents, at beginning of year	3,586,033	1,790,663
Cash and cash equivalents, at end of year	$5,029,768	$3,586,033

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income tax paid	$—	$—
Interest paid	—	—

The accompanying notes are an integral part of these consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

JHD Holdings (Cayman) Limited (“JHD Cayman”), was incorporated under the laws of the Cayman Islands on February 10, 2021, by Yellow River (Cayman) Limited (“Parent Company”).

JHD Holdings Limited (formerly known as Yellow River Corporation Limited) (“JHD HK”) was incorporated on August 19, 2010 in Hong Kong. The outstanding one share was transferred to YR Cayman on May 4, 2016, which then became wholly owned subsidiary of YR Cayman. On February 16, 2021, JHD HK issued 9,999 ordinary shares to JHD Cayman (“Share Issuance”). Immediately before and after the Share Issuance, both JHD Cayman and JHD HK were effectively controlled by YR Cayman; therefore, the Share Issuance was accounted for as a recapitalization.

JHD Cayman through JHD HK and its subsidiaries, VIE and VIE’s subsidiaries, primarily engages in retail businesses in the People’s Republic of China (“PRC” or “China”).

As of December 31, 2020, JHD HK’s major subsidiaries and consolidated VIE are as follows:

Name	Date of Incorporation	Percentage of effective ownership	Principal Activities
Subsidiaries
Pure Value Trading Company (Shanghai) Limited (“Pure Value”)	June 9, 2016	100%	WFOE, Retail businesses
Ling Feng Trading Company Limited (“Ling Feng”)	May 13, 2020	100%	WFOE, Retail businesses
VIE and subsidiaries of VIE
Jihuiduo Technology Limited (“JHD Tech”)	January 19, 2018	VIE	Development, operation and maintenance of software
Shenzhen Taoyoupin Supply Chain Management Co., Ltd (“Taoyoupin”)	September 8, 2020	100% owned subsidiary of VIE	Retail businesses
Guizhou Guinong Technology Holding Company (“Guinong”)	January 6, 2016	56.42% owned subsidiary of VIE	Value-Added Services

JHD Cayman, its subsidiaries, the VIE and VIE’s subsidiaries are hereinafter collectively referred to as the “Company”.

Reorganization

JHD Cayman undertook a reorganization and became the ultimate holding company of JHD HK, WFOEs, VIE and VIE’s subsidiaries, which were all controlled, by the same shareholders before and after the Reorganization or in the case of the VIE, directed through contractual arrangements.

The VIE Agreements

The PRC government regulates value-added telecommunication businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in value-added telecommunication businesses. JHD Cayman, JHD HK and JHD HK’s WFOEs, including Pure Value and Ling Feng, are considered as foreign invested enterprises. To comply with these regulations, the Company conducts its online operation in PRC through the VIE, JHD Tech.

Pure Value, one of JHD HK’s WFOEs, has entered into the following contractual arrangements with JHD Tech and two of its shareholders, each of whom holds 50% equity interest in JHD Tech, that provide the Company with the power to direct the activities that most significantly affect the performance of JHD Tech and its subsidiaries and that provide it with exclusive right to exercise all voting rights of JHD Tech’s shareholders. Therefore, JHD Cayman has consolidated JHD Tech’s and its subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Loan Agreement

Pure Value, JHD Tech and its shareholders entered into a Loan Agreement in January 2018. Pursuant to the Loan Agreement, Pure Value agreed to provide each of JHD Tech’s shareholders a loan amounting to RMB500,000 (the “Loan”) specially used for JHD Tech’s capitalization. The Loan will become immediately due and repayable in full only upon the occurrence of the date on which JHD Tech’s shareholders receives a Repayment Notice from Pure Value or the date on which an Event of Default occurs, which was elaborated in the Loan Agreement. No borrowings have occurred under the Loan since its inception.

Call Option Agreement

Pursuant to the Call Option Agreement among Pure Value, JHD Tech and its shareholders, the shareholders irrevocably granted Pure Value or any third party designated by Pure Value an option to purchase all or part of their equity interests in JHD Tech at any time at a price determined at Pure Value’s discretion. The shareholders will use the entire amount of the exercise price payment from Pure Value exclusively to repay the Loan. Without Pure Value’s prior written consent, the shareholders and JHD Tech agreed not to, among other things: amend the articles of association of JHD Tech; increase or decrease the registered capital of JHD Tech; change JHD Tech’s business activities; alter JHD Tech’s capital structure; sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of JHD Tech’s assets, business, or revenue; incur, assume or guarantee any debts; enter into any material contract; extend any loan or credit to any party, or provide any guarantee or assume any obligation of any party; merge or consolidate with any third party or acquire or invest in any third party; or distribute dividends. The shareholders and JHD Tech agreed to manage business and handle financial and commercial affairs prudently and in accordance with relevant laws and codes of practice. This Agreement will continue with full force and effect until the earlier of the date on which Pure Value has acquired the all of the Equity Interests in JHD Tech, or this Agreement is terminated by the mutual written consent.

Power of Attorney

In January 2018, each shareholder of JHD Tech, executed Power of Attorney to irrevocably authorize Pure Value or any person(s) designated by Pure Value to act as its attorney-in-fact to exercise all of its rights as a shareholder of JHD Tech, including, but not limited to, the right to receive all notices regarding the shareholders’ meetings, vote, make decisions and sign relevant documents as a shareholder. This agreement is effective and irrevocable until all of each shareholder’s equity interest in JHD Tech has been transferred to JHD Tech or the person(s) designated by Pure Value.

Equity Pledge Agreement

Under the Equity Interest Pledge Agreement signed in January 2018 by and among Pure Value and each shareholder of JHD Tech, the shareholders of JHD Tech have agreed to pledge 100% equity interest in JHD Tech to Pure Value to guarantee the performance obligations of JHD Tech under the Exclusive Service Agreement and the Intellectual Property License Agreement, and the performance obligations of each shareholder under the Loan Agreement and the Call Option Agreement. If JHD Tech or its shareholders breach their contractual obligations under these agreements, Pure Value, as pledgee, will have the right to exercise the Pledge. The shareholders also agreed that, without prior written consent of Pure Value, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The pledge of equity interests in JHD Tech has been registered with the relevant office of the State Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

Spousal Consent Letter

The spouses of each shareholder of JHD Tech have each signed Spousal Consent Letters. Under the Spousal Consent Letter, the signing spouse unconditionally and irrevocably has agreed to the execution by his or her spouse of the above-mentioned Loan Agreement, Call Option Agreement, Power of Attorney and Equity Pledge Agreement, and that his or her spouse may perform, amend or terminate such agreements without his or her consent. In addition, in the

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

event that the spouse obtains any equity interest in JHD Tech held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse, as may be amended from time to time.

Letter of Indemnification and Release

Pure Value signed a Letter of Indemnification and Release with each shareholder of JHD Tech in January 2018, Pursuant to which, each shareholder agreed to hold 50% equity interest in JHD Tech on the basis of the Loan Agreement, Call Option Agreement, Power of Attorney and Equity Pledge Agreement mentioned above. The letter of Indemnification and Release provided that Pure Value would indemnify each shareholder against any liability in connection with his/her role as a shareholder of JHD Tech and release each shareholder from any claims arising from his/her acting as the registered shareholder of JHD Tech. Correspondingly, each shareholder would either receive dividend or other earnings distributed by JHD Tech, or gain any compensation from Pure Value.

Exclusive Service Agreement

In January 2018, Pure Value entered into an Exclusive Service Agreement with JHD Tech, pursuant to which Pure Value has the exclusive right to provide JHD Tech with technical services, marketing and management consulting, finance support and human resources support in return for certain fees typically calculated to shift all of JHD Tech’s operating profits to Pure Value. Without Pure Value’s prior written consent, JHD Tech may not accept any services subject to this agreement from any third party. Pure Value will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement. This Agreement may be terminated with the mutual written consent or by the non-breaching party by means of written notice with immediate effect.

Intellectual Property License Agreement

In January 2018, Pure Value entered into an Intellectual Property License Agreement with JHD Tech, pursuant to which Pure Value granted to JHD Tech, a non-exclusive, non-sub-licensable, revocable license, to use the Intellectual Property solely in conjunction with JHD Tech’s business operation within PRC, for a royalty fee calculated on a basis of certain percentage of JHD Tech’s annual revenue. This Agreement will expire on the third anniversary of the Effective Date, unless early terminated unilaterally by the Pure Value.

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with the VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:

•        revoke business and operating licenses of JHD Cayman’s PRC subsidiary and VIE;

•        levy fines on JHD Cayman’s PRC subsidiary and VIE;

•        confiscate any income of JHD Cayman’s PRC subsidiary and VIE that they deem to be obtained through illegal operations;

•        shut down services of JHD Cayman’s PRC subsidiary and VIE;

•        discontinue or restrict JHD Cayman’s PRC subsidiary and VIE’s operations in China;

•        impose conditions or requirements with which JHD Cayman’s PRC subsidiary and VIE may not be able to comply;

•        require JHD Cayman or JHD Cayman’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations;

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

•        restrict or prohibit JHD Cayman’s use of the proceeds of the additional public offering to finance JHD Cayman’s business and operations in China; and

•        take other regulatory or enforcement actions that could be harmful to JHD Cayman’s or JHD Cayman’s PRC subsidiary and VIE’s business.

JHD Cayman’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, JHD Cayman may not be able to consolidate the VIE in its consolidated financial statements as it may lose the ability to direct the activities of the VIE and their respective shareholders and it may lose any contractually provided economic interest in the VIE. JHD Cayman, however, does not believe such actions would result in the liquidation or dissolution of JHD Cayman, its PRC subsidiaries and VIE.

The interests of the shareholders of VIE may diverge from that of JHD Cayman and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. JHD Cayman cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of JHD Cayman or that conflicts of interests will be resolved in JHD Cayman’s favor. JHD Cayman believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide JHD Cayman with a mechanism to remove the current shareholders of VIE should they act to the detriment of JHD Cayman. JHD Cayman relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of JHD Cayman. If JHD Cayman cannot resolve any conflicts of interest or disputes between JHD Cayman and the shareholders of VIE, JHD Cayman would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

The following financial information of the VIE and VIE’s subsidiaries were included in the accompanying consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019:

	As of December 31,
	2020	2019
Total assets	$12,131,064	$1,007,020
Total liabilities	$2,238,263	$1,427,422
	For the years ended December 31,
	2020	2019
Total net revenue	$4,845,693	$218
Net loss	$7,758,629	$9,306,619

Net cash used in operating activities	$14,354,487	$6,444,927
Net cash used in investing activities	$6,495,633	$187,386
Net cash provided by financing activities	$—	$—

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

(b)    Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment and intangible assets, impairment of long-lived assets (including goodwill), valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses and fair value of assets and liabilities acquired in business combination. Actual results could differ from those estimates.

(c)     Business combination and non-controlling interests

Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. The consideration was made in the form of cash payment. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses and restructuring costs are expensed as incurred.

For the Company’s majority-owned subsidiaries of the VIE, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Company’s consolidated balance sheets.

(d)    Fair Value Measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•        Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•        Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers, accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.

(e)     Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

(f)     Accounts Receivable, net

Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.

(g)    Inventories

Inventories, primarily consisting of consumer products, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. The amounts of inventory write-down were US$162,245 and US$456,917 for the years ended December 31, 2020 and 2019, respectively.

(h)    Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Furniture	3 – 4 years
Office equipment	2 – 3 years
Motor vehicle	3 – 4 years
Warehouse equipment	3 – 5 years
Leasehold improvement	Over the shorter of lease term or the estimated useful lives of the assets

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.

(i)     Intangible assets, net

Intangible assets are recognized and measured at cost or at fair value if acquired through a business combination. The identifiable intangible assets acquired are amortized on a straight-line basis over the respective useful lives as follows:

Category	Estimated useful lives
Software	10 years
Domain name	6 – 7 years
Contractual customer relationship	9 years

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j)     Impairment of long-lived assets (other than goodwill)

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairment of long-lived assets was recognized as of December 31, 2020 and 2019.

(k)     Goodwill

Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not depreciated or amortized but is tested for impairment on an annual basis as of December 31 and in between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired.

In accordance with the Financial Accounting Standards Board (“FASB”) guidance on “Testing of Goodwill for Impairment”, the Company has the option to assess qualitative factors first to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. A goodwill impairment charge will be recorded for the amount by which a reporting unit’s carrying value exceeds its fair value, but not to exceed the carrying amount of goodwill.

As of December 31, 2020, the Company performed a qualitative analysis on the goodwill arising from the acquisition taking into consideration the events and circumstances listed in ASC350 Intangibles — Goodwill and Other, including consideration of macroeconomic factors, industry and market conditions, and overall financial performance, in addition to other entity-specific factors. Based on the analysis, the management concluded that it is not more likely than not that a goodwill impairment exists as of December 31, 2020.

(l)     Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(m)    Revenue recognition

In May 2014, the FASB issued Topic 606, “Revenue from Contracts with Customers”. This topic clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. Simultaneously, this topic supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net revenue consists of revenue from net product revenue, Value-Added Services revenue and other revenue:

Net product revenue:

The majority of the Company’s revenue is derived from sales of their own consumer products through both offline and online sales platforms. The Company recognizes the product revenues on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified goods. The Company recognizes revenue at the point of time when local retail stores and supermarkets obtain control of the products. Control transfers upon the delivery by the self-owned or third-party logistics companies to the customers. Payments can be made in advance, upon acceptance of the goods or on credit, determined by the Company’s credit policy.

Value-Added Services revenue:

The Company provides Value-Added Services to a financial institution (i.e. a commercial bank) in rural areas by allowing the commercial bank to set up service stations in its cooperating retail stores and assisting the commercial bank in providing basic financial services. The Company identified only one performance, which is to provide a series of services to assist in the bank to operate and manage the banking business, including provision of basic office equipment, fixtures, and signage, providing and managing staff for service stations, and daily monitoring of service station equipment. The Company recognizes revenue when the performance obligation is fulfilled on a monthly basis in amount based on several factors including customer transaction volume. Value-Added Services revenue is recognized on a gross basis, as the Company is responsible to supervise, evaluate and manage staff at each service station, and it also has the discretion in establishing the service fee price charged to the commercial bank.

Other revenue:

The Company charges commission fees to third-party merchants selling products using the Company’s online marketplace. The Company generally is acting as an agent and its performance obligation is to arrange for the provision of the specified goods or services by those third-party merchants. Commission fee revenues are recognized on a net basis at the point of delivery of products, net of loyalty points and discounts.

The following table identifies the disaggregation of the Company’s revenue for the years ended December 31, 2020 and 2019:

	2020	2019
Net product revenue	$71,405,005	$35,137,273
Value-Added Services revenue	4,850,168	—
Other revenue	165,820	77,789
Total	$76,420,993	$35,215,062

Shipping and handling activities are performed before the customer obtains control of the good, and they are not a separate performance obligation.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.

Advance from customers consists of payments received related to unsatisfied performance obligations at the end of the period. The advance from customers as of December 31, 2020 and 2019 were $2,053,838 and $902,243, respectively.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets. The Company records revenue net of value added tax and related surcharges.

(n)    Cost of goods sold

Cost of goods sold mainly consists of cost of merchandise sold, cost of service provided by service stations, delivery costs and inventory write-down.

(o)    Selling expenses

Selling expenses mainly consists of labor expenses for sales personnel, marketing expenses and other miscellaneous selling expenses.

(p)    General and administrative expenses

General and administrative expenses mainly consist of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.

(q)    Research and development expenses

Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.

(r)     Share-based compensation expenses

All share based awards granted to employees, which are share options, are measured at fair value on grant date. Share based compensation expense is recognized using the straight line method, over the requisite service period, which is the vesting period.

All the options were granted by YR Cayman indexed to and settled with YR Cayman’s own underlying shares. The Binomial option pricing model is used to estimate fair value of the share options. The determination of estimated fair value of share based payment awards on the grant date using an option pricing model is affected by the fair value of YR Cayman’s ordinary shares as well as assumptions regarding a number of complex and subjective variables. These variables include the expected value volatility of YR Cayman’s shares over the expected term of the awards, actual and projected employee share option exercise behaviors, a risk free interest rate and any expected dividends. Shares of YR Cayman, which do not have quoted market prices, were valued based on the income approach. Determination of estimated fair value of YR Cayman’s shares requires complex and subjective judgments due to their limited financial and operating history, unique business risks and limited public information on companies in China similar to YR Cayman.

The Company elected to account for forfeitures as they occur and therefore records compensation cost assuming all option holders will complete the requisite service period. The Company will reverse compensation cost previously recognized in the period an award is forfeited.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(s)     Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental expense is recognized from the date of initial possession of the leased property, which includes rent holidays, on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease terms.

(t)     Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($15,488). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2020 and 2019, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(u)    Value added tax (“VAT”)

The Company is subject to VAT and related surcharges on revenue generated from sales of products, Value-Added Services and platform services. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.

The VAT rate is 13% for taxpayers selling consumer products, and 16% prior to April 1, 2019. For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general tax payer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

(v)     Foreign currency transactions and translations

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars (“US$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:

	As of December 31,
	2020	2019
Balance sheet items, except for equity accounts	6.5249	6.9762
	For the Years Ended December 31,
	2020	2019
Items in the statements of income and comprehensive income, and statements of cash flows	6.8941	6.8944

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(w)    Earnings per share

Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

(x)     Segment reporting

The Company has organized its operations into two operating segments. The segments reflect the way the Company evaluates its business performance and manages its operations by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The Company has determined that it operates in two operating segments: (1) product segment and others, and (2) services segment. Revenue, net loss and assets of the services segment are less than 10% of their respective consolidated totals, therefore the Company does not present reportable segments.

Substantially all of the Company’s long-lived assets, revenue and expenses are located or derived in the PRC therefore no geographical information is presented.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(y)     Recent accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted. The Company will adopt ASU 2016-02 from January 1, 2022. The Company is in the process of evaluating the effect of the adoption of this ASU.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard.

For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company will adopt ASU 2016-13 from January 1, 2023. The Company is in the process of evaluating the effect of the adoption of this ASU.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

3. ACQUISITION AND NON-CONTROLLING INTERESTS

On March 3, 2020, the Company acquired 56.42% equity interests of Guinong from its former shareholders for a cash consideration of $2,783,000 (RMB19.5 million).

Guinong primarily engaged in personal services in rural areas. After the acquisition of Guinong, The Company expects to utilize its existing retail network and equip local supermarkets/retail stores with the ability to provide Value-Added Services to local villagers, which yield synergistic effect between the business of Guinong and the Company.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

3. ACQUISITION AND NON-CONTROLLING INTERESTS (cont.)

The Company accounted for this acquisition as business combination. The results of operations of Guinong have been included in the Company’s consolidated financial statements since the acquisition date. The assets acquired and liabilities assumed were recorded at their respective fair values on the date of acquisition. The purchase price allocations were determined by the Company with the assistance of an independent valuation as follows:

	US$	Amortization Period (in years)
Cash and Cash Equivalents	925,769
Account Receivables	900,811
Other Current Assets	629,866
Inventories	77,573
Property and Equipment	244,713
Intangible Assets (Software and Domain name)	49,333	6 – 10
Intangible Assets (Contractual Customer Relationship)	1,347,872	9
Equity Investment	426,971
Goodwill	1,366,926
Total assets	5,969,834
Account Payables	(443,626)
Accrued expense and other current liabilities	(844,717)
Tax Payable	(23,026)
Deferred Tax Liabilities	(336,968)
Total	4,321,497
Non-controlling interests	(1,538,407)
Total consideration	2,783,090

Acquisition-related costs of $80,939 for the acquisitions have been expensed as incurred in general and administrative expense.

Goodwill is not deductible for tax purposes. Net revenue and net income arising from acquisition of Guinong made in period from acquisition date to December 31, 2020 that are included in the Company’s consolidated income statement for the year ended December 31, 2020 are $7,161,016 and $46,782, respectively.

The following unaudited pro forma information summarizes the results of operations of the Company for the year ended December 31, 2019, as if the acquisition of Guinong had been completed on January 1, 2019. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated and may not be indicative of future operating results. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

For the year ended December 31, 2019
US$
Pro forma total revenues	6,186,656
Pro forma net loss	174,919

In December 2020 and January 2021, the Company acquired an additional 10.62% equity interest of Guinong from other former shareholders, for a total cash consideration of $5,587,462 (RMB36,457,632). As of the date of issuance of the consolidated financial statements, the Company has acquired 67.04% equity interest of Guinong.

As of December 31, 2020, $4,606,584 (RMB 30,057,500) was paid and recorded as Prepayment for long-term investment on the consolidated balance sheets until the shares purchased could be registered.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consists of the following:

	December 31,
	2020	2019
Accounts receivable	$8,968,967	$1,751,211
Less: allowance for doubtful accounts	(107,229)	(52,373)
Accounts receivable, net	$8,861,738	$1,698,838

The movements in the allowance for doubtful accounts for the years ended December 31, 2020 and 2019 were as follows:

	2020	2019
Balance at beginning of the year	$(52,373)	$(10,701)
Additions	(98,676)	(98,915)
Write-offs	50,186	56,573
Exchange effect	(6,366)	670
Balance at end of the year	$(107,229)	$(52,373)

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net, consists of the following:

	December 31,
	2020	2019
Prepaid input VAT	$3,022,527	$979,978
Prepaid expenses	1,269,843	1,456,968
Loan to third parties(i)	2,160,953	—
Short-term deposits	1,726,705	1,432,367
Receivable from third parties(ii)	1,262,816	—
Employee advances	241,182	143,462
Subtotal	9,684,026	4,012,775
Less: allowance for doubtful accounts	(529,260)	—
Total prepayments and other current assets, net	$9,154,766	$4,012,775

____________

(i)      The Company signed loan agreements amounted to US$2,068,997 in aggregate with third parties which are vendors in 2020, in order to support their operation. The loans are interest free and are repayable upon demand.

(ii)     Receivable from third parties represents accounts receivable of sales of consumer products collected by third parties on behalf of the Company.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	December 31,
	2020	2019
Furniture	$104,331	$98,947
Office equipment	1,730,535	1,153,952
Vehicle	263,770	137,911
Warehouse equipment	267,948	145,318
Leasehold improvement	1,109,894	323,441
Subtotal	3,476,478	1,859,569
Less: accumulated depreciation	(1,687,445)	(600,074)
Property and equipment, net	$1,789,033	$1,259,495

Depreciation expense was $1,278,284 and $349,039 for the years ended December 31, 2020 and 2019, respectively.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

7. INTANGIBLE ASSETS NET

Intangible assets, net, consists of the following:

	December 31,
	2020	2019
Software	$1,052,604	$746,978
Domain names	61,424	—
Customer relationship	1,447,379	—
Subtotal	2,561,407	746,978
Less: accumulated amortization	(538,761)	(161,821)
Intangible asset, net	$2,022,646	$585,157

For the years ended December 31, 2020 and 2019, amortization expense amounted to $346,218 and $93,703, respectively. Future estimated amortization expense of intangible assets is as follows:

2021	$388,350
2022	344,946
2023	280,763
2024	254,581
2025	244,743
Thereafter	509,263
Total	$2,022,646

8. EQUITY METHOD INVESTMENT

Equity method investment as of December 31, 2020 is result from the acquisition of Guinong. In July 2018, Guinong invested in 49% of equity interest of Guizhou Province Green Agricultural Products Sales Co., Limited (“Guizhou Green”) with a total cash consideration of US$440,109 (RMB 3,000,000). The carrying amount of US$440,109 is higher than its interest in the investees’ underlying net assets. The basis difference for income taxes of US$80,687 (RMB 550,000) relates to goodwill that was recognized upon acquisition the of Guizhou Green’s equity interest and is not amortized for tax.

From the acquisition date of Guinong to December 31, 2020, the Group recognized its proportionate share of the equity investee’s net loss into earnings in the amount of $418. For the years ended December 31, 2020 and 2019, there was no impairment on the equity method investment.

9. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consists of the following:

	December 31,
	2020	2019
Payroll payable	$1,701,852	$1,579,794
Tax payable	21,124	42,378
Payable to other services	794,367	585,025
Deposits	373,313	279,682
Rental payable	141,560	1,079
Others	111,116	167,043
	$3,143,332	$2,655,001

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

10. TAXATION

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. JHD HK was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, the Company’s WFOE, VIE and subsidiaries of VIE, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

The income tax provision consists of the following components:

	For the years ended December 31,
	2020	2019
Current income tax expenses	—	—
Deferred income tax benefit	(91,127)	—
Total income tax benefit	$(91,127)	$—

A reconciliation between the Company’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the years ended December 31,
	2020	2019
Loss before income tax expense	$(34,836,234)	$(25,896,019)
Computed income tax expense with statutory tax rate	(8,666,275)	(6,473,751)
Tax effect of non-deductible items*	1,644,727	552,283
Changes in valuation allowance	6,930,421	5,921,468
Income tax benefit	$(91,127)	$—

____________

*        The non-deductible expense mainly included the share base compensation expense as stated in Note 11

As of December 31, 2020 and 2019, the significant components of the deferred tax liabilities are summarized below:

	As of December 31,
	2020	2019
Deferred tax assets:
Bad debt provision	$171,252	$24,439
Inventory write down	87,791	22,711
Net operating loss carried forward	16,663,379	8,770,762
Total deferred tax assets	16,922,422	8,817,912
Valuation allowance*	(16,859,643)	(8,817,912)
Deferred tax assets, net of valuation allowance:	62,779	—

Deferred tax liabilities:
Intangible assets acquired from a business combination	(303,464)	—
Net deferred tax liabilities	$(240,685)	$—

____________

*      The difference between the tax reconciliation and the change in the valuation allowance from the components of the deferred tax assets is caused by currency exchange.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

10. TAXATION (cont.)

As of December 31, 2020 and 2019, the Company had net operating loss carryforwards of approximately US$69,216,574 and US$37,483,579, respectively, which arose from the Company’s subsidiaries, VIE and the VIE’s subsidiaries established in the PRC. As of December 31, 2020 and 2019, deferred tax assets from the net operating loss carryforwards amounted to US$16,859,643 and US$8,817,912, respectively, and the Company has provided a valuation allowance as it has concluded that it is more likely than not that these net operating losses would not be utilized in the future.

As of December 31, 2020, net operating loss carryforwards will expire, if unused, in the following amounts:

2021	3,332,922
2022	8,208,807
2023	13,531,410
2024	15,251,147
2025	28,892,288
Total	69,216,574

11. SHARE BASED COMPENSATION EXPENSES

Share based compensation expenses for periods relate to the share options granted by YR Cayman, the parent company of JHD Cayman, to the employees of the Company.

Starting from 2019, YR Cayman granted multiple tranches of share options with tiered vesting commencement dates to employees, including employees of the Company and the directors who mainly engaged in the operation of the Company.

The options are indexed to and settled in the YR Cayman’s equity and generally scheduled to be vested over 28 to 48 months on straight line basis. Options granted typically expire in ten years from the respective vesting commencement date as stated in the grant letters.

A summary of activities of the service-based share options granted to the employees for the year ended December 31, 2020 is presented below:

	Options Outstanding	Weighted Average Exercise Price	Average Intrinsic Value (US$)	Weighted Average Remaining Contractual Life (years)
Outstanding as of December 31, 2019	368,401	22	7,763,516	9.67
Granted	426,684	50	1,293,656	—
Exercised	—	—	—	—
Forfeited	(15,000)	22	(329,766)	—
Outstanding as of December 31, 2020	780,085	37	8,727,406	9.40

Vested and exercisable as of December 31, 2020	780,085	37	8,727,406	9.40

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

11. SHARE BASED COMPENSATION EXPENSES (cont.)

The estimated fair value of option granted in 2020 and 2019 is estimated on the date of grant using the Binomial option-pricing model with the following assumptions:

	For the year ended December 31,
	2020	2019
Expected volatility(i)	43.06%	43.25%
Risk-free interest rate (per annum)(ii)	0.99%	1.74%
Exercise multiples	2.8	2.8
Expected dividend yield(iii)	0.00%	0.00%
Expected term (in years)(iv)	1.23	3
Fair value on the date of grant	52.90	43.05
Fair value of the underlying YR Cayman shares	94.25	63.29

____________

(i)      Expected volatility is estimated based on daily stock prices of the comparable companies for a period with length commensurate to the expected terms of liquidity event.

(ii)     Risk-free interest rate is based on the yield of US Strip Bond with a maturity life equal to the remaining maturity life of ESO (“Employee Stock Options”) as of the valuation date, sourced from Bloomberg.

(iii)    The Company has not declared or paid any cash dividends on its capital stock, and does not anticipate any dividend payments on its ordinary shares in the foreseeable future.

(iv)    Expected term is estimated based on the timing of a hypothetical liquidity event which is assumed to the earlier of deemed liquidation date or expected IPO date.

The share base compensation represents and is recognized as a capital contribution by YR Cayman. The share based compensation expenses is recorded based on the working hours allocated to the Company. For the years ended December 31, 2020 and 2019, total share based compensation expenses were US$6,463,304 and US$2,167,416, respectively, and the unrecognized compensation costs as of December 31, 2020 and 2019 were US$29,386,681 and US$13,700,917, respectively.

12. RELATED PARTY TRANSACTIONS

The following is a list of related parties which the Company has transactions with:

No.	Name of Related Parties	Relationship
1	YR Cayman	Parent company
2	Guizhou Gongxiao e-commerce Co., Ltd. (“Guizhou Gongxiao”)	The non-controlling shareholder of Guinong
3	China Horizon Village Stores (Beijing) Ltd. (“Horizon”)	Alan Martin Clingman was the chairman of the board and manager of Horizon, which was deregistered in 2019
4	Yellow River Asset Management LLC	Controlled by Alan Martin Clingman
5	Capital States Holdings LLC	Controlled by Alan Martin Clingman

Amounts due from related parties

Amount due from related parties consisted of the following for the periods indicated:

	As of December 31,
	2020	2019
Guizhou Gongxiao	$249,812	$—
Horizon*	—	—
Yellow River Asset Management LLC	240,547	174,037
Total	$490,359	$174,037

____________

*        Due to the deregistration of Horizon in 2019, the balance of amounts due from Horizon US$154,087 was written of in 2019.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

12. RELATED PARTY TRANSACTIONS (cont.)

Related party transactions

	Nature	For the years ended December 31,
		2020	2019
YR Cayman	Expenses paid by related party(i)	$2,236,381	$2,708,835
YR Cayman	Share base compensation issued by YR Cayman(ii)	6,463,304	2,167,416
YR Cayman	Shareholder contribution	49,000,000	28,700,000
Guizhou Gongxiao	Loan to related party(iii)	145,052	—
Yellow River Asset Management LLC	Salary paid on behalf of the related party	51,555	62,207
Capital States Holdings LLC	Loan repayment from related party(iv)	—	300,000

____________

(i)      Transactions represent the payments made by YR Cayman to service providers each year on behalf of the Company. Pursuant to Board Resolution dated December 31, 2018, those payments were deemed as capital investment and were recognized as Additional Paid-in Capital.

(ii)     Refer to Note 11.

(iii)    Guinong signed a loan agreement in 2019 with Guizhou Gongxiao, and accordingly, Guinong provided loan of US$145,052 Guizhou Gongxiao in year 2020. The loans are interest free and will be due in June 2021.

(iv)    The short term loan due from Capital States Holdings LLC amounted to US$300,000 in aggregate was interest free and was repaid in full on August 8, 2019.

13. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the years ended December 31, 2020 and 2019, no single customer represent 10% or more of the Company’s total revenue.

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:

	As of December 31,
	2020	2019
Percentage of the Company’s accounts receivable
Customer A	10%	—
Customer B	—	10%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchases:

	For the years ended December 31,
	2020	2019
Percentage of the Company’s purchase
Supplier A	22%	10%
Supplier B	*	29%

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

13. CONCENTRATION OF CREDIT RISK (cont.)

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total advance to suppliers:

	As of December 31,
	2020	2019
Percentage of the Company’s advance to
Supplier A	23%	*
Supplier B	*	19%
Supplier C	24%	—
Supplier D	*	14%

____________

*        represent percentage less than 10%

14. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The total future minimum lease payments under the non-cancellable operating lease with respect to the office and the warehouse as of December 31, 2020 are payable as follows:

Lease Commitment
Within 1 year	$983,123

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31,2020 and through the issuance date of these consolidated financial statements.

15. PARENT ONLY INFORMATION

Basis of presentation

The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in the Group’s consolidated financial statements.

Investments in subsidiaries, VIE and VIE’s subsidiaries

The Parent Company and its subsidiaries, VIE and VIE’s subsidiaries were included in the consolidated financial statements where inter-company balances and transactions were eliminated upon consolidation.

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

15. PARENT ONLY INFORMATION (cont.)

Condensed Balance Sheets:

	As of December 31,
	2020	2019
Assets
Non-current Assets
Investment in subsidiaries	$48,250,253	$21,026,694

Liabilities
Amount due to related parties	129	129

Shareholder’s equity
Ordinary Shares (US$0.001 par value per share; 50,000,000 shares authorized as of December 31, 2020 and 2019; 1 share outstanding as of December 31, 2020 and 2019)	—	—
Additional paid-in capital	129,334,932	71,641,017
Accumulated other comprehensive income (loss)	2,300,559	(414,478)
Accumulated deficit	(83,380,702)	(50,202,077)
Non-controlling interests	(4,665)	2,103
Total shareholder’s equity	48,250,124	21,026,565
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$48,250,253	$21,026,694

Condensed Statements of Operations and Comprehensive Loss:

	For the years ended December 31,
	2020	2019
Loss from operations:
Equity in loss of subsidiaries	$(33,181,943)	$(25,896,019)
Net loss	$(33,181,943)	$(25,896,019)

Net loss distributable to non-controlling interests	(3,318)	(2,590)
Net loss distributable to shareholders of JHD Cayman	(33,178,625)	(25,893,429)

Loss per ordinary share
Basic and Diluted	(33,178,625)	(25,893,429)

Weighted average number of ordinary shares outstanding
Basic and Diluted	1	1

Condensed Statements of Cash Flows:

	For the years ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,181,943)	$(25,896,019)
Equity in loss of subsidiaries	33,181,943	25,896,019
Net cash (used in)/provided by operating activities	—	—

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, at beginning of year	—	—
Cash and cash equivalents, at end of year	$—	$—

JHD HOLDINGS (CAYMAN) LIMITED
NOTES TO FINANCIAL STATEMENTS

16. SUBSEQUENT EVENTS

Issuance of ordinary shares

On February 16, 2021, JHD HK issued 9,999 shares at the par value of HKD $0.1 to JHD Cayman, which was wholly owned by YR Cayman.

Loans from a related party

JHD HK signed a promissory note agreement (“Note”) with Lycos Management on January 15, 2021, and accordingly, Lycos Management provided loan of US$2,000,000 (“Principal”) to JHD HK. The Note bears an interest at 8% per annum and is repayable in full at the earlier of the closing of the business combination (“the Business Combination”) with East Stone Acquisition Corporation (“East Stone”) or on the December 31, 2021 (“Maturity Date”). At any time prior to the fifth (5th) business day prior to the Maturity Date, Lycos Management may convert the Note, in whole or in part, including Principal and accrued interest, into shares of the capital stock of JHD HK. The conversion price and terms will be identical to those offered to subscribers in JHD HK’s proposed offering of convertible notes. As of the date hereof, there is no sufficient basis, for a mutual understanding between the Company and Lycos Management about the conversion terms and price, since they are undetermined.

JHD Cayman signed a promissory note agreement (“Note”) with Lycos Management on June 1, 2021, and accordingly, Lycos Management provided the loan of US$20,000,000 (“Principal”) to JHD Cayman. The interest rate for the loan is 10% per annum and shall be calculated and payable in arrears on the December 31, 2022 (“Maturity Date”). Immediately prior to the closing of the Business Combination, the principal amount (excluding accrued interest) will be converted into ordinary shares of JHD Cayman. Upon such conversion, Lycos Management will receive a number of ordinary shares of JHD Cayman that will entitle Lycos Management to purchase one Ordinary Share of JHD Technologies Limited at a price of $7.50 per share, pursuant to the terms and upon the closing of the Business Combination. On June 15, 2021, the parties amended this note to extend its maturity date to December 31, 2022.

Loans from third parties

JHD Cayman signed two promissory note agreements (“Notes”) with BaccaChinaHz, LLC (“BaccaChinaHz”) and LH CHIG, LLC (“LH CHIG”) on May 24, 2021, and accordingly, each of those two related parties provided loans of US$2,000,000 (“Principal”) to JHD Cayman. The interest rate for each loan is 10% per annum and shall be calculated and payable in arrears on the December 31, 2021 (“Maturity Date”). Immediately prior to the consummation of the Business Combination, the principal amount (excluding accrued interest) in each case will be converted into ordinary shares of JHD Cayman. Upon such conversion, each of BaccaChinaHZ and LH CHIG will receive a number of ordinary shares of JHD Cayman that would entitle it to purchase one Ordinary Share of JHD Technologies Limited at a price of $5 per share, pursuant to the terms and upon the closing of the Business Combination.

Loan to East Stone

On May 24, 2021, in accordance with the terms of the Business Combination Agreement with East Stone Acquisition Corporation (“East Stone”), JHD Cayman loaned East Stone $1,380,000 in connection with the extension of the date by which East Stone is required to consummate a business combination from May 24, 2021 to August 24, 2021. These funds were deposited into East Stone’s Trust Account. The Note bears no interest and will be due and payable on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the East Stone.

The Company has evaluated subsequent events through the date of issuance of the consolidated financial statements, except for the events mentioned above the Company did not identify any subsequent events with material financial impact on the Company’s consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of June 30, 2021	As of December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,044,511	$5,029,768
Accounts receivable, net	13,728,920	8,861,738
Inventories	9,482,388	12,511,801
Advance to suppliers	6,871,221	9,553,311
Prepaid expenses and other current assets, net	9,162,879	9,154,766
Deferred offering costs	1,944,708	—
Amounts due from related parties	4,594,055	490,359
Total current assets	67,828,682	45,601,743

Property and equipment, net	1,371,465	1,789,033
Intangible assets, net	1,857,093	2,022,646
Goodwill	1,366,926	1,366,926
Prepayment for long-term investment	—	4,606,584
Equity method investments	426,957	426,971
Total non-current assets	5,022,441	10,212,160

TOTAL ASSETS	$72,851,123	$55,813,903

Liabilities
Current liabilities:
Accounts payable (including amounts of consolidated VIEs of US$1,155,952 and US$724,416 as of June 30, 2021 and December 31, 2020, respectively)	$4,107,939	$2,125,924
Short-term promissory notes	4,100,000
Advance from customers (including amounts of consolidated VIEs of nil and US$746 as of June 30, 2021 and December 31, 2020, respectively)	1,728,068	2,053,838
Amount due to related parties-current	5,672,896	—
Accrued expenses and other liabilities (including amounts of consolidated VIEs of US$1,029,319 and US$1,273,162 as of June 30, 2021 and December 31, 2020, respectively)	2,059,748	3,143,332
Total current liabilities	14,068,651	7,323,094

Amount due to related parties-non-current	20,155,339
Deferred tax liabilities (including amounts of consolidated VIEs of US$273,948 and US$240,685 as of June 30, 2021 and December 31, 2020, respectively)	273,948	240,685
Total non-current liabilities	20,429,287	240,685

TOTAL LIABILITIES	38,097,938	7,563,779

Shareholders’ equity
Ordinary Shares (US$0.001 par value per share; 50,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 1 share outstanding as of June 30, 2021 and December 31, 2020)	—	—
Additional paid-in capital	134,272,616	129,334,932
Accumulated deficit	(103,419,021)	(84,989,037)
Accumulated other comprehensive income	2,566,567	2,300,559
JHD Holdings (Cayman) Limited shareholders’ equity	33,420,162	46,646,454
Non-controlling interests	1,333,023	1,603,670
Total shareholders’ equity	34,753,185	48,250,124
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$72,851,123	$55,813,903

The accompanying notes are an integral part of these condensed consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the six months ended June 30,
	2021	2020
Net revenue	$52,894,078	$29,723,988
Less: Cost of goods sold	(50,235,977)	(28,077,856)
Gross profit	2,658,101	1,646,132

Operating expenses:
Selling expenses	(7,947,667)	(9,550,008)
General and administrative expenses	(11,813,911)	(5,616,279)
Research and development expenses	(565,775)	(2,262,366)
Total operating expenses	(20,327,353)	(17,428,653)

Loss from operations	(17,669,252)	(15,782,521)

Other (loss)/income:
Other (expense)/income, net	(492,725)	28,965
Share of loss from equity method investment	(15)	—
Interest expense, net	(266,230)	(227,717)
Total other loss	(758,970)	(198,752)

Loss before income tax expense	(18,428,222)	(15,981,273)
Income tax expense	(13,818)	(3,683)
Net loss	$(18,442,040)	$(15,984,956)
Net loss attributable to Non-controlling interest	(12,056)	(132,783)
Net loss attributable to JHD Holdings (Cayman) Limited shareholders	(18,429,984)	(15,852,173)
Other comprehensive loss:
Foreign currency translation adjustments, net of nil tax	250,769	(945,179)
Total other comprehensive income/(loss)	250,769	(945,179)
Total comprehensive loss	$(18,191,271)	$(16,930,135)
Total comprehensive income/(loss) attributable to non-controlling interest	15,239	(95)
Total comprehensive loss attributable to JHD Holdings Limited shareholders	(18,206,510)	(16,930,040)
Loss per ordinary share
Basic and Diluted	(18,429,984)	(15,852,173)
Weighted average number of ordinary shares outstanding
Basic and Diluted	1	1
Share-based compensation expenses included in
General and administrative expenses	7,413,296	3,251,124

The accompanying notes are an integral part of these condensed consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Unaudited)
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total JHD Holdings (Cayman) Limited shareholders’ equity	Noncontrolling interests	Total Equity
	Shares	Amount
Balance as of December 31, 2019	1	$—	$71,641,017	$(50,202,077)	$(414,478)	$21,024,462	$2,103	$21,026,565
Shareholder’s contributions	—	—	34,092,049	—	—	34,092,049	3,735	34,095,784
Non-controlling interests from Guinong’s acquisition	—	—	—	—	—	—	1,538,406	1,538,406
Net loss	—	—	—	(15,852,173)	—	(15,852,173)	(132,783)	(15,984,956)
Share-based compensation expenses allocated from Yellow River (Cayman) Limited (“YR Cayman”)	—	—	3,251,124	—	—	3,251,124	—	3,251,124
Foreign currency translation adjustments	—	—	—	—	(945,084)	(945,084)	(95)	(945,179)
Balance as of June 30, 2020	1	$—	$108,984,190	$(66,054,250)	$(1,359,562)	$41,570,378	$1,411,366	$42,981,744

Balance as of December 31, 2020	1	$—	$129,334,932	$(84,989,037)	$2,300,559	$46,646,454	$1,603,670	$48,250,124
Shareholder’s contributions	—	—	2,761,288	—	—	2,761,288	493	2,761,781
Non-controlling interests from Guinong’s acquisition	—	—	(5,236,900)	—	—	(5,236,900)	(243,845)	(5,480,745)
Net loss	—	—	—	(18,429,984)	—	(18,429,984)	(12,056)	(18,442,040)
Share-based compensation expenses allocated from YR Cayman	—	—	7,413,296	—	—	7,413,296	—	7,413,296
Foreign currency translation adjustments	—	—	—	—	(266,008)	(266,008)	(15,239)	(250,769)
Balance as of June 30, 2021	1	$—	$134,272,616	$(103,419,021)	$2,566,567	$33,420,162	$1,333,023	$34,753,185

The accompanying notes are an integral part of these condensed consolidated financial statements.

JHD HOLDINGS (CAYMAN) LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the six months ended June 30,
	2021	2020
Net cash used in operating activities:	$(8,337,929)	$(15,115,219)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(441,823)	(642,418)
Purchase of intangible assets	—	(203,646)
Loans provided to a related party	—	(142,020)
Purchase of Guinong, net of cash acquired	—	(1,857,321)
Acquisition of minority interest of Guinong	(989,482)	—
Net cash used in investing activities	(1,431,305)	(2,845,405)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from shareholders	2,761,781	34,095,784
Loan proceeds from a related party	22,000,000	—
Loan proceeds from a third party	2,000,000	—
Cash paid for offering costs	(1,942,282)
Proceeds from a related party	129	—
Net cash provided by financing activities	24,819,628	34,095,784

Effect of exchange rate changes	22,067	(641,038)

Net increase in cash and cash equivalents	17,014,743	15,494,122
Cash and cash equivalents, beginning of the period	5,029,768	3,586,033
Cash and cash equivalents, end of the period	$22,044,511	$19,080,155

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income tax paid	$—	$—
Interest paid	—	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INFORMATION:
Loan provided o East Stone Acquisition Corporation paid by a related party	$1,380,000	$—
Loan proceeds from third parties collected by a related party	2,100,000	—
Loan proceeds from Lycos Management collected by a related party	5,600,000	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

JHD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020
(In U.S. dollars, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

The accompanying unaudited condensed consolidated financial statements include the financial statements of JHD Cayman, its subsidiaries, the variable interest entity (“VIE”) and VIE’s subsidiaries of which JHD Cayman or its subsidiaries are the primary beneficiaries. JHD Cayman, its subsidiaries, VIE and VIE’s subsidiaries are hereinafter collectively referred to as the “Company”.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2020 and 2019.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results for the full year.

(b)    Revenue recognition

The following table identifies the disaggregation of the Company’s revenue for the six months ended June 30, 2021 and 2020:

	For the six months ended June 30,
	2021	2020
	(Unaudited)
Net revenue of consumer product sales	$48,797,455	$27,795,164
Revenue from value-added service	3,999,939	1,775,652
Other revenue	96,684	153,172
Total	$52,894,078	$29,723,988

Contract liabilities consist of advance from customers, which are payments received related to unsatisfied performance obligations at the end of the period. The advance from customers as of June 30, 2021 and December 31, 2020 were $1,728,068 and $2,053,838, respectively.

JHD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020
(In U.S. dollars, except share and per share data)

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consists of the following:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Accounts receivable	$13,813,905	$8,968,967
Less: allowance for doubtful accounts	(84,985)	(107,229)
Accounts receivable, net	$13,728,920	$8,861,738

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net, consists of the following:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Prepaid input VAT	$2,662,349	$3,022,527
Prepaid expenses	1,241,707	1,269,843
Loan to third parties(i)	2,327,182	2,160,953
Short-term deposits	1,257,476	1,726,705
Receivable from third parties(ii)	560,212	1,262,816
Loan to East Stone Acquisition Corporation(iii)	1,380,000	—
Employee advances	243,092	241,182
Subtotal	9,672,018	9,684,026
Less: allowance for doubtful accounts	(509,139)	(529,260)
Total prepayments and other current assets, net	$9,162,879	$9,154,766

____________

(i)      The Company signed loan agreements amounted to US$2,327,182 (RMB 14,100,000) in aggregate with third parties which are vendors in 2020, in order to support their operation. The loans are interest free and are repayable upon demand.

(ii)     Receivable from third parties represents accounts receivable of sales of consumer products collected by third parties on behalf of the Company.

On May 24, 2021, in accordance with the terms of the Business Combination Agreement with East Stone Acquisition Corporation (“East Stone”), JHD Cayman loaned East Stone $1,380,000 in connection with the extension of the date by which East Stone is required to consummate a business combination from May 24, 2021 to August 24, 2021. These funds were deposited into East Stone’s Trust Account. The Note bears no interest and will be due and payable on the earlier of (a) the date on which the business combination (“the Business Combination”) with East Stone is consummated and (b) the date of the liquidation of the East Stone.

5. SHORT-TERM PROMISSORY NOTES

On May 24, 2021, JHD Cayman signed two promissory note agreements (“Notes with BaccaChinaHz and LH CHIG”), each at US$2,000,000 with BaccaChinaHz, LLC (“BaccaChinaHz”) and LH CHIG, LLC (“LH CHIG”) respectively. The Notes with BaccaChinaHz and LH CHIG bears an interest at 10% per annum and is repayable in principal and all accrued interest at the earlier of the closing of the Business Combination or on the December 31, 2021 (“Maturity Date”). Immediately prior to the consummation of the Business Combination, the principal amount (excluding

JHD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020
(In U.S. dollars, except share and per share data)

5. SHORT-TERM PROMISSORY NOTES (cont.)

accrued interest) in each case will be converted into ordinary shares of JHD Cayman. Upon such conversion, each of BaccaChinaHZ and LH CHIG will receive a number of ordinary shares of JHD Technologies Limited (a Cayman Islands exempted company, which will become the parent company of JHD Cayman upon the consummation of the Business Combination, “Pubco”), that would entitle it to purchase one Ordinary Share of Pubco at a price of $5 per share, pursuant to the terms and upon the closing of the Business Combination.

JHD Cayman entered into two amendments, effective on May 24, 2021, with BaccaChinaHz and LH CHIG, respectively. Under the amendment, Notes with BaccaChinaHz and LH CHIG would automatically convert into Pubco Shares at a price of $5 per share, pursuant to and upon the closing of the Business Combination.

On May 26, 2021, JHD Cayman signed a promissory note agreement (“Note with Anton”) at US$100,000 with Anton Yachmenev (“Anton”). The Note with Anton bares an interest at 10% per annum and is repayable in principal and all accrued interest at the earlier of the closing of the Business Combination or on the December 31, 2021. At any time prior to the fifth (5th) business day prior to the Maturity Date, Anton may convert the note, in whole or in part, including Principal and accrued interest, into ordinary shares of Pubco at a price of $5 per share, pursuant to the terms and upon the closing of the Business Combination.

JHD Cayman entered into an amendment with Anton, effective on May 26, 2021. Under the amendment, Note with Antion would automatically convert into Pubco Shares at a price of $5 per share, pursuant to and upon the closing of the Business Combination.

The promissory notes above do not have any embedded conversion option which shall be bifurcated and separately accounted for as a derivative under ASC 815, nor do they contain a cash conversion feature. The Company accounted for the promissory notes in accordance with ASC 470, as a single debt instrument; and according to ASC 470, contingent beneficial conversion feature (“BCF”) shall not be recognized in earnings until the contingency is resolved. As of the date hereof, no BCF was recognized for the six months ended June 30, 2021 as the consummation of the Business Combination is not triggered. No material issuance costs related to the promissory notes incurred.

6. NON-CONTROLLING INTERESTS

In January and March 2021, the Company completed the business register process and acquired an additional 10.62% equity interest of Guinong from other former shareholders, for total cash consideration of $5,643,509 (RMB36,457,632). As of June 30, 2021, the Company has acquired 67.04% equity interest of Guinong. The Company recognized the difference of $5,236,900 (RMB33,830,900) between the fair value of the consideration paid and the related carrying value of the non-controlling interests acquired in the controlling entity’s equity.

7. TAXATION

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. JHD HK was not subject to Hong Kong profit tax for any periods presented, as it did not have assessable profit during the periods presented.

JHD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020
(In U.S. dollars, except share and per share data)

7. TAXATION (cont.)

PRC

Generally, the Company’s WFOE, VIE and subsidiaries of VIE, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

The income tax provision consists of the following components:

	For the six months ended June 30,
	2021	2020
	(Unaudited)
Current income tax expenses	—	—
Deferred income tax expense	(13,818)	(3,683)
Total income tax expense	$(13,818)	$(3,683)

8. RELATED PARTY TRANSACTIONS

The following is a list of related parties, which the Company has transactions with:

No.	Name of Related Parties	Relationship
1	YR Cayman	Parent company
2	Guizhou Gongxiao e-commerce Co., Ltd. (“Guizhou Gongxiao”)	The non-controlling shareholder of Guinong
3	Yellow River Asset Management LLC (“YRAM”)	Controlled by Alan Martin Clingman
4	Lycos Management	Shareholder of the Parent company

Amounts due from related parties

Amount due from related parties consisted of the following for the periods indicated:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Guizhou Gongxiao	$—	$249,812
YRAM(iii)	4,594,055	240,547
Total	$4,594,055	$490,359

JHD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020
(In U.S. dollars, except share and per share data)

8. RELATED PARTY TRANSACTIONS (cont.)

Amounts due to related parties

Amount due from related parties consisted of the following for the periods indicated:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Current:
YR Cayman	$129	$—
Lycos Management
– principal of short-term promissory note(iv)	5,600,000	—
– interest payable of short-term promissory note	72,767	—
Subtotal	5,672,896	—

Non-current
Lycos Management
– principal of long-term promissory note(iv)	20,000,000	—
– interest payable of long-term promissory note	155,339	—
Subtotal	20,155,339	—
Total	$25,828,235	$—

Related party transactions

	Nature	For the six months ended June 30,
		2021	2020
		(Unaudited)
YR Cayman	Expenses paid by related party(i)	$2,761,781	$1,095,784
YR Cayman	Share base compensation issued by YR Cayman	7,413,296	3,251,124
YR Cayman	Shareholder contribution	—	33,000,000
Guizhou Gongxiao	Loan to related party(ii)	—	142,020
Guizhou Gongxiao	Repayment of loan to related party(ii)	154,603	—
YRAM	Salary paid on behalf of the related party	31,056	25,185
YRAM	Loan proceeds collected by related party on behalf of the Company(iii)	5,700,000	—
YRAM	Loan paid on behalf of the Company(iii)	1,380,000	—
Lycos Management	Loan proceeds from a related party(iv)	25,600,000	—
Lycos Management	Accrued interest payable of loan(iv)	228,106	—

____________

(i)      Transactions represent the payments made by YR Cayman to service providers each year on behalf of the Company. Pursuant to Board Resolution dated December 31, 2018, those payments were deemed as capital investment and were recognized as Additional Paid-in Capital.

(ii)     Guinong signed a loan agreement in 2019 with Guizhou Gongxiao, and accordingly, Guinong provided loan of US$142,020 (RMB1,000,000) Guizhou Gongxiao during the six months ended June 30, 2020. The loan is interest free and fully collected by the Company as of June 30, 2021.

(iii)    As of June 30,2021, balance of amount due from YRAM represents of loan proceeds collected by YRAM and other receivables of $5,974,055, offset by loan paid on behalf of the Company of $1,380,000 (refer to Note 4(iii)).

JHD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020
(In U.S. dollars, except share and per share data)

8. RELATED PARTY TRANSACTIONS (cont.)

JHD HK signed a promissory note agreement (“First Note with Lycos”) with Lycos Management on January 15, 2021, and accordingly, Lycos Management provided loan of US$2,000,000 (“Principal”) to JHD HK. The First Note with Lycos bears an interest at 8% per annum and is repayable in principal and all accrued interest at the earlier of the closing of the Business Combination or on the December 31, 2021. At any time prior to the fifth (5th) business day prior to the Maturity Date, Lycos Management may convert the note, in whole or in part, including Principal and accrued interest, into shares of the capital stock of JHD HK. The conversion price and terms will be identical to those offered to subscribers in JHD HK’s proposed offering of convertible notes. For conversion terms and price, please refer to Note 11 subsequent events.

(iv)

On February 26, 2021 and March 23, 2021, JHD HK signed two promissory notes agreements (“Second Note with Lycos”) with Lycos Management, which provided loan of US$600,000 and US$3,000,000 (“Principal”) to JHD HK according to the agreements. The interest rate for the loan is 8% per annum and shall be calculated and payable on December 31, 2021 (“Maturity Date”). At any time prior to the fifth (5th) business day prior to the Maturity Date, the holder may convert the Second Note with Lycos, in whole or in part, including Principal and accrued interest, into shares of the capital stock of JHD HK. The conversion price and terms shall be identical to those offered to subscribers in JHD HK’s proposed offering of convertible notes in amount of up to USD 100 million.

(v)

JHD Cayman signed a promissory note agreement (“Third Note with Lycos”) with Lycos Management on June 1, 2021, and accordingly, Lycos Management provided the loan of US$20,000,000 (“Principal”) to JHD Cayman. The interest rate for the loan is 10% per annum and shall be calculated and payable in arrears on the December 31, 2021. Immediately prior to the closing of the Business Combination, the principal amount (excluding accrued interest) will be converted into ordinary shares of JHD Cayman. Upon such conversion, Lycos Management will receive a number of ordinary shares of JHD Cayman that will entitle Lycos Management to purchase one Ordinary Share of Pubco at a price of $7.50 per share, pursuant to the terms and upon the closing of the Business Combination. On June 15, 2021, the parties amended this note to extend its maturity date to December 31, 2022.

The promissory notes above do not have any embedded conversion option which shall be bifurcated and separately accounted for as a derivative under ASC 815, nor do they contain a cash conversion feature. The Company accounted for the promissory notes in accordance with ASC 470, as a single debt instrument; and according to ASC 470, contingent beneficial conversion feature (“BCF”) shall not be recognized in earnings until the contingency is resolved. As of the date hereof, no BCF was recognized for the six months ended June 30, 2021 as the consummation of the Business Combination is not triggered. No material issuance costs related to the promissory notes incurred.

9. CONCENTRATION OF CREDIT RISK

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:

	As of
	June 30, 2021	December 31, 2020
Percentage of the Company’s accounts receivable
Customer A	*	10%
Customer B	12%	*

JHD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020
(In U.S. dollars, except share and per share data)

9. CONCENTRATION OF CREDIT RISK (cont.)

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchase:

	For the six months ended
	June 30, 2021	June 30, 2020
Percentage of the Company’s purchase
Supplier A	34%	15%
Supplier B	15%	*
Supplier C	*	17%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total accounts payable:

	As of
	June 30, 2021	December 31, 2020
Percentage of the Company’s accounts payable:
Supplier B	76%	*

There is no single supplier who represent 10% or more of the Company’s total advance to suppliers.

____________

*        represent percentage less than 10%

10. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The total future minimum lease payments under the non-cancellable operating lease with respect to the office and the warehouse as of June 30, 2021 are payable as follows:

Lease Commitment
Within 1 year	$861,367
1 – 2 years	437,635
2 – 3 years	159,839
Total	$1,458,841

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual, employment relationships, and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2021 and through the issuance date of these condensed consolidated financial statements.

JHD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020
(In U.S. dollars, except share and per share data)

11. SUBSEQUENT EVENTS

Loan from a related party

On September 3, 2021 (“Effective Date”), JHD Cayman entered into amendment of convertible promissory note with Lycos Management and JHD HK, under which previous convertible notes of JHD HK in the original principal amounts of USD5,600,000, including First Note with Lycos and Second Note with Lycos, plus interest, would transfer to JHD Cayman, the Maturity Date would be December 31, 2022, and the interest rate from Effective Date would change to 10% per annum.

Under the amendment, the new principal amount would be USD$26,263,057.53, including original principal amount and accrued interest of First Note with Lycos, Second Note with Lycos and the Third Note with Lycos, the conversion term changes to the situation that, on the date of, and immediately prior to, the consummation of the transactions contemplated by that certain Business Combination Agreement, dated February 16, 2021, by and among East Stone, Navy Sail International Limited, JHD Technologies Limited (“Pubco”), Yellow River Mergerco Limited, Yellow River (Cayman) Limited, the Maker, Double Ventures Holdings Limited and the other parties thereto (the “Closing”), the Note (including the Principal, but excluding accrued interest) will automatically convert into Pubco Shares at a price of $7.5 per share, pursuant to and upon the closing of the Business Combination.

Loan to East Stone

On August 20, 2021, in accordance with the terms of the Business Combination Agreement with East Stone Acquisition Corporation (“East Stone”), JHD Cayman loaned East Stone $1,380,000 in connection with the second extension of the date by which East Stone is required to consummate a business combination to November 24, 2021. These funds were deposited into East Stone’s Trust Account. The Note bears no interest and will be due and payable on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the East Stone.

Management Agreement

On September 10, 2021, JHD Cayman entered into a Management Agreement (“Agreement”) with YRAM (the “Manager”), which is effective on February 10, 2021. Pursuant to the Agreement, the Manager may accept funds from the Company or funds made available to the Company as capital contributions or loans for the purpose of paying fees, expenses or other costs of the Company and its affiliates (“Costs”) and/or making loans (“Loans) or investments (“Investments”) for and on behalf of the Company and its affiliates.

Upon any termination of this Agreement, the Manager shall immediately return to the Company any funds from the Company (or from others on behalf of the Company that have not be applied to Costs, Loans or Investments, net of any unpaid Management Fee due hereunder through the date of termination.

The agreement shall terminate, upon the earliest to occur of (i) the dissolution and termination of the Company, (ii) termination by either party upon 12 months prior written notice of such termination to the other party or (iii) the closing the business combination transaction among East Stone Acquisition Co, Yellow River (Cayman) Limited, the Company and the other parties thereto pursuant to that certain business combination agreement dated as of February 16, 2021 and as amended or amended and restated to date.

The Company has evaluated subsequent events through the date of issuance of the consolidated financial statements, except for the events mentioned above the Company did not identify any subsequent events with material financial impact on the Company’s consolidated financial statements.

Annex A

EXECUTION VERSION

SECOND AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

by and among

EAST STONE ACQUISITION CORPORATION,
as Purchaser,

Navy Sail International Limited,
as Purchaser Representative,

JHD TECHNOLOGIES LIMITED,
as Pubco,

YELLOW RIVER MERGERCO LIMITED,
as Merger Sub,

JHD HOLDINGS (CAYMAN) LIMITED,
as the Company,

Yellow River (Cayman) Limited,
as Primary Seller and Seller Representative,

DOUBLE VENTURES HOLDINGS LIMITED,
as Sponsor

and

THE OTHER SHAREHOLDERS OF THE COMPANY WHO BECOME PARTIES HERETO,

as Sellers

Dated as of October 7, 2021

Annex A Pages
Article I MERGER		A-2
1.1	Merger.	A-3
1.2	Effective Time.	A-3
1.3	Effect of the Merger.	A-3
1.4	Organizational Documents of Surviving Company.	A-3
1.5	Directors and Officers of the Surviving Company.	A-3
1.6	Effect of Merger on Issued Securities of the Purchaser.	A-3
1.7	Effect of Merger on Merger Sub and Pubco Capital Shares.	A-4
1.8	Surrender of Purchaser Certificates.	A-4
1.9	Lost, Stolen or Destroyed Purchaser Certificates.	A-5
1.10	Tax Consequences.	A-5
1.11	Taking of Necessary Action; Further Action.	A-5

Article II SHARE EXCHANGE		A-5
2.1	Exchange of Company Securities.	A-5
2.2	Exchange Consideration.	A-5
2.3	Escrow.	A-6
2.4	Estimated Closing Statement.	A-6
2.5	Exchange Consideration Adjustment	A-6
2.6	Earnout.	A-8
2.7	Surrender of Company Securities and Disbursement of Exchange Shares	A-9
2.8	Seller Consent.	A-10
2.9	Termination of Certain Agreements.	A-10
2.10	Company Equity Awards.	A-10

Article III CLOSING		A-10
3.1	Closing.	A-10

Article IV REPRESENTATIONS AND WARRANTIES OF the PURCHASER		A-10
4.1	Organization and Standing.	A-11
4.2	Authorization; Binding Agreement.	A-11
4.3	Governmental Approvals.	A-11
4.4	Non-Contravention.	A-11
4.5	Capitalization.	A-12
4.6	SEC Filings; Purchaser Financials; Internal Controls.	A-13
4.7	Absence of Certain Changes.	A-14
4.8	Compliance with Laws.	A-14
4.9	Actions; Orders; Permits.	A-14
4.10	Taxes.	A-14
4.11	Employees and Employee Benefit Plans.	A-15
4.12	Properties.	A-15
4.13	Material Contracts.	A-15
4.14	Transactions with Affiliates.	A-16
4.15	Investment Company Act; JOBS Act.	A-16
4.16	Finders and Brokers.	A-16
4.17	Certain Business Practices.	A-16
4.18	Insurance.	A-16
4.19	Information Supplied.	A-17
4.20	Independent Investigation.	A-17
4.21	Trust Account.	A-17

Annex i

Annex A Pages
Article V REPRESENTATIONS AND WARRANTIES OF PUBCO		A-18
5.1	Organization and Standing.	A-18
5.2	Authorization; Binding Agreement.	A-18
5.3	Governmental Approvals.	A-18
5.4	Non-Contravention.	A-19
5.5	Capitalization.	A-19
5.6	Ownership of Exchange Shares.	A-19
5.7	Pubco and Merger Sub Activities.	A-19
5.8	Finders and Brokers.	A-19
5.9	Investment Company Act.	A-19
5.10	Information Supplied.	A-19
5.11	Independent Investigation.	A-20

Article VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-20
6.1	Organization and Standing.	A-20
6.2	Authorization; Binding Agreement.	A-21
6.3	Capitalization.	A-21
6.4	Subsidiaries.	A-22
6.5	Governmental Approvals.	A-22
6.6	Non-Contravention.	A-22
6.7	Financial Statements.	A-23
6.8	Absence of Certain Changes.	A-24
6.9	Compliance with Laws.	A-24
6.10	Company Permits.	A-24
6.11	Litigation.	A-24
6.12	Material Contracts.	A-24
6.13	Intellectual Property.	A-26
6.14	Taxes and Returns.	A-27
6.15	Real Property.	A-28
6.16	Personal Property.	A-28
6.17	Title to and Sufficiency of Assets.	A-28
6.18	Employee Matters.	A-29
6.19	Benefit Plans.	A-30
6.20	Environmental Matters.	A-30
6.21	Transactions with Related Persons.	A-31
6.22	Insurance.	A-31
6.23	Top Customers and Suppliers.	A-32
6.24	Certain Business Practices.	A-32
6.25	Investment Company Act.	A-33
6.26	Finders and Brokers.	A-33
6.27	Information Supplied.	A-33
6.28	Independent Investigation.	A-33
6.29	PRC Compliance.	A-33
6.30	VIE Contracts.	A-34

Article VII REPRESENTATIONS AND WARRANTIES OF THE SELLERS		A-35
7.1	Organization and Standing.	A-35
7.2	Authorization; Binding Agreement.	A-35
7.3	Ownership.	A-35
7.4	Governmental Approvals.	A-35

Annex ii

Annex A Pages
7.5	Non-Contravention.	A-35
7.6	No Litigation.	A-36
7.7	Investment Representations.	A-36
7.8	Finders and Brokers.	A-36
7.9	Information Supplied.	A-36
7.10	Independent Investigation.	A-37

Article VIII COVENANTS		A-37
8.1	Access and Information.	A-37
8.2	Conduct of Business of the Company, Pubco or Merger Sub and the Sellers.	A-38
8.3	Conduct of Business of the Purchaser.	A-40
8.4	[RESERVED].	A-42
8.5	Purchaser Public Filings.	A-42
8.6	No Solicitation.	A-42
8.7	No Trading.	A-43
8.8	Notification of Certain Matters.	A-43
8.9	Efforts.	A-44
8.10	Further Assurances.	A-45
8.11	The Registration Statement.	A-45
8.12	Public Announcements.	A-47
8.13	Confidential Information.	A-47
8.14	Post-Closing Board of Directors and Executive Officers.	A-48
8.15	Indemnification of Directors and Officers; Tail Insurance.	A-49
8.16	Trust Account Proceeds.	A-49
8.17	PIPE Investment.	A-49
8.18	[RESERVED].	A-50
8.19	Nasdaq Listing.	A-50
8.20	Resale Registration.	A-50

Article IX CLOSING CONDITIONS		A-50
9.1	Conditions to Each Party’s Obligations.	A-50
9.2	Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers.	A-51
9.3	Conditions to Obligations of the Purchaser.	A-52
9.4	Frustration of Conditions.	A-54

Article X TERMINATION AND EXPENSES		A-54
10.1	Termination.	A-54
10.2	Effect of Termination.	A-55
10.3	Fees and Expenses.	A-55

Article XI WAIVERS AND RELEASES		A-56
11.1	Waiver of Claims Against Trust.	A-56
11.2	Release and Covenant Not to Sue.	A-57

Article XII MISCELLANEOUS		A-57
12.1	Notices.	A-57
12.2	Binding Effect; Assignment.	A-58
12.3	Third Parties.	A-59
12.4	Governing Law; Jurisdiction.	A-59
12.5	WAIVER OF JURY TRIAL.	A-59
12.6	Specific Performance.	A-59
12.7	Severability.	A-59

Annex iii

Annex A Pages
12.8	Amendment.	A-60
12.9	Waiver.	A-60
12.10	Entire Agreement.	A-60
12.11	Interpretation.	A-60
12.12	Counterparts.	A-61
12.13	No Recourse.	A-61
12.14	Purchaser Representative.	A-61
12.15	Seller Representative.	A-62
12.16	Legal Representation.	A-63
12.17	Non-Survival of Representations, Warranties.	A-64
12.18	U.S. Tax Elections.	A-64
12.19	Effectiveness of Amendment and Restatement.	A-64

Article XIII DEFINITIONS		A-64
13.1	Certain Definitions.	A-64
13.2	Section References.	A-73

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex Description

Annex I List of the Sellers

Annex II VIE Shareholders

Schedule 8.17 Terms of the 2021 Convertible Notes

Schedule 13.2 Consideration Options

Exhibit Description

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Founder Share Letter
Exhibit D	Employment Agreement Term Sheets
Exhibit E-1	Form of Amended and Restated Pubco Charter
Exhibit F	Form of Joinder Agreement

Annex iv

SECOND AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

This Second Amended and Restated Business Combination Agreement (this “Agreement”) is made and entered into as of October 7, 2021 by and among: (i) East Stone Acquisition Corporation, a British Virgin Islands business company (the “Purchaser”), (ii) Navy Sail International Limited, a British Virgin Islands company, as Purchaser Representative, (iii) JHD Technologies Limited, a Cayman Islands company (“Pubco”), (iv) Yellow River MergerCo Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) JHD Holdings (Cayman) Limited, a Cayman Islands company (the “Company”), and (vi) Yellow River (Cayman) Limited, a Cayman Islands company (the “Primary Seller”), and each of the holders of the Company’s capital shares that become parties to this Agreement after the date hereof by executing and delivering to the Purchaser, Pubco and the Company a Joinder Agreement (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”), and (vii) solely for purposes of Section 10.3 and Article XII and XIII, as applicable hereof, Double Ventures Holdings Limited, a British Virgin Islands business company (the “Sponsor”). Purchaser, Purchaser Representative, Pubco, Merger Sub, the Company, the Sellers, and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, on the date hereof, the Primary Seller owns 100% of the issued and outstanding shares of the Company;

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of building a nationwide business-to-business fast-moving consumer goods distribution network, with complementary financial services, for retail stores in the PRC’s lower tier market;

WHEREAS, the Primary Seller is a holding company for the Company, which in turn owns 99.99% of the issued and outstanding equity interests of JHD Holdings Limited, a Hong Kong company, which in turn holds 100% of the issued and outstanding equity interests in each of Pure Value Trading Company (Shanghai) Limited, a Wholly Foreign-Owned Enterprise registered in Shanghai, PRC (“Pure Value WFOE”), and Ling Feng Trading Company Limited, a Wholly Foreign-Owned Enterprise registered in Qing Dau, PRC (“Ling Feng WFOE” and, each of Ling Feng WFOE and Pure Value WFOE, a “WFOE”);

WHEREAS, certain nominee shareholders, own 100% of the issued and outstanding equity interests in Jihuiduo Technology Limited, a company registered in Beijing PRC (“Jihuiduo” or the “VIE Company”), for the benefit of Pure Value WFOE and 64.7% of Guizhou Guinong Science and Technology Holding Co., Ltd.;

WHEREAS, Pubco is a Cayman Islands company incorporated on February 10, 2021 that is owned entirely by Primary Seller, and Merger Sub is a newly incorporated British Virgin Islands company that is wholly-owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) the Purchaser will merge with and into Merger Sub, with the Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (1) the Purchaser shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of the Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of the Company from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, the Parties previously entered into a Business Combination Agreement, dated as of February 16, 2021 (the “Effective Date”), which was amended by the First Amendment to Business Combination Agreement dated June 25, 2021 and amended and restated on September 13, 2021 (such agreement, as amended and amended and restated, the “Original Agreement”), which they desire to amend and restate to effect certain changes with respect to the terms of the Transactions and their agreements with respect thereto, effective as of the date hereof;

Annex A-1

WHEREAS, simultaneously with the execution and delivery of the Original Agreement, the Primary Seller entered into (a) a Lock-Up Agreement with Pubco, the form of which is attached as Exhibit A hereto (each, a “Lock-Up Agreement”), and (b) a Non-Competition and Non-Solicitation Agreement in favor of Pubco, the Purchaser and the Company, the form of which is attached as Exhibit B hereto (the “Non-Competition Agreement”), each of which agreements described in clauses (a) and (b) above will become effective as of the Closing;

WHEREAS, simultaneously with the execution and delivery of the Original Agreement, each of the Primary Initial Shareholders and Purchaser entered into an amendment to that certain letter agreement, dated February 19, 2020, by and among, Purchaser, Purchaser Representative and the directors, officers or other initial shareholders of Purchaser named therein;

WHEREAS, simultaneously with the execution and delivery of the Original Agreement, the Purchaser’s sponsor, Double Ventures Holdings Limited, a British Virgin Islands business company (“Sponsor”), Sherman Xiaoma Lu, Charlie Chunyi Hao, Navy Sail International Limited, a British Virgin Islands business company (collectively with the Sponsor, the “Primary Initial Shareholders”) have entered into a letter agreement with the Purchaser and the Company, (the “Founder Share Letter”), a copy of which is attached as Exhibit C hereto, pursuant to which the Primary Initial Shareholders have agreed to forfeit up to an aggregate of between zero and fifty percent (50%) of the Founder Shares (defined below) owned by the Primary Initial Shareholders, in the event that the Purchaser has less than One Hundred Million Dollars ($100,000,000) in cash and cash equivalents, including funds remaining in the Trust Account (defined below) (after giving effect to the completion and payment of the Redemption (defined below)) and the proceeds of any PIPE Investment (defined below) immediately prior to the Closing, with the full fifty percent (50%) of the Founder Shares being subject to forfeiture if such amount of cash and cash equivalents is Seventy Million Dollars ($70,000,000) or less;

WHEREAS, simultaneously with the Closing, the Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement (“Founder Registration Rights Agreement Amendment”), in a form to be mutually agreed between the Company, Pubco and Purchaser, duly executed by the Purchaser and certain holders of the “Registrable Securities” thereunder, including the Primary Initial Shareholders, to, among other matters, have Pubco assume the registration obligations of the Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities;

WHEREAS, after the execution and delivery of this Agreement, Pubco will offer to enter into employment agreements with certain individuals; provided that in the case of Mr. Alan Clingman and Mr. Xiaoma (Sherman) Lu, the terms of such offers are substantially as set forth on Exhibit D,

WHEREAS, the boards of directors of each of the Purchaser, Pubco, Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article XIII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1         Merger. At the Effective Time, immediately following the consummation of the Share Exchange, and subject to and upon the terms and conditions of this Agreement and the plan of merger and the articles of merger to be prepared by the Parties (the “Plan of Merger” and the “Articles of Merger” respectively), and in accordance with the applicable provisions of the BVI Act, the Purchaser, as a constituent party for the purpose of the BVI Act, and Merger Sub, as a constituent party for the purpose of the BVI Act, shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Purchaser with the Purchaser being the surviving entity for the purpose of the BVI Act, following which the separate corporate existence of Merger Sub shall cease and the Purchaser shall

Annex A-2

continue as the surviving company. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to the Purchaser for periods after the Effective Time shall include the Surviving Corporation).

1.2         Effective Time. The Purchaser and Merger Sub shall cause the Merger to be consummated by filing the Articles of Merger and any other documents required to be filed pursuant to the BVI Act and such other documents as required by the BVI Act with the Registry of Companies of the British Virgin Islands. The Merger shall become effective at the time of the Closing Date when the Plan of Merger is registered by the Registry of Companies of the British Virgin Islands (the “Effective Time”).

1.3         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Purchaser set forth in this Agreement to be performed after the Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.4         Organizational Documents of Surviving Company. At the Effective Time, the Surviving Company shall adopt new memorandum and articles of association (the “Surviving Company Charter”), which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company; provided, that at the Effective Time, references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company.

1.5         Directors and Officers of the Surviving Company. At the Effective Time, the board of directors and executive officers of the Surviving Company shall be such directors and officers of Pubco, as designated by the Company, each to hold office in accordance with the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

1.6         Effect of Merger on Issued Securities of the Purchaser. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the Purchaser, Pubco or Merger Sub:

(a)         Purchaser Units. At the Effective Time, (i) each issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share, one Purchaser Public Warrant and one Purchaser Right and (ii) each issued and outstanding Purchaser Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share, one Purchaser Private Warrant and one Purchaser Right, in each case in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

(b)         Purchaser Ordinary Share. At the Effective Time, each issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(e) below) shall be converted automatically into one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6(b) and Section 1.7. Each certificate formerly representing Purchaser Ordinary Share (other than those described in Section 1.6(e) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(b).

Annex A-3

(c)         Purchaser Warrants. At the Effective Time, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant, each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant and each outstanding Purchaser Representative’s Warrant shall be converted into one Pubco Representative’s Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, and each of the Pubco Representative’s Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Representative’s Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d)         Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

(e)         Cancellation of Capital Shares Owned by the Purchaser. At the Effective Time, if there are any shares of capital stock of the Purchaser that are owned by the Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)          Transfers of Ownership. If any certificate for securities of the Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be accompanied by an appropriate instrument of transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g)         No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7         Effect of Merger on Merger Sub and Pubco Capital Shares. At the Effective Time, by virtue of or in connection with the Merger and without any action on the part of any Party or any equity holders of the Purchaser, Pubco or Merger Sub: (a) all of the Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Company; and (b) all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.8         Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

Annex A-4

1.9         Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10       Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Merger and the Share Exchange, taken together, are intended to qualify as an exchange described in Section 351 of the Code. The Parties shall file all Tax and other informational returns on a basis consistent with such characterization unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger and the Share Exchange, taken together, does not qualify under Section 351 of the Code.

1.11       Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Purchaser and Merger Sub, the officers and directors of Pubco, the Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE EXCHANGE

2.1         Exchange of Company Securities. At the Closing and subject to and upon the terms and conditions of this Agreement, the Sellers (including for the avoidance of doubt, the holders of shares issued upon the conversion of any Company Interim Period Notes that are converted into Company Ordinary Shares at or prior to the Closing) shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the issued and outstanding shares and other equity interests in or of the Company ( the “Purchased Shares”) free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). Except with respect to the 2021 Convertible Notes and any Equity Investment, at the Closing, the Company will exchange any issued and outstanding Company Convertible Securities, including any unconverted Company Interim Period Notes, for Pubco Convertible Securities, in each case accordance with the terms and conditions of such Company Convertible Securities, and thereupon such Company Convertible Securities shall automatically be terminated. For avoidance of doubt, it is acknowledged and agreed that any 2021 Convertible Notes outstanding will be automatically converted into Pubco Ordinary Shares in accordance with their terms and any Equity Investment will become convertible into Pubco Ordinary Shares in accordance with its terms and remain outstanding.

2.2         Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, Pubco shall issue and deliver to the Sellers (including for the avoidance of doubt, the holders of shares issued upon the conversion of any Company Interim Period Notes that are converted into Company Ordinary Shares at or prior to the Closing) an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”) (i) One Billion U.S. Dollars ($1,000,000,000), plus (ii) the Closing Cash, minus (iii) the Closing Debt, minus (iv) the amount of any unpaid Excess Transaction Expenses, minus (v) the Option Consideration Amount, with each Pubco Ordinary Share valued at the Redemption Price, subject to the withholding of the Escrow Shares in accordance with Section 2.3; provided, that the Exchange Consideration otherwise deliverable to the Sellers after the Closing is subject to adjustment in accordance with Section 2.5. The number of Exchange Shares issued and delivered to the Sellers at the Closing shall be determined in accordance with Section 2.4. Each Seller shall receive its pro rata share of the applicable Exchange Shares, based on the number of Purchased Shares owned by such Seller, divided by the total number of Purchased Shares owned by all Sellers (such percentage being each such Seller’s “Pro Rata Share”).

Annex A-5

2.3         Escrow.

(a)         At or prior to the Closing, Pubco, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which Pubco shall cause to be delivered to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal in value to ten percent (10%) of the Exchange Consideration otherwise issuable to the Sellers at the Closing based on the Estimated Closing Statement (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the foregoing (the “Other Escrow Property”, together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Shares shall also serve as a security for, and a source of payment of, the obligations of the Sellers under Section 2.6. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the Exchange Consideration received by the Seller pursuant to Article II hereof. Until and unless the Escrow Shares are forfeited in accordance with Section 2.6 below, the Sellers shall be deemed to be the owner of the Escrow Shares during the time such Escrow Shares are held in the Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement, and the Escrow Agreement.

(b)         The Escrow Property shall be held in the Escrow Account and will be subject to release in accordance with Section 2.6 below. Each Seller by execution of this Agreement acknowledges that such Seller’s right to receive the Escrow Shares and the other Escrow Property is contingent on the performance of Pubco and its Subsidiaries during the Earnout Period as set forth in Section 2.6.

2.4         Estimated Closing Statement. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer and chief financial officer (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of Closing Cash, Closing Debt, Excess Transaction Expenses and Option Consideration Amount in each case, as of the Reference Time and along with reasonably detailed calculations, and (c) the resulting estimated Exchange Consideration and Exchange Shares to be issued by Pubco at the Closing (the “Exchange Consideration Shares”) using the formula in Section 2.2 based on such estimates of Closing Cash, Closing Debt and Transaction Expenses, which Estimated Closing Statement shall be subject to the review by the Purchaser. Promptly after delivering the Estimated Closing Statement to the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, which adjusted Estimated Closing Statement shall thereafter become the Estimated Closing Statement for all purposes of this Agreement; provided that, to the extent that the Company and the Purchaser are unable to reach an agreement prior to the Closing Date, the Estimated Closing Statement as delivered by the Company shall be final (the amount of estimated Exchange Consideration as finally determined, the “Estimated Exchange Consideration”). The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Estimated Closing Statement will also include with respect to (i) Closing Debt, the amount owed to each creditor of any of the Target Companies and, with respect to any Closing Debt that the Purchaser and the Company agree to satisfy at the Closing, payment instructions, together with payoff and lien release letters from each Target Company’s creditors in form and substance reasonably acceptable to the Purchaser, and (ii) Excess Transaction Expenses, the amount owed to each payee thereof and payment instructions therefor.

2.5         Exchange Consideration Adjustment

(a)Within ninety (90) days after the Closing Date, the Chairman of Pubco’s Board of Directors (the “Chairman”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good

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faith calculation of the Closing Cash, Closing Debt, Excess Transaction Expenses and Option Consideration Amount, in each case, as of the Reference Time, and (iii) the resulting Exchange Consideration and the number of Exchange Shares (each valued at the Redemption Price) that should have been delivered by Pubco at the Closing in accordance with the requirements of this Agreement based on such Closing Cash, Closing Debt, Excess Transaction Expenses and Option Consideration Amount. The Closing Statement shall be prepared, and the Closing Cash, Closing Debt, Excess Transaction Expenses and Option Consideration Amount and the resulting Exchange Consideration and Exchange Shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b)         After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the Chairman and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the Chairman and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Exchange Consideration and Exchange Consideration Shares set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 2.5(c) For purposes hereof, the “Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, (which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 2.5(b). The Parties acknowledge that any information provided pursuant to this Section 2.5(b) will be subject to the confidentiality obligations of Section 8.13.

(c)         If a dispute with respect to the Closing Statement is submitted in accordance with this Section 2.5 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.5(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Pubco. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Seller Representative, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by Pubco. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as

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practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 2.5. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d)         If it is finally determined in accordance with this Section 2.5 that the number of Exchange Shares that should have been delivered by Pubco at the Closing in accordance with the requirements of this Agreement (the “Finally Determined Exchange Shares”) is:

(i)          greater than the number of Exchange Shares set forth in the Estimated Closing Statement (the “Estimated Exchange Shares”), then within five (5) Business Days after such final determination, Pubco shall issue to the Sellers an additional number of Pubco Ordinary Shares equal to (x) the Finally Determined Exchange Shares, minus (y) the Estimated Exchange Shares, divided by the Redemption Price; or

(ii)         less than the Estimated Exchange Shares, then within five (5) Business Days after such final determination, the Purchaser Representative and the Seller Representative will provide joint written instructions to the Escrow Agent to transfer and deliver to Pubco the Escrow Shares or other Escrow Property with a value (with each Escrow Share that is an Exchange Share valued at the Redemption Price) equal to the product of (I) (x) Estimated Exchange Shares, minus (y) the Finally Determined Exchange Shares, multiplied by (II) the Redemption Price, up to a maximum amount equal to the Escrow Property.

Any Pubco Ordinary Shares issued under clause (d)(i) hereof will be considered additional Exchange Shares for purposes of this Agreement and, “Restricted Securities” under the Lock-Up Agreement. Pubco will cancel any Escrow Shares and any accrued and unpaid dividends thereon that it receives under clause (d)(ii) hereof promptly after its receipt thereof. For the avoidance of doubt and without duplication of the other provisions of this Agreement, the number of Escrow Shares or Pubco Ordinary Shares to be delivered under this Section 2.5 shall be equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like with respect to Pubco Ordinary Shares after the Closing.

2.6         Earnout.

(a)         After the Closing, subject to the terms and conditions set forth herein, the Sellers shall have the contingent right to receive additional consideration from Pubco based on the performance of Pubco and its Subsidiaries, including the Company, during the period commencing on the first day of the first fiscal quarter following Closing (but in any event no earlier than October 1, 2021) and ending on the twelve (12) month anniversary of such date (the “Earnout Year”) if the requirements as set forth in this Section 2.6 are met.

(b)         The Sellers shall be entitled to receive from Pubco, if and when earned, as additional consideration for the purchase of the Purchased Shares, the Earned Escrow Shares together with the Other Escrow Property. To the extent that the amount of the Earned Escrowed Shares is less than the Escrow Share Number, then the amount of Escrow Shares equal to such difference will be forfeited by the Sellers and released to Pubco for cancellation along with any accrued but unpaid dividends payable in respect of such Escrow Shares. To the extent that any Other Escrow Property is released to the Sellers, it shall be allocated among the Sellers in accordance with their pro rata interests in the Earned Escrow Shares. Further, to the extent that any portion of the Escrow Shares consist of equity securities other than Exchange Shares, any distribution from the Escrow Shares under this Section 2.6 shall be made in proportional amounts among the different types of securities.

(c)         As soon as practicable (but in any event within ten (10) Business Days) after Pubco’s filing of consolidated financial statements for Pubco and its Subsidiaries with the SEC for the period ending on the last day of the Earnout Year, the Chairman will prepare and deliver to the Purchaser Representative and the Seller Representative

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a written statement (an “Earnout Statement”) that sets forth the Chairman’s determination in accordance with the terms of this Section 2.6 of (i) the revenue for the Earnout Year based on such financial statements, and (ii) the Escrow Property that the Sellers and Pubco (as applicable) are entitled to receive pursuant to Section 2.6(b). The Earnout Statement shall be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d)         Pubco and the Seller Representative will provide written instructions to the Escrow Agent within ten (10) Business Days of their receipt of a final Earnout Statement to release the Escrow Property in accordance with the final Earnout Statement.

(e)         Following the Closing (including during the Earnout Year), Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Year), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the revenue, the share price of Pubco Ordinary Shares and the ability of the Sellers to earn the Escrow Shares, and the Sellers will not have any right to claim the loss of all or any portion of any Escrow Shares or other damages as a result of such decisions.

(f)          For purposes of this Section 2.6, the following definitions shall apply:

(i)          “Earned Escrow Shares” means the result of the following equation: Escrow Share Number * (Revenue / Earnout Target).

(ii)         “Earnout Target” means an amount equal to One Hundred Forty Million U.S. Dollars ($140,000,000).

(iii)        “Escrow Share Number” means the number of Escrow Shares.

(iv)        “Revenue” means the consolidated revenue of Pubco and its Subsidiaries for the Earnout Year, as set forth in Pubco’s filings with the SEC; provided that in no event shall the Revenue exceed the Earnout Target.

2.7         Surrender of Company Securities and Disbursement of Exchange Shares

(a)         At the Closing, Pubco shall cause the Exchange Shares (less the Escrow Shares) to be issued and delivered to the Sellers in exchange for their Company Securities in accordance with Section 2.2 and the Estimated Closing Statement.

(b)         At the Closing, the Sellers will deliver to Pubco its Company Securities, including any certificates representing Company Ordinary Shares (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Sellers may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as Pubco may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Ordinary Shares represented by such Company Certificate alleged to have been lost, stolen or destroyed.

(c)         Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

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2.8         Seller Consent. Each Seller, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which such Seller is a party or bound and all applicable Laws.

2.9         Termination of Certain Agreements. Without limiting the provisions of Section 11.2, the Company and each Seller hereby agree that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, the Sellers and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions, and any failure of the parties to comply with the terms thereof in connection with the Transactions.

2.10       Company Equity Awards.

(a)         At the Closing, each Primary Seller Option that is outstanding immediately prior to the Closing (whether vested or unvested), has an exercise price per share less than the fair market value of Primary Seller Ordinary Shares of Primary Seller at the Closing, and is held by an individual who, after the Closing, will be an “employee” of Pubco or an Affiliate of Pubco within the meaning of General Instruction A(1)(a)(1) of Form S-8 shall be substituted with a Substitute Option (as defined below) issued under Pubco’s equity incentive plan (i) in a manner that is in compliance with Section 424 of the Code and the Treasury Regulations promulgated thereunder in the case of a Primary Seller Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code, and in a manner that is in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder (without regard to whether the Primary Seller Option is subject to taxation under U.S. Tax law), and (ii) that shall entitle its holder to acquire, on substantially the same terms and conditions as were applicable to the Primary Seller Option for which the Substitute Option was substituted, (A) a number of Pubco Ordinary Shares that is equal to the product (rounded down to the nearest whole Pubco Ordinary Share) of (1) the number of Primary Seller Ordinary Shares subject to such Primary Seller Option immediately prior to the Closing, multiplied by (2) the Equity Award Exchange Ratio, (B) with a per share exercise price applicable to such Substitute Option equal to the quotient (rounded up to the next whole cent) arrived at by dividing (1) the per share exercise price of each Primary Seller Option for which a Substitute Option was substituted by (2) the Equity Award Exchange Ratio (each, a “Substitute Option”).

(b)         Subject to the foregoing provisions of this Section 2.10, the Primary Seller will take all actions necessary or appropriate so that at the Effective Time, all Primary Seller Options will be cancelled.

Article III
CLOSING

3.1         Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser, Pubco and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF the PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company, Pubco and the Sellers on the Effective Date (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to

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correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, Pubco and the Sellers, as of the Effective Date and as of the Closing, as follows:

4.1         Organization and Standing.

(a)         The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands.

(b)         The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(c)         The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(d)         The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2         Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. The Purchaser’s board of directors, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including (or, where permitted, by resolutions passed in writing) the Merger, are advisable, fair to and in the best interests of the Purchaser and the Purchaser’s shareholders in accordance with the BVI Act, (ii) approved and adopted this Agreement, (iii) recommended that the Purchaser’s shareholders vote in favor of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the BVI Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the Purchaser shareholders for their approval. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3         Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not result in a Material Adverse Effect on the Purchaser.

4.4         Non-Contravention. Except as set forth in Section 4.4 of the Purchaser Disclosure Schedules, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the

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Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not result in a Material Adverse Effect on the Purchaser.

4.5         Capitalization.

(a)         The Purchaser is authorized to issue an unlimited number of Purchaser Ordinary Shares, no par value per share, and unlimited number of preferred shares in classes A, B, C, D and E, no par value per share. As of the Effective Date, the issued and outstanding Purchaser Securities are set forth hereto in Section 4.5(a) of the Purchaser Disclosure Schedules. There are no issued or outstanding preferred shares of the Purchaser. All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of BVI, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)         Except as set forth in Sections 4.5(a) and 4.5(b) of the Purchaser Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan or capital contribution) in any Person. Except as set forth in Sections 4.5(b) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(c)         All Indebtedness of the Purchaser as of the Effective Date is disclosed on Section 4.5(c) of the Purchaser Disclosure Schedules. No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(d)         Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

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4.6         SEC Filings; Purchaser Financials; Internal Controls.

(a)         The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Effective Date. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)         As of the Effective Date, (A) the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c)         The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d)         Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. The Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the Effective Date, no financial statements other than those of the Purchaser are required by GAAP to be included in the financial statements of the Purchaser.

(e)         Since the IPO, the Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Purchaser, (ii) “material weakness” in the internal controls over financial reporting of the Purchaser or (iii) fraud, whether or not

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material, that involves management or other employees of the Purchaser who have a significant role in the internal controls over financial reporting of the Purchaser.

(f)          Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) the Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and principal financial officer by others within the Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)         The Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

4.7         Absence of Certain Changes. As of the Effective Date, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2020, not been subject to a Material Adverse Effect.

4.8         Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be material to the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

4.9         Actions; Orders; Permits. There is no pending or, to the Knowledge Purchaser, threatened Action to which the Purchaser is subject which would result in a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not result in a Material Adverse Effect on the Purchaser.

4.10       Taxes.

(a)         The Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Section 4.10(a) of the Purchaser Disclosure Schedules sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return.

(b)         There are no claims, assessments. audits, examinations, investigations or other Actions pending against the Purchaser in respect of any material Tax, and the Purchaser has not been notified in writing of any material proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP).

(c)         There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

(d)         There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(e)         The Purchaser is not, and never has been, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(f)          Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(g)         The Purchase is not, and never has been (including as a successor) treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes. The Purchaser is, and though the Closing, will be regarded as a corporation for U.S. federal income tax purposes as defined in Section 301.7701-2(b) of the Treasury Regulations.

(h)         The Purchaser is not, (nor does it hold an interest in a company that is) treated as either: (i) a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); or (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i)          The Purchaser is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. The Purchaser does not own any “United States real property interest” within the meaning of Section 897 of the Code or “United States property” within the meaning of Section 956 of the Code.

4.11       Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Purchaser; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12       Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or Personal Property.

4.13       Material Contracts.

(a)         Section 4.13(a) of the Purchaser Disclosure Schedules set forth each Contract other than this Agreement and the Ancillary Documents, by which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $25,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)         With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and, to the Purchaser’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract, (v) the Purchaser has not received written or, to the Knowledge of the Purchaser, oral

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notice by any party to any Purchaser Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Purchaser, in any material respect; and (vi) the Purchaser has not waived any material rights under any Purchaser Material Contract.

4.14       Transactions with Affiliates. Section 4.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Effective Date under which there are any existing or future Liabilities or obligations between the Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equity holder or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the Effective Date, on the other hand.

4.15       Investment Company Act; JOBS Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. The Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16       Finders and Brokers. Except as set forth in Section 4.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Pubco, the Target Companies, the Sellers or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser. Section of the Section 4.16 Purchaser Disclosure Schedules shall set forth, as of the Effective Date, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

4.17       Certain Business Practices.

(a)         Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)         The operations of the Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)         None of the Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of the Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18       Insurance. Section 4.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser

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is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Purchaser.

4.19      Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Sellers or any of their respective Affiliates.

4.20       Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Sub for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco and Merger Sub for the Registration Statement; and (b) none of the Company and the Sellers or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto.

4.21       Trust Account. As of December 31, 2020, the Purchaser had an amount of assets in the Trust Account equal to approximately One Hundred Thirty-Eight Million Eight Hundred Thirty Three Thousand and Nine Hundred Seventy Three Dollars ($138,833,973). The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of the Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Section 4.21 of the Purchaser Disclosure Schedules or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend the Purchaser’s deadline to consummate a Business Combination or (iii) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, the Purchaser in limited amounts to permit the Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then the Purchaser’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or

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in connection with an amendment thereof to extend the Purchaser’s deadline to consummate a Business Combination. As of the Effective Date, there are no Actions pending or, to the Knowledge of the Purchaser, threatened with respect to the Trust Account.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the Purchaser, the Company and the Sellers, as of the Effective Date and as of the Closing, as follows:

5.1         Organization and Standing.

(a)         Pubco is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands.

(b)         Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(c)         Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(d)         Pubco has heretofore made available to the Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2         Authorization; Binding Agreement. Subject to adopting and filing the Amended and Restated Pubco Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, and, subject to the approval by the director and members of Merger Sub of the Plan of Merger and the approval by the director of Merger Sub of the Articles of Merger, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the adoption and filing of the Amended and Restated Pubco Charter and approval of the Plan of Merger and Articles of Merger), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3         Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the Amended and Restated Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not result in a Material Adverse Effect on Pubco.

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5.4         Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the adoption and filing of the Amended and Restated Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to the approval of the Plan of Merger and Articles of Merger, and obtaining the Consents from Governmental Authorities referred to in Section 5.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not result in a Material Adverse Effect on Pubco.

5.5         Capitalization. As of the Effective Date, (i) the authorized share capital of Pubco is US$50,000, divided into 50,000,000 ordinary shares of a par value US$0.001 per share, of which one (1) ordinary share in the capital of Pubco is issued and outstanding, and owned by Primary Seller, and (ii) Merger Sub is authorized to issue up to 50,000 ordinary shares with a par value US$0.001 each, of a single class, of which 1 share is issued and outstanding, and owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6         Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares the Sellers shall have good and valid title to the Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, the provisions of this Agreement and any Liens incurred by the Sellers, and (iii) the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7         Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8         Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9         Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.10       Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s or Pubco’s shareholders and/or

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prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, the Target Companies, the Sellers or any of their respective Affiliates.

5.11       Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and the Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and the Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or the Purchaser for the Registration Statement; and (b) none of the Company, the Sellers, the Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Effective Date (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (such Sections of the Company Disclosure Schedules to qualify the correspondingly numbered representation or warranty if specified therein and such other representation or warranty where its relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Purchaser as of the Effective Date and as of the Closing, as follows:

6.1         Organization and Standing.

(a)         The Company is a company duly organized, validly existing and in good standing under the Laws of Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)         Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(c)         Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

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(d)         The Company has provided to the Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

6.2         Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents, the Cayman Act and any other applicable Law and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3         Capitalization.

(a)         As of the Effective Date, (i) the authorized share capital of the Company is US$50,000, divided into 50,000,000 ordinary shares of a par value US$0.001 per share and (ii) one ordinary share of par value US$0.001 is issued and outstanding and owned by Primary Seller, and there are no other issued or outstanding equity interests of the Company. The Sellers are the legal (registered) owners of all of the issued and outstanding Company Ordinary Shares, all of which Company Ordinary Shares are owned by the Sellers free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. Except as otherwise permitted under this Agreement, after giving effect to the Share Exchange and Subscription, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)         No Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except for the 2021 Convertible Notes and except for Equity Investments as may be issued as contemplated by this Agreement, there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as otherwise contemplated by this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)         Since the Balance Sheet Date, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

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6.4         Subsidiaries.

(a)         Section 6.4 of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the registered capital of each Subsidiary and the record holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and applicable securities Laws). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Section 6.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan or capital contribution or otherwise) in, any other Person.

(b)         The capital and organizational structure of each Target Company organized or registered in the PRC (each, a “PRC Target Company”) are valid and in full compliance with the applicable PRC Laws. The registered capital of each PRC Target Company has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws, and there is no outstanding capital contribution commitment. The PRC Establishment Documents of each PRC Target Company has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents of the PRC Target Companies complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Target Companies in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

6.5         Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6         Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate

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the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7         Financial Statements.

(a)As used herein, the term “Company Financials” means the pro forma audited consolidated financial statements of Pure Value WFOE (including, in each case, any related notes thereto), consisting of the consolidated audited balance sheets of Pure Value WFOE as of December 31, 2019 (the “Balance Sheet Date”) and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the years then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) were prepared based upon the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with PRC GAAP, consistently applied throughout and among the periods involved (except that the unaudited financial statements exclude the footnote disclosures and other presentation items required for PRC GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(b)         Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2018, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)         Except as otherwise described in this Agreement the Target Companies do not have any material Indebtedness other than the Indebtedness set forth on Section 6.7(c) of the Company Disclosure Schedules, and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Section 6.7(c) of the Company Disclosure Schedules. Except as disclosed on Section 6.7(c) of the Company Disclosure Schedules, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)         No Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with PRC GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the

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Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)         All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

6.8         Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, since the Balance Sheet Date, each Target Company: (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the Effective Date without the consent of the Purchaser.

6.9         Compliance with Laws. No Target Company is or, since January 1, 2018, has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2018, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound

6.10       Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and, since January 1, 2018, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

6.11       Litigation. As of the Effective Date, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2018); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2018, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Section 6.11 of the Company Disclosure Schedules, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since January 1, 2018, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12       Material Contracts.

(a)         Other than with respect to the 2021 Convertible Notes and potential Equity Investments provided for herein Section 6.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Section 6.12(a) of the Company Disclosure Schedule, a “Company Material Contract”) that:

(i)          contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

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(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000 (other than those incurred in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis);

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(viii)      is with any Top Customer or Top Vendor;

(ix)        obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Effective Date in excess of $250,000;

(x)         is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business, including all non-competition, severance and indemnification agreements), or any Related Person;

(xi)        obligates the Target Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii)       relates to a material settlement of any Action entered into within three (3) years prior to the Effective Date or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xiii)      provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xiv)      that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)         With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no target Company is in breach or default, in any material respect, under such Material Contract, (ii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (iii) no Target Company has received written or, to the Knowledge of the Company, oral notice of termination by any party to any such Company Material Contract

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to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (iv) no Target Company has waived any material rights under any such Company Material Contract.

6.13       Intellectual Property.

(a)         Section 6.13(a)(i) of the Company Disclosure Schedules sets forth: all Patents and Patent applications, trademark and service mark registrations and applications, copyright registrations and applications and domain name registrations owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Section 6.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ businesses as currently conducted (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally with license, maintenance, support and other fees of less than $20,000 per year), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property (“Company IP Licenses”). The Target Companies own, free and clear of all Liens (other than Permitted Liens), all Company IP. Except as set forth on Section 6.13(a)(iii) of the Company Disclosure Schedules, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)         To the Knowledge of the Company, each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, and such Target Company is not in breach or default thereunder in any material respect, and to the Company’s Knowledge, nor has any event occurred that with notice or lapse of time or both would constitute a material default by any Target Company thereunder. To the Knowledge of the Company, all registrations for material Copyrights, Patents, Trademarks and domain names that are owned by any Target Company are valid and in force.

(c)         To the Company’s Knowledge, no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies, except for any Action relating to applications for registration of Patents, Trademarks or Copyrights. During the past three (3) years, no Target Company has received any written claim that is currently pending, asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in any material respects is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respect in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, three (3) years infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by a Target Company To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(d)         All employees and independent contractors of a Target Company who develop material Intellectual Property for such Target Company have assigned to the Target Company such material Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available

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to the Purchaser true and complete copies of templates of written Contracts used by the Target Companies under which employees and independent contractors assigned their material Intellectual Property developed for a Target Company to a Target Company. Each Target Company has taken commercially reasonable security measures for the purposes of protecting the secrecy and confidentiality of the material Trade Secrets included in Company IP.

(e)         To the Knowledge of the Company, during the past three (3) years, (i) no Person has obtained unauthorized access in any material respects to third party personal information and data regarding individuals that are protected by applicable data privacy Law, in the possession of a Target Company, and (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of such personal information and its own privacy policies and guidelines.

(f)          The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for Software included in Company IP because of (i) any Contract providing for the license by a Target Company to a third party of material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies material rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14       Taxes and Returns.

(a)         Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)         There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)         No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)         There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)         Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)          No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)         No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.
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(h)         No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor, or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(i)          No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the Effective Date or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(j)          No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15       Real Property. Section 6.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the Effective Date, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16       Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $50,000) is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and is suitable for its intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.17       Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Balance Sheet and (d) Liens set forth on Section 6.17 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

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6.18       Employee Matters.

(a)         No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Section 6.18(a) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has, to the Company’s Knowledge, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)         Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)         Section 6.18(c) of the Company Disclosure Schedules sets forth a complete and accurate list as of the Effective Date of all employees (with names redacted) of the Target Companies showing for each as of such date (i) the employee’s staff identification number, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended December 31, 2020, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2021. The Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)         Section 6.18(d) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. All of such independent contractors are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

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6.19       Benefit Plans.

(a)         Set forth on Section 6.19(a) of the Company Disclosure Schedules is a true and complete list of each material Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company maintains or contributes to (or has an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)         With respect to each material Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to the Purchaser accurate and complete copies, if applicable, of: (i) all current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications since January 1, 2018 with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability or obligation.

(c)         With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in a material Liability to the Target Companies, taken as a whole, has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration) that would result in a material Liability to the Target Companies, taken as a whole; and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)         To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e)         The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f)          Except to the extent required by applicable Law, no Target Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20       Environmental Matters.

(a)         Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit.

(b)         No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

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(c)         No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)         No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of the Target Companies, taken as a whole, under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)         To the Company’s Knowledge, there is no investigation by a Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company or previously owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any material Environmental Liabilities.

(f)          To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that would result in the Target Companies, taken as a whole, incurring any material Liability or obligation under applicable Environmental Laws.

(g)         The Company has provided to the Purchaser all material environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company, in each case that are in the Company’s possession.

6.21       Transactions with Related Persons. No Target Company nor any of its Affiliates, nor any officer, director, manager, executive, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except with respect to the 2021 Convertible Notes, no Target Company has outstanding any Contract with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company, in each case other than pursuant to an Ancillary Document. Except as provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.22       Insurance.

(a)         Section 6.22(a) of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2018, no Target

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Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)         Section 6.22(b) of the Company Disclosure Schedules identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2018. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2018, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23       Top Customers and Suppliers. Section 6.23 of the Company Disclosure Schedules lists, by dollar volume received by or paid to the Target Companies (in aggregate), as applicable, for each of the twelve (12) months ended on December 28, 2020, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such CNY volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or given written notice to the Company to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing to stop, decrease or limit materially, or to modify materially its material relationships with a Target Company or to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past twelve (12) months been engaged in any material dispute with any Top Vendor or Top Customer.

6.24       Certain Business Practices.

(a)         Since its formation no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since its formation no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)         Since its formation the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)         No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person,

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in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

6.25       Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.26       Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27       Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

6.28       Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser, Pubco and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of the Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of the Purchaser, Pubco or Merger Sub or their respective Representatives have made any representation or warranty as to the Purchaser, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

6.29       PRC Compliance.

(a)         Each of the Target Companies has complied, and has taken all steps to ensure compliance, in all material aspect, by each of its equity holders, option holders, directors and officers that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC Governmental Authorities in effect on the Closing Date (including the Ministry of Commerce, the National Development and Reform Commission, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange) (the “SAFE”) relating to overseas investment by PRC residents and citizens,

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including requesting each such Person that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment and Listing Regulations (including any applicable rules and regulations of the SAFE).

(b)         The Company is aware of and has been advised as to the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and any official clarifications, guidance, interpretations or implementation rules in connection with or related thereto in effect on the applicable Closing Date (the “PRC Mergers and Acquisitions Rules”) jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the CSRC and the State Administration of Foreign Exchange on August 8, 2006, including the provisions thereof which purport to require offshore special purpose entities formed for listing purposes and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on an overseas stock exchange. The Company has received legal advice specifically with respect to the PRC Mergers and Acquisitions Rules from its PRC counsel, and the Company understands such legal advice. In addition, the Company has communicated such legal advice in full to each of its directors that signed the Registration Statement and each such director has confirmed that he or she understands such legal advice. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents (A) are not adversely affected by the PRC Mergers and Acquisitions Rules and (B) do not require the prior approval of the CSRC or any other Governmental Authority.

6.30       VIE Contracts.

(a)         The Company or any of its Subsidiaries and the VIE Shareholders have the legal right, power and authority (corporate and other) to enter into and perform its obligations under each applicable VIE Contract to which it is a party and has taken all necessary action (corporate and other) to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each VIE Contract to which it is a party.

(b)         To the extent permitted by applicable Laws, each VIE Contract constitutes a valid and legally binding obligation of the parties thereto and enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)         The execution and delivery by each party named in each VIE Contract, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) conflict with, or constitute a material default under, any provision of its constitutional documents as in effect at the Effective Date, or any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, or (ii) result in the creation of any Lien, claim, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries, except those under the VIE Contracts.

(d)         All Consents required in connection with the VIE Contracts have been made or unconditionally obtained in writing, and no such Consent has been withdrawn or subject to any condition precedent which has not been fulfilled or performed.

(e)         Each VIE Contract is in full force and effect and no party to any VIE Contract is in material breach or default in the performance or observance of any of the terms or provisions of such VIE Contract. None of the parties to any VIE Contract has sent or received any written communication providing notice of termination or nonrenewal of any VIE Contract.

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Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser and Pubco, as of the Effective Date and as of the Closing, as follows:

7.1         Organization and Standing. Such Seller, if not a natural person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2         Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3         Ownership. Such Seller owns good, valid and marketable title to all of the Purchased Shares set forth opposite such Seller’s name on Annex I, as such Annex may be updated from time to time for the addition of Sellers as parties to this Agreement, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). Except for such Contracts as may be entered into with the Company in connection with the issuance of the Company Interim Period Notes, there are no proxies, voting rights, shareholders’ agreements or other agreements, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4         Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of the Sellers to consummate the Transactions.

7.5         Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) if such Seller is an entity, conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

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7.6         No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

7.7         Investment Representations. Such Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, (b) is a “qualified institutional buyer” as such term is defined under Rule 144A under the Securities Act, (c) is acquiring its portion of the Exchange Shares in offshore transactions under Regulation S under the Securities Act, or (d) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares. Such Seller has been advised and understands that the Exchange Shares: (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable). Such Seller is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss and acknowledges that unless otherwise agreed Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Pubco, the Purchaser or their respective Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Pubco and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Purchaser or their respective Representatives. Such Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Merger Sub, the Purchaser or any of their respective Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8         Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

7.9         Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are

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made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

7.10       Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser, Pubco and Merger Sub for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of the Purchaser, Pubco and Merger Sub for the Registration Statement; and (b) none of the Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Purchaser, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

Article VIII
COVENANTS

8.1         Access and Information.

(a)         During the period from the Effective Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco, Merger Sub as the Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco and Merger Sub to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco or Merger Sub or to create a risk of damage or destruction to any property or assets of the Target Companies, Pubco or Merger Sub; provided further that the Company, Pubco and Merger Sub may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company, Pubco or Merger Sub to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Target Companies, Merger Sub or Pubco is a party or otherwise bound would violate or cause a default under, or give a third person the right terminate or accelerate the rights under, such Contract; provided further that in the event that the Company, Merger Sub or Pubco does not provide access or information in reliance on the preceding proviso, it shall use its commercially reasonable efforts to communicate the applicable information to Purchaser in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any access to the properties of the Target Companies, Merger Sub or Pubco shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing or soil, surface, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments. Nothing in this Section 8.1 shall be construed to require the Company, Merger Sub or Pubco of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

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(b)         During the Interim Period, subject to Section 8.13, the Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco or Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company. Pubco, Merger Sub or their respective Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company, Pubco and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

(c)         Purchaser shall not, during the Interim Period, contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company.

8.2         Conduct of Business of the Company, Pubco or Merger Sub and the Sellers.

(a)         Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Schedule 8.2, the Company, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco and Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)         Without limiting the generality of Section 8.2(a) and except (x) for the Company Convertible Securities (including the Company Interim Period Note, the 2021 Convertible Notes, the Equity Investments (if any)), (y) as contemplated by this Agreement or any Ancillary Document (which, for the avoidance of doubt, shall be deemed to permit the payment of Expenses), or (z) as required by applicable Law or as set forth on Schedule 8.2 or in the ordinary course of business, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or Merger Sub shall, and each shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable law;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate; provided, that this Section 8.2(b)(iv) shall not prevent the Company from borrowing funds (A) necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Share Exchange and the other transactions contemplated by this Agreement, through the issuance of Company Interim Period Notes or other financing that has received prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) or (B) pursuant to the 2021 Convertible Notes and the Equity Investments, if any;

(v)         increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice; provided that the Company may grant its employees bonuses that constitute Transaction Expenses;

(vi)        make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any material amended Tax Return or claim for a material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or PRC GAAP;

(vii)       transfer or license to any Person or otherwise extend, materially amend or modify any material Company Registered IP other than in the ordinary course of business, or permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement, or is otherwise not subject to confidentiality obligations, any material Trade Secrets;

(viii)      terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)         establish any Subsidiary or enter into any new line of business;

(xi)        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)       revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xiii)      waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

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(xiv)      close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its material facilities;

(xv)       acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case, except for transactions in the ordinary course of business;

(xvi)      make any capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix)      sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)       enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or Merger Sub;

(xxi)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)     accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)    authorize or agree to do any of the foregoing actions.

(c)         Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, without the prior written consent of the Purchaser, (i) the Company shall not issue any Company Securities , and (ii) the Sellers shall not sell, transfer or dispose of any Company Securities owned by such Sellers, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Securities (the “New Seller”) executes and delivers to the Purchaser, Pubco, Merger Sub and the Company a Joinder Agreement to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to the Purchaser, Pubco, Merger Sub and the Company any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the Effective Date. The Parties shall make any appropriate adjustments to Annex I. The provisions of Sections 8.2(c) shall not apply to the 2021 Convertible Notes or to any Equity Investment.

8.3         Conduct of Business of the Purchaser.

(a)         Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 8.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent

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with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)         Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment in accordance with Section 8.17, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,600,000));

(v)         make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)        amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)       terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)      fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)        establish any Subsidiary or enter into any new line of business;

(x)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the Purchaser’s outside auditors;

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(xii)       waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)      acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)      make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $100,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract set forth on Schedule 8.3(a)(xvi) or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii)     sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)       authorize or agree to do any of the foregoing actions.

8.4         [RESERVED].

8.5         Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

8.6         No Solicitation.

(a)         For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, or any Seller and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for the Purchaser.

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(b)         During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, Pubco and the Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to such Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)         Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7         No Trading. The Company, Pubco, Merger Sub and any Seller each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and Merger Sub and each Seller shall not, while such Party is in possession of such material nonpublic information, purchase or sell any securities of the Purchaser, communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8         Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, such Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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8.9         Efforts.

(a)         Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)         In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)         As soon as reasonably practicable following the Effective Date, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their

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respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)         Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

8.10       Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11       The Registration Statement.

(a)         As promptly as practicable after the delivery of financials required pursuant to Section 8.4, the Purchaser and Pubco shall prepare with the reasonable assistance of the Company and the Sellers, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the Public Shareholders prior to the Effective Time, which Registration Statement will also contain a proxy statement of the Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Purchaser shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser shareholders to vote, at an extraordinary general meeting of the Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Exchange Shares and the PIPE Shares), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq, (B) to the extent required by the Federal Securities Laws, the Cayman Act, the adoption of the Amended and Restated Pubco Charter, (C) to the extent required, the adoption and approval of a new equity incentive plan of Pubco, which will be in form and substance reasonably acceptable to the Company and the Purchaser and which will provide that the total number of Pubco Ordinary Shares issuable pursuant to awards granted to an “employee” of Pubco or an Affiliate of Pubco within the meaning of General Instruction A(1)(a)(1) of Form S-8 under such equity incentive plan will be a number of Pubco Ordinary Shares equal to the sum of (x) fifteen percent (15%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, plus (y) the number of Pubco Ordinary Shares issuable to holders of Substitute Options issued pursuant to Section 2.10 in substitution of Consideration Options, (D) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 8.14 hereof, (E) such other matters as the Company, Pubco and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (E), collectively, the “Shareholder Approval Matters”), and (F) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of the Purchaser. The Purchaser’s board of directors shall not withdraw, amend, qualify or modify the Purchaser Recommendation (a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Shareholder Meeting shall not be affected by any Modification in Recommendation, (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Special Shareholders Meeting and submit for approval the Shareholder Approval Matters and (z) the Purchaser agrees that if the Required Shareholder Approval shall not have been obtained at any such Special Shareholders Meeting, then the Purchaser shall promptly continue

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to take all such necessary actions, including the actions required by this Section 8.11, and hold additional Special Shareholders Meetings in order to obtain the Required Shareholder Approval. If on the date for which the Special Shareholder Meeting is scheduled, the Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting; provided that the Special Shareholders Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the Special Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Outside Date.

(b)         In connection with the Registration Statement, the Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, the Purchaser’s Organizational Documents, BVI Act and the rules and regulations of the SEC and Nasdaq. the Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c)         The Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of the Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(d)         The Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Shareholder Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e)         As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser and Pubco shall distribute the Registration Statement to the Purchaser’s shareholders and, the Purchaser shall call the Special Shareholder Meeting in accordance with the BVI Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f)          The Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.

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8.12       Public Announcements.

(a)         The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of the Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.13       Confidential Information.

(a)         The Company, Pubco, Merger Sub and the Sellers agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or a Representative thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 8.13(a), furnish only that portion of such the Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws.

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(b)         The Purchaser shall during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.14       Post-Closing Board of Directors and Executive Officers.

(a)         The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals comprised of: (i) two (2) persons that are designated by the Purchaser prior to the Closing (the “Purchaser Directors”), at least one of whom meets the independence requirements of Rule 5605(c)(2)(A) of the Nasdaq rules; (ii) four (4) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least one (1) of whom meets the independence requirements of Rule 5605(c)(2)(A) of the Nasdaq rules; and (iii) one (1) person that is designated by the Company, with the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the Closing (the “Mutually Agreed Director”, and together the Purchaser Directors and the Company Directors, the “Initial Directors”) who meets the independence requirements of Rule 5605(c)(2)(A) of the Nasdaq rules; provided, however, that in all events the board of directors of Pubco shall comply with applicable composition requirements that may be established from time to time by Nasdaq or the SEC and that are applicable to Pubco (e.g., audit committee financial expertise, etc.). Pursuant to the Amended and Restated Pubco Charter as in effect as of the Closing, the Post-Closing Pubco Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing. Two of the Company Directors shall be Class III Directors and one of the Purchaser Directors shall be a Class III Director. In accordance with the Amended and Restated Pubco Charter as in effect at the Closing, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, Pubco will provide each Initial Director with a customary director indemnification agreement, in customary form and substance.

(b)         The Company shall select the individuals who will serve as the executive officers of Pubco immediately after Closing. The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the executive officers of Pubco immediately prior to the Closing will be the same individuals designated by the Company. The individuals serving as executive officers of Pubco immediately prior to the Closing will be the executive officers of Pubco immediately after the Closing.

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8.15       Indemnification of Directors and Officers; Tail Insurance.

(a)         The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, Merger Sub, the Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Pubco, Merger Sub, and the Purchaser as applicable or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and of Target Company, Pubco, Merger Sub, the Purchaser and the Primary Seller and its Subsidiaries as applicable, in each case as in effect on the Effective Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, Merger Sub, and the Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Closing in the applicable Organizational Documents to the extent permitted by applicable Law. The provisions of this Section 8.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)         For the benefit of the Purchaser’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.16       Trust Account Proceeds.

(a)The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or the Purchaser from any PIPE Investment shall first be used to pay (i) the Purchaser’s accrued Expenses, including the Purchaser’s deferred Expenses of the IPO and (ii) any loans owed by the Purchaser to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

(b)         Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice the Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, the Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the redeeming Public Shareholders pursuant to the Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

8.17       PIPE Investment.

(a)         Without limiting anything to the contrary contained herein, during the Interim Period, the Purchaser shall use commercially reasonable efforts to enter into and consummate subscription agreements with investors relating to a private equity investment to purchase Purchaser Ordinary Shares or, after the Closing, Pubco Ordinary Shares (“PIPE Shares”), on terms mutually agreeable to the Company, the Purchaser and Pubco, acting reasonably (a “PIPE Investment”). Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, the 2021 Convertible Notes and any Equity Investment shall not be treated as a PIPE Investment under the Founder Share Letter or this Agreement.

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(b)         The Purchaser and the Company shall, and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). The Purchaser shall, and shall cause its Affiliates to use commercially reasonable efforts to avoid being in breach or default under the PIPE Subscription Agreements.

(c)         The Purchaser will deliver to Pubco true, correct and complete copies of each of the subscription agreements entered into by the Purchaser with the investors in the PIPE Investment and any other Contracts between the Purchaser and such investors or their affiliates relating to the subscription agreements that could affect the obligation of such investors to contribute to the Purchaser or Pubco (as applicable) their applicable portion of the aggregate gross proceeds of the PIPE Investment as set forth in the subscription agreement of such investors (collectively, such Contracts the “PIPE Subscription Agreements”). Assuming the due authorization, execution and delivery by each other party, all of the PIPE Subscription Agreements will be valid, binding and in full force and effect in all material respects, except as limited by the Enforceability Exceptions. No PIPE Subscription Agreement will be withdrawn or terminated, amended or modified in writing by the Purchaser without the prior written consent of Pubco.

(d)         Notwithstanding anything in this Agreement to the contrary (including but not limited to Sections 8.17(a)-(c)), the Parties acknowledge and agree that the Pubco Ordinary Shares to be issued to the holders of the convertible notes listed on Schedule 8.17 (the “2021 Convertible Notes”) upon the automatic conversion of the 2021 Convertible Notes at the Closing shall be in addition to and not as part of the Exchange Consideration or the Exchange Consideration Shares.

(e)         Notwithstanding anything in this Agreement to the contrary (including but not limited to Sections 8.17(a)-(c)), the Parties acknowledge and agree that any Pubco Ordinary Shares to be issued to the holders of any Equity Investment in accordance with the terms of any such Equity Investment shall be in addition to, and not as part of the Exchange Consideration or the Exchange Consideration Shares.

8.18       [RESERVED].

8.19       Nasdaq Listing. The Company, the Purchaser and Pubco shall use their respective commercially reasonable efforts to cause the Pubco Securities to be issued under this Agreement to the holders of Public Shareholders prior to the Effective Time to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the Effective Dates, and in any event prior to the Closing Date.

8.20       Resale Registration. Pubco hereby covenants and agrees to promptly file a registration statement on Form S-1 or equivalent (“Resale Registration Statement”) with the SEC to register the resale of (i) the Pubco Ordinary Shares, which have been exchanged for, or which shall be issued upon exercise of the other Pubco Securities that were exchanged for the Purchaser Securities underlying the Purchaser Private Units that were issued concurrently with the Purchaser’s IPO, (ii) Pubco Ordinary Share issued to the Sellers as Exchange Consideration, and (iii) all Pubco Ordinary Shares issued or to be issued upon conversion of any of the 2021 Convertible Notes or any Equity Investment, no later than sixty (60) days Business Days after the Closing Date, and to use its reasonable efforts to cause the Resale Registration Statement to become effective on or before one hundred twenty (120) days after the Closing Date.

Article IX
CLOSING CONDITIONS

9.1         Conditions to Each Party’s Obligations. The obligations of Purchaser, Sellers and the Company to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Sellers of the following conditions:

(a)         Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in

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accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)         Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws herein shall have expired or been terminated.

(c)         Requisite Regulatory Approvals. All Consents required to be obtained from any Governmental Authority in order to consummate the Transactions that are set forth in Schedule 9.1(c) shall have been obtained or made.

(d)         Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e)         No Law or Order. No Governmental Authority having jurisdiction over the parties hereto shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)          Net Tangible Assets. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001.

(g)         Pubco Charter Amendment. At or prior to the Closing, the shareholder(s) of Pubco shall, have amended and restated the memorandum and articles of association of Pubco in substantially the form attached as Exhibit E-1 hereto (the “Amended and Restated Pubco Charter”).

(h)         Foreign Private Issuer Status. Each of the Company and the Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(i)          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(j)          Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirement of Section 8.14.

(k)         Nasdaq Listing. The Pubco Securities to be issued under this Agreement to the Public Shareholders prior to the Effective Time shall have been approved for listing on Nasdaq, subject to official notice of issuance.

9.2         Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a)         Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto (other than Fundamental Representations of the Purchaser) shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser. The Fundamental Representations of the Purchaser shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date except those representations and warranties

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that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).

(b)         Agreements and Covenants. The Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the Effective Date which is continuing and uncured.

(d)         Minimum Cash. Purchaser shall hold no less than One Hundred Ten Million Dollars ($110,000,000) in cash and cash equivalents, including funds remaining in the Trust Account (defined below) (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment immediately prior to the Closing and the principal amount of the 2021 Convertible Notes and the gross cash proceeds of any Equity Investment.

(e)         Closing Deliveries.

(i)          Officer Certificate. The Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to the Purchaser.

(ii)         Secretary Certificate. The Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)        Good Standing. The Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)        Seller Registration Rights Agreement. The Sellers shall have received from Pubco a registration rights agreement covering the Exchange Shares received by the Sellers, in a form to be mutually agreed between the Primary Seller, Purchaser and Pubco (the “Seller Registration Rights Agreement”), duly executed by Pubco.

(v)         Purchaser Cash. The Purchaser shall have delivered to the Sellers and the Company evidence reasonably satisfactory to the Seller Representative of the amount of cash and cash equivalents, including funds remaining in the Trust Account (defined below) (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment (defined below) immediately prior to the Closing.

9.3         Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)         Representations and Warranties. All of the representations and warranties of the Company, Pubco and the Sellers set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco and the Sellers pursuant hereto (other than Fundamental Representations of the Company, Pubco and the Sellers) shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those

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representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco and the Sellers. The Fundamental Representations of the Company, Pubco and the Sellers shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date except those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).

(b)         Agreements and Covenants. The Company, Pubco, Merger Sub and the Sellers shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company or Pubco since the Effective Date, which is continuing and uncured.

(d)         Certain Ancillary Documents. Each of the Non-Competition Agreement and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)         Closing Deliveries.

(i)          Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c). Pubco shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii)         Seller Certificate. The Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to such Seller.

(iii)        Secretary Certificates. The Company and Pubco shall each have delivered to the Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iv)        Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v)         Founder Registration Rights Agreement Amendment. The Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

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(vi)        Termination of Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that any issued and outstanding Company Convertible Securities, including the Company Interim Period Notes, shall either convert into Company Ordinary Shares at the Closing, be exchangeable for Pubco Convertible Securities at the Closing or have been terminated, without any consideration, payment or Liability therefor unless agreed and accepted by the Purchaser otherwise; provided, however, for avoidance of doubt it is hereby acknowledged and agreed that this condition shall be deemed fulfilled with respect to (i) the 2021 Convertible Notes by their automatic conversion into Pubco Ordinary Shares at Closing and (ii) any Equity Investment by delivery of written evidence to the Purchasers of the receipt by the Company (or one of its subsidiaries, including for this purpose, JHD (Beijing) Science and Technology Co. Ltd). of the cash proceeds from such Equity Investment.

(vii)       Share Certificates and Transfer Instruments. The Purchaser shall have received copies of each Seller Company Certificate, registry of directors and members and other instruments or documents representing the Purchased Shares (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(viii)      Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts set forth on Schedule 9.3(e)(viii) involving any of the Target Companies and/or Seller or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

9.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, any Seller, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1       Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)         by mutual written consent of the Purchaser and the Company;

(b)         by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by November 24, 2021 (or such other date that Parties agree to in writing) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, any Seller, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)         by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Seller, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)         by written notice by the Company to the Purchaser, if (i) (x) there has been a material breach by the Purchaser of any of its covenants or agreements contained in this Agreement, or (y) if any representation or warranty of the Purchaser contained in this Agreement shall have been materially breached or become materially untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the Effective Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser by the Company or (B) the

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Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement;

(e)         by written notice by the Purchaser to the Company, if (i) (x) there has been a material breach by the Company, Pubco, Merger Sub or any Seller of any of their respective covenants or agreements contained in this Agreement, or (y) if any representation or warranty of such Parties contained in this Agreement shall have been materially breached or become materially untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the Effective Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by the Purchaser or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)          by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on any Target Company or Pubco following the Effective Date which is uncured and continuing; or

(g)         by written notice by either the Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained.

10.2       Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 10.3(b), 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3       Fees and Expenses.

(a)         The parties acknowledge and agree that an aggregate of Fifteen Million Dollars of Transaction Expenses shall be reimbursed from the Trust Account and the proceeds of the PIPE Investment; provided, however, that Transaction Expenses which shall be reimbursed from such sources shall not exceed (A) Ten Million U.S. Dollars ($10,000,000) in the aggregate in the case of the Company (“Company Transaction Fee Cap”) and (B) Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of the Purchaser (“Purchaser Transaction Fee Cap” and together with the Company Fee Cap, the “Transaction Fee Caps”); provided further, however, the Transaction Expense Caps shall not apply to (i) the Purchaser’s deferred underwriting fees and other outstanding obligations incurred in connection with its IPO, (ii) regulatory expenses and filing fees, such as fees for Nasdaq and the SEC, (iii) fees for ordinary course third-party services providers, such the Purchaser’s transfer agent, and (iv) success or advisory fees incurred in connection with the PIPE Investment or similar expenses incurred to retain or replace existing shareholders of the Purchaser in connection with a Redemption, which fees shall be mutually agreed in advance by the Purchaser and the Company. Any Transaction Expenses of the Company in excess of the Company Transaction Fee Cap (“Excess Transaction Expenses”), which are unpaid at Closing shall reduce the Exchange Consideration payable to the Sellers. The Sponsor shall pay and shall be responsible for any transaction expenses of the Purchaser in excess of the Purchaser Transaction Fee Cap. For the avoidance of doubt, expenses which are not subject to the Transaction Expense Cap can be paid using the funds in the Trust Account and the proceeds of the PIPE Investment.

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(b)         Subject to Sections 10.3(a) and 11.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

Article XI
WAIVERS AND RELEASES

11.1       Waiver of Claims Against Trust. The Company, Pubco, Merger Sub, each Seller hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to the Purchaser’s Organizational documents to extend the Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within 15 months after the closing of the IPO (provided such date may be extended by an additional six (6) months), subject to further extension by amendment to the Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, Merger Sub, each Seller hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub, such Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, Merger Sub, or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, Merger Sub, each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its Representatives and will not seek recourse against the Trust Account (including any Public Shareholder Distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its Affiliates) provided that (x) nothing herein shall serve to limit or prohibit the Company’s, Pubco’s, Merger Sub’s or any Seller’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account (other than direct or indirect distributions from the Trust Account to Purchaser’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Sellers in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company, Pubco, Merger Sub or any Seller may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds (other than direct or indirect distributions from the Trust

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Account to Purchaser’s public stockholders)). The Company, Pubco, Merger Sub, and each Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and each of the Company, Pubco, Merger Sub, and each Seller further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. This Section 11.1 shall survive termination of this Agreement for any reason.

11.2       Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Person (i) for any claims, causes of action, rights or obligations arising under, related to, or in connection with this Agreement or any Ancillary Agreement, (ii) for any and all claims or causes of action for or rights to indemnification, exculpation, and advancement provisions contained in any certificates of incorporation and bylaws (and other similar organizational documents) of the Target Companies, (iii) for any wages, salary, or other similar compensation due to a Releasing Person in its capacity as a director, officer, employee, advisor, consultant, or other representative of the Company or any of its Subsidiaries, and (iv) under the Contracts set forth on Schedule 11.2.

Article XII
MISCELLANEOUS

12.1       Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by a nationally recognized non-overnight courier service, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to:

East Stone Acquisition Corp.

25 Mall Road, Suite 330

Burlington, MA 01803

Attn: Sherman Xiaoma Lu, Chief Executive Officer
Telephone No.: 781 202 9128
Email: sherman@estonecapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to Purchaser Representative or the Sponsor to:

Navy Sail International Limited
19/F On Hong Commercial Building
145 Hennessy Road
Wanchai, Hong Kong
Attn: Chunyi (Charlie) Hao
Telephone No.: +86 186 1006 0879
Email: hao.chunyi@foxmail.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

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If to the Company at or prior to the Closing, to:

JHD Holdings Limited
14/F Golden Centre

188 Des Voeux Road Central
Hong Kong
Attn: Sherrie Chou
Facsimile No.: +852-2850-4090
Telephone No.: +852-3760-3913
Email: schou@tridenttrust.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

Attn: Mark L. Mandel, Esq.

Facsimile No.: (212) 310-1736
Telephone No.: (212) 626-4527
Email: Mark.Mandel@bakermckenzie.com

If to Pubco or Merger Sub at or prior to the Closing, to:

JHD Technologies Limited
One Capital Place
PO Box 847
Grand Cayman KY1 - 1103
Cayman Islands BWI
Attn: Ariel Gibson
Facsimile No.: +1-345-949-0881
Telephone No.: +1-345-949-0880
Email: agibson@tridenttrust.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

Attn: Mark L. Mandel, Esq.

Facsimile No.: (212) 310-1736
Telephone No.: (212) 626-4527
Email: Mark.Mandel@bakermckenzie.com

If to the Primary Seller or Seller Representative, to:

Yellow River (Cayman) Limited
One Capital Place
PO Box 847
Grand Cayman KY1 - 1103
Cayman Islands BWI
Attn: Sherrie Chou
Facsimile No.: +852-2850-4090
Telephone No.: +852-3760-3913
Email: schou@tridenttrust.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

Attn: Mark L. Mandel, Esq.

Facsimile No.: (212) 310-1736
Telephone No.: (212) 626-4527
Email: Mark.Mandel@bakermckenzie.com

If to Pubco, the Purchaser, or the Company after the Closing, to:

JHD Holdings Limited
14/F Golden Centre

188 Des Voeux Road Central
Hong Kong
Attn: Sherrie Chou
Facsimile No.: +852-2850-4090
Telephone No.: +852-3760-3913
Email: schou@tridenttrust.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

Attn: Mark L. Mandel, Esq.

Facsimile No.: (212) 310-1736
Telephone No.: (212) 626-4527
Email: Mark.Mandel@bakermckenzie.com

12.2       Binding Effect; Assignment. Subject to Section 12.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, the Seller Representative, Pubco and the Company (and after the Closing, the Purchaser Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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12.3       Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4       Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.5       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

12.6       Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.7       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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12.8       Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser (or, after the Closing, the Purchaser Representative), Pubco, the Company, and the Seller Representative.

12.9       Waiver. Each of the Purchaser (or, after the Closing, the Purchaser Representative), Pubco and the Company on behalf of itself and its Affiliates, and the Seller Representative, on behalf of the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or the Purchaser shall also require the prior written consent of the Purchaser Representative and the Seller Representative.

12.10     Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.11     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this

Annex A-60

Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to the Purchaser, its Affiliates or any of their Representatives in-person or by email.

12.12     Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.13     No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a Joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equity holder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

12.14     Purchaser Representative.

(a)         The Purchaser, on behalf of itself and its successors and assigns (collectively, the “Purchaser Represented Persons”), by execution and delivery of this Agreement, hereby irrevocably appoints Navy Sail International Limited, in the capacity as the Purchaser Representative, as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of the Purchaser Represented Persons, to act on behalf of each the Purchaser Represented Persons from and after the Closing for all purposes in connection with this Agreement, including: (i) making on behalf of the Purchaser Represented Persons any determinations and taking all actions on their behalf relating to the determination of the Finally Determined Shares, the adjustment to the Exchange Consideration under Section 2.5 and any disputes with respect thereto, (ii) making on behalf of such Persons any determinations and taking all actions on their behalf relating to the determination of the Revenue and whether the conditions for the delivery of the Earnout Shares have been satisfied under Section 2.6, and any disputes with respect thereto; (iii) terminating, amending or waiving on behalf of the Purchaser Represented Persons any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of the Purchaser Represented Parties; (iv) signing on behalf of the Purchaser Represented Persons any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of any Purchaser Represented Persons; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment; and (vii) otherwise enforcing the rights and obligations of any Purchaser Represented Person under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of such Purchaser Represented Person, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Purchaser Represented Person. All decisions and actions by the Purchaser Representative shall be binding upon the Purchaser Represented Persons, and no Purchaser Represented Person nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The Purchaser, on behalf of itself and the other Purchaser Represented Persons, acknowledges and agrees that it and they shall not: (x) prohibit the Sellers or the Seller Representative from seeking proper discovery of documents and other information; or (y) permit the Purchaser Representative or the Purchaser Represented Persons

Annex A-61

from asserting that such documents are not discoverable. The provisions of this Section 12.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)         The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of any Purchaser Represented Person as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of the Purchaser Represented Persons, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 12.14 shall survive the Closing and continue indefinitely.

(c)         The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative and executes a joinder in customary form to this Agreement. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

12.15     Seller Representative.

(a)         The Sellers, on behalf of themselves and their successors and assigns (collectively, the “Seller Represented Persons”), by execution and delivery of this Agreement, hereby irrevocably appoint Yellow River (Cayman) Limited, in the capacity as the seller representative (the “Seller Representative”), as their agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of the Seller Represented Persons, to act on behalf of each the Seller Represented Persons from and after the Effective Date for all purposes in connection with this Agreement, including: (i) making on behalf of the Seller Represented Persons any determinations and taking all actions on their behalf relating to the determination of the Finally Determined Shares, the adjustment to the Exchange Consideration under Section 2.5 and any disputes with respect thereto, (ii) making on behalf of such Persons any determinations and taking all actions on their behalf relating to the determination of the Revenue and whether the conditions for the delivery of the Earnout Shares have been satisfied under Section 2.6, and any disputes with respect thereto; (iii) terminating, amending or waiving on behalf of the Seller Represented Persons any provision of this Agreement or any Ancillary Document which expressly contemplates that the Seller Representative will act on behalf of the Sellers; (iv) signing on behalf of the Seller Represented Persons any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Seller Representative will act on behalf of any Seller Represented Persons; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment; and (vii) otherwise enforcing the rights and obligations of any Seller Represented Person under this Agreement or any Ancillary Document which expressly contemplates that the Seller Representative will act

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on behalf of such Seller Represented Person, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Seller Represented Person. All decisions and actions by the Seller Representative shall be binding upon the Seller Represented Persons, and no Seller Represented Person nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The Sellers, on behalf of themselves and the other Seller Represented Persons, acknowledges and agrees that it and they shall not: (x) prohibit the Purchaser or the Purchaser Representative from seeking proper discovery of documents and other information; or (y) permit the Seller Representative or the Seller Represented Persons from asserting that such documents are not discoverable. The provisions of this Section 12.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b)         The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Seller Representative will act on behalf of any Seller Represented Person as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco shall indemnify, defend and hold harmless the Seller Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Seller Representative will act on behalf of the Seller Represented Persons, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Seller Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 12.15 shall survive the Closing and continue indefinitely.

(c)         The Person serving as the Seller Representative may resign upon ten (10) days’ prior written notice to Pubco, the Sellers and the Purchaser Representative, provided, that the Seller Representative appoints in writing a replacement Seller Representative and executes a joinder in customary form to this Agreement. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representatives.

12.16     Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, the Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Merger Sub and the Sellers, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, the Purchaser, the Company and/or the Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, the Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, the Purchaser; provided, further, that nothing contained herein shall be deemed to be a

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waiver by Pubco, the Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

12.17     Non-Survival of Representations, Warranties. The representations and warranties contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement (including any rights arising out of any breach of such representations and warranties) shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any Party or its Representatives with respect thereto. The covenants and agreements made in this Agreement or in any certificate or instrument delivered pursuant to this Agreement (including any rights arising out of any breach of such covenants or agreements) shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing, and then only with respect to breaches occurring after the Closing, and continue until fully performed in accordance with their terms).

2.18       U.S. Tax Elections. The Company shall have the right to make on its own behalf, or the Primary Seller shall have the right to make on behalf of the Company, a timely filed election under U.S. Department of Treasury regulation Section 301.7701-3 to be treated as disregarded as separate from its owner for U.S. federal tax purposes by filing Form 8832 Entity Classification Election with the Internal Revenue Service.

2.19       Effectiveness of Amendment and Restatement. This Agreement amends and restates certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the Effective Date unless expressly stated otherwise. This Agreement shall be effective as of the date that copies hereof have been executed and delivered upon execution by each of the Parties.

Article XIII
DEFINITIONS

13.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2021 Convertible Notes” has the meaning ascribed to such term in Section 8.17.

“Accounting Principles” means in accordance with GAAP, as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the PCAOB Balance Sheet.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document including the Lock-Up Agreements, the Non-Competition Agreements, the Amended and Restated Pubco Charter, the Founder Registration Rights Agreement Amendment, the Seller Registration Rights Agreement, the Escrow Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life

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or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or the PRC are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“BVI Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as amended.

“Cayman Act” means the Companies Act (2021 Revision) of the Cayman Islands.

“Closing Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time (in each case determined in accordance with the Accounting Principles).

“Closing Debt” means, as of the Reference Time, the aggregate Indebtedness of the Target Companies.

“CNY” means the lawful currency of the PRC.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or any Seller or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, a Seller or their respective Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Interim Period Note” means convertible debt instruments of the Company, but for avoidance of doubt shall not mean or refer to the 2021 Convertible Notes or any Equity Investment.

“Company Ordinary Shares” means the ordinary shares, $0.001 par value per share, of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares, the Company Preferred Shares and the Company Convertible Securities.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Consideration Options” means the Primary Seller Options described on Schedule 13.2.

Annex A-65

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Equity Award Exchange Ratio” means (a) the fair market value of a Primary Seller Ordinary Share at the Effective Time, divided by (b) the fair market value of a Pubco Ordinary Share at the Effective Time, with the fair market value of such shares determined by the Primary Seller in its reasonable discretion in accordance with Section 2.10.

“Equity Investment” means an investment of cash into the Company or any of its subsidiaries (including for this purpose JHD (Beijing ) Science and Technology Co. Ltd) any time after August 31, 2021 pursuant to an instrument that allows for conversion of the investment into Pubco Ordinary Shares on or after the Closing.

“Environmental Law” means any Law in effect on or prior to the Effective Date any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

Annex A-66

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 19, 2020, by and among the Purchaser, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 3,450,000 Purchaser Ordinary Shares currently held by the initial shareholders of the Purchaser.

“Fundamental Representations” means: (i) with respect to the Purchaser, the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.2, Section 4.5 and Section 4.16, (ii) with respect to Pubco, the representations and warranties set forth in Section 5.1(a), Section 5.1(b), Section 5.2, Section 5.5 and Section 5.8, (iii) with respect to the Company, the representations and warranties set forth in Section 6.1(a), Section 6.1(b), Section 6.2, Section 6.3 and Section 6.26, and (iv) with respect to the Sellers, the representations and warranties set forth in Section 7.1, Section 7.2 and Section 7.8.

“Fraud Claim” means any claim based in whole or in part upon common law fraud under the Laws of the State of New York and that involves willful misconduct or intentional misrepresentation. A Fraud Claim cannot be based on constructive fraud or negligent misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 19, 2020, and filed with the SEC on February 21, 2020 (File No. 333-235949).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

Annex A-67

“Joinder Agreement” means an agreement to join this Agreement as a Seller in the form set forth in Exhibit F.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 13.1, after reasonable inquiry of direct reports, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) and (b) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes in the financial or securities markets (including any changes in credit, financial, commodities, securities or banking markets) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, terrorism, sabotage, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) with respect to the Purchaser, the consummation and effects of the Redemption, (vii) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Target Companies, or (viii) with respect to the Sellers, Pubco, Merger Sub and the Company, the compliance with the terms of this Agreement or any action taken or not taken as required or contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

Annex A-68

“Merger Sub Ordinary Shares” means the ordinary shares with a par value of US$0.001 each, of a single class, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Option Consideration Amount” means an amount that is the product of (x) the number of Pubco Ordinary Shares to which holders of Substitute Options issued pursuant to Section 2.10 in substitution of Consideration Options are entitled to acquire, and (y) the Redemption Price.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Balance Sheet” means the balance sheet dated March 31, 2020 and delivered to the Purchaser pursuant to Section 8.4(a); provided that if a balance sheet dated as of June 30, 2021 is delivered to the Purchaser, then “PCAOB Balance Sheet” shall refer to such balance sheet.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and (iii) for which adequate reserves have been established with respect thereto, (b) Liens incurred or deposits made in the ordinary course of business in connection with social security, (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) Liens arising under this Agreement or any Ancillary Document, (e) mechanics’, carriers’, workers’, repairers’ and similar non-consensual Liens arising by operation of law and relating to obligations which are incurred in the ordinary course of business, (f) imperfections of title, easements, covenants of record and other similar encumbrances, none of which, materially detracts from the value of or materially impairs the use of the assets of the business of the Target Companies, taken as a whole, (g) Liens on Indebtedness being repaid at Closing, provided that such Liens are to be released upon repayment of such Indebtedness, and (h) other Liens arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property of the Target Companies, taken as a whole.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Primary Seller Ordinary Shares” means the ordinary shares, $0.001 par value per share, of the Primary Seller.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Revenue” means the “Revenue” line item in the consolidated audited income statement of the Pubco for the applicable fiscal year.

Annex A-69

“PRC” means the People’s Republic of China.

“PRC GAAP” means the generally accepted accounting principles of the PRC.

“Primary Seller Options” means options to purchase Ordinary Shares of the Primary Seller (whether granted by the Primary Seller pursuant to the Primary Seller Plan, assumed by the Primary Seller in connection with any merger, acquisition or similar transaction or otherwise issued or granted), including the Consideration Options.

“Primary Seller Plan” means the Yellow River (Cayman) Limited 2019 Equity Incentive Plan, as amended.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Act.

“Pubco Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Pubco or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Pubco that have terms substantially similar to the Company Convertible Securities outstanding immediately prior to Closing (other than the 2021 Convertible Notes or any Equity Investment).

“Pubco Ordinary Shares” means the ordinary shares, with $0.001 par value per share, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Representative’s Warrant” means a non-redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $12.00 per share.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Warrants and the Pubco Convertible securities, collectively.

“Pubco Warrants” means the Pubco Private Warrants, Pubco Public Warrants and Pubco Representative’s Warrants, collectively.

“Purchaser Charter” means the memorandum and articles of association of the Purchaser, as amended and in effect under the BVI Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that the Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, a Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to by the Company, Pubco, Merger Sub, a Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means the ordinary shares, with no par value, of the Purchaser.

“Purchaser Private Unit” means a unit issued in a private placement concurrently with the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Private Warrant.

Annex A-70

“Purchaser Private Warrant” means one whole warrant that was included as part of each Purchaser Private Unit entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Representative’s Warrant” means a warrant issued to Purchaser’s underwriters at the IPO entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $12.00 per Purchaser Ordinary Share.

“Purchaser Rights” means one right that was included as part of each Purchaser Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by the Purchaser of its Business Combination.

“Purchaser Securities” means the Purchaser Units, Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Warrants, collectively.

“Purchaser Units” means the Purchaser Public Units and the Purchaser Private Units.

“Purchaser Warrants” means the Purchaser Private Warrants, Purchaser Public Warrants, and the Purchaser Representative’s Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of the Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means 11:59PM China Standard Time on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by the Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

Annex A-71

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company and Target Companies” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco and Merger Sub).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Ordinary Shares are actually traded on the principal securities exchange or securities market on which Pubco Ordinary Shares are then traded.

“Transaction Expenses” means all fees and expenses of any of the Purchaser and the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property

Annex A-72

transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Purchaser, Merger Sub or any Target Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 19, 2020, as it may be amended (including to accommodate the Merger), by and between the Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VIE Contracts” means the Contracts set forth in Section 6.4 of the Company Disclosure Schedules.

“VIE Shareholders” means the Persons who directly or indirectly own interests in the VIE Company as set forth on Annex II hereto.

3.2         Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2021 Convertible Notes	8.17(d)
Acquisition Proposal	8.6(a)
Agreement	Preamble
Alternative Transaction	8.6(a)
Amended Pubco Charter	9.1(g)
Antitrust Laws	8.9(b)
Articles of Merger	1.1
Balance Sheet Date	6.7(a)
Business Combination	11.1
Cayman Act	Preamble
Closing	3.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Closing Statement	2.5(a)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificates	2.7(b)
Company Directors	8.14(a)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Transaction Fee Cap	10.3(a)
CSRC	6.29(a)
D&O Indemnified Person	8.15(a)
D&O Tail Insurance	8.15(b)
Earned Escrow Shares	2.6(f)(i)

Annex A-73

Term	Section
Earnout Statement	2.6(c)
Earnout Target	2.6(f)(ii)
Earnout Year	2.6(a)
Effective Date	Preamble
Effective Time	1.2
EGS	3.1
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Escrow Account	2.3(a)
Escrow Agent	2.3(a)
Escrow Agreement	2.3(a)
Escrow Property	2.3(a)
Escrow Share Number	2.6(f)(iii)
Escrow Shares	2.3(a)
Estimated Closing Statement	2.4
Estimated Exchange Shares	2.5(d)(i)
Excess Transaction Expenses	10.3(a)
Exchange Consideration	2.2
Exchange Consideration Shares	2.4
Exchange Shares	2.2
Expenses	10.3(b)
Extension	8.3(a)
Extension Expenses	8.3(b)(iv)
Federal Securities Laws	8.7
Finally Determined Exchange Shares	2.5(d)
Founder Registration Rights Agreement Amendment	Recitals
Founder Share Letter	Recitals
Independent Expert	2.5(b)
Independent Expert Notice Date	2.5(b)
Initial Directors	8.14(a)
Interim Period	8.1(a)
Jihuiduo	Recitals
Ling Feng WFOE	Recitals
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	2.7(b)
Merger	Recitals
Merger Sub	Preamble
Mutually Agreed Director	8.14(a)
New Seller	8.2(c)
Non-Competition Agreement	Recitals
Non-Recourse Parties	12.13
Objection Statement	2.5(b)
OFAC	4.17(c)
Off-the-Shelf Software	6.13(a)
Original Agreement	Preamble
Other Escrow Property	2.3(a)
Outside Date	10.1(b)
Party(ies)	Preamble

Annex A-74

Term	Section
PIPE Investment	8.17(a)
PIPE Shares	8.17(a)
Plan of Merger	1.1
Post-Closing Pubco Board	8.14(a)
PRC Establishment Documents	6.4(b)
PRC Mergers and Acquisitions Rules	6.29(b)
PRC Overseas Investment and Listing Regulations	6.29(a)
PRC Target Company	6.4(b)
Primary Initial Shareholders	Recitals
Primary Seller	Preamble
Pro Rata Share	2.2
Proxy Statement	8.11(a)
Pubco	Preamble
Public Certifications	4.6(a)
Public Shareholders	11.1
Purchased Shares	2.1
Purchaser	Preamble
Purchaser Directors	8.14(a)
Purchaser Disclosure Schedules	Article IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)
Purchaser Recommendation	4.2
Purchaser Represented Persons	12.14(a)
Purchaser Transaction Fee Cap	10.3(a)
Pure Value WFOE	Recitals
Redemption	8.11(a)
Registration Statement	8.11(a)
Related Person	6.21
Released Claims	11.1
Releasing Persons	11.20
Representative Party	2.5(b)
Required Shareholder Approval	9.1(a)
Revenue	2.6(f)(iv)
SAFE	6.29(a)
SEC Reports	4.6(a)
Seller Registration Rights Agreement	9.2(d)(iv)
Seller Represented Persons	12.15(a)
Seller(s)	Preamble
Share Exchange	Recitals
Shareholder Approval Matters	8.11(a)
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
Special Shareholder Meeting	8.11(a)
Specified Courts	12.4
Sponsor	Recitals
Subscription Agreements	8.17(c)
Surviving Company	1.1
Surviving Company Charter	1.4

Annex A-75

Term	Section
Top Customers	6.23
Top Vendors	6.23
Transaction Fee Caps	10.3(a)
Transactions	Recitals
WFOE	Recitals

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Annex A-76

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

EAST STONE ACQUISITION CORPORATION

By: /s/ Xiaoma (Sherman) Lu
Name: Xiaoma (Sherman) Lu
Title: Chief Executive Officer

[Additional Signatures on Following Page]

(Signature Page to Amended and Restated Business Combination Agreement)

Annex A-77

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Pubco:

JHD TECHNOLOGIES LIMITED
By: /s/ Jun Wang
Name: Jun Wang
Title: Director

Merger Sub:

YELLOW RIVER MERGERCO LIMITED
By: /s/ Jun Wang
Name: Jun Wang
Title: Director
The Primary Seller and Seller Representative:

YELLOW RIVER (CAYMAN) LIMITED
By: /s/ Alan Martin Clingman
Name: Alan Martin Clingman
Title: Director
The Company:

JHD HOLDINGS (CAYMAN) LIMITED
By: /s/ Jun Wang
Name: Jun Wang
Title: Director

[Additional Signatures on Following Page]

(Signature Page to Second Amended and Restated Business Combination Agreement)

Annex A-78

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser Representative:

Navy Sail International Limited, solely in its capacity as the Purchaser Representative hereunder

/s/ Chunyi (Charlie) Hao
Name: Chunyi (Charlie) Hao
Title: Director

Sponsor:

DOUBLE VENTURES HOLDINGS Limited, solely with respect to Section 10.3 hereof in its capacity as the Sponsor hereunder

/s/ Chunyi (Charlie) Hao
Name: Chunyi (Charlie) Hao
Title: Director

(Signature Page to Second Amended and Restated Business Combination Agreement)

Annex A-79

Annex B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

JHD TECHNOLOGIES LIMITED

(Amended and Restated by special resolution passed on [ ][, and effective on [ ]])

1.      The name of the Company is JHD Technologies Limited.

2.      The registered office of the Company shall be at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands, or at such other place as the Directors may determine.

3.      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (2021 Revision), as the same may be revised from time to time, or any other law of the Cayman Islands.

4.      The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.      The authorized share capital of the Company is US$20,050, divided as follows:

a.      200,000,000 Ordinary Shares of US$0.0001 par value per share; and

b.      500,000 Preferred Shares of US$0.0001 par value per share.

6.      Subject to the Statute and these Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.      The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.      Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

Annex B-1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

JHD TECHNOLOGIES LIMITED

(Amended and Restated by special resolution passed on [ ][, and effective on [ ]])

INTERPRETATION

1.      In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates;

“Articles”	means these articles of association of the Company, as amended and altered from time to time by Special Resolutions;
“Audit Committee”	means the audit committee of the Company formed by the Board pursuant to Article 126 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any);
“Board” and “Board of Directors”	means the board of directors of the Company;
“Business Day”

means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, New York, the Cayman Islands or the PRC are authorized or required by Law or executive order to close;

“Chairman”	means the chairman of the Board of Directors;
“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;
“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
“Company”	means JHD Technologies Limited, a Cayman Islands exempted company;
“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company in connection or which has otherwise been notified to Members;

“Control”

means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings;

Annex B-2

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;
“Directors”	means the directors for the time being of the Company;
“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“Government Authority”

means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed;

“Immediate Family Members”

means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;

“Law”

means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body;

“Lien”

means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Member”	has the same meaning as in the Statute;
“Memorandum”	means the memorandum of association of the Company or as amended and altered from time to time by Special Resolutions;
“Ordinary Resolution”

means a resolution passed by a simple majority of the votes cast by the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles;

“Ordinary Shares”	means the ordinary Shares of US$0.0001 par value per share;
“Preferred Shares”	means the preferred Shares of US$0.0001 par value per share;
“Person”	means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;
“PRC”	means the People’s Republic of China, excluding, for purposes of these Articles, Hong Kong, Macau and Taiwan);

Annex B-3

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members;
“Registered Office”	means the registered office for the time being of the Company;
“Seal”	means the common seal of the Company (if any) and includes every duplicate seal;
“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Secretary”	means any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary;
“Share” and “Shares”	means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require;
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Statute;
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution;
“Statute”	means the Companies Act of the Cayman Islands, as amended;
“US$”	means the lawful money of the United States of America; and
“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

2.      In these Articles:

2.1    words importing the singular number include the plural number and vice versa;

2.2    words importing the masculine gender include the feminine gender;

2.3    words importing persons include corporations;

2.4    references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5    the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

2.6    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

2.7    “fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding Convertible Securities and all Shares reserved for issuance under the ESOP as issued and outstanding;

2.8    references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

2.9    references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and nontransitory form including emails and faxes, provided the sender complies with the provision of Article 152;

2.10  if any payment hereunder would have been, but for this Article, due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

Annex B-4

2.11  headings are inserted for reference only and shall be ignored in construing these Articles; and

2.12  Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

SHARE CAPITAL

3.      Subject to the Statute, the Memorandum and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

SHARES

4.      The Preferred Shares shall have such preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Directors may in their absolute discretion, and without approval of the Members, determine upon issuance thereof. Subject to the Law, these Articles and, where applicable, the Designated Stock Exchange Rules (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may in their absolute discretion and without the approval of the Members, cause the Company to:

(a)     allot, issue, grant options over or otherwise dispose of Shares (including the Preferred Shares) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper;

(b)    grant rights over Shares (including the Preferred Shares) or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)     issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company (including Preferred Shares) on such terms as it may from time to time determine.

5.      The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by a Special Resolution. The Directors may issue from time to time, out of the authorized share capital of the Company, preferred shares (including but not limited to the Preferred Shares) with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate in their absolute discretion and without approval of the Members; provided, however, before any Preferred Shares or other preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)     the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)    whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)     the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other class or any other series of Shares;

(d)    whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)     whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of Shares of any other class or any other series of Shares;

Annex B-5

(f)     whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)    whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)    the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or any other class of Shares or any other series of preferred shares;

(i)     the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional Shares of such series or any other class of Shares or any other series of preferred shares; and

(j)     any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof; and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

6.      Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of Shares, to make, or make available, any such allotment, offer, option or Shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares of or Ordinary Shares shall be a prerequisite to the issuance of any Shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and these Articles.

7.      The Company shall not issue Shares to bearer.

8.      The Company may in connection with the issue of any Shares exercise all powers of paying commissions and brokerage conferred or permitted by the Law. Such commissions and brokerage may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.

9.      The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

FRACTIONAL SHARES

10.    The Company shall not issue fractional Shares or register the transfer of fractions of a Share.

REGISTER OF MEMBERS

11.    The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

12.    For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) calendar days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) calendar days immediately preceding the meeting and the record date for such determination shall be the date of closure of the Register of Members.

Annex B-6

13.    In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

14.    If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

SHARE CERTIFICATES

15.    Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

16.    No certificate shall be issued representing Shares of more than one class.

17.    The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

18.    Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

19.    Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

20.    Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the Shares transferred to him at such fee as is provided in Article 21 below. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

21.    The fee referred to in Article 20 above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

22.    If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

REDEMPTION

23.    Subject to the provisions of the Statute and these Articles, the Company may:

(a)     issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

Annex B-7

(b)    purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and

(c)     make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

24.    The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

25.    The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

26.    The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

27.    The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share. The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

NON RECOGNITION OF TRUSTS

28.    The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

29.    The Company shall have a first and paramount Lien on all Shares (whether fully paid- up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s Lien thereon. The Company’s Lien on a Share shall also extend to any amount payable in respect of that Share.

30.    The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a Lien, if a sum in respect of which the Lien exists is presently payable, and is not paid within fourteen (14) calendar days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

31.    To give effect to any such sale, the Directors may authorize any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

32.    The net proceeds of such sale after deduction of expenses, fees and commission incurred by the Company shall be applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and any residue shall (subject to a like Lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALLS ON SHARES

33.    Subject to these Articles and the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Members in respect of any monies due and payable but unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the

Annex B-8

amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

34.    A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

35.    The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

36.    If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest in whole or in part.

37.    An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and, if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

38.    The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

39.    The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance. No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

40.    If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) calendar days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

41.    If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

42.    A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person, the Directors may authorize some person to execute an instrument of transfer of the Share in favor of that person.

43.    A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

44.    A certificate in writing under the hand of one Director of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

45.    The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

Annex B-9

TRANSFER OF SHARES

46.    Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

47.    The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

48.    The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists.

49.    The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a Lien. The Directors may also decline to register any transfer of any Share unless:

(a)     the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)    the instrument of transfer is in respect of only one Class of Shares;

(c)     the instrument of transfer is properly stamped, if required;

(d)    in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e)     a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

50.    The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) calendar days in any calendar year.

51.    All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

52.    If a Member dies, the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him. Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before the death or bankruptcy or liquidation or dissolution of that Member, as the case may be.

Annex B-10

53.    If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

54.    A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some other person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the death or bankruptcy or liquidation or dissolution of such Member or in any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

55.    Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Ordinary Resolution:

(a)     increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)     divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorized by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d)   subdivide its Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the Shares resulting from such sub-division, one or more of the Shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares; and

(e)     cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

56.    All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Annex B-11

57.    Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Special Resolution:

(a)     change its name;

(b)    alter, amend or add to these Articles;

(c)     alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital and any capital redemption reserve fund in any manner authorized by Law.

SHARE RIGHTS

58.    Subject to the provisions of applicable Law, Designated Stock Exchange Rules, the Memorandum and these Articles and to any special rights conferred on the holders of any Shares or class of Shares, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

59.    Subject to the provisions of applicable Law and these Articles, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company or the holder if so authorized by the Memorandum, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by Special Resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable Law.

60.    The rights and restrictions attaching to the Ordinary Shares are as follows:

(a)     Income:    Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b)    Capital:    Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

(c)     Attendance at General and Special Meetings and Voting:    Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general and special meetings of the Company. Each Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general and special meetings of the Company.

VARIATION OF RIGHTS OF SHARES

61.    Subject to the provisions of these Articles, if at any time the share capital of the Company is divided into different Classes, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued Shares of that Class, or with the sanction of an Ordinary Resolution passed at a general meeting of the holders of the Shares of that Class.

62.    The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one Class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

63.    Subject to the provisions of the Articles, the rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu with or subsequent to the Shares of that Class or the redemption or purchase of any Shares of any Class by the Company, and the rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

Annex B-12

REGISTERED OFFICE

64.    Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

65.    All general meetings other than annual general meetings shall be called extraordinary general meetings.

66.    The Company shall hold a general meeting in each calendar year as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented. There shall be no requirement to hold an annual general meeting in the calendar year 2021.

67.    The Chairman or a majority of the Directors may call general meetings, and they shall on a Member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

68.    A Members’ requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares entitled to vote at general meetings of the Company.

69.    The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

70.    If there are no Directors as at the date of the deposit of a Members’ requisition, or if the Directors do not within seven (7) calendar days from the date of the deposit of such requisition duly proceed to convene a general meeting to be held within a further seven (7) calendar days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

71.    A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

72.    At least seven (7) calendar days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety percent (90%) in voting rights of the Shares giving that right.

73.    The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

74.    No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two or more holders of Shares which carry not less than one-half of all votes attaching to Shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporate or other non-natural person, by its duly authorized representative, shall constitute a quorum; unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorized representative or proxy.

Annex B-13

75.    A person may participate at a general meeting by telephone or other similar communications equipment by means of which all the persons participating in such meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

76.    A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

77.    If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members constituting a majority of the outstanding share capital of the Company (calculated on an as- converted basis) shall be a quorum and may transact the business for which the meeting was called, provided, that, such present Members shall only discuss and/or approve the matters as described in the meeting notice delivered in accordance with these Articles.

78.    The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

79.    If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

80.    The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

81.    A resolution put to the vote of the meeting shall be decided on the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles, such requisite majority shall be a simple majority of votes that are able to be cast.

82.    The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by the Articles not less than 48 hours before the time appointed for holding the postponed meeting.

VOTES OF MEMBERS

83.    Subject to any rights and restrictions for the time being attached to any Share, every Member present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general or special meeting of the Company, have one (1) vote for each Ordinary Share of which such Member is the holder.

84.    In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

85.    Shares carrying the right to vote that are held by a Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may be voted by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

Annex B-14

86.    No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

87.    No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

88.    Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. All resolutions shall be determined by poll and not on a show of hands. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

89.    A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

90.    The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

91.    The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)     not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)    in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

(c)     where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director; provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

92.    The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to confer authority to demand or join or concur in demanding a poll.

93.    Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES

94.    Any corporation or other non-natural person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any

Annex B-15

meeting of holders of a Class or of the Directors or of a committee of Directors, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

SHARES THAT MAY NOT BE VOTED

95.    Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DEPOSITARY AND CLEARING HOUSES

96.    If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization.

DIRECTORS

97.    There shall be a board of Directors consisting of not less than one person provided however that the board of Directors may increase or reduce the limits in the number of Directors.

POWERS OF DIRECTORS

98.    Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

99.    All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

100.  The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

101.  The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

102.  The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively, with as nearly equal a number of Directors in each group as possible. Director nominees shall be elected by an Ordinary Resolution of Members in accordance with these Articles at each annual general meeting of the Company to fill the seats of those Directors whose terms expire at such annual general meeting, and the persons to stand for election at each annual general meeting of the Company shall be nominated by the Board of Directors (or any committee thereof established with such delegated power). Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the 2022 annual general meeting of Members, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2023 annual general meeting of Members, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting of Members, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of

Annex B-16

Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director. Members shall not have the right to nominate, elect or remove Directors, or to fill any Board vacancies arising other than upon the expiry of a Director’s term at an annual general meeting pursuant to this Article 102 or by Special Resolution pursuant to Article 104.

103.  Subject to the foregoing Article 102, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 102 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

VACATION OF OFFICE OF DIRECTOR

104.  The office of a Director shall be vacated if:

(a)     the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)    the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)     the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)     by Special Resolution for cause at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

PROCEEDINGS OF DIRECTORS

105.  The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

106.  Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

107.  A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

108.  A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

Annex B-17

109.  A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

110.  The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

111.  The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

112.  All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

113.  A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

114.  A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIRECTORS’ INTERESTS

115.  A Director may:

(a)     hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b)    act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c)     continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director,

Annex B-18

joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable Law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

116.  Subject to applicable Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 117 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7 of Form 20F promulgated by the Comission, shall require the approval of the Audit Committee.

117.  A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a)     he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b)    he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him; shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

118.  Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable Law or the Designated Stock Exchange Rules, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

119.  The Directors shall cause minutes to be made for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

120.  When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

ALTERNATE DIRECTORS

121.  Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

Annex B-19

122.  An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

123.  An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

124.  Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

125.  An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

AUDIT COMMITTEE AND OTHER COMMITTEES

126.  Subject to applicable law and the listing rules of any Designated Stock Exchange, the Board may delegate any of their powers to any committee consisting of one or more Directors, and any such delegation may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of its own powers, and may be revoked or altered. Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the charter of the Audit Committee as adopted on its establishment, the Designated Stock Exchange Rules and the rules and regulations of the Commission.

NO MINIMUM SHAREHOLDING

127.  The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

SEAL

128.  The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

129.  The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

130.  A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere whosesoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

131.  Subject to the Statute and these Articles any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the Share Premium Account or as otherwise permitted by the Statute.

132.  Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

133.  The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

Annex B-20

134.  The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

135.  Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of three or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

136.  If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

137.  No dividend or distribution shall bear interest against the Company.

138.  Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

139.  Subject to applicable Law, the Directors may:

(a)     resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(b)    appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)     paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)    paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c)     make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)    authorise a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)     the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)    the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e)     generally do all acts and things required to give effect to the resolution.

Annex B-21

140.  Notwithstanding any provisions in these Articles, the Directors may resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)     employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members;

(b)    any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members; or

(c)     the holders of warrants issued by the Company upon the cashless exercise of such warrant in accordance with the terms thereof.

BOOKS OF ACCOUNT

141.  The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

142.  The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or by the Company in general meeting.

143.  The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by the Law.

AUDIT

144.  Subject to applicable Law and Designated Stock Exchange Rules, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors.

145.  The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such an Audit Committee, by the Board.

146.  If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

147.  Auditors of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

148.  Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any time during their term of office upon request of the Directors or any general meeting of the Members.

149.  The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the

Annex B-22

Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

SHARE PREMIUM ACCOUNT

150.  The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

151.  There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

NOTICES

152.  Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it by airmail or by a recognized courier service in a prepaid letter addressed to such Member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Member may have specified in writing for the purpose of such service of notices, or, to the extent permitted by applicable Law, by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

153.  Any notice or other document, if served by:

(a)     post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b)    facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)     recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)    electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e)     placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.

154.  Any Members present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

155.  A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

156.  Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

Annex B-23

INFORMATION

157.  No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

158.  The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

WINDING UP

159.  If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

160.  If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

INDEMNITY

161.  Subject to the requirements of, and any exceptions under, any indemnification agreement entered into between the Company and any Indemnified Person (as defined in this Article), the Company shall indemnify and secure harmless every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s Auditors) and the personal representatives of the same (each, an “Indemnified Person”) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. The Company may, in connection with the foregoing, enter into one of more indemnification agreements with such Indemnified Persons.

FISCAL YEAR

162.  The fiscal year of the Company shall be determined by the Board from time to time.

DISCLOSURE

163.  The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

Annex B-24

TRANSFER BY WAY OF CONTINUATION

164.  The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

165.  The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex B-25

Annex C

PROXY CARD

FOR THE SPECIAL MEETING OF SHAREHOLDERS OF

EAST STONE ACQUISITION CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Xiaoma (Sherman) Lu and Chunyi (Charlie) Hao (each, a “Proxy”) as proxies, each with full power to act without the other and the power to appoint a substitute to vote the ordinary shares that the undersigned is entitled to vote (the “Shares”) at the special meeting of shareholders of East Stone Acquisition Corporation to be held on ________, 2021 at 9:00 a.m., Eastern Time via live webcast at https://www.cstproxy.com/easternacquisition/2021 with the password of ________, and at any adjournments thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxy’s discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Annex C-1

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~

EAST STONE ACQUISITION CORPORATION — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 through 9.		Please mark votes as ☒ indicated in this example

(1) The Business Combination Proposal — To consider and vote upon a proposal to: (a) approve and adopt the Amended and Restated Business Combination Agreement, dated as of September 13, 2021 (as may be amended from time to time), by and among East Stone Acquisition Corporation, JHD Holdings (Cayman) Limited, a Cayman Islands exempted company, JHD Technologies Limited, Yellow River (Cayman) Limited and the other parties thereto, and the transactions contemplated thereby (the “Business Combination”); and (b) as part of that Business Combination, to approve (i) the Merger of East Stone Acquisition Corporation and Yellow River MergerCo Limited pursuant to Sections 170 and 174 of the Companies Act; and (ii) the Plan of Merger in the form set out in Annex C to the Proxy Statement in respect of that Merger in accordance with Section 170(5) of the Companies Act.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(2) The Charter Proposal — To consider and vote upon a proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the amended and restated memorandum and articles of association of Pubco (the “Amended and Restated Memorandum and Articles of Association”) to be adopted prior to consummation of the Business Combination.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) The Organizational Documents Advisory Proposal 1 — To consider and vote, on a non-binding and advisory only basis, upon provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association requiring a special resolution to remove a director for cause.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) The Organizational Documents Advisory Proposal 2 — To consider and vote, on a non-binding and advisory only basis, upon provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association providing that general meetings of shareholders for any purpose or purposes may be called at any time by the majority of Pubco’s board or the chairman of the board and that the board shall only be required to call a meeting on the requisition of shareholders if it receives a requisition from shareholders holding shares carrying not less than one-third of the votes attributable to all issued shares of Pubco.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) The Organizational Documents Advisory Proposal 3 — To consider and vote, on a non-binding and advisory only basis, upon excluding blank check provisions from Pubco’s Amended and Restated Memorandum and Articles of Association, including, for example, provisions pertaining to a trust account of Pubco and time limits within which it must consummate an initial business combination.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) The Organizational Documents Advisory Proposal 4 — To consider and vote, on a non-binding and advisory only basis, upon provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association providing that any vacancy on the board of Pubco shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and that such vacancies shall not be filled by shareholders except at an annual general meeting upon the expiration of directors’ terms.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Annex C-2

EAST STONE ACQUISITION CORPORATION — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 through 9.		Please mark votes as ☒ indicated in this example

(7) Organizational Documents Advisory Proposal 5 — To consider and vote, on a non-binding and advisory only basis, upon provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that the authorized share capital of Pubco be US$20,050, divided into (a) 200,000,000 Ordinary Shares and (b) 500,000 preferred shares, in each case of US$0.0001 par value per Share.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) Organizational Documents Advisory Proposal 6 — To consider and vote, on a non-binding and advisory only basis, upon provisions to be included in Pubco’s Amended and Restated Memorandum and Articles of Association that allow Pubco’s board of directors, by resolution and without shareholder approval, to issue one or more series of preferred shares as well as to fix the voting powers (full, limited or none) and designate any preferences, special rights, limitations, qualifications and restrictions for the preferred shares so issued.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(9) The Share Issuance Proposal — To consider and vote upon a proposal, if necessary, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of (a) approximately 84,797,281 newly issued ordinary shares in the Business Combination, and which amounts will be determined as described in more detail in the accompanying proxy statement/prospectus, (b) approximately 17,940,290 shares underlying vested and unvested options to be issued to certain officers and directors of the Primary Seller who will become officers and directors of Pubco concurrently with the closing of the proposed Business Combination, (c) an aggregate of 4,321,741 ordinary shares issuable upon conversion of certain convertible notes issued by JHD prior to the consummation of the proposed Business Combination, and (d) approximately 4,573,237 ordinary shares issuable upon conversion of a convertible note of Pure Value Trading Company (Shanghai) Limited in favor of Qingdao Hainuo Investment Development Co. Ltd., if and when such investment transaction is completed; and

FOR ☐	AGAINST ☐	ABSTAIN ☐

(10) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of shareholders to a later date or dates, if it is determined necessary or appropriate by East Stone, including if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve the Business Combination Proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐
Date: , 2021

Signature

Signature (if held jointly)

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The Shares represented by the Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR each of proposals 1 through 9. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~

Annex C-3

Annex E

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of               , 2021, by and among (i) JHD Technologies Limited, a Cayman Islands company (“Pubco”), (ii) Navy Sail International Limited, a British Virgin Islands company, in the capacity under the Business Combination Agreement (as defined below) as the Purchaser Representative (including any successor Purchaser Representative appointed in accordance therewith, the “Purchaser Representative”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on February 16, 2021, (i) East Stone Acquisition Corporation, a British Virgin Islands business company (the “Purchaser”), (ii) the Purchaser Representative, (iii) Pubco, (iii) Yellow River MergerCo Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) JHD Holdings (Cayman) Limited, a Cayman Islands company (the “Company”), (v) Holder, entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, (a) Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Merger”), and as a result of which, (i) Purchaser will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the effective time of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco and (b) Pubco will acquire all of the issued and outstanding capital shares of the Company from Holder and each of the holders of the Company’s capital shares that become parties to the Business Combination Agreement in exchange for ordinary shares of Pubco (the “Share Exchange”), subject to the withholding of the Escrow Shares being deposited in the Escrow Account in accordance with the terms and conditions of the Business Combination Agreement and the Escrow Agreement, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, upon the Closing of the transaction contemplated by the Business Combination Agreement (the “Closing”), the Holder shall be the holder of the number of Pubco Ordinary Shares in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Exchange Shares to be issued to Holder (other than 2,000,000 of such Exchange Shares), including the Escrow Shares and Earnout Shares allocated to the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.    Lock-Up Provisions.

(a)   Holder hereby agrees that commencing from the Closing, (x) with respect to 50% of its Restricted Securities, until the earlier of (i) twelve (12) months after the Closing and (ii) the date on which the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the six (6) month anniversary of the Closing; and (y) with respect to the remaining 50% of their Restricted Securities, twelve (12) months after the date of the consummation of the Closing, or earlier, in either case, if, subsequent to the Closing, Pubco consummates a subsequent liquidation, merger, stock exchange or other similar transaction with an unaffiliated third party which results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (such periods described in clauses (x) and (y), the “Lock-Up Periods”) it will not: (i) lend, offer, pledge (except as provided herein below), hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction

Annex E-1

described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (other than Escrow Shares until such Escrow Shares are disbursed to Holder from the Escrow Account in accordance with the terms and conditions of the Business Combination Agreement and the Escrow Agreement) (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or (IV) to Pubco in accordance with the requirements of the Business Combination Agreement; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to Pubco and the Purchaser Representative an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder or (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by Pubco or the Purchaser Representative that are consistent with the foregoing or that are necessary to give further effect thereto. Notwithstanding the foregoing, the board of directors of Pubco may, in its sole discretion, waive the application the restrictions in this Section 1 with respect to up to 10% of the Restricted Securities of the Holder.

(b)   Holder further acknowledges and agrees that it shall not be permitted to engage in any Prohibited Transfer with respect to any Escrow Shares until such Escrow Shares are disbursed to Holder from the Escrow Account in accordance with the terms and conditions of the Business Combination Agreement and the Escrow Agreement.

(c)   If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the applicable Lock-Up Period solely to the extent that such Restricted Securities remain subject to the restrictions in Section 1(a).

(c)   During the applicable Lock-Up Period, each certificate evidencing such Restricted Security shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 16, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Accordingly, if the Lock-Up Period described in clause (x) of Section 1(a) expires before the Lock- Up Period described in clause (y) of Section 1(a), then certificates representing 50% of the Restricted Securities shall be issued without the legend set forth above.

(d)   For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the period when such Restricted Securities are subject to Section 1(a), including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement and the Escrow Agreement.

Annex E-2

2.    Miscellaneous.

(a)   Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b)   Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. Pubco may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder (but from and after the Closing, the consent of the Purchaser Representative shall be required). If the Purchaser Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Purchaser Representative shall automatically become a party to this Agreement as if it were the original Purchaser Representative hereunder.

(c)   Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)   Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(f). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e)   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(e)   Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the

Annex E-3

words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f)   Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by a nationally recognized non-overnight courier service, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser Representative, to:	With a copy to (which shall not constitute notice):
Navy Sail International Limited 19/F On Hong Commercial Building, 145 Hennessy Road, Wanchai, Hong Kong Attn: Chunyi (Charlie) Hao Telephone No.: +86 186 1006 0879 Email: hao.chunyi@foxmail.com

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas,
11th Floor New York, New York 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to Pubco,, to:	with a copy (which will not constitute notice) to:
JHD Holdings Limited 14/F Golden Centre 188 Des Voeux Road Central Hong Kong Attn: Sherrie Choo Facsimile No.: +852-2850-4090 Telephone No.: +852-3760-3913 Email: schou@tridenttrust.com	Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 Attn: Mark L. Mandel, Esq. Facsimile No.: (212) 310-1736 Telephone No.: (212) 626-4527 Email: Mark.Mandel@bakermckenzie.com
If to Holder, to:	with a copy (which will not constitute notice) to:
the address set forth below Holder’s name on the signature page to this Agreement	[ ]

(g)   Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco, the Purchaser Representative and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h)   Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Annex E-4

(i)    Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Pubco and the Purchaser Representative shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j)    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco and the Purchaser Representative or any of the obligations of Holder under any other agreement between Holder and Pubco or the Purchaser Representative or any certificate or instrument executed by Holder in favor of Pubco or the Purchaser Representative, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or the Purchaser Representative or any of the obligations of Holder under this Agreement.

(k)   Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l)    Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

Annex E-5

PROSPECTUS FOR UP TO 17,703,500 ORDINARY SHARES, 14,150,000 WARRANTS AND
7,765,000 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS, AND
1,415,000 ORDINARY SHARES ISSUABLE UPON CONVERSION OF RIGHTS INTO ORDINARY SHARES OF

JHD TECHNOLOGIES LIMITED

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, willful neglect, willful default or the consequences of committing a crime. Pubco’s amended and restated memorandum and articles of association provides that, subject to certain limitations, Pubco will indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity shall not apply if the person acted dishonestly, in wilful default or fraudulently.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1†*

Second Amended and Restated Business Combination Agreement, dated as of October 7, 2021, by and among East Stone Acquisition Corporation, Navy Sail International Limited, JHD Technologies Limited, Yellow River MergerCo Limited, JHD Holdings (Cayman) Limited, Yellow River (Cayman) Limited and, solely for purposes of Section 10.3 and Articles XII and XIII thereof, Double Ventures Holdings Limited (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1***	Memorandum and Articles of Association of Pubco.
3.2*	Form of Amended and Restated Memorandum and Articles of Association of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3	Amended and Restated Memorandum and Articles of Association of East Stone (incorporated by reference to Exhibit 3.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.1	Specimen Unit Certificate of East Stone (incorporated by reference to Exhibit 4.3 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.2	Specimen Ordinary Share Certificate of East Stone Acquisition Corporation (incorporated by reference to Exhibit 4.4 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.3	Specimen Warrant Certificate of East Stone (incorporated by reference to Exhibit 4.5 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.4	Specimen Right Certificate of East Stone (incorporated by reference to Exhibit 4.6 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.5**	Specimen Warrant Certificate of Pubco.
4.6

Warrant Agreement, dated as of February 19, 2020, by and between East Stone and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

4.7

Rights Agreement, dated as of February 19, 2020, by and between East Stone and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

5.1**	Opinion of Campbells LLP.
8.1***	Form of Tax opinion of Ellenoff Grossman & Schole LLP.
10.1

Letter Agreement, dated February 19, 2020, by and among East Stone, its initial shareholders, anchor investors, directors and officer (incorporated by reference to Exhibit 10.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.2

Investment Management Trust Agreement, dated February 19, 2020, by and between East Stone and CST, as trustee (incorporated by reference to Exhibit 10.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

Exhibit No.	Description
10.3

Administrative Support Agreement, dated February 19, 2020, by and between East Stone and East Stone Capital Limited (incorporated by reference to Exhibit 10.3 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.4

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and the Sponsor (incorporated by reference to Exhibit 10.4 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.5

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and I-Bankers (incorporated by reference to Exhibit 10.5 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.6

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and Hua Mao (incorporated by reference to Exhibit 10.6 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.7

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and Cheng Zhao (incorporated by reference to Exhibit 10.7 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.8

Registration Rights Agreement, dated as of February 19, 2020, by and between East Stone and certain securityholders (incorporated by reference to Exhibit 10.8 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.9

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Xiaoma (Sherman) Lu (incorporated by reference to Exhibit 10.9 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.10

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Chunyi (Charlie) Hao (incorporated by reference to Exhibit 10.10 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.11

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Michael S. Cashel (incorporated by reference to Exhibit 10.11 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.12

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Sanjay Prasad (incorporated by reference to Exhibit 10.12 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.13

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and William Zielke (incorporated by reference to Exhibit 10.13 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.14

Share Escrow Agreement, dated as of March 4, 2020, by and among East Stone, the Initial Shareholders and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.1 of East Stone’s Form 8-K filed with the SEC on March 4, 2020).

10.15

Business Combination Marketing Agreement, dated February 19, 2020, by and between East Stone and I-Bankers (incorporated by reference to Exhibit 1.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.16***	Securities Purchase Agreement between the Registrant and sponsor (incorporated by reference to Exhibit 10.4 of East Stone’s Form S-1 filed with the SEC on January 17, 2020).
10.17***	Promissory Note issued to Navy Sail International Limited by the Registrant (incorporated by reference to Exhibit 10.11 of East Stone’s Form S-1 filed with the SEC on January 17, 2020)
10.18***	Management Agreement, dated May 10, 2016, by and between Yellow River Management, LLC and Yellow River (Cayman) Limited.
10.19***	Management Agreement, dated January 1, 2021, by and between Yellow River Management, LLC and Yellow River Corporation Limited.
10.20***	Management Agreement, dated February 10, 2021, by and between Yellow River Management, LLC and JHD Holdings (Cayman) Limited.
10.21***#	English translation of the Loan Agreement, dated March 21, 2021, by and between Guizhou Guinong Technology Holding Company and Guizhou Gongxiao e-Commerce Co., Ltd.
10.22***#	English translation of the Loan Agreement, dated May 10, 2019, by and between Guizhou Guinong Technology Holding Company and Guizhou Gongxiao e-Commerce Co., Ltd.
10.23***#	English translation of the Loan Agreement, dated July 9, 2019, by and between Guizhou Guinong Technology Holding Company and Guizhou Gongxiao e-Commerce Co., Ltd.

Exhibit No.	Description
10.24***#	English translation of the Loan Agreement, dated October 12, 2019, by and between Guizhou Guinong Technology Holding Company and Guizhou Gongxiao e-Commerce Co., Ltd.
10.25***#	English translation of the Loan Agreement, dated November 22, 2019, by and between Guizhou Guinong Technology Holding Company and Guizhou Gongxiao e-Commerce Co., Ltd.
10.26***#	English translation of the Loan Agreement, dated March 19, 2020, by and between Guizhou Guinong Technology Holding Company and Guizhou Gongxiao e-Commerce Co., Ltd.
10.27***	Promissory Note, dated June 30, 2021, by East Stone Acquisition Corporation in favor of Yellow River Asset Management.
10.28***	Amended and Restated Convertible Promissory Note, dated May 24, 2021, by and between JHD Holdings (Cayman) Limited and BaccaChinaHz, LLC.
10.29***	Amended and Restated Convertible Promissory Note, dated May 24, 2021, by and between JHD Holdings (Cayman) Limited and LH CHIG, LLC.
10.30***	Amended and Restated Promissory Note, dated May 26, 2021, by and between JHD Holdings (Cayman) Limited and Anton Yachmenev.
10.31***	Convertible Promissory Note, dated September 3, 2021, by and between JHD Holdings (Cayman) Limited and Lycos Management.
10.32***	English translation of the form of Sales Contract with Inner Mongolia Yili Industrial Co., Ltd. Liquid Milk Business Unit.
10.33***#	Loan Agreement, dated December 2017, by and among Pure Value Trading Company (Shanghai) Limited, Shufen Xiao, Xiaoli Lou and Jihuiduo Technology Limited.
10.34***#	Call Option Agreement, dated December 2017, by and among Pure Value Trading Company (Shanghai) Limited, Shufen Xiao, Xiaoli Lou and Jihuiduo Technology Limited.
10.35***#	Power of Attorney issued by Xiaoli Lou to Pure Value Trading Company (Shanghai) Limited.
10.36***#	Power of Attorney issued by Shufen Xiao to Pure Value Trading Company (Shanghai) Limited.
10.37***#	English Translation of the Letter of Indemnification and Release, dated December 2017, by and between Pure Value Trading Company (Shanghai) Limited and Xiaoli Lou.
10.38***#	English Translation of the Letter of Indemnification and Release , dated December 2017, by and between Pure Value Trading Company (Shanghai) Limited and Shufen Xiao.
10.39***#	Spousal Consent, dated December 2017, issued by Xiangyang Chai, the spouse of Xiaoli Lou.
10.40***#	Spousal Consent, dated December 2017, issued by Shiyuan Li, the spouse of Shufen Xiao.
10.41***#	Equity Pledge Agreement, dated December 2017, by and between Pure Value Trading Company (Shanghai) Limited and Xiaoli Lou.
10.42***#	Equity Pledge Agreement, dated December 2017, by and between Pure Value Trading Company (Shanghai) Limited and Shufen Xiao.
10.43***#	Exclusive Services Agreement, dated December 2017, by and between Jihuiduo Technology Limited and Pure Value Trading Company (Shanghai) Limited.
10.44***#	Intellectual Property License Agreement, dated December 2017, by and between and Pure Value Trading Company (Shanghai) Limited and Jihuiduo Technology Limited.
10.45***	Form of Lock-Up Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.46***	English Translation of the Investment Agreement, dated October 2, 2021, by and between Qingdao Hainuo Investment Development Co., Ltd. and Pure Value Trading Company (Shanghai) Limited.
14.1***	Form of Code of Ethics
21.1***	List of Subsidiaries of Pubco Post-Business Combination.
23.1***	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Marcum Bernstein & Pinchuk LLP.
23.3**	Consent of Campbells LLP (included in Exhibit 5.1).
23.4***	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 8.1).
23.5***	Consent of Shanghai iResearch Co., Ltd.
99.1**	Form of Proxy for Special Meeting of Shareholders of East Stone Acquisition Corporation (included as Annex C to the proxy statement/prospectus).
99.2***	Consent of Alan Clingman to be Named as a Director.
99.3***	Consent of Xiaoma (Sherman) Lu to be Named as a Director.
99.4***	Consent of Vladimir Leyviman to be Named as a Director.

Exhibit No.	Description
99.5***	Consent of James Friel to be Named as a Director.
99.6***	Consent of Xin Yue Jasmine Geffner to be Named as a Director.
99.7***	Consent of Michael Cashel to be Named as a Director.
99.8***	Consent of Jennifer Liu to be Named as a Director.

____________

*        Filed herewith.

**      To be filed by amendment.

***    Previously filed.

#        Certain information has been redacted from this exhibit pursuant to (a) Item 601(b)(10)(iv) of Regulation S-K because it is both not material and customarily and actually treated as private and confidential or (b) Item 601(a)(6) Regulation S-K because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality, privacy and confidentiality analyses to the Commission upon request.

†        Exhibits, annexes and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted exhibits, annexes and schedules to the Commission upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)     That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on November 5, 2021.

JHD Technologies Limited
By:	/s/ Jun Wang
Name:	Jun Wang
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the dates indicated.

Name	Title	Date
/s/ Jun Wang	Director	November 5, 2021
Jun Wang	(Principal Executive Officer and Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned, the duly undersigned representative in the United States of JHD Technologies Limited, has signed this registration statement in Newark, Delaware on November 5, 2021.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director